As filed with the United States Securities and Exchange Commission on

June

29
, 2023.
Registration No. 333-271915

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM
S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BioPlus Acquisition Corp.*
(Exact name of registrant as specified in its charter)

Cayman Islands*	6770	98-1583872
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
260 Madison Avenue
Suite 800
New York, New York 10026
Telephone:
(212) 287-4092
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jonathan Rigby
Chairman of the Board of Directors and Chief Business Officer
Ross Haghighat
Chief Executive Officer and Chief Financial Officer
260 Madison Avenue
Suite 800
New York, New York 10026
Telephone:
(212) 287-4092
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Phillip D. Torrence Jeffrey H. Kuras Samuel Katz Honigman LLP 650 Trade Centre Way, Suite 200 Kalamazoo, MI 49002 Tel: (269) 337-7700	Garth Osterman Miguel Vega Peter Byrne Cooley LLP 3 Embarcadero Center, 20th Floor San Francisco, CA 94111 Tel: (415) 693-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective and all other conditions to the business combination described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule
13e-4(i)
(Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule
14d-1(d)
(Cross-Border Third-Party Tender Offer)  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (“Securities Act”), or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

*
Prior to the consummation of the Business Combination described herein, the Registrant intends to effect a deregistration under Sections 206 to 209 of the Companies Act (as amended) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which the Registrant’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware. All securities being registered will be issued by BioPlus Acquisition Corp. (after its domestication as a corporation incorporated in the State of Delaware), the continuing entity following the Domestication, which will be renamed “Avertix Medical, Inc.”

The information in this preliminary proxy statement/prospectus is not complete and may be changed. BioPlus Acquisition Corp. may not issue the securities offered by this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this preliminary proxy statement/prospectus is a part, is declared effective. This preliminary proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION, DATED JUNE 29, 2023

PROXY STATEMENT FOR

EXTRAORDINARY GENERAL MEETING OF BIOPLUS ACQUISITION CORP.

PROSPECTUS FOR

46,146,918 SHARES OF COMMON STOCK AND 11,780,000 WARRANTS OF BIOPLUS ACQUISITION CORP.

(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED AVERTIX MEDICAL, INC. IN CONNECTION WITH THE DOMESTICATION DESCRIBED HEREIN)

The board of directors of BioPlus Acquisition Corp., a Cayman Islands exempted company (which will migrate to and domesticate as a Delaware corporation (the “Domestication”) prior to the closing (the “Closing”) of the Business Combination) (“BIOS”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement and Plan of Reorganization, dated as of May 2, 2023 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among BIOS (which shall migrate to and domesticate as a Delaware corporation prior to the Closing), Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of BIOS (“Merger Sub”), Avertix Medical, Inc., (f/k/a Angel Medical Systems, Inc.), a Delaware corporation (“Avertix Medical”), and, solely with respect to Section 3.03(b) and Section 7.21 of the Business Combination Agreement, BioPlus Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), a copy of which is attached to this proxy statement/prospectus as Annex A. As described in this proxy statement/prospectus, BIOS’ shareholders are being asked to consider and vote upon each of the Domestication and the Business Combination, among other items. As used in this proxy statement/prospectus, “New Avertix Medical” refers to BIOS after giving effect to the consummation of the Domestication .

In connection with the Domestication, prior to the Effective Time (as defined below), among other things, (i) each of the then-issued and outstanding Class A ordinary shares, par value $0.0001 per share, of BIOS (the “Class A Ordinary Shares”) will be converted, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of New Avertix Medical (“New Avertix Medical Common Stock”), (ii) each of the then-issued and outstanding Class B ordinary shares, par value $0.0001 per share, of BIOS will be converted, on a one-for-one basis, into a share of New Avertix Medical Common Stock, and (iii) each then-issued and outstanding whole warrant exercisable for one Class A Ordinary Share will be converted into a warrant exercisable for one share of New Avertix Medical Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Warrant Agreement, dated as of December 2, 2021, by and between BIOS and Continental Stock Transfer & Trust Company (as amended or amended and restated from time to time). In connection with clauses (i) and (iii) of this paragraph, each issued and outstanding unit of BIOS that has not been previously separated into the underlying Class A Ordinary Shares and the underlying BIOS warrants will be cancelled and will entitle the holder thereof to one share of New Avertix Medical Common Stock and one-half of one New Avertix Medical Warrant.

Concurrently with the Domestication, (i) the governing documents of BIOS will be replaced by governing documents for New Avertix Medical and (ii) BIOS will change its name to “Avertix Medical, Inc.”

On the date of Closing, following the Domestication, Merger Sub will merge with and into Avertix Medical (the “Merger”), with Avertix Medical being the surviving corporation of the Merger (the “Surviving Company” and the date and time that the Merger becomes effective being referred to as the “Effective Time”) and as a result of which the Surviving Company will become a wholly owned subsidiary of BIOS and change its name to “Avertix Medical Operating Corp.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time (i) each share of Avertix Medical Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Avertix Medical Common Stock issued in connection with the Warrant Settlement and Avertix Medical Preferred Stock Conversion) shall be canceled and converted into the right to receive (A) a number of shares of New Avertix Medical Common Stock equal to the Exchange Ratio (as defined below) and (B) the holder of such Avertix Medical Common Stock’s contingent right to receive such holder’s pro rata share of the Total Avertix Medical Earnout Shares (as defined below) in accordance with the terms of the Business Combination. The Exchange Ratio is the equity value of Avertix Medical of $132,000,000, divided by $10.00 per share, divided by the number of shares of Avertix Medical Common Stock as of immediately prior to the Effective Time on a fully-diluted and as-converted basis, assuming all Avertix Medical Options were net exercised as of immediately prior to the Effective Time at a fair market value of $10.00 per share.

Following the Closing, as additional consideration for the Business Combination, eligible equityholders of Avertix Medical will be entitled to receive their respective pro rata share of 2,970,000 shares of New Avertix Common Stock (the “Total Avertix Medical Earnout Shares”). The Total Avertix Medical Earnout Shares are issuable in two equal tranches, each contingent upon the occurrence of Triggering Event I or Triggering Event II (each, a “Triggering Event”), as applicable, or a change in control of New Avertix Medical during the seven years following the Closing Date (the “Earnout Period”). Triggering Event I means the date on which the volume-weighted average share price of New Avertix Medical Common Stock is greater than or equal to $12.50 for any 20 trading days within any 30 consecutive trading day period within the Earnout Period. Triggering Event II means the date on which the volume-weighted average share price of New Avertix Medical Common Stock is greater than or equal to $15.00 for any 20 trading days within any 30 consecutive trading day period within the Earnout Period.

At the Effective Time, a portion of the Sponsor’s Founder Shares, consisting of 1,150,000 Class A Ordinary Shares of BIOS as of the date of this proxy statement/prospectus (the “Total Sponsor Earnout Shares”), will become subject to vesting and forfeiture, and will become vested upon the occurrence of the applicable Triggering Event in the same proportion as the issuance of Total Avertix Medical Earnout Shares to eligible equityholders of Avertix Medical upon the occurrence of such Triggering Event. The Total Sponsor Earnout Shares are subject to reduction in connection with certain additional financing permitted under the Business Combination Agreement, and will be forfeited if the applicable Triggering Event or a change in control of New Avertix Medical do not occur during the Earnout Period.

The Class A Ordinary Shares of BIOS are currently listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “BIOS”. BIOS will apply for listing, to be effective at the time of the Closing, of New Avertix Medical Common Stock and the warrants of New Avertix Medical on Nasdaq under the proposed symbols “AVRT” and “AVRTW”, respectively. It is a condition of the consummation of the Business Combination that BIOS receive confirmation from Nasdaq that the shares of New Avertix Medical to be issued in connection with the Business Combination have been listed or approved for listing on Nasdaq, subject only to official notice of issuance thereof, but there can be no assurance such listing condition will be met or that BIOS will obtain such approval from Nasdaq. If such listing condition is not met or if such approval is not obtained, the Business Combination will not be consummated unless the stock exchange approval condition set forth in the Business Combination Agreement is waived by the applicable parties.

This proxy statement/prospectus provides shareholders of BIOS with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of BIOS. We encourage you to read the entire proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 52 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The proxy statement/prospectus is dated                 , 2023, and is first being mailed to BIOS’ shareholders on or about                 , 2023.

BioPlus Acquisition Corp.

260 Madison Avenue

Suite 800

New York, New York 10026

Telephone: (212) 287-4092

Dear BioPlus Acquisition Corp. Shareholders:

You are cordially invited to attend an extraordinary general meeting of BioPlus Acquisition Corp., a Cayman Islands exempted company (“BIOS”), which will be held on                , 2023 at                  a.m., Eastern Time, at 3 Embarcadero Ctr, 20th Floor, San Francisco, CA 94111, and virtually via a live webcast at                  , or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned (the “Shareholder Meeting”).

We will hold the meeting virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. If you wish to attend the Shareholder Meeting in person, you must reserve your attendance at least two (2) business days in advance of the Shareholder Meeting by contacting BIOS’ secretary at                  by                 a.m., Eastern Time, on                  (two (2) business days prior to the meeting date).

On May 2, 2023, BIOS, Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of BIOS (“Merger Sub”), Avertix Medical, Inc., a Delaware corporation (“Avertix Medical”) and, solely with respect to Section 3.03(b) and Section 7.21 of the Business Combination Agreement (as defined below), BioPlus Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”) entered into a Business Combination Agreement and Plan of Reorganization (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), contemplating transactions in connection with which BIOS will become parent company of Avertix Medical. As further described in the accompanying proxy statement/prospectus, in connection with the Domestication (as such term is defined below), prior to the Effective Time (as defined below), among other things, each (i) of the then-issued and outstanding Class A ordinary shares, par value $0.0001 per share of BIOS (the “Class A Ordinary Shares”), will be converted, on a one-for-one basis, into a share of common stock of New Avertix Medical (“New Avertix Medical Common Stock”), (ii) of the then-issued and outstanding Class B ordinary shares, par value $0.0001 per share of BIOS (the “Class B Ordinary Shares”), will be converted, on a one-for-one basis, into a share of New Avertix Medical Common Stock and (iii) then-issued and outstanding whole warrant exercisable for one Class A Ordinary Share will be converted into a warrant exercisable for one share of New Avertix Medical Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Warrant Agreement, dated as of December 2, 2021, by and between BIOS and Continental Stock Transfer & Trust Company (as amended or amended and restated from time to time).

Concurrently with the Domestication, (i) the governing documents of BIOS will be replaced by governing documents for New Avertix Medical and (ii) BIOS will change its name to “Avertix Medical, Inc.”

At the Shareholder Meeting, BIOS shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, and the transactions contemplated thereby (the “Business Combination”).

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:

(a)

At least one day before the Closing Date, (i) BIOS will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”), upon which BIOS will change its name to “Avertix Medical, Inc.” (“New Avertix Medical” or “New Avertix”) (for further details, see the section titled “Proposal No. 2—The Domestication Proposal” in the accompanying proxy statement/prospectus), (ii) each outstanding Class A Ordinary Share and Class B Ordinary Share will be converted, on a one-for-one basis, into one share of New Avertix Medical Common Stock and (iii) the governing documents of BIOS will be replaced by governing documents for New Avertix Medical.

(b)

On the Closing Date, following the Domestication, Merger Sub will merge with and into Avertix Medical (the “Merger”), with Avertix Medical being the surviving corporation of the Merger (the “Surviving Company” and the date and time that the Merger becomes effective being referred to as the “Effective Time”), and as a result of which the Surviving Company will become a wholly owned subsidiary of BIOS and change its name to “Avertix Medical Operating Corp.”

(c)

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time (i) each share of Avertix Medical Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Avertix Medical Common Stock issued in connection with the Warrant Settlement and Avertix Medical Preferred Stock Conversion) shall be canceled and converted into the right to receive (A) a number of shares of New Avertix Medical Common Stock equal to the Exchange Ratio and (B) the holder of such Avertix Medical Common Stock’s contingent right to receive such holder’s pro rata share of the Total Avertix Medical Earnout Shares in accordance with the terms of the Business Combination. The Exchange Ratio is the equity value of Avertix Medical of $132,000,000, divided by $10.00 per share, divided by the number of shares of Avertix Medical Common Stock as of immediately prior to the Effective Time on a fully-diluted and as-converted basis, assuming all Avertix Medical Options were net exercised as of immediately prior to the Effective Time at a fair market value of $10.00 per share.

(d)

Following the Closing, as additional consideration for the Business Combination, eligible equityholders of Avertix Medical will be entitled to receive their respective pro rata share of the Total Avertix Medical Earnout Shares (as defined below). The Total Avertix Medical Earnout Shares are issuable in two equal tranches, each contingent upon the occurrence of the applicable Triggering Event, or a change in control of New Avertix Medical during the Earnout Period.

At the Effective Time, the Total Sponsor Earnout Shares will become subject to vesting and forfeiture, and will become vested upon the occurrence of the applicable Triggering Event in the same proportion as the issuance of Total Avertix Medical Earnout Shares to eligible equityholders of Avertix Medical upon the occurrence of such Triggering Event. The Total Sponsor Earnout Shares are subject to reduction in connection with certain additional financing permitted under the Business Combination Agreement, and will be forfeited if the applicable Triggering Event or a change in control of New Avertix Medical do not occur during the Earnout Period.

In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, (i) BIOS, (ii) BioPlus Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”) and (iii) Avertix Medical entered into a Sponsor Agreement (the “Sponsor Agreement”), pursuant to which, among other things, the Sponsor agreed to (a) vote all of its ordinary shares in favor of the proposals being presented at the Shareholder Meeting, (b) waive its anti-dilution rights with respect to its Founder Shares in connection with the consummation of the Business Combination and (c) not redeem any of its shares in connection with the vote to approve the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor owns approximately thirty percent (30%) of the issued and outstanding Ordinary Shares.

In addition to the Business Combination Proposal, BIOS shareholders are being asked to consider and vote upon (a) a proposal to approve the Domestication (the “Domestication Proposal”), (b) a proposal to approve, upon the Domestication, the proposed certificate of incorporation of New Avertix Medical (the “Proposed Charter”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, and the proposed bylaws of New Avertix Medical (the “Proposed Bylaws”), a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Charter Proposal”), (c) on a non-binding advisory basis, proposals related to material differences between BIOS’ existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) and the Proposed Charter and the Proposed Bylaws (the “Advisory Governing Documents Proposals”), (d) a proposal to approve the issuance of New Avertix Medical Common Stock pursuant to the Business Combination Agreement in order to comply with the applicable provisions of Nasdaq Listing Rule 5635 (the “Nasdaq Proposal”), (e) a proposal to approve and adopt the New Avertix Medical 2023 Equity Incentive Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex E (the “Equity Incentive Plan Proposal”), (f) a proposal to approve and adopt the New Avertix Medical 2023 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex F (the “Employee Stock Purchase Plan Proposal”), (g) a proposal to approve the election of each of the seven directors who, upon consummation of the Business Combination, will be directors of New Avertix Medical (the “Director Election Proposal”), and (h) a proposal to adjourn the Shareholder Meeting to a later date or dates to the extent necessary (the “Adjournment Proposal”).

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal and the Nasdaq Proposal (collectively, the “Condition Precedent Proposals”) is conditioned on the approval and adoption of each of the other Condition Precedent Proposals, and the Business Combination will be consummated only if each of the Condition Precedent Proposals is approved by BIOS shareholders. The Advisory Governing Documents Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Director Election Proposal will be presented to the shareholders for a vote only if the Condition Precedent Proposals are approved. The Adjournment Proposal is not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal asks shareholders to approve an adjournment of the Shareholder Meeting to a later date or dates if necessary to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Director Election Proposal. For the avoidance of doubt, if put forth at the Shareholder Meeting, the Adjournment Proposal will be the first and only proposal voted on; none of the other proposals will be submitted to the BIOS shareholders for a vote.

In connection with the Business Combination, certain related agreements have been entered into, or will be entered into on or prior to the Closing Date, including the Sponsor Agreement and the Registration Rights Agreement (as defined in the accompanying proxy statement/prospectus). See the section titled “Proposal No. 1—The Business Combination Proposal—Related Agreements” in the accompanying proxy statement/prospectus for more information.

Pursuant to the Existing Governing Documents, a holder of BIOS’ Class A Ordinary Shares (such holder, a “Public Shareholder” and such shares, the “Public Shares”) may request that BIOS redeem all or a portion of such Class A Ordinary Shares for cash if the Business Combination is consummated. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company (“Continental”) in order to validly redeem its shares. Public Shareholders may elect to redeem their Class A Ordinary Shares whether they vote “For” or “Against” the Business Combination Proposal. If the Business Combination is not consummated, the Class A Ordinary Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Class A Ordinary Shares that it holds and timely delivers its shares to Continental, BIOS will redeem such Class A Ordinary Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of BIOS’ initial public offering, calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account (net of taxes payable). For illustrative purposes, as of                  , 2023, the most recent practicable date prior to the date of the accompanying proxy statement/prospectus, the redemption price per share would have amounted to approximately $             , based on the aggregate amount on deposit in the trust account of approximately $             as of                  , 2023 (including interest not previously released to BIOS to pay its taxes), divided by the total number of then-outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Class A Ordinary Shares for cash and will no longer own Class A Ordinary Shares. See “Shareholder Meeting—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your

Class A Ordinary Shares for cash. Holders must complete the procedures for electing to redeem their Class A Ordinary Shares in the manner described in the accompanying proxy statement/prospectus prior to 5:00 p.m., Eastern Time, on                  , 2023 (two (2) business days before the initially scheduled date of the Shareholder Meeting) in order for their shares to be redeemed.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of fifteen percent (15%) of the aggregate number of Class A Ordinary Shares included in the units issued at the time of BIOS’ initial public offering (the “Offering Shares”), without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than fifteen percent (15%) of the Offering Shares, then any such shares in excess of that fifteen percent (15%) limit would not be redeemed for cash, without our prior consent.

The Sponsor has, pursuant to the Sponsor Agreement, agreed to, among other things, vote all of its Ordinary Shares in favor of the proposals being presented at the Shareholder Meeting, waive its anti-dilution rights with respect to its Founder Shares in connection with the consummation of the Business Combination and the related transactions and not to redeem any of their shares in connection with the vote to approve the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor owns approximately thirty percent (30%) of the issued and outstanding ordinary shares.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus, including the condition that there will be a minimum amount of available cash of $40,000,000, comprised of the aggregate cash proceeds from BIOS’ trust account after deducting certain transaction expenses incurred and any amounts paid to Public Shareholders that exercise their redemption rights in connection with the Business Combination. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement.

BIOS is providing the accompanying proxy statement/prospectus and accompanying proxy card to its shareholders in connection with the solicitation of proxies to be voted at the Shareholder Meeting and at any postponements or adjournments of the Shareholder Meeting. Information about the Shareholder Meeting, the Business Combination and other related business to be considered by BIOS’ shareholders at the Shareholder Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Shareholder Meeting, all of BIOS’ shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 52 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of BIOS has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to BIOS’ shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of BIOS, you should keep in mind that BIOS’ directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

The approval of each of the Domestication Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of not less than two-thirds (2/3) of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. In accordance with the Existing Governing Documents, only the holders of Class B Ordinary Shares shall have the right to vote on each of the Domestication Proposal and the Charter Proposal. The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. In accordance with the Existing Governing Documents, only the holders of the Class B Ordinary Shares are entitled to vote on the Director Election Proposal. The Advisory Governing Documents Proposals are voted upon on a non-binding advisory basis only.

Your vote is very important. Whether or not you plan to attend the Shareholder Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Shareholder Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Shareholder Meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the Shareholder Meeting. Each of the Condition Precedent Proposals is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Director Election Proposal will be presented to the shareholders for a vote only if the Condition Precedent Proposals are approved. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Shareholder Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Shareholder Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Shareholder Meeting but will otherwise not have any effect on whether the proposals are approved. If you are a shareholder of record and you attend the Shareholder Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR CLASS A ORDINARY SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO BIOS’ TRANSFER AGENT AT LEAST TWO (2) BUSINESS DAYS PRIOR TO THE VOTE AT THE SHAREHOLDER MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. See “Shareholder Meeting—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Class A Ordinary Shares for cash.

On behalf of BIOS’ board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,

Jonathan Rigby

Chairman of the Board of Directors

BioPlus Acquisition Corp.

260 Madison Avenue

Suite 800

New York, New York 10026

Telephone: (212) 287-4092

NOTICE OF EXTRAORDINARY GENERAL MEETING

TO BE HELD ON                  , 2023

To the Shareholders of BioPlus Acquisition Corp.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of BioPlus Acquisition Corp., a Cayman Islands exempted company (“BIOS”), will be held on                  , 2023 at                  a.m., Eastern Time, at 3 Embarcadero Ctr 20th Floor, San Francisco, CA 94111, and virtually via a live webcast at                 , or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned (the “Shareholder Meeting”).

We will hold the meeting virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. If you wish to attend the Shareholder Meeting in person, you must reserve your attendance at least two (2) business days in advance of the Shareholder Meeting by contacting BIOS’ secretary at                  by                  , Eastern Time, on                  (two (2) business days prior to the meeting date).

You are cordially invited to attend the Shareholder Meeting to conduct the following items of business and/or consider, and if thought fit, approve the following resolutions:

1.

Proposal No. 1—The Business Combination Proposal—RESOLVED, as an ordinary resolution, that BIOS’ entry into the Business Combination Agreement and Plan of Reorganization, dated as of May 2, 2023 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among BIOS, Guardian Merger Subsidiary Corp., a Delaware corporation and a wholly owned subsidiary of BIOS (“Merger Sub ”), Avertix Medical, Inc., a Delaware corporation (“Avertix Medical”), and, solely with respect to Section 3.03(b) and Section 7.21 of the Business Combination Agreement, BioPlus Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of BIOS as an exempted company in the Cayman Islands and the transfer by way of continuation and domestication of BIOS as a corporation in the State of Delaware, Merger Sub will merge with and into Avertix Medical (the “Merger”), with Avertix Medical being the surviving corporation of the Merger (the “Surviving Company”), and as a result of which the Surviving Company will become a wholly owned subsidiary of BIOS, and the transactions contemplated thereby (collectively, the “Business Combination”), be approved, ratified and confirmed in all respects.

2.

Proposal No. 2—The Domestication Proposal—RESOLVED, as a special resolution of the holders of Class B Ordinary Shares only, that BIOS be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (as amended) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, BIOS be continued and domesticated as a corporation under the laws of the State of Delaware and, conditional upon, and with effect from, the registration of BIOS as a corporation in the State of Delaware, the name of BIOS be changed from “BioPlus Acquisition Corp.” to “Avertix Medical, Inc.”

3.

Proposal No. 3—The Charter Proposal—RESOLVED, as a special resolution of the holders of Class B Ordinary Shares only, that the amended and restated memorandum and articles of association of BIOS currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation (a copy of which is attached to the proxy statement/prospectus as Annex B) and the proposed bylaws (a copy of which is attached to the proxy statement/prospectus as Annex C), including, without limitation, the authorization of the change in authorized share capital as indicated therein and the change of name to “Avertix Medical, Inc.”

4.	Proposal No. 4—The Advisory Governing Documents Proposals

•

Advisory Governing Documents Proposal 4A—RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the authorized share capital of BIOS is modified from (i) 500,000,000 Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Class B Ordinary Shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 550,000,000 shares of New Avertix Medical Common Stock, par value $0.0001 per share and 5,000,000 shares of New Avertix Medical Preferred Stock, par value $0.0001 per share.

•

Advisory Governing Documents Proposal 4B—RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the New Avertix Medical board is authorized to issue any or all shares of New Avertix Medical Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Avertix Medical board and as may be permitted by the Delaware General Corporation Law.

•

Advisory Governing Documents Proposal 4C—RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the Court of Chancery of the State of Delaware will be the exclusive forum for certain shareholder litigation and the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, unless New Avertix Medical consents in writing to the selection of an alternative forum.

•

Advisory Governing Documents Proposal 4D—RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that any action required or permitted to be taken by the shareholders of New Avertix Medical must be effected at a duly called annual or special meeting of shareholders of New Avertix Medical and may not be effected by any consent by such shareholders.

•

Advisory Governing Documents Proposal 4E—RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that, subject to the rights of holders of preferred stock of New Avertix Medical, any director or the entire New Avertix Medical board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of New Avertix Medical entitled to vote in the election of directors, voting together as a single class.

•

Advisory Governing Documents Proposal 4F—RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the proposed new certificate of incorporation may be amended by shareholders in accordance with the voting standards set forth in Article VIII of the proposed new certificate of incorporation and the proposed new bylaws may be amended by shareholders in accordance with the voting standards set forth in Article XIII of the proposed new bylaws.

•

Advisory Governing Documents Proposal 4G—RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the removal of provisions in BIOS’ existing amended and restated memorandum and articles of association related to its status as a blank check company that will no longer apply upon the consummation of the Business Combination be approved.

5.

Proposal No. 5—The Nasdaq Proposal—RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of New Avertix Medical Common Stock pursuant to the Business Combination Agreement be approved.

6.

Proposal No. 6—The Equity Incentive Plan Proposal—RESOLVED, as an ordinary resolution, that BIOS’ adoption of the New Avertix Medical Equity Incentive Plan be approved, ratified and confirmed in all respects.

7.

Proposal No. 7—The Employee Stock Purchase Plan Proposal—RESOLVED, as an ordinary resolution, that BIOS’ adoption of the New Avertix Medical Employee Stock Purchase Plan be approved, ratified and confirmed in all respects.

8.

Proposal No. 8—The Director Election Proposal—RESOLVED, as an ordinary resolution of the holders of the Class B Ordinary Shares only, that the New Avertix Medical Board shall consist of no more than seven directors, to consist of the persons named below and one person to be designated by BioPlus Sponsor LLC (which will be subject to the Company’s prior written consent) upon the Closing of the Business Combination.

Ross Haghighat

Steven Fletcher

Timothy Moran

Thomas P. Mendell

Robin Smith

Joseph Berardo, Jr.

9.

Proposal No. 9 The Adjournment Proposal—RESOLVED, as an ordinary resolution, that the adjournment of the Shareholder Meeting to a later date or dates if necessary, to permit further solicitation and votes of proxies if, based upon the tabulated votes at the time of the Shareholder Meeting, there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Director Election Proposal to be approved, ratified and confirmed in all respects. For the avoidance of doubt, if put forth at the Shareholder Meeting, the Adjournment Proposal will be the first and only proposal voted on and none of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Director Election Proposal will be submitted to the BIOS shareholders for a vote.

Each of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal and the Nasdaq Proposal (collectively, the “Condition Precedent Proposals”) is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Director Election Proposal will be presented to the shareholders for a vote only if the Condition Precedent Proposals are approved. The Adjournment Proposal is not conditioned on any other proposal.

The above matters are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement. You are urged to read carefully and in its entirety the accompanying proxy statement/prospectus, including the Annexes thereto and accompanying financial statements of BIOS and Avertix Medical.

The record date for the Shareholder Meeting for BIOS shareholders is                 , 2023. Only BIOS shareholders at the close of business on that date may vote at the Shareholder Meeting or any postponement or adjournment thereof. BIOS shareholders are entitled to one vote at the Shareholder Meeting for each BIOS Ordinary Share held of record as of the record date.

BIOS is providing the accompanying proxy statement/prospectus and accompanying proxy card to BIOS’ shareholders in connection with the solicitation of proxies to be voted at the Shareholder Meeting and at any postponements or adjournments of the Shareholder Meeting. Information about the Shareholder Meeting, the Business Combination and other related business to be considered by BIOS’ shareholders at the Shareholder Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Shareholder Meeting, all of BIOS’ shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the sections titled “Risk Factors” beginning on page 52 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of BIOS has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Merger, and unanimously recommend that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Merger, and “FOR” all other proposals presented to BIOS’ shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of BIOS, you should keep in mind that BIOS’ directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a holder of BIOS’ Class A Ordinary Shares (such holder, a “Public Shareholder” and such shares, the “Public Shares”) may request that BIOS redeem all or a portion of such Class A Ordinary Shares for cash if the Business Combination is consummated. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company (“Continental”) in order to validly redeem its shares. Public Shareholders may elect to redeem their Class A Ordinary Shares whether they vote “For” or “Against” the Business Combination Proposal. If the Business Combination is not consummated, the Class A Ordinary Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Class A Ordinary Shares that it holds and timely delivers its shares to Continental, BIOS will redeem such Class A Ordinary Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of the BIOS IPO (as such term is defined in the accompanying proxy statement/prospectus), including interest earned on the funds held in the trust account (net of taxes payable) calculated as of two (2) business days prior to the consummation of the Business Combination. For illustrative purposes, as of                 , 2023, the most recent practicable date prior to the date of the accompanying proxy statement/prospectus, this would have amounted to approximately $             per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Class A Ordinary Shares for cash and will no longer own Class A Ordinary Shares. See “Shareholder Meeting—Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Class A Ordinary Shares for cash. Holders must complete the procedures for electing to redeem their Class A Ordinary Shares in the manner described in the accompanying proxy statement/prospectus prior to 5:00 p.m., Eastern Time, on                 , 2023 (two (2) business days before the initially scheduled date of the Shareholder Meeting) in order for their shares to be redeemed.

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of fifteen percent (15%) of the Class A Ordinary Shares issued in our initial public offering, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than fifteen percent (15%) of the Class A Ordinary Shares issued in our initial public offering, then any such shares in excess of that fifteen percent (15%) limit would not be redeemed for cash, without our prior consent.

Concurrently with the execution of the Business Combination Agreement, (i) BIOS, (ii) BioPlus Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”) and (iii) Avertix Medical, entered into a Sponsor Agreement (the “Sponsor Agreement”), pursuant to which, among other things, the Sponsor agreed to vote all of its ordinary shares in favor of the proposals being presented at the Shareholder Meeting, waive its anti-dilution rights with respect to its Founder Shares in connection with the consummation of the Business Combination and not redeem any of its shares in connection with the vote to approve the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor owns approximately thirty percent

(30%) of the issued and outstanding ordinary shares. See “Proposal No. 1—The Business Combination Proposal—Related Agreements—Sponsor Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Agreement.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement.

The approval of each of the Domestication Proposal and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of not less than two-thirds (2/3) of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. In accordance with the Existing Governing Documents, only the holders of Class B Ordinary Shares shall have the right to vote on each of the Domestication Proposal and the Charter Proposal.

The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. In accordance with the Existing Governing Documents, only the holders of the Class B Ordinary Shares are entitled to vote on the Director Election Proposal. The Advisory Governing Documents Proposals are voted upon on a non-binding advisory basis only.

As the Sponsor is the sole beneficial owner of the Class B Ordinary Shares and, pursuant to the Sponsor Agreement, has agreed to vote in favor of the proposals being presented at the Shareholder Meeting, passage of the Domestication Proposal, Charter Proposal, and Director Election Proposal at the Shareholder Meeting is assured, as only the holders of Class B Ordinary Shares are entitled to vote on such proposals.

Your vote is very important. Whether or not you plan to attend the Shareholder Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Shareholder Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Shareholder Meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Shareholder Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Shareholder Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Shareholder Meeting but will otherwise not have any effect on whether the proposals are approved.

Your attention is directed to the accompanying proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact                 , our proxy solicitor, by calling                 , or banks and brokers can call                 , or by emailing                 .

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors of BioPlus Acquisition Corp.,

Jonathan Rigby

Chairman of the Board of Directors

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by BIOS (File No. 333-271915), constitutes a prospectus of BIOS under Section 5 of the U.S. Securities Act of 1933, as amended, with respect to certain securities of BIOS to be issued in connection with the Business Combination described below. This document also constitutes a notice of meeting and a proxy statement of BIOS under Section 14(a) of the Securities Exchange Act of 1934, as amended, for the Shareholder Meeting of BIOS to be held in connection with the Business Combination and related matters and at which BIOS shareholders will be asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the Business Combination, among other matters. Unless noted otherwise, all BIOS share and per share information in this proxy statement/prospectus reflects the Extension Amendment Redemptions. See “Summary of the Proxy Statement/Prospectus—The Shareholder Meeting—Quorum and Vote of BIOS Shareholders”.

ADDITIONAL INFORMATION

You may request copies of this proxy statement/prospectus and any other publicly available information concerning BIOS, without charge, by written request to BioPlus Acquisition Corp., 260 Madison Avenue, Suite 800, New York, New York 10026, or by telephone request at (212) 287-4092; or                  , our proxy solicitor, by calling                  or banks and brokers can call                  , or by emailing                  , or from the SEC through the SEC website at https://www.sec.gov.

In order for BIOS’ shareholders to receive timely delivery of the documents in advance of the Shareholder Meeting to be held on             , 2023, you must request the information no later than             , 2023 (five (5) business days prior to the date of the Shareholder Meeting).

INTERESTED DIRECTOR AND STOCKHOLDER

Mr. Ross Haghighat, BIOS’ Chief Executive Officer, Chief Financial Officer, and a member of the board of directors of BIOS, is the Executive Chairman of the board of directors of Avertix Medical, and beneficially owns approximately 2.8% of all issued and outstanding Avertix Medical common stock (on a fully-diluted and as converted to common stock basis). In addition, Mr. Haghighat has an indirect, passive and non-beneficial ownership investment interest in certain entities that hold approximately 1.3% of all issued and outstanding Avertix Medical common stock (on a fully-diluted and as converted to common stock basis and assuming the cashless exercise of outstanding warrants to purchase Avertix Medical common stock). Due to his position as a stockholder, optionholder and member of the board of directors of Avertix Medical, Mr. Haghighat recused himself as part of the process that had been agreed by all BIOS directors from both BIOS Board discussions and BIOS Board vote regarding the proposed Business Combination between BIOS and Avertix Medical.

Mr. Haghighat, was never present at, and did not participate in, any BIOS Board meetings where merger negotiations, deliberations or valuations regarding Haghighat took place. In this document, the words “unanimous,” “unanimously” and similar words, when referencing Board action, mean the unanimous vote of the disinterested members of the Board.

CERTAIN DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “BIOS” refer to BioPlus Acquisition Corp. The terms “New Avertix Medical,” “Company,” “combined company” and “post-Business Combination company” refer to New Avertix Medical and its subsidiaries following the consummation of the Business Combination. The term “Avertix Medical” refers to Avertix Medical, Inc., together with its subsidiaries, prior to the Business Combination.

In this proxy statement/prospectus, references to:

“2023 Plan” means the New Avertix Medical 2023 Equity Incentive Plan, a form of which is attached hereto as Annex E.

“Adjournment Proposal” means the proposal as an ordinary resolution, to adjourn the Shareholder Meeting to a later date or dates, if necessary, (i) to permit further solicitation and votes of proxies if, based upon the tabulated BIOS Ordinary Shares voted at the time of the Shareholder Meeting, there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, or the Director Election Proposal or (ii) where the BIOS Board has determined it is otherwise necessary.

“Advisory Governing Documents Proposals” means the proposals as ordinary resolutions and on a non-binding advisory basis, to approve certain material differences between the Existing Governing Documents and the Proposed Governing Documents.

“Additional Financing” means the cash proceeds that remain in BIOS’ Trust Account with respect the non-redeeming stockholders together with the cash proceeds from the PIPE Financing.

“Acquiror Cash” means the aggregate cash proceeds from BIOS’ Trust Account, together with the aggregate amount of proceeds from the Additional Financing, after deducting transaction expenses incurred by BIOS (including, if the Sponsor Loan Note is to be repaid at Closing) and any amounts paid to Public Shareholders that exercise their redemption rights in connection with the Business Combination.

“Available Minimum Cash” means not less than $40,000,000.

“Available Minimum Cash Condition” means the condition to the Closing that the Acquiror Cash shall not be less than $40,000,000.

“Avertix” or “Avertix Medical” means Avertix Medical, Inc., a Delaware corporation.

“Avertix Medical Board” means the board of directors of Avertix Medical.

“Avertix Medical Common Stock” means the common stock of Avertix Medical, par value $0.001 per share.

“Avertix Medical Options” means issued and outstanding options to purchase Avertix Medical Common Stock.

“Avertix Medical Outstanding Shares” means, as of the immediately prior to the Effective Time, the sum of: (a) all issued and outstanding shares of Avertix Medical Common Stock and (b) shares of Avertix Medical Common Stock subject to all issued and outstanding options that are issuable upon the net exercise of such options, assuming that the fair market value of one option share equals (i) the Exchange Ratio multiplied by (ii) $10.00.

“Avertix Medical Preferred Stock” means the preferred stock of Avertix Medical (Series A preferred stock, par value $0.001 per share and Series B preferred stock, par value $0.001).

“Avertix Medical Warrants” shall mean warrants to purchase Avertix Medical Common Stock, as applicable.

“BIOS” means BioPlus Acquisition Corp., a Cayman Islands exempted company, prior to the consummation of the Domestication.

“BIOS Board” means BIOS’ board of directors.

“BIOS Initial Shareholders” means the Sponsor and the directors and executive officers of BIOS.

“BIOS IPO” means BIOS’ initial public offering of its units, ordinary shares and warrants pursuant to its prospectus dated December 6, 2021 (the “Prospectus”).

“BIOS Ordinary Shares” or “Ordinary Shares” means the Class A Ordinary Shares and the Class B Ordinary Shares. Each BIOS Ordinary Share is entitled to one vote per share.

“BIOS Placement Shares” or “Placement Shares” means the aggregate 560,000 Ordinary Shares included within the Placement Units purchased by the Sponsor and Cantor in the private placement in connection with the BIOS IPO, of which 380,000 are held by the Sponsor and 180,000 are held by Cantor.

“BIOS Placement Units” or “Placement Units” means the 560,000 units, each of which is comprised of one Class A ordinary share and one-half of one redeemable warrant issued to the Sponsor and Cantor in connection with the BIOS IPO, of which 380,000 are held by the Sponsor and 180,000 are held by Cantor.

“BIOS Placement Warrants” or “Placement Warrants” means the 280,000 warrants included within the Placement Units purchased by the Sponsor and Cantor in the private placement in connection with the BIOS IPO, of which 190,000 are held by the Sponsor and 90,000 are held by Cantor.

“BIOS Public Units” means the units issued in the IPO, consisting of one Class A Ordinary Share and one-half of one BIOS Public Warrant.

“BIOS Public Warrants” means warrants to acquire Class A Ordinary Shares, issued as part of the BIOS Public Units, at an initial exercise price of $11.50 per share.

v

“BIOS Warrant Agreement” means the warrant agreement, dated as of December 2, 2021, by and between BIOS and Continental Stock Transfer & Trust Company (as amended or amended and restated from time to time).

“BIOS Warrants” means the BIOS Placement Warrants and the BIOS Public Warrants.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement and Plan of Reorganization, dated as of May 2, 2023, by and among BIOS (which shall migrate to and domesticate as a Delaware corporation prior to the Closing), Merger Sub, Avertix Medical and, solely with respect to Section 3.03(b) and Section 7.21 of the Business Combination Agreement, the Sponsor. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.

“Business Combination Proposal” means the proposal as an ordinary resolution, that the Business Combination Agreement, and the consummation of the transactions contemplated thereby be approved, ratified and confirmed in all respects.

“Cantor” means Cantor Fitzgerald & Co.

“Cayman Islands Companies Act” means the Companies Act (as amended) of the Cayman Islands as the same may be revised or amended from time to time.

“Charter Proposal” means the proposal as a special resolution of the holders of Class B Ordinary Shares only, that upon the Domestication, the Existing Governing Documents be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws.

“Class A Ordinary Shares” or “Public Shares” means the Class A ordinary shares, par value $0.0001 per share, of BIOS.

“Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of BIOS.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Condition Precedent Proposals” means the Business Combination Proposal, the Domestication Proposal, the Charter Proposal and the Nasdaq Proposal, each of which is conditioned on the approval and adoption of each of the others.

“Continental” means Continental Stock Transfer & Trust Company.

“DGCL” means the Delaware General Corporation Law, as amended.

“Director Election Proposal” means a proposal as an ordinary resolution to approve the election of each of the seven directors who, upon consummation of the Business Combination, will be directors of the New Avertix Medical Board.

“Domestication” means the transfer by way of continuation and deregistration of BIOS as an exempted company incorporated in the Cayman Islands and the continuation and domestication of BIOS as a corporation incorporated in the State of Delaware.

“Domestication Proposal” means the proposal as a special resolution of the holders of Class B Ordinary Shares only, that the Domestication be approved, ratified and confirmed in all respects.

“DTC” means The Depository Trust Company.

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“Earnout Period” means the time period between the Closing Date and the seven-year (7) anniversary of the Closing Date.

“Effective Time” means the time at which the Merger becomes effective.

“Eligible Avertix Medical Equityholders” means the holder of a share of Avertix Medical Common Stock or Avertix Medical Preferred Stock or option to purchase Avertix Medical Common Stock as of immediately prior to the Effective Time.

“Employee Stock Purchase Plan Proposal” or “ESPP Proposal” means the proposal as an ordinary resolution to approve and adopt the ESPP.

“Equity Incentive Plan Proposal” means the proposal as an ordinary resolution to approve and adopt the 2023 Plan.

“ESPP” means the New Avertix Medical 2023 Employee Stock Purchase Plan, a form of which is attached hereto as Annex F.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the equity value of Avertix Medical of $132,000,000, divided by $10.00 per share, divided by the number of shares of Avertix Medical Common Stock as of immediately prior to the Effective Time on a fully-diluted and as-converted basis, assuming all Avertix Medical Options were net exercised as of immediately prior to the Effective Time at a fair market value of $10.00 per share

“Existing Governing Documents” means the amended and restated memorandum and articles of association of BIOS.

“Extension” means any extension of the date by which BIOS must complete its initial business combination as contemplated by the Extension Amendment Proposal.

“Extension Amendment Proposal” means the proposal presented at the Extension Meeting to amend the amended and restated memorandum and articles of association of BIOS to give the BIOS Board the right to extend the date by which BIOS, must complete its initial business combination from June 7, 2023 (the “Original Termination Date”) on a monthly basis up to six (6) times until December 7, 2023, or for a total of up to six (6) months after the Original Termination Date (or such earlier date as determined by the BIOS Board).

“Extension Articles Amendment” means the amendment to the amended and restated memorandum and articles of association of BIOS, as proposed in the Extension Amendment Proposal, which was approved as a special resolution at the Extension Meeting.

“Extension Amendment Redemptions” means the redemption on June 2, 2023 by holders of Public Shares of an aggregate of 9,942,523 Class A Ordinary Shares at a redemption price of $10.53 per share, for an aggregate redemption amount of approximately $104,708,794.59, in connection with the approval of the Extension Amendment Proposal and implementation of the Extension Articles Amendment and the Founder Share Amendment Proposal.

“Extension Note” means the unsecured promissory note in the amount of up to $1,500,000 issued on June 2, 2023, by BIOS to the Sponsor.

“Extension Meeting” means the extraordinary general meeting of BIOS shareholders held on June 2, 2023 which approved, inter alia, the Extension Amendment Proposal.

“Founder Shares” means the aggregate of 1 Class B Ordinary Share and 5,749,999 Class A Ordinary Shares that are currently owned by the Sponsor, and the New Avertix Medical Common Stock that will be issued upon the automatic conversion of the Class B Ordinary Shares at the time of BIOS’ Domestication as described herein, and excludes all Placement Shares.

“Founder Share Amendment Proposal” means the proposal presented at the Extension Meeting to amend the amended and restated memorandum and articles of association of BIOS to provide for the right of a holder of Class B Ordinary Shares to convert such shares into Class A Ordinary Shares on a one-for-one basis at any time prior to the closing of the initial business combination at the option of a holder of Class B Ordinary Shares.

“GAAP” means U.S. generally accepted accounting principles.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Merger Sub” means Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of BIOS.

“Merger” means following the Domestication, Merger Sub will merge with and into Avertix Medical, with Avertix Medical being the surviving corporation of the Merger and as a result of which Avertix Medical will become a wholly owned subsidiary of BIOS.

“Nasdaq” means The Nasdaq Stock Market LLC.

“Nasdaq Proposal” means the proposal as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of New Avertix Medical Common Stock pursuant to the Business Combination Agreement be approved.

“New Avertix” or “New Avertix Medical” or “Company” means Avertix Medical, Inc. after the Domestication.

“New Avertix Medical Board” means the board of directors of New Avertix Medical.

“New Avertix Medical Common Stock” means the common stock, par value $0.0001 per share, of New Avertix Medical.

“New Avertix Medical Preferred Stock” means the preferred stock, par value $0.0001 per share, of New Avertix Medical.

“New Avertix Medical Placement Warrants” means warrants representing the right to purchase shares of New Avertix Medical Common Stock following the Domestication on the same contractual terms and conditions as the BIOS Placement Warrants.

“New Avertix Medical Public Warrants” means the warrants representing the right to purchase shares of New Avertix Medical Common Stock following the Domestication on the same contractual terms and conditions as the BIOS Public Warrants.

“New Avertix Medical Warrants” means the New Avertix Medical Placement Warrants and the New Avertix Medical Public Warrants.

“PIPE Financing” means investments in BIOS or any subsidiary of BIOS (including New Avertix Medical following the Closing).

“PIPE Shares” means the BIOS equity or equity-linked securities issued upon the consummation of the PIPE Financing.

“Proposed Bylaws” means the proposed bylaws of New Avertix Medical, to be effective upon the Domestication, a form of which is attached to this proxy statement/prospectus as Annex C.

“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of New Avertix Medical to be effective upon the Domestication, a form of which is attached to this proxy statement/prospectus as Annex B.

“Proposed Governing Documents” means the Proposed Certificate of Incorporation and the Proposed Bylaws.

“Public Shareholders” means the holders of Class A Ordinary Shares that were sold in the BIOS IPO (whether they were purchased in the BIOS IPO or thereafter in the open market).

“Record Date” means                 , 2023.

“Redemption” means the redemption of Class A Ordinary Shares for the Redemption Price.

“Redemption Deadline” means 5:00 p.m., Eastern Time, on                 , 2023 (two (2) business days before the initially scheduled date of the Shareholder Meeting).

“Redemption Price” means the per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Class A Ordinary Shares.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Meeting” means the extraordinary general meeting of BIOS at                  a.m., Eastern Time, on                 , 2023, at 3 Embarcadero Ctr 20th Floor, San Francisco, CA 94111, and virtually via a live webcast at                 , or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.

“Sponsor” means BioPlus Sponsor LLC, a Cayman Islands limited liability company.

“Sponsor Loan” means the $5,000,000 the Sponsor loaned to BIOS as of the closing date of the BIOS IPO.

“Sponsor Loan Units” means units, identical to the Placement Units sold in the BIOS IPO, issued to the Sponsor at a conversion price of $10.00 per unit, upon consummation of the Business Combination in lieu of repayment of the Sponsor Loan and/or the Extension Note.

“Termination Date” means the date by which BIOS must complete its initial business combination.

“Transaction Proposals” means the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal and the Adjournment Proposal.

“Transfer Agent” means Continental.

“Total Avertix Medical Earnout Shares” means 2,970,000 shares of New Avertix Medical Common Stock.

“Total Sponsor Earnout Shares” means a portion of the Founder Shares consisting of 1,150,000 Class A Ordinary Shares subject to certain vesting conditions at Closing.

“Triggering Event I” means the date on which the VWAP is greater than or equal to $12.50 for any 20 trading days within any 30 consecutive trading day period within the Earnout Period.

“Triggering Event II” means the date on which the VWAP is greater than or equal to $15.00 for any 20 trading days within any 30 consecutive trading day period within the Earnout Period.

“Triggering Events” means Triggering Event I and Triggering Event II, collectively.

“Trust Account” means the trust account established at the consummation of the BIOS IPO that holds the proceeds of the BIOS IPO and is maintained by Continental, acting as trustee.

“VWAP” means the volume-weighted average share price of New Avertix Medical Common Stock as displayed on New Avertix Medical’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day.

“Warrant Settlement” means, prior to the Effective Time, the exercise in full on a cash or cashless basis or the termination without exercise, as applicable, of each of the outstanding warrants to purchase shares of Avertix Medical Common Stock issued by Avertix Medical.

x

TRADEMARKS

This proxy statement/prospectus includes references to the trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks. BIOS does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

MARKET AND INDUSTRY INFORMATION

Information contained in this proxy statement/prospectus concerning the market and the industry in which Avertix Medical competes, including its market position, general expectations of market opportunities and market sizes, are based on information from various third-party sources, publicly available information, various industry publications, internal data and estimates and assumptions made by Avertix Medical based on such sources and Avertix Medical’s knowledge of the medical device market. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which Avertix Medical operates and Avertix Medical’s management’s understanding of industry conditions. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such sources have been obtained from sources believed to be reliable. Although we believe that such information is reliable, there can be no assurance as to the accuracy or completeness of such information. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. We have not independently verified any third-party information and each publication speaks as of its original publication date (and not as of the date of this proxy statement/prospectus). In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. The industry in which Avertix Medical operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our, our management team’s, Avertix Medical’s and Avertix Medical’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•	Our ability to consummate the Business Combination;

•	The anticipated timing of the Business Combination;

•	The expected benefits of the Business Combination;

•	New Avertix Medical’s future financial and business performance after the Business Combination, including financial projections and business metrics;

•	New Avertix Medical’s ability to grow its market share;

•	New Avertix Medical’s ability to acquire new customers and successfully retain existing customers;

•	New Avertix Medical’s ability to manage growth;

•	New Avertix Medical’s reliance on key personnel and its ability to identify, recruit and retain skilled personnel;

•	New Avertix Medical’s ability to protect its intellectual property rights and any costs associated therewith;

•	New Avertix Medical’s future capital requirements, sources and uses of cash and access to financing sources;

•

New Avertix Medical’s ability to diversify its product mix, including identification of new opportunities and access the capital required to fund adequate new inventory of instrument to address these opportunities;

•

New Avertix Medical’s current product and future product candidates may not work as intended or cause undesirable side effects that could hinder or prevent receipt of regulatory approval or realization of commercial potential and substantially harm its business;

•	New Avertix Medical’s expectation that a significant portion of its revenues will be derived from sales from a single product;

•	New Avertix Medical’s ability to obtain and maintain favorable coverage and reimbursement determinations from third-party payors;

•	New Avertix Medical’s ability to identify, train and retain doctors to perform procedures using its product;

•	New Avertix Medical’s estimates of its market opportunities;

•	New Avertix Medical’s expectations regarding the scope of protection from intellectual property rights covering its products;

•	New Avertix Medical’s marketing clearances and authorization from the FDA and regulators in other jurisdictions;

•	New Avertix Medical’s ability to fund our working capital requirements;

•	New Avertix Medical’s compliance with, and the cost of, federal, state and foreign regulatory requirements; and

•	Expectations regarding the time during which New Avertix Medical will be an emerging growth company under the JOBS Act.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Shareholder Meeting, including the Business Combination Proposal, you should read this entire document carefully and in its entirety, including the Annexes and accompanying financial statements of BIOS and Avertix Medical. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement is attached hereto as Annex A and is also described in detail in this proxy statement/prospectus in the section titled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Parties to the Business Combination

BIOS

BIOS is a blank check company incorporated as a Cayman Islands exempted company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

The Class A Ordinary Shares and BIOS Public Warrants are currently listed on the Nasdaq under the symbols “BIOS” and “BIOSW,” respectively. Certain of the Class A Ordinary Shares and BIOS Public Warrants currently trade as BIOS Public Units consisting of one underlying Class A Ordinary Share and one-half of one underlying redeemable warrant and are listed on the Nasdaq under the symbol “BIOSU.” The units will automatically separate into their component securities upon consummation of the Domestication and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “BioPlus Acquisition Corp.” to “Avertix Medical, Inc.” We intend to apply for listing, to be effective at the time of the Business Combination, of the New Avertix Medical Common Stock and the New Avertix Medical Public Warrants on Nasdaq under the proposed symbols “AVRT” and “AVRTW.”

BIOS’ principal executive offices are located at 260 Madison Avenue, Suite 800, New York, New York 10026, and its phone number is (212) 287-4092.

Merger Sub

Guardian Merger Subsidiary Corp. is a Delaware corporation and a direct, wholly owned subsidiary of BIOS formed on April 27, 2023 (“Merger Sub”). In connection with the Business Combination, Merger Sub will merge with and into Avertix Medical (the “Merger”), with Avertix Medical being the surviving corporation of the Merger (the date and time that the Merger becomes effective being referred to as the “Effective Time”). Merger Sub’s principal executive offices are located at 260 Madison Avenue Suite 800 New York, New York 10016 and its phone number is (212) 287-4092.

Avertix Medical

Avertix Medical develops, manufactures, markets and sells the Guardian™, the first and only FDA-approved Class III implantable device that can detect acute coronary syndrome events (“ACS”) such as heart attacks, in real time, even when the patient has no symptoms. The Guardian system consists of a small implantable device and a portable handheld device, along with a portable programmer device used by a clinician to wirelessly interact with the implant through the handheld component. The implantable device continuously monitors a patient’s cardiac signal (an electrogram) for evidence of ST segment shift indicating acute coronary artery occlusion. According to the United States Centers for Disease Control and Prevention, in the United States alone, over 800,000 people have a heart attack every year. Approximately twenty-five percent (25%) of these patients are deemed at a high-risk to suffer another such event, often due to comorbidities such as obesity, diabetes and renal disease. Data from the 2019 ALERTS clinical study conducted by Avertix Medical suggested that patients who had been alerted by the Guardian arrived at the hospital over four (4) times faster than those who did not (1.7 hours vs. eight (8) hours), even if they experienced no symptoms or atypical symptoms. In an independent study of over 12,000 ST-segment elevation myocardial infarction (“STEMI”) events treated in hospitals between 2006 and 2015, which was published in the European Heart Journal, it was observed that reducing treatment delay from initial medical contact to treatment with primary percutaneous coronary intervention (“PCI”) can improve patient outcomes, and reduce the chance of death. As approximately twenty percent (20%) of all heart attacks are silent, atypical or have mild symptoms, the Guardian can alert patients to seek treatment even when they have no noticeable symptoms.

In the third quarter of 2021, the Guardian received FDA approval for the Generation-3 Guardian, the only Class III implanted medical device for heart attack detection that notifies a patient to seek treatment. As a commercial device, the Guardian has received reimbursement through the Centers for Medicare & Medicaid Services (“CMS”) and several private payors. Over 1,300 patients have been implanted with the Guardian during the clinical and initial commercial deployment of the device to date. Avertix Medical is currently developing the ‘Generation-4’ Guardian which it intends to submit for FDA approval in the first quarter of 2024. The Generation-4 Guardian will feature cloud connectivity and optional remote patient monitoring. Avertix Medical’s technology is licensed from Cathco, Inc. pursuant to a Technology Assignment Agreement and from David R. Fischell, a stockholder of Avertix Medical and former Chairman of the Board, and members of his family, pursuant to consulting agreements.

Since inception, Avertix Medical incurred significant net losses and expects to continue to incur net losses for the foreseeable future as Avertix Medical invests in research and development and sales and marketing. Avertix Medical incurred net losses of $17.8 million and $9.2 million for the years ended December 31, 2022 and 2021, respectively, and $2.0 million and $1.6 million for the quarters ended March 31, 2023 and 2022, respectively

Avertix Medical, Inc. (f/k/a Angel Medical Systems, Inc.) was incorporated in Delaware in November 2001. Avertix Medical’s principal offices are located at 40 Christopher Way, Suite 201, Eatontown, NJ 07724 and its telephone number is (732) 542-5551.

Going Concern

Avertix Medical’s management concluded that Avertix Medical does not have sufficient cash to fund its operations 12 months from the date of its financial statements included within this registration statement, without additional financing, and as a result, there is substantial doubt about Avertix Medical’s ability to continue as a going concern. Similarly, Avertix Medical’s independent registered public accounting firm included an explanatory paragraph in its report on Avertix Medical’s consolidated financial statements as of and for the year ended December 31, 2022 with respect to this uncertainty.

Summary of the Business Combination Agreement

Upon the terms and subject to the conditions of the Business Combination Agreement, in accordance with the Delaware General Corporation Law (“DGCL”), and other applicable laws, Merger Sub shall merge with and into Avertix Medical (the “Merger”), with Avertix Medical being the surviving corporation of the Merger (the “Surviving Company”), and as a result of which the Surviving Company will become a wholly owned subsidiary of BIOS.

Consideration Received under the Business Combination Agreement

Merger Consideration

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time (i) each share of Avertix Medical Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Avertix Medical Common Stock issued in connection with the Warrant Settlement and Avertix Medical Preferred Stock Conversion) shall be canceled and converted into the right to receive (A) a number of shares of New Avertix Medical Common Stock equal to the Exchange Ratio and (B) the holder of such Avertix Medical Common Stock’s contingent right to receive such holder’s pro rata share of the Total Avertix Medical Earnout Shares in accordance with the terms of the Business Combination, (ii) each Avertix Medical Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether then vested or unvested, shall be assumed by Acquiror and converted into (x) an option to purchase a number of shares of New Avertix Common Stock (rounded down to the nearest whole share) (“Exchanged Option”) equal to (A) the number of shares of Avertix Medical Common Stock subject to such option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to (1) the exercise price per share of such option immediately prior to the Effective Time, divided by (2) the Exchange Ratio, and (y) the holder of such Avertix Medical Option’s contingent right to receive such holder’s pro rata share of the Total Avertix Medical Earnout Shares in accordance with the terms of the Business Combination Agreement. The Exchange Ratio is the equity value of Avertix Medical of $132,000,000, divided by $10.00 per share, divided by the number of shares of Avertix Medical Common Stock as of immediately prior to the Effective Time on a fully-diluted and as-converted basis, assuming all Avertix Medical Options were net exercised as of immediately prior to the Effective Time at a fair market value of $10.00 per share. For additional information regarding the consideration payable under the Business Combination Agreement, see the section in this proxy statement/prospectus titled “Proposal No. 1—The Business Combination Proposal—Consideration to be Received in the Business Combination.”

Earnout Shares

As part of the consideration received for the Business Combination, eligible equityholders of Avertix will be entitled to receive their respective pro rata share of the 2,970,000 shares of New Avertix Medical Common Stock (the “Total Avertix Medical Earnout Shares”) that are issuable in two equal tranches, each contingent upon the occurrence of Triggering Event I or Triggering Event II (each as defined below), as applicable, or a change in control of New Avertix Medical during the time period between the Closing Date and the seven-year anniversary of the Closing Date (the “Earnout Period”). “Triggering Event I” means the date on which the VWAP of New Avertix Medical Common Stock is greater than or equal to $12.50 for any 20 trading days within any 30 consecutive trading day period within the Earnout Period. “Triggering Event II” means the date on which the VWAP of New Avertix Medical Common Stock is greater than or equal to $15.00 for any 20 trading days within any 30 consecutive trading day period within the Earnout Period. For additional information regarding the additional consideration payable under the Business Combination Agreement, see the section in this proxy statement/prospectus titled “Proposal No. 1—The Business Combination Proposal—Consideration to be Received in the Business Combination.”

If the conditions for the payment of any portion of the Total Avertix Medical Earnout Shares have not been satisfied on, prior to, or as of the seventh anniversary of the Closing, the eligible equityholders shall have no further right to receive such Total Avertix Medical Earnout Shares.

In addition, at the Effective Time, a portion of the Sponsor’s Founder Shares, consisting of 1,150,000 Class A Ordinary Shares of BIOS (the “Total Sponsor Earnout Shares”), will become subject to vesting and forfeiture, and will become vested upon the occurrence of either Triggering Event I or Triggering Event II, as applicable, and in the same proportion as the issuance of Total Avertix Medical Earnout Shares to eligible equityholders of Avertix Medical upon the occurrence of such Triggering Event. While unvested, the Sponsor will have full ownership rights to the Total Sponsor Earnout Shares, including the right to vote such shares, whereas the Total Avertix Medical Earnout Shares do not have such voting rights until issued. Following the Closing, the eligible equityholders of BIOS and the Sponsor, with respect to the Total Sponsor Earnout Shares, will be entitled to receive issuance and vesting of, respectively:

(i)	an amount equal to fifty percent (50%) of the Total Sponsor Earnout Shares, if during the Earnout Period, Trigger Event I is achieved; and

(ii)	an amount equal to fifty percent (50%) of the Total Sponsor Earnout Shares, if during the Earnout Period, Trigger Event II is achieved.

The Total Sponsor Earnout Shares are subject to reduction in connection with certain additional financing permitted under the Business Combination Agreement, and will be forfeited if the applicable Triggering Event or a change in control of New Avertix Medical do not occur during the Earnout Period.

Equity Ownership Upon Closing

As of the date of this proxy statement/prospectus, there are (i) 13,057,477 Class A Ordinary Shares issued and outstanding held by Public Shareholders, (ii) 5,750,000 Founder Shares issued and outstanding, (iii) 560,000 Placement Units, comprised of one Class A Ordinary Share (“Placement Shares”) and one-half of one redeemable warrant (“Placement Warrants”) and (iv) 11,500,000 BIOS Public Warrants issued and outstanding. Each whole warrant entitles the holder thereof to purchase one Class A Ordinary Share and, following the Domestication, will entitle the holder thereof to purchase one share of New Avertix Medical Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that no additional Class A Ordinary Shares are redeemed in connection with the Business Combination), BIOS’ fully diluted share capital (after giving effect to the exercise of all of the Placement Warrants and all of the BIOS Public Warrants) would be 31,147,477 BIOS Ordinary Shares.

The following table illustrates varying ownership levels in New Avertix Medical Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Public Shareholders and the following additional assumptions: (1)                 shares of New Avertix Medical Common Stock are issued to the Avertix Medical equityholders at Closing in a no additional redemption scenario, a 25% redemption scenario, a 50% redemption scenario, a 75% redemption scenario and a maximum redemption scenario, (2) no New Avertix Medical Warrants issued in connection with the Business Combination to purchase New Avertix Medical Common Stock that will be outstanding immediately following Closing have been exercised, (3) all Avertix Medical Options are converted into options to purchase shares of New Avertix Medical Common Stock, (4) no PIPE Shares have been issued and (5) no Sponsor Loan Units have been issued in lieu of repayment of the Sponsor Note and Extension Note.

Based on these assumptions, and assuming that no outstanding additional Class A Ordinary Shares are redeemed in connection with the Business Combination, there would be approximately                  shares of New Avertix Medical Common Stock outstanding immediately following the consummation of the Business Combination. If the actual facts are different than these assumptions, the ownership percentages in New Avertix Medical will be different.

For example, there are currently outstanding an aggregate of 11,780,000 BIOS Warrants to acquire Class A Ordinary Shares, which are comprised of 280,000 Placement Warrants and 11,500,000 BIOS Public Warrants sold as part of the BIOS Public Units sold in the BIOS IPO. Each outstanding BIOS Warrant would be exercisable as a New Avertix Medical Warrant commencing 30 days following the Closing for one share of New

Avertix Medical Common Stock. If we assume that each outstanding warrant is exercised and one share of New Avertix Medical Common Stock is issued as a result of such exercise, with payment to New Avertix Medical of the exercise price of $11.50 per warrant for one share, our fully diluted share capital would increase by a total of 11,780,000 shares, with $135,470,000 paid to New Avertix Medical to exercise the warrants. Furthermore, since all outstanding BIOS Public Warrants will continue to be outstanding following the Business Combination notwithstanding the actual redemptions, the aggregate value of the 11,500,000 outstanding BIOS Public Warrants retained by the redeeming shareholders, assuming maximum redemptions, will be approximately $             million (based on the closing price of the warrants of $             on Nasdaq as of             , 2023).

Share Ownership in New Avertix Medical
	No additional redemptions(1)		25% redemptions(1)		50% redemptions(1)		75% redemptions(1)		Maximum redemptions(2)
	Percentage of Outstanding Shares		Percentage of Outstanding Shares		Percentage of Outstanding Shares		Percentage of Outstanding Shares		Percentage of Outstanding Shares
BIOS Public Shareholders(3)		%		%		%		%		%
Sponsor(4)		%		%		%		%		%
Avertix Medical Equityholders(5)		%		%		%		%		%

(1)	Amounts do not sum due to rounding.
(2)

Assumes satisfaction of the Available Minimum Cash Condition such that 7,331,244 Class A Ordinary Shares outstanding are redeemed (or approximately 56% of Public Shares) (based on the estimated per share redemption price of approximately $10.53 per share) from the Trust Account. Note that more Public Shareholders may redeem than assumed for the purposes of this scenario.

(3)

Represents shares of New Avertix Medical Common Stock to be issued upon conversion of 13,057,477 Class A Ordinary Shares issued in connection with the BIOS IPO (taking into account the Extension Amendment Redemptions).

(4)

Represents 380,000 Placement Shares and 5,750,000 Founder Shares acquired by the Sponsor prior to or in connection with the BIOS IPO. Includes the Total Sponsor Earnout Shares that are subject to vesting and forfeiture if the New Avertix Medical Common Stock does not meet certain price thresholds following the Closing Date pursuant to the Triggering Events. While unvested, the Sponsor will have full ownership rights to the Total Sponsor Earnout Shares, including the right to vote such shares.

(5)

Includes 1,584,859 shares of New Avertix Medical Common Stock underlying the Exchanged Options. Includes 2,970,000 Total Avertix Medical Earnout Shares that may be issued to the Eligible Avertix Medical Equityholders in two (2) equal tranches upon the occurrence of Triggering Event I or Triggering Event II, as applicable, or a change in control of New Avertix Medical during the Earnout Period. Triggering Event I means the date on which the VWAP of New Avertix Medical Common Stock is greater than or equal to $12.50 for any 20 trading days within any 30 consecutive trading day period within the Earnout Period. Triggering Event II means the date on which the VWAP of New Avertix Medical Common Stock is greater than or equal to $15.00 for any 20 trading days within any 30 consecutive trading day period within the Earnout Period.

The numbers of shares and percentage interests set forth above have been presented for illustrative purposes only and do not necessarily reflect what New Avertix Medical’s share ownership will be after the Closing. For more information about the consideration to be received in the Business Combination, these scenarios and the underlying assumptions, see “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Consideration to be Received in the Business Combination.”

Conditions to Completion of the Business Combination Agreement

The obligations of Avertix Medical, BIOS and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where indicated below) at or prior to the Effective Time of certain conditions, including: (i) no governmental authority shall have enacted, issued, promulgated, enforced or entered any law or governmental order which is then in effect and has the effect of making the transactions contemplated by the Business Combination, including the Merger, illegal or otherwise enjoining or prohibiting consummation of the transactions, including the Merger; (ii) all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) shall have been completed and, if applicable, the waiting period (and any extension thereof) applicable to the consummation of the transactions contemplated under the HSR Act shall have expired or been terminated; (iii) the required Avertix Medical stockholder approval shall have been obtained; (iv) the registration statement on Form S-4 of which this proxy statement/prospectus forms a part shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the registration statement on Form S-4, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending; (v) the Condition Precedent Proposals will have been approved and adopted by the requisite affirmative vote of the shareholders of BIOS in accordance with this proxy statement/prospectus, the Cayman Islands Companies Act, the Existing Governing Documents and the rules and regulations of Nasdaq; (vi) unless waived by the parties to the Business Combination Agreement, all consents, approvals and authorizations set forth on the disclosure schedule to the Business Combination Agreement will have been obtained from and made with all applicable governmental authorities; (vii) BIOS will have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Closing; (viii) unless waived by the parties to the Business Combination Agreement, the Domestication will have been completed; and (ix) unless waived by the parties to the Business Combination Agreement, the parties to the Sponsor Letter Agreement Amendment will have entered into the Sponsor Letter Agreement Amendment, which will be in full force and effect. For additional information regarding the conditions to competition of the Business Combination Agreement, including certain conditions and obligations of each of Avertix Medical and BIOS, see the section in this proxy statement/prospectus titled “Proposal No. 1—The Business Combination Proposal—Conditions to the Closing of the Business Combination.”

Effect of the Domestication on Existing BIOS Equity

The Domestication will result in, among other things, the following, each of which will occur prior to the Effective Time on the Closing Date:

•	each issued and outstanding Class A Ordinary Share and Class B Ordinary Share will be converted, on a one-for-one basis, into one share of New Avertix Medical Common Stock;

•

each issued and outstanding BIOS Warrant exercisable for one Class A Ordinary Share immediately prior to the Domestication will be converted, on a one-for-one basis, into one warrant exercisable for one share of New Avertix Medical Common Stock;

•

each issued and outstanding BIOS unit will be converted into a unit representing one share of New Avertix Medical Common Stock and one-half of one New Avertix Medical Warrant, which upon Closing shall be separated into one share of New Avertix Medical Common Stock and one-half of one New Avertix Medical Warrant; and

•

the governing documents of BIOS will be replaced by the Proposed Certificate of Incorporation and the Proposed Bylaws as described in this proxy statement/prospectus and BIOS’ name will change to “Avertix Medical, Inc.”

Related Agreements

Sponsor Agreement

Concurrently with the execution of the Business Combination Agreement, (i) BIOS, (ii) the Sponsor and (iii) Avertix Medical, entered into the Sponsor Agreement, pursuant to which, among other things, the Sponsor has agreed to (i) vote all of its ordinary shares in favor of the proposals being presented at the Shareholder Meeting, (ii) waive its anti-dilution or similar protections with respect to its Founder Shares, in connection with the consummation of the Business Combination and (iii) not redeem any of its shares in connection with the vote to approve the Business Combination.

Registration Rights Agreement

At the closing of the Business Combination, the Company, the Sponsor, the executive officers and directors of BIOS, and certain equityholders of Avertix Medical will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, among other things, the parties thereto will be granted customary registration rights with respect to shares of New Avertix Medical Common Stock.

Support Agreement

Concurrently with the execution of the Business Combination Agreement, BIOS, Avertix Medical and certain stockholders of Avertix Medical (collectively, the “Avertix Medical Holders”) entered into transaction support agreements (the “Support Agreements”), pursuant to which the Avertix Medical Holders have agreed to, among other things, (i) waive any appraisal rights in connection with the Merger and (ii) consent to and vote in favor of the Business Combination Agreement and the Business Combination.

Lock-up restrictions

Pursuant to the Proposed Bylaws, the Founder Shares, Placement Shares, Placement Warrants and New Avertix Medical Common Stock issued to Avertix Medical equityholders will be subject to lock-up restrictions pursuant to which, without the prior written consent of New Avertix Medical, during the period commencing on the closing of the Business Combination and ending on the date that is the one-year anniversary of the Closing, such parties will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, such shares or other equity securities (the “Lock-Up Securities”) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of New Avertix Medical Common Stock, in cash or otherwise (the “Lock-Up”); provided, however, (a) if at any time 151 days after the Closing, the closing share price of New Avertix Medical’s Common Stock is greater than or equal to $12.50 over any 20 trading days within any consecutive 30 trading day period (“Initial Price Target”), then one-third (1/3) of the Lock-Up Securities shall automatically be released from the Lock-Up, and (b) if at any time 151 days after the Closing, the closing share price of the New Avertix Medical’s Common Stock is greater than or equal to $15.00 over any 20 trading days within any consecutive 30 trading day period (“Second Price Target”), then an additional one-third (1/3) of the Lock-Up Securities shall be released from the Lock-Up. For clarity, in the event that the Initial Price Target and/or the Second Price Target are not met, then the Lock-up Period shall terminate for all Lock-up Securities on the one-year anniversary of the Closing. The lock-up restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, certain open market transfers and transfers upon death or by will.

Pursuant to the Sponsor Letter Agreement Amendment and Registration Rights Agreement, the lock-up restrictions for the Sponsor At-Risk Capital Lockup Shares (as defined in the Sponsor Letter Agreement Amendment) will lapse upon the six (6)-month anniversary of the Closing, unless the Initial Price Target or Second Price Target are achieved before such date.

Proposals to be Submitted at the Shareholder Meeting

The following is a summary of the proposals to be presented to shareholders at the Shareholder Meeting of BIOS and certain transactions contemplated by the Business Combination Agreement. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the Shareholder Meeting. The Advisory Governing Documents Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Director Election Proposal will be presented to the shareholders for a vote only if the Condition Precedent Proposals are approved. The Adjournment Proposal is not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus.

The Business Combination Proposal

BIOS is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, on the date of the Closing, following the consummation of the Domestication and the Merger, Avertix Medical shall become a wholly owned subsidiary of New Avertix Medical.

For more information about the transactions contemplated by the Business Combination Agreement, we encourage shareholders to carefully consider the information set forth below under “Proposal No. 1—The Business Combination Proposal” and the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.

The Domestication Proposal

BIOS is asking the holders of Class B Ordinary Shares to approve by special resolution the Domestication Proposal. The consummation of the Domestication is a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement. The Domestication Proposal, if approved, will authorize a change of BIOS’ jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while BIOS is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New Avertix Medical will be governed by the DGCL.

For more information about the Domestication Proposal, we encourage shareholders to carefully consider the information set forth below under “Proposal No. 2—The Domestication Proposal.”

The Charter Proposal

BIOS is asking the holders of Class B Ordinary Shares to approve by special resolution the Charter Proposal. BIOS will ask its shareholders to approve the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Certificate of Incorporation and Proposed Bylaws, under the DGCL, including the authorization of the change in authorized share capital as indicated therein and the change of name of BIOS to “Avertix Medical, Inc.”

For more information about the Charter Proposal, we encourage shareholders to carefully consider the information set forth below under “Proposal No. 3—The Charter Proposal” and the full text of the Proposed Certificate of Incorporation of New Avertix Medical attached hereto as Annex B and the full text of the Proposed Bylaws of New Avertix Medical attached hereto as Annex C.

The Advisory Governing Documents Proposals

BIOS is asking its shareholders to approve, by ordinary resolutions, on an advisory non-binding basis, the following governance proposals in connection with the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Certificate of Incorporation and Proposed Bylaws under the DGCL.

•

Advisory Governing Documents Proposal 4A—A proposal to modify the authorized share capital of BIOS from (i) 500,000,000 Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Class B Ordinary Shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 550,000,000 shares of New Avertix Medical Common Stock, par value $0.0001 per share and 5,000,000 shares of New Avertix Medical Preferred Stock, par value $0.0001 per share.

•

Advisory Governing Documents Proposal 4B—A proposal to authorize the New Avertix Medical Board to issue any or all shares of New Avertix Medical Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Avertix Medical Board and as may be permitted by the Delaware General Corporation Law.

•

Advisory Governing Documents Proposal 4C—A proposal to adopt the Court of Chancery of the State of Delaware as the exclusive forum for certain shareholder litigation and the federal district courts of the United States of America as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless New Avertix Medical consents in writing to the selection of an alternative forum.

•

Advisory Governing Documents 4D—A proposal to require that any action required or permitted to be taken by the shareholders of New Avertix Medical must be effected at a duly called annual or special meeting of shareholders of New Avertix Medical and may not be effected by any written consent by such shareholders.

•

Advisory Governing Documents Proposal 4E—A proposal to require that, subject to the rights of holders of preferred stock of Avertix Medical, any director or the entire New Avertix Medical Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a two-thirds (2/3) majority of the issued and outstanding capital stock of New Avertix Medical entitled to vote in the election of directors, voting together as a single class.

•

Advisory Governing Documents Proposal 4F—A proposal to approve that the Proposed Certificate of Incorporation may be amended by shareholders in accordance with the voting standards set forth in Article VIII of the Proposed Certificate of Incorporation and the Proposed Bylaws may be amended by shareholders in accordance with the voting standards set forth in Article XIII of the Proposed Bylaws.

•

Advisory Governing Documents Proposal 4G—A proposal to approve that the removal provisions in BIOS’ existing Amended and Restated Memorandum and Articles of Association related to BIOS’ status as a blank check company that will no longer apply upon the consummation of the Business Combination be approved.

For more information about the Advisory Governing Documents Proposals, we encourage shareholders to carefully consider the information set forth below under “Proposal No. 4—The Advisory Governing Documents Proposals” and the full text of the Proposed Certificate of Incorporation and Proposed Bylaws of New Avertix Medical attached hereto as Annex B and Annex C, respectively.

The Nasdaq Proposal

BIOS is asking its shareholders to approve, for purposes of complying with Nasdaq Listing Rules 5635(a) and (b), the issuance of more than twenty percent (20%) of the issued and outstanding New Avertix Medical Common Stock and the resulting change in control in connection with the Business Combination.

For more information about the Nasdaq Proposal, we encourage shareholders to carefully consider the information set out under “Proposal No. 5—The Nasdaq Proposal.”

The Equity Incentive Plan Proposal

BIOS is asking its shareholders to approve by ordinary resolution the Equity Incentive Plan Proposal. Pursuant to the 2023 Plan, a number of shares of New Avertix Medical Common Stock equal to 12% of the shares of New Avertix Medical Common Stock that are issued and outstanding as of immediately after the Effective Time will be reserved for issuance under the 2023 Plan, subject to annual increase and recycling provisions described in more detail in the Equity Incentive Plan Proposal and in the 2023 Plan.

For more information about the Equity Incentive Plan Proposal, we encourage shareholders to carefully consider the information set out under “Proposal No. 6—The Equity Incentive Plan Proposal” and the full text of the 2023 Plan attached hereto as Annex E.

The Employee Stock Purchase Plan Proposal

BIOS is asking its shareholders to approve by ordinary resolution the Employee Stock Purchase Plan Proposal. Pursuant to the ESPP, a number of shares of New Avertix Medical Common Stock equal to one percent (1%) of the number of shares of New Avertix Medical Common Stock that are issued and outstanding as of immediately after the Effective Time will be reserved for issuance under the ESPP, subject to annual increase and recycling provisions described in more detail in the Employee Stock Purchase Plan Proposal and in the ESPP.

For more information about the Employee Stock Purchase Plan Proposal, we encourage shareholders to carefully consider the information set out in the section titled “Proposal No. 7—The Employee Stock Purchase Plan Proposal” and the full text of the ESPP attached hereto as Annex F.

The Director Election Proposal

BIOS is asking the holders of Class B Ordinary Shares to approve by ordinary resolution the Director Election Proposal to elect the members of the board of directors of New Avertix Medical to serve immediately following the Closing assuming the Condition Precedent Proposals are approved. In accordance with the Existing Governing Documents, only the holders of the Class B Ordinary Shares are entitled to vote on the Director Election Proposal. For more information, see the section titled “Proposal No. 8—The Director Election Proposal.”

The Adjournment Proposal

BIOS is asking its shareholders to approve by ordinary resolution the Adjournment Proposal to adjourn the Shareholder Meeting to a later date or dates, if necessary, (i) to permit further solicitation and votes of proxies if, based upon the tabulated BIOS Ordinary Shares voted at the time of the Shareholder Meeting, there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal or (ii) where the BIOS Board has determined it is otherwise necessary. For the avoidance of doubt, if put forth at the Shareholder Meeting, the Adjournment Proposal will be the first and only proposal voted on and none of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, or the Director Election Proposal will be submitted to the BIOS shareholders for a vote.

For more information about the Adjournment Proposal, we encourage shareholders to carefully consider the information set out under “Proposal No. 9—The Adjournment Proposal.”

The Shareholder Meeting

Date, Time and Place of the Shareholder Meeting

The Shareholder Meeting of BIOS will be held on                 , 2023 at                  a.m., Eastern Time, at 3 Embarcadero Ctr 20th Floor, San Francisco, CA 94111, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.

If you wish to attend the Shareholder Meeting in person, you must reserve your attendance at least two (2) business days in advance of the Shareholder Meeting by contacting BIOS’ Secretary at                  by                  a.m. Eastern Time, on                 , 2023 (two (2) business days prior to the meeting date).

Registering for the Shareholder Meeting

If you are a registered shareholder, you will receive a proxy card from the Transfer Agent. The form contains instructions on how to attend the Shareholder Meeting, including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact the Transfer Agent at                 , or email                 .

You can pre-register to attend the Shareholder Meeting starting                 , 2023 at                  a.m., Eastern Time (three (3) business days prior to the meeting date). Enter the URL address into your browser https://www.cstproxy.com/                , and enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Shareholder Meeting you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Shareholder Meeting.

Shareholders who hold their investments through a bank or broker, will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Shareholder Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, the Transfer Agent will issue you a guest control number with proof of ownership. Either way you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have access to the Internet, you can listen only to the meeting by dialing                  (or                  if you are located outside the United States and Canada (standard rates apply) and when prompted enter the pin number                 . Please note that you will not be able to vote or ask questions at the Shareholder Meeting if you choose to participate telephonically.

Voting Power; Record Date

BIOS shareholders will be entitled to vote or direct votes to be cast at the Shareholder Meeting if they owned BIOS Ordinary Shares at the close of business on                 , 2023, which is the “record date” for the Shareholder Meeting. Shareholders will have one vote for each BIOS Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. The BIOS Warrants do not have voting rights. As of the close of business on the record date, there were                  BIOS Ordinary Shares issued and outstanding, of which                  were issued and outstanding Class A Ordinary Shares.

Quorum and Vote of BIOS Shareholders

A quorum of BIOS shareholders is necessary to hold a valid meeting. A quorum will be present at the Shareholder Meeting if the holders of one-third (1/3) of the paid up voting share capital of BIOS are present (in person or by proxy) and entitled to vote at the Shareholder Meeting. Abstentions will be counted as present for purposes of determining a quorum. The Sponsor, who owns approximately thirty percent (30%) of the issued and outstanding BIOS Ordinary Shares as of the Record Date, will count towards this quorum. As of the Record Date for the Shareholder Meeting,                  BIOS Ordinary Shares would be required to achieve a quorum.

The Sponsor, pursuant to the Sponsor Agreement, agreed to, among other things, vote all of its BIOS Ordinary Shares in favor of the proposals being presented at the Shareholder Meeting. As of the date of this proxy statement/prospectus, the Sponsor owns approximately thirty percent (30%) of the BIOS Ordinary Shares. See “Proposal No. 1—The Business Combination Proposal—Related Agreements—Sponsor Agreement” for more information related to the Sponsor Agreement.

The proposals presented at the Shareholder Meeting require the following votes:

1.

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

2.

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of not less than two-thirds (2/3) of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. In accordance with the Existing Governing Documents, only the holders of Class B Ordinary Shares shall have the right to vote on the Domestication Proposal.

3.

Charter Proposal: The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of not less than two-thirds (2/3) of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. In accordance with the Existing Governing Documents, only the holders of Class B Ordinary Shares shall have the right to vote on the Charter Proposal.

4.

Advisory Governing Documents Proposals: The approval of each of the Advisory Governing Documents Proposals, on a non-binding basis, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder meeting.

5.

Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

6.

Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

7.

Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

8.

Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. In accordance with the Existing Governing Documents, only the holders of the Class B Ordinary Shares are entitled to vote on the Director Election Proposal.

9.

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. For the avoidance of doubt, if put forth at the Shareholder Meeting, the Adjournment Proposal will be the first and only proposal voted on and none of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Director Election Proposal will be submitted to the BIOS shareholders for a vote.

Redemption Rights

Holders of Class A Ordinary Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any shareholder holding Class A Ordinary Shares may demand that BIOS redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was approximately $                 per share as of                 , the record date for the meeting), calculated as of two (2) business days prior to the Shareholder Meeting. If a holder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination is consummated, BIOS will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination. Additional terms and conditions apply. See the section titled “Shareholder Meeting—Redemption Rights” of this proxy statement/prospectus for additional information.

Appraisal Rights

BIOS Shareholders have no appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. BIOS has engaged                  to assist in the solicitation of proxies.

If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Shareholder Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section titled “Shareholder Meeting—Revoking Your Proxy.”

Recommendation of the Board

The directors of the BIOS Board believe that the Business Combination Proposal and the other proposals to be presented at the Shareholder Meeting are in the best interests of BIOS and unanimously recommend that its shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Shareholder Meeting.

The existence of financial and personal interests of one or more of BIOS’ directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of BIOS and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests

of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

Opinion of Financial Advisor to BIOS Board

LifeSci Capital LLC (“LifeSci Capital”) rendered its opinion to the BIOS Board that, as of May 1, 2023 and based upon and subject to the factors and assumptions set forth therein, the aggregate stock consideration (not including the contingent right to receive Total Avertix Medical Earnout Shares) payable by BIOS was fair, from a financial point of view, to BIOS.

The full text of the written opinion of LifeSci Capital, dated May 1, 2023, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex G. LifeSci Capital provided advisory services and its opinion for the information and assistance of the BIOS Board in connection with its consideration of the Business Combination. BIOS’ shareholders are urged to read the opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, and limitations of the review undertaken by LifeSci Capital in connection with the opinion, as well as other qualifications contained in the opinion. The LifeSci Capital opinion is not a recommendation as to how any holder of BIOS Ordinary Shares should vote with respect to the Business Combination or any other matter.

Interests of Certain Persons in the Business Combination

Considering the recommendation of the BIOS Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors, officers and advisors and Avertix Medical’s current owners have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

Ross Haghighat is expected to serve on New Avertix Medical’s Board of Directors following Closing. In the future, Mr. Haghighat will receive any cash fees, stock options, stock awards or other remuneration that New Avertix Medical’s Board determines to pay him and any applicable compensation as described under the section titled “Executive and Director Compensation,” and certain unvested Avertix Medical Options held by Mr. Haghighat will vest upon the Closing. For further information on Mr. Haghighat’s interests, please see the sections titled “Risk Factors—BIOS’ Chief Executive Officer, Chief Financial Officer and member of the Board of Directors has interests in, and will benefit from, the Business Combination which may be different from or in addition to (and which may conflict with) the interests of the BIOS stockholders,” “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” and “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination”;

•

the fact that the BIOS Initial Shareholders agreed not to redeem any Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination and the BIOS Initial Shareholders are obligated to vote in favor of the Business Combination;

•

the fact that the Sponsor has irrevocably waived the anti-dilution adjustments set forth in BIOS’ organizational documents, or any other anti-dilution or similar adjustment rights to which the Sponsor may otherwise be entitled related to or arising from the Business Combination;

•	the fact that the Sponsor paid an aggregate amount of $25,000 for the Founder Shares, which will convert into 5,750,000 shares of New Avertix Medical Common Stock in accordance with the terms of

BIOS’ organizational documents and such securities will have a significantly higher value at the time of the Business Combination;

•

the fact that the Sponsor paid $3,800,000 for 380,000 BIOS Placement Units, each of which is comprised of one Class A Ordinary Share (“Placement Shares”) and one-half of one redeemable warrant (“Placement Warrants”), which is exercisable 30 days following the Closing for one Class A Ordinary Share at $11.50 per share; and there are no redemption rights or liquidating distributions from the trust account with respect to the Founder Shares, Placement Shares, or Placement Warrants, which will expire worthless if BIOS does not consummate an initial business combination by December 7, 2023;

•

the fact that the Sponsor has invested in BIOS an aggregate of $3,825,000, comprised of the $25,000 purchase price for 5,750,000 Founder Shares and the $3,800,000 purchase price for 380,000 BIOS Placement Units. In addition, the Sponsor has also (i) loaned $5,000,000 to BIOS pursuant to the Sponsor Loan, which may be converted into Sponsor Loan Units, as described below, (ii) loaned an additional $1,500,000 pursuant to the Extension Note, which may be converted into Sponsor Loan Units, as described below, and (iii) loaned an aggregate of $474,000 to BIOS to fund certain operating and transaction expenses. Assuming a trading price of $10.00 per Class A Ordinary Share, the aggregate value of the Sponsor’s investment will be approximately $61,300,000. Even if the trading price of the shares of New Avertix Medical Common Stock was as low as $0.67 per share, the aggregate market value of the Founder Shares alone (without taking into account the value of the BIOS Placement Units) would be approximately equal to the initial investment in BIOS by the Sponsor. As a result, if the Business Combination is completed, the Sponsor is likely to be able to make a substantial profit on its investment in BIOS at a time when shares of New Avertix Medical Common Stock have lost significant value. On the other hand, if BIOS liquidates without completing a business combination before December 7, 2023, the Sponsor will lose its entire investment in BIOS;

•

the fact that the Sponsor and BIOS’ officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•	the fact that the Sponsor can earn a positive rate of return on its investment, even if other BIOS shareholders experience a negative rate of return in New Avertix Medical;

•

the fact that the Sponsor has loaned $5,000,000 to BIOS pursuant to that Sponsor Loan Note, dated December 7, 2021 (the “Sponsor Loan”), and the proceeds of the Sponsor Loan were deposited into the Trust Account and will be repaid or converted into Sponsor Loan Units, at a conversion price of $10.00 per unit, at the discretion of the Sponsor; provided, however, if an initial business combination is not consummated by December 7, 2023, and the Sponsor Loan has not been converted into Sponsor Loan Units prior to such time, the Sponsor will lose the entirety of its investment in the Sponsor Loan, and the proceeds of the Sponsor Loan will be distributed to BIOS’ public shareholders. The Sponsor has waived any claims against the trust account in connection with the Sponsor Loan;

•

the fact that the Sponsor has loaned $1,500,000 to BIOS pursuant to that Extension Note, dated June 2, 2023, and BIOS will deposit $250,000 into the Trust Account for each calendar month (commencing on June 7, 2023 and ending on the 7th day of each subsequent month), or portion thereof, that is needed by the Company to complete an initial business combination until December 7, 2023, and the proceeds of the Extension Note will be repaid or converted into Sponsor Loan Units, at a conversion price of $10.00 per unit, at the discretion of the Sponsor; provided, however, if an initial business combination is not consummated by December 7, 2023, and the Extension Note has not been converted into Sponsor Loan Units prior to such time, the Sponsor will lose the entirety of its investment in the Extension

Note, and the proceeds of the Extension Note will be distributed to BIOS’ public shareholders. The Sponsor has waived any claims against the trust account in connection with the Extension Note;

•

the fact that the Sponsor, BIOS’ other current officers and directors and Cantor Fitzgerald & Co. (“Cantor”), the representative of the underwriters in the BIOS IPO, have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any BIOS Ordinary Shares (other than Public Shares) held by them if BIOS fails to complete an initial business combination by December 7, 2023;

•

the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to BIOS in an aggregate amount of up to $1,500,000 may be converted into units of the post-Business Combination entity at a price of $10.00 per unit and such units would be identical to the Public Units;

•

the fact that the Sponsor and BIOS’ officers and directors will lose their entire investment in BIOS and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by December 7, 2023. As of June 23, 2023, there are loans extended, fees due or outstanding out-of-pocket expenses amounting in the aggregate to approximately $1,095,000 for which the Sponsor and BIOS’ officers and directors and its affiliates are awaiting reimbursement;

•	the fact that BIOS may be entitled to distribute or pay over funds held by BIOS outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing;

•

the fact that Mr. Haghighat is, on the one hand, on the BIOS Board, BIOS’ Chief Executive Officer and Chief Financial Officer and a managing member of the Sponsor, and on the other hand, has been the Executive Chairman of Avertix Medical since April 2019. The Sponsor beneficially owns all of the Founder Shares and 380,000 Placement Units. For further information on Mr. Haghighat’s beneficial ownership of BIOS outstanding equity, please see the section titled “Beneficial Ownership of Securities”. In addition, Mr. Haghighat has various direct and indirect ownership interests in Avertix Medical. Mr. Haghighat (i) beneficially owns and (A) directly holds 534,791 options to purchase Avertix Medical Common Stock (the “Haghighat Options”) and 53,209 shares of Avertix Medical Common Stock (the “Haghighat Held Shares”) and (B) indirectly holds 1,379,567 shares of Avertix Medical Common Stock directly held by an entity wholly owned and controlled by Mr. Haghighat (the “Haghighat Controlled Shares”) and (ii) has an indirect, passive and non-beneficial ownership investment interest in certain entities that hold 887,693 shares of Avertix Medical Common Stock (on a fully-diluted and as converted to common stock basis and assuming the cashless exercise of outstanding warrants to purchase shares of Avertix Medical Common Stock) (the “Haghighat Non-Controlled Shares”). We estimate that upon the consummation of the Business Combination, assuming a trading price of $10.00 per Class A Ordinary Share, the market value of (I) the Haghighat Options would be worth approximately $1,020,000, assuming the exercise of all of the Haghighat Options at Closing, with an aggregate exercise price of approximately $220,000, (II) the Haghighat Held Shares would be worth approximately $102,000 (III) the Haghighat Controlled Shares would be approximately $2,632,000 and (IV) Mr. Haghighat’s interest in the Haghighat Non-Controlled Shares would be worth approximately $772,000 based on Mr. Haghighat’s aggregate 46% economic interest in the entities holding the Haghighat Non-Controlled Shares. In the aggregate, we estimate the total value of Mr. Haghighat’s investment interest in Avertix Medical would be worth approximately $4,526,000 upon consummation of the Business Combination, based on the assumptions listed in the prior sentence. Assuming the exercise of all of the Haghighat Options at Closing, we estimate that Mr. Haghighat paid approximately $868,000 for his aggregate investment interest, based on (a) the aggregate exercise price of the Haghighat Options, (b) the price paid for the Haghighat Held Shares, (c) the price paid for the Haghighat Controlled Shares and (d) Mr. Haghighat’s pro rata portion of the price paid for the Haghighat Non-Controlled Shares based on his 46% economic interest in the entities holding the Haghighat Non-Controlled Shares. Due to his financial interests in the Sponsor and Avertix Medical,

Mr. Haghighat has interests in and benefits, including economic benefit, arising from the completion of the Business Combination that are different from or in addition to (and which may conflict with) the interests of our Public Shareholders. In addition, Mr. Haghighat has a conflict of interests with respect to evaluating Avertix Medical as a target for a business combination, even though BIOS and Avertix Medical took action to avoid his potential influence on the business combination process, including Mr. Haghighat not being present at, or participating in, any BIOS Board meetings related to the Business Combination or participating in negotiations, deliberations or valuations regarding Avertix Medical on behalf of BIOS. For further information on Mr. Haghighat’s interests, please see the sections titled “Risk Factors—BIOS’ Chief Executive Officer, Chief Financial Officer and member of the Board of Directors has interests in, and will benefit from, the Business Combination which may be different from or in addition to (and which may conflict with) the interests of the BIOS stockholders,” “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” and “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination”;

•

Steven Fletcher, an advisor to BIOS, is expected to serve on the New Avertix Medical Board of Directors following Closing. In the future, Mr. Fletcher will receive any cash fees, stock options, stock awards or other remuneration that New Avertix Medical’s board of directors determines to pay him and any applicable compensation as described under the section titled “Executive and Director Compensation”;

•

the fact that Cantor paid $1,800,000 for 180,000 BIOS Placement Units, each of which is comprised of one Placement Share and one-half of one Placement Warrant, which is exercisable 30 days following the Closing for one Class A Ordinary Share at $11.50 per share; and there are no redemption rights or liquidating distributions from the trust account with respect to the Placement Shares, or Placement Warrants, which will expire worthless if BIOS does not consummate an initial business combination by December 7, 2023; and

•

the fact that each of BTIG, LLC and Mizuho Securities USA LLC will receive fees in connection with certain capital markets and financial advisory services provided to BIOS and Avertix Medical at the closing of the Business Combination.

The BIOS Board concluded that the potentially disparate interests would be mitigated because (i) most of these disparate interests would exist with respect to a business combination by BIOS with any other target business or businesses, and (ii) each of the Sponsor and Mr. Haghighat will hold equity interests in New Avertix Medical with value that, after the Closing, will be based on the future performance of New Avertix Medical Common Stock. In addition, BIOS’ independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the BIOS Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination. With respect to Mr. Haghighat’s conflicts of interest, once Avertix Medical was identified as a potential target company for the Business Combination, BIOS took action to avoid Mr. Haghighat’s potential influence on the business combination process, including Mr. Haghighat not being present at, or participating in, any BIOS Board meetings related to the Business Combination or participating in negotiations, deliberations or valuations regarding Avertix Medical on behalf of BIOS.

Based on its review of the foregoing considerations, the BIOS Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects the BIOS shareholders will receive as a result of the Business Combination. The BIOS Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

For more information about the factors the BIOS Board considered in evaluating and recommending the Business Combination to the BIOS shareholders, see sections titled “Proposal No. 1—The Business Combination Proposal—BIOS Board’s Reasons for the Approval of the Business Combination,” and “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine.”

Sponsor’s Beneficial Ownership of BIOS Prior to Closing

	Securities held by Sponsor	Sponsor Cost at BIOS’ Initial Public Offering
Class A Ordinary Shares	—		$—
Founder Shares	5,750,000
Placement Shares	380,000
Placement Warrants	190,000

Total		$

Sponsor’s Beneficial Ownership of New Avertix Medical Following the Closing

	Securities held by Sponsor at Closing		Value per Security as of , 2023		Sponsor Cost at Closing		Total Value
New Avertix Medical Common Stock Issued to Holders of Founder Shares and Placement Shares	6,130,000	(1)		$(2)		—
New Avertix Medical Placement Warrants	190,000			$(3)		—

Total					$		$

(1)

Includes the Total Sponsor Earnout Shares that are subject to vesting and forfeiture if the New Avertix Medical Common Stock does not meet certain price thresholds following the Closing Date pursuant to the Triggering Events. While unvested, the Sponsor will have full ownership rights to the Total Sponsor Earnout Shares, including the right to vote such shares. Assumes the Sponsor Loan is repaid in full rather than converted into Sponsor Loan Units.

(2)	Based on the closing price of the BIOS Public Shares on , 2023, which was $ .
(3)	Based on the closing price of the BIOS Public Warrants on , 2023, which was $ .

At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding BIOS or our securities, BIOS’ executive officers and directors, Avertix Medical and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of BIOS Ordinary Shares. In such transactions, the purchase price for the Class A Ordinary Shares will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Class A Ordinary Shares they acquire in such transactions. However, any Class A Ordinary Shares acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Shareholder Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. BIOS will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Class A Ordinary Shares for which BIOS has received redemption requests.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of BIOS and what may be best for a director’s personal interests when determining to recommend that Public Shareholders vote for the proposals. See the sections titled “Risk Factors,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Beneficial Ownership of Securities” for more information and other risks.

Conflicts of Interest and Waiver of Corporate Opportunity Doctrine

Under Cayman Islands law, directors and officers of a Cayman Islands company owe certain duties to the company, including, but not limited to, the following fiduciary duties:

•	duty to act in good faith in what the director or officer bona fide believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	duty of trusteeship of the company’s assets;

•	duty to disclose personal interest in contracts involving the company;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to not make secret profits from the directors’ office.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both (a) the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and (b) the general knowledge, skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. Mr. Ross Haghighat is on the BIOS Board, and BIOS’ Chief Executive Officer, and Chief Financial Officer, managing member of the Sponsor, as well as the Executive Chairman of Avertix Medical since April 2019, for further information on Mr. Haghighat’s interests, please see the sections titled “Risk Factors—BIOS’ Chief Executive Officer, Chief Financial Officer and member of the Board of Directors has interests in, and will benefit from, the Business Combination which may be different from or in addition to (and which may conflict with) the interests of the BIOS stockholders,” “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” and “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination.” However, in some instances, as here, what would otherwise be a breach of this duty can be forgiven or authorized in advance by the shareholders provided that there is full disclosure by the directors, and with your affirmative vote in favor of the Business Combination. In addition, this can be done by way of permission granted in the Existing Governing Documents or alternatively by shareholder approval at general meetings or by unanimous written resolution. As detailed below, the Existing Governing Documents provide such permission through a waiver of the corporate opportunities doctrine. The Existing Governing Documents provide that (a) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for our directors and officers, on the one hand, and us, on the other and (b) our directors and officers shall have no duty to communicate or offer any such corporate opportunity to us and shall not be liable to us for breach of any fiduciary duty as a member, director and/or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to us. We do not believe that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete the Business Combination.

While the Existing Governing Documents included the waiver of corporate opportunities as described in the preceding paragraph, our compliance with such provision did not affect or otherwise limit BIOS’ search for an acquisition target. Given the large target universe considered by BIOS’ management team, which included initial contact with more than 60 companies and non-disclosure agreements with approximately 18 companies, the BIOS Board does not believe that the other fiduciary duties or contractual obligations of BIOS’ officers and directors materially affected BIOS’ ability to source a potential business combination. Please see “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination” for more information about BIOS’ search for targets in the potential business combination.

In addition to those interests of certain persons in the Business Combination listed above, investors should also be aware of the following other conflicts of interest:

•

Our Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from the Sponsor or an affiliate of the Sponsor or any of our officers or directors to finance transaction costs in connection with the Business Combination. For more information on the affiliate financing arrangements in connection with the Business Combination, please see “Certain Relationships and Related Party Transactions—BIOS Related Party Transactions”;

•

The fact that Mr. Haghighat is, on the one hand, on the BIOS Board, BIOS’ Chief Executive Officer and Chief Financial Officer, and a managing member of the Sponsor, and on the other hand, has been the Executive Chairman of Avertix Medical since April 2019. The Sponsor beneficially owns all of the Founder Shares and 380,000 Placement Units. For further information on Mr. Haghighat’s beneficial ownership of BIOS outstanding equity, please see the section titled “Beneficial Ownership of Securities”. In addition, Mr. Haghighat has various direct and indirect ownership interests in Avertix Medical. Mr. Haghighat (i) beneficially owns and (A) directly holds 534,791 options to purchase Avertix Medical Common Stock (the “Haghighat Options”) and 53,209 shares of Avertix Medical Common Stock (the “Haghighat Held Shares”) and (B) indirectly holds 1,379,567 shares of Avertix Medical Common Stock directly held by an entity wholly owned and controlled by Mr. Haghighat (the “Haghighat Controlled Shares”) and (ii) has an indirect, passive and non-beneficial ownership investment interest in certain entities that hold 887,693 shares of Avertix Medical Common Stock (on a fully-diluted and as converted to common stock basis and assuming the cashless exercise of outstanding warrants to purchase shares of Avertix Medical Common Stock) (the “Haghighat Non-Controlled Shares”). We estimate that upon the consummation of the Business Combination, assuming a trading price of $10.00 per Class A Ordinary Share, the market value of (I) the Haghighat Options would be worth approximately $1,020,000, assuming the exercise of all of the Haghighat Options at Closing, with an aggregate exercise price of approximately $220,000, (II) the Haghighat Held Shares would be worth approximately $102,000 (III) Mr. Haghighat’s interest in the Haghighat Controlled Shares would be approximately $2,632,000 and (IV) the Haghighat Non-Controlled Shares would be worth approximately $772,000 based on Mr. Haghighat’s aggregate 46% economic interest in the entities holding the Haghighat Non-Controlled Shares. In the aggregate, we estimate the total value of Mr. Haghighat’s investment interest in Avertix Medical would be worth approximately $4,526,000 upon consummation of the Business Combination, based on the assumptions listed in the prior sentence. Assuming the exercise of all of the Haghighat Options at Closing, we estimate that

Mr. Haghighat paid approximately $868,000 for his aggregate investment interest, based on (a) the aggregate exercise price of the Haghighat Options, (b) the price paid for the Haghighat Held Shares (c) the price paid for the Haghighat Controlled Shares and (d) Mr. Haghighat’s pro rata portion of the price paid for the Haghighat Non-Controlled Shares based on his 46% economic interest in the entities holding the Haghighat Non-Controlled Shares. Due to his financial interests in the Sponsor and Avertix Medical, Mr. Haghighat has interests in and benefits, including economic benefit, arising from the completion of the Business Combination that are different from or in addition to (and which may conflict with) the interests of our Public Shareholders. In addition, Mr. Haghighat has a conflict of interests with respect to evaluating Avertix Medical as a target for a business combination, even though BIOS and Avertix Medical took action to avoid his potential influence on the business combination process, including Mr. Haghighat not being present at, or participating in, any BIOS Board meetings related to the Business Combination or participating in negotiations, deliberations or valuations regarding Avertix Medical on behalf of BIOS. For further information on Mr. Haghighat’s interests, please see the sections titled “Risk Factors—BIOS’ Chief Executive Officer, Chief Financial Officer and member of the Board of Directors has interests in, and will benefit from, the Business Combination which may be different from or in addition to (and which may conflict with) the interests of the BIOS stockholders,” “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” and “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination”; and

•

Mr. Haghighat is expected to serve on New Avertix Medical’s Board of Directors following Closing. In the future, Mr. Haghighat will receive any cash fees, stock options, stock awards or other remuneration that New Avertix Medical’s board of directors determines to pay him and any applicable compensation as described under the section titled “Executive and Director Compensation”, and certain unvested Avertix Medical Options held by Mr. Haghighat will vest upon the Closing.

The BIOS Board concluded that the potentially disparate interests would be mitigated because (i) most of these disparate interests would exist with respect to a business combination by BIOS with any other target business or businesses, and (ii) each of the Sponsor and Mr. Haghighat will hold equity interests in New Avertix Medical with value that, after the Closing, will be based on the future performance of New Avertix Medical Common Stock. In addition, BIOS’ independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the BIOS Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination. With respect to Mr. Haghighat’s conflicts of interest, once Avertix Medical was identified as a potential target company for the Business Combination, BIOS took action to avoid Mr. Haghighat’s potential influence on the business combination process, including Mr. Haghighat not being present at, or participating in, any BIOS Board meetings related to the Business Combination or participating in negotiations, deliberations or valuations regarding Avertix Medical on behalf of BIOS.

BIOS Board’s Reasons for the Approval of the Business Combination

For more information about the factors the BIOS Board considered in evaluating and recommending the Business Combination to the BIOS shareholders, see “Proposal No. 1—The Business Combination Proposal—BIOS Board’s Reasons for the Approval of the Business Combination” and “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Certain Other Interests in the Business Combination

In addition to the interests of BIOS’ directors and officers in the Business Combination, shareholders should be aware that Cantor has financial interests that are different from, or in addition to, the interests of our shareholders.

Cantor was the sole underwriter in the BIOS IPO, and, upon consummation of the Business Combination, Cantor is entitled to $9,800,000 of deferred underwriting commissions. Accordingly, if the Business Combination, or any other initial business combination, is not consummated by that time and BIOS is therefore required to be liquidated, Cantor will not receive any of the deferred underwriting commissions and such funds will be returned to BIOS’ Public Shareholders upon its liquidation.

Cantor therefore has an interest in BIOS completing a business combination that will result in the payment of the deferred underwriting commissions to Cantor as the underwriter of the BIOS IPO, which total $9,800,000. In considering approval of the Business Combination, our shareholders should consider the different roles of Cantor in light of the deferred underwriting commissions Cantor is entitled to receive if the Business Combination is consummated within 18 months of the closing of the BIOS IPO (or such later date as may be approved by BIOS’ shareholders).

Cantor also purchased 180,000 Placement Units for an aggregate of $1,800,000, each of which is comprised of one Placement Share and one half of one Placement Warrant. There are no redemption rights or liquidating distributions from the trust account with respect to Placement Shares, or Placement Warrants, which will expire worthless if BIOS does not consummate an initial business combination by December 7, 2023.

Moreover, each of BTIG, LLC and Mizuho Securities USA LLC has been engaged by BIOS to serve as placement agents in the PIPE Financing and to serve as financial and capital markets advisors in connection with the Business Combination.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination, assuming (i) none of the Class A Ordinary Shares held by the Public Shareholders are redeemed in connection with the Business Combination and (ii) the maximum number of Class A Ordinary Shares that can be redeemed are redeemed, while still satisfying the Available Minimum Cash Condition (“Maximum Redemptions”). Where actual amounts are not known or knowable, the figures below represent BIOS’ good faith estimate of such amounts. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

(U.S. dollars in millions)

	Assuming No Additional Redemptions(1)	Assuming Maximum Redemptions(2)
Sources
Cash and Investments Held in Trust Account(3)	$135	$59
Existing New Avertix Medical Stockholders Equity Rollover	$132	$132
Total Sources(4)	$267	$191
Uses
Existing New Avertix Medical Stockholders Equity Rollover(5)	$132	$132
Fees and Expenses	$24	$19	(6)
Cash to Balance Sheet	$111	$40
Total Uses	$267	$191

(1)	Assumes no additional redemptions from the Trust Account.
(2)

Assumes satisfaction of the Available Minimum Cash Condition such that 7,331,244 Class A Ordinary Shares outstanding are redeemed (or approximately 56% of Public Shares) for an aggregate payment of approximately $77,198,000 (based on the estimated per share redemption price of approximately $10.53 per share) from the Trust Account. Note that more Public Shareholders may redeem than assumed for the purposes of this scenario.

(3)	Cash held in the Trust Account as of March 31, 2023 (taking into account Extension Amendment Redemptions).
(4)	Assumes that no PIPE Financing is consummated prior to Closing.
(5)

Excludes the Total Avertix Medical Earnout Shares issuable in two (2) equal tranches during the Earnout Period, each contingent upon the occurrence of a Triggering Event or a change in control of New Avertix Medical during the seven (7) years following the Closing Date.

(6)	Assumes Sponsor Loan Units have been issued in lieu of repayment of the Sponsor Note and Extension Note.

Certain Material United States Federal Income Tax Considerations

For a description of the tax consequences for shareholders exercising redemption rights in connection with the Business Combination, see the sections titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders—Tax Effects to U.S. Holders of Exercising Redemption Rights” and “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders—Tax Consequences to Non-U.S. Holders Exercising Redemption Rights.”

Anticipated Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Avertix Medical has been determined to be the accounting acquirer, primarily due to the fact that Avertix Medical will control New Avertix Medical. Under this method of accounting, while BIOS is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Avertix Medical issuing stock for the net assets of BIOS, accompanied by a recapitalization. The net assets of BIOS will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Avertix Medical.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless certain specified information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. BIOS and Avertix Medical will file forms under the HSR Act if required.

At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, if required, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, seeking to unwind the Business Combination, conditionally approving the Business Combination upon divestiture of certain Avertix Medical assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. BIOS cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, BIOS cannot assure you as to its result.

Neither BIOS nor Avertix Medical are aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Summary Risk Factors

In evaluating the Business Combination and the proposals to be considered and voted on at the Shareholder Meeting, you should carefully review and consider the risk factors set forth under the section titled “Risk Factors” beginning on page [52] of this proxy statement/prospectus. Some of these risks are summarized below.

•

Avertix Medical requires additional capital to support its present business plan and its anticipated business growth, and such capital may not be available on acceptable terms, or at all, which would adversely affect Avertix Medical’s ability to operate.

•	Avertix Medical’s management has determined there is substantial doubt about its ability to continue as a going concern.

•	Avertix Medical has a limited sales history and the expected market for its Guardian Systems may fail to develop.

•	Avertix Medical has a history of operating losses and may not achieve or sustain profitability in the future.

•

Avertix Medical’s business is heavily dependent upon physicians utilizing and prescribing its Guardian System; if it fails to engage physicians to utilize the Guardian System, then its revenues may never materialize or may not meet projections.

•

Avertix Medical’s revenue relies on its Guardian System, which is currently its only product. If the Guardian System or future offerings of product and services fail to gain, or lose, market acceptance, Avertix Medical’s business will suffer.

•

Reimbursement by Medicare is highly regulated and subject to change; Avertix Medical’s failure to comply with applicable regulations could decrease expected revenue and may subject it to penalties or have an adverse impact on the business.

•

Avertix Medical identified a material weakness in its internal control over financial reporting. If Avertix Medical is unable to remediate this material weakness, or if it identifies additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect New Avertix Medical’s business and share price.

•

The industry in which Avertix Medical operates, and specifically cardiac monitoring solutions, is highly competitive and subject to rapid technological change. If Avertix Medical competitors are better able to develop and market products that are safer, more effective, less costly, easier to use or are otherwise more attractive, which would gain greater acceptance in the marketplace, Avertix Medical may be unable to compete effectively with other companies.

•

Avertix Medical’s dependence on a limited number of suppliers to perform tasks unique to its business, such as cleaning and packaging of implant devices for sterilization, may prevent it from delivering its devices on a timely basis.

•

Avertix Medical is subject to extensive compliance requirements for the quality of the Guardian System it manufactures and the vigilance on complaint-handling, escalation, assessment and reporting of adverse events and malfunctions. A wide range of quality, regulatory or safety matters could trigger the need for a recall or correction to marketed products.

•

If Avertix Medical fails to comply with medical device, healthcare and other governmental regulations, it could face substantial penalties and its business, results of operations and financial condition could be adversely affected.

•	Defects or quality issues associated with Avertix Medical’s products could adversely affect the results of its operations.

•

BIOS’ Chief Executive Officer, Chief Financial Officer and member of the Board of Directors has interests in, and will benefit from, the Business Combination which may be different from or in addition to (and which may conflict with) the interests of the BIOS shareholders.

•	There may not be an active trading market for the New Avertix Medical Common Stock, which may make it difficult to sell shares of New Avertix Medical Common Stock.

•

BIOS will issue shares of New Avertix Medical Common Stock as consideration for the Business Combination, which will result in immediate dilution to BIOS Public Shareholders, and may issue additional shares of Class A Ordinary Shares or other equity or convertible debt securities without approval of the holders of its shareholders, which would dilute existing ownership interests and may depress the market price of Class A Ordinary Shares.

•	Even if BIOS consummates the Business Combination, there is no guarantee that the New Avertix Medical Public Warrants will ever be in the money, and they may expire worthless.

•	BIOS may redeem unexpired New Avertix Medical Public Warrants prior to their exercise at a time disadvantageous to you, thereby making your warrants worthless.

•

There are risks to BIOS Public Shareholders of becoming shareholders of New Avertix Medical through the Business Combination rather than acquiring securities of Avertix Medical directly in an underwritten public offering, including that the level of due diligence conducted in connection with the Business Combination may not be as high as would be the case if Avertix Medical became a public company through an underwritten public offering, which could result in defects with Avertix Medical’s business or problems with Avertix Medical’s management being overlooked.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The questions and answers below highlight selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Shareholder Meeting and the proposals to be presented at the Shareholder Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to BIOS shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein.

Q:	Why am I receiving this proxy statement?

A:

BIOS is proposing to consummate a business combination with Avertix Medical. BIOS, Merger Sub, and Avertix Medical have entered into the Business Combination Agreement, the terms of which are described in this proxy statement/prospectus. You are being asked to consider and vote on the Business Combination. The Business Combination Agreement, among other things, provides for (i) the Domestication, and (ii) the merger of Merger Sub with and into Avertix Medical, with Avertix Medical being the surviving corporation in the Merger and continuing as a direct, wholly owned subsidiary of BIOS.

BIOS will hold the Shareholder Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Business Combination Agreement, and you are receiving this proxy statement/prospectus in connection with such meeting. See the section titled “Proposal No. 1—The Business Combination Proposal” of this proxy statement/prospectus for additional information. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to carefully read this proxy statement/prospectus and the Business Combination Agreement in their entirety.

BIOS is sending this proxy statement/prospectus to its shareholders to help them decide how to vote their BIOS Ordinary Shares with respect to the matters to be considered at the Shareholder Meeting. The Business Combination cannot be completed unless BIOS’ shareholders approve the Condition Precedent Proposals set forth in this proxy statement/prospectus. Information about the Shareholder Meeting, the Business Combination and the other business to be considered by shareholders at the Shareholder Meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement and a prospectus of BIOS. It is a proxy statement because the BIOS Board is soliciting proxies from its shareholders using this proxy statement/prospectus. It is a prospectus because BIOS, in connection with the Business Combination, is offering shares of New Avertix Medical Common Stock in exchange for the BIOS Ordinary Shares and certain of the shares of Avertix Medical Common Stock outstanding as of the relevant time as described in this proxy statement/prospectus. See the section titled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Consideration to be Received in the Business Combination” of this proxy statement/prospectus for additional information.

YOUR VOTE IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	Why is BIOS proposing the Business Combination?

A:

BIOS is a blank check company incorporated as a Cayman Islands exempted company on February 11, 2021. BIOS was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities.

The BIOS IPO was completed on December 7, 2021. A total of $234,600,000 was placed in the Trust Account from the net proceeds of the sale of the units in the BIOS IPO. The deposit of $5,000,000 by the Sponsor was placed in the Trust Account. Since the BIOS IPO, BIOS’ activity has been limited to the evaluation of business combination candidates.

Avertix Medical develops, manufactures, markets and sells the Guardian™, the first and only FDA-approved Class III implantable device that can detect acute coronary syndrome events (“ACS”) such as heart attacks, in real time, even when the patient has no symptoms. According to the United States Centers for Disease Control and Prevention, in the United States alone, over 800,000 people have a heart attack. Approximately twenty-five percent (25%) of these patients are deemed at a high-risk to suffer another such event, often due to comorbidities such as obesity, diabetes, renal disease.

Based on its due diligence investigations of Avertix Medical and the industry in which it operates, including the financial and other information provided by Avertix Medical in the course of their negotiations in connection with the Business Combination Agreement, BIOS believes that Avertix Medical aligns well with the objectives laid out in its investment thesis.

See “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” and “Proposal No. 1—The Business Combination Proposal—BIOS Board’s Reasons for the Approval of the Business Combination.”

Q:	What will Avertix Medical equityholders receive in return for the acquisition of Avertix Medical by BIOS?

A:

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time (i) each share of Avertix Medical Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Avertix Medical Common Stock issued in connection with the Warrant Settlement and Avertix Medical Preferred Stock Conversion) shall be canceled and converted into the right to receive (A) a number of shares of New Avertix Medical Common Stock equal to the Exchange Ratio and (B) the holder of such Avertix Medical Common Stock’s contingent right to receive such holder’s pro rata share of the Total Avertix Medical Earnout Shares in accordance with the terms of the Business Combination, and (ii) each Avertix Medical Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether then vested or unvested, shall be assumed by Acquiror and converted into (x) an option to purchase a number of shares of New Medical Avertix Common Stock (rounded down to the nearest whole share) (“Exchanged Option”) equal to (A) the number of shares of Avertix Medical Common Stock subject to such option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to (1) the exercise price per share of such option immediately prior to the Effective Time, divided by the Exchange Ratio, and (y) the holder of such Avertix Medical Option’s contingent right to receive such holder’s pro rata share of the Total Avertix Medical Earnout Shares in accordance with the terms of the Business Combination Agreement. The Exchange Ratio is the equity value of Avertix Medical of $132,000,000, divided by $10.00 per share, divided by the number of shares of Avertix Medical Common Stock as of immediately prior to the Effective Time on a fully-diluted and as-converted basis, assuming all Avertix Medical Options were net exercised as of immediately prior to the Effective Time at a fair market value of $10.00 per share.

As part of the consideration received for the Business Combination, eligible equityholders of Avertix will be entitled to receive their respective pro rata share of the 2,970,000 shares of New Avertix Medical Common Stock (the “Total Avertix Medical Earnout Shares”). The Total Avertix Medical Earnout Shares are issuable in two equal tranches, each contingent upon the occurrence of Triggering Event I or Triggering Event II, as applicable, or a change in control of New Avertix Medical during the Earnout Period. Triggering Event I means the date on which the VWAP of New Avertix Medical Common Stock is greater than or equal to $12.50 for any 20 trading days within any 30 consecutive trading day period within the Earnout Period. Triggering Event II means the date on which the VWAP of New Avertix Medical Common Stock is greater than or equal to $15.00 for any 20 trading days within any 30 consecutive trading day period within the Earnout Period.

For additional information regarding the consideration payable under the Business Combination Agreement, see the section in this proxy statement/prospectus titled “Proposal No. 1—The Business Combination Proposal—Consideration to be Received in the Business Combination.”

Q:	Did the BIOS Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

Yes, the Board obtained a fairness opinion from LifeSci Capital LLC in connection with its determination to approve the Business Combination. See “Proposal 1—The Business Combination Proposal—Opinion of the BIOS Financial Advisor” for further information regarding this opinion.

Q:	What equity stake will current BIOS shareholders and Avertix Medical stockholders hold in New Avertix Medical immediately after the consummation of the Business Combination?

A:

As of the date of this proxy statement/prospectus, there are (i) 13,057,477 Class A Ordinary Shares issued and outstanding held by Public Shareholders, (ii) 5,750,000 Founder Shares issued and outstanding, (iii) 560,000 Placement Units, comprised of one Placement Share and one-half of one Placement Warrant, and (iv) 11,500,000 BIOS Public Warrants issued and outstanding. Each whole warrant entitles the holder thereof to purchase one Class A Ordinary Share and, following the Domestication, will entitle the holder thereof to purchase one share of New Avertix Medical Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that no additional Class A Ordinary Shares are redeemed in connection with the Business Combination), BIOS’ fully diluted share capital (after giving effect to the exercise of all of the Placement Warrants and all of the BIOS Warrants) would be 31,147,477 BIOS Ordinary Shares.

The following table illustrates varying ownership levels in New Avertix Medical Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Public Shareholders and the following additional assumptions: (1)                 shares of New Avertix Medical Common Stock are issued to the Avertix Medical equityholders at Closing in a no additional redemption scenario, a 25% redemption scenario, a 50% redemption scenario, a 75% redemption scenario and a maximum redemption scenario, (2) no New Avertix Medical Warrants issued in connection with the Business Combination to purchase New Avertix Medical Common Stock that will be outstanding immediately following Closing have been exercised, (3) all Avertix Medical Options are converted into options to purchase shares of New Avertix Medical Common Stock, (4) no PIPE Shares have been issued, and (5) no Sponsor Loan Units have been issued in lieu of repayment of the Sponsor Note and Extension Note.

Based on these assumptions, and assuming that no outstanding additional Class A Ordinary Shares are redeemed in connection with the Business Combination, there would be approximately                  shares of New Avertix Medical Common Stock outstanding immediately following the consummation of the Business Combination. If the actual facts are different than these assumptions, the ownership percentages in New Avertix Medical will be different.

For example, there are currently outstanding an aggregate of 11,780,000 BIOS Warrants to acquire Class A Ordinary Shares, which are comprised of 280,000 Placement Warrants and 11,500,000 BIOS Public Warrants sold as part of the BIOS Public Units sold in the BIOS IPO. Each outstanding BIOS Warrant would be exercisable as a New Avertix Medical Warrant commencing 30 days following the Closing for one share of New Avertix Medical Common Stock. If we assume that each outstanding warrant is exercised and one share of New Avertix Medical Common Stock is issued as a result of such exercise, with payment to New Avertix Medical of the exercise price of $11.50 per warrant for one share, our fully diluted share capital would increase by a total of 11,780,000 shares, with $135,470,000 paid to New Avertix Medical to exercise the warrants. Furthermore, since all outstanding BIOS Public Warrants will continue to be outstanding following the Business Combination notwithstanding the actual redemptions, the aggregate value of the 11,500,000 outstanding BIOS Public Warrants retained by the redeeming shareholders assuming maximum redemptions will be approximately $         million (based on the closing price of the warrants of $         Nasdaq as of                 , 2023).

Share Ownership in New Avertix Medical
	No additional redemptions(1)		25% redemptions(1)		50% redemptions(1)		75% redemptions(1)		Maximum redemptions(2)
	Percentage of Outstanding Shares		Percentage of Outstanding Shares		Percentage of Outstanding Shares		Percentage of Outstanding Shares		Percentage of Outstanding Shares
BIOS Public Shareholders(3)		%		%		%		%		%
Sponsor(4)		%		%		%		%		%
Avertix Medical Equityholders(5)		%		%		%		%		%

(1)	Amounts do not sum due to rounding.
(2)

Assumes satisfaction of the Available Minimum Cash Condition such that 7,331,244 Class A Ordinary Shares outstanding are redeemed (or approximately 56% of Public Shares) (based on the estimated per share redemption price of approximately $10.53 per share) from the Trust Account. Note that more Public Shareholders may redeem than assumed for the purposes of this scenario.

(3)	Represents shares of New Avertix Medical Common Stock to be issued upon conversion of 13,057,477 Class A Ordinary Shares issued in connection with the BIOS IPO.
(4)

Represents 380,000 Placement Shares and 5,750,000 Founder Shares acquired by the Sponsor prior to or in connection with the BIOS IPO. Includes the Total Sponsor Earnout Shares that are subject to vesting and forfeiture if the New Avertix Medical Common Stock does not meet certain price thresholds following the Closing Date pursuant to the Triggering Events. While unvested, the Sponsor will have full ownership rights to the Total Sponsor Earnout Shares, including the right to vote such shares.

(5)

Includes 1,584,859 shares of New Avertix Medical Common Stock underlying the Exchanged Options. Includes 2,970,000 Total Avertix Medical Earnout Shares that may be issued to the Eligible Avertix Medical Equityholders in two (2) equal tranches upon the occurrence of Triggering Event I or Triggering Event II, as applicable, or a change in control of New Avertix Medical during the Earnout Period.

The numbers of shares and percentage interests set forth above have been presented for illustrative purposes only and do not necessarily reflect what New Avertix Medical’s share ownership will be after the Closing. For more information about the consideration to be received in the Business Combination, these scenarios and the underlying assumptions, see “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Consideration to be Received in the Business Combination.”

Q.	What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A.

Our Public Shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders. If a Public Shareholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Assuming that 7,331,244 Class A Ordinary Shares held by Public Shareholders were redeemed (the maximum amount permitted under the maximum redemption scenario), the public warrant holders will retain the 11,500,000 BIOS Public Warrants. The outstanding BIOS Public Warrants (which will become New Avertix Medical Public Warrants following the Closing) would have a value of approximately $ per warrant based on the closing price of the BIOS Public Warrants on Nasdaq on , 2023. If a substantial number of, but not all, Public Shareholders exercise their redemption rights, and the holders of the 11,500,000 New Avertix Medical Public Warrants choose to exercise their warrants, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised.

Additionally, as a result of redemptions, the trading market for the New Avertix Medical Common Stock may be less liquid than the market for the Class A Ordinary Shares was prior to consummation of the Business Combination, and we may not be able to meet the listing standards for Nasdaq. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into New Avertix Medical’s business will be reduced.

The below sensitivity table shows the potential impact of redemptions on the pro forma book value per share of the shares owned by non-redeeming shareholders in a no additional redemption scenario, a fifty percent (50%) redemption scenario, and a maximum redemption scenario. The sensitivity table below also sets forth the potential additional dilutive impact of each of the below additional dilution sources in each redemption scenario.

	Assuming No Additional Redemption(1)			Assuming 50% Redemption(2)			Assuming Maximum Redemption(3)
Shareholders	Ownership in shares	Equity %		Ownership in shares	Equity %		Ownership in shares	Equity %
Avertix Medical Stockholders(4)			%			%			%
BIOS Public Shareholders			%			%			%
Founder Shares(5)			%			%			%
Placement Shares(6)			%			%			%
Total Shares Outstanding Excluding “Additional Dilution Sources”			%			%			%

Total Pro Forma Equity Value Post-Redemptions(7)
Total Pro Forma Book Value Post-Redemptions(8)	$			$			$

Pro Forma Book Value Per Share	$			$			$

	Assuming No Additional Redemption(1)			Assuming 50% Redemption(2)			Assuming Maximum Redemption(3)
Additional Dilution Sources	Ownership in shares	Equity %(8)		Ownership in shares	Equity %(8)		Ownership in shares	Equity %(8)
New Avertix Medical Warrants
New Avertix Medical Public Warrants			%			%			%
Placement Warrants(9)			%			%			%
Total Additional Dilution Sources			%			%			%

	Assuming No Additional Redemption(1)			Assuming 50% Redemption(2)			Assuming Maximum Redemption(3)
Deferred Discount	Amount ($)	% of Gross IPO Proceeds remaining in Trust Account(10)		Amount ($)	% of Gross IPO Proceeds remaining in Trust Account(10)		Amount ($)	% of Gross IPO Proceeds remaining in Trust Account(10)
Effective Deferred Underwriting Commission(11)	$		%	$		%	$

(1)	This scenario assumes that no Class A Ordinary Shares are redeemed by the Public Shareholders; amounts may not sum due to rounding.
(2)	This scenario assumes that Class A Ordinary Shares are redeemed by the Public Shareholders; amounts may not sum due to rounding.
(3)	This scenario assumes that Class A Ordinary Shares are redeemed by the Public Shareholders; amounts may not sum due to rounding.
(4)

Includes 1,584,859 shares of New Avertix Medical Common Stock underlying the Exchanged Options. Includes 2,970,000 Total Avertix Medical Earnout Shares that may be issued to the Eligible Avertix Medical Equityholders in two (2) equal tranches upon the occurrence of Triggering Event I or Triggering Event II, as applicable, or a change in control of New Avertix Medical during the Earnout Period. Triggering Event I means the date on which the VWAP of New Avertix Medical Common Stock is greater than or equal to $12.50 for any 20 trading days within any 30 consecutive trading day period within the Earnout Period. Triggering Event II means the date on which the VWAP of New Avertix Medical Common Stock is greater than or equal to $15.00 for any 20 trading days within any 30 consecutive trading day period within the Earnout Period.

(5)

Includes the Total Sponsor Earnout Shares that are subject to vesting and forfeiture if the New Avertix Medical Common Stock does not meet certain price thresholds following the Closing Date pursuant to the Triggering Events. While unvested, the Sponsor will have full ownership rights to the Total Sponsor Earnout Shares, including the right to vote such shares.

(6)	Includes 560,000 Placement Shares, of which 380,000 Placement Shares that are held by the Sponsor and 180,000 Placement Shares that are held by Cantor.
(7)	Pro forma equity value shown at $10.00 per share in the no additional redemption scenario, the fifty percent (50%) redemption scenario and the maximum redemption scenario.
(8)	See “Unaudited Pro Forma Condensed Combined Financial Information” for pro forma book value in the no additional redemption scenario and the maximum redemption scenario.
(9)

The Equity % with respect to each Additional Dilution Source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in the numerator and the full amount of shares issued with respect to the Total Additional Dilution Sources in the denominator. For example, in the fifty percent (50%) Redemption Scenario, the Equity % with respect to the New Avertix Medical Public Warrants would be calculated as follows: (a)                shares issued pursuant to the New Avertix Medical Public Warrants; divided by (b) (i)                shares (the number of shares outstanding excluding the Additional Dilution Sources) plus (ii)                shares included in the Additional Dilution Sources.

(10)	Includes 280,000 Placement Warrants held by the Sponsor and Cantor that were issued in a private placement at the time of the BIOS IPO.
(11)

Calculated using total underwriting commissions of $9,800,000 and by dividing such underwriting commissions by cash proceeds received from (i) the Trust Account net of any redemption amounts and (ii) the exercise of the warrants.

Q:	Why is BIOS proposing the Domestication?

The BIOS Board believes that it would be in the best interest of BIOS to effect a change of our domicile to Delaware. The BIOS Board believes that Delaware provides a recognized body of corporate law that will facilitate corporate governance by the officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures BIOS is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its popularity as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to corporate legal affairs. For more information, see “Proposal No. 2—The Domestication Proposal—Reasons for the Domestication.”

To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of not less than two-thirds (2/3) of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. In accordance with the Existing Governing Documents, only the holders of Class B Ordinary Shares shall have the right to vote on the Domestication Proposal. Abstentions will be considered present for the purpose of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Domestication Proposal as a matter of Cayman Islands law.

Q:	How will the Domestication affect my ordinary shares, warrants and units?

A:

In connection with the Domestication, on the Closing Date and prior to the Effective Time, (i) all of the then-issued and outstanding BIOS Ordinary Shares will be converted into shares of New Avertix Medical Common Stock on a one-for-one basis, (ii) each issued and outstanding whole warrant exercisable for one Class A Ordinary Share will be converted into a warrant exercisable for one share of New Avertix Medical Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the warrant agreement, and (iii) each issued and outstanding BIOS Public Unit and Placement Unit that has not been previously separated into the underlying Class A Ordinary Share and underlying one-half of one BIOS Public Warrant upon the request of the holder thereof will be canceled and will entitle the holder thereof to one share of New Avertix Medical Common Stock and one-half of one New Avertix Medical Public Warrant. See “Proposal No. 2—Domestication Proposal.”

Q:	What interests do the BIOS Initial Shareholders, our current officers, directors and advisors, and Avertix Medical’s current owners have in the Business Combination?

A:

Considering the recommendation of the BIOS Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors, officers and advisors and Avertix Medical’s current owners have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

Ross Haghighat is expected to serve on New Avertix Medical’s Board of Directors following Closing. In the future, Mr. Haghighat will receive any cash fees, stock options, stock awards or other remuneration that New Avertix Medical’s board of directors determines to pay him and any applicable compensation as described under the section titled “Executive and Director Compensation,” and certain unvested Avertix Medical Options held by Mr. Haghighat will vest upon the Closing. For further information on Mr. Haghighat’s interests, please see the sections titled “Risk Factors—BIOS’ Chief Executive Officer, Chief Financial Officer and member of the Board of Directors has interests in, and will benefit from, the Business Combination which may be different from or in addition to (and which may conflict with) the interests of the BIOS stockholders,” “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” and “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination”;

•

the fact that the BIOS Initial Shareholders agreed not to redeem any Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination and the BIOS Initial Shareholders are obligated to vote in favor of the Business Combination;

•

the fact that the Sponsor has irrevocably waived the anti-dilution adjustments set forth in BIOS’ organizational documents, or any other anti-dilution or similar adjustment rights to which the Sponsor may otherwise be entitled related to or arising from the Business Combination;

•

the fact that the Sponsor paid an aggregate amount of $25,000 for the Founder Shares, which will convert into 5,750,000 shares of New Avertix Medical Common Stock in accordance with the terms of BIOS’ organizational documents and such securities will have a significantly higher value at the time of the Business Combination;

•

the fact that the Sponsor paid $3,800,000 for 380,000 BIOS Placement Units, each of which is comprised of one Class A ordinary share (“Placement Shares”) and one-half of one redeemable warrant (“Placement Warrants”), which is exercisable 30 days following the Closing for one Class A Ordinary Share at $11.50 per share; and there are no redemption rights or liquidating distributions from the trust account with respect to the Founder Shares, Placement Shares, or Placement Warrants, which will expire worthless if BIOS does not consummate an initial business combination by December 7, 2023;

•

the fact that the Sponsor has invested in BIOS an aggregate of $3,825,000, comprised of the $25,000 purchase price for 5,750,000 Founder Shares and the $3,800,000 purchase price for 380,000 BIOS Placement Units. In addition, the Sponsor has also (i) loaned $5,000,000 to BIOS pursuant to the Sponsor Loan, which may be converted into Sponsor Loan Units, as described below, (ii) loaned an additional $1,500,000 pursuant to the Extension Note, which may be converted into Sponsor Loan Units, as described below, and (iii) loaned an aggregate of $474,000 to BIOS to fund certain operating and transaction expenses. Assuming a trading price of $10.00 per Class A Ordinary Share, the aggregate value of the Sponsor’s investment will be approximately $61,300,000. Even if the trading price of the shares of New Avertix Medical Common Stock was as low as $0.67 per share, the aggregate market value of the Founder Shares alone (without taking into account the value of the BIOS Placement Units) would be approximately equal to the initial investment in BIOS by the Sponsor. As a result, if the Business Combination is completed, the Sponsor is likely to be able to make a substantial profit on its investment in BIOS at a time when shares of New Avertix Medical Common Stock have lost significant value. On the other hand, if BIOS liquidates without completing a business combination before December 7, 2023, the Sponsor will lose its entire investment in BIOS;

•

the fact that the Sponsor and BIOS’ officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•	the fact that the Sponsor can earn a positive rate of return on its investment, even if other BIOS shareholders experience a negative rate of return in New Avertix Medical;

•

the fact that the Sponsor has loaned $5,000,000 to BIOS pursuant to that Sponsor Loan Note, dated December 7, 2021 (the “Sponsor Loan”), and the proceeds of the Sponsor Loan were deposited into the Trust Account and will be repaid or converted into Sponsor Loan Units, at a conversion price of $10.00 per unit, at the discretion of the Sponsor; provided, however, if an initial business combination is not consummated by December 7, 2023, and the Sponsor Loan has not been converted into Sponsor Loan Units prior to such time, the Sponsor will lose the entirety of its investment in the Sponsor Loan, and the proceeds of the Sponsor Loan will be distributed to BIOS’ public shareholders. The Sponsor has waived any claims against the trust account in connection with the Sponsor Loan;

•

the fact that the Sponsor has loaned $1,500,000 to BIOS pursuant to that Extension Note, dated June 2, 2023, and BIOS will deposit $250,000 into the Trust Account for each calendar month (commencing on June 7, 2023 and ending on the 7th day of each subsequent month), or portion thereof, that is needed by the Company to complete an initial business combination until December 7, 2023, and the proceeds of the Extension Note will be repaid or converted into Sponsor Loan Units, at a conversion price of $10.00 per unit, at the discretion of the Sponsor; provided, however, if an initial business combination is not consummated by December 7, 2023, and the Extension Note has not been converted into Sponsor Loan Units prior to such time, the Sponsor will lose the entirety of its investment in the Extension Note, and the proceeds of the Extension Note will be distributed to BIOS’ public shareholders. The Sponsor has waived any claims against the trust account in connection with the Extension Note;

•

the fact that the Sponsor, BIOS’ other current officers and directors and Cantor Fitzgerald & Co. (“Cantor”), the representative of the underwriters in the BIOS IPO, have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any BIOS Ordinary Shares (other than Public Shares) held by them if BIOS fails to complete an initial business combination by December 7, 2023;

•

the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to BIOS in an aggregate amount of up to $1,500,000 may be converted into units of the post-Business Combination entity at a price of $10.00 per unit and such units would be identical to the Public Units;

•

the fact that the Sponsor and BIOS’ officers and directors will lose their entire investment in BIOS and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by December 7, 2023. As of June 23, 2023, there are loans extended, fees due or outstanding out-of-pocket expenses amounting in the aggregate to approximately $1,095,000 for which the Sponsor and its affiliates and BIOS’ officers and directors are awaiting reimbursement;

•	the fact that BIOS may be entitled to distribute or pay over funds held by BIOS outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing;

•

the fact that Mr. Haghighat is, on the one hand, on the BIOS Board, BIOS’ Chief Executive Officer and Chief Financial Officer and a managing member of the Sponsor, and on the other hand, has been the Executive Chairman of Avertix Medical since April 2019. The Sponsor beneficially owns all of the Founder Shares and 380,000 Placement Units. For further information on Mr. Haghighat’s beneficial ownership of BIOS outstanding equity, please see the section titled “Beneficial Ownership of Securities”. In addition, Mr. Haghighat has various direct and indirect ownership interests in Avertix Medical. Mr. Haghighat (i) beneficially owns and (A) directly holds 534,791 options to purchase Avertix Medical Common Stock (the “Haghighat Options”) and 53,209 shares of Avertix Medical Common Stock (the “Haghighat Held Shares”) and (B) indirectly holds 1,379,567 shares of Avertix Medical Common Stock directly held by an entity wholly owned and controlled by Mr. Haghighat (the “Haghighat Controlled Shares”) and (ii) has an indirect, passive and non-beneficial ownership investment interest in certain entities that hold 887,693 shares of Avertix Medical Common Stock (on a fully-diluted and as converted to common stock basis and assuming the cashless exercise of outstanding warrants to purchase shares of Avertix Medical Common Stock) (the “Haghighat Non-Controlled Shares”). We estimate that upon the consummation of the Business Combination, assuming a trading price of $10.00 per Class A Ordinary Share, the market value of (I) the Haghighat Options would be worth approximately $1,020,000, assuming the exercise of all of the Haghighat Options at Closing, with an aggregate exercise price of approximately $220,000, (II) the Haghighat Held Shares would be worth approximately $102,000 (III) the Haghighat Controlled Shares would be approximately $2,632,000 and (IV) Mr. Haghighat’s interest in the Haghighat Non-Controlled Shares would be worth approximately $772,000 based on Mr. Haghighat’s aggregate 46% economic interest in the entities holding the Haghighat Non-Controlled Shares. In the aggregate, we estimate the total value of Mr. Haghighat’s investment interest in Avertix Medical would be worth approximately $4,526,000 upon consummation of the Business Combination, based on the assumptions listed in the prior sentence. Assuming the exercise of all of the Haghighat Options at Closing, we estimate that Mr. Haghighat paid approximately $868,000 for his aggregate investment interest, based on (a) the aggregate exercise price of the Haghighat Options, (b) the price paid for the Haghighat Held Shares, (c) the price paid for the Haghighat Controlled Shares and (d) Mr. Haghighat’s pro rata portion of the price paid for the Haghighat Non-Controlled Shares based on his 46% economic interest in the entities holding the Haghighat Non-Controlled Shares. Due to his financial interests in the Sponsor and Avertix Medical, Mr. Haghighat has interests in and benefits, including economic benefit, arising from the completion of the Business Combination that are different from or in addition to (and which may conflict with) the interests of our Public Shareholders. In addition, Mr. Haghighat has a conflict of interests with respect to evaluating Avertix Medical as a target for a business combination, even though BIOS and Avertix Medical took action to avoid his potential influence on the business combination process, including Mr. Haghighat not being present at, or participating in, any BIOS Board meetings related to the Business Combination or participating in negotiations, deliberations or valuations regarding Avertix Medical on behalf of BIOS. For further information on Mr. Haghighat’s interests, please see the sections titled “Risk Factors—BIOS’ Chief Executive Officer, Chief Financial Officer and member of the Board of Directors has interests in, and will benefit from, the Business Combination which may be different from or in addition to (and which may conflict with) the interests of the BIOS stockholders,” “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” and “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination”;

•

Steven Fletcher, an advisor to BIOS, is expected to serve on the New Avertix Medical Board of Directors following Closing. In the future, Mr. Fletcher will receive any cash fees, stock options, stock awards or other remuneration that New Avertix Medical’s board of directors determines to pay him and any applicable compensation as described under the section titled “Executive and Director Compensation”;

•

the fact that Cantor paid $1,800,000 for 180,000 BIOS Placement Units, each of which is comprised of one Placement Share and one-half of one Placement Warrant, which is exercisable 30 days following the Closing for one Class A Ordinary Share at $11.50 per share; and there are no redemption rights or liquidating distributions from the trust account with respect to the Placement Shares, or Placement Warrants, which will expire worthless if BIOS does not consummate an initial business combination by December 7, 2023; and

•

the fact that each of BTIG, LLC and Mizuho Securities USA LLC will receive fees in connection with certain capital markets and financial advisory services provided to BIOS and Avertix Medical at the closing of the Business Combination.

The BIOS Board concluded that the potentially disparate interests would be mitigated because (i) most of these disparate interests would exist with respect to a business combination by BIOS with any other target business or businesses, and (ii) each of the Sponsor and Mr. Haghighat will hold equity interests in New Avertix Medical with value that, after the Closing, will be based on the future performance of New Avertix Medical Common Stock. In addition, BIOS’ independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the BIOS Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination. With respect to Mr. Haghighat’s conflicts of interest, once Avertix Medical was identified as a potential target company for the Business Combination, BIOS took action to avoid Mr. Haghighat’s potential influence on the business combination process, including Mr. Haghighat not being present at, or participating in, any BIOS Board meetings related to the

Business Combination or participating in negotiations, deliberations or valuations regarding Avertix Medical on behalf of BIOS.

Based on its review of the foregoing considerations, the BIOS Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects the BIOS shareholders will receive as a result of the Business Combination. The BIOS Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

For more information about the factors the BIOS Board considered in evaluating and recommending the Business Combination to the BIOS shareholders, see sections titled “Proposal No. 1—The Business Combination Proposal—BIOS Board’s Reasons for the Approval of the Business Combination,” and “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine.”

Sponsor’s Beneficial Ownership of BIOS Prior to Closing

	Securities held by Sponsor	Sponsor Cost at BIOS’ Initial Public Offering
Class A Ordinary Shares	—		$—
Founder Shares	5,750,000
Placement Shares	380,000
Placement Warrants	190,000

Total		$

Sponsor’s Beneficial Ownership of New Avertix Medical Following the Closing

	Securities held by Sponsor at Closing		Value per Security as of , 2023		Sponsor Cost at Closing		Total Value
New Avertix Medical Common Stock Issued to Holders of Founder Shares and Placement Shares	6,130,000	(1)		$(2)		—
New Avertix Medical Placement Warrants	190,000			$(3)		—

Total					$		$

(1)

Includes the Total Sponsor Earnout Shares that are subject to vesting and forfeiture if the New Avertix Medical Common Stock does not meet certain price thresholds following the Closing Date pursuant to the Triggering Events. While unvested, the Sponsor will have full ownership rights to the Total Sponsor Earnout Shares, including the right to vote such shares. Assumes the Sponsor Loan is repaid in full rather than converted into Sponsor Loan Units.

(2)	Based on the closing price of the BIOS Public Shares on , 2023, which was $ .
(3)	Based on the closing price of the BIOS Public Warrants on , 2023, which was $ .

At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding BIOS or our securities, BIOS’ executive officers and directors, Avertix Medical and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of BIOS Ordinary Shares. In such transactions, the purchase price for the Class A Ordinary Shares will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Class A Ordinary Shares they acquire in such transactions. However, any Class A Ordinary Shares acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Shareholder Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. BIOS will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Class A Ordinary Shares for which BIOS has received redemption requests.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of BIOS and what may be best for a director’s personal interests when determining to recommend that Public Shareholders vote for the proposals. See the sections titled “Risk Factors,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Beneficial Ownership of Securities” for more information and other risks.

Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:

As of                , 2023 (after giving effect to the deposit of $5,250,000 by the Sponsor into the Trust Account), there were investments and cash held in the Trust Account of approximately $                . After the Extension Meeting whereby BIOS’ shareholders approved the Extension Amendment Proposal, Public Shareholders properly elected to redeem an aggregate of 9,942,523 BIOS Class A Ordinary Shares, resulting in approximately $137,513,654.92 remaining in the Trust Account as of June 2, 2023 and 13,057,477 BIOS Class A Ordinary Shares held by Public Shareholders remaining outstanding. These funds will not be released until the earlier of the completion of our initial business combination and the redemption of Class A Ordinary Shares if we are unable to complete an initial business combination by December 7, 2023, although we may withdraw the interest earned on the funds held in the Trust Account to pay taxes.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

The consummation of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among other things, (i) the absence of any law or governmental order by a governmental authority of competent jurisdiction and having jurisdiction over the parties with respect to the Business Combination enjoining, prohibiting, or making illegal the consummation of the Business Combination, (ii) approval of the Business Combination and related agreements and transactions by the shareholders of BIOS, (iii) effectiveness of the registration statement of which this proxy statement/prospectus is a part, (iv) receipt of approval for listing on Nasdaq of the shares of New Avertix Medical Common Stock to be issued or reserved for issuance in connection with the Business Combination, and (v) unless waived by the parties to the Business Combination Agreement that after giving effect to the Business Combination, the Available Minimum Cash shall not be less than $40,000,000.

Q:	What happens if the Business Combination is not consummated?

A:

BIOS will not complete the Business Combination unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If we are not able to complete the Business Combination or another initial business combination by December 7, 2023, we will cease all operations except for the purpose of winding up and redeeming Class A Ordinary Shares and liquidating the Trust Account, in which case our Public Shareholders may only receive approximately $10.20 per share and the BIOS Warrants will expire worthless. In addition, the underwriters of the BIOS IPO, Cantor, agreed to waive their rights to the deferred underwriting commission held in the Trust Account in the event we do not complete our initial business combination within the required time period.

Q:	When do you expect the Business Combination to be completed?

A:

It is currently anticipated that the Business Combination will be consummated as soon as practicable following the Shareholder Meeting, which is set for                , 2023; however, (i) such meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the Shareholder Meeting and we elect to adjourn the Shareholder Meeting to a later date or dates to permit further solicitation and votes of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals, and (ii) the Closing will not occur until all conditions set forth in the Business Combination Agreement are satisfied or waived. For a description of the conditions for the completion of the Business Combination, see “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement—Conditions to the Closing of the Business Combination.”

Q:	What proposals are shareholders being asked to vote upon?

A:	At the Shareholder Meeting, BIOS shareholders will be asked to consider and vote upon the following proposals:

1.	the Business Combination Proposal;

2.	the Domestication Proposal;

3.	the Charter Proposal;

4.	the Advisory Governing Documents Proposals;

5.	the Nasdaq Proposal;

6.	the Equity Incentive Plan Proposal;

7.	the Employee Stock Purchase Plan Proposal;

8.	the Director Election Proposal; and

9.	if put forth at the Shareholder Meeting, the Adjournment Proposal.

BIOS will hold the Shareholder Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Shareholder Meeting. Shareholders should read it carefully.

If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination will not be consummated.

For more information, please see “Proposal No. 1—The Business Combination Proposal,” “Proposal No. 2—The Domestication Proposal,” “Proposal No. 3—The Charter Proposal,” “Proposal No. 4—The Advisory Governing Documents Proposals,” Proposal No. 5—The Nasdaq Proposal,” “Proposal No. 6—The Equity Incentive Plan Proposal,” “Proposal No. 7—The Employee Stock Purchase Plan Proposal,” “Proposal No. 8—The Director Election Proposal” and “Proposal No. 9—The Adjournment Proposal.”

After careful consideration, the BIOS Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, each of the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Plan Incentive Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal and the Adjournment Proposal are in the best interests of BIOS and unanimously recommend that you vote “FOR” or give instruction to vote “FOR” each of these proposals.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of BIOS and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine,” “Risk Factors,” “Certain Relationships and Related Party Transactions,” “Executive and Director Compensation—Director Compensation” and “Beneficial Ownership of Securities” for a further discussion of these considerations.

THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:	Are the proposals conditioned on one another?

A:

The Closing is conditioned upon the approval of the Condition Precedent Proposals. Each of the Condition Precedent Proposals is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Director Election Proposal will be presented to the shareholders for a vote only if the Condition Precedent Proposals are approved. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

It is important for you to note that in the event that any of the Condition Precedent Proposals do not receive the requisite vote for approval, then BIOS will not consummate the Business Combination.

If BIOS does not consummate the Business Combination and fails to complete an initial business combination by December 7, 2023, BIOS will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such Trust Account to its Public Shareholders.

Q:	Do I have redemption rights?

A:

If you are a holder of Class A Ordinary Shares, you have the right to request that BIOS redeem all or a portion of your Class A Ordinary Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of such Public Shareholder’s Class A Ordinary Shares regardless of whether they vote for or against the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the Class A Ordinary Shares into a pro rata portion of the cash held in the Trust Account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the next question, “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a holder of Class A Ordinary Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of fifteen percent (15%) of the Class A Ordinary Shares included in the BIOS Public Units issued in the BIOS IPO, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than fifteen percent (15%) of the Class A Ordinary Shares included in the BIOS Public Units issued in the BIOS IPO, then any such shares in excess of that fifteen percent (15%) limit would not be redeemed for cash, without our prior consent.

The Sponsor entered into the Sponsor Agreement, pursuant to which it has agreed, for no consideration, to waive its redemption rights with respect to its Founder Shares and any additional Class A Ordinary Shares in connection with the completion of a business combination.

The consummation of the Business Combination is conditioned upon, among other things, approval by BIOS’ shareholders of the Condition Precedent Proposals. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated.

Q:	How do I exercise my redemption rights?

A:	If you are a holder of Class A Ordinary Shares and wish to exercise your right to redeem your Class A Ordinary Shares, you must:

(i)

(a) hold Class A Ordinary Shares or (b) hold Class A Ordinary Shares through BIOS Public Units and elect to separate your units into the underlying Class A Ordinary Shares and BIOS Public Warrants prior to exercising your redemption rights with respect to the Class A Ordinary Shares; and

(ii)

prior to 5:00 p.m., Eastern Time, on                , 2023 (two (2) business days prior to the initially scheduled date of the Shareholder Meeting) (a) submit a written request to the Transfer Agent that BIOS redeem your Class A Ordinary Shares for cash and (b) deliver your Class A Ordinary Shares to the Transfer Agent, physically or electronically through DTC.

The address of the Transfer Agent is listed under the question “Who can help answer my questions?” below.

Holders of BIOS Public Units must elect to separate the underlying Class A Ordinary Shares and BIOS Public Warrants prior to exercising redemption rights with respect to the Class A Ordinary Shares. If holders hold their BIOS Public Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the BIOS Public Units into the underlying Class A Ordinary Shares and BIOS Public Warrants, or if a holder holds BIOS Public Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so.

Any holder of Class A Ordinary Shares will be entitled to request that their Class A Ordinary Shares be redeemed for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Class A Ordinary Shares. As of                 , 2023, the record date for the Shareholder Meeting, this would have amounted to approximately $                 per Class A Ordinary Share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our Public Shareholders, regardless of whether such

Public Shareholders vote for or against the Business Combination Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. We anticipate that the funds to be distributed to Public Shareholders electing to redeem their Class A Ordinary Shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of Class A Ordinary Shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to the Transfer Agent and later decide prior to Closing not to elect redemption, you may request that BIOS instruct the Transfer Agent to return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

Any corrected or changed written exercise of redemption rights must be received by the Transfer Agent prior to the deadline for exercising redemption requests and, thereafter, with our consent, prior to Closing. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the Transfer Agent by 5:00 p.m., Eastern Time, on                 , 2023 (two (2) business days prior to the initially scheduled date of the Shareholder Meeting).

If a holder of Class A Ordinary Shares properly makes a request for redemption and the Class A Ordinary Shares are delivered as described above, then, if the Business Combination is consummated, New Avertix Medical will redeem Class A Ordinary Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two (2) business days prior to the consummation of the Business Combination. If you are a holder of Class A Ordinary Shares and you exercise your redemption rights, it will not result in the loss of any BIOS Public Warrants that you may hold.

Q:	Will how I vote on the Business Combination proposal affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights irrespective of whether you vote your Class A Ordinary Shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their Class A Ordinary Shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?

A:

No. Holders of outstanding BIOS Public Units must elect to separate the units into the underlying Class A Ordinary Shares and BIOS Public Warrants prior to exercising redemption rights with respect to the Class A Ordinary Shares. If you hold your BIOS Public Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying Class A Ordinary Shares and BIOS Public Warrants, or if you hold BIOS Public Units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. If you fail to cause your Class A Ordinary Shares to be separated and delivered to the Transfer Agent by 5:00 p.m., Eastern Time, on                , 2023 (two (2) business days prior to the initially scheduled date of the Shareholder Meeting), you will not be able to exercise your redemption rights with respect to your Class A Ordinary Shares.

Q:	How will the Domestication affect my ordinary shares, warrants and units?

A:	In connection with the Domestication, prior to the Closing Date, (i) all of the then-issued and outstanding BIOS Ordinary Shares will be converted into shares of New Avertix Medical Common Stock on a one-for-one basis, (ii) each issued and outstanding whole warrant exercisable for one Class A Ordinary Share will be converted into a warrant exercisable for one share of New Avertix Medical Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the warrant agreement, and (iii) each issued and outstanding BIOS Public Unit that has not been previously separated into the underlying Class A Ordinary Share and underlying one-half of one BIOS Public Warrant upon the request of the holder thereof will be canceled and will entitle the holder thereof to one share of New Avertix Medical Common Stock and one-half of one New Avertix Medical Public Warrant. See “Proposal No. 2 - Domestication Proposal.”

Q:	What are the material U.S. federal income tax consequences of exercising my redemption rights?

A:

As discussed more fully under the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders” below, a U.S. Holder (as defined in such section) that exercises its redemption rights to receive cash in exchange for its Public Shares generally will be treated as selling such shares in a taxable transaction resulting in the recognition of capital gain or loss. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Public Shares that such U.S. Holder owns or is deemed to own prior to and following the redemption.

Additionally, the tax consequences of exercising redemption rights are subject to the PFIC rules discussed more fully under the section entitled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders—Tax Effects of the Domestication on U.S. Holders—PFIC Considerations.” All holders of Public Shares considering exercising their redemption rights are urged to consult their tax advisors with respect to the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:	What are the material U.S. federal income tax consequences of the Domestication?

A:

As discussed more fully under the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders” below, the Domestication generally should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986 (the “Code”). However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as BIOS, this result is not entirely clear. In the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of Public Shares will be subject to Section 367(b) of the Code and, as a result:

•

a U.S. Holder of Public Shares whose Public Shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than ten percent (10%) of the total combined voting power of all classes of Public Shares entitled to vote and less than ten percent (10%) of the total value of all classes of Public Shares, will generally not recognize any gain or loss and will generally not be required to include any part of BIOS’ earnings in income pursuant to the Domestication;

•

a U.S. Holder of Public Shares whose Public Shares have a fair market value of $50,000 or more on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than ten percent (10%) of the total combined voting power of all classes of Public Shares entitled to vote and less than ten percent (10%) of the total value of all classes of Public Shares, will generally recognize gain (but not loss) on the exchange of Public Shares for shares of New Avertix Medical Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Public Shares, provided certain other requirements are satisfied; and

•

a U.S. Holder of Public Shares who on the date of the Domestication owns (actually and constructively) ten percent (10%) or more of the total combined voting power of all classes of Public Shares entitled to vote or ten percent (10%) or more of the total value of all classes of Public Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Public Shares. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code.

Notwithstanding the foregoing, even in the case of a transaction, such as the Domestication, that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of Public Shares or BIOS Public Warrants may, in certain circumstances, be required to recognize gain (but not loss) upon the exchange of its Public Shares or BIOS Public Warrants for the common stock or warrants of New Avertix Medical pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging BIOS Public Warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants of New Avertix Medical received in the Domestication over the U.S. Holder’s adjusted tax basis in the corresponding Public Shares or BIOS Public Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because BIOS is a blank check company with no current active business, we believe that BIOS is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of Public Shares or BIOS Public Warrants to recognize gain on the exchange of such shares or warrants for common stock or warrants of New Avertix Medical pursuant to the Domestication, unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Public Shares. A U.S. Holder cannot currently make these elections with respect to such U.S. Holder’s BIOS Public Warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of BIOS. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders—Tax Effects of the Domestication on U.S. Holders —PFIC Considerations.”

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s shares of New Avertix Medical Common Stock after the Domestication.

Q:	Do I have appraisal rights in connection with the proposed Business Combination?

A:

No. Neither our shareholders nor our warrant holders have appraisal rights in connection with the Domestication under the Cayman Islands Companies Act or in connection with the Business Combination under the DGCL.

Q:	What do I need to do now?

A:

BIOS urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or warrant holder of BIOS. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?

A:

If you were a holder of record of BIOS Ordinary Shares on                , 2023, the record date for the Shareholder Meeting, you may vote with respect to the proposals in person or virtually at the Shareholder Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Shareholder Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Shareholder Meeting so that your shares will be voted if you are unable to attend the Shareholder Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m., Eastern Time, on                 , 2023.

Voting in Person at the Meeting. If you attend the Shareholder Meeting and plan to vote in person, you will be provided with a ballot at the Shareholder Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Shareholder Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Shareholder Meeting and vote in person, you will need to bring to the Shareholder Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. For additional information, please see the section titled “Shareholder Meeting.”

Voting Electronically. You may attend, vote and examine the list of shareholders entitled to vote at the Shareholder Meeting by visiting https://www.cstproxy.com/                 and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to BIOS or by voting online at the Shareholder Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of various national and regional securities exchanges, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Shareholder Meeting are “non-routine” matters and therefore, BIOS does not expect there to be any broker non-votes at the Shareholder Meeting.

If you are a BIOS shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal or the Adjournment Proposal. Accordingly, your bank, broker, or other nominee can vote your shares at the Shareholder Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.

Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of each of the proposals as a matter of Cayman Islands law.

Q:	When and where will the Shareholder Meeting be held?

A:

The Shareholder Meeting will be held on                , 2023 at                a.m., Eastern Time, at 3 Embarcadero Ctr 20th Floor, San Francisco, CA 94111, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.

Shareholders may attend the Shareholder Meeting in person. If you wish to attend the Shareholder Meeting in person, you must reserve your attendance at least two (2) business days in advance of the Shareholder Meeting by contacting BIOS’ secretary at                  by 9:00 a.m., Eastern Time, on                 , 2023 (two (2) business days prior to the meeting date).

Q:	How do I attend the Shareholder Meeting?

A:

If you are a registered shareholder, you will receive a proxy card from the Transfer Agent. The form contains instructions on how to attend the Shareholder Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact the Transfer Agent at                , or email                .

You can pre-register to attend the Shareholder Meeting starting on                 , 2023 at                  a.m., Eastern Time (three (3) business days prior to the meeting date). Enter the URL address into your browser https://www.cstproxy.com/                , enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Shareholder Meeting you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Shareholder Meeting.

Shareholders who hold their investments through a bank or broker will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Shareholder Meeting you will need to have a legal proxy from your bank or broker, or if you would like to join and not vote, the Transfer Agent will issue you a guest control number with proof of ownership. In either case you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have access to the Internet, you can listen only to the meeting by dialing                  (or                  if you are located outside the United States and Canada (standard rates apply)) and when prompted enter the pin number                 #. Please note that you will not be able to vote or ask questions at the Shareholder Meeting if you choose to participate telephonically.

Q:	Who is entitled to vote at the Shareholder Meeting?

A:

BIOS has fixed                , 2023 as the record date for the Shareholder Meeting. If you were a shareholder of BIOS at the close of business on the Record Date, you are entitled to vote on matters that come before the Shareholder Meeting. However, a shareholder may only vote his or her shares if he or she is present in person (which would include presence at the virtual Shareholder Meeting) or is represented by proxy at the Shareholder Meeting.

Q:	How many votes do I have?

A:

Our shareholders are entitled to one vote at the Shareholder Meeting for each BIOS Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date, there were outstanding                BIOS Ordinary Shares, of which                  were Class A Ordinary Shares.

Q:	What constitutes a quorum?

A:

A quorum of our shareholders is necessary to hold a valid meeting. The presence (which would include presence at the virtual Shareholder Meeting), in person or by proxy, of the holders of one-third (1/3) of the paid up voting share capital of BIOS who are entitled to vote at the Shareholder Meeting constitutes a quorum at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum. The Sponsor, who owns approximately thirty percent (30%) of the issued and outstanding BIOS Ordinary Shares as of the Record Date, which will count towards this quorum. As of the Record Date for the Shareholder Meeting,                  BIOS Ordinary Shares would be required to achieve a quorum. Because all of the proposals to be voted on at the Shareholder Meeting are “non-routine” matters, banks, brokers and other nominees will not have authority to vote on any proposals unless instructed, so BIOS does not expect there to be any broker non-votes at the Shareholder Meeting.

Q:	What vote is required to approve each proposal at the Shareholder Meeting?

A:	The following votes are required for each proposal at the Shareholder Meeting:

•

Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

•

Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of not less than two-thirds (2/3) of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. In accordance with the Existing Governing Documents, only the holders of Class B Ordinary Shares shall have the right to vote on the Domestication Proposal.

•

Charter Proposal: The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of not less than two-thirds (2/3) of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. In accordance with the Existing Governing Documents, only the holders of Class B Ordinary Shares shall have the right to vote on the Charter Proposal.

•

Advisory Governing Documents Proposals: The approval of each of the Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Each of the Advisory Governing Documents Proposals will be voted upon on a non-binding advisory basis only.

•

The Nasdaq Proposal: The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

•

Equity Incentive Plan Proposal: The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

•

The Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

•

The Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. In accordance with the Existing Governing Documents, only the holders of the Class B Ordinary Shares are entitled to vote on the Director Election Proposal.

•

Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. For the avoidance of doubt, if put forth at the Shareholder Meeting, the Adjournment Proposal will be the first and only proposal voted on and none of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal the Employee Stock Purchase Plan Proposal or the Director Election Proposal will be submitted to the BIOS shareholders for a vote.

As the Sponsor is the sole beneficial owner of the Class B Ordinary Shares and, pursuant to the Sponsor Agreement, has agreed to vote in favor of the proposals being presented at the Shareholder Meeting, passage of the Domestication Proposal, Charter Proposal, and Director Election Proposal at the Shareholder Meeting is assured, as only the holders of Class B Ordinary Shares are entitled to vote on such proposals.

Q:	What are the recommendations of the BIOS Board?

A:

The BIOS Board believes that the Business Combination Proposal and the other proposals to be presented at the Shareholder Meeting are in the best interests of BIOS’ shareholders and unanimously recommends that BIOS shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Shareholder Meeting.

The existence of financial and personal interests of BIOS’ directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of BIOS and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. These conflicts of interest include, among other things, that if we do not consummate an initial business combination by December 7, 2023, we may be forced to liquidate, and the 5,750,000 Founder Shares owned by the Sponsor and 380,000 Placement Units owned by our Sponsor, of which our directors and officers are members, would be worthless. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine,” “Risk Factors—BIOS’ Chief Executive Officer, Chief Financial Officer and member of the Board of Directors has interests in, and will benefit from, the Business Combination which may be different from or in addition to (and which may conflict with) the interests of the BIOS stockholders,” “Certain Relationships and Related Party Transactions,” “Executive and Director Compensation” and “Beneficial Ownership of Securities” for more information.

Q:	How does the Sponsor intend to vote its shares?

A:

Pursuant to the terms of the Sponsor Agreement, the Sponsor has agreed to vote its Founder Shares and any Class A Ordinary Shares purchased by them, in favor of the Business Combination Proposal and all of the other proposals. As of the date of this proxy statement/prospectus, the Sponsor owns an aggregate of                BIOS Ordinary Shares, which in the aggregate represents approximately     % of our total outstanding shares on the date of this proxy statement/prospectus.

Q:	May our Sponsor and the other BIOS Initial Shareholders purchase Class A Ordinary Shares or BIOS Public Warrants prior to the Shareholder Meeting?

A:

At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding BIOS or our securities, BIOS’ Initial Shareholders, Avertix Medical and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of BIOS Ordinary Shares. In such transactions, the purchase price for the Class A Ordinary Shares will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Class A Ordinary Shares they acquire in such transactions. However, any Class A Ordinary Shares acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either prior to or immediately after the Shareholder Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. BIOS will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Class A Ordinary Shares for which BIOS has received redemption requests.

Q:	What happens if I sell my Class A Ordinary Shares before the Shareholder Meeting?

A:

The record date for the Shareholder Meeting is earlier than the date of the Shareholder Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Class A Ordinary Shares after the Record Date, but before the Shareholder Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Shareholder Meeting with respect to such shares, but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:	How has the announcement of the Business Combination affected the trading price of BIOS’ Class A Ordinary Shares, BIOS Public Units and BIOS Public Warrants?

A:

On                , 2023, the last trading date before the public announcement of the Business Combination, the Class A Ordinary Shares, BIOS Public Warrants and BIOS Public Units closed at $                , $                 and $                , respectively. On                 , 2023 the trading date immediately prior to the date of this proxy statement/prospectus, the Class A Ordinary Shares, BIOS Public Warrants and BIOS Public Units closed at $                , $                 and $                , respectively.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. Shareholders may send a later-dated, signed proxy card to BIOS at 260 Madison Avenue, Suite 800, New York, New York 10026 so that it is received by BIOS prior to the vote at the Shareholder Meeting

(which is scheduled to take place on , 2023) or attend the Shareholder Meeting in person (which would include presence at the virtual Shareholder Meeting) and vote. Shareholders also may revoke their proxy by sending a notice of revocation to BIOS’ Secretary at , which must be received by BIOS’ Secretary prior to the vote at the Shareholder Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the Shareholder Meeting?

A:

If you fail to take any action with respect to the Shareholder Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder and/or warrant holder of New Avertix Medical. If you fail to take any action with respect to the Shareholder Meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of BIOS. However, if you fail to take any action with respect to the Shareholder Meeting, you will nonetheless be able to elect to redeem your Class A Ordinary Shares in connection with the Business Combination, provided you follow the instructions in this proxy statement for redeeming your shares.

Q:	What should I do with my share certificates, warrant certificates and/or unit certificates?

A:

Shareholders who exercise their redemption rights must deliver their share certificates to the Transfer Agent (either physically or electronically) prior to 5:00 p.m., Eastern Time, on                , 2023 (two (2) business days prior to the initially scheduled date of the Shareholder Meeting).

BIOS warrant holders should not submit the certificates relating to their BIOS Warrants. Public Shareholders who do not elect to have their Class A Ordinary Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Class A Ordinary Shares.

Upon effectiveness of the Business Combination, holders of BIOS Ordinary Shares and BIOS Public Warrants will receive New Avertix Medical Common Stock and New Avertix Medical Public Warrants without needing to take any action and accordingly such holders do not need to submit the certificates relating to their BIOS Ordinary Shares and warrants. In addition, before the Closing, each outstanding BIOS Public Unit will be separated into its component Class A Ordinary Share and one-half of one BIOS Public Warrant.

Q:	What should I do if I receive more than one set of voting materials?

A:

Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your BIOS Ordinary Shares.

Q:	Who can help answer my questions?

A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card, you should contact:

Individuals call toll-free

Banks and brokers call

Email:

You also may obtain additional information about BIOS from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are a holder of Class A Ordinary Shares and you intend to seek redemption of your shares, you will need to deliver your Class A

Ordinary Shares (either physically or electronically) to the Transfer Agent at the address below prior to 5:00 p.m., Eastern Time, on                 , 2023 (two (2) business days prior to the initially scheduled date of the Shareholder Meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

E-mail:

TICKER SYMBOLS AND DIVIDEND INFORMATION

BIOS

Units, Common Stock and Warrants

The Class A Ordinary Shares and BIOS Public Warrants are currently listed on Nasdaq under the symbols “BIOS” and “BIOSW,” respectively. Certain of the Class A Ordinary Shares and BIOS Public Warrants currently trade as BIOS Public Units consisting of one underlying Class A Ordinary Share and one-half of one underlying redeemable warrant and are listed on Nasdaq under the symbol “BIOSU.” The units will automatically separate into their component securities upon consummation of the Domestication and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “BioPlus Acquisition Corp.” to “Avertix Medical, Inc.” We intend to apply for listing, to be effective at the time of the Business Combination, of the New Avertix Medical Common Stock and the New Avertix Medical Public Warrants on Nasdaq under the proposed symbols “AVRT” and “AVRTW.”

Holders

As of                 , 2023, the record date for the Shareholder Meeting, there was                  holder of record of BIOS Public Units,                  holder of record of Placement Units,                  holder of record of Class A Ordinary Shares,                  holders of record of Class B Ordinary Shares,                  holder of record of BIOS Public Warrants and                  holder of record of Placement Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose BIOS Public Units, Class A Ordinary Shares and BIOS Public Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

BIOS has not paid any cash dividends on the BIOS Ordinary Shares to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New Avertix Medical’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New Avertix Medical Board at such time.

Avertix Medical

There is no public market for Avertix Medical’s equity securities.

RISK FACTORS

You should carefully consider all of the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.

The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, the New Avertix Medical’s business, financial condition and results of operations. If any of the events described below occur, the New Avertix Medical business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the New Avertix Medical’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of BIOS and Avertix Medical.

All references in this section to “we,” “us” or “our” refer to BIOS or Avertix Medical prior to the Closing, as the context requires, and New Avertix Medical after the Closing, as the context requires. References to the “Company” refer to New Avertix Medical and its consolidated subsidiaries subsequent to the Business Combination.

Risks Related to Avertix Medical’s Business

We require additional capital to support our present business plan and our anticipated business growth, and such capital may not be available on acceptable terms, or at all, which would adversely affect our ability to operate.

We will require substantial additional capital to further develop our business plan and continue our planned operations. We may choose to raise additional capital in order to expedite and propel growth more rapidly. We can give no assurance that we will be successful in raising any additional funds. Additionally, if we are unable to generate sufficient planned revenues from our sales and operating activities, we may need to raise additional funds, doing so through debt and equity offerings, in order to meet our expected future liquidity and capital requirements, including capital required for the development completion and introduction of our future products and technologies. Any such financing that we undertake will likely be dilutive to current stockholders.

We intend to continue to make investments to support our business growth. In addition, we may also need additional funds to respond to business opportunities and challenges, including our ongoing operating expenses, protecting our intellectual property, satisfying debt payment obligations, developing new lines of business and enhancing our operating infrastructure. While we may need to seek additional funding for such purposes, we may not be able to obtain financing on acceptable terms, or at all. In addition, the terms of our financings may be dilutive to, or otherwise adversely affect, holders of New Avertix Medical Common Stock. We may also seek to raise additional funds through arrangements with collaborators or other third parties. We may not be able to negotiate any such arrangements on acceptable terms, if at all. If we are unable to obtain additional funding on a timely basis, we may be required to curtail or terminate some or all our business plans. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Avertix Medical—Liquidity and Capital Resources”.

We cannot predict our future capital needs and we may not be able to secure additional financing.

We had cash of approximately $8.2 million, $2.6 million and $4.4 million as of March 31, 2023, December 31, 2022 and 2021, respectively. Since our inception, we have financed operations primarily through the issuance of preferred stock and convertible notes. As a commercialized medical device company in its early stages, we have yet to generate sufficient revenues to fund the cash needs of our operations. To fund future operations and execute our long-term business plan and strategy, we will require the successful completion of the

Business Combination and the raising of additional capital through the issuance of additional equity and/or debt. No assurance can be given that necessary funds will be available for us to finance our development on acceptable terms, if at all. Furthermore, such additional financings may involve substantial dilution of our stockholders or may require that we relinquish rights to certain of our technologies or products. In addition, we may experience operational difficulties and delays due to working capital restrictions. If adequate funds are not available from operations or additional sources of financing, we may have to delay or scale back our growth plans.

Management has determined there is substantial doubt about our ability to continue as a going concern.

Due to our history of recurring losses from operations, which included a restructuring under Chapter 11 of the U.S. Bankruptcy Code in 2019 and a U.S. bankruptcy court approved restructuring plan in February 2019, negative cash flows from operations and a significant accumulated deficit, management has determined these conditions raise substantial doubt about our ability to continue as a going concern, which is also included in the opinion of our independent registered public accounting firm for the year ended December 31, 2022 and in a related footnote to those financial statements.

Management’s plans to continue as a going concern include raising additional financing, specifically through the Business Combination, and generating operating revenues. There can be no assurance that our plans will be successful and, as such, our management concluded that substantial doubt exists about our ability to continue as a going concern. Further, the perception that we may not be able to continue as a going concern may also make it more difficult to operate our business due to concerns about our ability to meet our contractual obligations.

We have a limited sales history and the expected market for our Guardian System may fail to develop as expected.

We began U.S. commercial sales under Transitional Pass-Through (“TPT”) reimbursement in the first quarter of 2022. Sales and potential future profitability of Avertix Medical will depend largely upon our ability to generate awareness, interest and adoption of the Guardian System among physicians, patients, hospitals and ASCs. The Company is in an early period of commercialization with a limited footprint of customers and product sales. Additional sales personnel are expected to allow the Company to provide broader coverage and foster deeper relationships with physicians to drive revenue growth. There is no guarantee that hospitals, ASCs or cardiologists will accept the Guardian as a medical device at a price point that we deem acceptable. In addition, we may not generate sufficient revenues to cover costs which would negative impact on the business, financial results and results of operation.

Our business is heavily dependent upon physicians utilizing and prescribing our Guardian System; if we fail to engage physicians to utilize our solution, our revenues may never materialize or may not meet our projections.

The success of our business is heavily dependent upon physicians prescribing and utilizing our Guardian System. The utilization of our Guardian System by physicians for use in the prescription of cardiac monitoring is directly influenced by a number of factors, including:

•

the ability of the physicians with whom we work to obtain sufficient reimbursement and be paid in a timely manner for the professional services they provide in connection with the use of our monitoring Guardian System;

•	establishing ourselves as a cardiac monitoring technology company by publishing peer reviewed publications showing efficacy of our Guardian System,

•	our ability to educate physicians regarding the benefits of our cardiac monitoring Guardian System over alternative diagnostic monitoring solutions,

•	our demonstrating that our proposed products are reliable and supported by us in the field;

•	supplying and servicing sufficient quantities of products directly or through marketing alliances; and

•	pricing our devices and technology service fees in a medical device industry that is becoming increasingly price sensitive.

Moreover, if we are unable to educate clinicians on the safe, effective and appropriate use of our product, we may experience increased claims of product liability and may be unable to achieve our expected growth. Doctors play a significant role in determining the course of treatment and, ultimately, the type of product that will be used to treat a patient, so we rely on effectively marketing to them. Hospitals, however, are increasingly involved in the evaluation of products and product purchasing decisions. In order for us to sell our products, we must demonstrate to cardiologists and hospitals that our products are attractive alternatives to competing products for use in procedures. Acceptance of our products depends on educating cardiologists and hospitals as to the distinctive characteristics, perceived benefits, safety and cost-effectiveness of our products as compared to our competitors’ products. If we are not successful in demonstrating the merit of our products to cardiologists and hospitals or educating them on the use of our products, they may not use our products and we will be unable to increase our sales and sustain growth or profitability.

If we are unable to increase physician utilization, our revenues may never materialize or may not meet our projections.

Our revenue relies on our Guardian System, which is currently our only product. If our Guardian System or future offerings of product and services fail to gain, or lose, market acceptance, our business will suffer.

Our current revenue is dependent on purchases and use of our Guardian System, and we expect that reimbursement for our Guardian System will account for substantially all our revenue for the foreseeable future. We are in various stages of research and development for improvements to our Guardian System, including potentially for new indications; however, there can be no assurance that we will be able to successfully develop and commercialize such improved version of the Guardian System. Any new offerings of future product candidates and services (which will be subject to further approval by regulatory agencies including the Food and Drug Administration (the “FDA”)) may not be accepted by physicians or may merely replace revenue generated by our Guardian System and not generate additional revenue. If we have difficulty launching new services, our reputation may be harmed and our financial results adversely affected. In order to substantially increase our revenue, we will need to target physicians other than cardiologists, such as emergency room doctors, primary care physicians and other physicians with whom we have had little contact and who may require a different type of marketing effort. If we are unable to increase sales for our Guardian System, expand reimbursement for our Guardian System or successfully develop and commercialize new services and related devices, our revenue and our ability to achieve and sustain profitability would be impaired.

Our forecasts and projections are based upon assumptions, analyses and estimates developed by our management. If these assumptions, analyses or estimates prove to be incorrect or inaccurate, our actual results may differ materially from those forecasted or projected.

Our forecasts and projections, including projected revenues, margins, profitability, cash flows and our anticipated market opportunity, growth and penetration, are subject to significant uncertainty and are based on assumptions, analyses and estimates developed by our management, including with reference to third-party forecasts, any or all of which may prove to be incorrect or inaccurate.

The forecasts and projections in this proxy statement/prospectus include assumptions, analyses and estimates relating to the expected size and growth of the markets for which we operate or seek to enter. Such markets may not develop or grow, or may develop and grow at a lower rate than expected, and even if these markets experience the forecasted growth described in this prospectus, we may not grow our business at similar rates, or at all. Our future growth is subject to many factors, including, among others, our ability to develop and commercialize our Guardian System and the market’s adoption of our Guardian System, both of which are subject to risks and uncertainties, many of which are beyond our control. Accordingly, the forecasts and projections of market size and growth described in this prospectus should not be taken as indicative of our future growth.

Moreover, none of the projections and forecasts included in this proxy statement/prospectus have been prepared with a view toward public disclosure other than to certain parties involved in the Business Combination or toward complying with SEC guidelines or GAAP. Accordingly, such projections and forecasts should not be viewed as public guidance. The projections and forecasts were prepared based on numerous variables and assumptions which are inherently uncertain and may be beyond the control of Avertix Medical and BIOS and exclude, among other things, transaction-related expenses. Important factors that may affect actual results and results of New Avertix Medical’s operations following the Business Combination, or could lead to such projections and forecasts not being achieved include, but are not limited to: physician demand for the Guardian System, an evolving competitive landscape, rapid technological change, regulatory changes, successful management and retention of key personnel, unexpected expenses and general economic conditions. While Avertix Medical and BIOS assume responsibility for the accuracy and completeness of the projections and forecasts included in this proxy statement/prospectus, investors are cautioned not to place undue reliance on the projections, as the projections may be materially different than actual results.

Our success depends on our ability to effectively market our Guardian System against those of our future competitors or new technologies in the market.

Healthcare is a highly competitive environment. Our present product, the Guardian System, or future products, following received FDA approval, could be rendered obsolete or uneconomical by technological advances by one or more future competitors. To remain competitive, we must continue to develop and acquire new products and technologies and improve existing products and technologies. Competition is primarily on the basis of: technology; innovation; quality; reputation; customer service; and pricing.

In markets outside of the U.S., other factors influence competition as well, including: local distribution systems; complex regulatory environments; and differing medical philosophies and product preferences.

Our competitors may have greater financial, marketing and other resources than us; respond more quickly to new or emerging technologies; undertake more extensive marketing campaigns; adopt more aggressive pricing policies; or be more successful in attracting potential physicians, employees and strategic partners. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These third parties may compete with us in recruiting and retaining qualified technical and management personnel, establishing clinical study sites and patient registrations for clinical studies, as well as in acquiring technologies complementary to, or necessary for, our programs.

Any of these factors, alone or in combination, could cause us to have difficulty maintaining or increasing sales of our products.

If we are not able to both obtain and maintain adequate levels of third-party reimbursement for our Guardian System, it would have a material adverse effect on the demand for the Guardian System, our revenue levels and our business.

Healthcare providers and related facilities are generally reimbursed for their services through payment systems managed by various governmental agencies worldwide, private insurance companies and managed care organizations. The manner and level of reimbursement in any given case may depend on the site of care, the procedure(s) performed, the final patient diagnosis, the device(s) utilized, available budget, the efficacy, safety, performance and cost-effectiveness of our products and services or a combination of these or other factors, and coverage and payment levels are determined at each payor’s discretion in a particular jurisdiction. In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. While commercial payors often follow Medicare coverage policy and payment limitations, coverage and reimbursement for products can differ significantly from payor to payor. The coverage policies and reimbursement levels of these third-party payors may impact the decisions of healthcare providers and facilities regarding which medical products they purchase and the prices they are willing to pay for those products. Thus, changes in reimbursement levels or methods may impact sales of our products.

Reimbursement rates can also affect the acceptance rate of new technologies. Legislative or administrative reforms to reimbursement systems in the United States or abroad, or changes in reimbursement rates by private payors, could significantly reduce reimbursement for medical actions using our products or result in denial of reimbursement for those products, which would adversely affect customer demand or the price customers may be willing to pay for such products and services.

We have no direct control over payors’ decision-making with respect to coverage and payment levels for our medical device products and services. Additionally, we expect many payors to continue to explore cost- containment strategies (e.g., comparative and cost- effectiveness studies, so-called “pay-for-performance” programs implemented by various public and private payors, and expansion of payment bundling schemes such as Accountable Care Organizations, and other such methods that shift medical cost risk to providers) that may potentially impact coverage and/or payment levels for our products and services.

The ability of physicians and other providers to successfully utilize our cardiac diagnostic and monitoring Guardian System and successfully allow payors to reimburse for the physicians’ technical and professional fees is critical to our business because physicians and their patients will select solutions other than ours in the event that payors refuse to adequately reimburse our technical fees and physicians’ professional fees.

Reimbursement by Medicare is highly regulated and subject to change; our failure to comply with applicable regulations could decrease our expected revenue and may subject us to penalties or have an adverse impact on our business.

Since commercialization, we received the significant majority of our total revenue from the Medicare program (inclusive of Medicare Advantage). The Medicare program is administered by the Centers for Medicare & Medicaid Services (CMS), which imposes extensive and detailed requirements on medical services providers, including, but not limited to, rules that govern how we structure our relationships with physicians, and how and where we provide our cardiac Guardian System. Our failure to comply with applicable Medicare rules could result in the inability of physicians to receive reimbursement as they will likely utilize our cardiac monitoring Guardian System under the Medicare payment program, which would have a material adverse impact on our reputation, business and results of operations.

Effective January 1, 2022, CMS awarded the Guardian System a TPT payment for outpatient procedures that adds the device cost as a pass-through payment to the calculated procedure payment. Medicare reimbursement levels are important to increasing adoption of our Guardian System because a significant percentage of the target patient population for the Guardian System is over the age of 65. The TPT payment is only effective for up to three years. While during the current TPT phase and prior to the expiration of the TPT, management intends to work to ensure the issuance of a permanent higher classification, there can be no assurance that such efforts will be successful. Any future decline in the amount Medicare is willing to reimburse our customers for implantation of the Guardian System could make it difficult for new customers to adopt the Guardian System and could create additional pricing pressure for us, which could adversely affect our ability to invest in and grow our business.

If reimbursement or other payment for our Guardian System is reduced or modified in the United States or abroad, including through cost containment measures or changes to policies with respect to pricing, our business could suffer.

We receive a substantial portion of our revenue from Medicare and third-party commercial payors, and we cannot predict whether and to what extent existing reimbursement rates will continue to be available. Global efforts toward healthcare cost containment continue to exert pressure on product pricing. Governments around the world use various mechanisms to control healthcare expenditures such as price controls, the formation of public contracting authorities, product formularies (lists of recommended or approved products), and competitive tenders which require the submission of a bid to sell products. Sales of the Guardian System are dependent, in part, on the availability of reimbursement by government agencies and healthcare programs, as well as insurance companies and other third-party commercial payors. If CMS or any of our key commercial payors reduce reimbursement rates for our Guardian System, our business, operating results, and prospects would be adversely affected.

If we are unable to keep up with expected demand for our Guardian System, our revenue could be impaired, market acceptance for our Guardian System could be harmed, and physicians may instead order alternative monitoring products.

As demand for our Guardian System increases, we may encounter production or service delays or shortfalls. Such production or service delays or shortfalls may be caused by many factors, including the following:

•	while we intend to continue to expand our manufacturing capacity, our production processes may have to change to accommodate this growth, potentially involving significant capital expenditures;

•

we may experience technical challenges to increasing manufacturing capacity, including in connection with equipment design, automation, validation and installation, contractor issues and delays, licensing and permitting delays or rejections, materials procurement, manufacturing site expansion, problems with production yields and quality control and assurance;

•

materials and components used in manufacturing of our Guardian System are provided, given our limited scale, by a sole or single supplier or limited number of suppliers (although other alternatives are available in the market), and we do not maintain large inventory levels of these components; if we experience a shortage or quality issues in any of these components, we would need to identify and qualify new supply sources, which could increase our expenses and result in manufacturing delays;

•

global demand and supply factors concerning commodity components common to all electronic circuits, including Guardian Systems, could result in shortages that manifest as extended lead times for circuit boards, which could limit our ability to sustain and/or grow our business;

•	we may experience a delay in completing validation and verification testing for new production processes and/or equipment at our manufacturing facilities;

•	to increase our manufacturing output significantly and scale our services, we will have to attract and retain qualified employees for our operations; and

•

in response to unexpectedly rapid growth of our business, clinical operations capacity may not meet demand while new resources are being recruited and trained, which could negatively impact our volume capacity for our Guardian System.

If we were unable to successfully manufacture our Guardian Systems in sufficient quantities, or to maintain sufficient capacity to provide our Guardian System, it could materially harm our business.

If we are unable to maintain and expand our network of direct and indirect sales representatives, we may not be able to generate anticipated sales.

Our operating results are directly dependent upon the sales and marketing efforts of our employees and indirect sales representatives we intend to utilize in the future. We expect our direct and indirect sales representatives to develop long-lasting relationships with the physicians they serve. If these sales representatives fail to adequately promote, market and sell our products, our sales could significantly decrease.

We face significant challenges and risks in managing our geographically dispersed distribution network and retaining the individuals who make up that network. If a significant number of our direct sales representatives were to leave us, our sales could be adversely affected. If a significant number of our sales representatives were to depart and be retained by one of our competitors, we may be unable to prevent them from helping competitors solicit business from our existing customers, which could further adversely affect our sales. Because of the intense competition for their services, we may be unable to hire additional sales representatives to work with us. We may not be able to enter into agreements with them on favorable or commercially reasonable terms, if at all. Failure to hire or retain qualified sales representatives would prevent us from maintaining or expanding our business and generating sales.

As we launch new products and increase our marketing efforts with respect to existing products, we will need to expand the reach of our marketing and sales networks. Our future success will depend largely on our ability to continue to hire, train, retain and motivate skilled sales representatives with significant technical knowledge in various areas. New hires require training and take time to achieve full productivity. If we fail to train new hires adequately, or if we experience high turnover in our sales force in the future, we cannot be certain that new hires will become as productive as may be necessary to maintain or increase our sales.

If we are unable to expand our sales and marketing capabilities domestically and internationally, we may not be able to effectively commercialize our products, which would adversely affect our business, results of operations and financial condition.

A significant portion of our expected future growth depends on our ability to access international markets.

Our business plan contemplates addressing the significant addressable international market for the Guardian System. To date, we have made limited international sales and entered into two distribution agreements: one for the Middle Eastern region and the other covering several countries in the Asia Pacific region. We expect that our distribution model will involve indirect sales representatives and further international distribution agreements, and we are in the early stages of accessing these markets. If we are unable to find adequate partners to distribute the Guardian System internationally, or the Guardian System and future enhancements face difficulties with required approvals in foreign jurisdiction, our expected results of operations and projected business results could be materially and adversely affected.

We are increasingly dependent on information technology and if we fail to effectively maintain or protect our information systems or data, including from data breaches, our business could be adversely affected.

We are increasingly dependent on sophisticated information technology for our products and infrastructure. As a result of technology initiatives, expanding privacy and cybersecurity laws, and changes in our system platforms, we have been consolidating and integrating the number of systems we operate and have upgraded and expanded our information systems capabilities. In addition, our Guardian System incorporates software and information technology that collects data regarding patients and patient therapy, and connects to our systems for maintenance and other purposes.

Our information systems, and those of third-party suppliers with whom we may contract, require an ongoing commitment of significant resources to maintain, protect and enhance existing systems and develop new systems to keep pace with continuing changes in information technology, evolving systems and regulatory standards, changing threats and vulnerabilities, and the increasing need to protect patient and customer information. In addition, given their size and complexity, these systems could be vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees, third-party vendors and/or business partners, or from cyber-attacks by malicious third parties attempting to gain unauthorized access to our products, systems or confidential information.

Like other corporations with international and expanding operations, we may experience instances of phishing attacks on our email systems or other cyber-attacks, including state-sponsored cyber-attacks, industrial espionage, insider threats, computer denial-of-service attacks, computer viruses, ransomware and other malware, payment fraud or other cyber incidents. Our incident response efforts, business continuity procedures and disaster recovery planning may not be sufficient for all eventualities. If we fail to maintain or protect our information systems and data integrity effectively, we could:

•	lose existing customers, vendors and business partners;

•	have difficulty attracting new customers;

•	have problems in determining product cost estimates and establishing appropriate pricing;

•	suffer outages or disruptions in our operations or supply chain;

•	have difficulty preventing, detecting, and controlling fraud;

•	have disputes with customers, physicians, and other healthcare professionals;

•	have regulatory sanctions or penalties imposed;

•	incur increased operating expenses;

•	be subject to issues with product functionality that may result in a loss of data, risk to patient safety, field actions and/or product recalls;

•	incur expenses or lose revenues as a result of a data privacy breach; or

•	suffer other adverse consequences.

While we have safeguards of our data and information technology in place, there can be no assurance that our activities related to consolidating the number of systems we operate, upgrading and expanding our information systems capabilities, protecting and enhancing our systems and implementing new systems will be successful. We will continue to dedicate significant resources to protect against unauthorized access to our systems and work with government authorities to detect and reduce the risk of future cyber incidents; however, cyber-attacks are becoming more sophisticated, frequent and adaptive. Therefore, despite our efforts, we cannot assure that cyber-attacks or data breaches will not occur or that systems issues will not arise in the future. Any significant breakdown, intrusion, breach, interruption, corruption or destruction of these systems could have a material adverse effect on our business and reputation and could materially adversely affect our results of operations and financial condition.

We could be exposed to significant liability claims if we are unable to obtain insurance at acceptable costs and adequate levels or otherwise protect ourselves against potential product liability claims.

The testing, manufacture, marketing and sale of medical devices entail the inherent risk of liability claims or product recalls. Product liability insurance is expensive and, if available, may not be available on acceptable terms at all periods of time. A successful product liability claim or product recall could inhibit or prevent the successful commercialization of our Guardian System or future products, cause a significant financial burden on our Company, or both, which in either case could have a material adverse effect on our business and financial condition.

International expansion of our business is expected to lead to increased exposure to market, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States.

While we currently derive all of our revenue and maintain substantially all of our assets in the United States, we intend to continue to pursue growth opportunities outside of the United States, especially in the Middle East and Asia Pacific, which could expose us to risks associated with international sales and operations. Additionally, our international expansion efforts may not be successful.

Our international operations would be subject to a number of risks, including:

•

multiple, conflicting and changing laws and regulations such as tax laws, privacy laws, export and import restrictions, employment laws, regulatory requirements, and other governmental approvals, permits, and licenses;

•	obtaining and sustaining regulatory approvals, certifications, and regulatory compliance where required for the sale of the Guardian System in various countries;

•	requirements to maintain data and the processing of that data on servers located within such countries;

•	complexities associated with managing multiple payor reimbursement regimes, government payors, or patient self-pay systems;

•	logistics and regulations associated with shipping and returning our Guardian System;

•

financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the effect of local and regional financial pressures on demand and payment for our services, fluctuations in trade policy and tariff regulations, changes in international tax regulations applicable to our business, and exposure to foreign currency exchange rate fluctuations, which may reduce the reported value of our foreign currency denominated revenues, expenses, and cash flows;

•	decreased emphasis or enforcement or intellectual property protections in some countries outside the United States in comparison to that in the United States;

•

increased risk of litigation or administrative proceedings in connection with our relationships with international business partners, including litigation against persons whom we believe have infringed on our intellectual property, infringement litigation filed against us, litigation against a competitor, or litigation filed against us by distributors or service providers resulting from a breach of contract or other claim, as well as disputes regarding government and public tenders, any of which may result in substantial costs to us, adverse judgments, settlements, and diversion of our management’s attention;

•	natural disasters, political and economic instability, including wars, terrorism, political unrest, outbreak of disease, boycotts, curtailment of trade, and other market restrictions; and

•	regulatory and compliance risks that relate to maintaining accurate information and control over activities subject to regulation under the anti-bribery laws and regulations in other countries.

Any of these factors could significantly harm our future international expansion and operations and, consequently, our revenue and results of operations.

Unfavorable global economic conditions, including slower growth or recession, inflation or decreases in consumer spending power or confidence, could adversely affect our business, financial condition or results of operations.

Our results of operations could be harmed by general conditions in the global economy and in the global financial markets. A severe or prolonged economic downturn, including the impact of increased interest rates and inflation (such as the recent rise in inflation in the United States), could result in a variety of risks to our business, including our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our third-party manufacturer or suppliers, possibly resulting in supply disruption, or cause our customers to delay making payments for our Guardian System. Any of the foregoing could harm our business and we cannot anticipate all of the ways in which unfavorable economic conditions and financial market conditions, including slower growth or recession, inflation or decreases in consumer spending power or confidence, could harm our business.

Our senior management and key employees are important to our physician relationships and overall business, and if we are not successful in attracting or retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

We believe that our success depends in part on the continued contributions of our senior management and key employees. We rely on our executive officers, senior management and key employees to generate business and execute programs successfully. In addition, the relationships and reputation that members of our management team and key employees have established and maintain with current and potential future customers contribute to our ability to maintain good customer relations and to identify new business opportunities. Our sales, technical and other key personnel play an integral role in the development, marketing and selling of new and existing products. These individuals could terminate their employment with us at any time or could take actions beyond our control necessitating their termination. If we are unable to recruit, hire, develop and retain a talented, competitive work force in our highly competitive industry, or if we are unable to plan effective succession for the future, we may not be able to meet our strategic business objectives.

Our ability to attract and retain employees is highly dependent upon our commitment to a diverse and inclusive workplace, ethical business practices and other qualities. Negative public opinion could result from actual or alleged conduct by us or those currently or formerly associated with us, and from any number of activities or circumstances, including operations, employment-related offenses (such as sexual harassment and discrimination), regulatory compliance and actions taken by regulators or others in response to such conduct. The outcome of any allegations, lawsuits, claims or legal proceedings is inherently uncertain and could result in significant costs, damage to our brands or reputation and diversion of management’s attention from our business. Any damage to our reputation or payments of significant amounts, even if reserved, could materially and adversely affect our business, reputation, financial condition, results of operations and cash flows.

In addition, prospective and existing employees often consider the value of the equity awards they receive in connection with their employment. If the actual or perceived value of our equity awards declines, experiences significant volatility or increases such that prospective employees believe there is limited upside to the value of our equity awards, it may adversely affect our ability to recruit and retain key employees. Additionally, in order to retain our existing employees and manage potential attrition, including as a result of stock price decreases and market volatility that may impact the actual or perceived value of our equity awards, we may issue additional equity awards, which could negatively impact our results of operations. Moreover, following the Closing and the lock-up period, many of our employees may be eligible to receive significant proceeds from the sale of New Avertix Medical Common Stock in the public markets. This may lead to higher employee attrition rates. If we are unable to recruit, hire, develop and retain a talented, competitive work force in our highly competitive industry, or if we are unable to plan effective succession for the future, we may not be able to meet our strategic business objectives. The loss of any of our continuing executive officers, members of our senior management team or key employees could significantly delay or prevent the achievement of our business objectives and could materially harm our business and customer relationships and impair our ability to identify and secure new contracts and otherwise manage our business.

Risks Related to Financial and Accounting Matters

Avertix Medical identified a material weakness in its internal control over financial reporting. If Avertix Medical is unable to remediate this material weakness, or if it identifies additional material weaknesses in the future or otherwise fails to maintain effective internal control over financial reporting, it may not be able to accurately or timely report its financial condition or results of operations, which may adversely affect New Avertix Medical’s business and share price.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. In the course of preparing the financial statements that are included in this proxy statement/prospectus, management has determined that a material weakness exists within the internal controls over financial reporting. The material weakness identified relates to the lack of a sufficient complement of personnel within the finance and accounting function with an appropriate degree of knowledge, experience and training. We concluded that the material weakness in our internal control over financial reporting occurred because, prior to the Business Combination, we were a private company and did not have the necessary business processes, systems, personnel and related internal controls necessary to satisfy the accounting and financial reporting requirements of a public company.

In order to remediate the material weakness, we expect to hire additional accounting and finance resources with public company experience and to nominate board members with the required financial literacy.

We may not be able to fully remediate the identified material weakness until the steps described above have been completed and our internal controls have been operating effectively for a sufficient period of time. We believe we will make progress in our remediation plan during the year ending December 31, 2023, but cannot assure you that we will be able to fully remediate the material weakness by such time. We also may incur significant costs to execute various aspects of our remediation plan but cannot provide a reasonable estimate of such costs at this time.

Avertix Medical is working to remediate the material weakness as efficiently and effectively as possible and expects full remediation will go beyond December 31, 2023. At this time, Avertix cannot provide an estimate of costs expected to be incurred in connection with implementing this remediation plan; however, these remediation measures will be time consuming, will result in Avertix incurring significant costs and will place significant demands on its financial and operational resources.

While Avertix Medical is designing and implementing measures to remediate its existing material weaknesses, it cannot predict the success of such measures or the outcome of its assessment of these measures at this time. Avertix Medical can give no assurance that these measures will remediate any of the deficiencies in its internal control over financial reporting, or additional material weaknesses in its internal control over financial reporting will not be identified in the future. Avertix Medical’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business, personnel, IT systems and applications, or other factors. Any failure to design or maintain effective internal control over financial reporting or any difficulties encountered in their implementation or improvement could increase compliance costs, negatively impact share trading prices, or otherwise harm Avertix Medical’s operating results or cause it to fail to meet its reporting obligations. The effectiveness of Avertix Medical’s internal control over financial reporting is subject to various inherent limitations, including cost limitations, judgments used in decision making, assumptions about the likelihood of future events, the possibility of human error and the risk of fraud. If Avertix is unable to remediate the material weakness, Avertix Medical’s ability to record, process, summarize and report information within the time periods specified in the rules and forms of the SEC could be adversely affected, which, in turn, may adversely affect Avertix Medical’s reputation and business and the market price of New Avertix common stock. In addition, any such failures could result in litigation or regulatory actions by the SEC or other regulatory authorities, loss of investor confidence, delisting of Avertix Medical’s securities and harm to Avertix Medical’s reputation and financial condition, or diversion of financial and management resources from the operation of Avertix Medical’s business.

New Avertix Medical is expected to be required to conclude on the effectiveness of its internal control over financial reporting starting in fiscal 2024. Avertix Medical’s independent registered public accounting firm is not required to attest to the effectiveness of Avertix Medical’s internal control over financial reporting until after Avertix is no longer an “emerging growth company,” as defined in the JOBS Act. New Avertix Medical may not be able to conclude on an ongoing basis that it has effective internal control over financial reporting, in which case Avertix Medical’s independent registered public accounting firm could not issue an unqualified opinion related to the effectiveness of Avertix Medical’s internal control over financial reporting. If New Avertix Medical is unable to conclude that it has effective internal control over financial reporting and New Avertix Medical’s independent registered public accounting firm is unable to issue an unqualified opinion related to the effectiveness of Avertix Medical’s internal control over financial reporting, investors could lose confidence in New Avertix Medical’s reported financial information, which could have a material adverse effect on the trading price of New Avertix Medical’s common stock.

We have a history of operating losses and may not achieve or sustain profitability in the future.

Since inception, we incurred significant net losses and expect to continue to incur net losses for the foreseeable future as we invest in research and development and sales and marketing. We expect to incur increased general and administrative costs as a public company following the Business Combination. We incurred net losses of $17.8 million and $9.2 million for the years ended December 31, 2022 and 2021, respectively. We had an accumulated deficit of $51.6 million as of December 31, 2022, and expect to continue to incur losses and operating cash outflows for the foreseeable future.

We expect that current cash resources plus the minimum gross proceeds of $40 million from the Business Combination will provide sufficient funding to support our continued operations for the foreseeable future. Based on the current plans and estimates, Avertix Medical anticipates this financial runway will allow New Avertix Medical to execute on its growth plan which includes the expansion of a direct sales organization domestically; expansion internationally through distributors; expansion of platform functionality of Guardian, and completion of development and obtain approval for the Generation-4 Guardian.

We may seek additional funding through the issuance of common stock or other equity securities, loan facilities or upfront payments from its international distributors, although there are no assurances that such efforts will be successful or on favorable terms. The amount and timing of our future funding requirements will depend on many factors including the strength of revenues from product sales, as well as any costs related to commercial, development, and manufacturing activities. Our ability to raise additional funds may also be adversely impacted by potential worsening global economic conditions and disruptions to and volatility in the credit and financial markets in the United States and worldwide.

Our history of recurring losses and anticipated expenditures raises substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern requires that we obtain sufficient funding to finance our operations.

We have incurred significant operating losses to date, and it is possible we may never generate a profit. Our consolidated financial statements included elsewhere in this proxy statement/prospectus have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. These consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of these uncertainties related to our ability to operate on a going concern basis.

We have concluded that our recurring losses from operations and need for additional financing to fund future operations raise substantial doubt about our ability to continue as a going concern. Similarly, our independent registered public accounting firm included an explanatory paragraph in its report on our consolidated financial statements as of and for the year ended December 31, 2022 with respect to this uncertainty.

On March 31, 2023, we had an accumulated deficit of approximately $53.6 million and continue to incur losses and operating cash outflows. We expect to continue to invest in product development in addition to sales and marketing efforts with the goal of growing revenue in the future. Avertix Medical received approximately $9.4 million of additional funding during the first quarter of 2023, which was generated from approximately $8.8 million from the sale of equity securities to new and existing investors, and approximately $0.6 million as a result of the sale of certain New Jersey net operating losses. However, additional financings will be needed by the Company to fund its operations. There can be no assurance that the Company will be successful in its efforts to improve operations or raise additional capital in terms acceptable to the Company. As such, the factors discussed above raise substantial doubt as to the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Changes may occur beyond our control that would cause us to consume our available capital before that time, including changes in and progress of our development activities and changes in regulation. Our future capital requirements will depend on many factors, including:

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our dependence upon physicians utilizing and prescribing our Guardian System; if we fail to engage physicians to utilize our Guardian System, our revenues may never materialize or may not meet its projections. Moreover, if we are unable to educate clinicians on the safe, effective and appropriate use of our product and designed surgery, we may experience increased claims of product liability and may be unable to achieve our expected growth;

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that our revenue relies on the Guardian System, which is currently our only product. If the Guardian System or future offerings of products and services fail to gain, or lose, market acceptance, our business will suffer;

•	that our success depends on its ability to effectively market our Guardian System against those of existing or new technologies in the market;

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that if we are unable to keep up with demand for the Guardian System, our revenue could be impaired, market acceptance for the Guardian System could be harmed, and physicians may instead order alternative treatments;

•	that if we are not able to maintain adequate levels of third-party reimbursement for its Guardian System, it would have a material adverse effect on our business;
•	changes in reimbursement practices of third-party payors could affect the demand for the Guardian System and our revenue levels;

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that the international expansion of our business is expected to lead to increased exposure to market, regulatory, political, operational, financial and economic risks associated with doing business outside of the United States;

•	that the interruption of manufacturing operations could adversely affect our business, financial condition and results of operations;

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that disruptions in the supply of the materials and components used in manufacturing our products or the sterilization of its products by third-party suppliers could adversely affect its business, financial condition and results of operations;

•	our dependence on third-party vendors for the supply and manufacture of certain components of the Guardian System, as well as for other aspects of its operations;

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that we are subject to extensive compliance requirements for the quality of the Guardian System we manufacture and for vigilance on complaint-handling, escalation, assessment and reporting of adverse events and malfunctions. A wide range of quality, regulatory or safety matters could trigger the need for a recall or correction to marketed products;

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that if we fail to comply with medical device, healthcare and other governmental regulations, we could face substantial penalties and its business, results of operations and financial condition could be adversely affected;

•	enforcement of federal and state laws regarding privacy and security of patient information may adversely affect our business, financial condition or operations; and

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negative publicity concerning our product or our competitors’ products, including due to product defects and any resulting litigation, could harm our reputation and reduce demand for heart attack warning systems, either of which could adversely impact our brand and financial results.

We will require additional capital to complete our planned clinical development programs for our current product candidates to obtain regulatory approval. Any additional capital raising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and commercialize our current and future product candidates, if approved.

In addition, we cannot guarantee that future financing will be available on a timely basis, in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities by us, whether equity or debt, or the market perception that such issuances are likely to occur, could cause the market price of New Avertix Common Stock to decline. If we are unable to raise sufficient capital when needed, our business, financial condition and results of operations will be harmed, and we will need to significantly modify our operational plans to continue as a going concern. If we are unable to continue as a going concern, we might have to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our consolidated financial statements.

The requirements of being a public company may strain New Avertix Medical’s resources, divert management’s attention and affect its ability to attract and retain qualified directors and officers.

Following the consummation of the Business Combination, New Avertix Medical will face increased legal, accounting, administrative and other costs and expenses as a public company that Avertix did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require New Avertix Medical to carry out activities Avertix had not done previously. For example, New Avertix will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if a material weakness or significant deficiency in the internal control over financial reporting is identified), New Avertix could incur additional costs rectifying those issues, and the existence of those issues could adversely affect New Avertix Medical’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with New Avertix Medical’s status as a public company may make it more difficult to attract and retain qualified persons to serve on New Avertix Medical’s board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require New Avertix Medical to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Our financial results may fluctuate significantly from quarter-to-quarter and may not fully reflect the underlying performance of our business.

Our revenue and operating results may fluctuate significantly from quarter to quarter as a result of a variety of factors, a number of which are outside our control, and may therefore not fully reflect the underlying performance of our business. Such factors may include, for example, seasonal variations in prescription rates. We typically experience reduced revenue during the third quarter, as well as during the year-end holiday season. We believe this is the result of physicians and patients taking vacations, and patients electing to delay our monitoring services during the summer months and holidays. We believe that period-to-period comparisons of our operating results may not be meaningful and should not be relied on as an indication of our future performance. If quarterly revenues or operating results fall below the expectations of investors or public market analysts, the trading price of our common stock could decline substantially. Factors that might cause quarterly fluctuations in our operating results include:

•	our inability to manufacture an adequate supply of our Guardian System to support demand for our Guardian System at appropriate quality levels and acceptable costs;

•	possible delays in our research and development programs or in the completion of any third-party clinical trials relating to our Guardian System;

•	a lack of acceptance of our Guardian System by physicians and potential patients;

•	the inability of patients to receive reimbursements from third-party payors;

•	the purchasing patterns of physicians and patients, including as a result of seasonality;

•	failures to comply with regulatory requirements, which could lead to withdrawal of our Guardian System from the market;

•	our failure to continue the commercialization of our Guardian System;

•	competition;

•	inadequate financial and other resources; and

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global political and economic conditions, including inflation, increasing interest rates and the impact political instability, and military hostilities, including bank failures in the United States and the conflict in Ukraine.

Further, we recognize a portion of our revenue from non-contracted third-party commercial payors. During the year ended December 31, 2022, revenue from non-contracted third-party commercial payors accounted for a small percentage of our total revenue, which we hope to increase in the future. We have limited visibility as to when we will receive payment for our Guardian System with non-contracted payors and we must appeal any negative payment decisions, which often delays collections further. Additionally, a portion of the revenue from non-contracted payors is received from patient co-pays, which we may not receive for several months following delivery of service or may not receive at all. Fluctuations in revenue may make it difficult for us, research analysts, and investors to accurately forecast our revenue and operating results or to assess our actual performance. If our revenue or operating results fall below expectations, the price of our common stock would likely decline.

Risks Related to Our Industry

The industry in which we operate, and specifically cardiac monitoring solutions, is highly competitive and subject to rapid technological change. If our competitors are better able to develop and market products that are safer, more effective, less costly, easier to use, or are otherwise more attractive which would gain greater acceptance in the marketplace, we may be unable to compete effectively with other companies.

The medical technology industry is characterized by intense competition and rapid technological change, and we will face competition on the basis of product features, product performance and reliability, product quality and safety, product technology and innovation, clinical outcomes, cost-effectiveness and price, services, changes to the regulatory environment and other factors. Competitors may include large medical device and other companies, some of which have significantly greater financial and marketing resources than we do, and firms that are more specialized than we are with respect to particular markets. Our competition may respond more quickly to new or emerging technologies, undertake more extensive marketing campaigns, have greater financial, marketing and other resources than ours or may be more successful in attracting potential customers, employees and strategic partners.

The market for cardiac monitoring products and services is competitive, characterized by rapid change resulting from technological advances, scientific discoveries, and other market activities of industry participants. There are emerging medical devices in the cardiac monitoring and detection market that can be used outside of healthcare facilities that provide information for patients with potential heart attacks events. However, we believe our Guardian System currently faces limited direct competition from products and services that provide FDA approved alternatives for cardiac monitoring, including traditional surface electrocardiogram at healthcare facilities, short-term Holter monitors, loop recorders, pacemakers and ICDs. Our ability to compete effectively depends on our ability to distinguish our Company and our Guardian System from our competitors and their products, and includes such factors as safety and effectiveness; acute and long-term outcomes; ease of use; price; physician, hospital, and clinic acceptance; and third-party reimbursement.

Our industry is subject to rapid change and is significantly affected by new product introductions, results of clinical research, corporate combinations, and other factors. Large competitors in the cardiac monitoring market include companies that manufacture remote cardiac monitoring devices or offer monitoring services. These companies have also developed other patch-based cardiac monitors that have received regulatory clearances. There are also several small start-up companies trying to compete in the patch-based cardiac monitoring space, as well as several entering the patch-based cardiac monitoring market.

We have also seen a trend in the market for large medical device companies (that have longer operating histories and may have greater name recognition and substantially greater financial, technical and marketing resources than us) to acquire, invest in, or form alliances with these smaller companies in order to diversify their product offerings and participate in the digital health space. Many of these companies also have FDA or other applicable governmental approval to market and sell their products, and more extensive customer bases, broader customer relationships and broader industry alliances than us, including relationships with many of our potential customers. Increased competition from any of these sources could result in our failure to achieve and maintain an adequate level of customers and market share to support the cost of our operations. Future competition could come from large information technology companies focused on improving healthcare. These competitors and potential competitors may introduce new products and services that more directly compete with our Guardian System and related devices.

Our competitive position will depend on multiple, complex factors, including our ability to achieve market acceptance and large scale penetration of our products, develop new products and services, implement production and marketing plans, secure regulatory approvals for products under development and protect our intellectual property. In some instances, competitors may also offer, or may attempt to develop, alternative systems that may be delivered without a medical device or with a medical device superior to ours. The development of new or improved products, processes or technologies by other companies may render our products or proposed products obsolete or less competitive. The entry into the market of manufacturers located in low-cost manufacturing locations may also create pricing pressure, particularly in developing markets. Our future success depends, among other things, upon our ability to compete effectively against current technology, as well as to respond effectively to technological advances or changing regulatory requirements, and upon our ability to successfully implement our marketing strategies and execute our research and development plan. Our research and development efforts are aimed, in part, at solving increasingly complex problems, as well as creating new technologies, and we do not expect that all of our projects will be successful. If our research and development efforts are unsuccessful, our future results of operations could be materially harmed.

Risks Related to Tax Matters

If we cannot realize our deferred tax assets, our results of operations could be adversely affected.

We have maintained a valuation allowance on all our U.S. net deferred tax assets since our inception as it was determined that it was more likely than not that we would not recognize the benefits of these assets. Each reporting period, we consider both positive and negative evidence to determine whether all or a portion of the deferred tax assets are more likely than not to be realized. If we determine that some or all of our deferred tax assets are not realizable, it could result in a material expense in the period in which this determination is made which may have a material adverse effect on our financial condition and results of operations.

Our ability to use net operating losses to offset future taxable income may be subject to limitation.

Our net operating loss, or NOL, carryforwards could expire unused and be unavailable to offset future income tax liabilities because of their limited duration or because of restrictions under U.S. tax law. NOLs generated in tax years beginning on or prior to December 31, 2017, are permitted to be carried forward for only 20 years under applicable U.S. tax law. Federal NOLs generated in tax years beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such federal NOLs in tax years beginning after December 31, 2020, is subject to certain limitations. It is uncertain if and to what extent various states will conform to federal law with respect to the limitations on the use of NOLs.

In addition, under Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, and corresponding provisions of state law, if a corporation undergoes an “ownership change,” its ability to use its pre-change NOL carryforwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. A Section 382 “ownership change” generally occurs if one or more stockholders or groups of stockholders who own at least 5% of our stock increase their ownership by more than 50 percentage points (by value) over their lowest ownership percentage over a rolling three-year period. We may have experienced ownership changes in the past and may experience ownership changes in the future as a result of shifts in our stock ownership (some of which are outside our control) or the Business Combination. As a result, if we earn net taxable income, our ability to use our pre-change NOLs to offset such taxable income may be subject to limitations. Similar provisions of state tax law may also apply to limit our use of accumulated state tax attributes. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed.

Consequently, even if we achieve profitability, we may not be able to utilize a material portion of our NOL carryforwards and certain other tax attributes, which could have a material adverse effect on cash flow and results of operations.

Changes in tax laws or regulations may have a material adverse effect on our business, cash flow, financial condition, or results of operations.

Changes in tax laws could have a material adverse effect on our business, cash flow, financial condition, or results of operations. For example, the Tax Cuts and Jobs Act of 2017 (the “TCJA”) enacted many significant changes to the U.S. tax laws, including changes in corporate tax rates, the realization of net deferred tax assets relating to our U.S. operations, the taxation of foreign earnings and the deductibility of expenses. Beginning in 2022, the TCJA eliminated the ability to deduct immediately certain research and development expenditures and required taxpayers to amortize such expenditures over five years, to the extent incurred in the United States, and over fifteen years, to the extent incurred outside the United States. Unless the United States Department of the Treasury issues regulations that narrow the application of this provision to a smaller subset of our research and development expenses or the provision is deferred, modified, or repealed by Congress, it could harm our future operating results by effectively increasing our future tax obligations. The actual impact of this provision will depend on multiple factors, including the amount of research and development expenses we will incur, whether we achieve sufficient income to fully utilize such deductions and whether we conduct our research and development activities inside or outside the United States.

Risks Related to Intellectual Property

Intellectual property litigation and infringement claims could cause us to incur significant expenses or prevent us from selling the Guardian System and future iterations.

The medical device industry in which we operate is characterized by extensive intellectual property litigation and, from time to time, we might be the subject of claims by third parties of potential infringement or misappropriation. Regardless of outcome, such claims are expensive to defend and divert the time and effort of our management and operating personnel from other business issues. A successful claim or claims of patent or other intellectual property infringement against us could result in our payment of significant monetary damages and/or royalty payments, or it could negatively impact our ability to sell the Guardian System and future iterations in the affected category and could have a material adverse effect on business, cash flows, financial condition or results of operations.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

In addition to obtaining intellectual property protections we rely on trade secrets, including unpatented know-how, technology and other proprietary information, to maintain our competitive position. We will seek to protect these trade secrets, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We will seek to protect our confidential proprietary information, in part, by entering into confidentiality and invention or intellectual property assignment agreements with our employees and consultants. Moreover, to the extent we enter into such agreements, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets were to be disclosed to or independently developed by a competitor, our competitive position would be harmed. In general, any loss of trade secret protection or other unpatented proprietary rights could harm our business, results of operations and financial condition.

If we are unable to protect our proprietary rights, or if we infringe on the proprietary rights of others, our competitiveness and business prospects may be materially damaged.

We have filed for and were granted a number of utility patents in the U.S. We will continue to seek patent protection for our inventions and may seek patent protection for our proprietary designs if warranted. Seeking patent protection is a lengthy and costly process, and there can be no assurance that patents will be issued from any pending applications, or that any claims allowed from existing or pending patents will be sufficiently broad or strong to protect our designs or our proprietary technology. There is also no guarantee that any patents we hold will not be challenged, invalidated or circumvented, or that the patent rights granted will provide competitive advantages to us. Our competitors have developed and may continue to develop and obtain patents for technologies that are similar or superior to our technologies. In addition, the laws of foreign jurisdictions in which we develop, manufacture or sell our products may not protect our intellectual property rights to the same extent, as do the laws the United States.

Adverse outcomes in legal disputes regarding patent and other intellectual property rights could result in the loss of our intellectual property rights, subject us to significant liabilities to third parties, require us to seek licenses from third parties on terms that may not be reasonable or favorable to us, prevent us from manufacturing, importing or selling our products, or compel us to redesign our products to avoid infringing third parties’ intellectual property. As a result, we may be required to incur substantial costs to prosecute, enforce or defend our intellectual property rights if they are challenged. Any of these circumstances could have a material adverse effect on our business, financial condition and resources or results of operations.

Dependence on our proprietary rights and failing to protect such rights or to be successful in litigation related to such rights may result in our payment of significant monetary damages or impact our ability to sell our products.

Our long-term success largely depends on our ability to market technologically competitive products. If we fail to obtain or maintain adequate intellectual property protection, we may not be able to prevent third parties from using our proprietary technologies or may lose access to technologies critical to our products. Also, our currently pending industrial design patent or any future patents applications may not result in issued patents, and issued patents are subject to claims concerning priority, scope and other issues.

Furthermore, to the extent we do not file applications for patents domestically or internationally, we may not be able to prevent third parties from using our proprietary technologies or may lose access to technologies critical to our products in other countries.

Risks Related to Manufacturing and Supply Chain Management

Interruption of manufacturing operations could adversely affect our business, financial condition and results of operations.

We and our third-party manufacturers have manufacturing sites all over the world. In some instances, however, the manufacturing of certain of our product lines is concentrated in one or more plants. Damage to one or more facilities from weather or natural disaster-related events, vulnerabilities in technology, cyber-attacks against our information systems or the information systems of our business partners (such as ransomware attacks), or issues in manufacturing arising from failure to follow specific internal protocols and procedures, compliance concerns relating to the FDA’s Quality System Regulation (“QSR”) and Good Manufacturing Practice requirements, equipment breakdown or malfunction, reductions in operations and/or worker absences due to the COVID-19 pandemic or other health epidemics (or local, state, or national reactions to such epidemics), or other factors could adversely affect the ability to manufacture our products. In the event of an interruption in manufacturing, we may be unable to move quickly to alternate means of producing affected products or to meet customer demand. We have experienced such interruptions due to the COVID-19 pandemic, and we may experience such interruptions in the future. In the event of a significant interruption, for example, as a result of a failure to follow regulatory protocols and procedures, we may experience lengthy delays in resuming production of affected products due primarily to the need for regulatory approvals. As a result, we may experience loss of market share, which we may be unable to recapture, and harm to our reputation, which could adversely affect our business, financial condition and results of operations.

Disruptions in the supply of the materials and components used in manufacturing our products or the sterilization of our products by third-party suppliers could adversely affect our business, financial condition and results of operations.

We purchase many of the materials and components used in manufacturing our products from third-party suppliers and we outsource some key manufacturing activities. Given our limited scale, we obtain many of these materials from a single source or a limited number of sources although other alternatives are available in the market. A reduction or interruption in the supply of materials or components used in manufacturing our products, or a significant increase in the price of such materials or components, could adversely affect our business, financial condition and results of operations.

In addition, many of our products require sterilization prior to sale and we utilize a mix of internal resources and contract sterilizers to perform this service. To the extent we or our contract sterilizers are unable to sterilize our products, whether due to capacity, availability of materials for sterilization, regulatory or other constraints, including federal and state regulations on the use of ethylene oxide, or reductions in operations and/or worker absences due to the COVID-19 pandemic or other health epidemics, we may be unable to transition to other contract sterilizers, sterilizer locations or sterilization methods in a timely or cost effective manner or at all, which could have a material impact on our results of operations and financial condition.

We depend on third-party vendors for the supply and manufacture of certain components of our Guardian System, as well as for other aspects of our operations.

We rely on third-party vendors for components and sub-assemblies used in our Guardian System, and also in connection with certain logistical aspects of our Guardian System. Our reliance on third-party vendors subjects us to a number of risks, including:

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the inability to obtain adequate supply in a timely manner or on commercially reasonable terms, including due to our reliance (given our limited scale) on a single supplier for certain components and materials (although other alternatives are available in the market) for which, we would need to identify and qualify new supply sources, which could increase our expenses and result in manufacturing delays;

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modifications to, or discontinuation of, a vendor’s operations due to natural disasters, labor disruptions, human error, infrastructure failure, pandemics, military conflicts or political or economic disruption, which may adversely impact our operations or otherwise lead to interruption of or shortage or delays in supply, including shortages impacting our printed circuit board assembly;

•	production delays related to the evaluation and testing of products from alternative suppliers and corresponding regulatory qualifications;

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the inability of the manufacturer or supplier to comply with our quality criteria and specifications and, where applicable, the QSR, state regulatory authorities, and, in some cases, the Notified Body audits;

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miscommunication of design specifications due to errors/omissions by either the vendor or our company, resulting in delayed delivery of acceptable materials or components for incorporation into our devices;

•	delays in device shipments resulting from quality issues or defects, reliability issues or a supplier’s failure to consistently produce quality components;

•	price fluctuations due to a lack of long-term supply arrangements with our suppliers for key components;

•	delays in delivery by our suppliers due to changes in demand from us or their other customers;

•	inflation in the costs of key materials used in the components of the Guardian System, which could negatively affect our margins; and

•	delays in obtaining required materials and components that are in short supply within the time frames we require, at an affordable cost, or at all.

Further, we rely on several suppliers for the supply of our plastic housings, instruments and other materials that we use to manufacture the Guardian System. We have not qualified additional suppliers for some of these components and materials. While we believe that alternative sources of supply may be available, we cannot be certain whether they will be available if and when we need them and that any alternative suppliers would be able to provide the quantity and quality of components and materials that we would need to manufacture our Guardian System if our existing suppliers were unable to satisfy our supply requirements.

Any significant delay or interruption in the supply of components or sub-assemblies, or our inability to obtain substitute components, sub-assemblies or materials from alternate sources at acceptable prices and in a timely manner could impair our ability to meet the demand for our Guardian System, significantly affect our future revenue and harm our relations and reputation with physicians, hospitals, clinics and patients.

We also rely on certain third-party vendors in connection with the analysis we perform to create diagnostic reports for our Guardian System, which is dependent upon a recording made by each Guardian System. Any of these disruptions may render it difficult or temporarily impossible for us to provide our Guardian System and bill for it, adversely affecting our operating results, causing significant distraction for management, and negatively impacting our business reputation. We also expect that our reliance on third-party vendors will increase as our business grows, exposing us to increased harm if such disruptions occur.

Our dependence on a limited number of suppliers to perform tasks unique to our business, such as cleaning and packaging of implant devices for sterilization, may prevent us from delivering our devices on a timely basis.

We currently rely on a limited number of suppliers of components for our business that perform tasks unique to our business, such as cleaning and packaging of implants devices for sterilization. If these suppliers became unable to provide components in the volumes needed or at an acceptable price, we would have to identify and qualify acceptable replacements from alternative sources of supply. The process of qualifying suppliers is lengthy. Delays or interruptions in the supply of our requirements could limit or stop our ability to provide sufficient quantities of devices on a timely basis or meet demand for our devices or services, which could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Regulatory, Legal and Quality

We are subject to extensive compliance requirements for the quality of the Guardian System we manufacture and for vigilance on complaint-handling, escalation, assessment, and reporting of adverse events and malfunctions. A wide range of quality, regulatory, or safety matters could trigger the need for a recall or correction to marketed products.

Our design and manufacturing facilities and processes and those of certain third-party suppliers are subject to unannounced FDA, state, and Notified/Approved Body regulatory inspections for compliance with various medical device regulations and standards, including the QSR, EU Medical Devices Directive, EU Medical Devices Regulation, UK MDR requirements. Developing and maintaining a compliant quality system is time consuming and investment intensive. Requirements and standards may change and evolve over time, and we will need to adapt. Failure to maintain compliance with, or not fully complying with the requirements of the FDA and state regulators could result in enforcement actions, which could include the issuance of warning letters, adverse publicity, seizures, prohibitions on product sales, recalls, and civil and criminal penalties, any one of which could significantly impact our manufacturing supply and provision of services and impair our financial results. Failure to maintain full compliance with the requirements of EU Medical Devices Directive, EU Medical Devices Regulation, and UK Medical Devices Regulation could result in similar disruptions in these markets.

We are required to file various reports with the FDA, including reports required by adverse event and field action reporting regulations. These reports are often required if our Guardian System may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur. They may also be necessary or prudent for a range of other reasons relating to the importance of gathering information in the post marketing setting and managing risk throughout the product lifecycle. If these reports are not filed in a timely manner, regulators may impose sanctions and we may be subject to product liability or regulatory enforcement actions, all of which could harm our business. These reports are typically publicly available information in most jurisdictions, including the United States. If we initiate a field action (whether a “correction” made relative to a device that remains in the field, which could be through a labeling or software update, or “removal” or “recall” and return of that device to us, or field advisory notices) to reduce a risk to health posed by our Guardian System, we would be required to report the Correction or Removal to the FDA and, in many cases, similar reports to other regulatory agencies. If these reports are not filed in a timely manner, regulators may impose sanctions and we may be subject to product liability or regulatory enforcement actions, all of which could harm our business. These reports are typically publicly available information in most jurisdictions, including the United States.

Depending on the reason for the correction or removal and the potential severity of the impact to patient safety or the effectiveness of the device, the FDA may require differing degrees of communication to alert those who may be in possession of an impacted device. Furthermore, even if we adhere to regulatory standards and expectations in our corrective actions, the public nature of such actions can result in broader negative publicity and perceptions, which could harm our reputation.

If we assess a potential quality issue or complaint or product enhancement as not requiring either field action or notification, respectively, regulators may review documentation of that decision during a subsequent audit. If regulators disagree with our decision, or take issue with either our investigation process or the resulting documentation or course of action, we may be subject to a range of potential regulatory enforcement actions or required to take corrective actions, which depending on their nature and scope could harm our business.

If we fail to comply with medical device, healthcare and other governmental regulations, we could face substantial penalties and our business, results of operations, and financial condition could be adversely affected.

The services and related devices we offer are highly regulated, and the regulatory environment in which we operate may change significantly and adversely in the future. Our arrangements with physicians, hospitals, clinics and other stakeholders in the healthcare industry may expose us to broadly applicable medical device laws and healthcare fraud and abuse and other laws and regulations that may restrict the financial arrangements and relationships through which we market, sell, distribute and provide our services and related devices. Our employees, consultants and commercial partners and collaborators may engage in misconduct or other improper activities, including non-compliance with regulatory standards and requirements. Federal and state healthcare laws and regulations that may affect our ability to conduct business, include, without limitation:

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the federal Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving, or providing remuneration, directly or indirectly, in cash or in kind, to induce, or in exchange for, the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as the Medicare and Medicaid programs;

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the federal civil and criminal false claims laws, including, without limitation, the civil False Claims Act, and the federal civil monetary penalties law, which prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, false or fraudulent claims for payment of federal funds, and knowingly making, or causing to be made, a false record or statement material to a false or fraudulent claim to avoid, decrease or conceal an obligation to pay money to the federal government;

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the federal Physician Payment Sunshine Act, or Open Payments, and its implementing regulations, which requires us to report payments or other transfers of value made to licensed physicians and certain other mid-level health practitioners (such as nurse practitioners and physician assistants, among others) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members; the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, and its implementing regulations, which impose obligations on “covered entities,” including certain healthcare providers, health plans, and healthcare clearinghouses, as well as their respective “business associates” that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, with respect to safeguarding the privacy, security and transmission of individually identifiable health information; HIPAA also created criminal liability for knowingly and willfully falsifying or concealing a material fact or making a materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

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the FDA’s Code of Federal Regulations, including but not limited to, 21 CFR Parts 820, 803, 806, and 801, that outlines requirements for medical device design, testing, marketing authorization, manufacturing, labeling, distribution, and post-market surveillance requirements;

•	state licensure laws relating to the manufacturing, distribution, or sale of medical devices;

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state law equivalents of each of the above U.S. federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

These laws are broad in scope and available exceptions and exemptions are narrow; it is possible that some of our activities could be subject to challenge under one or more of such laws. If our operations are found to be in violation of any of the federal and state laws described above or any other governmental regulations that apply to us, we may be subject to significant civil, criminal, and administrative penalties, including, without limitation, damages, fines, imprisonment, exclusion from participation in government healthcare programs, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. Any action brought against us for violations of these laws or regulations, even successfully defended, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Any of the foregoing consequences could seriously harm our business and our financial results.

Further, certain states also require the maintenance of state regulatory licenses to manufacture and distribute medical devices to residents within the respective state. We have such a license in New Jersey and are required to comply with applicable standards. Failure to comply with applicable laws and standards may result in the suspension, restriction, or revocation of our licenses, result in civil monetary penalties or corrective action plans. All such actions could materially affect our business. Other states may have, or in the future may adopt, similar licensure requirement, which may require us to modify, delay or stop our operations in such jurisdictions. Complying with licensure requirements in new jurisdictions may be expensive, time-consuming, and subject us to significant and unanticipated delays. If we identify any other state with such requirements, or if we are contacted by any other state advising us of such requirements, we intend to follow instructions from the state regulators as to how we should comply with such requirements.

Our communications with healthcare stakeholders – physicians and other healthcare professionals, payors and similar entities, as well as patients and lay caregivers – are subject to a high degree of scrutiny for compliance with a wide range of laws and regulations. Continuing or increasing our sales and marketing and other external communication efforts may expose us to additional risk of being alleged or deemed to be non-compliant by regulatory, enforcement authorities, or competitors.

Our sales and marketing efforts and initiatives may subject us to additional scrutiny of our practices of effective communication of risk information, benefits, or claims under the oversight of the FDA, the Federal Trade Commission (“FTC”), or both agencies. For example, the FDA applies a heightened level of scrutiny to comparative claims when applying its statutory standards for advertising and promotion, including with regard to its requirement that promotional labeling be truthful and not misleading. The FTC also recently released updated guidance on health claims, with a high expectation for clinical data to support these claims. There is potential for differing interpretations of whether certain communications are consistent with a product’s FDA-required labeling, and FDA will evaluate communications on a fact-specific basis.

In addition, making comparative claims may draw scrutiny from our competitors. Where a company makes a claim in advertising or promotion that its product is superior to the product of a competitor (or that the competitor’s product is inferior), this creates a risk of a lawsuit by the competitor under federal and state false advertising or unfair and deceptive trade practices law, and possibly also state libel law. Such a suit may seek injunctive relief against further advertising, a court order directing corrective advertising, and compensatory and punitive damages where permitted by law. If our compliance program and training and monitoring do not effectively keep pace with our sales and marketing growth, we may encounter increased risk in execution of activities by our personnel, potential enforcement and other exposure.

We may also seek to communicate certain information with physicians and scientists or with payors and similar entities, and may rely on a range of laws, regulations, regulatory guidance governing topics including scientific exchange and communication of healthcare economic information (“HCEI”) and product information under the Preapproval Information Exchange Act.

Legal proceedings could adversely impact our cash flows or results of operations.

Due to the nature of our business, which includes the sourcing, marketing and manufacturing of medical products, it is possible that we will become involved in disputes, litigation and regulatory matters. Litigation is inherently unpredictable and the unfavorable outcome of legal proceedings could adversely affect our results of operations or financial condition.

Additionally, our product may in the future be alleged to cause personal injury, subjecting us to product liability claims. In addition, product liability insurance for these types of claims is becoming more limited and may not be available to us at amounts that we historically have obtained or that we would like to obtain. It is possible that a settlement of or judgment for a product liability claim may not be covered by insurance or exceed available insurance recoveries. If this happens, and if any such settlement or judgment is in excess of any prior accruals, our results of operations and financial condition could be adversely affected.

We also operate in an industry characterized by extensive intellectual property litigation. Patent litigation can result in significant damage awards and injunctions that could prevent the manufacture and sale of affected products or force us to make royalty payments in order to continue selling the affected products.

We may become subject, directly or indirectly, to federal and state health care fraud and abuse laws and regulations and if we are unable to fully comply with such laws, the Company could face substantial penalties.

Although not affected at this time, our operations may in the future become directly or indirectly affected by various broad state and federal health care fraud and abuse laws, including the Federal Healthcare Programs’ Anti-Kickback Statute and the Stark law, which among other things, prohibits a physician from referring Medicare and Medicaid patients to an entity with which the physician has a financial relationship, subject to certain exceptions. If our future operations are found to be in violation of these laws, we or our officers may be subject to civil or criminal penalties, including large monetary penalties, damages, fines, imprisonment and exclusion from Medicare and Medicaid program participation. If enforcement action were to occur, our business and results of operations could be adversely affected.

We are subject to domestic and international data privacy laws that govern the collection, use, disclosure and protection of health-related and other personal information that we collect, and our failure to comply with them could subject us to substantial liabilities, including private litigation and/or adverse publicity and could negatively affect our operating results and business.

Our business relies on the secure electronic transmission, storage and hosting of sensitive information, including personal information, protected health information, financial information, intellectual property and other sensitive information related to our customers and workforce. The collection, maintenance, protection, use, transmission, disclosure and disposal of certain personal information and the security of medical devices are regulated at the U.S. federal and state, international and industry levels. U.S. federal and state laws, such as HIPAA, protect the confidentiality of certain patient health information, including patient medical records, and restrict the use and disclosure of individually identifiable information. In addition to the regulation of individually identifiable health information, a number of states have also adopted laws and regulations that may affect our privacy and data security practices for other kinds of personally identifiable information (“PII”), such as state laws that govern the use, disclosure and protection of sensitive personal information, such as social security numbers, or that are designed to protect credit card account data. State consumer protection laws may also establish privacy and security standards for use and management of PII, including information related to customers, suppliers, and care providers.

Failure to comply with U.S. and foreign data protection laws and regulations could result in government investigations and enforcement actions (which could include civil or criminal penalties), fines, private litigation and/or adverse publicity and could negatively affect our operating results and business. Moreover, patients about whom we or our partners obtain information, as well as the providers who share this information with us, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could harm our business.

Negative publicity concerning our products, including due to product defects and any resulting litigation, could harm our reputation and reduce demand for heart attack warning systems, either of which could adversely impact our brand and financial results.

The responses of potential patients, physicians, the news media, legislative and regulatory bodies and others to information about complications or alleged complications of our Guardian System or any future products could result in negative publicity and could materially reduce market acceptance of our Guardian System or any future products. These responses or any investigations and potential resulting negative publicity may have a material adverse effect on our business and reputation and negatively impact our brand and financial condition, results of operations or the market price of our common stock. In addition, significant negative publicity could result in an increased number of product liability claims against us.

Defects or quality issues associated with our products could adversely affect the results of our operations.

The design, manufacture and marketing of medical devices involve certain inherent risks. Manufacturing or design defects, component failures, unapproved or improper use of our products, or inadequate disclosure of risks or other information relating to the use of our products can lead to injury or other serious adverse events. Such events could in the future lead to recalls or safety alerts relating to our products (either voluntary or as required by the FDA or similar governmental authorities in other countries), and could result, in certain cases, in the removal of a product from the market. A recall could result in significant costs and lost sales and customers, enforcement actions and/or investigations by state and federal governments or other enforcement bodies, as well as negative publicity and damage to our reputation that could reduce future demand for our products. The FDA requires that certain classifications of recalls be reported to the agency within ten working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls involving the Guardian System or other planned devices in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, they could require us to report those actions as recalls. Product recalls may divert management attention and financial resources, expose us to product liability or other claims, harm our reputation with customers and adversely impact our business, financial condition and results of operations.

Personal injuries relating to the use of our products can also result in significant product liability claims being brought against us. In some circumstances, such adverse events could also cause delays in regulatory approval of new products or the imposition of post-market approval requirements.

We are subject to extensive governmental regulations relating to the manufacturing, labeling and marketing of our products.

Our medical technology products and operations are subject to regulation by the FDA, and other foreign and local governmental authorities. These agencies enforce laws and regulations that govern the development, testing, manufacturing, labeling, advertising, marketing and distribution, and market surveillance of our medical products.

Under the United States Federal Food, Drug, and Cosmetic Act, medical devices are classified into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device and the extent of control needed to ensure safety and effectiveness. Our Guardian System is a Class III device.

The processes by which 510(k) clearance, grant of a de novo classification request, or Premarket Approval Application (PMA) approval is obtained can be expensive and lengthy and require the payment of significant fees. The FDA’s 510(k) clearance process usually takes from three to 12 months, but may last longer. The FDA’s goal is to review de novo classification requests within 150 FDA review days, but more recently, the average review period has been approximately twelve to thirteen months. The process of obtaining a PMA is much costlier and more uncertain than the 510(k) clearance process and generally takes one to three years, or even longer, from the time the application is submitted to the FDA until an approval is obtained. The process of obtaining regulatory clearances through the 510(k) process, de novo classification, or approvals through the PMA process to market a medical device in the United States or internationally can be costly and time-consuming, and we may not be able to obtain these clearances, grants of de novo classification, or approvals on a timely basis, if at all. If the FDA requires us to go through a lengthier, more rigorous examination for future products or modifications to existing products than we had expected, our product introductions or modifications could be delayed or canceled, which could cause our sales to decline and potentially harm our ability to compete. In addition, if the FDA disagrees with our determination that a product we market is subject to an exemption from pre-market review, the FDA may require us to submit a 510(k), de novo, or PMA and may require us to cease distribution of the product and/or recall the product unless and until we obtain 510(k) or de novo clearance or PMA. Further, even with respect to those future products where a PMA is not required, we cannot assure you that we will be able to obtain the 510(k) or de novo clearances with respect to those products. The FDA may also reclassify devices currently on the market from Class II to Class III, which could result in additional regulatory burden requiring submission and approval of a PMA prior to marketing, or could result in the FDA rescinding a 510(k) for a previously cleared device.

In addition to regulations in the United States, we are subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of our products in foreign countries. Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

The policies of the FDA and foreign regulatory authorities may change and additional government regulations may be enacted which could prevent or delay regulatory approval of our products and could also increase the cost of regulatory compliance. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

The FDA and non-U.S. regulatory authorities require that our products be manufactured according to rigorous standards. These regulatory requirements may significantly increase our production costs and may even prevent us from making our products in quantities sufficient to meet market demand. If we change our approved manufacturing process, the FDA may need to review the process before it may be used. Failure to comply with applicable regulatory requirements discussed could subject us to enforcement actions, including warning letters, fines, injunctions and civil penalties, recall or seizure of our products, operating restrictions, partial suspension or total shutdown of our production, and even criminal prosecution.

Federal, state and non-U.S. regulations regarding the manufacture and sale of medical devices are subject to future changes. The complexity, timeframes and costs associated with obtaining marketing clearances are unknown. Although we cannot predict the impact, if any, these changes might have on our business, the impact could be material.

Following the introduction of a product, these agencies will also periodically review our design and manufacturing processes and product performance. The process of complying with the applicable good manufacturing practices, adverse event reporting, clinical trial and other requirements can be costly and time consuming, and could delay or prevent the production, manufacturing or sale of our products. In addition, if we fail to comply with applicable regulatory requirements, it could result in fines, delays or suspensions of regulatory clearances, closure of manufacturing sites, seizures or recalls of products and damage to our reputation. Recent changes in enforcement practice by the FDA and other agencies have resulted in increased enforcement activity, which increases the compliance risk for the Company and other companies in our industry. In addition, governmental agencies may impose new requirements regarding registration, labeling or prohibited materials that may require us to modify or re-register products already on the market or otherwise impact our ability to market our products in those countries. Once clearance or approval has been obtained for a product, there is an obligation to ensure that all applicable FDA, and other regulatory requirements continue to be met.

Additionally, injuries caused by the malfunction or misuse of cardiac devices, even where such malfunction or misuse occurs with respect to one of our competitor’s products, could cause regulatory agencies to implement more conservative regulations on the medical cardiac monitoring industry, which could significantly increase our operating costs.

If we or our suppliers fail to comply with the FDA’s good manufacturing practice regulations and similar international regulations, this could impair our ability to market our products in a cost-effective and timely manner.

We and our third-party suppliers are required to comply with the FDA’s QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, sterilization, storage and shipping of our products.

The FDA audits compliance with the QSR requirements through periodic announced and unannounced inspections of manufacturing and other facilities. The FDA may conduct inspections or audits at any time. If we or our suppliers have significant non-compliance issues or if any corrective action plan that we or our suppliers propose in response to observed deficiencies is not sufficient, the FDA could take enforcement action, including any of the following sanctions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	customer notifications or repair, replacement, refunds, recall, detention or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying our requests for 510(k) or de novo clearance or PMA of new products or modified products;

•	withdrawing 510(k) or de novo clearances or PMAs that have already been granted;

•	refusal to grant export approval for our products; or

•	criminal prosecution.

Any of these sanctions could have a material adverse effect on our reputation, business, results of operations and financial condition.

Depending on the reason for the correction or removal and the potential severity of the impact to patient safety or the effectiveness of the device, the FDA may require differing degrees of communication to alert those who may be in possession of an impacted device. We would generally be subject to similar requirements in jurisdictions outside the United States where our products are used. Furthermore, even if we adhere to regulatory standards and expectations in our corrective actions, the public nature of such actions can result in broader negative publicity and perceptions, which could harm our reputation. If we assess a potential quality issue or complaint or product enhancement as not requiring either field action or notification, respectively, regulators may review documentation of that decision during a subsequent audit. If regulators disagree with our decision, or take issue with either our investigation process or the resulting documentation or course of action, we may be subject to a range of potential regulatory enforcement actions or required to take corrective actions, which depending on their nature and scope could harm our business.

Outside the United States, our products and operations are also often required to comply with standards set by industrial standards bodies. Foreign regulatory bodies may evaluate our products or the testing that our products undergo against these standards. The specific standards, types of evaluation and scope of review differ among foreign regulatory bodies. We intend to comply with the standards enforced by such foreign regulatory bodies as needed to commercialize our products. If we fail to adequately comply with any of these standards, a foreign regulatory body may take adverse actions similar to those within the power of the FDA. Any such action may harm our reputation and business, and could have an adverse effect on our business, results of operations and financial condition.

We are subject to federal, state and foreign anti-bribery, anti-corruption, anti-kickback and false claims laws globally and could face substantial penalties if we fail to comply with such regulations and laws

The United States and foreign government regulators have increased the enforcement of the Foreign Corrupt Practices Act (FCPA) and other anti-bribery and anti-kickback laws. These laws and regulations are broad in scope and are subject to evolving interpretation and we could be required to incur substantial costs to investigate, audit and monitor compliance or to alter our practices. Violations of these laws could result in litigation and we may be subject to criminal or civil penalties and sanctions, including substantial fines, imprisonment of current or former employees and exclusion from participation in governmental healthcare programs.

While we have policies and procedures to address compliance with such laws, our employees and agents may take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.

Investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties or injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage, and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, financial condition and results of operations could be harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Changes to the U.S. healthcare environment may not be favorable to us.

Over a number of years, the U.S. healthcare industry has undergone significant changes designed to, among other things, increase access to medical care, improve safety and patient outcomes, contain costs and increase efficiencies. These changes may result in reduced Medicare and Medicaid reimbursement levels, efforts by healthcare insurance companies to limit or reduce payments to pharmacies and providers, the basis for payments beginning to transition from a fee-for-service model to value-based payments and risk-sharing models, and the industry shifting away from traditional healthcare venues like hospitals and into clinics, physician offices and patients’ homes. Implementation of legislative or regulatory reforms to reimbursement systems, or adverse decisions relating to our products by administrators of these systems in coverage or reimbursement, could significantly reduce reimbursement or result in the denial of coverage, which could have an impact on the acceptance of and demand for the Guardian and the prices that customers are willing to pay for them.

We expect the U.S. healthcare industry to continue to change significantly in the future. Possible changes include further reduction of or limitations on governmental funding at the state or federal level, efforts by healthcare insurance companies to further limit payments for products and services or changes in legislation or regulations governing prescription pharmaceutical pricing, healthcare services or mandated benefits. These and other possible changes, and the uncertainty surrounding these possible changes, may adversely affect us.

We cannot predict what healthcare programs and regulations will ultimately be implemented at the federal or state level or the effect of any future legislation or regulation in the United States may negatively affect our business, financial condition and results of operations. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare may harm:

•	our ability to set a price that we believe is fair for our products;

•	our ability to generate revenue and achieve or maintain profitability; and

•	the availability of capital.

Changes in healthcare policy could increase our costs and subject us to additional regulatory requirements that may interrupt commercialization of our current and future products. In addition, changes in healthcare policy could increase our costs, decrease our revenue and impact sales of and reimbursement for our current and future products.

Risks Related to BIOS and the Business Combination

BIOS’ Chief Executive Officer, Chief Financial Officer and member of the Board of Directors has interests in, and will benefit from, the Business Combination, which may be different from or in addition to (and which may conflict with) the interests of the BIOS stockholders.

As disclosed in our Form S-1 originally filed with the SEC on July 20, 2021, as amended, we are not prohibited from pursuing an initial business combination with a company that is affiliated with one or more of our officers or directors. Avertix Medical is affiliated with Mr. Ross Haghighat, our Chief Executive Officer, Chief Financial Officer and member of the Board of Directors, who is also the Executive Chairman of the board of directors of Avertix Medical, and beneficially owns approximately 2.8% of all issued and outstanding Avertix Medical Common Stock (on a fully-diluted and as-converted to common stock basis), and has an indirect, passive and non-beneficial ownership investment interest in certain entities that hold approximately 1.3% of all issued and outstanding Avertix Medical common stock (on a fully-diluted and as converted to common stock basis and assuming the cashless exercise of outstanding warrants to purchase Avertix Medical Common Stock). Mr. Haghighat is also one of three (3) managing members which controls the Sponsor. Due to his position as an equityholder and Executive Chairman of the board of directors of Avertix Medical, as well as his position as an officer and director of BIOS and a member of the Sponsor, as part of the process agreed to by all BIOS directors, Mr. Haghighat recused himself from the Board discussions and vote to approve a business combination with Avertix Medical. Although Mr. Haghighat was never present at, and did not participate in, any BIOS Board meetings where merger negotiations, deliberations or valuations regarding Avertix Medical took place, you should be aware that Mr. Haghighat has interests in BIOS and Avertix Medical that may conflict with, or result in additional benefits conferred upon Mr. Haghighat that are different from your interests as a BIOS stockholder. In addition, Mr. Haghighat and the other BIOS Board members who will recommend the initial business combination have previous relationships that may mean they have influence over each other’s decision to support the initial business combination.

If the Business Combination is not consummated, the Founders Shares, Placement Shares and Placement Warrants owned by the Sponsor will expire worthless. In addition, Mr. Haghighat has various direct and indirect ownership interests in Avertix Medical. Mr. Haghighat (i) beneficially owns and (A) directly holds 534,791 options to purchase Avertix Medical Common Stock (the “Haghighat Options”) and 53,209 shares of Avertix Medical Common Stock (the “Haghighat Held Shares”) and (B) indirectly holds 1,379,567 shares of Avertix Medical Common Stock directly held by an entity wholly owned and controlled by Mr. Haghighat (the “Haghighat Controlled Shares”) and (ii) has an indirect, passive and non-beneficial ownership investment interest in certain entities that hold 887,693 shares of Avertix Medical Common Stock (on a fully-diluted and as converted to common stock basis and assuming the cashless exercise of outstanding warrants to purchase shares of Avertix Medical Common Stock) (the “Haghighat Non-Controlled Shares”). We estimate that upon the consummation of the Business Combination, assuming a trading price of $10.00 per Class A Ordinary Share, the market value of (I) the Haghighat Options would be worth approximately $1,020,000, assuming the exercise of all of the Haghighat Options at Closing, with an aggregate exercise price of approximately $220,000, (II) the Haghighat Held Shares would be worth approximately $102,000 (III) Mr. Haghighat’s interest in the Haghighat Controlled Shares would be approximately $2,632,000 and (IV) the Haghighat Non-Controlled Shares would be worth approximately $772,000 based on Mr. Haghighat’s aggregate 46% economic interest in the entities holding the Haghighat Non-Controlled Shares. In the aggregate, we estimate the total value of Mr. Haghighat’s investment interest in Avertix Medical would be worth approximately $4,526,000 upon consummation of the Business Combination, based on the assumptions listed in the prior sentence. Assuming the exercise of all of the Haghighat Options at Closing, we estimate that Mr. Haghighat paid approximately $868,000 for his aggregate investment interest, based on (a) the aggregate exercise price of the Haghighat Options, (b) the price paid for the

Haghighat Held Shares, (c) the price paid for the Haghighat Controlled Shares and (d) Mr. Haghighat’s pro rata portion of the price paid for the Haghighat Non-Controlled Shares based on his 46% economic interest in the entities holding the Haghighat Non-Controlled Shares.

If BIOS does not consummate an initial business combination by December 7, 2023, its Public Shareholders may be forced to wait until thereafter before redemption from the Trust Account.

BIOS’ amended and restated memorandum and articles of association provides that it has until December 7, 2023, to consummate an initial business combination. If BIOS has not consummated an initial business combination by December 7, 2023, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and BIOS’ board of directors, liquidate and dissolve, subject in each case to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to BIOS’ warrants, which will expire worthless if BIOS fails to consummate an initial business combination by December 7, 2023. BIOS’ amended and restated memorandum and articles of association provides that, if a resolution of BIOS’ shareholders is passed pursuant to the Cayman Islands Companies Act to commence the voluntary liquidation of BIOS, it will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law. On April 27, 2023, BIOS filed a preliminary proxy statement with the SEC in connection with an extraordinary general meeting of BIOS’ shareholders to, among other things, consider and vote upon a proposal to amend the amended and restated memorandum and articles of association to extend the date by which BIOS must complete its initial business combination from June 7, 2023 to December 7, 2023 (or such earlier date as determined by the Directors). At the Extension Meeting, BIOS’ shareholders approved the Extension Amendment Proposal to extend the date by which BIOS must complete its initial business combination from June 7, 2023 to December 7, 2023.

As a result, investors may be forced to wait beyond December 7, 2023 before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. BIOS has no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, BIOS consummates its initial business combination or amends certain provisions of the amended and restated memorandum and articles of association, and only then in cases where investors have sought to redeem their Public Shares. Only upon BIOS’ redemption or any liquidation will Public Shareholders be entitled to distributions if BIOS does not complete its initial business combination and does not amend the amended and restated memorandum and articles of association.

The SEC has recently issued proposed rules relating to certain activities of special purpose acquisition companies. Certain of the procedures that BIOS, a potential business combination target or others may determine to undertake in connection with such proposals may increase BIOS’ costs and the time needed to complete its initial business combination and may constrain the circumstances under which BIOS could complete an initial business combination. The need for compliance with the SPAC Rule Proposals may cause BIOS to liquidate the funds in the Trust Account or liquidate BIOS at an earlier time than BIOS might otherwise choose.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating, among other things, to disclosures in SEC filings in connection with business combination transactions between special purpose acquisition companies such as us and private operating companies; the financial statement requirements applicable to transactions involving shell companies; the use of projections by special purpose acquisition companies in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which special purpose acquisition companies could become subject to regulation under the Investment Company Act, including a proposed rule that would provide special purpose acquisition companies a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a special purpose acquisition company’s duration, asset composition, business purpose and activities. The SPAC Rule Proposals have not yet been adopted and may be adopted in the proposed form or in a different form that could impose additional regulatory requirements on special purpose acquisition companies. Certain of the procedures that BIOS, a potential business combination target or others may determine to undertake in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in the SPAC Rule Proposals, may increase the costs and time of negotiating and completing an initial business combination, and may constrain the circumstances under which BIOS could complete an initial business combination. The need for compliance with the SPAC Rule Proposals may cause BIOS to liquidate the funds in the Trust Account or liquidate BIOS at an earlier time than BIOS might otherwise choose. Were BIOS to liquidate, BIOS’ warrants would expire worthless, and BIOS’ security holders would lose the investment opportunity associated with an investment in the combined company, including potential price appreciation of our securities.

There are risks to BIOS Public Shareholders of becoming shareholders of New Avertix Medical through the Business Combination rather than acquiring securities of Avertix Medical directly in an underwritten public offering, including that the level of due diligence conducted in connection with the Business Combination may not be as high as would be the case if Avertix Medical became a public company through an underwritten public offering, which could result in defects with Avertix Medical’s business or problems with Avertix Medical’s management being overlooked.

In a traditional underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who purchase such securities on a firm commitment basis and distribute or resell them to the public. Investors in such an offering benefit from the role played by underwriters. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities in an underwritten offering. Because the underwriters have a “due diligence” defense to such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer as part of the underwriting process. Due diligence entails engaging legal, financial and other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter to the underwriters with respect to the financial information contained in the registration statement. In making their investment decision, investors in an underwritten public offering have the benefit of such diligence.

While sponsors, private investors and management in a business combination involving a special purpose acquisition company like BIOS conduct due diligence on the target company, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of defects with Avertix Medical’s business or problems with Avertix Medical’s management being overlooked.

In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company and the SPAC. The process of establishing the value of a company in a SPAC business combination may be less effective than the book building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the merger agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is no such book of demand built up in connection with a SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the transaction.

If BIOS is deemed to be an investment company for purposes of the Investment Company Act, BIOS would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we are able to modify our activities so that BIOS would not be deemed an investment company, BIOS may abandon our efforts to complete the Business Combination and instead liquidate the Company.

As described further above, the SPAC Rule Proposals relate, among other matters, to the circumstances in which SPACs such as the Company could potentially be subject to the Investment Company Act and the regulations thereunder. The SPAC Rule Proposals would provide a safe harbor for such companies from the definition of “investment company” under Section 3(a)(1)(A) of the Investment Company Act, provided that a SPAC satisfies certain criteria, including a limited time period to announce and complete a de-SPAC transaction. Specifically, to comply with the safe harbor, the SPAC Rule Proposals would require a company to file a report on Form 8-K announcing that it has entered into an agreement with a target company for a business combination no later than 18 months after the effective date of its registration statement for its initial public offering (the “IPO Registration Statement”). The company would then be required to complete its initial business combination no later than 24 months after the effective date of the IPO Registration Statement.

If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted. In addition, we would be subject to burdensome compliance requirements. We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we may abandon our efforts to complete the Business Combination and instead liquidate the Company. Were we to liquidate, our warrants would expire worthless, and our securityholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of our securities.

Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

As described in our Annual Report on Form 10-K for the year ended December 31, 2022, in connection with our assessment of going concern considerations in accordance with Accounting Standards Codification Topic 205-40 Presentation of Financial Statements — Going Concern we have determined that if we are unable to complete a business combination by December 7, 2023 (absent any further extensions of such period with shareholder approval pursuant to the Existing Governing Documents), we will have a mandatory liquidation and subsequent dissolution. The date for mandatory liquidation and subsequent dissolution raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this proxy statement/prospectus do not include any adjustments that might result from our inability to continue as a going concern.

We may be unable to obtain additional financing to complete the Business Combination or to fund the operations and growth of a target business, which could compel us to restructure or abandon the Business Combination.

If the cash portion of the purchase price exceeds the amount available from the Trust Account, net of amounts needed to satisfy any redemption by Public Shareholders, and the PIPE Financing, if any, we will be required to seek additional financing to complete the Business Combination. Such financing may not be available on acceptable terms, or at all. To the extent that additional financing proves to be unavailable when needed to complete the Business Combination, we would be compelled to either restructure the transaction or abandon the Business Combination and seek an alternative target business candidate. Further, we may be required to obtain additional financing in connection with the closing of the Business Combination for general corporate purposes, including for maintenance or expansion of operations of the post-transaction business, the payment of principal or interest due on any indebtedness incurred in completing the Business Combination, or to fund the purchase of other companies. If we are unable to complete the Business Combination and unable to find another suitable target for our initial business combination, our Public Shareholders may only receive their pro rata portion of the funds in the Trust Account that are available for distribution to Public Shareholders, and our BIOS Public Warrants will expire worthless. In addition, the failure to secure additional financing to fund the operations of the post-transaction business following the Business Combination could have a material adverse effect on the continued development or growth of New Avertix Medical. None of our officers, directors or shareholders is required to provide any financing to us in connection with or after the Business Combination.

Even if BIOS consummates the Business Combination, there is no guarantee that the New Avertix Medical Public Warrants will ever be in the money, and they may expire worthless.

The exercise price of BIOS Public Warrants is $11.50 per BIOS Ordinary Share and, if the Business Combination is consummated, the BIOS Public Warrants will be exchanged for New Avertix Medical Public Warrants. There is no guarantee that the New Avertix Medical Public Warrants will ever be in the money prior to their expiration and, as such, the New Avertix Medical Public Warrants may expire worthless.

We may redeem unexpired warrants prior to their exercise at a time disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding warrants (including the Placement Warrants) at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of shares upon exercise of the warrants is not exempt from registration or qualification under applicable blue sky laws or we are unable to effect such registration or qualification. Redemption of the outstanding warrants could force you (i) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants.

For context regarding the thresholds above, historical trading prices for our shares of Class A Ordinary Shares have varied between a low of approximately $             per share in                  , to a high of approximately $                 per share in                 . For illustrative purposes, the closing price of our Class A Ordinary Shares was $                 on Nasdaq on                , the record date for the Shareholder Meeting.

Notice of redemption shall be mailed by first class mail, postage prepaid, by us not less than thirty (30) days prior to the Redemption Date to the registered holders of the New Avertix Medical Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the warrants will be notified of such redemption by our posting of the redemption notice to DTC.

BIOS or Avertix Medical may waive one or more of the conditions to the Business Combination and the failure to meet such conditions may have an adverse impact on the business.

BIOS or Avertix Medical may agree to waive, in whole or in part, some of the conditions to our obligations to complete the Business Combination, to the extent permitted by the parties’ organizational documents and applicable laws. For example, it is a condition to BIOS’ obligations to close the Business Combination that certain of Avertix Medical’s representations and warranties are true and correct in all material respects or in all respects as of the Closing Date, except where the failure of such representants and warranties to be true and correct, taken as a whole, does not result in an Avertix Medical Material Adverse Effect. However, if the BIOS Board determines that it is in BIOS’ shareholders’ best interest to waive any such breach, then the BIOS Board may elect to waive that condition and consummate the Business Combination. Further, it is a condition to Avertix Medical’s obligation to close the Business Combination that the aggregate amount of cash held by BIOS in the Trust Account (net of redemptions) and as proceeds of any Additional Financing, net of transaction costs, equal or exceed $40,000,000. The Avertix Medical Board may elect to waive this condition and consummate the Business Combination, in which case New Avertix Medical may have less capital to execute its business plan and growth prospects, which could have a material adverse effect on New Avertix Medical’s financial condition following the consummation of the Business Combination and an adverse impact on New Avertix Medical’s stockholders. See the section in this proxy statement/prospectus titled “Proposal No. 1— The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combinations” for further information.

Risks Related to Ownership of New Avertix Medical Common Stock Following the Business Combination

Subsequent to the completion of the Business Combination, the Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

We cannot assure you that the due diligence we conducted on Avertix Medical will reveal all material issues that may be present with regard to Avertix Medical, or that factors outside of our control will not later arise. As a result of unidentified issues or factors outside of our control, we may be forced to later write-down or write-off assets, restructure operations or incur impairment or other charges that could result in reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by BIOS. Even though these charges may be non-cash items that would not have an immediate impact on our liquidity, reporting charges of this nature could contribute to negative market perceptions about the Company or its securities. In addition, charges of this nature may cause us to violate leverage or other covenants to which we are subject. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares from any such write-down or write-downs.

Our ability to be successful following the Business Combination will depend upon the efforts of the Company’s Board and Avertix Medical’s key personnel and the loss of such persons could negatively impact the operations and profitability of the Company’s business following the Business Combination.

Our ability to be successful following the Business Combination will be dependent upon the efforts of the New Avertix Medical Board and key personnel, and we cannot assure you that, following the Business Combination, our Board and our key personnel will be effective or successful or remain with the Company. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause our management to expend time and resources becoming familiar with such requirements.

Nasdaq may delist the Company’s securities from trading on its exchange, which could limit investors’ ability to make transactions in the Company’s securities and subject the Company to additional trading restrictions.

Currently, the Class A Ordinary Shares are publicly traded on Nasdaq. We intend to list New Avertix Medical’s Common Stock on Nasdaq under the symbol “AVRT” upon the closing of the Business Combination. BIOS cannot assure you that its securities will continue to be listed on Nasdaq following the Business Combination. In order to continue listing its securities on Nasdaq following the Business Combination, New

Avertix Medical will be required to maintain certain financial, distribution and stock price levels. Generally, New Avertix Medical will be required to maintain a minimum market capitalization and a minimum number of holders of our securities.

Additionally, in connection with the Business Combination, New Avertix Medical will be required to demonstrate compliance with Nasdaq’s initial listing requirements, and we cannot assure you that New Avertix Medical will be able to meet those listing requirements at that time.

If Nasdaq delists New Avertix Medical Common Stock from trading on its exchange and we are not able to list our securities on another national securities exchange, BIOS expects the Company’s securities could be quoted on an over-the-counter market. If this were to occur, the Company could face significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;

•	reduced liquidity for its securities;

•

a determination that the New Avertix Medical Common Stock is a “penny stock” which will require brokers trading in the New Avertix Medical Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Company’s securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause the Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the New Avertix Medical Common Stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the New Avertix Medical Board’s attention and resources from the Company’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to the Company’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Company may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.

Future resales of New Avertix Medical Common Stock after the consummation of the Business Combination may cause the market price of the Company’s securities to drop significantly, even if the Company’s business is doing well.

Pursuant to the Proposed Bylaws, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor, holders of Placement Units and Avertix Medical equityholders will be restricted from selling or transferring any of their shares of New Avertix Medical Common Stock. Such restrictions begin at Closing and, subject to certain exceptions, end, in the case of the shares that are restricted pursuant to the Proposed Bylaws, on the date that is after the one-year anniversary of the Closing.

However, following the expiration of the applicable lock-up period, such equityholders will not be restricted from selling shares of the New Avertix Medical Common Stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of New Avertix Medical Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New Avertix Medical Common Stock. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the Company’s share price or the market price of the New Avertix Medical Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

The market price of shares of the New Avertix Medical Common Stock may be volatile, which could cause the value of shareholder investments to decline.

Even if an active trading market develops following the Business Combination, the market price of the New Avertix Medical Common Stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. Market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of the New Avertix Medical Common Stock regardless of its operating performance.

In addition, the Company’s operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including:

•	variations in quarterly operating results or dividends, if any, to shareholders;

•	additions or departures of key management personnel;

•	publication of research reports about the Company’s industry;

•	litigation and government investigations;

•	changes or proposed changes in laws or regulations or differing interpretations or enforcement of laws or regulations affecting the Company’s business;

•	adverse market reaction to any indebtedness incurred or securities issued in the future;

•	changes in market valuations of similar companies;

•	the success of competitive products or technologies;

•	introductions and announcements of new products by the Company, its future commercialization collaborators, or its competitors, and the timing of these introductions or announcements;

•	developments concerning any future collaborations, including, but not limited to, those with any sources of manufacturing supply and future commercialization collaborators;

•	market conditions in the medical device sector;

•	market conditions and sentiment involving companies that have recently completed a business combination with a special purpose acquisition company (“SPAC”);

•	developments or disputes concerning patents or other proprietary rights, including patents, litigation matters and New Avertix Medical’s ability to obtain patent protection for its products;

•	New Avertix Medical’s ability or inability to raise additional capital and the terms on which it is raised;

•	changes in the structure of healthcare payment systems;

•	trading volume of New Avertix Medical Common Stock;

•	sales of New Avertix Medical Common Stock by New Avertix Medical or its stockholders;

•	changes in accounting principles;

•	terrorist acts, acts of war or periods of widespread civil unrest;

•	natural disasters, public health crises and other calamities;

•	adverse publicity or speculation in the press or investment community;

•	announcements by competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures, or capital commitments; and

•	general economic, industry and market conditions.

In response to any of the foregoing developments, the market price of shares of the New Avertix Medical Common Stock could decrease significantly. You may be unable to resell your shares at or above your purchase price.

In addition, the stock markets in general, and the markets for SPAC post-business combination businesses, medical device, pharmaceutical, biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility since 2021. This volatility can often be unrelated to the operating performance of the underlying business. These broad market and industry factors may seriously harm the market price of New Avertix Medical Common Stock, regardless of New Avertix Medical’s operating performance.

Following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against that company. Any such litigation, if instituted against the Company, could result in substantial costs and a diversion of management’s attention and resources.

A small number of shareholders will continue to have substantial control over the Company after the Business Combination, which may limit other shareholders’ ability to influence corporate matters and delay or prevent a third-party from acquiring control over the Company.

Upon completion of the Business Combination, the directors and executive officers of the Company, and beneficial owners expected to own five percent (5%) or more of its voting securities and their respective affiliates, will beneficially own, in the aggregate, approximately         % of its outstanding New Avertix Medical Common Stock, assuming no additional Public Shareholders redeem their BIOS Ordinary Shares. This significant concentration of ownership may have a negative impact on the trading price for the New Avertix Medical Common Stock because investors often perceive disadvantages in owning stock in companies with controlling shareholders. In addition, these shareholders will be able to exercise influence over all matters requiring shareholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of the Company or its assets. This concentration of ownership could limit shareholders’ ability to influence corporate matters and may have the effect of delaying or preventing a change in control, including a merger, consolidation or other business combination, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change in control would benefit the other shareholders.

There may not be an active trading market for the New Avertix Medical Common Stock, which may make it difficult to sell shares of New Avertix Medical Common Stock.

It is possible that after the Business Combination, an active trading market will not develop or, if developed, that any market will not be sustained. This would make it difficult for you to sell shares of New Avertix Medical Common Stock at an attractive price or at all. The market price per Class A Ordinary Share prior to the Business Combination may not be indicative of the price at which shares of New Avertix Medical Common Stock will trade in the public market after the Business Combination.

If the Company’s operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of the New Avertix Medical Common Stock may decline.

We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements, subject to the risks and uncertainties described in this prospectus/proxy statement and in our other public filings and public statements. The ability to provide this public guidance, and the ability to accurately forecast our results of operations, could be impacted by the global macroeconomic events, including the COVID-19 pandemic and the current conflict in Ukraine. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of unfavorable or uncertain economic and market conditions, such as the current global economic uncertainty being experienced as a result of the COVID-19 pandemic and the current inflationary environment in the United States. If, in the future, our operating or financial results for a particular period do not meet any guidance provided or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of the New Avertix Medical Common Stock may decline as well. Even if we do issue public guidance, there can be no assurance that we will continue to do so in the future.

If securities or industry analysts do not publish research or reports about the Company’s business or publish negative reports, the market price of the New Avertix Medical Common Stock could decline.

The trading market for the New Avertix Medical Common Stock will be influenced by the research and reports that industry or securities analysts publish about us and our business. If regular publication of research reports ceases, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume of the New Avertix Medical Common Stock to decline. Moreover, if one or more of the analysts who cover us downgrade the New Avertix Medical Common Stock or if reporting results do not meet their expectations, the market price of the New Avertix Medical Common Stock could decline.

BIOS will issue shares of New Avertix Medical Common Stock as consideration for the Business Combination, which will result in immediate dilution to BIOS shareholders, and may issue additional shares of Class A Ordinary Shares or other equity or convertible debt securities without approval of the holders of its shareholders, which would dilute existing ownership interests and may depress the market price of shares of Class A Ordinary Shares.

Based on Avertix Medical’s and BIOS’ current capitalization, we anticipate issuing to Avertix Medical’s shareholders an aggregate of up to 11,615,141 shares of New Avertix Medical Common Stock pursuant to the Business Combination Agreement (assuming the cash exercise of Avertix Medical warrants and excluding approximately 1,584,859 shares issuable upon the exercise of assumed options), and it is currently expected that BIOS’ current shareholders would hold in the aggregate approximately 37% of the outstanding New Avertix Medical Common Stock (assuming that no additional Class A Ordinary Shares are redeemed by Public Shareholders). If any additional Class A Ordinary Shares are redeemed in connection with the Business Combination, the percentage of the outstanding New Avertix Medical Common Stock held by the Public Shareholders will decrease and the percentages of the outstanding New Avertix Medical Common Stock held immediately following the Business Combination by the Sponsor and Avertix Medical’s security holders will increase. To the extent that any of the outstanding New Avertix Medical Warrants are exercised for shares of the New Avertix Medical Common Stock, BIOS’ existing shareholders would experience additional dilution. Such dilution could, among other things, limit the ability of BIOS’ current shareholders to influence the Company’s management through the election of directors following the Business Combination

Holders of Public Shares prior to Closing that elect to redeem their Public Shares may continue to hold any BIOS Public Warrants that they owned prior to redemption, the exercise of which would result in additional dilution to non-redeeming BIOS shareholders; exercise of outstanding BIOS Placement Warrants would also result in additional dilution to non-redeeming BIOS shareholders. Additionally, although no such transactions are currently anticipated, BIOS may, prior to the Closing, offer or sell additional securities in connection with a PIPE or other financing transaction, the issuance of which would dilute ownership interests to Public Shareholders that do not redeem Public Shares in connection with the Business Combination.

Additionally, the terms of the Business Combination Agreement contemplate (i) the potential issuance of up to 2,970,000 additional shares of New Avertix Common Stock to eligible equityholders upon the achievement of certain share trading-price based targets (or qualifying change of control) during the post-closing earnout period and (ii) the adoption, effective at Closing, subject to approval by the BIOS Public Shareholders at the Shareholder Meeting, of the Equity Incentive Plan, pursuant to which New Avertix Medical may issue an aggregate of up to the number of shares equal to twelve percent (12%) of New Avertix Medical Common Stock issued and outstanding as of immediately after the Effective Time, which amount will be subject to increase from time to time. For additional information about this plan, please read the discussion under the headings “Proposal No. 6—The Equity Incentive Plan Proposal.”

The potential issuance of (i) Total Avertix Medical Earnout Shares upon satisfaction of applicable earnout terms after the Closing and (ii) shares, or the vesting and settlement or exercise of equity-linked securities issued or granted under the Equity Incentive Plan would also result in additional dilution to non-redeeming BIOS shareholders. The dilutive effects of the Total Avertix Medical Earnout Shares and exercise of outstanding BIOS warrants at various redemptions levels is illustrated in the table set forth below.

The percentage of the outstanding shares and voting power of New Avertix Medical Common Stock that will be owned by Public Stockholders after the Closing will vary based, among other things, on the number of Public Shares redeemed in connection with the Business Combination and the issuance by BIOS or New Avertix Medical of additional equity or equity-based securities prior to, at or after the Closing. Certain dilutive effects on non-redeeming BIOS shareholders across various redemption scenarios are shown in the table set forth below, though, as described herein, there may be other sources of dilution that impact ownership and voting control of Public Shareholders after the Business Combination is consummated.

The below sensitivity table shows the potential impact of redemptions on the pro forma book value per share of the shares owned by non-redeeming shareholders in a no additional redemption scenario, a fifty percent (50%) redemption scenario, and a maximum redemption scenario. The sensitivity table below also sets forth the potential additional dilutive impact of each of the below additional dilution sources in each redemption scenario. The sensitivity table does not show the deferred underwriting commissions incurred in connection with the BIOS IPO.

	Assuming No Additional Redemption(1)			Assuming 50% Redemption(2)			Assuming Maximum Redemption(3)
Shareholders	Ownership in shares	Equity %		Ownership in shares	Equity %		Ownership in shares	Equity %
Avertix Medical Stockholders(4)			%			%			%
BIOS Public Shareholders			%			%			%
Founder Shares(5)			%			%			%
Placement Shares(6)			%			%			%
Total Shares Outstanding Excluding “Additional Dilution Sources”			%			%			%

Total Pro Forma Equity Value Post-Redemptions(7)
Total Pro Forma Book Value Post-Redemptions(8)	$			$			$

Pro Forma Book Value Per Share	$			$			$

	Assuming No Additional Redemption(1)			Assuming 50% Redemption(2)			Assuming Maximum Redemption(3)
Additional Dilution Sources	Ownership in shares	Equity %(8)		Ownership in shares	Equity %(8)		Ownership in shares	Equity %(8)
New Avertix Medical Warrants
New Avertix Medical Public Warrants			%			%			%
Placement Warrants(9)			%			%			%
Total Additional Dilution Sources			%			%			%

	Assuming No Additional Redemption(1)			Assuming 50% Redemption(2)			Assuming Maximum Redemption(3)
Deferred Discount	Amount ($)	% of Gross IPO Proceeds remaining in Trust Account(10)		Amount ($)	% of Gross IPO Proceeds remaining in Trust Account(10)		Amount ($)	% of Gross IPO Proceeds remaining in Trust Account(10)
Effective Deferred Underwriting Commission(11)	$		%	$		%	$

(1)	This scenario assumes that no Class A Ordinary Shares are redeemed by the Public Shareholders; amounts may not sum due to rounding.
(2)	This scenario assumes that Class A Ordinary Shares are redeemed by the Public Shareholders; amounts may not sum due to rounding.
(3)	This scenario assumes that Class A Ordinary Shares are redeemed by the Public Shareholders; amounts may not sum due to rounding.
(4)

Includes 1,584,859 shares of New Avertix Medical Common Stock underlying the Exchanged Options. Includes 2,970,000 Total Avertix Medical Earnout Shares that may be issued to the Eligible Avertix Medical Equityholders in two (2) equal tranches upon the occurrence of Triggering Event I or Triggering Event II, as applicable, or a change in control of New Avertix Medical during the Earnout Period. Triggering Event I means the date on which the VWAP of New Avertix Medical Common Stock is greater than or equal to $12.50 for any 20 trading days within any 30 consecutive trading day period within the

Earnout Period. Triggering Event II means the date on which the VWAP of New Avertix Medical Common Stock is greater than or equal to $15.00 for any 20 trading days within any 30 consecutive trading day period within the Earnout Period.
(5)

Includes the Total Sponsor Earnout Shares that are subject to vesting and forfeiture if the New Avertix Medical Common Stock does not meet certain price thresholds following the Closing Date pursuant to the Triggering Events. While unvested, the Sponsor will have full ownership rights to the Total Sponsor Earnout Shares, including the right to vote such shares.

(6)	Includes 560,000 Placement Shares, of which 380,000 Placement Shares that are held by the Sponsor and 180,000 Placement Shares that are held by Cantor.
(7)	Pro forma equity value shown at $10.00 per share in the no additional redemption scenario, the fifty percent (50%) redemption scenario and the maximum redemption scenario.
(8)	See “Unaudited Pro Forma Condensed Combined Financial Information” for pro forma book value in the no additional redemption scenario and the maximum redemption scenario.
(9)

The Equity % with respect to each Additional Dilution Source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in the numerator and the full amount of shares issued with respect to the Total Additional Dilution Sources in the denominator. For example, in the fifty percent (50%) Redemption Scenario, the Equity % with respect to the New Avertix Medical Public Warrants would be calculated as follows: (a)                shares issued pursuant to the New Avertix Medical Public Warrants; divided by (b) (i)                shares (the number of shares outstanding excluding the Additional Dilution Sources) plus (ii)                shares included in the Additional Dilution Sources.

(10)	Includes 280,000 Placement Warrants held by the Sponsor and Cantor that were issued in a private placement at the time of the BIOS IPO.
(11)

Calculated using total underwriting commissions of $9,800,000 and by dividing such underwriting commissions by cash proceeds received from (i) the Trust Account net of any redemption amounts and (ii) the exercise of the warrants.

The issuance of additional shares of New Avertix Medical Common Stock or other equity or convertible debt securities by BIOS prior to the Closing or New Avertix Medical after the Closing would have the following effects: (i) BIOS’ existing shareholders’ proportionate ownership interest in New Avertix Medical may decrease relative to such holders’ ownership percentage if no such dilutive issuances occur; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; (iii) the relative voting power of shares of New Avertix Common Stock held by non-redeeming Public Shareholders may be diminished; and (iv) the market price of shares of New Avertix Common Stock may decline.

Risks Related to the Consummation of the Domestication and the Adoption of the Proposed Governing Documents

The Domestication may result in adverse tax consequences for Public Shareholders and holders of BIOS Public Warrants.

As discussed more fully under the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders” below, the Domestication generally should qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a statutory conversion of a corporation holding only investment-type assets such as BIOS, this result is not entirely clear. In the case of a transaction, such as the Domestication, that qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in such section) of Public Shares will be subject to Section 367(b) of the Code and, as a result:

•

a U.S. Holder of Public Shares whose Public Shares have a fair market value of less than $50,000 on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than ten percent (10%) of the total combined voting power of all classes of Public Shares entitled to vote and less than ten percent (10%) of the total value of all classes of Public Shares, will generally not recognize any gain or loss and will generally not be required to include any part of BIOS’ earnings in income pursuant to the Domestication;

•

a U.S. Holder of Public Shares whose Public Shares have a fair market value of $50,000 or more on the date of the Domestication, and who on the date of the Domestication owns (actually and constructively) less than ten percent (10%) of the total combined voting power of all classes of Public Shares entitled to vote and less than ten percent (10%) of the total value of all classes of Public Shares, will generally recognize gain (but not loss) on the exchange of Public Shares for New Avertix Medical shares (a Delaware corporation) pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holders may file an election to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to their Public Shares, provided certain other requirements are satisfied; and

•

a U.S. Holder of Public Shares who on the date of the Domestication owns (actually and constructively) ten percent (10%) or more of the total combined voting power of all classes of Public Shares entitled to vote or ten percent (10%) or more of the total value of all classes of Public Shares will generally be required to include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to its Public Shares. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code.

Notwithstanding the foregoing, even in the case of a transaction, such as the Domestication, that qualifies as a reorganization under Section 368(a)(1)(F) of the Code, a U.S. Holder of Public Shares or BIOS Public Warrants may, in certain circumstances, be required to recognize gain (but not loss) upon the exchange of its Public Shares or BIOS Public Warrants for the common stock or warrants of New Avertix Medical pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging BIOS Public Warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants of New Avertix Medical received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding Public Shares or BIOS Public Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because BIOS is a blank check company with no current active business, we believe that BIOS is likely classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, may require a U.S. Holder of Public Shares or BIOS Public Warrants to recognize gain on the exchange of such shares or warrants for common stock or warrants of New Avertix Medical pursuant to the Domestication, unless such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Public Shares. A U.S. Holder cannot currently make these elections with respect to such U.S. Holder’s BIOS Public Warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of BIOS. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted.

Additionally, the Domestication may cause Non-U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders”) to become subject to U.S. federal withholding taxes on any dividends paid in respect of such Non-U.S. Holder’s New Avertix Medical Common Stock after the Domestication.

The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisors on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, including with respect to BIOS Public Warrants, see “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders.”

We were likely a passive foreign investment company, or “PFIC,” which could result in adverse United States federal income tax consequences to U.S. investors.

Because BIOS is a blank check company with no current active operating business, we believe that BIOS is likely classified as a passive foreign investment company, or “PFIC,” for U.S. federal income tax purposes. If we have been a PFIC for any taxable year (or portion thereof) that is included in the holding period of a beneficial owner of Public Shares or BIOS Public Warrants that is a “U.S. Holder” as that term is defined in the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders,” such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements, including as a result of the Domestication. Our PFIC status for any taxable year will not be determinable until after the end of such taxable year. If we determine we are a PFIC for any taxable year, upon written request, BIOS will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a “qualified electing fund” election, but there can be no assurance that we will timely provide such required information, and such election would be unavailable with respect to BIOS Public Warrants in all cases.

The PFIC rules are complex and will depend on a holder’s particular circumstances. All holders are strongly urged to consult their tax advisors regarding the application and effect of the PFIC rules, including as a result of the Domestication, and including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax consequences of the Domestication, see the discussion in the section titled “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders.”

The Proposed Certificate of Incorporation will not limit the ability of the Sponsor or its affiliates to compete with us.

The Sponsor and its affiliates engage in a broad spectrum of activities. In the ordinary course of their business activities, the Sponsor and its affiliates may engage in activities where their interests conflict with the Company’s interests or those of its shareholders. The Proposed Certificate of Incorporation will provide that none of the Company’s non-employee directors or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which the Company operates. The Sponsor and its affiliates also may pursue, in their capacities other than as directors of the New Avertix Medical Board, acquisition opportunities that may be complementary to the Company’s business, and, as a result, those acquisition opportunities may not be available to the Company. In addition, the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

Provisions in the Proposed Governing Documents and provisions of the DGCL may delay or prevent an acquisition by a third-party that could otherwise be in the interests of shareholders.

The Company’s Proposed Certificate of Incorporation and the Company’s Proposed Bylaws to be in effect following the Closing of the Business Combination will contain several provisions that may make it more difficult or expensive for a third-party to acquire control of the Company without the approval of the New Avertix Medical Board. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest, or other transaction that shareholders may consider favorable, include the following:

•	the division of the New Avertix Medical Board into three (3) classes and the election of each class for three (3)-year terms;

•	advance notice requirements for shareholder proposals and director nominations;

•	provisions limiting shareholders’ ability to call special meetings of shareholders and to take action by written consent;

•	restrictions on business combinations with interested stockholders;

•

in certain cases, the approval of holders representing at least two-thirds (2/3) of the total voting power of the shares titled to vote will be required for shareholders to adopt, amend or repeal certain provisions of the Proposed Bylaws, or amend or repeal certain provisions of the Proposed Certificate of Incorporation;

•	no cumulative voting; and

•

the ability of the board of directors to designate the terms of and issue new series of preferred stock without shareholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions by such acquirer.

These provisions of the Proposed Certificate of Incorporation and Proposed Bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for the shares of New Avertix Medical Common Stock in the future, which could reduce the market price of the common stock. For more information, see the section titled “Description of Securities.”

The provision of the Proposed Certificate of Incorporation to be in effect following the Business Combination requiring exclusive venue in the Court of Chancery in the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against directors and officers.

The Proposed Certificate of Incorporation will provide that, unless otherwise consented to by the Company in writing, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of the Company; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or shareholder of the Company, to the Company or the Company’s shareholders; (iii) any claim or cause of action against the Company or any current or former director, officer or other employee of the Company, arising out of or pursuant to any provision of the DGCL, the Proposed Certificate of Incorporation or the Proposed Bylaws of the Company (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against this corporation or any current or former director, officer or other employee of the Company, governed by the internal-affairs doctrine or otherwise relate to the Company’s internal affairs, in all cases to the fullest extent permitted by applicable law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. The Proposed Certificate of Incorporation will further provide that, unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. Any person or entity purchasing or otherwise acquiring any interest in the Company’s securities will be deemed to have notice of and consented to this provision.

Although the Proposed Certificate of Incorporation contains the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and, therefore, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

Although we believe these provisions will benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of applicable law, these exclusive forum provisions may make it more expensive for stockholders to bring a claim than if the stockholders were permitted to select another jurisdiction and may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

The Warrant Agreement contains an exclusive forum clause, which could limit a warrant holder’s ability to obtain a favorable judicial forum for disputes arising under the Warrant Agreement.

The Warrant Agreement provides that, subject to applicable law, (i) any action, against us or the warrant agent arising out of or relating in any way to the Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, (i) these provisions of the Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America have exclusive jurisdiction, and (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, or the rules and regulations promulgated thereunder.

This choice of forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with BIOS or, after the Business Combination, New Avertix Medical, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Risks Related to Redemption

There is no guarantee that a Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.

BIOS can give no assurance as to the price at which a Public Shareholder may be able to sell the shares of New Avertix Medical Common Stock in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in New Avertix Medical’s stock price, and may result in a lower value realized now than a Public Shareholder of BIOS might realize in the future had the shareholder not redeemed its shares. Similarly, if a Public Shareholder does not redeem its shares, the shareholder will bear the risk of ownership of New Avertix Medical Common Stock after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell its shares of New Avertix Medical Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Shareholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

If Public Shareholders fail to receive notice of the BIOS offer to redeem their Class A Ordinary Shares in connection with the Business Combination, or if Public Shareholders fail to demand redemption rights properly, they will not be entitled to have their Class A Ordinary Shares redeemed for a pro rata portion of the Trust Account.

BIOS will comply with the proxy rules or tender offer rules, as applicable, when conducting redemptions in connection with the Business Combination. Despite BIOS’ compliance with these rules, if a Public Shareholder fails to receive BIOS’ proxy materials or tender offer documents, as applicable, such Public Shareholder may not become aware of the opportunity to redeem its shares. Public Shareholder holding Class A Ordinary Shares may demand that BIOS redeem their shares for a pro rata portion of the Trust Account, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination, including interest earned on the Trust Account and not previously released to BIOS to pay its tax obligations. Public Shareholders who seek to exercise this redemption right must deliver their shares (either physically or electronically) to BIOS’ transfer agent two (2) business days prior to the initially scheduled date of the Shareholder Meeting. Any Public Shareholder who fails to deliver its shares properly as described in this proxy statement/prospectus will not be entitled to have its shares redeemed. See the section titled “Shareholder Meeting—Redemption Rights” for the procedures to be followed if you wish to have your Class A Ordinary Shares redeemed.

If you or a “group” of shareholders are deemed to hold in excess of fifteen percent (15%) of the Class A Ordinary Shares included in the BIOS Public Units issued in the BIOS IPO, you will lose the ability to redeem all such shares in excess of fifteen percent (15%) of the Class A Ordinary Shares included in the BIOS Public Units issued in the BIOS IPO.

The Existing Governing Documents provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13(d) of the Exchange Act), is restricted from redeeming its shares with respect to more than an aggregate of fifteen percent (15%) of the Class A Ordinary Shares included in the BIOS Public Units issued in the BIOS IPO, which we refer to as the “Excess Shares,” without BIOS’ prior consent. However, BIOS would not be restricting its shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination or another initial business combination. Your inability to redeem the Excess Shares will reduce your influence over BIOS’ ability to complete the Business Combination or another initial business combination and you could suffer a material loss on your investment in BIOS if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if BIOS consummates the Business Combination. As a result, you will continue to hold that number of shares exceeding fifteen percent (15%) and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.

Public Shareholders who redeem their Class A Ordinary Shares may continue to hold any BIOS Public Warrants they own, which will result in additional dilution to non-redeeming holders upon exercise of the BIOS Public Warrants.

Public Shareholders who redeem their Class A Ordinary Shares may continue to hold any BIOS Public Warrants they owned prior to redemption, which will result in additional dilution to non-redeeming holders upon exercise of such BIOS Public Warrants. The potential for the issuance of a substantial number of shares of Class A Ordinary Shares upon exercise of these warrants could make New Avertix Medical less attractive to investors. Any such issuance will increase the number of issued and outstanding Class A Ordinary Shares and could have the effect of depressing the per share price of New Avertix Medical following the Closing. Assuming (i) all redeeming Public Shareholders acquired BIOS Public Units in the BIOS IPO and continue to hold the BIOS Public Warrants that were included in the BIOS Public Units, and (ii) maximum redemption of Class A Ordinary Shares held by the redeeming Public Shareholders, 11,500,000 Public Warrants would be retained by redeeming Public Shareholders with a value of approximately $            , based on the closing price on Nasdaq approximately $             per warrant based on the closing price of the BIOS Public Warrants on Nasdaq on                 , 2023. As a result of the Redemption, such redeeming Public Shareholders would recoup their entire investment and

continue to hold BIOS Public Warrants with an aggregate market value of approximately $            , while non-redeeming Public Shareholders would suffer additional dilution in their percentage ownership and voting interest of the post-Business Combination company to the extent such warrants are exercised and additional shares of New Avertix Medical Common Stock are issued.

Risks if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, BIOS’ board of directors may not have the ability to adjourn the Shareholder Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.

The BIOS Board of directors is seeking approval to adjourn the Shareholder Meeting to a later date or dates if necessary to permit further solicitation and votes of proxies if, based upon tabulated votes at the time of the Shareholder Meeting, there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals. If the Adjournment Proposal is not approved, the BIOS Board may not have the ability to adjourn the Shareholder Meeting to a later date and, therefore, the Business Combination would not be completed. For the avoidance of doubt, if put forth at the Shareholder Meeting, the Adjournment Proposal will be the first and only proposal voted on; none of the other Proposals will be submitted to the BIOS shareholders for a vote.

Risks Related to Being a Public Company

The Company will qualify as an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make its common stock less attractive to investors.

Following the consummation of the Business Combination, we will qualify as an “emerging growth company” under SEC rules. As an emerging growth company, we will be permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include, but are not limited to: (1) an exemption from compliance with the auditor attestation requirement in the assessment of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, (2) not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (3) reduced disclosure obligations regarding executive compensation arrangements in periodic reports, registration statements, and proxy statements, and (4) exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies. If some investors find the New Avertix Medical Common Stock less attractive as a result, there may be a less active trading market for the New Avertix Medical Common Stock, and the market price of the New Avertix Medical Common Stock may be more volatile.

Avertix Medical management has limited experience in operating a public company.

The executive officers of Avertix Medical have limited experience in the management of a publicly traded company. The Avertix Medical management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the Company. The Company may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Company will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.

Following the consummation of the Business Combination, the Company will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.

Following the consummation of the Business Combination, we will face increased legal, accounting, administrative and other costs and expenses as a public company that Avertix Medical has not historically incurred as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404(a) relating to disclosing (i) management’s responsibility for establishing and maintaining internal control over financial reporting and (ii) annually assessing the effectiveness of the internal control over financial reporting, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. Our management and other personnel will be required to devote a substantial amount of time to compliance with these requirements.

A number of these requirements will require us to carry out activities that we have not done previously. For example, we will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if we identify a material weakness or significant deficiency in the internal control over financial reporting in addition to the material weakness identified at Avertix Medical), we could incur additional costs rectifying those issues, and the existence of those issues could harm our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors of the Company or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third-parties may also prompt additional changes in governance and reporting requirements, which could further increase our costs.

The Company has no current plans to pay cash dividends on the New Avertix Medical Common Stock. As a result, shareholders may not receive any return on investment unless they sell their common stock for a price greater than the purchase price.

We have no current plans to pay dividends on the New Avertix Medical Common Stock. Any future determination to pay dividends will be made at the discretion of the New Avertix Medical Board, subject to applicable laws. It will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions, and other factors that the New Avertix Medical Board may deem relevant. In addition, the ability to pay cash dividends may be restricted by the terms of debt financing arrangements, as any future debt financing arrangement likely will contain terms restricting or limiting the amount of dividends that may be declared or paid on the New Avertix Medical Common Stock. As a result, shareholders may not receive any return on an investment in the New Avertix Medical Common Stock unless they sell their shares for a price greater than that which they paid for them.

SHAREHOLDER MEETING

General

BIOS is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by BIOS’ Board for use at the Shareholder Meeting to be held on             , 2023, and at any postponements or adjournments thereof. This proxy statement/prospectus is first being furnished to BIOS’ shareholders on or about             , 2023 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides BIOS’ shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Shareholder Meeting.

Date, Time and Place of Shareholder Meeting

The Shareholder Meeting will be held on             , 2023 at          a.m., Eastern Time, at 3 Embarcadero Ctr 20th Floor, San Francisco, CA 94111, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.

If you wish to attend the Shareholder Meeting in person, you must reserve your attendance at least two (2) business days in advance of the Shareholder Meeting by contacting BIOS’ investor relations department at          by         a.m., Eastern Time, on             , 2023 (two (2) business days prior to the meeting date).

You can pre-register to attend the virtual Shareholder Meeting starting         , 2023 at          a.m., Eastern Time (three (3) business days prior to the meeting date). Enter the URL address into your browser https://www.cstproxy.com/                , enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Shareholder Meeting you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Shareholder Meeting.

Shareholders who hold their investments through a bank or broker will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Shareholder Meeting you will need to have a legal proxy from your bank or broker, or if you would like to join and not vote, the Transfer Agent will issue you a guest control number with proof of ownership. Either way you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at             , or via email at             . Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have access to Internet, you can listen only to the meeting by              dialing                  (or                  if you are located outside the United States and Canada (standard rates apply)) and when prompted enter the pin number     #. Please note that you will not be able to vote or ask questions at the Shareholder Meeting if you choose to participate telephonically.

Purpose of the Shareholder Meeting

At the Shareholder Meeting, BIOS is asking holders of BIOS Ordinary Shares to consider and vote upon:

•	the Business Combination Proposal;

•	the Domestication Proposal;

•	the Charter Proposal;

•	the Advisory Governing Documents Proposals;

•	the Nasdaq Proposal;

•	the Equity Incentive Plan Proposal;

•	the Employee Stock Purchase Plan Proposal;

•	the Director Election Proposal; and

•	the Adjournment Proposal.

Each of the Condition Precedent Proposals is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal and the Director Election Proposal will be presented to the shareholders for a vote only if the Condition Precedent Proposals are approved. The Adjournment Proposal is not conditioned upon the approval of any other proposal.

Recommendation of the BIOS Board with Respect to the Proposals

The BIOS Board believes that the Business Combination Proposal and the other proposals to be presented at the Shareholder Meeting are in the best interests of BIOS and recommends that our shareholders vote “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Charter Proposal, “FOR” each of the Advisory Governing Documents Proposals, “FOR” the Nasdaq Proposal, “FOR” the Equity Incentive Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Shareholder Meeting.

The existence of financial and personal interests of BIOS’ directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of BIOS and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. These conflicts of interest include, among other things, that if we do not consummate an initial business combination by December 7, 2023, we may be forced to liquidate, and the 5,750,000 Founder Shares owned by the Sponsor and 380,000 Placement Units owned by our Sponsor, of which our directors and officers are members, would be worthless. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine,” “Risk Factors,” “Certain Relationships and Related Party Transactions,” “Executive and Director Compensation” and “Beneficial Ownership of Securities” for more information.

Record Date; Who is Entitled to Vote

We have fixed the close of business on             , 2023, as the “record date” for determining the shareholders entitled to notice of and to attend and vote at the Shareholder Meeting. As of the close of business on             , 2023, there were              BIOS Ordinary Shares outstanding and entitled to vote. Each BIOS Ordinary Share is entitled to one vote per share at the Shareholder Meeting.

The Sponsor entered into a Support Agreement to vote its Class B Ordinary Shares and any Public Shares purchased during or after the BIOS IPO, in favor of the Business Combination Proposal and the other proposals to be voted upon at the Shareholder Meeting. As of the date hereof, the Sponsor owns approximately thirty percent (30%) of the total outstanding BIOS Ordinary Shares.

Quorum

The presence (which would include presence at the virtual Shareholder Meeting), in person or by proxy, of the holders of one-third (1/3) of the paid up voting share capital of BIOS who are entitled to vote at the Shareholder Meeting constitutes a quorum at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum. The Sponsor, who owns approximately thirty percent (30%) of the issued and outstanding BIOS Ordinary Shares as of the Record Date, which will count towards this quorum. As of the Record Date for the Shareholder Meeting,                  BIOS Ordinary Shares would be required to achieve a quorum.

Abstentions

Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of any of the proposals voted upon at the Shareholder Meeting.

Under the rules of various national and regional securities exchanges, if a shareholder holds their shares in “street” name through a bank, broker or other nominee and the shareholder does not instruct their broker, bank or other nominee how to vote their shares on a proposal, the broker, bank or other nominee has the authority to vote the shares in its discretion on certain “routine” matters. However, banks, brokers and other nominees are not authorized to exercise their voting discretion on any “non-routine” matters. This can result in a “broker non-vote,” which occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of shareholders, (ii) there are one or more “non-routine” proposals to be voted on at the meeting for which the bank, broker or other nominee does not have authority to vote without instructions from the beneficial owner of the shares and (iii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter.

We believe that all of the proposals to be voted on at the Shareholder Meeting will be considered non-routine matters. As a result, if you hold your shares in street name, your bank, brokerage firm or other nominee cannot vote your shares on any of the proposals to be voted on at the Shareholder Meeting without your instruction.

Because all of the proposals to be voted on at the Shareholder Meeting are “non-routine” matters, banks, brokers and other nominees will not have authority to vote on any proposals unless instructed, so BIOS does not expect there to be any broker non-votes at the Shareholder Meeting.

Vote Required for Approval

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of not less than two-thirds (2/3) of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. In accordance with the Existing Governing Documents, only the holders of Class B Ordinary Shares shall have the right to vote on the Domestication Proposal.

The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of not less than two-thirds (2/3) of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. In accordance with the Existing Governing Documents, only the holders of Class B Ordinary Shares shall have the right to vote on the Charter Proposal.

The approval of each of the Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Each of the Advisory Governing Documents Proposals will be voted upon on a non-binding advisory basis only.

The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. In accordance with the Existing Governing Documents, only the holders of the Class B Ordinary Shares are entitled to vote on the Director Election Proposal.

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. For the avoidance of doubt, if put forth at the Shareholder Meeting, the Adjournment Proposal will be the first and only proposal voted on; none of the other Proposals will be submitted to the BIOS shareholders for a vote.

Under Cayman Islands law, abstentions and broker non-votes, if any, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Shareholder Meeting, and accordingly will have no effect on any of the proposals.

As the Sponsor is the sole beneficial owner of the Class B Ordinary Shares and, pursuant to the Sponsor Agreement, has agreed to vote in favor of the proposals being presented at the Shareholder Meeting, passage of the Domestication Proposal, Charter Proposal, and Director Election Proposal at the Shareholder Meeting is assured, as only the holders of Class B Ordinary Shares are entitled to vote on such proposals.

Voting Your Shares

If you were a holder of record of BIOS Ordinary Shares as of the close of business on             , 2023, the record date for the Shareholder Meeting, you may vote with respect to the proposals in person or virtually at the Shareholder Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Your proxy card shows the number of BIOS Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

There are three (3) ways to vote your BIOS Ordinary Shares at the Shareholder Meeting:

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Shareholder Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Shareholder Meeting so that your shares will be voted if you are unable to attend the Shareholder Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m., Eastern Time, on             , 2023.

Voting in Person at the Meeting. If you attend the Shareholder Meeting and plan to vote in person, you will be provided with a ballot at the Shareholder Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Shareholder Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Shareholder Meeting and vote in person, you will need to bring to the Shareholder Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares.

Voting Electronically. You may attend, vote and examine the list of shareholders entitled to vote at the Shareholder Meeting by visiting https://www.cstproxy.com/                 and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Shareholder Meeting or at the Shareholder Meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify BIOS’ Secretary in writing to BioPlus Acquisition Corp., 260 Madison Avenue, Suite 800, New York, New York 10026, before the Shareholder Meeting that you have revoked your proxy; or

•	you may attend the Shareholder Meeting, revoke your proxy, and vote in person, as indicated above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares?

If you are a BIOS shareholder and have any questions about how to vote or direct a vote in respect of your BIOS Ordinary Shares, you may call         , our proxy solicitor, by calling          (toll-free), or banks and brokers can call         , or by emailing         .

Vote of BIOS’ Sponsor, Directors and Officers

The BIOS Initial Shareholders entered into a Support Agreement to vote their Class B Ordinary Shares and any Public Shares purchased during or after the BIOS IPO, in favor of the Business Combination Proposal and the other proposals to be voted upon at the Shareholder Meeting. As of the date hereof, the BIOS Initial Shareholders own approximately thirty percent (30%) of the total outstanding BIOS Ordinary Shares.

Redemption Rights

Pursuant to the Existing Governing Documents, holders of Class A Ordinary Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any shareholder holding Class A Ordinary Shares may demand that BIOS redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was approximately $         per share as of             , 2023, the record date for the meeting), calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, BIOS will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

As a holder of Class A Ordinary Shares, you will be entitled to receive cash for any Class A Ordinary Shares to be redeemed only if you:

(i)	hold Class A Ordinary Shares;

(ii)

submit a written request to Continental, BIOS’ transfer agent, in which you (i) request that BIOS redeem all or a portion of your Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)	deliver your Class A Ordinary Shares to Continental, BIOS’ transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern Time, on             , 2023 (two (2) business days before initially scheduled date of the Shareholder Meeting) in order for their shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. If the Business Combination is not consummated, the Class A Ordinary Shares will be returned to the respective holder, broker or bank.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of BIOS that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of Class A Ordinary Shares, may not be withdrawn following the Redemption Deadline, unless the BIOS Board determines (in its sole discretion) to permit such withdrawal of a redemption request (which it may do in whole or in part).

Any corrected or changed written exercise of redemption rights must be received by Continental, BIOS’ transfer agent, at least two (2) business days prior to the initially scheduled date of the Shareholder Meeting. No request for redemption will be honored unless the holder’s Class A Ordinary Shares have been delivered (either physically or electronically) to Continental, BIOS’ transfer agent, prior to 5:00 p.m., Eastern Time, on             , 2023 (two (2) business days before the initially scheduled date of the Shareholder Meeting).

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of fifteen percent (15%) of the Class A Ordinary Shares included in the BIOS Public Units issued in the BIOS IPO, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than fifteen percent (15%) of the Class A Ordinary Shares included in the BIOS Public Units issued in the BIOS IPO, then any such shares in excess of that fifteen percent (15%) limit would not be redeemed for cash, without our prior consent.

The Sponsor has agreed to, among other things, vote all of its BIOS Ordinary Shares in favor of the proposals being presented at the Shareholder Meeting and waive its anti-dilution rights with respect to its Founder Shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsor owns approximately thirty percent (30%) of the issued and outstanding BIOS Ordinary Shares. See “Proposal No. 1—The Business Combination Proposal—Related Agreements—Sponsor Agreement” for more information related to the Sponsor Agreement.

If the Business Combination is not approved or completed for any reason, then the Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, BIOS will promptly return any shares delivered by Public Shareholders.

The closing price of Class A Ordinary Shares on             , 2023, the record date for the Shareholder Meeting, was $         per share. The cash held in the Trust Account on such date was approximately $        (net of taxes payable) (approximately $         per Class A Ordinary Share). Prior to exercising redemption rights, shareholders should verify the market price of Class A Ordinary Shares as they may receive higher proceeds from the sale of their Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. BIOS cannot assure its shareholders that they will be able to sell their Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Class A Ordinary Shares exercises his, her or its redemption rights, then he, she or it will be exchanging his, her or its Class A Ordinary Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption by delivering your share certificate (either physically or electronically) to BIOS’ transfer agent prior to the vote at the Shareholder Meeting, and the Business Combination is consummated.

For a discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders.” The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights

BIOS Shareholders have no appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

Proxy Solicitation Costs

BIOS is soliciting proxies on behalf of the BIOS Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. BIOS has engaged         to assist in the solicitation of proxies for the Shareholder Meeting. BIOS and its directors, officers and employees may also solicit proxies in person. BIOS will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

BIOS will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. BIOS will pay          a fee of $        , plus disbursements, reimburse          for its reasonable out-of-pocket expenses and indemnify          and its affiliates against certain claims, liabilities, losses, damages and expenses for its services as BIOS’ proxy solicitor. BIOS will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to BIOS shareholders. Directors, officers and employees of BIOS who solicit proxies will not be paid any additional compensation for soliciting.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding BIOS or our securities, BIOS’ Initial Shareholders and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of BIOS Ordinary Shares. In such transactions, the purchase price for the Class A Ordinary Shares will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Class A Ordinary Shares they acquire in such transactions. However, any Class A Ordinary Shares acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Shareholder Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. BIOS will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Class A Ordinary Shares for which BIOS has received redemption requests.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of New Avertix Medical and its shareholders and what may be best for a director’s personal interests when determining to recommend that Public Shareholders vote for the proposals. See the sections titled “Risk Factors,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Beneficial Ownership of Securities” for more information and other risks.

PROPOSAL NO. 1—THE BUSINESS COMBINATION PROPOSAL

We are asking our shareholders to approve and adopt the Business Combination Agreement and the transactions contemplated thereby. Our shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus and is hereby incorporated by reference. Please see the subsection titled “—The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to carefully read the Business Combination Agreement in its entirety before voting on this proposal.

Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote at the Shareholder Meeting. The approval of each of the Domestication and the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of not less than two-thirds (2/3) of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. In accordance with the Existing Governing Documents, only the holders of Class B Ordinary Shares shall have the right to vote on each of the Domestication Proposal and the Charter Proposal.

The Business Combination Agreement

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. BIOS shareholders and other interested parties are urged to read the Business Combination Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

General; Structure of the Business Combination

On May 2, 2023, BIOS entered into the Business Combination Agreement with, amongst others, Merger Sub and Avertix Medical, pursuant to which, prior to (but no later than the day preceding) the date of the Closing (the “Closing Date”) and following BIOS shareholders’ exercise of their redemption rights, BIOS will migrate to and domesticate as a Delaware corporation (the “Domestication”) (for further details, see the section titled “Proposal No. 2—The Domestication Proposal”) and, on the Closing Date and at the Effective Time, Merger Sub will merge with and into Avertix Medical (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub will cease and Avertix Medical will continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Effect of the Domestication on Existing BIOS Equity

The Domestication will result in, among other things, the following, each of which will occur no later than a day prior to the Closing Date:

•	each issued and outstanding Class A Ordinary Share and Class B Ordinary Share will be converted, on a one-for-one basis, into one share of New Avertix Medical Common Stock;

•

each issued and outstanding BIOS Warrant exercisable for one Class A Ordinary Share immediately prior to the Domestication will be converted, on a one-for-one basis, into one warrant exercisable for one share of New Avertix Medical Common Stock;

•

each issued and outstanding unit of BIOS will be converted into a unit representing one share of New Avertix Medical Common Stock and one-half of one New Avertix Medical Warrant, which upon Closing shall be separated into one share of New Avertix Medical Common Stock and one-half of one New Avertix Medical Warrant; and

•

the governing documents of BIOS will be replaced by the Proposed Certificate of Incorporation and the Proposed Bylaws as described in this proxy statement/prospectus and BIOS’ name will change to “Avertix Medical, Inc.”

Consideration to be Received in the Business Combination

Merger Consideration

Upon the consummation of the Merger at the Effective Time (and, for the avoidance of doubt, following the consummation of the Domestication and after giving effect to the Warrant Settlement and the Avertix Medical Preferred Stock Conversion, each as described below), each share of Avertix Medical Common Stock issued and outstanding immediately prior to the Effective Time (excluding any shares of Avertix Medical Common Stock (i) held as treasury stock or held or owned by Avertix Medical or Merger Sub immediately prior to the Effective Time or (ii) with respect to which the holder has demanded appraisal for such Avertix Medical Common Stock in accordance with Section 262 of the DGCL) will be canceled and converted into the right to receive (x) a number of shares of New Avertix Medical Common Stock equal to the Exchange Ratio and (y) the holder of such Avertix Medical Common Stock’s contingent right to receive such holder’s pro rata share of the Total Avertix Medical Earnout Shares in accordance with the terms of the Business Combination Agreement, in each case, without interest. The Exchange Ratio is the equity value of Avertix Medical of $132,000,000, divided by $10.00 per share, divided by the number of shares of Avertix Medical Common Stock as of immediately prior to the Effective Time on a fully-diluted and as-converted basis, assuming all Avertix Medical Options were net exercised as of immediately prior to the Effective Time at a fair market value of $10.00 per share.

Treatment of Avertix Medical Warrants, Preferred Stock and Options

Prior to the Effective Time, (i) each Avertix Medical Warrant to purchase shares of Avertix Medical Common Stock will, and Avertix Medical will take all necessary actions to cause each Avertix Medical Warrant to, be exercised in full on a cash or cashless basis or terminated without exercise, as applicable, in accordance with the terms of the applicable Avertix Medical Warrant (the “Warrant Settlement”) and (ii) following the Warrant Settlement but prior to the Merger, each share of preferred stock, par value $0.001 per share, of Avertix Medical will be converted into shares of Avertix Medical Common Stock in accordance with Avertix Medical’s certificate of incorporation (the “Avertix Medical Preferred Stock Conversion”).

At the Effective Time, each option to purchase shares of Avertix Medical Common Stock (“Avertix Medical Option”) that is outstanding and unexercised as of immediately prior to the Effective Time, whether then vested or unvested, will be assumed by New Avertix and converted into (i) an option to purchase a number of shares of New Avertix Common Stock (rounded down to the nearest whole share) (“Exchanged Option”) equal to (A) the number of shares of Avertix Medical Common Stock subject to such Avertix Medical Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Avertix Medical Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio and (ii) the holder of such Avertix Medical Option’s contingent right to receive such holder’s pro rata share of the Total Avertix Medical Earnout Shares (as defined below) in accordance with the terms of the Business Combination Agreement.

Earnout—Avertix Medical

As part of the consideration received for the Business Combination, eligible equityholders of Avertix Medical will be entitled to receive their respective pro rata share of up to 2,970,000 shares of New

Avertix Medical Common Stock (the “Total Avertix Medical Earnout Shares”). The Total Avertix Medical Earnout Shares are issuable in two equal tranches, each contingent upon the occurrence of Triggering Event I or Triggering Event II, as applicable, or a change in control of New Avertix during the seven years following the Closing Date; provided that, with respect to any holder of an unvested Exchanged Option, an award of restricted stock units for a number of Total Avertix Medical Earnout Shares otherwise issuable to such holder and subject to the same vesting terms as the unvested Exchanged Option will be issued to such holder in lieu of any Total Avertix Medical Earnout Shares. Triggering Event I means the date on which the VWAP of New Avertix Medical Common Stock is greater than or equal to $12.50 for any 20 trading days within any 30 consecutive trading day period within the Earnout Period. Triggering Event II means the date on which the VWAP of New Avertix Medical Common Stock is greater than or equal to $15.00 for any 20 trading days within any 30 consecutive trading day period within the Earnout Period.

At the Effective Time, a portion of the Founder Shares consisting of 1,150,000 Class A Ordinary Shares of BIOS (the “Total Sponsor Earnout Shares”), will become subject to vesting and forfeiture, and will become vested upon the occurrence of the applicable Triggering Event in the same proportion as the issuance of Total Avertix Medical Earnout Shares to eligible equityholders of Avertix Medical upon the occurrence of such Triggering Event. The Total Sponsor Earnout Shares are subject to reduction in connection with certain additional financing permitted under the Business Combination Agreement, and will be forfeited if the applicable Triggering Event or a change in control of New Avertix do not occur during the Earnout Period.

Conditions to the Closing of the Business Combination

Conditions to the Obligations of Each Party

The obligations of Avertix Medical, BIOS and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where indicated below) at or prior to the Effective Time of the following conditions:

•

the written consent, constituting the approval, by the requisite consent of the stockholders of Avertix Medical under the DGCL and the certificate of incorporation and bylaws of Avertix Medical, will be delivered to BIOS;

•

the Business Combination Proposal, the Domestication Proposal, the Charter Proposal and the Nasdaq Proposal will have been approved and adopted by the requisite affirmative vote of the shareholders of BIOS in accordance with this proxy statement/prospectus, the Cayman Islands Companies Act (as amended), the Existing Governing Documents and the rules and regulations of Nasdaq;

•

no governmental authority will have enacted, issued, promulgated, enforced or entered into any law or governmental order which is then in effect and has the effect of making the Business Combination illegal or otherwise enjoining or prohibiting consummation of the Business Combination;

•

all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), will have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable) will have expired or been terminated;

•

unless waived by the parties to the Business Combination Agreement, all consents, approvals and authorizations set forth on the disclosure schedule to the Business Combination Agreement will have been obtained from and made with all applicable governmental authorities;

•

the Registration Statement will have been declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement will be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement will have been initiated or be threatened by the SEC;

•	BIOS will have at least $5,000,001 of net tangible assets following the exercise of BIOS shareholders’ redemption rights in accordance with the organizational documents of BIOS;

•	unless waived by the parties to the Business Combination Agreement, the Domestication will have been completed; and

•

unless waived by the parties to the Business Combination Agreement, the parties to the amendment to the letter agreement, dated December 2, 2021, by and between BIOS, its officers and directors and the Sponsor in substantially the form attached to the Business Combination Agreement (the “Sponsor Letter Agreement Amendment”) will have entered into the Sponsor Letter Agreement Amendment, which will be in full force and effect.

Additional Conditions to the Obligations of BIOS and Merger Sub

The obligations of BIOS and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver at or prior to the Effective Time of the following additional conditions, and for clarity, each of the conditions below may be waived at or prior to the Effective Time by the parties to the Business Combination:

•

the representations and warranties of Avertix Medical contained in the first sentence of Section 4.01(a), Section 4.01(b), Section 4.03 (other than clauses (a), (b) and (c) thereof which are subject to the bullet immediately below), Section 4.04, Section 4.07(i), Section 4.15 and Section 4.24 of the Business Combination Agreement will each be true and correct in all material respects (without giving effect to any “materiality” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be so true and correct as of such specified date);

•

the representations and warranties of Avertix Medical contained in Section 4.03(a), Section 4.03(b) and Section 4.03(c) of the Business Combination Agreement will be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with the terms of the Business Combination Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to Avertix Medical, BIOS, Merger Sub or their respective affiliates;

•

the representations and warranties of Avertix Medical contained in the other provisions of Article IV of the Business Combination Agreement will be true and correct in all respects (without giving effect to any “materiality,” “Avertix Medical Material Adverse Effect” (as defined below) or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have an Avertix Medical Material Adverse Effect;

•

Avertix Medical will have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time (together with the Closing Conditions described in the preceding three bullets, the “Fundamental BIOS Closing Conditions”);

•	since the date of the Business Combination Agreement, there will not have occurred any Avertix Medical Material Adverse Effect (as defined below) that is continuing on the Closing Date;

•

Avertix Medical will have delivered to BIOS a certificate, dated as of the Closing Date, signed by an officer of Avertix Medical, certifying as to the satisfaction of the certain of BIOS’ and Merger Sub’s Closing Conditions specified in the Business Combination Agreement; and

•

Avertix Medical will have delivered to BIOS a certificate, in a form reasonably acceptable to BIOS and properly executed, that shares of Avertix Medical Common Stock are not “United States real property interests” in accordance with applicable U.S. federal income tax law.

Conditions to the Obligations of Avertix Medical

The obligations of Avertix Medical to consummate the Business Combination are subject to the satisfaction or waiver (where indicated below) at or prior to the Effective Time of the following additional conditions:

•

unless waived by the parties to the Business Combination Agreement, the representations and warranties of BIOS and Merger Sub contained in Section 5.01, Section 5.03 (other than clauses (a), (b) and (c) thereof which are subject to the bullet immediately below), Section 5.04 and Section 5.12 of the Business Combination Agreement will each be true and correct in all material respects (without giving effect to any “materiality” or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be so true and correct as of such specified date);

•

unless waived by the parties to the Business Combination Agreement, the representations and warranties of BIOS and Merger Sub contained in Section 5.03(a), Section 5.03(b) and Section 5.03(e) of the Business Combination Agreement will be true and correct in all respects as of the date of the Business Combination Agreement and the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with the terms of the Business Combination Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Avertix Medical, BIOS, Merger Sub or their respective affiliates;

•

unless waived by the parties to the Business Combination Agreement, the representations and warranties of BIOS and Merger Sub contained in the other provisions of Article V of the Business Combination Agreement will be true and correct in all respects (without giving effect to any “materiality,” “Acquiror Material Adverse Effect” (as defined in the Business Combination Agreement) or similar qualifiers contained in any such representations and warranties) as of the date of the Business Combination Agreement and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty will be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect;

•

unless waived by the parties to the Business Combination Agreement, BIOS and Merger Sub will have performed or complied in all material respects with all other agreements and covenants required by the Business Combination Agreement to be performed or complied with by it on or prior to the Effective Time (together with the Closing Conditions described in the preceding three bullets, the “Fundamental Avertix Medical Closing Conditions”);

•

unless waived by the parties to the Business Combination Agreement, BIOS will have delivered to Avertix Medical a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of BIOS, certifying as to the satisfaction of certain of Avertix Medical’s Closing Conditions specified in the Business Combination Agreement;

•

the shares of New Avertix Medical Common Stock to be issued pursuant to the Business Combination Agreement will have been approved for listing on Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Closing Date, subject only to official notice of issuance thereof; and

•

unless waived by the parties to the Business Combination Agreement, at the Closing, (i) the aggregate amount of cash proceeds in the Trust Account, after taking into account any exercise of redemption rights by BIOS shareholders, plus (ii) the aggregate amount of cash proceeds from the Additional Financing (as defined below), if any, minus (iii) all unpaid BIOS and Avertix Medical transaction costs (including, if they were to be repaid at the Closing, the outstanding principal and accrued interests amounts under the Sponsor Loans (as defined below)) (the amount calculated by the foregoing clauses (i) through (iii), “BIOS Cash”) will be equal to or exceed the $40,000,000 (the “Available Minimum Cash Condition”).

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Business Combination by the stockholders of Avertix Medical or shareholders of BIOS, as follows:

a)	by mutual written consent of BIOS and Avertix Medical;

b)

by either BIOS or Avertix Medical if the Effective Time has not have occurred prior to December 31, 2023 (the “Outside Date”); provided, however, that the Business Combination Agreement may not be so terminated by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a Closing Condition on or prior to the Outside Date;

c)

by either BIOS or Avertix Medical if any governmental order has become final and nonappealable and has the effect of making consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination;

d)

by either BIOS or Avertix Medical if any of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal and the Nasdaq Proposal or any other proposals the parties deem necessary to effectuate the Merger fail to receive the requisite vote for approval at the Shareholder Meeting (subject to any adjournment or postponement of such meeting);

e)

by BIOS, in the event Avertix Medical Holder or any other stockholder of Avertix Medical necessary to obtain the Requisite Avertix Medical Stockholder Approval fails to deliver the Written Consent to Avertix Medical within two (2) business days of the Registration Statement becoming effective;

f)

by BIOS upon a breach of any representation, warranty, covenant or agreement on the part of Avertix Medical set forth in the Business Combination Agreement, or if any representation or warranty of Avertix Medical have become untrue, in either case such that the Fundamental BIOS Closing Conditions would not be satisfied (“Terminating Avertix Medical Breach”); provided that BIOS has not waived such Terminating Avertix Medical Breach and BIOS and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating Avertix Medical Breach is curable by Avertix Medical, BIOS may not terminate the Business Combination Agreement for so long as Avertix Medical continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by BIOS to Avertix Medical; or

g)

by Avertix Medical upon a breach of any representation, warranty, covenant or agreement on the part of BIOS or Merger Sub set forth in the Business Combination Agreement, or if any representation or warranty of BIOS or Merger Sub will have become untrue, in either case such that the Fundamental Avertix Medical Closing Conditions would not be satisfied (“Terminating BIOS Breach”); provided that Avertix Medical has not waived such Terminating BIOS Breach and Avertix Medical is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided, further, that, if such Terminating BIOS Breach is curable by BIOS and Merger Sub, Avertix Medical may not terminate the Business Combination Agreement for so long as BIOS and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Avertix Medical to BIOS.

In the event the Business Combination Agreement is terminated pursuant to the foregoing, the Business Combination Agreement will become void and have no effect, and there will be no liability under the Business Combination Agreement on the part of any party thereto or any of its affiliates, directors, officers employees or stockholders; provided that such termination shall not limit the liability of any party for fraud or willful breach of the Business Combination Agreement committed by such party prior to such termination. In addition, the provisions in the Business Combination Agreement limiting claims against the Trust Account and relating to confidentiality, and certain other provisions which are required to survive in order to give appropriate effect to such provisions, and the confidentiality agreement among the parties, will in each case survive any termination of the Business Combination Agreement.

Fees and Expenses

Each party to the Business Combination Agreement is responsible for its own expenses incurred in connection with the Business Combination Agreement, any ancillary agreement to the Business Combination Agreement and the Business Combination, including all fees of its legal counsel, financial advisers, accountants and other representatives or consultants; provided that, if the Closing is consummated, all then unpaid BIOS transaction costs and unpaid Avertix Medical transaction costs will be paid by BIOS, and Avertix Medical and BIOS will each pay one-half (1/2) of the fees relating to all SEC and other regulatory filings.

Covenants and Agreements

Avertix Medical has made covenants relating to, among other things, no solicitation by Avertix Medical, conduct of business during the Interim Period, preparation and delivery of certain additional financial statements, affiliate agreements and obtaining licenses, permits, registrations or similar approvals necessary for each of Avertix Medical and its subsidiaries to carry on its business. BIOS has made covenants relating to, among other things, trust account proceeds, Nasdaq listing, no solicitation by BIOS, conduct of business during the Interim Period and domestication. Both parties have made covenants relating to, among other things, post-Closing directors, indemnification and insurance and stockholder litigation.

Conduct of Business by Avertix Medical

Avertix Medical has agreed that, except as expressly contemplated by the Business Combination Agreement or the ancillary agreements contemplated thereby, set forth in Avertix Medical’s disclosure schedules to the Business Combination Agreement or required by applicable law, between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement (the “Interim Period”), Avertix Medical will, and will cause its subsidiaries to, (i) conduct their respective businesses in the ordinary course of business and (ii) use its commercially reasonable efforts to preserve substantially intact the business organization of Avertix Medical and its subsidiaries, keep available the services of the current officers, key employees and consultants of Avertix Medical and its subsidiaries, and preserve the current relationships with customers, suppliers and other persons with which Avertix Medical or any of its subsidiaries has significant business relations.

In addition, Avertix Medical has agreed that, except as expressly contemplated by the Business Combination Agreement, set forth in Avertix Medical’s disclosure schedules to the Business Combination Agreement or required by applicable law, Avertix Medical will not, and will cause each Avertix Subsidiary not to, during the Interim Period, do any of the following without the prior written consent of BIOS (which consent will not be unreasonably withheld, conditioned or delayed):

•	amend or otherwise change the certificate of incorporation, bylaws or other organizational documents of Avertix Medical or any of its subsidiaries;

•

adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Avertix Medical or any of its subsidiaries;

•

issue, sell, pledge, dispose of, grant, encumber or exclusively license, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, or otherwise amend any terms of, (A) any shares of any class of capital stock of Avertix Medical or any of its subsidiaries, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of Avertix Medical or any of its subsidiaries (other than the issuance of shares of Avertix Medical Common Stock in connection with the Avertix Medical Warrant Settlement and the Avertix Medical Preferred Stock Conversion) or (B) any material assets of Avertix Medical or any of its subsidiaries, including intellectual property (other than certain permitted liens under the Business Combination Agreement);

•

form any subsidiary (other than any wholly-owned subsidiary formed in the ordinary course of business) or acquire any equity interest or other interest in any other entity or enter into a joint venture, partnership, business association or other similar arrangement with any other entity;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any capital stock of Avertix Medical or any of its subsidiaries, other than any dividends or other than distributions from any wholly owned subsidiary of Avertix Medical to Avertix Medical or any other wholly owned subsidiary of Avertix Medical;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of capital stock of Avertix Medical or any of its subsidiaries;

•

(A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, in each case, other than a subsidiary of Avertix Medical; or (B) incur any indebtedness for borrowed money, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or grant any security interest in any assets (other than certain permitted liens under the Business Combination Agreement) of Avertix Medical or any of its subsidiaries;

•

make any loans, advances or capital contributions to, or investments in, any other person (including to any officers, directors, agents or consultants of Avertix Medical or any of its subsidiaries), make any material change in existing borrowing or lending arrangements of Avertix Medical or any of its subsidiaries for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except (A) advances to employees or officers of Avertix Medical or any of its subsidiaries in the ordinary course of business, (B) prepayments and deposits paid to suppliers of Avertix Medical or any of its subsidiaries in the ordinary course of business, (C) trade credit extended to customers of Avertix Medical or any its subsidiaries in the ordinary course of business or (D) any indemnification obligation under the organizational documents of Avertix Medical or any indemnification agreement in which Avertix Medical or any of its subsidiaries is a party, in each case, as in effect on the date hereof and disclosed on Avertix Medical’s disclosure schedule to the Business Combination Agreement;

•

make any material capital expenditures (or commit to making any capital expenditures), other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with

Avertix Medical’s annual capital expenditure budget for periods following the date of the Business Combination Agreement, made available to BIOS prior to such date;

•	acquire any fee interest in real property;

•

enter into, renew or amend in any material respect any agreement involving an interested party transaction (or any contractual or other arrangement, that if existing on the date of the Business Combination Agreement, would have constituted an agreement involving an interested party transaction);

•

except as otherwise required by law or the terms of any employee benefit plan in effect as of the date of the Business Combination Agreement, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee, consultant or other service provider, (B) enter into or grant any new, or materially amend any existing, employment, retention, bonus, change in control, severance or termination agreement or Avertix Medical Option with any current or former director, officer, employee, consultant or other service provider, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee, consultant or other service provider, (D) grant any Avertix Medical Option, restricted stock unit, restricted stock or equity award, (E) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees, (F) hire any new employee or terminate the employment (other than for cause) of any employee, or (G) establish, determine or amend the vesting terms, including performance-based vesting terms, of any Avertix Medical Option, or any restricted stock award that results from the exercise of a Avertix Medical Option;

•

adopt, amend or terminate any material employee benefit plan, except (A) as may be required by applicable law, (B) as is required in order to consummate the Business Combination, (C) in connection with the health and welfare plan renewals in the ordinary course of business; provided that such renewals do not materially increase the cost to Avertix Medical or any subsidiary of Avertix Medical of providing such benefits;

•	waive the restrictive covenant obligation of any employee of Avertix Medical or any of its subsidiaries;

•

make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in U.S. generally accepted accounting principles (“GAAP”) or applicable law made subsequent to the date hereof;

•

(A) file any federal, state or local income tax return or other material tax return in a manner inconsistent with past practice, (B) file any amended tax return, (C) adopt or change any method of tax accounting, (D) make, change or rescind any tax election, (E) settle or compromise any U.S. federal, state, local or non-U.S. tax audit, assessment, claim or other controversy relating to taxes, (F) knowingly surrender any claim for a refund of taxes, (G) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement with respect to any tax (other than, in each case, an agreement the primary purpose of which does not relate to taxes or an agreement among any of Avertix Medical and its subsidiaries), (H) consent to any extension or waiver of the statute of limitations period applicable to any tax claim or assessment or (I) request any tax ruling from a tax authority;

•

enter into new, or materially amend or modify or consent to the termination (excluding any expiration in accordance with its terms) of any material contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of Avertix Medical’s or any of its subsidiaries’ material rights thereunder, in each case, in a manner that is adverse to Avertix Medical or its applicable subsidiary, taken as a whole, except in the ordinary course of business;

•

enter into any contract, agreement or arrangement that obligates Avertix Medical or any of its subsidiaries to develop any intellectual property related to the business of Avertix Medical or its products;

•

(A) acquire, license, sublicense, waive, covenant not to assert, pledge, sell, transfer, assign or otherwise dispose of, divest or spin-off any material item of Avertix Medical intellectual property used or held for use in the business of Avertix Medical or its subsidiaries, in each case, other than in the ordinary course of business of Avertix Medical or the applicable subsidiary, (B) abandon, relinquish, permit to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required to maintain and protect its interest in each and every material item of Avertix Medical intellectual property or other intellectual property used or held for use in the business of the Avertix Medical or its subsidiaries or (C) disclose or otherwise make available to any person who is not subject to a written agreement to maintain the confidentiality of any material trade secret included in Avertix Medical intellectual property or other intellectual property used or held for use in the business of the Avertix Medical or its subsidiaries;

•

waive, release, assign, settle or compromise any litigation, suit, claim, charge, grievance, action, proceeding, order, audit or investigation by or before any governmental authority (“Action”), other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $50,000 individually or $100,000 in the aggregate;

•	enter into any new line of business outside of the business currently conducted by Avertix Medical or its subsidiaries as of the date of the Business Combination Agreement;

•

voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Avertix Medical and any of its subsidiaries and their assets and properties; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Conduct of Business by BIOS and Merger Sub

BIOS has agreed that, except as expressly contemplated by the Business Combination Agreement or the ancillary agreements contemplated thereby or required by applicable law, during the Interim Period, BIOS will, and will cause Merger Sub to, conduct their respective businesses in the ordinary course of business, and neither BIOS nor Merger Sub will, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of Avertix Medical (which consent will not be unreasonably withheld, conditioned or delayed):

•

amend or otherwise change the organizational documents of BIOS or the Merger Sub in a manner that would adversely affect Avertix Medical or the holders of Avertix Medical Common Stock, other than the Proposed Certificate of Incorporation;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, stock, property or otherwise, with respect to any of its share capital or capital stock (as applicable), other than redemptions from the Trust Account that are required pursuant to the Amended and Restated Memorandum and Articles of Association of BIOS;

•

reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the BIOS Ordinary Shares or BIOS Warrants, except for redemptions from the Trust Account and conversions of the Founders Shares that are required pursuant to the Amended and Restated Memorandum and Articles of Association of BIOS;

•

other than with respect to any Additional Financing, issue, sell, pledge, dispose of, grant, encumber or exclusively license, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of share capital or capital stock of BIOS or Merger Sub, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any shares of such share capital or capital stock, or any other ownership interest (including any phantom interest), of BIOS or Merger Sub, except in connection with the conversion of Class B Ordinary Shares pursuant to the Existing Governing Documents;

•

acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof or enter into a joint venture, partnership, business association or other similar arrangement with any other entity;

•

incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of BIOS, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except for the Additional Sponsor Loan (as defined below) or any other loan from the Sponsor or an affiliate thereof or certain of BIOS’ officers or directors to in an aggregate amount not to exceed $1,500,000 to finance BIOS’ transaction costs in connection with the Business Combination or other expenses incurred in the ordinary course of business unrelated to the Business Combination;

•

make any loans, advances or capital contributions to, or investments in, any person (including to any officers, directors, agents or consultants of BIOS or Merger Sub, other than expense advancement or reimbursement in the ordinary course of business of reasonable business expenses in compliance with BIOS expense advancement and reimbursement policies);

•

make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in U.S. generally accepted accounting principles or applicable law made subsequent to the date of the Business Combination Agreement;

•

(i) file any federal, state or local income tax Return or other material amended tax Return in a manner inconsistent with past practice, (ii) file any amended tax Return, (iii) adopt or change any method of tax accounting, (iv) make, change or rescind any tax election, (v) settle or compromise any U.S. federal, state, local or non-U.S. tax audit, assessment, claim or other controversy relating to taxes, (vi) knowingly surrender any claim for a refund of taxes, (vii) enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement with respect to any tax (other than, in each case, an agreement the primary purpose of which does not relate to taxes or an agreement between BIOS and Merger Sub), (viii) consent to any extension or waiver of the statute of limitations period applicable to any tax claim or assessment or (ix) request any tax ruling from a tax authority;

•	liquidate, dissolve, reorganize or otherwise wind up the business and operations of BIOS or Merger Sub;

•	amend or modify the Investment Management Trust Agreement, dated as of December 2, 2021, between BIOS and Continental (the “Trust Agreement”) or any other agreement related to the Trust Account;

•

enter into, renew or amend in any material respect any agreement involving an interested party transaction (or any contractual or other arrangement that, if existing on the date of the Business Combination Agreement, would have constituted an agreement involving an interested party transaction), except in connection with the Additional Sponsor Loan or any other loan from the Sponsor or an affiliate thereof or certain of BIOS’ officers or directors to finance BIOS’ transaction costs in connection with the Business Combination or other expenses incurred in the ordinary course of business unrelated to the Business Combination;

•

waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $50,000 individually or $100,000 in the aggregate;

•

except as contemplated by the New Avertix Medical 2023 Equity Incentive Plan or the New Avertix Medical 2023 Employee Stock Purchase Plan, adopt, enter into, sponsor, or contribute to any employee benefit plan, employment contract, or collective bargaining agreement;

•	make any material capital expenditures;

•	enter into any new line of business outside of the business currently conducted by BIOS as of the date of the Business Combination Agreement;

•

voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to BIOS and Merger Sub and their assets and properties; or

•	enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Covenants of Avertix Medical

Pursuant to the Business Combination Agreement, Avertix Medical has agreed, among other things, to:

•	during the Interim Period, not, and cause its subsidiaries not to, and direct its and their respective representatives acting on its or their behalf not to, directly or indirectly:

(i) enter into, solicit, initiate, facilitate, knowingly or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity, concerning any sale of material assets of Avertix Medical and its subsidiaries taken as a whole or any of Avertix Medical’s outstanding capital stock or other equity securities of Avertix Medical or any conversion, consolidation, liquidation, dissolution or similar transaction involving Avertix Medical or any of its subsidiaries other than with BIOS and its representatives (an “Alternative Transaction”);

(ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Avertix Medical or any of its subsidiaries;

(iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction;

(iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction;

(v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; or

(vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its representatives acting on its behalf to take any such action;

•

notify BIOS promptly in writing (but in no event later than twenty-four (24) hours) after receipt by Avertix Medical or any of its subsidiaries or any of their respective representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for non-public information relating to Avertix Medical or any of its subsidiaries or for access to the business, properties, assets, personnel, books or records of Avertix Medical or any of its subsidiaries by any third party;

•	as promptly as practicable following the date upon which the Registration Statement becomes effective, and no later than two (2) business days following such date, solicit the requisite approval for the Business Combination from the stockholders of Avertix Medical under the DGCL and the organizational documents of Avertix Medical (“Requisite Avertix Medical Stockholder Approval”) via written consent in accordance with Section 228 of the DGCL;

•

use reasonable best efforts to cause each Avertix Medical Holder (as defined below) and each such other Avertix Medical stockholder necessary to obtain the Requisite Avertix Medical Stockholder Approval to duly execute and deliver a stockholder written consent substantially the form attached to the Business Combination Agreement (the “Written Consent”) in respect of the shares of Avertix Common Stock beneficially owned by such stockholders within two (2) business days of the Registration Statement becoming effective, including by taking all action necessary to enforce the Support Agreements (as defined below);

•	as promptly as practicable following the execution and delivery of the Written Consent by Avertix Medical stockholders to Avertix Medical, deliver to BIOS a copy of such Written Consent;

•

purchase a prepaid “tail” policy with respect to Avertix Medical’s current directors’ and officers’ liability insurance from an insurance carrier with the same or better credit rating as Avertix Medical’s current directors’ and officers’ liability insurance carrier on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Avertix Medical be required to pay an annual premium for such insurance in excess of three hundred fifty percent (350%) of the aggregate annual premium currently payable by Avertix Medical for such insurance policy for the year ended December 31, 2023;

•

except as set forth on Avertix Medical’s disclosure schedule to the Business Combination Agreement, terminate, or cause to be terminated, all interested party agreements and side letter agreements and any other contracts between Avertix Medical and any of its directors, officers or holder of more than ten percent (10%) of its capital stock (assuming the full conversion or exercise of all securities of Avertix Medical held by such person), or any immediate family member of any of the foregoing (whether directly or indirectly through an affiliate of such person) or that would otherwise be required to be disclosed pursuant to Item 404 of Regulation S-K without any liability to Avertix Medical, other than ordinary course agreements relating to director and employee compensation and benefits;

•

use reasonable best efforts to, and shall cause its applicable subsidiaries to use reasonable best efforts to, obtain the franchises, grants, authorizations, licenses, permits, registrations, easements, variances, exceptions, consents, certificates, charters, approvals, and orders of any governmental authority (“Permits”) necessary for each of Avertix Medical and its subsidiaries to carry on its business in all respects as it is proposed to be conducted as of the date of the Business Combination Agreement, including, but not limited to, the Permits (i) for the distribution or manufacturing of products of Avertix Medical in each state where Avertix Medical distributes or manufactures, or proposes to distribute or manufacture, such products as of the date of the Business Combination Agreement, or (ii) otherwise listed on Avertix Medical’s disclosure schedule to the Business Combination Agreement; and

•

during the Interim Period, deliver to BIOS and any of Avertix Medical’s and BIOS’ financial advisors, within (i) fifteen (15) days following the end of any month, certain unaudited financial statements of Avertix Medical as of the end of such month and (ii) thirty (30) days following the end of any fiscal quarter, certain unaudited financial statements of Avertix Medical as of the end of such quarter that is required to be included in the Registration Statement and this proxy statement/prospectus and any other filings to be made by BIOS with the SEC in connection with the Business Combination.

Covenants of BIOS

Pursuant to the Business Combination Agreement, BIOS has agreed, among other things, to:

•	during the Interim Period, not, and cause Merger Sub not to, and direct its and their respective representatives acting on its or their behalf not to, directly or indirectly:

(i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving BIOS and any other corporation, partnership or other business organization other than Avertix Medical and its subsidiaries (an “BIOS Alternative Transaction”);

(ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any BIOS Alternative Transaction;

(iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any BIOS Alternative Transaction or any proposal or offer that could reasonably be expected to lead to a BIOS Alternative Transaction;

(iv) commence, continue or renew any due diligence investigation regarding any BIOS Alternative Transaction; or

(v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its representatives acting on its behalf to take any such action;

•

notify Avertix Medical promptly in writing (but in no event later than twenty-four (24) hours) after receipt by BIOS or any of its representatives of any inquiry or proposal with respect to a BIOS Alternative Transaction, any inquiry that would reasonably be expected to lead to a BIOS Alternative Transaction or any request for non-public information relating to BIOS or for access to the business, properties, assets, personnel, books or records of BIOS by any third party;

•

as promptly as practicable after the date of the Business Combination Agreement, with the assistance and cooperation of Avertix Medical as reasonably requested by BIOS, prepare and file with the SEC the Registration Statement in connection with the registration under the Securities Act of the shares of New Avertix Medical Common Stock to be issued to the stockholders of Avertix Medical pursuant to the Business Combination Agreement;

•	call and hold the Shareholder Meeting as promptly as practicable after the date on which the Registration Statement becomes effective;

•

use its reasonable best efforts to obtain the approval of the proposals set forth in this proxy statement/prospectus at the Shareholder Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of such proposals, and take all other action necessary or advisable to secure the required vote or consent of its shareholders;

•

for a period of six (6) years from the Effective Time, indemnify and hold harmless each present and former director and officer of Avertix Medical or any of its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Avertix Medical would have been permitted under applicable law, the organizational documents of Avertix Medical, or any indemnification agreement in effect on the date of the Business Combination Agreement to indemnify or exculpate such person;

•

for a period of six (6) years from the Effective Time, maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by Avertix Medical’s directors’ and officers’ liability insurance policy on terms not less favorable than the terms of such current insurance coverage; provided that BIOS will not be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Avertix Medical for such insurance policy for the year ended December 31, 2022;

•

use its reasonable best efforts to cause the New Avertix Common Stock issued in connection with the Business Combination to be approved for listing on Nasdaq at the Closing, and during the Interim Period, use its reasonable best efforts to keep the BIOS units, Class A Ordinary Shares and BIOS Warrants listed for trading on Nasdaq;

•

at least forty-eight (48) hours prior to the Effective Time, provide notice to Continental in accordance with the Trust Agreement and deliver any other documents, opinions or notices required to be delivered to Continental pursuant to the Trust Agreement and cause Continental prior to the Effective Time to transfer all funds held in the Trust Account, other than funds required to be paid from the Trust Account to BIOS shareholders that delivered a valid exercise of redemption rights prior to the Effective Time in accordance with the organizational documents of BIOS; and

•	subject to receipt of requisite approval from BIOS shareholders, cause the Domestication to become effective prior to the Effective Time.

Joint Covenants of BIOS and Avertix Medical

In addition, each of BIOS and Avertix Medical has agreed, among other things, to:

•	furnish all information concerning such party as the other party may reasonably request in connection with the preparation of the Registration Statement;

•

use their reasonable best efforts to (i) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Registration Statements, (y) cause the Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Business Combination;

•	reasonably assist and cooperate with the other party in the preparation of the Registration Statement and the resolution of any comments received from the SEC;

•

during the Interim Period, (i) provide to the other party (and the other party’s representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof, and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its representatives may reasonably request;

•

give prompt notice to the other party of any event which the party becomes aware of during the Interim Period the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the Closing Conditions to fail;

•

use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Business Combination;

•

notify the other party of any communication it or any of its affiliates receives from any governmental authority relating to the matters that are the subject of the Business Combination Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any governmental authority in connection with the Business Combination;

•

use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to the Business Combination Agreement and the Business Combination, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party;

•

each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and with respect to the HSR Act make any required filings no later than ten Business Days after the date of this Agreement. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable;

•	promptly make any required filing or application under applicable antitrust laws;

•

take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of shares of Avertix Medical capital stock or acquisitions of New Avertix Medical Common Stock resulting from the Business Combination by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Business Combination to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•

take all necessary actions to cause the board of directors of New Avertix Medical as of immediately following the Closing to consist of seven (7) directors, consisting of (i) Ross Haghighat, (ii) two (2) individuals designated by the Sponsor, and (iii) four (4) individuals designated by the board of directors of Avertix Medical, and ensure that a majority of the members of the New Avertix Medical Board as of immediately following the Closing qualifies as independent directors under the rules of Nasdaq; and

•

(i) notify the other in writing promptly after learning of any shareholder or stockholder (as applicable) demands or other shareholder or stockholder actions (including derivative claims) relating to the Business Combination Agreement, any ancillary agreements to the Business Combination Agreement or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of BIOS, BIOS or any of its representatives (in their capacity as a representative of BIOS) or, in the case of Avertix Medical, Avertix Medical or any of its representatives (in their capacity as a representative of Avertix Medical), (i) keep the other reasonably informed regarding any Transaction Litigation, (iii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, and (iv) consider in good faith the other’s advice with respect to any such Transaction Litigation.

Additional Financing

During the Interim Period, BIOS and Avertix Medical may jointly agree for BIOS to enter into agreements to sell to any other person in a private placement additional shares of New Avertix Medical Common Stock (i) that have the same rights, privileges and preferences as the shares of New Avertix Medical Common Stock to be issued to the stockholders of Avertix Medical pursuant to the terms of the Business Combination Agreement and (ii) at a price per share not less than $10.00 (the “PIPE Financing”). In addition, BIOS, the Sponsor and Avertix Medical may jointly agree for BIOS and the Sponsor to enter into agreements to incentivize BIOS stockholders to agree to not exercise, or unwind their exercise of, their redemption rights, including by way of the Sponsor’s voluntary forfeiture of its Founder Shares (the cash proceeds that remain in the Trust Account with respect such non-redemption together with the cash proceeds from the PIPE Financing, the “Additional Financing”).

Sponsor Loans

During the Interim Period, the Sponsor may, in its sole discretion, provide additional convertible debt financing (the “Additional Sponsor Loan”) to BIOS on substantially the same terms as the Sponsor Loan (collective, the “Sponsor Loans”). If the amount of BIOS Cash as of the Closing, without taking into account any amounts from the Sponsor Loans, is less than thirty percent (30%) of such adjusted BIOS Cash, then the Sponsor Loans will be converted into a number of New Avertix Medical Units in accordance with their terms. If the amount of BIOS Cash as of the Closing, without taking into account any amounts from the Sponsor Loans, is equal to or exceeds thirty percent (30%) of such adjusted BIOS Cash, then the outstanding principal and accrued interest amounts under the Sponsor Loans repaid at the Closing as BIOS transaction costs.

Trust Account Waiver

Avertix Medical has, on behalf of itself and its affiliates, irrevocably waived, except with respect to the disbursement of monies from the Trust Account to New Avertix Medical after or concurrently with the consummation of the Business Combination, any claims against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, the Business Combination Agreement or any proposed or actual business relationship between BIOS or its representatives, on the one hand, and Avertix Medical or its representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (the “Released Claims”). Avertix Medical has, on behalf of itself and its affiliates, agreed it will not seek recourse against the Trust Account (including any distributions therefrom) for any Released Claim (including for an alleged breach of the Business Combination Agreement or any other agreement with BIOS or its affiliates).

Representations and Warranties

The Business Combination Agreement contains customary representations and warranties from each of the parties. Certain of the representations and warranties are subject to specified exceptions and qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement.

In the Business Combination Agreement, Avertix Medical makes customary representations and warranties regarding itself and its subsidiaries, including in relation to: organization and qualifications, subsidiaries, organizational documents, capitalization, authority relative to the Business Combination Agreement, absence of conflicts and required filings and consents in connection with the Business Combination, permits and compliance matters, financial statements, absence of certain changes or events, absence of litigation, employee benefit, labor, and employment matters, real property matters, intellectual property, taxes, environmental matters, material contracts and contractual defaults, material customers and suppliers, insurance, required approvals, related party transactions, compliance with the applicable securities law, brokers, and compliance with applicable healthcare laws.

In the Business Combination Agreement, BIOS makes customary representations and warranties regarding itself and Merger Sub , including in relation to: corporate organization, organizational documents, capitalization, authority relative to the Business Combination Agreement, absence of conflicts and required filings and consents in connection with the Business Combination, compliance matters, SEC filings and financial statements, business activities and absence of certain changes or events, absence of litigation, required approvals, operations of Merger Sub, Brokers, the Trust Account, employees and employee benefit matters, taxes, registration and listing and interested party transactions.

Avertix Medical Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of Avertix Medical are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred and for purposes of determining whether certain Closing Conditions have been satisfied.

Pursuant to the Business Combination Agreement, a material adverse effect with respect to Avertix Medical and its respective subsidiaries means any event, circumstance, change or effect that, individually or in the aggregate, has a material adverse effect on (i) the business, condition (financial or otherwise), assets, liabilities or operations of Avertix Medical and its subsidiaries taken as a whole or (ii) the ability of Avertix Medical to consummate the Business Combination (“Avertix Medical Material Adverse Effect”).

However, in no event would any of the following constitute, alone or in combination, or be taken into account in the determination of whether there has been or will be an Avertix Medical Material Adverse Effect:

(a)	any change or proposed change in or change in the interpretation of any law or GAAP;

(b)	events or conditions generally affecting the industries or markets in with Avertix Medical and its subsidiaries operate or the economy as a whole;

(c)

any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets);

(d)

any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events, including any escalation or worsening thereof;

(e)

any actions taken or not taken by Avertix Medical or its subsidiaries, or such other changes or events, in each case, which (A) BIOS has requested in writing or to which it has consented in writing or (B) are required by the Business Combination Agreement;

(f)

except with respect to certain representations of Avertix Medical and certain Closing Conditions of BIOS, any event, circumstance, change or effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination (including the impact thereof on relationships with customers, suppliers, employees or governmental authorities);

(g)

any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that the foregoing shall not prevent a determination that any event, circumstance, change or effect underlying such failure has resulted in an Avertix Medical Material Adverse Effect (to the extent such event, circumstance, change or effect is not otherwise excluded from this definition of Avertix Medical Material Adverse Effect); or

(h)

any epidemic, pandemic or disease outbreak (including COVID-19) or any law, directive, pronouncement or guideline issued by a governmental authority, the Centers for Disease Control and Prevention, the World Health Organization or any relevant industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such law, directive, pronouncement or guideline or interpretation thereof following the date of the Business Combination Agreement.

except, in the case of the forgoing clauses (a) through (c), to the extent that Avertix Medical and its subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which Avertix Medical or its subsidiaries operate.

No Survival of Representations and Warranties of Pre-Closing Covenants; Amendments

At any time prior to the Effective Time, each party may extend the time for the performance of any obligation or other act of the other party, waive any inaccuracy in the representations and warranties of the other party contained in the Business Combination Agreement or in any document delivered by the other party pursuant to the Business Combination Agreement, and waive compliance with any agreement of the other party or any condition to its own obligations contained in the Business Combination Agreement. Any such extension or waiver will only be valid if set forth in an instrument in writing signed by the extending or waiving party and the other party or parties. No failure or delay by any party to the Business Combination Agreement in exercising any right, power or privilege under the Business Combination Agreement will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

The Business Combination Agreement may be amended in writing by the parties thereto at any time prior to the Effective Time. The Business Combination Agreement may not be amended except by an instrument in writing signed by each of the parties thereto.

None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing and all such representations, warranties, covenants, obligations or other agreements will terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (i) those covenants and agreements that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (ii) certain miscellaneous provisions in the Business Combination Agreement to effect the foregoing.

Ownership of New Avertix Medical Immediately Following the Business Combination

As of the date of this proxy statement/prospectus, there are (i) 13,057,477 Class A Ordinary Shares issued and outstanding held by Public Shareholders, (ii) 5,750,000 Founder Shares issued and outstanding, (iii) 560,000 Placement Units, comprised of one share of Class A Ordinary Share (“Placement Shares”) and one-half of one redeemable warrant (“Placement Warrants”), and (iv) 11,500,000 BIOS Public Warrants issued and outstanding. Each whole warrant entitles the holder thereof to purchase one Class A Ordinary Share and, following the Domestication, will entitle the holder thereof to purchase one share of New Avertix Medical Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that no additional Class A Ordinary Shares are redeemed in connection with the Business Combination), BIOS’ fully diluted share capital (after giving effect to the exercise of all of the Placement Warrants and all of the BIOS Warrants) would be 31,147,477 BIOS Ordinary Shares.

The following table illustrates varying ownership levels in New Avertix Medical Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Public Shareholders and the following additional assumptions: (1)                 shares of New Avertix Medical Common Stock are issued to the Avertix Medical equityholders at Closing in a no additional redemption scenario, a 25% redemption scenario, a 50% redemption scenario, a 75% redemption scenario and a maximum redemption scenario, (2) no New Avertix Medical Warrants issued in connection with the Business Combination to purchase New Avertix Medical Common Stock that will be outstanding immediately following Closing have been exercised, (3) all Avertix Medical Options are converted into options to purchase shares of New Avertix Medical Common Stock, (4) no PIPE Shares have been issued, and (5) no Sponsor Loan Units have been issued in lieu of repayment of the Sponsor Note and Extension Note.

Based on these assumptions, and assuming that no outstanding additional Class A Ordinary Shares are redeemed in connection with the Business Combination, there would be approximately                  shares of New Avertix Medical Common Stock outstanding immediately following the consummation of the Business Combination. If the actual facts are different than these assumptions, the ownership percentages in New Avertix Medical will be different.

For example, there are currently outstanding an aggregate of 11,780,000 BIOS Warrants to acquire Class A Ordinary Shares, which are comprised of 280,000 Placement Warrants and BIOS 11,500,000 Public Warrants sold as part of the BIOS Public Units sold in the BIOS IPO. Each outstanding BIOS Warrant would be exercisable as a New Avertix Medical Warrant commencing 30 days following the Closing for one share of New Avertix Medical Common Stock. If we assume that each outstanding warrant is exercised and one share of New Avertix Medical Common Stock is issued as a result of such exercise, with payment to New Avertix Medical of the exercise price of $11.50 per warrant for one share, our fully diluted share capital would increase by a total of 11,780,000 shares, with $135,470,000 paid to New Avertix Medical to exercise the warrants. Furthermore, since all outstanding BIOS Public Warrants will continue to be outstanding following the Business Combination notwithstanding the actual redemptions, the aggregate value of the 11,500,000 outstanding BIOS Public Warrants retained by the redeeming shareholders assuming maximum redemptions will be approximately $             million (based on the closing price of the warrants of $             on Nasdaq as of     , 2023).

Share Ownership in New Avertix Medical
	No additional redemptions(1)		25% redemptions(1)		50% redemptions(1)		75% redemptions(1)		Maximum redemptions(2)
	Percentage of Outstanding Shares		Percentage of Outstanding Shares		Percentage of Outstanding Shares		Percentage of Outstanding Shares		Percentage of Outstanding Shares
BIOS Public Shareholders(3)		%		%		%		%		%
Sponsor(4)		%		%		%		%		%
Avertix Medical Equityholders(5)		%		%		%		%		%

(1)	Amounts do not sum due to rounding.
(2)

Assumes satisfaction of the Available Minimum Cash Condition such that 7,331,244 Class A Ordinary Shares outstanding are redeemed (or approximately 56% of Public Shares) (based on the estimated per share redemption price of approximately $10.53 per share) from the Trust Account. Note that more Public Shareholders may redeem than assumed for the purposes of this scenario.

(3)	Represents shares of New Avertix Medical Common Stock to be issued upon conversion of 13,057,477 Class A Ordinary Shares issued in connection with the BIOS IPO.
(4)

Represents 380,000 Placement Shares and 5,750,000 Founder Shares acquired by the Sponsor prior to or in connection with the BIOS IPO. Includes the Total Sponsor Earnout Shares that are subject to vesting and forfeiture if the New Avertix Medical Common Stock does not meet certain price thresholds following the Closing Date pursuant to the Triggering Events. While unvested, the Sponsor will have full ownership rights to the Total Sponsor Earnout Shares, including the right to vote such shares.

(5)

Includes 1,584,859 shares of New Avertix Medical Common Stock underlying the Exchanged Options. Includes 2,970,00 Total Avertix Medical Earnout Shares that may be issued to the Eligible Avertix Medical Equityholders in two (2) equal tranches upon the occurrence of Triggering Event I or Triggering Event II, as applicable, or a change in control of New Avertix Medical during the Earnout Period.

The numbers of shares and percentage interests set forth above have been presented for illustrative purposes only and do not necessarily reflect what New Avertix Medical’s share ownership will be after the Closing. For more information about the consideration to be received in the Business Combination, these scenarios and the underlying assumptions, see “Unaudited Pro Forma Condensed Combined Financial Information.”

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summaries are qualified in their entirety by reference to the complete text of each of the agreements. The full text of such related agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such related agreements in their entirety prior to voting on the proposals presented at the Shareholder Meeting.

Sponsor Agreement

Concurrently with the execution of the Business Combination Agreement, (i) BIOS, (ii) the Sponsor and (iii) Avertix Medical, entered into the Sponsor Agreement, pursuant to which, among other things, the Sponsor has agreed to (i) vote all of its ordinary shares in favor of the proposals being presented at the Shareholder Meeting, (ii) waive its anti-dilution or similar protections with respect to its Founder Shares, in connection with the consummation of the Business Combination and (iii) not redeem any of its shares in connection with the vote to approve the Business Combination.

Registration Rights Agreement

At the closing of the Business Combination, the Company, the Sponsor, the executive officers and directors of BIOS, and certain equityholders of Avertix Medical will enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, among other things, the parties thereto will be granted customary registration rights with respect to shares of New Avertix Medical Common Stock.

Support Agreement

Concurrently with the execution of the Business Combination Agreement, BIOS, Avertix Medical and certain stockholders of Avertix Medical (collectively, the “Avertix Medical Holders”) entered into transaction support agreements (the “Support Agreements”), pursuant to which the Avertix Medical Holders have agreed to, among other things, (i) waive any appraisal rights in connection with the Merger and (ii) consent to and vote in favor of the Business Combination Agreement and the Business Combination.

Lock-up restrictions

Pursuant to the Proposed Bylaws, the Founder Shares, Placement Shares, Placement Warrants and New Avertix Medical Common Stock issued to Avertix Medical equityholders will be subject to lock-up restrictions pursuant to which, without the prior written consent of New Avertix Medical, during the period commencing on the closing of the Business Combination and ending on the date that is the one-year anniversary of the Closing, such parties will not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, such shares or other equity securities (the “Lock-Up Securities”) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of New Avertix Medical Common Stock, in cash or otherwise (the “Lock-Up”); provided, however, (a) if at any time 151 days after the Closing, the closing share price of New Avertix Medical’s Common Stock is greater than or equal to $12.50 over any 20 trading days within any consecutive 30 trading day period (“Initial Price Target”), then one-third (1/3) of the Lock-Up Securities shall automatically be released from the Lock-Up, and (b) if at any time 151 days after the Closing, the closing share price of the New Avertix Medical’s Common Stock is greater than or equal to $15.00 over any 20 trading days within any consecutive 30 trading day period (“Second Price Target”), then an additional one-third (1/3) of the Lock-Up Securities shall be released from the Lock-Up. For clarity, in the event that the Initial Price Target and/or the Second Price Target are not met, then the Lock-up Period shall terminate for all Lock-up Securities on the one-year anniversary of the Closing. The lock-up restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, certain open market transfers and transfers upon death or by will.

Pursuant to the Sponsor Letter Agreement Amendment and Registration Rights Agreement, the lock-up restrictions for the Sponsor At-Risk Capital Lockup Shares (as defined in the Sponsor Letter Agreement Amendment), the Placement Shares and Placement Warrants will lapse upon the six (6)-month anniversary of the Closing, unless the Initial Price Target or Second Price Target are achieved before such date.

Background of the Business Combination

BIOS is a blank check company incorporated as a Cayman Islands exempted company incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The proposed Business Combination with Avertix Medical is the result of an extensive search for a potential transaction, utilizing the business network and investing and transaction experience of our management team and board of directors. The terms of the Business Combination Agreement are the result of negotiations between BIOS and Avertix Medical and their respective representatives. The following is a brief description of the background of those negotiations.

On December 2, 2021, BIOS completed its IPO. After completing its IPO, BIOS and the Sponsor commenced the search process for a potential target for a business combination, including seeking potential target ideas from the BIOS Board, the Sponsor and its affiliates, and certain venture capitalists and investment bankers with whom the BIOS Board and Sponsor had relationships. In addition, BIOS received inbound indications of interest from potential targets through email. Potential targets, either identified proactively by BIOS or through an inbound communication, primarily identified in the healthcare sector, including biotechnology, pharmaceutical, medical device and life sciences companies, each at various stages of development and lifecycle.

In identifying potential targets, BIOS management, the Sponsor, and the BIOS Board each applied BIOS’ acquisition criteria, which included, but was not limited to, companies in the life sciences industry with a first-in-class or best-in-class potential asset which addresses a significant unmet need and those which can inherently benefit from a public listing. Through this search process, during the period immediately after the IPO and until BIOS entered into exclusive negotiations with Avertix Medical pursuant to the terms of the Letter of Intent (as defined below), representatives of BIOS had discussions with more than 60 potential business combination targets, each in the healthcare sector, including biotechnology, pharmaceutical, medical device and life sciences companies. Of the 60 potential business combination targets representatives of BIOS had discussions with, BIOS chose not to enter into a non-disclosure agreement with 42 candidates BIOS determined were either (i) too early in their lifecycle, such as a company without a marketed product or a company where the product had not yet undergone early-stage clinical testing, (ii) the market opportunity too limited given a crowded market and/or limited intellectual property portfolio, or (iii) the candidate’s management team lacked experience to lead a public company. BIOS entered into non- disclosure agreements with 18 potential business combination targets BIOS deemed promising, with either a marketed product or a product that had undergone early-stage clinical testing, with a large addressable market, robust intellectual property portfolio and management team expected to be able to lead a public company, to warrant further diligence and which were interested in advancing discussions with the BIOS.

Throughout 2022 and early 2023, from the group of 18 targets with which BIOS entered into non-disclosure agreements and subsequently performed due diligence on all such potential targets where BIOS received non-public information, including representatives from BIOS meeting with those target companies’ management teams and asking subsequent diligence questions related to the business. From this initial diligence, BIOS then performed extensive due diligence on three companies, in addition to Avertix Medical, whereby a virtual dataroom of materials was provided to BIOS for each of the three companies. These three potential targets were identified as they each represented opportunities that met BIOS’ acquisition criteria and were each in the healthcare sector, including the ability to deliver from both a clinical and financial standpoint. Further, BIOS focused on these three companies because, (i) BIOS believed that its management team and the BIOS Board would add specific operational value to such companies and their management teams, (ii) BIOS believed that each such companies had public company ready management teams, (iii) the BIOS Board believed they possessed the requisite investing and transaction experience, expertise and the resources to advance the due diligence process to a conclusion and (iv) each such companies had shareholders that expressed a desire to pursue a public listing within BIOS’ desired timeline. We refer to these other three companies below as Company A, Company B and Company C. Company A was an oncology company, Company B was an autoimmune and allergic disease company and Company C was a cardiovascular disease company.

In connection with the due diligence process for Company A, Company B, and Company C, BIOS engaged members of each potential target’s management teams, who each provided information through their virtual data rooms and outside advisors and consultants, where applicable. The BIOS Board and Sponsor reviewed information about the respective company’s product(s) and pipeline(s), clinical development and regulatory outlooks, their market and commercial potential, the competitive landscapes, assessment of their intellectual property portfolios and lifecycle strategies, as well as reviews their financial plans, positions and prospects.

Between December 2021 and August 2022, BIOS engaged in discussions with Company A. The parties entered into a non-disclosure agreement on December 30, 2021. However, after completing due diligence on Company A and engaging in discussions between the management teams, BIOS management and the BIOS Board determined there was an inability to proceed with Company A as Company A’s board of directors was not uniformly aligned to pursue a public listing through a business combination. BIOS management and the BIOS Board decided to execute an exclusive, non-binding letter of intent with Company B instead, thereby ending negotiations of a potential business combination transaction with Company A.

Between December 2021 and October 2022, BIOS engaged in discussions with Company B. The parties entered into a non-disclosure agreement on December 21, 2021 and executed a non-binding letter of intent on August 12, 2022. BIOS and Company B engaged in due diligence and held multiple management meetings in-person and via teleconference. Furthermore, the parties worked to prepare an investment presentation and definitive agreement for the proposed business combination transaction. However, after completing due diligence and engaging in multiple rounds of discussions between the management teams, BIOS was uncomfortable with certain diligence matters that arose, such as the ownership of portions of Company B’s intellectual property, and further, BIOS and Company B were unable to agree upon mutually agreeable terms, including, commitment to a private placement by Company B’s current stockholders and the minimum cash condition, regarding a potential business combination transaction between the parties. On October 21, 2022, BIOS and Company B mutually agreed to terminate their non-binding letter of intent.

Between December 2022 and the early part of February 2023, BIOS engaged in discussions with Company C. BIOS shared an initial draft of a non-binding letter of intent with Company C on January 6, 2023 for Company C’s consideration and on January 9, 2023, the parties entered into a non-disclosure agreement. However, after completing due diligence and engaging in discussions between the management teams, BIOS and Company C were unable to agree upon mutually agreeable terms regarding a potential business combination transaction between the parties as Company C’s management and board of directors preferred to remain a private company due to internal developments. On February 13, 2023, prior to execution of a non-binding letter of intent, BIOS and Company C mutually agreed to discontinue such discussions.

With respect to Avertix Medical, on April 28, 2022, Ross Haghighat, the Chief Executive Officer, Chief Financial Officer and a director of BIOS and a member of Avertix Medical’s board of directors, introduced Louis G. Lange, M.D., Ph.D., a member of the BIOS Board, and another representative of BIOS to Brad Snow, the then acting Chief Executive Officer of Avertix Medical, through teleconference. Mr. Snow provided an overview of Avertix Medical’s business. BIOS determined that Avertix Medical did not have a public-company ready management team at the time and decided to pursue other business combination targets.

On January 9, 2023, Steven Fletcher, an advisor to BIOS, met with Ronald Eastman, a member of the BIOS Board. Mr. Fletcher discussed Company C with Mr. Eastman and suggested BIOS re-engage with Avertix Medical as a potential business combination target, citing Avertix Medical’s incoming management team with experience leading public companies as a key difference from the last time BIOS evaluated Avertix Medical.

On January 16, 2023, BIOS and Avertix Medical entered into a non-disclosure agreement.

On January 19, 2023, Jonathan Rigby, the Chief Business Officer and the Chairman of the BIOS Board, and Mr. Eastman, along with other representatives of BIOS and Avertix Medical, held a management meeting via teleconference, during which members of Avertix Medical’s management team presented a high-level overview of Avertix Medical’s business, its views on competitive positioning and market opportunity, and background on Avertix Medical’s incoming management team members, including the resumes of potential future candidates.

On January 20, 2023, Mr. Haghighat informed the BIOS Board that he was recusing himself from all portions of BIOS Board meetings in which Avertix Medical was discussed, and Mr. Haghighat thereafter so recused himself from all subsequent BIOS Board meetings. Following Mr. Haghighat’s recusal from the January 20, 2023 meeting, Messrs. Rigby and Eastman proceeded to present an overview of Avertix Medical and explained why BIOS was re-evaluating Avertix Medical as a business combination target, which included the following: (1) incoming members of Avertix Medical’s management team with prior experience leading publicly traded medical device companies, including Tim Moran as the company’s incoming Chief Executive Officer and Peter Elia as the company’s incoming Chief Revenue Officer, (2) the recent growth and ongoing ramp up of Avertix Medical’s commercial sales organization, including the hires of three key sales leadership positions with Tim Glynn, Cesar Fonte and Arin Barooah, and the increase in headcount of sales representatives to 18, (3) Avertix Medical’s growing track record of commercialization efforts with the first commercial implant of the Guardian device occurring in the first quarter of 2022 and hundredth commercial implant occurring in the fourth quarter of 2022, (4) Commercial traction in Middle East North Africa and Asia-Pacific regions, and (5) results of product demand and usage study conducted during the confirmatory due diligence period by a third-party service provider engaged by BIOS, which provided visibility and confidence in potential sales traction for the Guardian diagnostic device in the U.S.

On January 27, 2023, a full-day diligence session among representatives of BIOS, the Sponsor and Avertix Medical was held at Avertix Medical’s offices in New Jersey, with certain individuals, including BIOS Board members, participating through teleconference. Topics covered in the diligence session included an overview of the Guardian System, a presentation by three cardiologists who had used the Guardian System for their respective patients regarding the cardiologists’ views on the Guardian System and its market potential, a tour of Avertix Medical’s offices, and an overview of Avertix Medical’s commercial strategy, business plan, dynamics around reimbursement associated with the Guardian System, manufacturing and operations and intellectual property. In addition, the participants in the meeting reviewed certain preliminary projected financial information of Avertix Medical and discussed the assumptions underlying such information, including related to device sales, unit pricing, gross margins and operating expenses, as well as the Avertix Medical’s current cash position and how management would deploy cash proceeds from a prospective merger with BIOS. BIOS also inquired about Avertix Medical’s ability to ramp up the size of its sales organization as fast as projected by management and the ability of each district sales manager to sell as many units of the Guardian as projected. For more information regarding the projected financial information of Avertix Medical and the assumptions underlying such assumptions, we encourage you to read the section titled “—Certain Avertix Medical Unaudited Projected Financial Information.”

Also on January 31, 2023, representatives of BIOS and Avertix Medical held a teleconference to discuss terms of a potential business combination transaction and next steps. Also on January 31, 2023, representatives of BIOS held several teleconferences with certain potential financial advisors to BIOS to solicit and discuss their input on the valuation and market appeal of Avertix Medical.

On February 2, 2023, representatives of BIOS met with certain management team members of Avertix Medical via teleconference and presented BIOS’ initial thoughts on the valuation of Avertix Medical and how different redemption scenarios would impact pro forma market capitalization and ownership of the combined company following a potential business combination involving BIOS and Avertix Medical. Representatives of BIOS also reviewed an illustrative business combination transaction timeline and the different workstreams required to close such potential business combination with the management of Avertix Medical.

On February 3, 2023, following its approval by the BIOS Board (excluding Mr. Haghighat), representatives of BIOS delivered an initial non-binding letter of intent to Thomas P. Mendell, a member of Avertix Medical’s board of directors. The initial letter of intent provided that BIOS would acquire Avertix Medical in a business combination transaction at an enterprise value of Avertix Medical of approximately $195 million. The equityholders of Avertix Medical would receive stock consideration of approximately $126 million upon the closing of the transaction and, contingent upon the satisfaction of certain milestones, up to $19.5 million of additional stock consideration after the closing. Shares issued as closing stock consideration and contingent stock consideration would be valued at a share price of $10.00 per share. The initial letter of intent also contemplated a minimum closing cash condition of $40 million and the conversion of the Sponsor Loan Note into BIOS equity pursuant to its terms if the rate of redemption from BIOS shareholders in connection with the transaction is at least 75%. Further, the initial letter of intent included that BIOS may, following the execution of the definitive business combination agreement, enter into subscription agreements with investors in a private placement, in an aggregate amount and on terms to be mutually determined by BIOS and Avertix Medical (the “Additional Financing Term”). The Additional Financing Term was a result of discussions between Avertix Medical and BIOS, where the parties agreed that additional financing would not be critically necessary for the post-closing company to operate, provided however, additional capital raised in connection with the closing of the Business Combination would be useful in the event of near full redemption, which in connection with anticipated transaction expenses, could have a potentially negative cash impact on the combined company at closing. Also on February 3, 2023, following the delivery of the initial letter of intent to Mr. Mendell, Mr. Fletcher spoke with Mr. Haghighat to discuss the terms of the initial letter of intent.

On February 6, 2023, Mr. Mendell delivered to BIOS a counter-proposal to the terms set forth in BIOS’ initial letter of intent. The counter-proposal provided that the equityholders of Avertix Medical would receive up to $39 million (or 3.9 million shares) of contingent stock consideration, 50% of which would become vested and issuable if the post-closing public company achieves a share price of $12.50 per share measured over a specified period, and the remaining 50% would become vested and issuable if the post-closing public company achieves a share price of $15.00 per share measured over a specified period. In addition, 20% of Founder Shares (or 1,150,000 Founder Shares) would be re-vested and be subject to the same vesting conditions as the contingent stock consideration for Avertix Medical equityholders. The counter-proposal also lowered the minimum redemption rate by BIOS shareholders that would trigger the conversion of the Sponsor Loan Note into BIOS equity to 70%, and the Additional Financing Term was unchanged from BIOS’ initial letter of intent. The counter-proposal further contemplated a 45-day exclusivity period and capped the parties’ aggregate transaction costs relating to the proposed transaction at $15 million.

On February 7, 2023, Messrs. Rigby, Eastman and Fletcher and Alex Vieux, an advisor to BIOS, spoke with Mr. Mendell to discuss Avertix Medical’s counter-proposal to BIOS’ initial letter of intent delivered on February 3, 2023.

Between February 7 and May 2, 2023, representatives of BIOS, including Messrs. Rigby, Eastman, Fletcher, and Vieux, and Avertix Medical, including Mr. Mendell, engaged in bi-weekly discussions on the terms and status of the proposed business combination transaction. Following the execution of the Letter of Intent (as defined below), none of the material terms agreed to in the Letter of Intent were renegotiated through the execution of the Business Combination Agreement.

On February 8, 2023, following its approval by the BIOS Board (excluding Mr. Haghighat), representatives of BIOS delivered a revised non-binding letter of intent to representatives of Avertix Medical. The revised letter of intent accepted the terms of Avertix Medical’s counter-proposal that were delivered on February 6, 2023, except the revised letter of intent provided that only up to $29 million (or 2.9 million shares) of contingent stock consideration would be issued to Avertix Medical equityholders, only 10% of Founder Shares (or 575,000 Founder Shares) would be subject to re-vesting, and BIOS would only be required to exercise best efforts to maintain its transaction costs to under the cap. The revised letter of intent also provided that the mandatory conversion of the Sponsor Loan Note would take into account any additional private placement financing of BIOS in connection with the proposed business combination transaction, and the Additional Financing Term was unchanged from BIOS’ initial letter of intent.

On February 9, 2023, Mr. Mendell delivered a further revised non-binding letter of intent to representatives of BIOS. The further revised letter of intent had the same terms as the revised letter of intent delivered to Avertix

Medical on February 8, 2023, except the amount of Founder Shares subject to re-vesting was reverted to 1,150,000 Founder Shares, which implied the equityholders of Avertix Medical would receive stock consideration of approximately $132 million (or 13.2 million shares) upon the closing of the transaction based on an enterprise value of Avertix Medical of approximately $195 million. In addition, the further revised letter of intent provided that such number of re-vested shares may be forfeited, on a share-base-share basis, for any forfeiture of Founder Shares by the Sponsor to incentivize BIOS shareholders to not exercise their redemption right, and the Additional Financing Term was unchanged from BIOS’ initial letter of intent.

On February 10, 2023, the BIOS Board (excluding Mr. Haghighat) met via teleconference and was joined by representatives of BIOS. The BIOS Board (excluding Mr. Haghighat) discussed the terms of the further revised non-binding letter of letter delivered to BIOS by Avertix Medical on February 9, 2023 and prospect of pursuing a business combination transaction with Company C. Following discussion, the BIOS Board (excluding Mr. Haghighat) determined that Avertix Medical was a more attractive business combination target than Company C because the BIOS Board (excluding Mr. Haghighat) determined that (i) there was a higher likelihood of completing a business combination transaction with Avertix Medical, (ii) Avertix Medical had a more compelling valuation, (iii) Avertix Medical had better market traction, and (iv) Avertix Medical was more excited about entering into a business combination transaction with BIOS than Company C. The BIOS Board (excluding Mr. Haghighat) then authorized the representatives of BIOS to finalize and enter into a letter of intent with Avertix Medical, on substantially the same terms as the further revised non-binding letter of letter delivered to BIOS by Avertix Medical on February 9, 2023.

On February 13, 2023, BIOS and Avertix Medical entered into a non-binding letter of intent, effective as of February 10, 2023 (the “Letter of Intent”), on substantially the same terms as the further revised non-binding letter of letter delivered to BIOS by Avertix Medical on February 9, 2023. Also on February 13, 2023, BIOS and Company C mutually agreed to discontinue discussions of a potential business combination transaction between the parties.

On February 15, 2023, representatives of BIOS were provided with access to a virtual data room containing information relating to Avertix Medical. On March 1, 2023, BIOS engaged Cooley LLP (“Cooley”) as legal counsel to BIOS. Access to the virtual data room containing information related to Avertix Medical was subsequently provided to Cooley and other BIOS advisors. Between February 15 and May 1, 2023, representatives of BIOS, working with BIOS’ legal counsel and other advisors, conducted legal, financial, commercial and technical due diligence review of Avertix Medical. During the course of BIOS’ due diligence of Avertix Medical, representatives of BIOS and BIOS’ advisors conducted multiple due diligence calls with the directors, management and senior sales professional of Avertix Medical.

On March 15, 2023 Avertix Medical shared updated (the “Projections”) projected financial information with representatives of BIOS. The Projections were consistent with the projected financial information reviewed during the meeting of January 27, 2023, but updated to reflect the passage of time, including up-to-date sales and pipeline information. Mr. Haghighat was not involved in the preparation of the Projections or any forecasted financial information shared with BIOS.

On March 23, 2023, Cooley sent to Honigman LLP (“Honigman”), engaged as general corporate legal counsel to Avertix Medical since 2018, an initial draft of the Business Combination Agreement, with terms consistent with the Letter of Intent. Between March 23 and May 2, 2023, Cooley and Honigman continued to negotiate the terms of the Business Combination Agreement and related ancillary agreements.

On March 24, 2023, Messrs. Fletcher, Haghighat and Mendell met with a prospective director nominee for the post-closing public company in New York for breakfast. Following that meeting, Messrs. Fletcher and Mendell discussed the terms of the Business Combination Agreement and next steps.

On March 26, 2023 and April 11, 2023, BIOS and Avertix Medical agreed to extend the exclusivity period under the Letter of Intent to April 10, 2023 and May 25, 2023, respectively, given that negotiations between the parties were continuing in good faith.

On April 5, 2023, Philip Tom, a former Principal at Explorer Acquisitions, joined the Avertix Medical team as Chief Financial Officer.

On April 11, 2023, BIOS entered into an engagement letter with LifeSci Capital LLC (“LifeSci”) for the delivery of a fairness opinion by LifeSci to the BIOS Board regarding the closing stock consideration issuable to Avertix Medical stockholders in the Merger.

On April 28, 2023, the BIOS Board met via videoconference and was joined by representatives of BIOS and Cooley. Mr. Haghighat reiterated his interests in the proposed Business Combination and then departed from the meeting. The BIOS Board (excluding Mr. Haghighat) then discussed in detail the sourcing process used to identify potential business combination targets and the ultimate decision to pursue the transaction with Avertix Medical, the background of the negotiations with Avertix Medical, the due diligence of Avertix Medical undertaken by BIOS, and an analysis of certain financial data with respect to Avertix Medical, including the Projections. Cooley reviewed the key terms of a substantially final draft of the Business Combination Agreement and related ancillary agreements as well as the fiduciary duties of the BIOS Board (excluding Mr. Haghighat) in pursuing such a transaction. The BIOS Board (excluding Mr. Haghighat) agreed to reconvene to consider the Business Combination with Avertix Medical once LifeSci was ready to present its fairness opinion to the BIOS Board.

On May 1, 2023, the BIOS Board (excluding Mr. Haghighat) met via videoconference and was joined by representatives of BIOS, Cooley and LifeSci. Representatives of LifeSci reviewed with the BIOS Board (excluding Mr. Haghighat) LifeSci’s financial analyses of the closing stock consideration issuable to Avertix Medical stockholders in the Merger. Representatives of LifeSci then delivered to the BIOS Board (excluding Mr. Haghighat) its opinion that, as of May 1, 2023, and based upon and subject to the various assumptions and limitations set forth in its written opinion, the aggregate stock consideration (not including the contingent right to receive Total Avertix Medical Earnout Shares) payable by BIOS was fair, from a financial point of view, to BIOS, as more fully described below in the section captioned “—Opinion of the BIOS Financial Advisor”. Representatives of LifeSci then departed from the meeting. Cooley then reviewed with the BIOS Board (excluding Mr. Haghighat) again its fiduciary duties in connection with the proposed Business Combination and the material terms of the Business Combination Agreement and related ancillary agreements. The BIOS Board (excluding Mr. Haghighat) then discussed the proposed Business Combination with Avertix Medical and, after carefully considering the matters discussed during that meeting and prior meetings of the BIOS Board (excluding Mr. Haghighat) (for more information, see the section captioned “—BIOS Board’s Reasons for the Approval of the Business Combination”), the BIOS Board (excluding Mr. Haghighat) unanimously (i) determined that the Business Combination Agreement and the Business Combination (including the Merger) are in the best interests of BIOS, (ii) approved the Business Combination Agreement and the Business Combination (including the Merger) and declared their advisability, (iii) recommended that BIOS shareholders approve and adopt the Business Combination Agreement and the Merger, and directed that the Business Combination Agreement and the Business Combination (including the Merger), be submitted for consideration by BIOS shareholders at the Shareholder Meeting.

On May 2, 2023, BIOS, Avertix Medical and the other parties thereto entered into the Business Combination Agreement. Also on May 2, 2023, BIOS and Avertix Medical jointly issued a press release announcing the signing of the Business Combination Agreement and BIOS filed a current report on Form 8-K announcing the execution of the Business Combination Agreement.

Prior to the execution of the Business Combination Agreement, no steps were taken with respect to the PIPE Financing. Following the execution of the Business Combination Agreement, BIOS engaged each of Mizuho

Securities USA LLC (“Mizuho”) (engaged on June 2, 2023) and BTIG, LLC (“BTIG” and together with Mizuho, the “Placement Agents”) (engaged on June 16, 2023). Following the execution of the Business Combination Agreement, in connection with the PIPE transaction, BIOS, Avertix Medical, and the Placement Agents commenced the PIPE Financing in reliance upon and in accordance with the safe harbors set forth in Regulation D of the Securities Act.

BIOS Board’s Reasons for the Approval of the Business Combination

At a meeting of the BIOS Board held on May 1, 2023, the BIOS Board (excluding Ross Haghighat, who recused himself from the meeting) (i) determined that the Business Combination Agreement and the Business Combination (including the Merger) are in the best interests of BIOS, (ii) approved the Business Combination Agreement and the Business Combination (including the Merger) and declared their advisability, (iii) recommended that BIOS shareholders approve and adopt the Business Combination Agreement and the Merger, and directed that the Business Combination Agreement and the Business Combination (including the Merger), be submitted for consideration by BIOS shareholders at the Shareholder Meeting. In evaluating the Business Combination and making these determinations and this recommendation, the BIOS Board (excluding Mr. Haghighat) consulted with BIOS’ senior management and advisors and considered a wide variety of factors. Mr. Haghighat, the Chief Executive Officer, Chief Financial Officer and a director of BIOS and a member of Avertix Medical’s board of directors, recused himself from all portions of BIOS Board meetings in which Avertix Medical was discussed.

The BIOS Board (excluding Mr. Haghighat) considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated therein. In light of the complexity of those factors, the BIOS Board (excluding Mr. Haghighat) did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching the directors’ respective decisions. Individual members of the BIOS Board (excluding Mr. Haghighat) may also have given different weight to different factors.

The factors considered by the BIOS Board (excluding Mr. Haghighat) included, but were not limited to, the following:

•

Avertix Medical and the Business Combination. The BIOS Board (excluding Mr. Haghighat) considered the following factors related to Avertix Medical and the Business Combination, which are based on diligence conducted by BIOS and its advisors, and on information that Avertix Medical has provided to BIOS:

•

Avertix Medical’s Large Addressable Market. Per estimates from the American Heart Association and Avertix Medical management, as of March 2018, Avertix Medical has a large total addressable market of greater than $7 billion a year in the U.S. alone. The Centers for Disease Control and Prevention estimate there are over 800 thousand heart attacks a year in the U.S., and as a result, there is a large patient pool of heart attack survivors that are high risk. For these patients, Avertix Medical’s proprietary implantable device that can detect acute coronary syndrome events, such as heart attacks, in real time can bring peace of mind to the patients in a white space with essentially no direct competition.

•

FDA Approved Class III Cardiac Device with Broad Label Indications. The Guardian System is the first-and-only FDA approved, CMS-reimbursed reimbursed cardiac monitoring and alerts platform designed for the early detection of heart attacks, including atypical and silent events. With continuous monitoring and analysis of the patients’ unique electrogram, this enables comprehensive patient management and improved clinical decision support.

•	Patent-protected with Full Reimbursement. Avertix Medical has strong intellectual property protection with over 45 patents issued and attractive reimbursement coverage.

•

Strong Financials Upside with Scalable Business Model. The BIOS Board (excluding Mr. Haghighat) believes Avertix Medical has a robust sales strategy and pipeline with healthy gross margins and favorable unit economics for all parties in the ecosystem.

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Compelling Public Profile with Experienced Leadership. Avertix Medical’s leadership team has a strong commercial track record. Avertix Medical is led by Timothy Moran, its President and Chief Executive Officer, who was most recently the Chief Executive Officer of Motus GI, an early stage, commercializing medical device company focused on innovative endoscopic solutions for managing and diagnosing gastrointestinal conditions. Mr. Moran has held leadership positions at Covidien and Medtronic including over vascular therapies divisions, including responsibility for a $1.4bn P&L. Avertix Medical’s leadership team also includes Philip Tom, its Executive Vice President and Chief Financial Officer, who has a strong financial and operational background as the Chief Financial Officer and Chief Operating Officer of Hudson MX, a rapidly growing SaaS business, after a tenure in investment banking at Credit Suisse and Insight Partners. Most recently, Mr. Tom was a principal at Explorer Acquisitions, a serial sponsor of special purpose acquisition companies affiliated with our Sponsor. In addition, Avertix Medical’s leadership team is supplemented by executives with decades of experience in cardiology sales, technical experience, and marketing.

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Robust Product Pipeline with Potential Additional Revenue Streams. In addition to the Guardian System, the BIOS Board (excluding Mr. Haghighat) believes Avertix Medical has future upside from next-generation initiatives in their product pipeline, including cloud connectivity, remote monitoring and the development of a subcutaneous device.

•	Results of Due Diligence. The results of a due diligence investigation conducted by BIOS’ management team and advisors from February 2023 to May 2023. The due diligence investigation included:

•	Extensive virtual and in-person meetings and calls with Avertix Medical’s management team regarding its operations, business plan, and the proposed transaction; and

•

Review of materials related to Avertix Medical and its business made available by Avertix Medical and deemed appropriate for review in the context of the size of the transaction and the scope of Avertix Medical’s operations, including financial statements, material contracts, key metrics and performance indicators, intellectual property matters, information technology, privacy and personal data, litigation information, environmental matters and other regulatory and compliance matters and other legal and business information.

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Best Available Opportunity. The BIOS Board (excluding Mr. Haghighat) determined, after a thorough review of other business combination opportunities reasonably available to BIOS, that the proposed Business Combination represents the optimal potential business combination for BIOS based upon the process utilized to evaluate and assess other potential acquisition targets, and the belief of the BIOS Board (excluding Mr. Haghighat) that such processes had not presented a better alternative.

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Terms of the Business Combination Agreement. The BIOS Board (excluding Mr. Haghighat) reviewed and considered the terms of the Business Combination Agreement and the related agreements including the parties’ conditions to their respective obligations to complete the transactions contemplated therein and their ability to terminate such agreements under the circumstances described therein. For more information, please see the section titled “Proposal No. 1—The Business Combination Proposal” for detailed discussions of the terms and conditions of these agreements.

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Fairness Opinion. The opinion of LifeSci that, as of May 1, 2023, and based upon and subject to the various assumptions and limitations set forth in its written opinion, the closing stock consideration issuable to Avertix Medical stockholders in the Merger was fair, from a financial point of view, to BIOS. For more information, please see the section of this proxy statement/prospectus captioned “—Opinion of the BIOS Financial Advisor” and the full text of the written opinion attached as Annex G to this proxy statement/prospectus, which is incorporated by reference in this proxy statement/prospectus in its entirety.

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Continued Ownership by Current Avertix Medical Stockholders. Avertix Medical’s existing equityholders would be receiving a significant amount of BIOS’ shares as its consideration and 100% of the existing equityholders of Avertix Medical are “rolling over” their existing equity interests into equity interests in Avertix Medical, which would represent approximately 28% of the pro forma ownership of the combined company after Closing, assuming none of BIOS’ current public shareholders exercise their redemption rights in connection with the Business Combination.

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Use of Proceeds. All of the proceeds to be delivered to the combined company in connection with the Business Combination (including from BIOS’ trust account) are expected to remain on the balance sheet of the combined company after the Closing in order to fund Avertix Medical’s existing operations and support its development and commercialization efforts. The BIOS Board (excluding Mr. Haghighat) considered this as a strong sign of confidence in New Avertix Medical following the Business Combination and the benefits to be realized as a result of the Business Combination.

The BIOS Board (excluding Mr. Haghighat) also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including but not limited to the following, although not weighted or in any order of significance:

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Potential Inability to Complete the Business Combination. The possibility that the Business Combination may not be completed and the potential adverse consequences to BIOS if the Business Combination is not completed, in particular the expenditure of time and resources in pursuit of the Business Combination and the loss of the opportunity to participate in the transaction.

•	Macro-Economic Risks. Macro-economic uncertainty and the effects it could have on New Avertix Medical’s operations and profitability.

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Redemption Risk. The potential that a significant number of BIOS shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Governing Documents, which would potentially make the Business Combination more difficult or impossible to complete, and/or reduce the amount of cash available to the New Avertix Medical following the Closing.

•	Benefits not Realized. There are potential risks that the benefits of the Business Combination may not be realized within the timeframe as expected.

•	Shareholder and Stockholder Vote. There is a risk that BIOS shareholders and Avertix Medical stockholders may fail to provide the respective votes necessary to effect the Business Combination.

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Liquidation of BIOS. The risks and costs to BIOS if the Business Combination is not completed or the extension of BIOS’ timeline to consummate a business combination transaction under the Existing Governing Documents is not extended by June 7, 2023, which was subsequently extended to December 7, 2023, as a result of the approval of the Extension Amendment Proposal at the Extension Meeting.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Potential Conflicts of Interest of BIOS’ Directors and Officers. The potential conflicts of interest of BIOS’ board of directors and officers in the Business Combination, as described in the section titled “—Interests of Certain Persons in the Business Combination”.

•	Other Risk Factors. Other risks associated with the Business Combination, and the business of Avertix Medical itself as described in the section titled “Risk Factors.”

Based on its review of the foregoing considerations, the BIOS Board (excluding Mr. Haghighat) concluded that the potential benefits that it expected BIOS and its shareholders to achieve as a result of the Business Combination with Avertix Medical outweighed the potential risks associated with the Business Combination.

The explanation of the reasons for the approval of the Business Combination by the BIOS Board (excluding Mr. Haghighat) set forth in this section of the proxy statement/prospectus, and all other information presented in this section, are forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Certain Avertix Medical Unaudited Projected Financial Information

In connection with its consideration of the Business Combination, the BIOS Board was provided with unaudited projected financial information internally prepared by management of Avertix Medical (the “Projections”) to present the material elements to the forecasts provided to BIOS. The BIOS Board has reviewed and discussed the Projections. Avertix Medical does not, and New Avertix Medical will not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of its future performance, revenue, financial condition or other results. The Projections are included in this proxy statement/prospectus solely to provide BIOS’ shareholders access to information made available in connection with BIOS Board’s consideration of the proposed business combination. The Projections should not be viewed as public guidance. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with GAAP, but, in the view of Avertix Medical’s management, was prepared on a reasonable basis, and reflects the best currently available estimates and judgments, and presents, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Avertix Medical based on available information and Avertix Medical’s growth strategy at the time the Projections were prepared and speak only as of that time.

The inclusion of Projections in this proxy statement/prospectus should not be regarded as an indication that Avertix Medical, New Avertix Medical, BIOS, their board of directors, or their respective affiliates, advisors or other representatives considered, or now consider, such Projections necessarily to be predictive of actual future results. The Projections are not included in this proxy statement/prospectus in order to induce any BIOS shareholders to vote in favor of or against the Business Combination. The Projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or holders, are cautioned not to place undue reliance on this information. You are cautioned not to rely on the Projections in making a decision regarding the transaction, as the Projections may be materially different than actual results. We will not refer back to the Projections in our future periodic reports filed under the Exchange Act.

The Projections reflect numerous estimates and assumptions, as detailed below, with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Avertix Medical’s business, all of which are difficult to predict and many of which are beyond Avertix Medical’s and BIOS’ control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Avertix Medical’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Avertix Medical” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus.. Furthermore, the prospective financial information does not take into account any circumstances or events occurring after the date that information was prepared, except as discussed below.

The projected financial information included in this document was prepared by, and is the responsibility of, Avertix Medical’s management. Neither Avertix Medical’s independent registered public accounting firm, EisnerAmper LLP, nor any other independent accountants, have compiled, reviewed, examined, performed any other assurance procedures, or expressed any form of assurance with respect to the Projections included in this proxy statement/prospectus. The report of EisnerAmper LLP, included in this proxy statement/prospectus relates to the Avertix Medical’s historical combined audited financial statements and does not extend to the unaudited Projections and should not be read to do so.

Nonetheless, a summary of the Projections is provided in this proxy statement/prospectus because they were made available to BIOS and the BIOS Board in connection with their review of the proposed business combination.

Avertix Medical’s management team based the Projections on a variety of material assumptions and beliefs that are estimates based on, among other things, Avertix Medical’s historical financial and operational performance, business plans, and industry and market data that Avertix believed were accurate as of the time the Projections were made. Certain material assumptions for the Projections prepared by Avertix Medical’s management team include those described below.

Avertix Medical’s projections of Pro Forma Revenue expected an annual projected revenue growth of 407%, 451%, and 129% in FY2023E, FY2024E, and FY2025E, respectively, based on the assumptions described below. Projected Pro Forma Adjusted EBITDA and Adjusted EBITDA margin are based on assumptions related to the cost of goods sold, royalty expenses, sales and marketing expenses, general and administrative expenses, research and development expenses, clinical affairs and regulatory expenses, quality assurance expenses, and logistics expenses, as more fully discussed below. Avertix Medical’s projections of Adjusted EBITDA margin expected an increase of Adjusted EBITDA margin by 355.0 percentage points between FY2023E and FY2025E. Avertix Medical’s management believes achievement of these growth rates, measured against FY2022, a year in which Avertix Medical engaged in minimal commercial activity with focus on ramping up sales and production, are reasonable based on the following factors and material assumptions:

Revenue Assumptions:

•

District Sales Managers – a key driver behind revenue growth is expected to come from district sales managers (“DSMs”), which were projected to include eighteen (18) productive DSMs by the end of 2023, which has been achieved as of the date hereof. The Projections assume DSM headcount will grow 56% to twenty-eight (28) DSMs by the end of 2024 and then 71% to forty-eight (48) DSMs by the end of 2025.

•

DSM to account ratio (productivity) – the Projections assume that each DSM will have 2.9 accounts, or sites of care, for 2023 on average. As the sales team continues to ramp, Avertix Medical management expects that coverage to expand quickly to 4.0 accounts per DSM by the end of 2024, representing nearly 40% year over year growth, which is expected to plateau to 4.5 accounts per DSM by the end of 2025, resulting in modest year over year growth of 10%. The growth assumption is based on initial feedback from DSMs and physician providers regarding expected demand.

•

Implants per account ratio – the number of implants sold per account in 2023 assumes eleven (11) implants per account, or less than one per month on average. Similar to DSM productivity, Avertix Medical management expects accounts to growth quickly in 2024 driven by rapid education and ramp to twenty-one (21) implants per account per year, then slow down to a more modest 11% increase in 2025 of twenty-three (23) implants per account per year, or less than two (2) implants per month per account.

•

Effects of productive DSMs on Revenue – the resulting effect of the DSM activity on revenue was derived from a basic formula multiplying each DSM by number of expected DSM accounts by the number of implants per account and the TPT price point of $10,250. For example, a DSM with 4 accounts at an average of twenty-one (21) implants per account would generate $861,000 in revenue.

•	Regional Assumptions – the Projections assume Avertix Medical’s sales would consist of approximately two-thirds U.S. sales and 1/3 ex-US sales. U.S. revenues are based on current TPT reimbursement rates for the implants. Ex-U.S. revenue is based on current contracted transfer pricing from Avertix Medical core distribution agreements.

•	EBITDA and EBITDA Margin Assumptions: Product Costs – Avertix Medical’s management expects the manufacturing costs of its products to decrease over time in conjunction with higher volumes.

•	Margin Assumptions – the Projections assume Avertix Medical will remain within industry standard gross margins of 60-80% in the years ended 2023 through 2025.

•

Other Operating Expense Assumptions – the Projections also assume (i) royalty expenses in line with existing contractual rates, (ii) sales and marketing expense increases commensurate with the rate of expected growth efficiencies (iii) general and administrative expenses increases consistent with added headcount, and (iv) research and development expenses, clinical affairs and regulatory expenses, quality assurance expenses, and logistics expenses consistent with historical experience.

•

Additional Investment – The Projections assume that the increased sales activity and product manufacturing costs will be funded through an additional $40 million in available cash from the proposed transaction, or through a private placement, which reflects the minimum cash requirement set forth in the Business Combination Agreement.

In addition, the Projections contain the following material limiting assumptions:

•

No Price Increase or Additional Revenue Streams – the Projections do not assume any price increase or decrease from the current TPT price point of $10,250 and corresponding HCPCS C code on the current generation of Guardian products or any future enhancements. The Projections also do not include any revenues from cloud-patient connectivity revenue that Avertix Medical intends to pursue.

•

Region-Specific Assumptions – As indicated above, U.S. revenues are based on current implant pricing. Ex-U.S. revenue is based on current contracted transfer pricing from Avertix Medical core distribution agreements.

•

No Additional Regulatory Approvals – The Projections do not assume that Avertix Medical will receive, or require, any additional regulatory approvals beyond those obtained as of the date of preparation.

•

Competitive Landscape – The Projections assume no changes to the current competitive landscape through 2025, and that no new market entrants develop implants with capabilities similar to those of the Guardian.

•	Third Party Reimbursement – the Projections assume that the levels of third party reimbursement will remain adequate and consistent throughout the periods presented.

•	Macro-Economic Factors – the Projections assume no significant changes to macro-economic factors, including interest rates and the health care sector more broadly.

Avertix Medical believes the assumptions described above built into the Projections were reasonable at the time the Projections were prepared, given the information Avertix Medical had at that time and its business strategy at such time. However, there are important factors that may affect actual results and cause the results reflected in the Projections not to be achieved include, among other things, risks and uncertainties relating to Avertix Medical’s business, industry performance, and general business and economic conditions, and political and macroeconomic factors. The Projections also reflect assumptions as to certain business decisions and strategy that are subject to change.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR AVERTIX MEDICAL, NEITHER NEW AVERTIX MEDICAL NOR BIOS UNDERTAKES ANY OBLIGATION AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO

UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

THE PROJECTIONS DO NOT NECESSARILY REPRESENT THE CURRENT VIEW OF THE BUSINESS BY AVERTIX MEDICAL’S MANAGEMENT AND SHOULD NOT BE VIEWED AS AN INDICATOR OF NEW AVERTIX MEDICAL’S FUTURE PERFORMANCE. THE PROJECTIONS DO NOT TAKE INTO ACCOUNT ANY CIRCUMSTANCES OR EVENTS OCCURRING AFTER THE DATE THAT INFORMATION WAS PREPARED. READERS OF THIS PROXY STATEMENT/PROSPECTUS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THE PROJECTIONS SET FORTH BELOW. NONE OF AVERTIX MEDICAL, NEW AVERTIX MEDICAL, BIOS, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, ADVISORS OR OTHER REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY AVERTIX MEDICAL SHAREHOLDER, BIOS SHAREHOLDER OR ANY OTHER PERSON REGARDING ULTIMATE PERFORMANCE COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT FINANCIAL AND OPERATING RESULTS WILL BE ACHIEVED.

The key elements of the Projections provided by the management of Avertix Medical to BIOS are summarized in the table below:

	For the Fiscal Year Ended December 31,
Projections	2023E	2024E	2025E
	(in US$ millions, except for percentages)
Pro Forma Revenue	$6	$33	$75
y/y%	407%	451%	129%
Pro Forma Adjusted EBITDA(1)	$(21)	$(17)	$3
Pro Forma Adjusted EBITDA margin %(1)	(351)%	(51)%	4%

(1)

Pro Forma Adjusted EBITDA and Pro Forma Adjusted EBITDA margin are non-GAAP metrics. Pro Forma Adjusted EBITDA is defined as net income (loss) before interest expense, taxes, depreciation and amortization expense and stock-based compensation expense. As a non-GAAP financial measure, Pro Forma Adjusted EBITDA should not be considered in isolation from, or as a substitute for, net income (loss) determined in compliance with GAAP and other financial information presented in compliance with GAAP. Pro Forma Adjusted EBITDA as used by Avertix Medical may not be comparable to similarly titled amounts used by similarly situated companies. A reconciliation of projected Pro Forma Adjusted EBITDA to projected pro forma net income (loss) is not available without unreasonable effort, as certain items cannot be reasonably predicted because of their high variability, complexity and low visibility.

While presented in this proxy statement/prospectus with numeric specificity, the Projections are forward- looking statements that are inherently subject to significant uncertainties and contingencies and numerous variables, many of which are beyond Avertix Medical’s control. The various risks and uncertainties include those set forth in the sections entitled “Risk Factors” in this proxy statement/ prospectus and “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement/prospectus. As a result, there can be no assurance that the Projections will be realized or that actual results will not be significantly higher or lower than projected. Since the Projections cover multiple years, such information by its nature becomes less reliable with each successive year. These Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

We encourage you to review the financial statements of Avertix Medical included elsewhere in this proxy statement/prospectus, as well as the financial information in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

Summary of BIOS’ Financial Analysis

The following is a summary of the material financial analyses prepared for and reviewed by the BIOS Board in connection with the valuation of Avertix Medical. BIOS used the following financial analyses for the purposes of calculating the total consideration payable to Avertix Medical’s shareholders proposed in the letter of intent between BIOS and Avertix Medical, effective as of February 10, 2023 (the “LOI”) and the Business Combination Agreement. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by BIOS nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by the BIOS Board.

The valuation proposed in the LOI and the Business Combination Agreement was based on BIOS management’s analysis of certain preliminary due diligence, BIOS management’s further analysis of Avertix Medical’s business model and growth potential, the financial projections information provided by Avertix Medical and other materials provided by Avertix Medical’s management. Additionally, management reviewed certain financial information of identified publicly traded companies in the medical devices sector that the BIOS management deemed to be comparable to Avertix Medical to assess the value that the public markets would likely ascribe to New Avertix Medical following a business combination with BIOS.

The relative valuation analysis was based on selected publicly traded companies in the medical devices sector focused on therapeutics or diagnostics. The selected companies generally have a focus on cardiovascular disorders, have products that require implantation, and/or possess disease diagnostic and/or disease management attributes. These companies were selected by BIOS’ management as publicly traded companies that may share certain characteristics with Avertix Medical; however, the BIOS Board recognized that no company was identical in nature to Avertix Medical. In addition, BIOS’ management does not have access to non-public information of any of the companies used for comparative purposes.

An analysis of selected publicly traded companies is not purely quantitative; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the values of the companies reviewed. BIOS management and the BIOS Board believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected public company analysis. Accordingly, BIOS also made qualitative judgments, based on the experience and professional judgment of its management team, concerning differences between the operational, business and/or financial characteristics of Avertix Medical and the selected companies to provide a context in which to consider the results of the quantitative analysis.

In performing its analysis, BIOS’ management team made assumptions with respect to, among other things, commercial efforts, industry performance, general business and economic conditions and numerous other matters, many of which are beyond the control of BIOS, Avertix Medical, New Avertix Medical or any other parties to the Business Combination. None of Avertix Medical, BIOS, New Avertix Medical, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in this analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analysis relating to the value of Avertix Medical do not purport to be appraisals or reflect the prices at which New Avertix Medical’s securities may actually be valued or trade in the open market after the consummation of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the below analysis are inherently subject to substantial uncertainty. The following quantitative information, to the extent that it is based on market data, is not necessarily indicative of current market conditions.

Using publicly available information, BIOS’ management reviewed, among other things, the following with respect to FY2024E and FY2025E as summarized below:

•	the Enterprise Value divided by projected Revenue, with respect to Avertix Medical and each comparable company in each of the identified sectors; and

•	the sector average of the Enterprise Value divided by projected Revenue of the selected comparable companies in each of the identified sectors.

The BIOS Board used the following supplemental financial information, which was current as of May 1, 2023, for purposes of confirming the $132,000,000 total consideration to Avertix Medical’s stockholders that was agreed on February 13, 2023. The BIOS Board concluded that the metrics below supported their conclusion that the consideration payable in the transaction represented an attractive entry valuation relative to the comparable metrics for the selected comparable companies. The results of the below analysis further supported the BIOS Board’s determination, based on a number of factors, that it was fair to and in the best interests of BIOS, and that it was advisable, to enter into the Business Combination Agreement and to consummate the Business Combination.

Company	Market Cap	Enterprise Value	Enterprise Value / FY24E Revenue	Enterprise Value / FY25E Revenue
Avertix	$471	$195	6.0x	2.6x
Masimo	$10,915	$11,662	4.4x	4.1x
Penumbra	$11,255	$11,067	9.5x	8.4x
Shockwave Medical	$11,228	$10,944	13.1x	10.8x
Inspire Medical Systems	$8,065	$7,614	10.5x	8.6x
iRhythm Technologies	$4,319	$4,141	7.3x	6.1x
Inari Medical	$3,793	$3,467	6.2x	5.3x
AtriCure	$2,145	$2,084	4.8x	4.2x
CVRx	$288	$199	3.7x	2.5x
Acutus Medical	$35	($6)	NM	NM
EBR Systems	$149	$105	NM	7.3x
HeartBeam	$20	$16	1.4x	0.3x

Medical Devices Average			6.8x	5.8x

Source: Factset

Opinion of the BIOS Financial Advisor

LifeSci Capital LLC (“LifeSci Capital”) rendered its opinion to the BIOS Board that, as of May 1, 2023 and based upon and subject to the factors and assumptions set forth therein, the aggregate stock consideration (not including the contingent right to receive Total Avertix Medical Earnout Shares) payable by BIOS was fair, from a financial point of view, to BIOS.

The full text of the written opinion of LifeSci Capital, dated May 1, 2023, which sets forth assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in connection with the opinion, is attached as Annex G. LifeSci Capital provided advisory services and its opinion for the information and assistance of the BIOS Board in connection with its consideration of the Business Combination. BIOS’ shareholders are urged to read the opinion carefully and in its entirety for a discussion of the procedures followed, assumptions made, matters considered, and limitations of the review undertaken by LifeSci Capital in connection with the opinion, as well as other qualifications contained in the opinion. The LifeSci Capital opinion is not a recommendation as to how any holder of BIOS Ordinary Shares should vote with respect to the Business Combination or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, LifeSci Capital:

•

Reviewed certain non-public business and financial information relating to Avertix Medical furnished to LifeSci Capital by the respective managements of Avertix Medical and BIOS that LifeSci Capital deemed to be relevant;

•

Reviewed and discussed with Avertix Medical’s management certain non-public projected financial and operating data through December 31, 2025 furnished to LifeSci Capital by the respective managements of Avertix Medical and BIOS;

•

Reviewed and discussed with BIOS management certain non-public projected financial and operating data through December 31, 2025 furnished to LifeSci Capital by the respective managements of Avertix Medical and BIOS;

•

Discussed past and current operations, financial projections through December 31, 2025 and current financial conditions of Avertix Medical with the management of Avertix Medical (including its views on the risks and uncertainties of achieving such projections);

•	Compared Avertix Medical with certain selected public companies that LifeSci Capital deemed relevant;

•	Reviewed a draft of the Business Combination Agreement dated May 1, 2023; and

•	Performed such other analyses and examinations and considered such other factors that LifeSci Capital deemed appropriate.

For purposes of rendering the opinion, LifeSci Capital, with the consent of BIOS, (i) relied upon and assumed the accuracy and completeness of the foregoing information without independent verification and (ii) relied on the assurances of the management of BIOS that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, with the consent of BIOS, LifeSci Capital did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of BIOS or Avertix Medical, nor was LifeSci Capital furnished with any such evaluations or appraisals. With respect to the financial projections referred to above and any other forecasts or forward-looking information, LifeSci Capital assumed, at the direction of the management of BIOS, that such projections, forecasts and information were reasonably prepared and reflected the best then available estimates and good faith judgments of the matters covered thereby.

In addition, in arriving at its opinion, LifeSci Capital assumed, with the consent of BIOS, that (i) there had been no material change in any of the assets, liabilities, financial condition, business or prospects of BIOS or Avertix Medical since the date of the most recent financial statements and other information made available to LifeSci Capital, and there would be no material adjustments to the aggregate stock consideration payable by BIOS, (ii) all material information LifeSci Capital requested from BIOS and Avertix Medical during the scope of LifeSci Capital’s engagement had been provided to it fully and in good faith, (iii) the Business Combination would be consummated in accordance with the terms and conditions set forth in the Business Combination Agreement (the final terms and conditions of which LifeSci Capital assumed would not differ in any respect material to its analysis from the aforementioned draft LifeSci Capital reviewed), without any waiver, modification or amendment of any materials terms or conditions, (iv) the representations and warranties made by the parties to the Business Combination Agreement were and would be true and correct in all respects material to LifeSci Capital’s analysis, (v) all governmental and third party consents, approvals and agreements necessary for the consummation of the Business Combination would be obtained without any adverse effect on the Business Combination, and (vi) the Business Combination would not violate any applicable federal or state statutes, rules or regulations.

The opinion does not constitute legal, regulatory, accounting, insurance, tax or other similar professional advice and does not address (i) the underlying decision of the BIOS Board to proceed with or effect the Business

Combination, (ii) the terms of the Business Combination (other than the aggregate stock consideration payable by BIOS to the extent expressly addressed therein) or any arrangements, understandings, agreements or documents related to the Business Combination, (iii) the fairness of the Business Combination (other than with respect to the aggregate stock consideration payable by BIOS to the extent expressly addressed therein) or any other transaction to BIOS or its equityholders or creditors or any other person or entity, (iv) the relative merits of the Business Combination as compared to any alternative strategy or transaction that might exist for BIOS, or the effect of any other transaction which it may consider in the future, (v) the tax, accounting or legal consequences of the Business Combination, or (vi) the solvency, creditworthiness, fair market value or fair value of any of BIOS, Avertix Medical or their respective assets under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. The opinion expresses no opinion as to the fairness or the amount or nature of any compensation to any officers, directors, or employees of any party to the Business Combination, or any class of such persons, relative to the aggregate stock consideration payable by BIOS.

LifeSci Capital’s opinion was necessarily based on financial, economic, market and other considerations as they existed and could reasonably be evaluated on, and the information made available to LifeSci Capital as of, the date thereof.

In particular, LifeSci Capital noted that there was significant uncertainty in the industry in which BIOS operates and significant volatility in the equity and credit markets. Subsequent developments may have affected the opinion, and LifeSci Capital assumed no responsibility for updating or revising the opinion based on circumstances or events occurring after the date thereof (regardless of the closing date of the Business Combination). LifeSci Capital was not engaged to amend, supplement, or update the opinion at any time. LifeSci Capital expressed no view or opinion as to the prices at which the shares of BIOS common stock may be sold or exchanged, or otherwise be transferable, at any time.

The following is a summary of the material financial analyses delivered by LifeSci Capital to the BIOS Board in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by LifeSci Capital, nor does the order of analyses described represent relative importance or weight given to those analyses by LifeSci Capital. The summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of LifeSci Capital’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 27, 2023 and is not necessarily indicative of current market conditions.

Avertix Medical Selected Comparable Company Analysis

LifeSci Capital reviewed selected financial data of nine (9) publicly traded medtech companies with devices focused on cardiovascular and neurostimulation with market capitalizations between $100,000,000 and $5,000,000,000. None of the companies are directly comparable to Avertix Medical but were chosen because their operations, for the purposes of analysis, may be considered similar to certain operations of Avertix Medical. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the selected companies below. The current equity values are based on closing stock prices and other financial information reported as of April 27, 2023. LifeSci Capital reviewed and compared, among other financial and operational metrics, projected consensus sales figures and applied the enterprise value to sales ratios to Avertix Medical’s revenue forecasts, for the following selected medtech companies:

•	iRhythm Technologies, Inc.

•	Inari Medical, Inc.

•	LivaNova PLC

•	AtriCure, Inc.

•	Silk Road Medical Inc.

•	LeMaitre Vascular, Inc.

•	Nevro Corp.

•	CVRx, Inc.

•	NeuroPace, Inc.

Based on its review of the applicable metrics for each of the selected public companies, LifeSci Capital calculated multiples of enterprise value to each of: (i) year-end 2024 estimated revenue; and (ii) year-end 2025 estimated revenue. For purposes of this analysis, LifeSci Capital utilized information regarding the selected public companies obtained from filings with the SEC, the Capital IQ database and other public sources. The selected public companies and their applicable multiples were as follows:

Company Name	Enterprise Value / Revenue Multiples 2024E	Enterprise Value / Revenue Multiples 2025E
iRhythm Technologies, Inc.	6.9x	5.8x
Inari Medical, Inc.	6.1x	5.3x
LivaNova PLC	2.3x	2.1x
AtriCure, Inc.	4.5x	3.9x
Silk Road Medical Inc.	7.0x	5.8x
LeMaitre Vascular, Inc.	5.9x	5.5x
Nevro Corp.	1.9x	1.7x
CVRx, Inc.	2.0x	1.3x
NeuroPace, Inc.	1.7x	1.4x

LifeSci Capital selected representative ranges of multiples derived from the maximum and median data points for the selected public companies based upon the application of its professional judgment. LifeSci Capital then applied these multiples to the projected annual revenue for Avertix Medical in 2024 and 2025 to determine an implied enterprise value range for Avertix Medical and then added Avertix Medical’s assumed net debt of zero as directed by BIOS management to determine an implied equity value range for Avertix Medical. For purposes of this analysis, LifeSci Capital utilized the following information regarding Avertix Medical prepared by Avertix Medical and provided to LifeSci Capital by management of BIOS: (i) year-end 2024 estimated annual revenue of $32.8 million; and (ii) year-end 2025 estimated annual revenue of $75.1 million. The following summarizes the results of this analysis:

($ millions)
2024E Enterprise Value / Revenue—Implied Valuation Range	$146.4 —$229.6
2025E Enterprise Value / Revenue—Implied Valuation Range	$291.7 —$438.2

Avertix Medical Selected Comparable Initial Public Offerings Analysis

LifeSci Capital reviewed the initial public offerings (“IPOs”) of six (6) cardiovascular-focused, commercial stage medtech companies which completed an IPO between January 2018 and April 2023. LifeSci Capital analyzed the enterprise values of IPOs for these companies and the post-IPO annual sales figures for the following selected companies:

•	Ra Medical Systems, Inc.

•	Shockwave Medical, Inc.

•	Silk Road Medical Inc.

•	Inari Medical, Inc.

•	Acutus Medical, Inc.

•	CVRx, Inc.

Based on its review of the applicable metrics for each of the selected public companies, LifeSci Capital calculated multiples of enterprise value to each of: (i) annual revenue two (2) years following IPO; and (ii) annual revenue three (3) years following IPO. For purposes of this analysis, LifeSci Capital utilized information regarding the selected public companies obtained from filings with the SEC, the Capital IQ database and other public sources. The selected IPO companies and their applicable multiples were as follows:

Issuer	IPO + 2-Years Sales	IPO + 3-Years Sales
Ra Medical Systems, Inc.	18.0x	NM
Shockwave Medical, Inc.	4.8x	1.4x
Silk Road Medical Inc.	6.7x	5.0x
Inari Medical, Inc.	2.6x	1.9x
Acutus Medical, Inc.	17.4x	NM
CVRx, Inc.	8.3x	5.1x

NM: Not meaningful

LifeSci Capital selected representative ranges of multiples derived from the mean and median data points for the selected IPO companies based upon the application of its professional judgment. LifeSci Capital then applied these multiples to the projected annual revenue for Avertix Medical in 2024 and 2025 to determine an implied enterprise value range for Avertix Medical and then added Avertix Medical’s assumed net debt of zero as directed by BIOS management to determine an implied equity value range for Avertix Medical. For purposes of this analysis, LifeSci Capital utilized the following information regarding Avertix Medical prepared by Avertix Medical and provided to LifeSci Capital by management of BIOS: (i) year-end 2024 estimated annual revenue of $32.8 million; and (ii) year-end 2025 estimated annual revenue of $75.1 million. The following summarizes the results of this analysis:

($ millions)
2024E Enterprise Value / Revenue—Implied Valuation Range	$245.8—$315.7
2025E Enterprise Value / Revenue—Implied Valuation Range	$250.6—$258.4

Avertix Medical Discounted Cash Flow Analysis

LifeSci Capital conducted a discounted cash flow analysis for Avertix Medical for the purpose of calculating an implied equity value range for Avertix Medical as of May 1, 2023. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their net present value. For purposes of this analysis, at the direction of the BIOS Board, LifeSci Capital utilized the Projections prepared by Avertix Medical and provided to LifeSci Capital by management of BIOS to determine the unlevered free cash flows of Avertix Medical for calendar years 2023 through 2025. See the information included under the heading “Certain Avertix Medical Unaudited Projected Financial Information” for further information regarding the Projections provided to LifeSci Capital by management of BIOS for purposes of this analysis. Based on such Projections as provided to LifeSci Capital, (i) unlevered free cash flows were calculated by taking unlevered net income, subtracting capital expenditures, and adjusting for changes in working capital; and (ii) unlevered net income was calculated as EBIT (earnings before interest and taxes), less cash taxes utilizing a 30% tax rate as provided by Avertix Medical management and furnished to LifeSci Capital by BIOS.

LifeSci Capital calculated the net present value of the unlevered free cash flows for Avertix Medical for calendar years 2023 through 2025 and calculated a terminal value based on a revenue exit multiple of 4.5x of 2025 year-end revenues based on the application of its experience and professional judgment. These values were discounted to net present values at a discount rate ranging from 11.0% to 15.0%, which range of discount rates was selected, upon the application of LifeSci Capital’s experience and professional judgment, based on an analysis of the weighted average cost of capital of the publicly-traded companies referenced in the section captioned “—Summary of BIOS’ Financial Analysis”. Based on this analysis, LifeSci Capital derived a range of implied enterprise values for Avertix Medical of $186.9 to $208.2 million, which range was based on the high and low data points from the analysis, and then added Avertix Medical’s assumed net debt of zero as directed by BIOS management to determine the same implied equity value range for Avertix Medical. LifeSci Capital noted that the implied equity value of Avertix Medical in the Business Combination was $132.0 million based on the assumed aggregate value of the Consideration pursuant to the Business Combination Agreement.

The preparation of a fairness opinion is a complex process and does not lend itself to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying LifeSci Capital’s opinion. In arriving at its fairness determination, LifeSci Capital considered the results of all its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, LifeSci Capital made its determination as to fairness based on its experience and professional judgment after considering the results of all of its analyses.

LifeSci Capital prepared these analyses for purposes of LifeSci Capital providing its opinion to the BIOS Board as to the fairness from a financial point of view of the aggregate stock consideration payable by BIOS (not including the contingent right to receive the Total Avertix Medical Earnout Shares). These analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of BIOS, Avertix Medical, LifeSci Capital or any other person assumes responsibility if future results are materially different from those forecasts.

The aggregate stock consideration payable by BIOS was determined through arm’s-length negotiations between BIOS and Avertix Medical and was approved by the BIOS Board. LifeSci Capital did not, however, recommend any specific aggregate stock consideration to BIOS or the BIOS Board or that any specific aggregate stock consideration constituted the only appropriate aggregate stock consideration payable in the Business Combination.

As described in the section entitled “Proposal No. 1—The Business Combination Proposal—BIOS Board’s Reasons for the Approval of the Business Combination” on page 135 of this proxy statement/prospectus, LifeSci Capital’s opinion to the BIOS Board was one of many factors taken into consideration by the BIOS Board in making its determination to approve the Business Combination Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by LifeSci Capital in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of LifeSci Capital attached as Annex G.

LifeSci Capital is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. Neither LifeSci Capital, nor any of its affiliates, have previously been engaged to provide certain financial advisory or any other services to BIOS or Avertix Medical, or any affiliates of BIOS or Avertix Medical, including any special purpose acquisition companies associated with the Sponsor. LifeSci Capital may provide investment banking and other services to or with respect to BIOS or Avertix Medical or their respective affiliates in the future, for which LifeSci Capital may receive compensation. Certain (i) of LifeSci Capital’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of LifeSci Capital’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, BIOS or any of its affiliates, or any other party that may be involved in the Business Combination.

The BIOS Board selected LifeSci Capital as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Business Combination. Pursuant to an engagement letter agreement dated April 11, 2023, BIOS engaged LifeSci Capital to act as its financial advisor in connection with the contemplated transaction. The engagement letter between BIOS and LifeSci Capital provides for a transaction fee of $300,000, $250,000 of which became payable upon the rendering of the fairness opinion, and the remainder of which becomes payable upon the earlier of (i) the completion of the Business Combination and (ii) three (3) months after LifeSci Capital renders its fairness opinion to the BIOS Board. In addition, BIOS has agreed to reimburse LifeSci Capital for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify LifeSci Capital against certain claims and liabilities arising out of LifeSci Capital’s engagement.

Interests of Certain Persons in the Business Combination

Considering the recommendation of the BIOS Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors, officers and advisors and Avertix Medical’s current owners have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•

Ross Haghighat is expected to serve on New Avertix Medical’s Board of Directors following Closing. In the future, Mr. Haghighat will receive any cash fees, stock options, stock awards or other remuneration that New Avertix Medical’s board of directors determines to pay him and any applicable compensation as described under the section titled “Executive and Director Compensation,” and certain unvested Avertix Medical Options held by Mr. Haghighat will vest upon the Closing. For further information on Mr. Haghighat’s interests, please see the sections titled “Risk Factors—BIOS’ Chief Executive Officer, Chief Financial Officer and member of the Board of Directors has interests in, and will benefit from, the Business Combination which may be different from or in addition to (and which may conflict with) the interests of the BIOS stockholders,” “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” and “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination”;

•

the fact that the BIOS Initial Shareholders agreed not to redeem any Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination and the BIOS Initial Shareholders are obligated to vote in favor of the Business Combination;

•

the fact that the Sponsor has irrevocably waived the anti-dilution adjustments set forth in BIOS’ organizational documents, or any other anti-dilution or similar adjustment rights to which the Sponsor may otherwise be entitled related to or arising from the Business Combination;

•

the fact that the Sponsor paid an aggregate amount of $25,000 for the Founder Shares, which will convert into 5,750,000 shares of New Avertix Medical Common Stock in accordance with the terms of BIOS’ organizational documents and such securities will have a significantly higher value at the time of the Business Combination;

•

the fact that the Sponsor paid $3,800,000 for 380,000 BIOS Placement Units, each of which is comprised of one Class A ordinary share (“Placement Shares”) and one-half of one redeemable warrant (“Placement Warrants”), which is exercisable 30 days following the Closing for one Class A Ordinary Share at $11.50 per share; and there are no redemption rights or liquidating distributions from the trust account with respect to the Founder Shares, Placement Shares, or Placement Warrants, which will expire worthless if BIOS does not consummate an initial business combination by December 7, 2023;

•

the fact that the Sponsor has invested in BIOS an aggregate of $3,825,000, comprised of the $25,000 purchase price for 5,750,000 Founder Shares and the $3,800,000 purchase price for 380,000 BIOS Placement Units. In addition, the Sponsor has also (i) loaned $5,000,000 to BIOS pursuant to the Sponsor Loan, which may be converted into Sponsor Loan Units, as described below, (ii) loaned an additional $1,500,000 pursuant to the Extension Note, which may be converted into Sponsor Loan Units, as described below, and (iii) loaned an aggregate of $474,000 to BIOS to fund certain operating and transaction expenses. Assuming a trading price of $10.00 per Class A Ordinary Share, the aggregate value of the Sponsor’s investment will be approximately $61,300,000. Even if the trading price of the shares of New Avertix Medical Common Stock was as low as $ 0.67 per share, the aggregate market value of the Founder Shares alone (without taking into account the value of the BIOS Placement Units) would be approximately equal to the initial investment in BIOS by the Sponsor. As a result, if the Business Combination is completed, the Sponsor is likely to be able to make a substantial profit on its investment in BIOS at a time when shares of New Avertix Medical Common Stock have lost significant value. On the other hand, if BIOS liquidates without completing a business combination before December 7, 2023, the Sponsor will lose its entire investment in BIOS;

•

the fact that the Sponsor and BIOS’ officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•	the fact that the Sponsor can earn a positive rate of return on its investment, even if other BIOS shareholders experience a negative rate of return in New Avertix Medical;

•

the fact that the Sponsor has loaned $5,000,000 to BIOS pursuant to that Sponsor Loan Note, dated December 7, 2021 (the “Sponsor Loan”), and the proceeds of the Sponsor Loan were deposited into the Trust Account and will be repaid or converted into Sponsor Loan Units, at a conversion price of $10.00 per unit, at the discretion of the Sponsor; provided, however, if an initial business combination is not consummated by December 7, 2023, and the Sponsor Loan has not been converted into Sponsor Loan Units prior to such time, the Sponsor will lose the entirety of its investment in the Sponsor Loan, and the proceeds of the Sponsor Loan will be distributed to BIOS’ public shareholders. The Sponsor has waived any claims against the trust account in connection with the Sponsor Loan;

•

the fact that the Sponsor has loaned $1,500,000 to BIOS pursuant to that Extension Note, dated June 2, 2023, and BIOS will deposit $250,000 into the Trust Account for each calendar month (commencing on June 7, 2023 and ending on the 7th day of each subsequent month), or portion thereof, that is needed by the Company to complete an initial business combination until December 7, 2023, and the proceeds of the Extension Note will be repaid or converted into Sponsor Loan Units, at a conversion price of $10.00 per unit, at the discretion of the Sponsor; provided, however, if an initial business combination is not consummated by December 7, 2023, and the Extension Note has not been converted into Sponsor Loan Units prior to such time, the Sponsor will lose the entirety of its investment in the Extension Note, and the proceeds of the Extension Note will be distributed to BIOS’ public shareholders. The Sponsor has waived any claims against the trust account in connection with the Extension Note;

•

the fact that the Sponsor, BIOS’ other current officers and directors and Cantor Fitzgerald & Co. (“Cantor”), the representative of the underwriters in the BIOS IPO, have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any BIOS Ordinary Shares (other than Public Shares) held by them if BIOS fails to complete an initial business combination by December 7, 2023;

•

the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to BIOS in an aggregate amount of up to $1,500,000 may be converted into units of the post-Business Combination entity at a price of $10.00 per unit and such units would be identical to the Public Units;

•

the fact that the Sponsor and BIOS’ officers and directors will lose their entire investment in BIOS and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by December 7, 2023, As of June 23, 2023, there are loans extended, fees due or outstanding out-of-pocket expenses amounting in the aggregate to approximately $1,095,000 for which the Sponsor and its affiliates and BIOS’ officers and directors are awaiting reimbursement;

•	the fact that BIOS may be entitled to distribute or pay over funds held by BIOS outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing;

•

the fact that Mr. Haghighat is, on the one hand, on the BIOS Board, BIOS’ Chief Executive Officer and Chief Financial Officer and a managing member of the Sponsor, and on the other hand, has been the Executive Chairman of Avertix Medical since April 2019. The Sponsor beneficially owns all of the Founder Shares and 380,000 Placement Units. For further information on Mr. Haghighat’s beneficial ownership of BIOS outstanding equity, please see the section titled “Beneficial Ownership of Securities”. In addition, Mr. Haghighat has various direct and indirect ownership interests in Avertix Medical. Mr. Haghighat (i) beneficially owns and (A) directly holds 534,791 options to purchase Avertix Medical Common Stock (the “Haghighat Options”) and 53,209 shares of Avertix Medical Common Stock (the “Haghighat Held Shares”) and (B) indirectly holds 1,379,567 shares of Avertix Medical Common Stock directly held by an entity wholly owned and controlled by Mr. Haghighat (the “Haghighat Controlled Shares”) and (ii) has an indirect, passive and non-beneficial ownership investment interest in certain entities that hold 887,693 shares of Avertix Medical Common Stock (on a fully-diluted and as converted to common stock basis and assuming the cashless exercise of outstanding warrants to purchase shares of Avertix Medical Common Stock) (the “Haghighat Non-Controlled Shares”). We estimate that upon the consummation of the Business Combination, assuming a trading price of $10.00 per Class A Ordinary Share, the market value of (I) the Haghighat Options would be worth approximately $1,020,000, assuming the exercise of all of the Haghighat Options at Closing, with an aggregate exercise price of approximately $220,000, (II) the Haghighat Held Shares would be worth approximately $102,000 (III) Mr. Haghighat’s interest in the Haghighat Controlled Shares would be approximately $2,632,000 and (IV) the Haghighat Non-Controlled Shares would be worth approximately $772,000 based on Mr. Haghighat’s aggregate 46% economic interest in the entities holding the Haghighat Non-Controlled Shares. In the aggregate, we estimate the total value of Mr. Haghighat’s investment interest in Avertix Medical would be worth approximately $4,526,000 upon consummation of the Business Combination, based on the assumptions listed in the prior sentence. Assuming the exercise of all of the Haghighat Options at Closing, we estimate that Mr. Haghighat paid approximately $868,000 for his aggregate investment interest, based on (a) the aggregate exercise price of the Haghighat Options, (b) the price paid for the Haghighat Held Shares, (c) the price paid for the Haghighat Controlled Shares and (d) Mr. Haghighat’s pro rata portion of the price paid for the Haghighat Non-Controlled Shares based on his 46% economic interest in the entities holding the Haghighat Non-Controlled Shares. Due to his financial interests in the Sponsor and Avertix Medical, Mr. Haghighat has interests in and benefits, including economic benefit, arising from the completion of the Business Combination that are different from or in addition to (and which may conflict with) the interests of our Public Shareholders. In addition, Mr. Haghighat has a conflict of interests with respect to evaluating Avertix Medical as a target for a business combination, even though BIOS and Avertix Medical took action to avoid his potential influence on the business combination process, including Mr. Haghighat not being present at, or participating in, any BIOS Board meetings related to the Business Combination or participating in negotiations, deliberations or valuations regarding Avertix Medical on behalf of BIOS. For further information on Mr. Haghighat’s interests, please see the sections titled “Risk Factors—BIOS’ Chief Executive Officer, Chief Financial Officer and member of the Board of Directors has interests in, and will benefit from, the Business Combination which may be different from or in addition to (and which may conflict with) the interests of the BIOS stockholders,” and “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination”;

•

Steven Fletcher, an advisor to BIOS, is expected to serve on the New Avertix Medical Board of Directors following Closing. In the future, Mr. Fletcher will receive any cash fees, stock options, stock awards or other remuneration that New Avertix Medical’s board of directors determines to pay him and any applicable compensation as described under the section titled “Executive and Director Compensation”;

•

the fact that Cantor paid $1,800,000 for 180,000 BIOS Placement Units, each of which is comprised of one Placement Share and one-half of one Placement Warrant, which is exercisable 30 days following the Closing for one Class A Ordinary Share at $11.50 per share; and there are no redemption rights or liquidating distributions from the trust account with respect to the Placement Shares, or Placement Warrants, which will expire worthless if BIOS does not consummate an initial business combination by December 7, 2023; and

•

the fact that each of BTIG, LLC and Mizuho Securities USA LLC will receive fees in connection with certain capital markets and financial advisory services provided to BIOS and Avertix Medical at the closing of the Business Combination.

The BIOS Board concluded that the potentially disparate interests would be mitigated because (i) most of these disparate interests would exist with respect to a business combination by BIOS with any other target business or businesses, and (ii) each of the Sponsor and Mr. Haghighat will hold equity interests in New Avertix Medical with value that, after the Closing, will be based on the future performance of New Avertix Medical Common Stock. In addition, BIOS’ independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the BIOS Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination. With respect to Mr. Haghighat’s conflicts of interest, once Avertix Medical was identified as a potential target company for the Business Combination, BIOS took action to avoid Mr. Haghighat’s potential influence on the business combination process, including Mr. Haghighat not being present at, or participating in, any BIOS Board meetings related to the Business Combination or participating in negotiations, deliberations or valuations regarding Avertix Medical on behalf of BIOS.

Based on its review of the foregoing considerations, the BIOS Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects the BIOS shareholders will receive as a result of the Business Combination. The BIOS Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

For more information about the factors the BIOS Board considered in evaluating and recommending the Business Combination to the BIOS shareholders, see sections titled “Proposal No. 1—The Business Combination Proposal—BIOS Board’s Reasons for the Approval of the Business Combination,” and “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine.”

Sponsor’s Beneficial Ownership of BIOS Prior to Closing

	Securities held by Sponsor	Sponsor Cost at BIOS’ Initial Public Offering
Class A Ordinary Shares	—		$—
Founder Shares	5,750,000
Placement Shares	380,000

Placement Warrants	190,000
Total		$

Sponsor’s Beneficial Ownership of New Avertix Medical Following the Closing

	Securities held by Sponsor at Closing		Value per Security as of , 2023		Sponsor Cost at Closing		Total Value
New Avertix Medical Common Stock Issued to Holders of Founder Shares and Placement Shares	6,130,000	(1)		$(2)		—
New Avertix Medical Placement Warrants	190,000			$(3)		—

Total					$		$

(1)

Includes the Total Sponsor Earnout Shares that are subject to vesting and forfeiture if the New Avertix Medical Common Stock does not meet certain price thresholds following the Closing Date pursuant to the Triggering Events. While unvested, the Sponsor will have full ownership rights to the Total Sponsor Earnout Shares, including the right to vote such shares. Assumes the Sponsor Loan is repaid in full rather than converted into Sponsor Loan Units.

(2)	Based on the closing price of the BIOS Public Shares on , 2023, which was $ .
(3)	Based on the closing price of the BIOS Public Warrants on , 2023, which was $ .

At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding BIOS or our securities, BIOS’ executive officers and directors, Avertix Medical and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of BIOS Ordinary Shares. In such transactions, the purchase price for the Class A Ordinary Shares will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Class A Ordinary Shares they acquire in such transactions. However, any Class A Ordinary Shares acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Shareholder Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. BIOS will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Class A Ordinary Shares for which BIOS has received redemption requests.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of BIOS and what may be best for a director’s personal interests when determining to recommend that Public Shareholders vote for the proposals. See the sections titled “Risk Factors,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest

and Waiver of Corporate Opportunity Doctrine” and “Beneficial Ownership of Securities” for more information and other risks.

Conflicts of Interest and Waiver of Corporate Opportunity Doctrine

Under Cayman Islands law, directors and officers of a Cayman Islands company owe certain duties to the company, including, but not limited to, the following fiduciary duties:

•	duty to act in good faith in what the director or officer bona fide believes to be in the best interests of the company as a whole;

•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;

•	duty of trusteeship of the company’s assets;

•	duty to disclose personal interest in contracts involving the company;

•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and

•	duty to not make secret profits from the directors’ office.

In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both (a) the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and (b) the general knowledge, skill and experience of that director.

As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. Mr. Ross Haghighat is on the BIOS Board, and BIOS’ Chief Executive Officer, and Chief Financial Officer, managing member of the Sponsor, as well as the Executive Chairman of Avertix Medical since April 2019, for further information on Mr. Haghighat’s interests, please see the sections titled “Risk Factors—BIOS’ Chief Executive Officer, Chief Financial Officer and member of the Board of Directors has interests in, and will benefit from, the Business Combination which may be different from or in addition to (and which may conflict with) the interests of the BIOS stockholders,” “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” and “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination.” However, in some instances, as here, what would otherwise be a breach of this duty can be forgiven or authorized in advance by the shareholders provided that there is full disclosure by the directors, and with your affirmative vote in favor of the Business Combination. In addition, this can be done by way of permission granted in the Existing Governing Documents or alternatively by shareholder approval at general meetings or by unanimous written resolution. As detailed below, the Existing Governing Documents provide such permission through a waiver of the corporate opportunities doctrine. The Existing Governing Documents provide that (a) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for our directors and officers, on the one hand, and us, on the other and (b) our directors and officers shall have no duty to communicate or offer any such corporate opportunity to us and shall not be liable to us for breach of any fiduciary duty as a member, director and/or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to us. We do not believe that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete the Business Combination.

While the Existing Governing Documents included the waiver of corporate opportunities as described in the preceding paragraph, our compliance with such provision did not affect or otherwise limit BIOS’ search for an acquisition target. Given the large target universe considered by BIOS’ management team, which included initial contact with more than 60 companies and non-disclosure agreements with approximately 18 companies, the BIOS Board does not believe that the other fiduciary duties or contractual obligations of BIOS’ officers and directors materially affected BIOS’ ability to source a potential business combination. Please see “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination” for more information about BIOS’ search for targets in the potential business combination.

In addition to those interests of certain persons in the Business Combination listed above, investors should also be aware of the following other conflicts of interest:

•

Our Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from the Sponsor or an affiliate of the Sponsor or any of our officers or directors to finance transaction costs in connection with the Business Combination. For more information on the affiliate financing arrangements in connection with the Business Combination, please see “Certain Relationships and Related Party Transactions—BIOS Related Party Transactions”;

•

The fact that Mr. Haghighat is, on the one hand, on the BIOS Board, BIOS’ Chief Executive Officer and Chief Financial Officer, and a managing member of the Sponsor, and on the other hand, has been the Executive Chairman of Avertix Medical since April 2019. The Sponsor beneficially owns all of the Founder Shares and 380,000 Placement Units. For further information on Mr. Haghighat’s beneficial ownership of BIOS outstanding equity, please see the section titled “Beneficial Ownership of Securities”. In addition, Mr. Haghighat has various direct and indirect ownership interests in Avertix Medical. Mr. Haghighat (i) beneficially owns and (A) directly holds 534,791 options to purchase Avertix Medical Common Stock (the “Haghighat Options”) and 53,209 shares of Avertix Medical Common Stock (the “Haghighat Held Shares”) and (B) indirectly holds 1,379,567 shares of Avertix Medical Common Stock directly held by an entity wholly owned and controlled by Mr. Haghighat (the “Haghighat Controlled Shares”) and (ii) has an indirect, passive and non-beneficial ownership investment interest in certain entities that hold 887,693 shares of Avertix Medical Common Stock (on a fully-diluted and as converted to common stock basis and assuming the cashless exercise of outstanding warrants to purchase shares of Avertix Medical Common Stock) (the “Haghighat Non-Controlled Shares”). We estimate that upon the consummation of the Business Combination, assuming a trading price of $10.00 per Class A Ordinary Share, the market value of (I) the Haghighat Options would be worth approximately $1,020,000, assuming the exercise of all of the Haghighat Options at Closing, with an aggregate exercise price of approximately $220,000, (II) the Haghighat Held Shares would be worth approximately $102,000 (III) Mr. Haghighat’s interest in the Haghighat Controlled Shares would be approximately $2,632,000 and (IV) the Haghighat Non-Controlled Shares would be worth approximately $772,000 based on Mr. Haghighat’s aggregate 46% economic interest in the entities holding the Haghighat Non-Controlled Shares. In the aggregate, we estimate the total value of Mr. Haghighat’s investment interest in Avertix Medical would be worth approximately $4,526,000 upon consummation of the Business Combination, based on the assumptions listed in the prior sentence. Assuming the exercise of all of the Haghighat Options at Closing, we estimate that Mr. Haghighat paid approximately $868,000 for his aggregate investment interest, based on (a) the aggregate exercise price of the Haghighat Options, (b) the price paid for the Haghighat Held Shares, (c) the price paid for the Haghighat Controlled Shares and (d) Mr. Haghighat’s pro rata portion of the price paid for the Haghighat Non-Controlled Shares based on his 46% economic interest in the entities holding the Haghighat Non-Controlled Shares. Due to his financial interests in the Sponsor and Avertix Medical, Mr. Haghighat has interests in and benefits, including economic benefit, arising from the completion of the Business Combination that are different from or in addition to (and which may conflict with) the interests of our Public Shareholders. In addition, Mr. Haghighat has a conflict of interests with respect to evaluating Avertix Medical as a target for a business combination, even though BIOS and Avertix Medical took action to avoid his potential influence on the business combination process, including Mr. Haghighat not being present at, or participating in, any BIOS Board meetings related to the Business Combination or participating in negotiations, deliberations or valuations regarding Avertix Medical on behalf of BIOS. For further information on Mr. Haghighat’s interests, please see the sections titled “Risk Factors—BIOS’ Chief Executive Officer, Chief Financial Officer and member of the Board of Directors has interests in, and will benefit from, the Business Combination which may be different from or in addition to (and which may conflict with) the interests of the BIOS stockholders,” “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination” and “Proposal No. 1—The Business Combination Proposal—Background of the Business Combination”; and

•

Mr. Haghighat is expected to serve on New Avertix Medical’s Board of Directors following Closing. In the future, Mr. Haghighat will receive any cash fees, stock options, stock awards or other remuneration that New Avertix Medical’s board of directors determines to pay him and any applicable compensation as described under the section titled “Executive and Director Compensation”, and certain unvested Avertix Medical Options held by Mr. Haghighat will vest upon the Closing.

The BIOS Board concluded that the potentially disparate interests would be mitigated because (i) most of these disparate interests would exist with respect to a business combination by BIOS with any other target business or businesses, and (ii) each of the Sponsor and Mr. Haghighat will hold equity interests in New Avertix Medical with value that, after the Closing, will be based on the future performance of New Avertix Medical Common Stock. In addition, BIOS’ independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the BIOS Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination. With respect to Mr. Haghighat’s conflicts of interest, once Avertix Medical was identified as a potential target company for the Business Combination, BIOS took action to avoid Mr. Haghighat’s potential influence on the business combination process, including Mr. Haghighat not being present at, or participating in, any BIOS Board meetings related to the Business Combination or participating in negotiations, deliberations or valuations regarding Avertix Medical on behalf of BIOS.

For more information about the factors the BIOS Board considered in evaluating and recommending the Business Combination to the BIOS shareholders, see “Proposal No. 1—The Business Combination Proposal—BIOS Board’s Reasons for the Approval of the Business Combination” and “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

Certain Other Interests in the Business Combination

In addition to the interests of BIOS’ directors and officers in the Business Combination, shareholders should be aware that Cantor has financial interests that are different from, or in addition to, the interests of our shareholders.

Cantor was the sole underwriter in the BIOS IPO, and, upon consummation of the Business Combination, Cantor is entitled to $9,800,000 of deferred underwriting commissions. Accordingly, if the Business Combination, or any other initial business combination, is not consummated by that time and BIOS is therefore required to be liquidated, Cantor will not receive any of the deferred underwriting commissions and such funds will be returned to BIOS’ Public Shareholders upon its liquidation.

Cantor therefore has an interest in BIOS completing a business combination that will result in the payment of the deferred underwriting commissions to Cantor as the underwriter of the BIOS IPO, which total $9,800,000. In considering approval of the Business Combination, our shareholders should consider the different roles of Cantor in light of the deferred underwriting commissions Cantor is entitled to receive if the Business Combination is consummated within 18 months of the closing of the BIOS IPO (or such later date as may be approved by BIOS’ shareholders).

Cantor also purchased 180,000 Placement Units for an aggregate of $1,800,000, each of which is comprised of one Placement Share and one half of one Placement Warrant. There are no redemption rights or liquidating distributions from the trust account with respect to Placement Shares, or Placement Warrants, which will expire worthless if BIOS does not consummate an initial business combination by December 7, 2023.

Moreover, each of BTIG, LLC and Mizuho Securities USA LLC has been engaged by BIOS to serve as placement agents in the PIPE Financing and to serve as financial and capital markets advisors in connection with the Business Combination.

Satisfaction of 80% Test

It is a requirement under the Existing Governing Documents and Nasdaq listing requirements that we complete one or more business combinations having an aggregate fair market value of at least eighty percent (80%) of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination.

As of the date of the execution of the Business Combination Agreement, the balance of funds in the Trust Account was approximately $238,600,000. In reaching its conclusion that the Business Combination meets the eighty percent (80%) test, the BIOS Board looked at Avertix Medical’s post-money enterprise value of approximately $195,000,000. In determining whether the post-money enterprise value represents the fair market value of Avertix Medical, the BIOS Board considered all of the factors described in the section titled “Proposal No. 1—The Business Combination Proposal—BIOS Board’s Reasons for the Approval of the Business Combination,” and the fact that the purchase price for Avertix Medical was the result of an arm’s length negotiation. As a result, the BIOS Board concluded that the fair market value of the businesses acquired was significantly in excess of eighty percent (80%) of the assets held in the Trust Account. In light of the financial background and experience of the members of our management team and the BIOS Board, the BIOS Board believes that the members of our management team and the board of directors are qualified to determine whether the Business Combination meets the eighty percent (80%) test. The BIOS Board did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the eighty percent (80%) test has been met.

Anticipated Accounting Treatment of the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as Avertix Medical has been determined to be the accounting acquirer, primarily due to the fact that Avertix Medical will control New Avertix Medical. Under this method of accounting, while BIOS is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Avertix Medical issuing stock for the net assets of BIOS, accompanied by a recapitalization. The net assets of BIOS will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Avertix Medical.

Exchange Listing

The Class A Ordinary Shares and BIOS Public Warrants are currently listed on the Nasdaq under the symbols “BIOS” and “BIOSW,” respectively. Certain of the Class A Ordinary Shares and BIOS Public Warrants currently trade as BIOS Public Units consisting of one underlying Class A Ordinary Share and one-half of one underlying redeemable warrant and are listed on the Nasdaq under the symbol “BIOSU.” The units will automatically separate into their component securities upon consummation of the Domestication and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “BioPlus Acquisition Corp.” to “Avertix Medical, Inc.” We intend to apply for listing, to be effective at the time of the Business Combination, of the New Avertix Medical Common Stock and the New Avertix Medical Public Warrants on Nasdaq under the proposed symbols “AVRT” and “AVRTW.”

Potential Purchases of Public Shares and/or Warrants

At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding BIOS or our securities, BIOS’ Initial Shareholders, Avertix Medical and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of BIOS Ordinary Shares. In such transactions, the purchase price for the Class A Ordinary Shares will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Class A Ordinary Shares they acquire in such transactions. However, any Class A Ordinary Shares acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Shareholder Meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. BIOS will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Class A Ordinary Shares for which BIOS has received redemption requests.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of BIOS and what may be best for a director’s personal interests when determining to recommend that Public Shareholders vote for the proposals. See the sections titled “Risk Factors,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Beneficial Ownership of Securities” for more information and other risks.

Sources and Uses of Funds for the Business Combination

The following tables summarize the sources and uses for funding the Business Combination, assuming (i) none of the Class A Ordinary Shares held by the Public Shareholders are redeemed in connection with the Business Combination and (ii) the maximum number of Class A Ordinary Shares that can be redeemed are redeemed, while still satisfying the Available Minimum Cash (“Maximum Redemptions”). Where actual amounts are not known or knowable, the figures below represent BIOS’ good faith estimate of such amounts. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”

(U.S. dollars in millions)	Assuming No Additional Redemptions(1)	Assuming Maximum Redemptions(2)
Sources
Cash and Investments Held in Trust Account(3)	$135	$59
Existing New Avertix Medical Stockholders Equity Rollover	$132	$132
Total Sources(4)	$267	$191
Uses
Existing New Avertix Medical Stockholders equity rollover(5)	$132	$132
Fees and Expenses	$24	$19	(6)
Cash to Balance Sheet	$111	$40
Total Uses	$267	$191

(1)	Assumes no additional redemptions from the Trust Account.
(2)

Assumes satisfaction of the Available Minimum Cash Condition such that 7,331,244 Class A Ordinary Shares outstanding are redeemed (or approximately 56% of Public Shares) for an aggregate payment of approximately $77,198,000 (based on the estimated per share redemption price of approximately $10.53 per share) from the Trust Account. Note that more Public Shareholders may redeem than assumed for the purposes of this scenario.

(3)	Cash held in the Trust Account as of March 31, 2023 (taking into account Extension Amendment Redemptions).
(4)	Assumes that no PIPE Financing is consummated prior to Closing.
(5)

Excludes the Total Avertix Medical Earnout Shares issuable in two (2) equal tranches during the Earnout Period, each contingent upon the occurrence of a Triggering Event or a change in control of New Avertix Medical during the seven (7) years following the Closing Date.

(6)	Assumes Sponsor Loan Units have been issued in lieu of repayment of the Sponsor Note and Extension Note.

Board and Management of New Avertix Medical Following the Business Combination

Following the Closing, the New Avertix Medical Board will be divided into three (3) classes and be composed of a total of seven (7) directors, and the parties to the Business Combination Agreement will take all necessary actions to cause the New Avertix Medical Board to consist of (i) Ross Haghighat, (ii) two (2) individuals designated by the Sponsor, and (iii) four (4) individuals designated by the board of directors of Avertix Medical, and ensure that a majority of the members of the New Avertix Medical Board as of immediately following the Closing qualifies as independent directors under the rules of Nasdaq. Additionally, the current Avertix Medical management team will move to New Avertix Medical in their current roles and titles.

Name; Headquarters of New Avertix Medical

Concurrently with the Domestication and immediately prior to the Closing, BIOS will file a certificate of incorporation with the Secretary of State of Delaware under the name Avertix Medical, Inc. and New Avertix Medical will continue to operate under the Avertix Medical tradename. New Avertix Medical’s headquarters will remain at 40 Christopher Way, Suite 201, Eatontown, NJ 07724.

Redemption Rights

Pursuant to the Existing Governing Documents, holders of Class A Ordinary Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any shareholder holding Class A Ordinary Shares may demand that BIOS redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was approximately $            per share as of                     , 2023, the record date for the meeting), calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, BIOS will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

As a holder of Class A Ordinary Shares, you will be entitled to receive cash for any Class A Ordinary Shares to be redeemed only if you:

(i)	hold Class A Ordinary Shares;

(ii)

submit a written request to Continental, BIOS’ transfer agent, in which you (i) request that BIOS redeem all or a portion of your Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)	deliver your Class A Ordinary Shares to Continental, BIOS’ transfer agent, physically or electronically through DTC.

Holders must complete the procedures for electing to redeem their Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern Time, on                     , 2023 (two (2) business days before initially scheduled date of the Shareholder Meeting), in order for their shares to be redeemed.

The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. If the Business Combination is not consummated, the Class A Ordinary Shares will be returned to the respective holder, broker or bank.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of BIOS that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated, this may result in an additional cost to shareholders for the return of their shares.

Any request for redemption, once made by a holder of Class A Ordinary Shares, may not be withdrawn following the Redemption Deadline, unless the BIOS Board determines (in its sole discretion) to permit such withdrawal of a redemption request (which it may do in whole or in part).

Any corrected or changed written exercise of redemption rights must be received by Continental, BIOS’ transfer agent, at least two (2) business days prior to initially scheduled date of the Shareholder Meeting. No request for redemption will be honored unless the holder’s Class A Ordinary Shares have been delivered (either physically or electronically) to Continental, BIOS’ transfer agent, prior to 5:00 p.m., Eastern Time, on                     , 2023 (two (2) business days before the initially scheduled date of the Shareholder Meeting).

Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in

Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of fifteen percent (15%) of the Class A Ordinary Shares included in the BIOS Public Units issued in the BIOS IPO, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than fifteen percent (15%) of the Class A Ordinary Shares included in the BIOS Public Units issued in the BIOS IPO, then any such shares in excess of that fifteen percent (15%) limit would not be redeemed for cash, without our prior consent.

The BIOS Initial Shareholders have, agreed to, among other things, vote all of their BIOS Ordinary Shares in favor of the proposals being presented at the Shareholder Meeting and waive their anti-dilution rights with respect to their Class B Ordinary Shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the Sponsors owns approximately thirty percent (30%) of the issued and outstanding BIOS Ordinary Shares. See “Proposal No. 1—The Business Combination Proposal—Related Agreements—Sponsor Agreement” for more information related to the Sponsor Agreement.

If the Business Combination is not approved or completed for any reason, then the Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, BIOS will promptly return any shares delivered by Public Shareholders.

The closing price of Class A Ordinary Shares on                     , 2023, the record date for the Shareholder Meeting, was $             per share. The cash held in the Trust Account on such date was approximately $             (net of taxes payable) (approximately $            per Class A Ordinary Share). Prior to exercising redemption rights, shareholders should verify the market price of Class A Ordinary Shares as they may receive higher proceeds from the sale of their Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. BIOS cannot assure its shareholders that they will be able to sell their Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Class A Ordinary Shares exercises his, her or its redemption rights, then he, she or it will be exchanging his, her or its Class A Ordinary Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption by delivering your share certificate (either physically or electronically) to BIOS’ transfer agent prior to the vote at the Shareholder Meeting, and the Business Combination is consummated.

For a discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Consequences of the Domestication and Redemption to Public Shareholders.” The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Vote Required for Approval

The Business Combination Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Shareholder Meeting.

The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Business Combination Proposal.

As of the date of this proxy statement/prospectus, the BIOS Initial Shareholders have agreed to vote any BIOS Ordinary Shares owned by them in favor of the Business Combination Proposal. As of the date hereof, the Sponsor owns approximately thirty percent (30%) of the issued and outstanding BIOS Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants.”

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as an ordinary resolution, that BIOS’ entry into the Business Combination Agreement and Plan of Reorganization, dated as of May 2, 2023 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among BIOS, Guardian Merger Subsidiary Corp., a Delaware corporation and a wholly owned subsidiary of BIOS (“Merger Sub”), and Avertix Medical, Inc., a Delaware corporation (“Avertix Medical”), and, solely with respect to Section 3.03(b) and Section 7.21 of the Business Combination Agreement, BioPlus Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of BIOS as an exempted company in the Cayman Islands and the transfer by way of continuation and domestication of BIOS as a corporation in the State of Delaware, Merger Sub will merge with and into Avertix Medical (the “Merger”), with Avertix Medical being the surviving corporation of the Merger (the “Surviving Company”), and as a result of which the Surviving Company will become a wholly owned subsidiary of BIOS, and the transactions contemplated thereby (collectively, the “Business Combination”), be approved, ratified and confirmed in all respects.

Recommendation of the BIOS Board

THE BIOS BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of BIOS’ directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of BIOS and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 2—THE DOMESTICATION PROPOSAL

Overview

BIOS is asking its shareholders to approve the Domestication Proposal. The BIOS Board has unanimously approved a change of BIOS’ jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. BIOS will file a notice of proposed change of name and registered office of BIOS with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which BIOS will be domesticated and continue as a Delaware corporation.

As a result of and upon the effective time of the Domestication, (1) each then-issued and outstanding Class A Ordinary Share will convert automatically, on a one-for-one basis, into a share of New Avertix Medical Common Stock, (2) each then-issued and outstanding Class B Ordinary Share will convert automatically, on a one-for-one basis, into a share of New Avertix Medical Common Stock, (3) each then-issued and outstanding BIOS Warrant will convert automatically into a New Avertix Medical Warrant, pursuant to the Warrant Agreement and (4) each then-issued and outstanding BIOS unit will be cancelled and will entitle the holder thereof to one share of New Avertix Medical Common Stock and one-half of one New Avertix Medical Warrant.

The Domestication Proposal, if approved, will approve a change of BIOS’ jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while BIOS is currently governed by the Companies Act, upon the Domestication, New Avertix Medical will be governed by the DGCL. Additionally, we note that BIOS is also asking its shareholders to approve the Charter Proposal (discussed below), which, if approved, will replace BIOS’ current memorandum and articles of association under the Companies Act with a new certificate of incorporation and bylaws of New Avertix Medical under the DGCL. The Proposed Governing Documents differ in certain material respects from the Existing Governing Documents, and we encourage shareholders to carefully consult the information set out below under “Proposal No. 3—The Charter Proposal,” and “Proposal No. 4—The Advisory Governing Documents Proposal,” the Existing Governing Documents of BIOS, the Proposed Organizational Documents of New Avertix Medical, attached hereto as Annex B and Annex C.

Reasons for the Domestication

Our board of directors believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, our board of directors believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation.

The board of directors of BIOS believes that there are several reasons why a reincorporation in Delaware is in the best interests of BIOS. As explained in more detail below, these reasons can be summarized as follows:

Prominence, Predictability, and Flexibility of Delaware Law. For many years, Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New Avertix Medical, its board of directors and management to make corporate decisions and take corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New Avertix Medical’s shareholders from possible abuses by directors and officers.

Increased Ability to Attract and Retain Qualified Directors. Reincorporation from the Cayman Islands to Delaware is attractive to directors, officers, and shareholders alike. New Avertix Medical’s incorporation in Delaware may make New Avertix Medical more attractive to future candidates for our board of directors, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws—especially those relating to director indemnification (as discussed below)—draw such qualified candidates to Delaware corporations. The BIOS Board therefore believes that providing the benefits afforded directors by Delaware law will enable New Avertix Medical to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for our shareholders from possible abuses by directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman Islands law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.

Expected Accounting Treatment of the Domestication

The Domestication is being proposed solely for the purpose of changing the legal domicile of BIOS. There will be no accounting effect or change in the carrying amount of the assets and liabilities of BIOS as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New Avertix Medical immediately following the Domestication will be the same as those of BIOS immediately prior to the Domestication.

Vote Required for Approval

The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Shareholder Meeting.

The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of holders of a majority of not less than two-thirds (2/3) of the votes cast by holders of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the Shareholder Meeting. In accordance with the Existing Governing Documents, only the holders of

Class B Ordinary Shares shall have the right to vote on the Domestication Proposal. Accordingly, if a valid quorum is established, a BIOS shareholder’s failure to vote by proxy or to vote at the extraordinary general meeting, abstentions and broker non-votes with regard to the Business Combination Proposal will have no effect on such proposal.

The Domestication Proposal is conditioned on the approval of each of the other proposals presented at the extraordinary general meeting. Therefore, if each of the other proposals presented at the extraordinary general meeting is not approved, the Domestication Proposal will have no effect, even if approved by holders of ordinary shares.

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as a special resolution of the holders of the Class B ordinary shares, that the Company be de-registered in the Cayman Islands pursuant to Article 188 of the Amended and Restated Articles of Association of the Company and be registered by way of continuation as a corporation in the State of Delaware pursuant to sections 206 and 207 of the Companies Act (as amended) of the Cayman Islands and section 388 of the Delaware General Corporation Law of the State of Delaware.”

Recommendation of the BIOS Board

THE BIOS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BIOS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.

The existence of financial and personal interests of BIOS’ directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of BIOS and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 3—THE CHARTER PROPOSAL

Overview

As discussed in this proxy statement/prospectus, BIOS is asking its shareholders to approve the Charter Proposal. Under the Business Combination Agreement, the approval of the Charter Proposal is also a condition to the consummation of the Business Combination.

Reasons for the Charter Proposal

BIOS shareholders are being asked to adopt the Proposed Certificate of Incorporation and Proposed Bylaws in the form attached hereto as Annex B and Annex C, respectively, to this proxy statement/prospectus, which, in the judgment of the BIOS Board, is necessary to adequately address the needs of New Avertix Medical following the Domestication and the consummation of the Business Combination.

For a summary of the key differences between the Existing Governing Documents under Cayman Islands law and the Proposed Governing Documents under the DGCL, please see “Proposal No. 4—The Advisory Governing Documents Proposals.” The summary is qualified in its entirety by reference to the full text of the Proposed Certificate of Incorporation, a copy of which is included as Annex B, and the full text of the Proposed Bylaws, a copy of which is included as Annex C to this proxy statement/prospectus.

Vote Required for Approval

The Charter Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Shareholder Meeting.

The approval of the Charter Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of a majority of not less than two-thirds (2/3) of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholders Meeting. In accordance with the Existing Governing Documents, only the holders of Class B Ordinary Shares shall have the right to vote on the Charter Proposal. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Charter Proposal.

As of the date of this proxy statement/prospectus, the BIOS Initial Shareholders have agreed to vote any BIOS Ordinary Shares owned by them in favor of the Charter Proposal. As of the date hereof, the Sponsor owns approximately thirty percent (30%) of the issued and outstanding BIOS Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants.”

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as a special resolution of the holders of Class B ordinary shares, that the amended and restated memorandum and articles of association of the Company currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation (a copy of which is attached to the proxy statement/prospectus as Annex B) and the proposed bylaws (a copy of which is attached to the proxy statement/prospectus as Annex C), including, without limitation, the authorization of the change in authorized share capital as indicated therein and the change of name to “Avertix Medical, Inc.”

Recommendation of the BIOS Board

THE BIOS BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

The existence of financial and personal interests of BIOS’ directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of BIOS and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 4(A)-(G)—THE ADVISORY GOVERNING DOCUMENTS PROPOSALS

Overview

BIOS is requesting that our shareholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions in the Proposed Certificate of Incorporation and Proposed Bylaws, which are separately being presented in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions. This separate vote is not otherwise required by Cayman Islands law separate and apart from the Charter Proposal, but pursuant to SEC guidance, BIOS is required to submit these provisions to our shareholders separately for approval. However, the shareholder vote regarding these proposals are advisory votes, and are not binding on BIOS or BIOS’ Board (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governing Documents Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, BIOS intends that the Proposed Certificate of Incorporation and Proposed Bylaws will take effect upon the Closing (assuming approval of the Charter Proposal). While the vote is non-binding, we highly value the opinions of our shareholders, and we intend to consider the outcome of this advisory vote in connection with future decisions regarding our corporate governance policies and practices.

Advisory Governing Documents Proposals

The following list sets forth a summary of the governance provisions applicable to the Advisory Governing Documents Proposals. This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation and Proposed Bylaws, a copy of each of which is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. All shareholders are encouraged to read the Proposed Certificate of Incorporation and Proposed Bylaws in their entirety for a more complete description of their terms.

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Advisory Governing Documents Proposal 4A—A proposal to modify the authorized share capital of BIOS from (i) 500,000,000 Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Class B Ordinary Shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 550,000,000 shares of New Avertix Medical Common Stock, par value $0.0001 per share and 5,000,000 shares of New Avertix Medical Preferred Stock, par value $0.0001 per share.

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Advisory Governing Documents Proposal 4B—A proposal to authorize the New Avertix Medical Board to issue any or all shares of New Avertix Medical Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Avertix Medical Board and as may be permitted by the Delaware General Corporation Law.

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Advisory Governing Documents Proposal 4C—A proposal to adopt the Court of Chancery of the State of Delaware as the exclusive forum for certain shareholder litigation and the federal district courts of the United States of America as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless New Avertix Medical consents in writing to the selection of an alternative forum.

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Advisory Governing Documents 4D—A proposal to require that any action required or permitted to be taken by the shareholders of New Avertix Medical must be effected at a duly called annual or special meeting of shareholders of New Avertix Medical and may not be effected by any written consent by such shareholders.

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Advisory Governing Documents Proposal 4E—A proposal to require that, subject to the rights of holders of preferred stock of Avertix Medical, any director or the entire New Avertix Medical Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a two-thirds (2/3) majority of the issued and outstanding capital stock of New Avertix Medical entitled to vote in the election of directors, voting together as a single class.

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Advisory Governing Documents Proposal 4F—A proposal to approve that the Proposed Certificate of Incorporation may be amended by shareholders in accordance with the voting standards set forth in Article VIII of the Proposed Certificate of Incorporation and the Proposed Bylaws may be amended by shareholders in accordance with the voting standards set forth in Article XIII of the Proposed Bylaws.

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Advisory Governing Documents Proposal 4G—A proposal to approve that the removal provisions in BIOS’ existing Amended and Restated Memorandum and Articles of Association related to BIOS’ status as a blank check company that will no longer apply upon the consummation of the Business Combination be approved.

Reasons for the Approval of the Advisory Governing Documents Proposals

The Proposed Certificate of Incorporation and Proposed Bylaws were each negotiated as part of the Business Combination Agreement. The Board’s reasons for proposing the Advisory Governing Documents Proposals are set forth below.

Advisory Governing Documents Proposal 4(A)—Changes in Share Capital

This amendment would modify the authorized share capital of BIOS from (i) 500,000,000 Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Class B Ordinary Shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 550,000,000 shares of New Avertix Medical Common Stock, par value $0.0001 per share and 5,000,000 shares of New Avertix Medical Preferred Stock, par value $0.0001 per share.

As of the date of this proxy statement/prospectus, there are 13,057,477 Class A Ordinary Shares issued and outstanding held by Public Shareholders, and 5,750,00 Founder Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there are outstanding an aggregate of 11,500,000 BIOS Public Warrants, and 560,000 Placement Units.

In connection with the Domestication, (i) each then-issued and outstanding Class A Ordinary Share and each Class B Ordinary Share of BIOS will convert automatically by operation of law, on a one-for-one basis, into a share of New Avertix Medical Common Stock and (ii) each then-issued and outstanding whole warrant of BIOS exercisable for one Class A Ordinary Share will automatically convert into a whole warrant exercisable for one share of New Avertix Medical Common Stock on the terms and conditions set forth in the Warrant Agreement. See “Proposal No. 2—The Domestication Proposal.”

In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time (i) each share of Avertix Medical Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Avertix Medical Common Stock issued in connection with the Warrant Settlement and Avertix Medical Preferred Stock Conversion) shall be canceled and converted into the right to receive (A) a number of shares of New Avertix Medical Common Stock equal to the Exchange Ratio (as defined below) and (B) the holder of such Avertix Medical Common Stock’s contingent right to receive such holder’s pro rata share of the Total Avertix Medical Earnout Shares, in each case, without interest; and (ii) each Avertix Medical Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether then vested or unvested, shall be assumed by Acquiror and converted into (x) an Exchanged Option equal to (A) the number of shares of Avertix Medical Common Stock subject to such option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share equal to (1) the exercise price per share of such Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio and (y) the holder of such Avertix Medical Option’s contingent right to receive such holder’s pro rata share of the Total Avertix Medical Earnout Shares. For additional information regarding the consideration payable under the Business Combination Agreement, see the section in this proxy statement/prospectus titled “Proposal No. 1—The Business Combination Proposal—Consideration to be Received in the Business Combination.”

In order to ensure that New Avertix Medical has sufficient authorized capital for future issuances, the BIOS Board has approved, subject to shareholder approval, that the Proposed Certificate of Incorporation of New

Avertix Medical change the authorized share capital of BIOS from (i) 500,000,000 Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Class B Ordinary Shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 550,000,000 shares of New Avertix Medical Common Stock, par value $0.0001 per share and 5,000,000 shares of New Avertix Medical Preferred Stock, par value $0.0001 per share. This amendment provides for the modification necessary to consummate the Business Combination and provides flexibility for future issuances of New Avertix Medical Common Stock, including for future acquisitions, capital raising transactions, stock dividends, issuances under the 2023 Plan and for any other proper corporate purpose, if determined by the New Avertix Medical Board to be in the best interests of New Avertix Medical without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance.

Advisory Governing Documents Proposal 4(B)—Authorization of the Board to Issue New Avertix Medical Preferred Stock

This amendment will authorize the New Avertix Medical Board to issue any or all shares of New Avertix Medical Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New Avertix Medical Board and as may be permitted by the DGCL. The BIOS Board believes that these shares of preferred stock will provide New Avertix Medical with needed flexibility to issue shares of New Avertix Medical Preferred Stock in the future in a timely manner and under circumstances the New Avertix Medical Board considers favorable without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance.

Issuing shares of preferred stock is a well-recognized and commonly employed financing tool that could be used by New Avertix Medical, instead of common stock or debt, to raise capital for future acquisitions or other business purposes. Having the flexibility to issue the full range of securities, including shares of common stock, preferred stock, debt and other securities, is crucial to ensuring that New Avertix Medical can competitively finance future acquisitions and other business needs with the same tools employed by its competitors. The issuance of New Avertix Medical Preferred Stock may, depending on market conditions, provide New Avertix Medical with a lower cost of capital than alternative means of financing, which, in turn, can positively affect earnings available to its common shareholders. In addition, time-sensitive and constantly changing capital markets make it virtually impossible for a company to delay an offering in order to obtain shareholder approval of specific terms of a series of preferred stock. Obtaining shareholder approval is a process that generally takes a minimum of six (6) to eight (8) weeks, as the required steps include setting a record date, preparing and delivering preliminary and final proxy materials, providing shareholders with time to review proxy materials, soliciting proxies, holding a meeting, tabulating results and filing a charter amendment. Since interest rates may change dramatically over a six (6)-to-eight (8)-week period, it would be highly unlikely for the terms of a preferred share offering (particularly the dividend rate) to remain static over the period required to obtain shareholder approval.

Authorized but unissued shares of New Avertix Medical Preferred Stock may enable the New Avertix Medical Board to render it more difficult or to discourage an attempt to obtain control of New Avertix Medical and thereby protect the continuity of or entrench its management, which may adversely affect the market price of New Avertix Medical Common Stock. If, in the due exercise of its fiduciary duties, for example, the New Avertix Medical Board was to determine that a takeover proposal was not in the best interests of New Avertix Medical, such preferred stock could be issued by the Board without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent shareholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the New Avertix Medical Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New Avertix Medical Board to issue the authorized shares of New Avertix Medical Preferred Stock without further approvals will enable New Avertix Medical to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New Avertix Medical currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares of New Avertix Medical Preferred Stock for such purposes.

Advisory Governing Documents Proposal 4(C)—Affirming the Court of Chancery of the State of Delaware as Exclusive Forum for Certain Shareholder Litigation and the U.S. Federal District Courts as Exclusive Forum for Proceedings Arising under the Securities Act

This amendment will provide that, unless otherwise consented to by New Avertix Medical in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of New Avertix Medical; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, shareholder or employee of New Avertix Medical to New Avertix Medical or its shareholders; (iii) any action or proceeding asserting a claim against New Avertix Medical or any director, officer, shareholder or employee of New Avertix Medical relating to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws of New Avertix Medical; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Certificate of Incorporation or the Proposed Bylaws of New Avertix Medical; (v) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against New Avertix Medical or any current or former director, officer, shareholder, or employee of New Avertix Medical governed by the internal affairs doctrine of the State of Delaware, in all cases to the fullest extent permitted by law and subject to the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) having personal jurisdiction over an indispensable party named as a defendant therein. The amendment will further provide that, unless otherwise consented to by New Avertix Medical in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in New Avertix Medical’s securities will be deemed to have notice of and consented to this provision.

We believe these provisions will benefit New Avertix Medical by limiting costly and time-consuming litigation in multiple forums regarding the same matter and by providing increased consistency in the application of applicable law. In addition, we believe that the Delaware courts are best suited to address disputes involving Delaware corporate law given that the company intends to incorporate in Delaware (pending approval of the Domestication Proposal discussed above), Delaware law generally applies to such matters, and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes to accelerate the timeline of legal decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides shareholders and New Avertix Medical with more predictability regarding the outcome of intra-corporate disputes. In addition, this amendment is intended to promote judicial fairness and avoid conflicting results, as well as make New Avertix Medical’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding multiple lawsuits in multiple jurisdictions regarding the same matter and potentially duplicative discovery. At the same time, we believe that New Avertix Medical should retain the ability to consent to an alternative forum on a case-by-case basis where New Avertix Medical determines that its interests and those of its shareholders are best served by permitting such a dispute to proceed in an alternative forum. However, these exclusive forum provisions may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Advisory Governing Documents Proposal 4(D)—Elimination of Provision Permitting Shareholder Action by Unanimous Written Consent

BIOS’ Existing Governing Documents permit shareholders to act by unanimous written resolution or to vote in person or, where proxies are allowed, by proxy at a general meeting of shareholders. This amendment eliminates the provision that permits action by unanimous written resolution, and requires that any action required or permitted to be taken by the shareholders of New Avertix Medical must be effected at a duly called annual or special meeting of shareholders of New Avertix Medical and may not be effected by any written consent by such shareholders. The Company believes that requiring shareholder action at a meeting ensures that the pros and cons of any proposed shareholder action will be able to be debated and discussed. For example, providing shareholders with the power to act by written consent would limit the New Avertix Medical Board’s ability to inform shareholders of its views on the matter in question as well as depriving shareholders of the opportunity for a real-time discussion over the pros and cons of any such action. In addition, action by unanimous written consent is generally impracticable for a public company.

Advisory Governing Documents Proposal 4(E)—Requirement That, in General, Directors May Only be Removed for Cause

BIOS’ Existing Governing Documents provide that, prior to the completion of an initial business combination, holders of a majority of the Class B Ordinary Shares may remove a member of the BIOS Board for any reason. Pursuant to this amendment, subject to the rights of holders of preferred stock, any director or the entire New Avertix Medical Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a two-thirds (2/3) majority of the issued and outstanding capital stock of New Avertix Medical entitled to vote in the election of directors, voting together as a single class.

The Proposed Certificate of Incorporation provides for a classified board of directors, such that only one class of directors is to be elected each year with directors serving staggered three (3)-year terms. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. Consistent with this statutory default under the DGCL, the Proposed Certificate of Incorporation will require that directors may only be removed for cause. The company believes that such a standard will, in conjunction with the classified nature of the New Avertix Medical Board, increase board continuity and the likelihood that experienced board members with familiarity of our business operations would serve on the New Avertix Medical Board at any given time. Requiring that directors may only be removed for cause may make it more difficult or expensive for a third-party to acquire control of New Avertix Medical without the approval of the New Avertix Medical Board.

Advisory Governing Documents Proposal 4(F)—Amendments to the Proposed Governing Documents

The Existing Governing Documents provide that certain amendments may only be made pursuant to a special resolution under the Cayman Islands Companies Act, which would require the affirmative vote of a majority of not less than two-thirds (2/3) of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at a shareholder meeting, or by unanimous written resolution, including amendments to (i) change BIOS’ name, (ii) alter or add to the articles of association, (iii) alter or add to the memorandum of association with respect to any objects, powers or other matters specified therein, and (iv) reduce BIOS’ share capital or any capital redemption reserve fund. The Proposed Certificate of Incorporation will allow for amendments by the affirmative vote of holders of a two-thirds (2/3) majority of the voting power of all the then-issued and outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, that (i) holders of shares of each class of common stock will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Proposed Certificate of Incorporation that relates solely to the terms of any outstanding preferred stock if the holders of such preferred stock are entitled to vote either separately or together as a class with the holders of one or more other such series, to vote thereon under the Proposed Certificate of Incorporation or under DGCL and (ii) certain amendments will require the affirmative vote of the holders of two-thirds (2/3) of the total voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, at a meeting of the shareholders called for that purpose. As set forth by the Proposed Certificate of Incorporation, such two-thirds (2/3) votes are required to amend provisions that relate, but are not limited, to (i) removal of directors and (ii) amendment provisions of the charter.

In addition, the Proposed Bylaws will allow for amendments with the approval of a majority of the New Avertix Medical Board or by the affirmative vote of holders of a two-thirds (2/3) majority of the then-outstanding shares of the capital stock of New Avertix Medical entitled to vote thereon, voting together as a single class. However, if two-thirds (2/3) of the New Avertix Medical Board has approved such amendment of any provisions of the Proposed Bylaws, then only the affirmative vote of the holder of at least a majority vote of the then-outstanding shares of the capital stock of New Avertix Medical entitled to vote thereon, voting together as a single class is required.

The company believes that the vote thresholds to amend the Proposed Certificate of Incorporation and Proposed Bylaws contemplated by Proposal 4(F) are more appropriate for a Delaware-incorporated public operating company with sponsor investors and are typical of governance provisions commonly included in the organizational documents of companies immediately following a transaction similar to the proposed Business Combination.

Advisory Governing Documents Proposal 4(G)—Elimination of Provisions Related to Our Status as a Blank Check Company

BIOS’ Existing Governing Documents contain various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to BIOS’ status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve BIOS and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and we believe it is the most appropriate period for New Avertix Medical following the Business Combination. In addition, certain other provisions in BIOS’ Existing Governing Documents require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation or merger has occurred. These provisions would cease to apply once the Business Combination is consummated.

Vote Required for Approval

Approval of each Advisory Governing Documents Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Advisory Governing Documents Proposals.

A vote to approve the Advisory Governing Documents Proposals is an advisory vote, and, therefore, is not binding on BIOS or BIOS’ Board. Accordingly, regardless of the outcome of the non-binding advisory vote, we intend that the Proposed Certificate of Incorporation and Proposed Bylaws, in the forms set forth on Annex B and Annex C, respectively, and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Charter Proposal. While the vote is non-binding, we highly value the opinions of our shareholders, and the New Avertix Medical Board intends to consider the outcome of this advisory vote in connection with future decisions regarding New Avertix Medical’s corporate governance policies and practices.

As of the date of this proxy statement/prospectus, the BIOS Initial Shareholders have agreed to vote any BIOS Ordinary Shares owned by them in favor of the Advisory Governing Documents Proposals. As of the date hereof, the Sponsor owns approximately thirty percent (30%) of the issued and outstanding BIOS Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants.”

Resolutions

The full text of the resolutions to be voted upon are as follows:

RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the authorized share capital of BIOS is modified from (i) 500,000,000 Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Class B Ordinary Shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share, to (ii) 550,000,000 shares of New Avertix Medical Common Stock, par value $0.0001 per share and 5,000,000 shares of New Avertix Medical Preferred Stock, par value $0.0001 per share.

RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the Avertix Medical board is authorized to issue any or all shares of Avertix Medical preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the Avertix Medical board and as may be permitted by the Delaware General Corporation Law.

RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the Court of Chancery of the State of Delaware will be the exclusive forum for certain shareholder litigation and the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, unless Avertix Medical consents in writing to the selection of an alternative forum.

RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that any action required or permitted to be taken by the shareholders of Avertix Medical must be effected at a duly called annual or special meeting of shareholders of Avertix Medical and may not be effected by any written consent by such shareholders.

RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that, subject to the rights of holders of preferred stock of Avertix Medical, any director or the entire Avertix Medical board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a two-thirds (2/3) majority of the issued and outstanding capital stock of Avertix Medical entitled to vote in the election of directors, voting together as a single class.

RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the proposed new certificate of incorporation may be amended by shareholders in accordance with the voting standards set forth in Article VIII of the proposed new certificate of incorporation and the proposed new bylaws may be amended by shareholders in accordance with the voting standards set forth in Article XIII of the proposed new bylaws.

RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the removal of provisions in BIOS’ existing amended and restated memorandum and articles of association related to its status as a blank check company that will no longer apply upon the consummation of the Business Combination be approved.

Recommendation of the BIOS Board

THE BIOS BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY GOVERNING DOCUMENTS PROPOSALS.

The existence of financial and personal interests of BIOS’ directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of BIOS and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 5—THE NASDAQ PROPOSAL

Overview

BIOS is asking its shareholders to approve by ordinary resolution the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (b). Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of twenty percent (20%) of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of twenty percent (20%) of the number of shares of Common Stock outstanding before the issuance of the stock or securities. Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control.

Pursuant to the Business Combination Agreement, we will issue to the Avertix Medical stockholders as consideration in the Business Combination up to                  shares of New Avertix Medical Common Stock. Because the number of shares of New Avertix Medical Common Stock we anticipate issuing as consideration in the Business Combination (1) will constitute more than twenty percent (20%) of our outstanding New Avertix Medical Common Stock and more than twenty percent (20%) of outstanding voting power prior to such issuance and (2) will result in a change of control of BIOS, we are required to obtain shareholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (b).

Effect of Proposal on Current Shareholders

If the Nasdaq Proposal is adopted, BIOS would issue shares representing more than twenty percent (20%) of the outstanding shares of our Ordinary Shares in connection with the Business Combination. The issuance of such shares would result in significant dilution to the BIOS shareholders and would afford such shareholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of BIOS. If the Nasdaq Proposal is adopted, assuming that                  shares of New Avertix Medical Common Stock are issued to the stockholders of Avertix Medical as consideration in the Business Combination, under the “no additional redemptions” scenario, upon completion of the Business Combination, the Public Shareholders would retain an ownership interest of approximately         % in New Avertix Medical, the Sponsor, as the sole holder of Founder Shares, will retain an ownership interest of approximately         % of New Avertix Medical, and the Avertix Medical stockholders will own approximately         % of New Avertix Medical. Under the “fifty percent (50%) of maximum redemptions” scenario, upon completion of the Business Combination, the Public Shareholders would retain an ownership interest of approximately         % in New Avertix Medical, the Sponsor will retain an ownership interest of approximately         % in New Avertix Medical, and the Avertix Medical stockholders will own approximately         % of New Avertix Medical. Under the “maximum redemptions” scenario, upon completion of the Business Combination, the Public Shareholders would retain an ownership interest of approximately         % in New Avertix Medical, the Sponsor will retain an ownership interest of approximately         % in New Avertix Medical, and the Public Shareholders will own approximately         % of New Avertix Medical.

For the ownership percentages presented above, the ownership percentages with respect to New Avertix Medical do not take into account (i) the issuance of any additional shares upon the closing of the Business Combination under the 2023 Plan or ESPP, (ii) any exercise of the BIOS Public Warrants or Placement Warrants to purchase New Avertix Medical Common Stock that will be outstanding immediately following the Effective Time and (iii) any shares of New Avertix Medical Common Stock underlying vested and unvested Avertix Medical Options that will be held by current equityholders of Avertix Medical immediately following the Effective Time, or (iv) the issuance of Total Avertix Medical Earnout Shares. For the “no additional redemptions” scenario, the ownership percentages presented above assume that none of the Public Shareholders will exercise their redemption rights upon the consummation of the Business Combination. For the “fifty percent

(50%) of maximum redemptions” scenario, the ownership percentages presented above assume that the Public Shareholders holding                  Class A Ordinary Shares will exercise their redemption rights upon the consummation of the Business Combination. For the “maximum redemptions” scenario, the ownership percentages presented above assume that the Public Shareholders holding                  Class A Ordinary Shares will exercise their redemption rights upon the consummation of the Business Combination. Assuming the issuance of all of the shares described in clauses (i), (ii) and (iii) above (including the shares underlying the BIOS Private Placement Warrants), the Sponsor would retain an ownership interest of approximately         %,         % and         % of New Avertix Medical under the “no additional redemptions,” “fifty percent (50%) of maximum redemptions” and “maximum redemptions” scenarios, respectively. If the actual facts are different from these assumptions, the percentage ownership retained by the Public Shareholders will be different. See “Unaudited Pro Forma Condensed Combined Financial Information.”

If the Nasdaq Proposal is not approved and we consummate the Business Combination on its current terms, BIOS would be in violation of Nasdaq Listing Rule 5635, which could result in the delisting of our securities from the Nasdaq Global Market. If Nasdaq delists our securities from trading on its exchange, we could face significant material adverse consequences, including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity with respect to our securities;

•

a determination that our shares are a “penny stock,” which will require brokers trading in our securities to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage for the post-transaction company; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

It is a condition to the obligations of BIOS and Avertix Medical to close the Business Combination that the New Avertix Medical Common Stock remain listed on the Nasdaq Global Market. As a result, if the Nasdaq Proposal is not adopted, the Business Combination may not be completed unless this condition is waived.

Vote Required for Approval

The approval of the Nasdaq Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Nasdaq Proposal.

As of the date of this proxy statement/prospectus, the BIOS Initial Shareholders have agreed to vote any BIOS Ordinary Shares owned by them in favor of the Equity Incentive Plan Proposal. As of the date hereof, the Sponsor owns approximately thirty percent (30%) of the issued and outstanding BIOS Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants.”

Resolution

The full text of the resolution to be passed is as follows:

RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of Nasdaq Listing Rule 5635, the issuance of New Avertix Medical Common Stock pursuant to the Business Combination Agreement be approved.

Recommendation of the BIOS Board

THE BIOS BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of BIOS’ directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of BIOS and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 6—THE EQUITY INCENTIVE PLAN PROPOSAL

Overview

We are asking our shareholders to approve by ordinary resolution the 2023 Equity Incentive Plan (the “2023 Plan”) and the material terms thereunder. The BIOS Board approved the 2023 Plan, prior to the Shareholder Meeting, subject to shareholder approval at the Shareholder Meeting. The 2023 Plan will become effective as of Closing, subject to approval by the BIOS shareholders. If the 2023 Plan is adopted, no awards will be granted under the Angel Medical Systems 2019 Equity Incentive Plan following the Closing.

The 2023 Plan is described in more detail below. A copy of the 2023 Plan is attached to this proxy statement/prospectus as Annex E.

General Information

The purpose of the 2023 Plan is to provide a means whereby New Avertix Medical can secure and retain the services of employees, directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of New Avertix Medical and its affiliates and to provide a means by which such persons may be given an opportunity to benefit from increases in value of New Avertix Medical Common Stock through the granting of awards under the 2023 Plan.

Approval of the 2023 Plan by BIOS’ shareholders is required, among other things, in order to comply with stock exchange rules requiring shareholder approval of equity compensation plans and allow the grant of incentive stock options, RSU awards and other awards under the 2023 Plan. If the Equity Incentive Plan Proposal is approved by our shareholders, the 2023 Plan will become effective as of the date of the consummation of the Business Combination. In the event that our shareholders do not approve the Equity Incentive Plan Proposal, the 2023 Plan will not become effective.

New Avertix Medical’s equity compensation program, as implemented under the 2023 Plan, will allow New Avertix Medical to be competitive with comparable companies in its industry by giving it the resources to attract and retain talented individuals to achieve its business objectives and build shareholder value. It is critical to New Avertix Medical’s long-term success that the interests of employees and other service providers are tied to its success as “owners” of the business. Approval of the 2023 Plan will allow New Avertix Medical to grant stock options and other equity awards at levels it determines to be appropriate in order to attract new employees and other service providers, retain existing employees and service providers and to provide incentives for such persons to exert maximum efforts for New Avertix Medical’s success and ultimately increase shareholder value. The 2023 Plan allows New Avertix Medical to utilize a broad array of equity incentives with flexibility in designing equity incentives, including traditional stock option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, other stock awards and performance awards to offer competitive equity compensation packages in order to retain and motivate the talent necessary for New Avertix Medical.

If the request to approve the 2023 Plan is approved by our shareholders, a number of shares of New Avertix Medical Common Stock equal to the product of (i) twelve percent (12%), multiplied by (ii) the total number of shares of the Fully Diluted Common Stock (as defined in the 2023 Plan) determined as of immediately following the closing of the Business Combination will be available for grant under the 2023 Plan, subject to adjustment for specified changes in New Avertix Medical’s capitalization. The Company Options that are assumed as part of the Business Combination and converted into an option to purchase shares of New Avertix Medical Common Stock are not counted against the foregoing equity pool established by the 2023 Plan. In addition, as further described below under the section titled “Description of the 2023 Plan—Authorized Shares,” the share reserve is subject to annual increases each January 1 of up to four percent (4%) of the total number of shares of the Fully Diluted Common Stock (as defined in the 2023 Plan) outstanding on a fully diluted basis as of December 31 of the preceding year (or a lesser number determined by the New Avertix Medical Board). The BIOS Board believes this pool size is necessary to provide sufficient reserved shares for a level of grants that will attract, retain, and motivate employees and other participants.

Description of the 2023 Plan

A summary description of the material features of the 2023 Plan is set forth below. The following summary does not purport to be a complete description of all the provisions of the 2023 Plan and is qualified by reference to the 2023 Plan, a copy of which is attached to this proxy statement/prospectus as Annex E and incorporated by reference in its entirety. BIOS shareholders should refer to the 2023 Plan for more complete and detailed information about the terms and conditions of the 2023 Plan.

Eligibility. Any individual who is an employee of New Avertix Medical or any of its affiliates, or any person who provides services to New Avertix Medical or its affiliates, including members of the New Avertix Medical Board, is eligible to receive awards under the 2023 Plan at the discretion of the plan administrator. If this Proposal is approved by the shareholders, all                  of New Avertix Medical’s employees,                  non-employee directors and                  consultants (as of                 , 2023) will be eligible to receive awards following the consummation of the Business Combination.

Awards. The 2023 Plan provides for the grant of incentive stock options (“ISOs”), within the meaning of Section 422 of the Code to employees, including employees of any parent or subsidiary, and for the grant of nonstatutory stock options (“NSOs”), stock appreciation rights, restricted stock awards, restricted stock unit awards, performance awards and other forms of awards to employees, directors and consultants, including employees and consultants of New Avertix Medical’s affiliates.

Authorized Shares. Initially, the maximum number of shares of New Avertix Medical Common Stock that may be issued under the 2023 Plan after it becomes effective will not exceed a number of shares of New Avertix Medical Common Stock equal to the product of (i) twelve percent (12%), multiplied by (ii) the total number of shares of the Fully Diluted Common Stock determined as of immediately following the closing of the Business Combination (the “Share Reserve”). The Company Options that are assumed as part of the Business Combination and converted into options to purchase shares of New Avertix Medical Common Stock are not counted in the Share Reserve. In addition, the Share Reserve will automatically increase on January 1 of each year for a period of ten years, commencing on January 1, 2024 and ending on January 1, 2033, in an amount equal to (1) four percent (4%) of the total number of shares of the Fully Diluted Common Stock determined on December 31 of the preceding year, or (2) a lesser number of shares of New Avertix Medical Common Stock determined by the New Avertix Medical Board prior to January 1 of a given year. The maximum number of shares of New Avertix Medical Common Stock that may be issued on the exercise of ISOs under the 2023 Plan is equal to              shares. As of             , 2023, the Record Date, the closing price of Class A Ordinary Shares as reported on Nasdaq was $                 per share.

Shares subject to stock awards granted under the 2023 Plan that expire or terminate without being exercised or otherwise issued in full or that are paid out in cash rather than in shares do not reduce the Share Reserve. Shares withheld under a stock award to satisfy the exercise, strike or purchase price of a stock award or to satisfy a tax withholding obligation do not reduce the Share Reserve. If any shares of New Avertix Medical Common Stock issued pursuant to a stock award are forfeited back to or repurchased or reacquired by New Avertix Medical (1) because of the failure to meet a contingency or vest, (2) to satisfy the exercise, strike or purchase price of an award, or (3) to satisfy a tax withholding obligation in connection with an award, the shares that are forfeited or repurchased or reacquired will revert back to the Share Reserve and will again become available for issuance under the 2023 Plan.

Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid to any non-employee director with respect to any period commencing on the date of New Avertix Medical’s Annual Meeting of Shareholders for a particular year and ending on the day immediately prior to the date of the New Avertix Medical’s Annual Meeting of Shareholders for the next subsequent year, including awards granted under the 2023 Plan and cash fees paid to such non-employee director, will not exceed (1) $             in total value or (2) if such non-employee director is first appointed or elected to the New Avertix Medical Board during such annual period, $                     in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.

Plan Administration. The New Avertix Medical Board, or a duly authorized committee thereof, will administer the 2023 Plan and is referred to as the “plan administrator” herein. The New Avertix Medical Board may also delegate to one or more of New Avertix Medical’s officers the authority to, among other things, (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2023 Plan, the New Avertix Medical Board has the authority to determine award recipients, grant dates, the numbers and types of stock awards to be granted, the applicable fair market value and exercise price, and the provisions of each stock award, including the period of exercisability and the vesting schedule applicable to a stock award, subject to the limitations of the 2023 Plan.

Under the 2023 Plan, the New Avertix Medical Board also generally has the authority to effect, without the approval of shareholders but with the consent of any materially adversely affected participant, (1) the reduction of the exercise, purchase, or strike price of any outstanding option or stock appreciation right; (2) the cancellation of any outstanding option or stock appreciation right and the grant in substitution therefore of other awards, cash, or other consideration; or (3) any other action that is treated as a repricing under generally accepted accounting principles.

Stock Options. ISOs and NSOs are granted under stock option agreements approved by the plan administrator. The plan administrator determines the exercise price for stock options, within the terms and conditions of the 2023 Plan, provided that the exercise price of a stock option cannot be less than one hundred percent (100%) of the fair market value of a share of New Avertix Medical Common Stock on the date of grant. Options granted under the 2023 Plan vest at the rate specified in the stock option agreement as determined by the plan administrator.

The plan administrator determines the term of stock options granted under the 2023 Plan, up to a maximum of ten (10) years. Unless the terms of a participant’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Avertix Medical or any of New Avertix Medical’s affiliates ceases for any reason other than disability, death, or cause, the participant may generally exercise any vested options for a period of three months following the cessation of service. This period may be extended in the event that exercise of the option is prohibited by applicable securities laws. Unless the terms of a participant’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Avertix Medical or any of New Avertix Medical’s affiliates ceases due to death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary of the participant may generally exercise any vested options for a period of eighteen (18) months following the date of death. Unless the terms of a participant’s stock option agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Avertix Medical or any of New Avertix Medical’s affiliates ceases due to disability, the participant may generally exercise any vested options for a period of 12 months following the cessation of service. In the event of a termination for cause, options generally terminate upon the termination date. In no event may an option be exercised beyond the expiration of its term.

The plan administrator will determine the manner of payment of the exercise of a stock option, which may include (1) cash, check, bank draft or money order, (2) a broker-assisted cashless exercise, (3) the tender of shares of New Avertix Medical Common Stock previously owned by the participant, (4) a net exercise of the option if it is an NSO or (5) other legal consideration approved by the plan administrator.

Tax Limitations on ISOs. The aggregate fair market value, determined at the time of grant, of New Avertix Medical Common Stock with respect to ISOs that are exercisable for the first time by an award holder during any calendar year under all of New Avertix Medical’s stock plans may not exceed $100,000. Options or portions thereof that exceed such limit will generally be treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than ten percent (10%) of New Avertix Medical’s total combined voting power or that of any of New Avertix Medical’s parent or subsidiary corporations unless (1) the option exercise price is at least one hundred ten percent (110%) of the fair market value of the stock subject to the option on the date of grant and (2) the term of the ISO does not exceed five (5) years from the date of grant.

Restricted Stock Unit Awards. Restricted stock unit awards are granted under restricted stock unit award agreements approved by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock units awards, including vesting and forfeiture terms, as well as the manner of settlement, which may be by cash, delivery of shares of New Avertix Medical Common Stock, a combination of cash and shares of New Avertix Medical Common Stock, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement or by the plan administrator, restricted stock unit awards that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Restricted Stock Awards. Restricted stock awards are granted under restricted stock award agreements approved by the plan administrator. A restricted stock award may be awarded in consideration for cash, check, bank draft or money order, services to us, or any other form of legal consideration that may be acceptable to the plan administrator and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with New Avertix Medical ends for any reason, New Avertix Medical may reacquire any or all of the shares of New Avertix Medical Common Stock held by the participant that have not vested as of the date the participant terminates service with New Avertix Medical through a forfeiture condition or a repurchase right.

Stock Appreciation Rights. Stock appreciation rights are granted under stock appreciation right agreements approved by the plan administrator. The plan administrator determines the strike price for a stock appreciation right, which cannot be less than one hundred percent (100%) of the fair market value of New Avertix Medical Common Stock on the date of grant. A stock appreciation right granted under the 2023 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator. Stock appreciation rights may be settled in cash or shares of New Avertix Medical Common Stock or in any other form of payment, as determined by the plan administrator and specified in the stock appreciation right agreement.

The plan administrator determines the term of stock appreciation rights granted under the 2023 Plan, up to a maximum of ten (10) years. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Avertix Medical or any of its affiliates ceases for any reason other than cause, disability, or death, the participant may generally exercise any vested stock appreciation right for a period of three months following the cessation of service. This period may be further extended in the event that exercise of the stock appreciation right following such a termination of service is prohibited by applicable securities laws. Unless the terms of a participant’s stock appreciation rights agreement provide otherwise or as otherwise provided by the plan administrator, if a participant’s service relationship with New Avertix Medical or any of its affiliates ceases due to disability or death, or a participant dies within a certain period following cessation of service, the participant or a beneficiary may generally exercise any vested stock appreciation right for a period of twelve (12) months in the event of disability and 18 months in the event of death. In the event of a termination for cause, stock appreciation rights generally terminate immediately upon the occurrence of the event giving rise to the termination of the individual for cause. In no event may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards. The 2023 Plan permits the plan administrator to grant performance awards, which may be settled in stock, cash or other property. Performance awards may be structured so that the stock, cash or a combination of stock and cash will be issued or paid only following the achievement of certain pre-established performance goals during a designated performance period as determined by the plan administrator. Performance awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, New Avertix Medical Common Stock.

Other Stock Awards. The plan administrator may grant other awards based in whole or in part by reference to New Avertix Medical Common Stock. The plan administrator will set the number of shares under the stock award (or cash equivalent) and all other terms and conditions of such awards.

Changes to Capital Structure. In the event there is a specified type of change in the capital structure of New Avertix Medical, such as a stock split, reverse stock split, or recapitalization, appropriate adjustments will be made to (1) the class and maximum number of shares reserved for issuance under the 2023 Plan, (2) the class of shares by which the share reserve may increase automatically each year, (3) the class and maximum number of shares that may be issued on the exercise of ISOs (4) the class and number of shares and exercise price, strike price, or purchase price, if applicable, of all outstanding stock awards, and (5) the performance goals of any award if the change in the capital structure affects such goals.

Corporate Transactions. The following applies to stock awards under the 2023 Plan in the event of a Corporate Transaction (as defined in the 2023 Plan), unless otherwise provided in a participant’s stock award agreement or other written agreement with New Avertix Medical or one of its affiliates.

In the event of a Corporate Transaction, stock awards outstanding under the 2023 Plan may be assumed or continued, or substitute awards may be issued, by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by New Avertix Medical with respect to the stock award may be assigned to New Avertix Medical’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or issue substitute awards for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the Corporate Transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full (or, in the case of performance awards with multiple vesting levels depending on the level of performance, vesting will accelerate at one hundred percent (100%) of the target level unless otherwise provided in the award agreement) to a date prior to the effective time of the Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by New Avertix Medical with respect to such stock awards will lapse (contingent upon the effectiveness of the Corporate Transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction, except that any reacquisition or repurchase rights held by New Avertix Medical with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a Corporate Transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the holder would have received upon the exercise of the award (including, at the discretion of the plan administrator, any unvested portion of such award), over (ii) any per share exercise price payable by such holder, if applicable, provided that the plan administrator may also determine that the payment to be made to the such holder with respect to such award shall be made in the same form, at the same time and subject to the same conditions as the payments to be made to New Avertix Medical’s shareholders in connection with the Corporate Transaction to the extent permitted by Section 409A of the Code. If the amount so determined for any award is $0, then such award shall be automatically cancelled at the effective time for no consideration.

Change in Control. Awards granted under the 2023 Plan may be subject to acceleration of vesting and exercisability upon or after a change in control (as defined in the 2023 Plan) as may be provided in the applicable stock award agreement or in any other written agreement between us or any affiliate and the participant, but in the absence of such provision, no such acceleration will automatically occur.

Transferability. A participant may not transfer stock awards under the 2023 Plan other than by will, the laws of descent and distribution, or as otherwise provided under the 2023 Plan.

Recoupment. Awards granted under the 2023 Plan are subject to recoupment in accordance with any clawback policy adopted by the New Avertix Medical Board.

Plan Amendment or Termination. The New Avertix Medical Board has the authority to amend, suspend, or terminate the 2023 Plan at any time, provided that such action does not materially impair (within the meaning of the 2023 Plan) the existing rights of any participant without such participant’s written consent. Certain material amendments also require approval of the shareholders of New Avertix Medical. No ISOs may be granted after the tenth anniversary of the date that the BIOS Board adopts the 2023 Plan. No stock awards may be granted under the 2023 Plan while it is suspended or after it is terminated.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and New Avertix Medical with respect to participation in the 2023 Plan, which will not become effective until the date of the consummation of the Business Combination. No awards will be issued under the 2023 Plan prior to the date of the consummation of the Business Combination. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local and other tax consequences of the grant, exercise, vesting or settlement of an award or the disposition of stock acquired under the 2023 Plan. The 2023 Plan is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Tax Consequences to the Participants

Nonstatutory Stock Options. Generally, there is no taxation to the participant upon the grant of a NSO. Upon exercise, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the stock option over the exercise price. If the participant is employed by New Avertix Medical or one of its affiliates, that income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the stock option, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Incentive Stock Options. The 2023 Plan provides for the grant of stock options that are intended to qualify as “incentive stock options,” as defined in Section 422 of the Code. A participant generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the participant holds a share received upon exercise of an ISO for more than two years from the date the stock option was granted and more than one year from the date the stock option was exercised, which is referred to as the required holding period, then the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the exercise price paid by the participant for that share will be long-term capital gain or loss. If, however, a participant disposes of a share acquired upon exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, then the participant generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date of exercise of the stock option over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the stock option, the amount of ordinary income recognized by the participant will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the stock option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year. For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired upon exercise of an ISO exceeds the exercise price of the stock option generally will be an adjustment included in the participant’s alternative minimum taxable income for the year in which the stock option is exercised. If, however, there is a disqualifying disposition of the share in the year in which the stock option is exercised, there will be no adjustment for alternative minimum tax purposes with respect to that share. In computing alternative minimum taxable income, the tax basis of a share acquired upon exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the stock option is exercised.

Restricted Stock Awards. Generally, a participant who is granted a restricted stock award will recognize ordinary income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the participant in exchange for the stock. If, however, the stock is subject to restrictions constituting a substantial risk of forfeiture when it is received (for example, if the employee is required to work for a period of time in order to have the right to transfer or sell the stock), the participant generally will not recognize income until the restrictions constituting the substantial risk of forfeiture lapse, at which time the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the stock on the date of such lapse over any amount paid by the participant in exchange for the stock. A participant may, however, file an election with the Internal Revenue Service, within 30 days following the date of grant, to recognize ordinary income, as of the date of grant, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the participant for the stock. The participant’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock award will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the restrictions constituting a substantial risk of forfeiture lapse.

Restricted Stock Unit Awards. Generally, a participant who is granted a restricted stock unit award will recognize ordinary income at the time the stock is delivered equal to (i) the excess, if any, of the fair market value of the stock received over any amount paid by the participant in exchange for the stock or (ii) the amount of cash paid to the participant. The participant’s basis for the determination of gain or loss upon the subsequent disposition of shares acquired from a restricted stock unit award will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

Stock Appreciation Rights. Generally, a participant who is granted a stock appreciation right will recognize ordinary income equal to the fair market value of the stock or cash received upon such exercise.

Performance Awards and Other Stock Awards. Generally, a participant who is granted a performance award or other stock award will recognize ordinary income equal to the fair market value of the stock received over any amount paid by the participant in exchange for such stock, or the amount of cash paid to the participant.

Tax Consequences to New Avertix Medical

General. In each case described above, New Avertix Medical will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the participant with respect to the stock award at the same time the participant recognizes such ordinary income. New Avertix Medical’s ability to realize the benefit of any tax deductions depends on New Avertix Medical’s generation of taxable income as well as the requirement of reasonableness and the satisfaction of New Avertix Medical’s tax reporting obligations.

Compensation of Covered Employees. The ability of New Avertix Medical to obtain a deduction for amounts paid under the 2023 Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits New Avertix Medical’s ability to deduct compensation, for U.S. federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1 million.

Golden Parachute Payments. The ability of New Avertix Medical (or the ability of one of its subsidiaries) to obtain a deduction for future payments under the 2023 Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain “excess parachute payments” made in connection with a change in control of an employer-corporation.

New Plan Benefits

The awards, if any, that will be made to eligible persons under the 2023 Plan are subject to the discretion of the compensation committee of the New Avertix Medical Board. Therefore, New Avertix Medical cannot currently determine the benefits or number of shares subject to awards that may be granted in the future.

Registration with the SEC

If the 2023 Plan is approved by our shareholders and becomes effective, New Avertix Medical intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the 2023 Plan as soon as reasonably practicable after New Avertix Medical becomes eligible to use such form.

Vote Required for Approval

The approval of the Equity Incentive Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Equity Incentive Plan Proposal.

As of the date of this proxy statement/prospectus, the BIOS Initial Shareholders have agreed to vote any BIOS Ordinary Shares owned by them in favor of the Equity Incentive Plan Proposal. As of the date hereof, the Sponsor owns approximately thirty percent (30%) of the issued and outstanding BIOS Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants.”

Resolution

The full text of the resolution to be voted upon is as follows:

RESOLVED, as an ordinary resolution, that BIOS’ adoption of the 2023 Equity Incentive Plan be approved, ratified and confirmed in all respects.

Recommendation of the BIOS Board

THE BIOS BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of BIOS’ directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of BIOS and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 7—THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

We are asking our shareholders to approve by ordinary resolution and adopt the Employee Stock Purchase Plan (the “ESPP”) and the material terms thereunder. The BIOS Board approved the ESPP, prior to the Shareholder Meeting, subject to shareholder approval at the Shareholder Meeting. The ESPP will become effective as of Closing, subject to approval by the BIOS shareholders.

The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex F.

The purpose of the ESPP is to provide a means whereby New Avertix Medical can align the long-term financial interests of its employees with the financial interests of its stockholders. In addition, the BIOS Board believes that the ability to allow New Avertix Medical’s employees to purchase shares of New Avertix Medical’s Common Stock will help New Avertix Medical to attract, retain and motivate employees and encourage them to devote their best efforts to New Avertix Medical’s business and financial success. Approval of the ESPP by BIOS’ shareholders will allow New Avertix Medical to provide its employees with the opportunity to acquire an ownership interest in New Avertix Medical through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of New Avertix Medical’s stockholders.

General Information

The purpose of the ESPP is to provide a means whereby New Avertix Medical can align the long-term financial interests of its employees with the financial interests of its shareholders. In addition, the BIOS Board believes that the ability to allow employees to purchase shares of New Avertix Medical Common Stock following the consummation of the Business Combination will help New Avertix Medical to attract, retain, and motivate employees and encourage employees to devote their best efforts to New Avertix Medical’s business and financial success.

Approval of the ESPP by BIOS shareholders will allow New Avertix Medical to provide its employees with the opportunity to acquire an ownership interest in New Avertix Medical through their participation in the ESPP, thereby encouraging them to remain in service and more closely aligning their interests with those of New Avertix Medical’s shareholders.

Description of the ESPP

The material features of the ESPP are described below. The following description of the ESPP is a summary only. This summary is not a complete statement of the ESPP and is qualified in its entirety by reference to the complete text of the ESPP, a copy of which is attached hereto as Annex F and incorporated into this proxy statement/prospectus by reference. BIOS shareholders should refer to the ESPP for more complete and detailed information about the terms and conditions of the ESPP.

As stated above, the purpose of the ESPP is to provide a means by which eligible employees of New Avertix Medical and certain designated companies may be given an opportunity to purchase shares of New Avertix Medical Common Stock following the consummation of the Business Combination, to assist New Avertix Medical in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for New Avertix Medical’s success. The ESPP includes two components: a 423 Component and a Non-423 Component. New Avertix Medical intends that the share purchase rights under the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. The share purchase rights under the Non-423 Component will not qualify as options that are subject to Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the New Avertix Medical Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Share Reserve. Following the consummation of the Business Combination, the maximum number of shares of New Avertix Medical Common Stock that may be issued under the ESPP will not exceed the number of shares of New Avertix Medical Common Stock equal to one percent (1%) of the Fully Diluted Common Stock (as defined in the ESPP) determined as of immediately following the closing of the Business Combination, subject to adjustment for specified changes in the Combined Company’s capitalization. Additionally, the number of shares of New Avertix Medical Common Stock reserved for issuance under the ESPP will automatically increase on January 1 of each year for a period of up to ten years, beginning on January 1, 2024 and continuing through and including January 1, 2033, by an amount equal to one percent (1%) of the total number of shares of the Fully Diluted Common Stock determined on December 31 of the preceding year. Notwithstanding the foregoing, the New Avertix Medical Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares. Shares issuable under the ESPP may be shares of authorized but unissued or reacquired New Avertix Medical Common Stock, including shares purchased by New Avertix Medical on the open market. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will not reduce the number of shares available for issuance under the ESPP. As of                 , 2023, the Record Date, the closing price of Common Stock as reported on Nasdaq was $             per share.

Administration. The New Avertix Medical Board, or a duly authorized committee thereof, will administer the ESPP.

Eligibility. New Avertix Medical employees and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with New Avertix Medical or one of its affiliates for more than 20 hours per week and more than five months per calendar year or (2) continuous employment with New Avertix Medical or one of its affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, the New Avertix Medical Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If this Proposal is approved by the BIOS shareholders, all the                  employees of New Avertix Medical and its related corporations (as of                 , 2023) will be eligible to participate in the ESPP following the consummation of the Business Combination. An employee may not be granted rights to purchase stock under the 423 Component of the ESPP (a) if such employee immediately after the grant would own stock (including stock issuable upon exercise of all such employee’s purchase rights) possessing five percent (5%) or more of the total combined voting power or value of all classes of New Avertix Medical Common Stock or (b) to the extent that such rights would accrue at a rate that exceeds $25,000 worth of New Avertix Medical Common Stock for each calendar year that the rights remain outstanding. The New Avertix Medical Board may approve different eligibility rules for the Non-423 Component.

Offerings. The 423 Component of the ESPP is intended to qualify as an employee stock purchase plan under Section 423 of the Code. The administrator may specify offerings under the 423 Component with a duration of not more than 27 months and may specify one or more shorter purchase periods within each offering. For the Non-423 Component, the administrator may specify offerings, and purchase periods within each offering, as determined by the administrator. Each offering will have one or more purchase dates on which shares of New Avertix Medical Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the other terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of New Avertix Medical Common Stock on any purchase date during the offering period is less than or equal to the fair market value of a share of New Avertix Medical Common Stock on the first day of the offering period, then that offering will terminate immediately, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately after such purchase date.

A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP.

Payroll Deductions. The ESPP permits participants to purchase shares of New Avertix Medical Common Stock through payroll deductions, subject to such limitations as the administrator specifies. The administrator may limit a participant’s payroll deductions to a certain percentage or amount of pay, or by limiting the number of shares that may be purchased during the offering.

Purchase Price. Unless otherwise determined by the administrator, the purchase price of the shares will be eighty-five percent (85%) of the lesser of the fair market value of New Avertix Medical Common Stock on the first day of an offering or on the applicable date of purchase.

Withdrawal. Participants may withdraw from an offering by delivering a withdrawal form to New Avertix Medical and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, New Avertix Medical will distribute to the employee such employee’s accumulated but unused contributions without interest (unless otherwise required by law), and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.

Termination of Employment. A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by New Avertix Medical or any of its parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, New Avertix Medical will distribute to the participant such participant’s accumulated but unused contributions, without interest (unless otherwise required by law).

Corporate Transactions. In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue, or substitute for the outstanding purchase rights, the offering in progress will be shortened and a new purchase date will be set. The participants’ purchase rights will be exercised on the new purchase date and such purchase rights will terminate immediately thereafter.

Amendment and Termination. The New Avertix Medical Board has the authority to amend, suspend, or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of the shareholders of New Avertix Medical. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. The ESPP will remain in effect until terminated by the New Avertix Medical Board in accordance with the terms of the ESPP.

U.S. Federal Income Tax Consequences

The following is a summary of the principal U.S. federal income tax consequences to participants and New Avertix Medical with respect to participation in the ESPP. This summary is not intended to be exhaustive and does not discuss the income tax laws of any local, state or foreign jurisdiction in which a participant may reside. The information is based upon current U.S. federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any participant may depend on such participant’s particular situation, each participant should consult the participant’s tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of a purchase right or the sale or other disposition of New Avertix Medical Common Stock acquired under the ESPP. The ESPP is not qualified under the provisions of Section 401(a) of the Code and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended. New Avertix Medical’s ability to realize the benefit of any tax deductions described below depends on New Avertix Medical’s generation of taxable income, the requirement of reasonableness, the deduction limits under Section 162(m) of the Code and the satisfaction of tax reporting obligations.

423 Component. Rights granted under the 423 Component of the ESPP are intended to qualify for favorable U.S. federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under the provisions of Section 423 of the Code.

A participant will be taxed on amounts withheld for the purchase of shares New Avertix Medical Common Stock as if such amounts were actually received. Otherwise, no income will be taxable to a participant as a result of the granting or exercise of a purchase right until a sale or other disposition of the acquired shares. The taxation upon such sale or other disposition will depend upon the holding period of the acquired shares.

If the shares are sold or otherwise disposed of more than two years after the beginning of the offering period and more than one year after the shares are transferred to the participant, then the lesser of the following will be treated as ordinary income: (i) the excess of the fair market value of the shares at the time of such sale or other disposition over the purchase price; or (ii) the excess of the fair market value of the shares as of the beginning of the offering period over the purchase price (determined as of the beginning of the offering period). Any further gain or any loss will be taxed as a long-term capital gain or loss.

If the shares are sold or otherwise disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the shares on the purchase date over the purchase price will be treated as ordinary income at the time of such sale or other disposition. The balance of any gain will be treated as capital gain. Even if the shares are later sold or otherwise disposed of for less than their fair market value on the purchase date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the shares on such purchase date. Any capital gain or loss will be short-term or long-term, depending on how long the shares have been held.

There are no U.S. federal income tax consequences to New Avertix Medical by reason of the grant or exercise of rights under the 423 Component. New Avertix Medical is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant for shares sold or otherwise disposed of before the expiration of the holding periods described above.

Non-423 Component. A participant will be taxed on amounts withheld for the purchase of shares of New Avertix Medical Common Stock as if such amounts were actually received. Under the Non-423 Component, at the time of exercise of the purchase rights, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the underlying stock on the date of exercise of the purchase right over the purchase price. Such income will be subject to withholding taxes. The participant’s tax basis in those shares will be equal to their fair market value on the date of exercise of the purchase right, and the participant’s capital gain holding period for those shares will begin on the day after they are transferred to the participant.

There are no U.S. federal income tax consequences to New Avertix Medical by reason of the grant of rights under the Non-423 Component. New Avertix Medical is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant at the time of exercise of the purchase rights.

New Plan Benefits

Participation in the ESPP is voluntary and each eligible employee will make such employee’s own decision regarding whether and to what extent to participate in the ESPP. Therefore, BIOS cannot currently determine the benefits or number of shares subject to purchase rights and a new plan benefits table is thus not provided.

Vote Required for Approval

The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Employee Stock Purchase Plan Proposal.

As of the date of this proxy statement/prospectus, the BIOS Initial Shareholders have agreed to vote any BIOS Ordinary Shares owned by them in favor of the Employee Stock Purchase Plan Proposal. As of the date hereof, the Sponsor owns approximately thirty percent (30%) of the issued and outstanding BIOS Ordinary Shares and have not purchased any Public Shares but may do so at any time subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants.”

Resolution

The full text of the resolution to be voted upon is as follows:

RESOLVED, as an ordinary resolution, that BIOS’ adoption of the New Avertix Medical 2023 Employee Stock Purchase Plan be approved, ratified and confirmed in all respects.

The existence of financial and personal interests of BIOS’ directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of BIOS and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled

“Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

Recommendation of the BIOS Board

THE BIOS BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

The existence of financial and personal interests of BIOS’ directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of BIOS and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 8—THE DIRECTOR ELECTION PROPOSAL

Overview

The BIOS Board is currently divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to BIOS’ first annual meeting of shareholders) serving a three-year term.

Assuming the Conditions Precedent Proposals are approved, we are asking the holders of Class B Ordinary Shares to approve by ordinary resolution a proposal to elect seven directors to be divided into three classes, effective upon the Closing, with each director having a three-year term that expires at New Avertix Medical’s annual meeting of shareholders held in the first, second or third year following the year of their election, or in each case until their respective successors are duly elected and qualified, or until their earlier death, resignation, retirement or removal (the “Director Election Proposal”).

Director Nominees

As contemplated by the Business Combination Agreement, the New Avertix Medical Board following consummation of the transaction will be as follows:

•	Ross Haghighat;

•	Steven Fletcher;

•	Timothy Moran;

•	Thomas P. Mendell;

•	Robin Smith;

•	Joseph Berardo, Jr.; and

•	a person to be designated by BioPlus Sponsor LLC (which will be subject to BIOS’s prior written consent).

For more information on the experience of each of these director nominees, please see the section titled “Management of New Avertix Medical Following the Business Combination” of this proxy statement/prospectus.

Vote Required for Approval

The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. In accordance with the Existing Governing Documents, only the holders of the Class B Ordinary Shares are entitled to vote on the Director Election Proposal. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Director Election Proposal.

As of the date of this proxy statement/prospectus, the BIOS Initial Shareholders have agreed to vote any BIOS Ordinary Shares owned by them in favor of the Director Election Proposal. As of the date hereof, the Sponsor owns approximately thirty percent (30%) of the issued and outstanding BIOS Ordinary Shares and has not purchased any Public Shares but may do so at any time subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants.”

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as an ordinary resolution of the holders of Class B ordinary shares, that effective as of the Closing of the Business Combination, the New Avertix Medical Board shall consist of no more than seven

directors, and that Ross Haghighat, Steven Fletcher, Timothy Moran, Thomas P. Mendell, Robin Smith, Joseph Berardo, Jr. and                      be and are hereby elected as directors and serve on the New Avertix Medical Board until the expiration of their respective terms and until their respective successors are duly elected and qualified.”

Recommendation of the BIOS Board

THE BIOS BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL

The existence of financial and personal interests of BIOS’ directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of BIOS and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 9—THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the BIOS Board to submit a proposal to adjourn the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals presented at the extraordinary general meeting.

In no event will BIOS solicit proxies to adjourn the Shareholder Meeting or consummate the Business Combination beyond the date by which it may properly do so under its amended and restated memorandum and articles of association and Cayman Islands law. The purpose of the Adjournment Proposal is to provide more time for the Sponsor, BIOS and/or their respective affiliates to make purchases of public shares or other arrangements that would increase the likelihood of obtaining a favorable vote on such proposal and to meet the requirements that are necessary to consummate the Business Combination. See the section titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination.”

For the avoidance of doubt, if put forth at the Shareholder Meeting, the Adjournment Proposal will be the first and only proposal voted on and none of the Business Combination Proposal, the Domestication Proposal, the Charter Proposal, the Advisory Governing Documents Proposals, the Nasdaq Proposal, the Equity Incentive Plan Proposal, the Employee Stock Purchase Plan Proposal or the Director Election Proposal will be submitted to the BIOS shareholders for a vote.

Consequences if the Adjournment Proposal is Not Approved

If an Adjournment Proposal is presented at the extraordinary general meeting and is not approved by the shareholders, the BIOS Board may not be able to adjourn the extraordinary general meeting to a later date. In such event, the Business Combination would not be completed.

Resolution

The full text of the resolution to be voted upon is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the extraordinary general meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of one or more proposals at the extraordinary general meeting be approved in all respects.”

Vote Required for Approval

The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by holders of the issued BIOS Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as a vote cast at the extraordinary general meeting.

As of the date of this proxy statement/prospectus, the BIOS Initial Shareholders have agreed to vote any BIOS Ordinary Shares owned by them in favor of the Employee Stock Purchase Plan Proposal. As of the date hereof, the Sponsor owns approximately thirty percent (30%) of the issued and outstanding BIOS Ordinary Shares and have not purchased any Public Shares but may do so at any time subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants.”

Recommendation of the BIOS Board

THE BIOS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BIOS SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of BIOS’ directors and officers may result in a conflict of interest on the part of one or more of the directors between what he, she or they may believe is in the best interests of BIOS and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DOMESTICATION AND REDEMPTION TO PUBLIC SHAREHOLDERS

The following discussion is a summary of certain U.S. federal income tax considerations (i) for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) of the Domestication, (ii) for Holders of Class A Ordinary Shares that elect to have such shares redeemed for cash if the business combination is completed and (iii) for Non-U.S. Holders relating to the ownership and disposition of New Avertix Medical Common Stock and New Avertix Medical Warrants after the Domestication. This section applies only to Holders that hold their BIOS Securities as “capital assets” for U.S. federal income tax purposes (generally, property held for investment). For purposes of this discussion, because the components of a BIOS unit generally are separable at the option of the Holder, the Holder of a BIOS unit generally should be treated, for U.S. federal income tax purposes, as the owner of the underlying Class A Ordinary Share and BIOS Warrant components of the BIOS unit. Accordingly, the separation of a BIOS unit into the Class A Ordinary Share and the one-half of one BIOS Warrant underlying the BIOS unit generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the Internal Revenue Service (“IRS”) would not assert, or that a court would not sustain, a contrary position. Holders of BIOS Securities are urged to consult their tax advisors concerning the U.S. federal, state, local and any non-U.S. tax consequences of the transactions contemplated by the Domestication and the Business Combination (including any redemption of the New Avertix Medical Common Stock) with respect to any Class A Ordinary Shares and BIOS Warrants held through BIOS units (including alternative characterizations of BIOS units).

This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. Further, this discussion does not describe the U.S. federal income tax consequences to holders of Class B Ordinary Shares. Additionally, this discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including any alternative minimum tax provisions, the special accounting rules under Section 451(b) of the Code, the “Medicare” tax on certain investment income or the U.S. federal income tax consequences to Holders that are subject to special rules under U.S. federal income tax law, such as:

•	financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules with respect to the BIOS Securities;

•	tax-exempt entities;

•	pension plans;

•	individual retirement or other tax-deferred accounts;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	S corporations;

•	regulated investment companies or real estate investment trusts;

•	entities or arrangements treated as partnerships for U.S. federal income tax purposes;

•	U.S. expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent (5%) or more (by vote or value) of Class A Ordinary Shares (except as specifically provided below);

•	the Sponsor or its affiliates, officers or directors;

•	persons that acquired their BIOS Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	persons that hold their BIOS Securities as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds BIOS Securities, the tax treatment of such partnership and a person treated as a partner of such partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships holding any BIOS Securities and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Domestication and the exercise of redemption rights with respect to their Class A Ordinary Shares.

This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.

We have not sought, and do not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE DOMESTICATION, THE EXERCISE OF REDEMPTION RIGHTS WITH RESPECT TO THE CLASS A ORDINARY SHARES AND THE OWNERSHIP AND DISPOSITON OF NEW AVERTIX MEDICAL COMMON STOCK AND NEW AVERTIX MEDICAL WARRANTS BY NON-U.S. HOLDERS. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS, THE OWNERSHIP AND DISPOSITION OF NEW AVERTIX MEDICAL COMMON STOCK AND NEW AVERTIX MEDICAL WARRANTS AND THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

As used herein, a “U.S. Holder” is a beneficial owner of a Class A Ordinary Share or a BIOS Warrant (each, a “BIOS Security”) who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Tax Effects of the Domestication on U.S. Holders

Generally

The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.

Under Section 368(a)(1)(F) of the Code, a reorganization includes a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). To effect the Domestication, BIOS will deregister under the Companies Act (As Revised) of the Cayman Islands and will domesticate under Section 388 of the Delaware General Corporation Law, pursuant to which BIOS’ jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware and, as a result of which (i) each BIOS Class A ordinary share will automatically convert into a share of New Avertix Medical Common Stock, (ii) each Class B Ordinary Share will automatically convert into a share of New Avertix Medical Common Stock and (iii) each outstanding BIOS Warrant will become a New Avertix Medical Warrant.

BIOS intends for the Domestication to qualify as an F Reorganization, and in the opinion of Cooley LLP the Domestication will qualify as an F Reorganization. The remainder of this disclosure assumes that the Domestication will qualify as an F Reorganization. However, there can be no assurance that the IRS will not take positions concerning the tax consequences of the Domestication that are inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.

Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of BIOS Securities generally should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided below under the sections titled “—Effects of Section 367(b) to U.S. Holders of Class A Ordinary Shares” and “—PFIC Considerations,” and the Domestication should be treated for U.S. federal income tax purposes as if BIOS (i) transferred all of its assets and liabilities to New Avertix Medical in exchange for all of the outstanding common stock and warrants of New Avertix Medical; and (ii) then distributed the common stock and warrants of New Avertix Medical to the holders of securities of BIOS in liquidation of BIOS. The taxable year of BIOS will be deemed to end on the date of the Domestication.

Subject to the discussion below under the section titled “—PFIC Considerations,” if the Domestication fails to qualify as an F Reorganization, a U.S. Holder of BIOS Securities generally would recognize gain or loss with respect to its BIOS Securities in an amount equal to the difference, if any, between the fair market value of the corresponding common stock and warrants of New Avertix Medical received in the Domestication and the U.S. Holder’s adjusted tax basis in its BIOS Securities surrendered.

Basis and Holding Period Considerations

Assuming the Domestication qualifies as an F Reorganization, subject to the discussion below under the section titled “—PFIC Considerations,” (i) the tax basis of a share of New Avertix Medical Common Stock or a New Avertix Medical Warrant received by a U.S. Holder in the Domestication will equal the U.S. Holder’s tax basis in the Class A Ordinary Share or BIOS Warrant surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder as a result of Section 367(b) of the Code (as discussed below) and (ii) the holding period for a share of New Avertix Medical Common Stock or a New Avertix Medical Warrant received by a U.S. Holder will include such U.S. Holder’s holding period for the Class A Ordinary Share or BIOS Warrant surrendered in exchange therefor.

Shareholders who hold different blocks of BIOS Securities (generally, BIOS Securities purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them, and the discussion above does not specifically address all of the consequences to U.S. Holders who hold different blocks of BIOS Securities.

If the Domestication fails to qualify as an F Reorganization, the U.S. Holder’s basis in the common stock and warrants of New Avertix Medical would be equal to the fair market value of such common stock and warrants of New Avertix Medical on the date of the Domestication, and such U.S. Holder’s holding period for such common stock and warrants of New Avertix Medical would begin on the day following the date of the Domestication.

Effects of Section 367(b) to U.S. Holders of Class A Ordinary Shares

The following section assumes that the Domestication will qualify as an F reorganization for U.S. federal income tax purposes.

Section 367(b) of the Code applies to certain transactions involving foreign corporations, including a domestication of a foreign corporation in a transaction that qualifies as an F Reorganization. Subject to the discussion below under the section titled “—PFIC Considerations,” Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise be tax-deferred. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication.

(a) U.S. Holders Who Own 10 Percent or More (By Vote or Value) of BIOS Shares

Subject to the discussion below under the section titled “—PFIC Considerations,” a U.S. Holder who beneficially owns (actually or constructively) ten percent (10%) or more of the total combined voting power of all classes of BIOS shares entitled to vote or ten percent (10%) or more of the total value of all classes of BIOS shares (a “10% U.S. Shareholder”) on the date of the Domestication must include in income as a dividend deemed paid by BIOS the “all earnings and profits amount” attributable to the Class A Ordinary Shares it directly owns within the meaning of Treasury Regulations under Section 367(b) of the Code. A U.S. Holder’s ownership of BIOS Warrants will be taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a 10% U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Class A Ordinary Shares is the net positive earnings and profits of BIOS (as determined under Treasury Regulations under Section 367 of the Code) attributable to such Class A Ordinary Shares (as determined under Treasury Regulations under Section 367(b) of the Code) but without regard to any gain that would be realized on a sale or exchange of such Class A Ordinary Shares. Treasury Regulations under Section 367(b) of the Code provide that the “all earnings and profits amount” attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a block of stock (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.

BIOS does not expect to have significant, if any, cumulative net earnings and profits on the date of the Domestication. If BIOS’ cumulative net earnings and profits through the date of the Domestication is less than or equal to zero, then a 10% U.S. Shareholder should not be required to include in gross income an “all earnings and profits amount” with respect to its Class A Ordinary Shares. However, the determination of earnings and profits is a complex determination and may be impacted by numerous factors. It is possible that the amount of BIOS’ cumulative net earnings and profits could be positive through the date of the Domestication, in which case a 10% U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend deemed paid by BIOS under Treasury Regulations under Section 367(b) as a result of the Domestication.

(b) U.S. Holders Who Own Less Than 10% (By Vote and Value) of BIOS Shares

Subject to the discussion below under the section titled “—PFIC Considerations,” a U.S. Holder whose Class A Ordinary Shares have an aggregate fair market value of $50,000 or more and who, on the date of the

Domestication, is not a 10% U.S. Shareholder generally will recognize gain (but not loss) with respect to its Class A Ordinary Shares in the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder’s Class A Ordinary Shares as described below.

Subject to the discussion below under the section titled “—PFIC Considerations,” unless such a U.S. Holder makes the “all earnings and profits election” as described below, such U.S. Holder generally must recognize gain (but not loss) with respect to its Class A Ordinary Shares in an amount equal to the excess of the fair market value of the New Avertix Medical Common Stock received in the Domestication over the U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares deemed surrendered in exchange therefor. Subject to the discussion below under the caption heading “—PFIC Considerations,” such gain should be capital gain, and should be long-term capital gain if the U.S. Holder has held the Class A Ordinary Shares for longer than one year. Long-term capital gains of non-corporate taxpayers generally are subject to tax at preferential rates under current law. U.S. Holders who hold different blocks of Class A Ordinary Shares (generally, Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income as a deemed dividend paid by BIOS the “all earnings and profits amount” attributable to its Class A Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things:

i.	a statement that the Domestication is a Section 367(b) exchange (within the meaning of the applicable Treasury Regulations);

ii.	a complete description of the Domestication;

iii.	a description of any stock, securities or other consideration transferred or received in the Domestication;

iv.	a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

v.

a statement that the U.S. Holder is making the election that includes (A) a copy of the information that the U.S. Holder received from BIOS establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s Class A Ordinary Shares and (B) a representation that the U.S. Holder has notified BIOS (or New Avertix Medical) that the U.S. Holder is making the election; and

vi.	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.

In addition, the election must be attached by an electing U.S. Holder to such U.S. Holder’s timely filed U.S. federal income tax return for the year including the Domestication, and the U.S. Holder must send notice of making the election to BIOS or New Avertix Medical no later than the date such tax return is filed.

BIOS does not expect to have significant, if any, cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that BIOS had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its Class A Ordinary Shares, and thus could be required to include that amount in income as a deemed dividend deemed paid by BIOS under applicable Treasury Regulations as a result of the Domestication.

EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING AN ELECTION TO INCLUDE IN INCOME THE “ALL EARNINGS AND PROFITS AMOUNT” ATTRIBUTABLE TO ITS CLASS A ORDINARY SHARES UNDER SECTION 367(b) OF THE CODE AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH AN ELECTION.

A U.S. Holder who is not a 10% U.S. Shareholder and whose Class A Ordinary Shares have an aggregate fair market value of less than $50,000 on the date of the Domestication generally should not be required to recognize any gain or loss or include any part of the “all earnings and profits amount” in income under Section 367 of the Code in connection with the Domestication. However, such U.S. Holder may be subject to taxation under the PFIC rules as discussed below under the section titled “—PFIC Considerations.”

Tax Consequences for U.S. Holders of BIOS Warrants

Assuming the Domestication qualifies as an F Reorganization, subject to the considerations described under the section titled “—Effects of Section 367(b) to U.S. Holders of Class A Ordinary Shares—U.S. Holders Who Own 10 Percent or More (By Vote or Value) of BIOS Shares” above relating to a U.S. Holder’s ownership of BIOS Warrants being taken into account in determining whether such U.S. Holder is a 10% U.S. Shareholder for purposes of Section 367(b) of the Code, and the considerations described below under the section titled “—PFIC Considerations” relating to the PFIC rules, a U.S. Holder of BIOS Warrants generally should not be subject to U.S. federal income tax with respect to the exchange of its BIOS Warrants for New Avertix Medical Warrants in the Domestication.

Following the Domestication, holders of New Avertix Medical Warrants will hold Warrants to acquire New Avertix Medical Common Stock. The terms of each New Avertix Medical Warrant will provide for an adjustment to the number of shares of New Avertix Medical Common Stock for which the New Avertix Medical Warrant may be exercised or to the exercise price of the New Avertix Medical Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. Nevertheless, a U.S. Holder of New Avertix Medical Warrants may be treated as receiving a constructive distribution from New Avertix Medical if, for example, the adjustment increases the holder’s proportionate interest in New Avertix Medical’s assets or earnings and profits (e.g., through an increase in the number of shares of New Avertix Medical Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrants), including as a result of a distribution of cash or other property to the holders of shares of New Avertix Medical Common Stock which is taxable as a distribution to the holders of such shares. Any constructive distribution received by a U.S. Holder of New Avertix Medical Warrants would be subject to tax in the same manner as if such U.S. Holder received a cash distribution from New Avertix Medical equal to the fair market value of such increased interest. Generally, a U.S. Holder’s adjusted tax basis in its Warrant would be increased to the extent any such constructive distribution is treated as a dividend for tax purposes.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.

PFIC Considerations

Regardless of whether the Domestication qualifies as an F Reorganization (and, if the Domestication qualifies as an F Reorganization, in addition to the discussion under the section titled “—Effects of Section 367(b) to U.S. Holders of Class A Ordinary Shares” above), the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code if BIOS is a PFIC.

(a) Definition of a PFIC

A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least seventy-five percent (75%) of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least twenty-five percent (25%) of the shares by value, is passive income or (ii) at least fifty percent (50%) of its assets in a taxable year (generally determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least twenty-five percent (25%) of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually. Pursuant to a “startup exception,” a foreign corporation will not be a PFIC for the first taxable year the foreign corporation has gross income (the “startup year”) if (1) no predecessor of the foreign corporation was a PFIC; (2) the foreign corporation satisfies the IRS that it will not be a PFIC for either of the first two (2) taxable years following the startup year; and (3) the foreign corporation is not in fact a PFIC for either of those years.

(b) PFIC Status of BIOS

Based upon the composition of its income and assets, and upon a review of its financial statements, BIOS believes that it likely will not be eligible for the startup exception and therefore likely has been a PFIC since its first taxable year and will likely be considered a PFIC for the taxable year which ends as a result of the Domestication.

(c) Effects of PFIC Rules on the Domestication

Even if the Domestication qualifies as an F Reorganization, Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging warrants of a PFIC for newly issued warrants in connection with a domestication transaction) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations would require gain recognition by U.S. Holders of Class A Ordinary Shares and BIOS Warrants as a result of the Domestication if:

•	BIOS were classified as a PFIC at any time during such U.S. Holder’s holding period in such Class A Ordinary Shares or BIOS Warrants; and

•

the U.S. Holder had not timely made (a) a QEF Election (as defined below) for the first taxable year in which the U.S. Holder owned such Class A Ordinary Shares or in which BIOS was a PFIC, whichever is later (or a QEF Election along with a purging election), or (b) an MTM Election (as defined below) with respect to such Class A Ordinary Shares. Currently, applicable Treasury Regulations provide that neither a QEF Election nor an MTM Election can be made with respect to warrants.

The tax on any such recognized gain would be imposed based on a complex set of computational rules designed to offset the tax deferral with respect to the undistributed earnings of BIOS. Under these rules:

•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Class A Ordinary Shares or BIOS Warrants;

•

the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which BIOS was a PFIC, will be taxed as ordinary income;

•

the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year (described in the third bullet above) of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code. Under these proposed Treasury Regulations, if the gain recognition rule applies to a disposition of PFIC stock, and Section 367(b) of the Code requires a U.S. Holder to recognize gain or include an amount in income as a deemed dividend deemed paid by BIOS as discussed above under the section titled “—Effects of Section 367(b) to U.S. Holders of Class A Ordinary Shares,” the gain realized on the transfer is taxable under the PFIC rules, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under these rules is taxable as provided under Section 367(b) of the Code.

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code may be adopted or how any such final Treasury Regulations would apply. Therefore, U.S. Holders of Class A Ordinary Shares that have not made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election (each as defined below) may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Domestication with respect to their Class A Ordinary Shares and BIOS Warrants under the PFIC rules in the manner set forth above. A U.S. Holder that made a timely and effective QEF Election (or a QEF Election along with a purging election) or an MTM Election with respect to its Class A Ordinary Shares is referred to herein as an “Electing Shareholder” and a U.S. Holder that is not an Electing Shareholder is referred to herein as a “Non-Electing Shareholder.”

The application of the PFIC rules to U.S. Holders of BIOS Warrants is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a BIOS Warrant) to acquire the stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that the QEF Election does not apply to options and no MTM Election (as defined below) is currently available with respect to options. Therefore, it is possible that the proposed Treasury Regulations if finalized in their current form would apply to cause gain recognition on the exchange of BIOS Warrants for New Avertix Medical Warrants pursuant to the Domestication.

Any gain recognized by a Non-Electing Shareholder of Class A Ordinary Shares or a U.S. Holder of BIOS Warrants as a result of the Domestication pursuant to the PFIC rules would be taxable income to such U.S. Holder, taxed under the PFIC rules in the manner set forth above, with no corresponding receipt of cash.

As noted above, the Domestication could be a taxable event under the PFIC rules regardless of whether the Domestication qualifies as an F Reorganization if BIOS is considered a PFIC. If the Domestication fails to qualify as an F Reorganization, absent a QEF Election (or a QEF Election along with a purging election) or an MTM Election, a U.S. Holder would be taxed under the PFIC rules in the manner set forth above.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE EFFECTS OF THE PFIC RULES ON THE DOMESTICATION, INCLUDING THE IMPACT OF ANY PROPOSED OR FINAL TREASURY REGULATIONS.

(a) QEF Election and Mark-to-Market Election

The impact of the PFIC rules on a U.S. Holder of Class A Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat BIOS as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Class A Ordinary Shares during which BIOS qualified as a PFIC (a “QEF Election”) or, if in a later taxable year, the U.S. Holder made a QEF Election along with a purging election. A purging election creates a deemed sale of the U.S. Holder’s Class A Ordinary Shares at their then fair market value and requires the U.S. Holder to recognize gain pursuant to the purging election subject to the special PFIC tax and interest charge rules described above. As a result of any such purging election, the U.S. Holder would increase the adjusted tax basis in its Class A Ordinary Shares by the amount of the gain recognized and, solely for purposes of the PFIC rules, would have a new holding period in its Class A Ordinary Shares. U.S. Holders are urged to consult their tax advisors as to the application of the rules governing purging elections to their particular circumstances.

A U.S. Holder’s ability to make a timely and effective QEF Election (or a QEF Election along with a purging election) with respect to BIOS is contingent upon, among other things, the provision by BIOS of a “PFIC Annual Information Statement” to such U.S. Holder. BIOS will endeavor to provide PFIC Annual Information Statements, upon written request, to U.S. Holders of Class A Ordinary Shares with respect to each taxable year for which BIOS determines it is (or has been) a PFIC. There is no assurance, however, that BIOS will timely provide such information. As discussed further above, a U.S. Holder is not able to make a QEF Election with respect to BIOS Warrants under applicable final Treasury Regulations. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to its Class A Ordinary Shares. As a result, such an Electing Shareholder generally should not recognize gain or loss as a result of the Domestication except to the extent described under “—Effects of Section 367(b) to U.S. Holders of Class A Ordinary Shares” and subject to the discussion above under “—Tax Effects of the Domestication on U.S. Holders,” but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of BIOS, whether or not such amounts are actually distributed.

The impact of the PFIC rules on a U.S. Holder of Class A Ordinary Shares may also depend on whether the U.S. Holder has made a mark-to-market election under Section 1296 of the Code. U.S. Holders who hold (actually or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is “marketable stock” (generally, stock that is regularly traded on a national securities exchange that is registered with the SEC) (an “MTM Election”). No assurance can be given that the Class A Ordinary Shares are (or have been) considered to be marketable stock for purposes of the MTM Election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders generally will not be subject to the special taxation rules of Section 1291 of the Code discussed herein with respect their Class A Ordinary Shares in connection with the Domestication. Instead, in general, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Class A Ordinary Shares at the end of its taxable year over its adjusted tax basis in its Class A Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted tax basis in its Class A Ordinary Shares over the fair market value of its Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of income previously included as a result of the MTM Election). The U.S. Holder’s basis in its Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Class A Ordinary Shares will be treated as ordinary income. However, if the MTM Election was not made by a U.S. Holder with respect to the first taxable year of its holding period for the PFIC stock, then the Section 1291 rules discussed above will apply to certain dispositions of, distributions on and other amounts taxable with respect to Class A Ordinary Shares, including in connection with the Domestication. An MTM Election is not available with respect to warrants, including the BIOS Warrants.

THE RULES DEALING WITH PFICS ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS IN ADDITION TO THOSE DESCRIBED ABOVE, INCLUDING THE APPLICATION OF THE RULES ADDRESSING OVERLAPS IN THE PFIC RULES AND THE SECTION 367(b) RULES AND THE RULES RELATING TO CONTROLLED FOREIGN CORPORATIONS. ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION, WHETHER A QEF ELECTION (OR A QEF ELECTION ALONG WITH A PURGING ELECTION), AN MTM ELECTION OR ANY OTHER ELECTION IS AVAILABLE OR HAS BEEN MADE, WHETHER AND HOW ANY OVERLAP RULES APPLY, THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION OR OVERLAP RULE AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Tax Effects to U.S. Holders of Exercising Redemption Rights

Generally

The U.S. federal income tax consequences to a U.S. Holder of Class A Ordinary Shares that exercises its redemption rights with respect to its Class A Ordinary Shares to receive cash in exchange for all or a portion of such shares will depend on whether the redemption qualifies as a sale of such shares under Section 302 of the Code. If the redemption qualifies as a sale of such shares by a U.S. Holder, the tax consequences to such U.S. Holder are as described below under the section titled “—Taxation of Redemption Treated as a Sale of Class A Ordinary Shares.” If the redemption does not qualify as a sale of Class A Ordinary Shares, a U.S. Holder will be treated as receiving a corporate distribution with the tax consequences to such U.S. Holder as described below under the section titled “ —Taxation of Redemption Treated as a Distribution.”

Whether a redemption of Class A Ordinary Shares qualifies for sale treatment will depend largely on the total number of BIOS stock treated as held by the redeeming U.S. Holder before and after the redemption (including any stock constructively owned by the U.S. Holder as a result of owning BIOS Warrants relative to all of the BIOS shares outstanding both before and after the redemption. The redemption of BIOS Class ordinary shares generally will be treated as a sale of Class A Ordinary Shares (rather than as a corporate distribution) if the redemption (1) is “substantially disproportionate” with respect to the U.S. Holder, (2) results in a “complete termination” of the U.S. Holder’s interest in BIOS or (3) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a U.S. Holder takes into account not only shares of BIOS stock actually owned by the U.S. Holder, but also shares of BIOS stock that are constructively owned by it under certain attribution rules set forth in the Code. A U.S. Holder may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any shares that the holder has a right to acquire by exercise of an option, which would generally include BIOS Class A ordinary shares which could be acquired pursuant to the exercise of BIOS Warrants.

In order to meet the substantially disproportionate test, the percentage of BIOS’ outstanding voting shares actually and constructively owned by the U.S. Holder immediately following the redemption of Class A Ordinary Shares must, among other requirements, be less than eighty percent (80%) of the percentage of BIOS’ outstanding voting shares actually and constructively owned by the U.S. Holder immediately before the redemption (taking into account both redemptions by other holders of Class A Ordinary Shares and the Class A Ordinary Shares to be issued pursuant to the Business Combination). There will be a complete termination of a U.S. Holder’s interest if either (1) all of the shares of BIOS stock actually and constructively owned by the U.S. Holder are redeemed or (2) all of the shares of BIOS stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of shares owned by certain family members and the U.S. Holder does not constructively own any other shares of BIOS stock (including any shares constructively owned by the U.S. Holder as a result of owning BIOS Warrants). The redemption of Class A Ordinary Shares will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in BIOS. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in BIOS will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation where such shareholder exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of Class A Ordinary Shares will be treated as a corporate distribution to the redeemed U.S. Holder and the tax effects to such a U.S. Holder will be as described below under the section entitled “—Taxation of Redemption Treated as a Distribution.” After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed BIOS Class A ordinary shares will be added to the U.S. Holder’s adjusted tax basis in its remaining New Avertix Medical shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its BIOS Warrants or possibly in other BIOS shares constructively owned by it.

Taxation of Redemption Treated as a Distribution

If the redemption of a U.S. Holder’s Class A Ordinary Shares is treated as a corporate distribution, as discussed above under the section entitled “—Generally,” the amount of cash received in the redemption generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from BIOS’ current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of BIOS’ current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A Ordinary Shares. Any remaining excess will be treated as gain realized on the sale of Class A Ordinary Shares and will be treated as described below under the section entitled “—Taxation of Redemption Treated as a Sale of BIOS Class A Ordinary Shares.”

Taxation of Redemption Treated as a Sale of Class A Ordinary Shares

If the redemption of a U.S. Holder’s Class A Ordinary Shares is treated as a sale, as discussed above under the section entitled “—Generally,” a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received in the redemption and the U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares redeemed. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Ordinary Shares so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

U.S. Holders who hold different blocks of Class A Ordinary Shares purchased or acquired on different dates or at different prices) should consult their tax advisors to determine how the above rules apply to them.

ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF CLASS A ORDINARY SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Information Reporting and Backup Withholding

Payments of cash to a U.S. Holder as a result of the redemption of Class A Ordinary Shares be subject to information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and the U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

Non-U.S. Holders

As used herein, a “Non-U.S. Holder” is a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of a BIOS Security who or that is not a U.S. Holder.

Effects of the Domestication to Non-U.S. Holders

The Domestication is not expected to result in any U.S. federal income tax consequences to Non-U.S. Holders of BIOS Securities.

Tax Consequences to Non-U.S. Holders Exercising Redemption Rights

This section is addressed to Non-U.S. Holders of Class A Ordinary Shares that elect to have such shares for cash pursuant to the redemption rights described above in the section entitled “Tax Consequences to Non-U.S. Holders Exercising Redemption Rights.”

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Class A Ordinary Shares pursuant to the redemption rights generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s Class A Ordinary Shares, as described above under “Tax Effects to U.S. Holders of Exercising Redemption Rights.”

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of a redemption of its Class A Ordinary Shares (whether treated as a sale or a dividend), unless the gain or income is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder), in which case, unless an applicable income tax treaty provides otherwise, the Non-U.S. Holder will generally be subject to the same treatment as a U.S. Holder with respect to the redemption, and a corporate Non-U.S. Holder may be subject to the branch profits tax at a thirty percent (30%) rate (or lower rate as may be specified by an applicable income tax treaty).

Ownership and Disposition of New Avertix Medical Common Stock and New Avertix Medical Warrants by a Non-U.S. Holder after the Domestication

The following describes U.S. federal income tax considerations relating to the ownership and disposition of New Avertix Medical Common Stock and New Avertix Medical Warrants by a Non-U.S. Holder after the Domestication.

Distributions

Distributions of cash or property to a Non-U.S. Holder in respect of New Avertix Medical Common Stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from New Avertix Medical’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, the gross amount of the dividend will be subject to withholding tax at a rate of thirty percent (30%), unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to a Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of New Avertix Medical Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the New Avertix Medical Common Stock, which will be treated as described under “—Sale, Taxable Exchange or Other Taxable Disposition of New Avertix Medical Common Stock and Warrants” below.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. person, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable treaty rate).

Following the Domestication, holders of New Avertix Medical Warrants will hold warrants to acquire New Avertix Medical Common Stock. The terms of each New Avertix Medical Warrant will provide for an adjustment to the number of shares of New Avertix Medical Common Stock for which the New Avertix Medical Warrant may be exercised or to the exercise price of the New Avertix Medical Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. Nevertheless, a Non-U.S. Holder of New Avertix Medical Warrants may be treated as receiving a constructive distribution from New Avertix Medical if, for example, the adjustment increases the holder’s proportionate interest in New Avertix Medical’s assets or earnings and profits (e.g., through an increase in the number of shares of New Avertix Medical Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the warrants), including as a result of a distribution of cash or other property to the holders of shares of New Avertix Medical Common Stock which is taxable as a distribution to the holders of such shares. Any constructive distribution received by a Non-U.S. Holder of New Avertix Medical Warrants would be subject to tax in the same manner as if such Non-U.S. Holder received a cash distribution from New Avertix Medical equal to the fair market value of such increased interest. It is possible that any withholding tax on such a constructive distribution might be satisfied by New Avertix Medical or the applicable withholding agent from other distributions to the Non-U.S. Holder, or from proceeds subsequently paid or credited to such holder. Generally, a Non-U.S. Holder’s adjusted tax basis in its warrant would be increased to the extent any such constructive distribution is treated as a dividend for tax purposes.

Sale, Taxable Exchange or Other Taxable Disposition of New Avertix Medical Common Stock and Warrants

A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its New Avertix Medical Common Stock or New Avertix Medical Warrants (including an expiration or redemption of the New Avertix Medical Warrants, or a redemption of New Avertix Medical Common Stock that is treated as a sale or exchange as described under “—Tax Consequences to Non-U.S. Holders Exercising Redemption Rights”), unless:

•

the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the Non-U.S. Holder);

•	such Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of such disposition and certain other requirements are met; or

•

New Avertix Medical is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five (5)-year period ending on the date of redemption or the period that the Non-U.S. Holder held New Avertix Medical Common Stock and, in the case where shares of New Avertix Medical Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than five percent (5%) of New Avertix Medical Common Stock at any time within the shorter of the five (5)-year period preceding the redemption or such Non-U.S. Holder’s holding period for the shares of New Avertix Medical Common Stock. There can be no assurance that New Avertix Medical Common Stock will continue to be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. person. Any gains described in the first bullet point above of a corporate Non-U.S. Holder may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or a lower applicable income tax treaty rate). If the second bullet point applies to a Non-U.S. Holder, such Non-U.S. Holder will be subject to U.S. tax on such Non-U.S. Holder’s net capital gain for such year (including any gain realized in connection with the redemption) at a tax rate of thirty percent (30%).

If the third bullet point above applies to a Non-U.S. Holder, gain recognized by such holder will be subject to tax at generally applicable U.S. federal income tax rates. In addition, an applicable withholding agent may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such redemption. It is not expected that New Avertix Medical would be a United States real property holding corporation after the Domestication or immediately after the Business Combination is completed. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether New Avertix Medical would be treated as a United States real property holding corporation in any future year.

Information Reporting Requirements and Backup Withholding

Information returns will be filed with the IRS in connection with payments of distributions and the proceeds from a sale or other disposition of New Avertix Medical Common Stock and New Avertix Medical Warrants. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a U.S. person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle such Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Provisions commonly referred to as “FATCA” impose withholding thirty percent (30%) on payments of dividends (including constructive dividends) on New Avertix Medical Common Stock and New Avertix Medical Warrants to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified by the delivery of a properly completed IRS Form W-BEN or W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Non-U.S. Holders should consult their tax advisors regarding the effects of FATCA on their ownership and disposition of New Avertix Medical Common Stock and Warrants.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

BIOS has entered into the Business Combination Agreement with Avertix Medical and Merger Sub, amongst others, pursuant to which Merger Sub will merge with and into Avertix Medical, with Avertix Medical being the surviving corporation of the Merger as a direct wholly owned subsidiary of BIOS and BIOS will change its name to “Avertix Medical, Inc.” (“New Avertix Medical”). BIOS is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Business Combination and other events contemplated by the Business Combination Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 Amendments to Financial Disclosures about Acquired and Disposed Businesses.

BIOS is a blank check company incorporated as a Cayman Islands exempted company on February 11, 2021 and was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On December 7, 2021, BIOS consummated the BIOS IPO of 23,000,000 BIOS Public Units, which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,000,000 BIOS Public Units, at $10.00 per Unit, generating gross proceeds of $230,000,000. Each BIOS Public Unit consists of one Class A Ordinary Share and one-half of one BIOS Public Warrant. Each whole BIOS Public Warrant entitles the holder to purchase one Class A Ordinary Share at an exercise price of $11.50 per whole share. Simultaneously with the closing of the BIOS IPO, the Sponsor and Cantor purchased an aggregate of 560,000 BIOS Placement Units at a price of $10.00 per BIOS Placement Unit in a private placement, for an aggregate purchase price of $5,600,000. The Sponsor purchased 380,000 BIOS Placement Units and Cantor purchased 180,000 BIOS Placement Units.

Avertix Medical, Inc. was incorporated in Delaware in November 2001. Avertix Medical develops, manufactures, markets and sells the Guardian System, which is an implantable device that detects acute coronary syndrome events such as heart attacks, in real time, even when there are no symptoms.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2023 assumes that the Business Combination occurred on March 31, 2023. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 and for the year ended December 31, 2022 present pro forma effect to the Business Combination as if it had been completed on January 1, 2022.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Avertix Medical’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Avertix Medical. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes.

The historical financial information of BIOS was derived from the unaudited financial statements as of and for the three months ended March 31, 2023 and audited financial statements for the year ended December 31, 2022 included elsewhere in this proxy statement/prospectus. The historical financial information of Avertix

Medical was derived from the unaudited consolidated financial statements as of and for the three months ended March 31, 2023 and audited consolidated financial statements for the year ended December 31, 2022 included elsewhere in this proxy statement/prospectus. The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited financial statements of each of BIOS and Avertix Medical and the notes thereto, as well as the disclosures contained in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BIOS” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Avertix Medical” and other financial information included elsewhere in this proxy statement/prospectus.

Note 1. Description of the Business Combination

On May 2, 2023, BIOS entered into the Business Combination Agreement with, amongst others, Merger Sub and Avertix Medical pursuant to which Merger Sub will merge with and into Avertix Medical with Avertix Medical surviving the Merger. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, each share of Avertix Medical Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Avertix Medical Common Stock issued in connection with the Warrant Settlement and Avertix Medical Preferred Stock Conversion) shall be cancelled and converted into the right to receive (A) a number of shares of New Avertix Medical Common Stock equal to the Exchange Ratio and (B) the holder of such Avertix Medical Common Stock’s contingent right to receive such holder’s pro rata share of the Total Avertix Medical Earnout Shares in accordance with the terms of the Business Combination.

Subject to the terms and conditions of the Business Combination Agreement, Avertix Medical equityholders, will receive a pro rata number of shares equal to 13,200,000 shares, on a fully diluted basis, of New Avertix Medical Common Stock valued at $10.00 per share. Additionally, pursuant to the Business Combination Agreement, eligible equityholders of Avertix Medical will be entitled to receive their respective pro rata share of 2,970,000 shares of New Avertix Medical Common Stock that are issuable in two equal tranches, each contingent upon the occurrence of Triggering Event I or Triggering Event II. In addition to the Total Avertix Medical Earnout Shares, as part of the Business Combination, a portion of the Sponsor’s Founder Shares, consisting of 1,150,000 Class A Ordinary Shares of BIOS will become unvested and subject to vesting and forfeiture, and will become vested upon the occurrence of the applicable Triggering Event in the same proportion as the issuance of Total Avertix Medical Earnout Shares (the “Total Sponsor Earnout Shares”). The Total Avertix Medical Earnout Shares together with the Total Sponsor Earnout shares are hereafter collectively referred to as the “Contingent Stock Consideration”.

Following the Closing, the eligible equityholders of BIOS and the Sponsor, with respect to the Contingent Stock Consideration, will be entitled to receive issuance and vesting of, respectively:

(i)

An amount equal to fifty percent (50%) of the Contingent Stock Consideration from New Avertix Medical if any time prior to or as of the seventh anniversary of the Closing, the VWAP of the shares of New Avertix Medical Common Stock is greater than or equal to $12.50 (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) over any twenty (20) trading days within any thirty (30) trading day period following the announcement of the Business Combination; and

(ii)

An amount equal to fifty percent (50%) of the Contingent Stock Consideration from New Avertix Medical if any time prior to or as of the seventh anniversary of the Closing, the VWAP of the shares of New Avertix Medical Common Stock is greater than or equal to $15.00 (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) over any twenty (20) trading days within any thirty (30) trading day period following the announcement of the Business Combination.

If the conditions for the payment of any portion of the Contingent Stock Consideration have not been satisfied on prior to or as of the seventh anniversary of the Closing, the eligible equityholders of BIOS and Sponsor shall have no further right to receive such Contingent Stock Consideration.

If any time prior to or as of the seventh anniversary of the Closing, New Avertix Medical consummates a sale, merger, liquidation, exchange offer or other similar transaction that results in the stockholders of New Avertix Medical immediately prior to such transaction having beneficial ownership of less than fifty percent (50%) of the outstanding voting securities of New Avertix Medical, directly or indirectly, the Contingent Stock Consideration will become issuable and vested to the eligible equityholders of BIOS and the Sponsor, respectively, immediately prior to the consummation of such transaction.

Extension Amendment Proposal

On June 8, 2023, BIOS filed a Form 8-K detailing an extraordinary general meeting of shareholders held to approve the Charter Amendment from its shareholders to amend the Company’s Existing Charter to: (a) extend from June 7, 2023 to December 7, 2023, the date by which, if the Company has not consummated a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination involving one or more businesses or entities, the Company must (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonable possible but not more than ten business days thereafter, redeem the public shares; and (iii) as promptly as reasonably possible following such redemption liquidate and dissolve.

The submission of the Charter Amendment to amend BIOS’ Amended and Restated Memorandum and Articles of Association entitled holders of public shares to redeem their shares for their pro rata portion of the funds held in the trust account established at the time of the BIOS initial public offering. In connection with the extraordinary general meeting, as of June 2, 2023, 9,942,523 shares of BIOS Class A Ordinary Shares were redeemed.

On June 5, 2023, BIOS issued an aggregate of 5,749,999 Class A Ordinary Shares to the Sponsor upon the conversion of an equal number of BIOS Class B Ordinary Shares held by the Sponsor. These Class A Ordinary Shares are subject to the same restrictions as applied to the Class B Ordinary Shares prior to the Conversion.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of BIOS’ Class A Ordinary Shares that is subject to redemption:

•

Assuming No Additional Redemptions: This presentation assumes no additional Public Shareholders exercise their redemption rights with respect to their shares for a pro rata portion of the funds in the Trust Account aside from those that have already redeemed prior to June 2, 2023.

•

Assuming Maximum Redemptions: The Business Combination Agreement includes an Available Minimum Cash Condition of $40,000,000. The minimum cash condition is determined based on the following: (i) the funds in the Trust Account, plus (ii) the aggregate amount of cash proceeds from private placement financing, if any, minus (iii) all BIOS and Avertix Medical transaction costs that remain unpaid at Closing or are to be paid simultaneously with the Closing (including, if the Sponsor Loan is to be repaid at Closing) and any amounts paid to Public Shareholders that exercise their redemption rights in connection with the Business Combination. This presentation assumes that BIOS shareholders holding 7,331,244 shares of Class A Ordinary Shares will exercise their redemption rights for an aggregate payment of $77,198,000 from the Trust Account. Such amount represents the maximum number of BIOS share redemptions that could occur with the Available Minimum Cash Condition still being satisfied. Assuming maximum redemptions, net cash received from the trust account would be $58,465,000. This net cash amount to be received is calculated as the difference of the total amount in the Trust Account as of March 31, 2023, of $240,372,000, less actual redemptions of $104,709,000, minus the estimated redemption amount of $77,198,000.

The following summarizes the consideration based on Avertix Medical’s capitalization table:

Assuming No Additional Redemptions and Maximum Redemptions
Shares transferred at Closing(1)	13,200,000
Total Avertix Medical Earnout Shares(2)	2,970,000

Total Shares transferred, net of Total Avertix Medical Earnout Shares	13,200,000
Value per share(3)	$10.00

Total value of Share Consideration at Closing	$132,000,000

(1)

Reflects the total share consideration transferred for the existing equity value of Avertix Medical on fully-diluted and as-converted basis, assuming all Avertix Medical Options were net exercised. Of this amount, 1,012,838 and 572,021 shares relate to unvested and vested options, respectively, held by employees and board members of Avertix Medical. The unvested options will be subject to ongoing service requirements, and the underlying shares are expected to be issued upon exercise of the options. Actual number of shares expected to be outstanding at Closing is 11,615,141.

(2)

Total Avertix Medical Earnout Shares represents 2,970,000 shares of New Avertix Medical Common Stock reserved for issuance subject to the satisfaction of certain price targets set forth in the Business Combination Agreement during the Earnout Period.

(3)	Share consideration is calculated using a $10.00 reference price. Actual total share consideration value will be dependent on the value of New Avertix Medical Common Stock at Closing.

The following table summarizes the pro forma common stock shares outstanding under the two redemption scenarios:

	Assuming No Additional Redemptions (Shares)%		Assuming Maximum Redemptions (Shares)%
Avertix Medical shareholders (1),(2)	11,615,141	37.5%	11,615,141	48.0%
BIOS public shareholders(3)	13,057,477	42.1%	5,726,233	23.7%
BIOS Sponsor(4)	5,750,000	18.6%	5,750,000	23.8%
BIOS placement shares(5)	560,000	1.8%	560,000	2.3%
Sponsor Loan Shares(6)	—	0.0%	525,000	2.2%

Pro Forma common stock at March 31, 2023	30,982,618	100.0%	24,176,374	100.0%

(1)

Reflects the actual number of shares expected to be outstanding at Closing. Total consideration consists of 13,200,000 shares, on a fully diluted basis, of New Avertix Medical Common Stock to be received by existing equityholders and option holders in exchange for equity interests in Avertix Medical.

(2)

Excludes 2,970,000 shares of New Avertix Medical Common Stock to be issued for as the Contingent Stock Consideration. These shares are not deemed to be outstanding as the price triggers have not yet been achieved for the 20 trading days within any 30 trading day period subsequent to the Closing.

(3)	Reflects the redemption of 9,942,523 Class A Ordinary Shares in connection with the Extension Amendment Proposal on June 2, 2023.
(4)	Includes 1,150,000 Founder Shares that are legally outstanding and have participation rights but are considered to be unvested for the Contingent Stock Consideration.
(5)

Reflects the existing 560,000 Class A Ordinary Shares of BIOS. 380,000 Class A Ordinary Shares are held by the Sponsor while 180,000 Class A Ordinary Shares are held by Cantor. The shares will be converted on a one-for-one basis into New Avertix Medical Common Stock prior to the Effective Time.

(6)

Sponsor Loan and Extension Note shall be repaid in cash at Closing under the no redemption scenario. The Sponsor Loan and Extension Note are converted at a value $10.00 per share under the maximum redemption scenario.

The following unaudited pro forma condensed combined balance sheet and statements of operations as of and for the three months ended March 31, 2023 and for the year ended December 31, 2022, respectively, are based on the historical financial statements of BIOS and Avertix Medical. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2023

(Dollars in Thousands)

	As of March 31, 2023					As of March 31, 2023			As of March 31, 2023
	BIOS (Historical) - USD	Avertix Medical (Historical) - USD	Historical Combined	Transaction Accounting Adjustments (Assuming No Additional Redemptions)		Pro Forma Combined (Assuming No Additional Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Current assets
Cash and cash equivalents	$35	$8,214	$8,249	$135,663	B	$119,711	$(77,198)	N	$47,763
				(9,800)	C		5,250	O
				250	D
				(5,250)	E		—
				(8,701)	F		—
				(700)	G		—
Accounts receivable, net	—	547	547	—		547	—		547
Inventories	—	2,446	2,446	—		2,446	—		2,446
Prepaid expenses and other current assets	412	62	474	—		474	—		474

Total Current assets	447	11,269	11,716	111,462		123,178	(71,948)		51,230
Non current assets
Property and equipment, net	—	7	7	—		7	—		7
Inventories, long term	—	3,034	3,034	—		3,034	—		3,034
Right-of-use lease asset	—	37	37	—		37	—		37
Other assets	—	77	77	—		77	—		77
Cash and investments held in Trust Account	240,372	—	240,372	(104,709)	A	—	—		—
				(135,663)	B

Total Non current assets	240,372	3,155	243,527	(240,372)		3,155	—		3,155

Total Assets	$240,819	$14,424	$255,243	$(128,910)		$126,333	$(71,948)		$54,385

LIABILITIES
Current liabilities
Accounts payable	—	1,059	1,059	(32)	F	1,027	—		1,027
Accrued expenses and other current liabilities	226	1,030	1,256	(144)	F	886	—		886
				(226)	G		—
Advance from related parties	474	—	474	(474)	G	—	—		—
Operating lease liability, current portion	—	38	38	—		38	—		38

Total Current liabilities	700	2,127	2,827	(876)		1,951	—		1,951
Non Current liabilities
Sponsor Loan	5,000	—	5,000	250	D	—	—		—
				(5,250)	E
Deferred underwriting fee payable	9,800	—	9,800	(9,800)	C	—	—		—
Contingent consideration liability	—	—	—	19,584	H	19,584	—		19,584

Total Non Current liabilities	14,800	—	14,800	4,784		19,584	—		19,584

Total Liabilities	$15,500	$2,127	$17,627	$3,908		$21,535	$—		$21,535

Temporary equity
Class A ordinary shares subject to possible redemption	240,372	—	240,372	(104,709)	A	—	—		—
				(135,663)	I
Series A preferred stock, $ 0.001 par value	—	28,036	28,036	(28,036)	J	—	—		—
Series B preferred stock, $ 0.001 par value	—	36,645	36,645	(36,645)	J	—	—		—

Total Temporary equity	$240,372	$64,681	$305,053	$(305,053)		$—	$—		$—

	As of March 31, 2023					As of March 31, 2023			As of March 31, 2023
	BIOS (Historical) - USD	Avertix Medical (Historical) - USD	Historical Combined	Transaction Accounting Adjustments (Assuming No Additional Redemptions)		Pro Forma Combined (Assuming No Additional Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
EQUITY
Shareholder’s (deficit) equity
Common stock, $ 0.001 par value	—	1	1	(1)	J	—	—		—
Common stock, $ 0.0001 par value	—	—	—	1	I	3	(1)	N	2
				1	K		—
				1	J		—
Subscription receivable	—	(87)	(87)	87	J	—	—		—
Class A ordinary shares, $ 0.0001 par value	—	—	—	—		—	—		—
Class B ordinary shares, $ 0.0001 par value	1	—	1	(1)	K	—	—		—
Additional paid-in capital	—	1,285	1,285	(5,275)	F	161,868	(77,197)	N	89,921
				(15,054)	L		5,250	O
				240	M		—
				135,662	I		—
				64,594	J		—
				(19,584)	H		—
Accumulated deficit	(15,054)	(53,583)	(68,637)	(3,250)	F	(57,073)	—		(57,073)
				15,054	L
				(240)	M		—

Total Shareholder’s (deficit) equity	(15,053)	(52,384)	(67,437)	172,235		104,798	(71,948)		32,850

Total Equity	$(15,053)	$(52,384)	$(67,437)	$172,235		$104,798	$(71,948)		$32,850

Total Liability, Temporary equity and Equity	$240,819	$14,424	$255,243	$(128,910)		$126,333	$(71,948)		$54,385

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended March 31, 2023

(Dollars in Thousands)

	For the Three Months Ended March 31, 2023					For the Three Months Ended March 31, 2023		For the Three Months Ended March 31, 2023
	BIOS (Historical) - USD	Avertix Medical (Historical) - USD	Historical Combined	Transaction Accounting Adjustments (Assuming No Additional Redemptions)		Pro Forma Combined (Assuming No Additional Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$—	$492	$492	$—		$492	$—	$492
Operating expenses
Cost of goods sold	—	97	97	—		97	—	97
General and administrative	—	1,830	1,830	341	CC	2,249	—	2,249
				78	DD		—
Research and development	—	1,106	1,106	—		1,106	—	1,106
Selling and marketing	—	1,370	1,370	—		1,370	—	1,370
Formation and operating costs	275	—	275	—		275	—	275

Total Operating expenses	275	4,403	4,678	419		5,097	—	5,097

Loss from operations	(275)	(3,911)	(4,186)	(419)		(4,605)	—	(4,605)
Other income (expense)
Interest earned on cash and investments held in Trust Account	2,597	—	2,597	(2,597)	EE	—	—	—
(Loss) gain on extinguishment of convertible notes	—	1,500	1,500	(1,500)	FF	—	—	—
Interest expense	—	(189)	(189)	189	FF	—	—	—
Interest income	—	3	3	—		3	—	3

Total Other income (expense)	2,597	1,314	3,911	(3,908)		3	—	3
Income (Loss) before income tax provision	2,322	(2,597)	(275)	(4,327)		(4,602)	—	(4,602)
Income tax benefit (expense)	—	618	618	1,064	GG	1,682	—	1,682

Net income (loss)	$2,322	$(1,979)	$343	$(3,263)		$(2,920)	—	$(2,920)

Income (Loss) per share:
Net income (loss) per common share - Basic and diluted	$0.08	$(10.15)				$(0.10)		$(0.13)
Weighted average Class A ordinary shares outstanding - Basic and diluted	23,560,000	—				29,832,618		23,026,374
Weighted average Class B ordinary shares outstanding - Basic and Diluted	5,750,000	—				—		—
Weighted average Common Stock shares outstanding - Basic And Diluted		195,015

See accompanying notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

For the Three Months Ended December 31, 2022

(Dollars in Thousands)

	For the Three Months Ended December 31, 2022					For the Year Ended December 31, 2022		For the Year Ended December 31, 2022
	BIOS (Historical) - USD	Avertix Medical (Historical) - USD	Historical Combined	Transaction Accounting Adjustments (Assuming No Additional Redemptions)		Pro Forma Combined (Assuming No Additional Redemptions)	Transaction Accounting Adjustments (Assuming Maximum Redemptions)	Pro Forma Combined (Assuming Maximum Redemptions)
Revenue	$—	$1,172	$1,172	$—		$1,172	$—	$1,172
Operating expenses
Cost of goods sold	—	814	814	—		814	—	814
General and administrative	—	3,475	3,475	3,250	AA	8,022	—	8,022
				240	BB		—
				621	CC		—
				436	DD		—
Research and development	—	3,226	3,226	—		3,226	—	3,226
Selling and marketing	—	1,972	1,972	—		1,972	—	1,972
Formation and operating costs	1,171	—	1,171	—		1,171	—	1,171

Total Operating expenses	1,171	9,487	10,658	4,547		15,205	—	15,205

Loss from operations	(1,171)	(8,315)	(9,486)	(4,547)		(14,033)	—	(14,033)
Other income (expense)
Interest earned on cash and investments held in Trust Account	3,167	—	3,167	(3,167)	EE	—	—	—
Loss on extinguishment of convertible notes	—	(1,242)	(1,242)	1,242	FF	—	—	—
Change in fair value of convertible notes	—	(8,087)	(8,087)	8,087	FF	—	—	—
Other expense	—	(8)	(8)	—		(8)	—	(8)
Loss on foreign currency exchange	—	(1)	(1)	—		(1)	—	(1)
Interest expense	—	(1,109)	(1,109)	1,103	FF	(6)	—	(6)
Interest income	—	6	6	—		6	—	6

Total Other income (expense)	3,167	(10,441)	(7,274)	7,265		(9)	—	(9)

Income (Loss) before income tax provision	1,996	(18,756)	(16,760)	2,718		(14,042)	—	(14,042)
Income tax benefit (expense)	—	973	973	(668)	GG	305	—	305

Net income (loss)	$1,996	$(17,783)	$(15,787)	$2,050		$(13,737)	—	$(13,737)

Income (Loss) per share :
Net income (loss) per common share - Basic and diluted	$0.07	$(120.98)				$(0.46)		$(0.60)
Weighted average Class A ordinary shares outstanding - Basic and diluted	23,560,000	—				29,832,618		23,026,374
Weighted average Class B ordinary shares outstanding - Basic and Diluted	5,750,000	—				—		—
Weighted average Common Stock shares outstanding - Basic And Diluted		146,987

See accompanying notes to unaudited pro forma condensed combined financial information.

Note 1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP as Avertix Medical has been determined to be the accounting acquirer. Under this method of accounting, while BIOS is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Avertix Medical issuing stock for the net assets of BIOS, accompanied by a recapitalization. The net assets of BIOS will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Avertix Medical.

Avertix Medical was determined to be the accounting acquirer primarily based on the evaluation of the following facts and circumstances:

•	Avertix Medical comprising the largest minority of the voting power of New Avertix Medical in both scenarios;

•	Avertix Medical will have the ability to nominate the majority of the New Avertix Medical Board in both scenarios;

•	Senior management of Avertix Medical will comprise the senior management of New Avertix Medical in both scenarios;

•	Operations of Avertix Medical will comprise the ongoing operations of New Avertix Medical in both scenarios; and

•	New Avertix Medical will continue to operate under the Avertix Medical tradename, and New Avertix Medical’s headquarters will remain at current headquarters’ location

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 assumes that the Business Combination occurred on March 31, 2023. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 and for the year ended December 31, 2022 present pro forma effect to the Business Combination as if it had been completed on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of March 31, 2023 and unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2023 and for the year ended December 31, 2022 have been prepared using, and should be read in conjunction with, the following:

•	BIOS’ unaudited condensed balance sheet as of March 31, 2023 and the related notes as of March 31, 2023, included elsewhere in this proxy statement/prospectus;

•	Avertix Medical’s unaudited condensed consolidated balance sheet as of March 31, 2023 and the related notes as of March 31, 2023, included elsewhere in this proxy statement/prospectus.

•

BIOS’ unaudited condensed statement of operations for the three months ended March 31, 2023 and audited statement of operations for the year ended December 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus;

•

Avertix Medical’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2023 and audited consolidated statement of operations for the year ended December 31, 2022 and the related notes, included elsewhere in this proxy statement/prospectus.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. BIOS believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Note 2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New Avertix Medical. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). BIOS has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had New Avertix Medical filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of New Avertix Medical’s shares of common stock outstanding, assuming the Business Combination occurred on January 1, 2022.

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2023 are as follows:

(A)	Reflects the redemption of 9,942,523 shares of BIOS Class A Ordinary Shares for aggregate redemption payments of $104,709,000 using a redemption price of approximately $10.53 per share.

(B)	Reflects the reclassification of the remaining $135,663,000 of cash and cash equivalents held in the Trust Account at the balance sheet date that becomes available to fund the Business Combination.

(C)	Reflects the cash settlement of deferred underwriting commission.

(D)	Reflects the $250,000 draw on the Extension Note entered into on June 2, 2023 as part of the Extension Amendment Proposal.

(E)	Reflects the cash payment for settlement of the Sponsor Loan and Extension Note of $5,250,000 post-closing under the minimum redemption scenario.

(F)

Represents incurred and estimated transaction costs inclusive of advisory, banking, printing, legal and accounting fees that are expensed as a part of the Business Combination and equity issuance costs that are treated as a reduction to additional paid-in capital. Of the total incurred transaction costs, $176,000 was accrued by Avertix Medical as of March 31, 2023. This amount has been reflected as reduction to the related accrued liability balances.

(G)	Represents the settlement of existing BIOS liabilities on the consummation of Business Combination.

(H)

Reflects the estimated fair value of the liability-classified Contingent Stock Consideration issuable to the existing BIOS shareholders and subject to vesting for the Sponsor upon satisfaction of certain price targets set forth in the Business Combination Agreement during the Earnout Period. The arrangement was analyzed in accordance with ASC 815 and was determined to be liability classified as the Contingent Stock Consideration contains a settlement provision that precludes it from being indexed to New Avertix Medical’s Common Stock under step 2 of ASC 815-40-15. Accordingly, the liability-classified Contingent Stock Consideration will be remeasured to fair value at subsequent reporting dates with the change in fair value recognized as a gain or loss in the statement of operations. The pro forma estimated fair value of the Contingent Stock Consideration was calculated by applying certain probabilities of achieving the price targets indicated by the Triggering Events. Considering market conditions and the Company’s stock price trends, the fair value was determined based on the simulated price over the vesting term of the Contingent Stock Consideration. If the probability of achieving the Triggering Events increases or decreases, the estimated fair value will increase or decrease accordingly.

(I)	Represents the reclassification of Class A Ordinary Shares subject to possible redemption to permanent equity assuming no additional redemptions.

(J)	Represents the recapitalization of Avertix Medical’s equity and issuance of shares of New Avertix Medical Common Stock to Avertix Medical equityholders as consideration for the Business Combination.

(K)

Represents the reclassification of Class B Ordinary Shares to New Avertix Medical Common Stock in conjunction with the Business Combination. All outstanding Class B Ordinary Shares were converted into an equivalent number of Class A Ordinary Shares on June 5, 2023, however, the conversion into Class A Ordinary Shares is not reflected for pro forma purposes as the shares ultimately become New Avertix Medical Common Stock.

(L)	Represents the reversal of the historical BIOS accumulated deficit.

(M)

Reflects a one-time stock-based compensation charge related to 600,000 options granted to certain Avertix Medical executives. The awards were granted at the money, with an exercise price of $0.58. The value of these awards was determined using the Black-Scholes options pricing model, and the share price was determined in accordance with section 409A of the IRS’s internal revenue code (IRC). Options vest fully and become exercisable at the time of the Closing. The awards will be subject to modification accounting in accordance with ASC 718 at the time of the Closing, when application of the Exchange Ratio will result in the 600,000 options being converted into 114,476 options to acquire Common Stock of New Avertix Medical, which is deemed to have a value of approximately $10.00. The replacement awards will have an adjusted exercise price, calculated as the current exercise price divided by the exchange ratio, or $3.04. The Company determined that the modification will not result in incremental value for holders of the options, as the values prior to and subsequent to Closing approximate each other. As such, no additional compensation expense, in addition to the grant date fair value, was recorded as a result of the modification.

(N)

Reflects the maximum redemption of 7,331,244 Class A Ordinary Shares for aggregate redemption payments of $77,198,000 allocated to BIOS Ordinary Shares and additional paid-in capital using par value $0.0001 per share.

(O)	Reflects the conversion of the Sponsor Loan of $5,250,000 to Sponsor Loan Units under the maximum redemption scenario. Sponsor Loan is converted into Sponsor Loan Units at a price per share of $10.00.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2023 and for the year ended December 31, 2022 are as follows:

(AA)

Reflects the total transaction costs that are expected to be incurred and recorded as an expense in relation to the Business Combination. Transaction costs are reflected as if incurred on January 1, 2022, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. Refer to balance sheet adjustment (F).

(BB)

Reflects a non-recurring one-time compensation charge of $240,000 due to options provided to certain Avertix Medical executives becoming exercisable as a result of the Business Combination. The stock-based compensation charge is reflected as if incurred on January 1, 2022, the date the Business Combination occurred for the purposes of the unaudited pro forma condensed combined statements of operations. Refer to balance sheet adjustment (M).

(CC)

Reflects incremental stock-based compensation expense related to service vesting of 1,319,079 options granted to certain Avertix Medical executives hired in connection with the Business Combination. The awards were granted at the money, with an exercise price of $0.58. The value of these awards was determined using the Black-Scholes options pricing model, and the share price was determined in accordance with section 409A of the IRS’s internal revenue code (IRC). The awards will be subject to modification accounting in accordance with ASC 718 at the time of the Closing, when application of the Exchange Ratio will result in the 1,319,079 options being converted into 251,672 options to acquire New Avertix Medical Common Stock, which is deemed to have a value of $10.00. The replacement awards will have an adjusted exercise price, calculated as the current exercise price divided by the exchange ratio, or $3.04. The Company determined that the modification will not result in incremental value for holders of the options, as the values prior to and subsequent to Closing approximate each other. As such, no additional compensation expense, in addition to the grant date fair value, will be recorded over the service period result of the modification. The adjustment also reflects incremental stock-based compensation expense related to service based vesting of 432,189 New Avertix Medical awards that will be granted to the same executives within 45 days of the Business Combination Closing. The estimated value of the New Avertix Medical awards was determined using the Black-Scholes option pricing model and is based on a share price of $10.00. If the fair value changes by $1.00, the impact on the expense for the three months ended March 31, 2023 and for the year ended December 31, 2022 would be approximately $67,000 and $135,000 respectively. The stock-based compensation expenses are reflected as if incurred on January 1, 2022, the date the Business Combination occurred for purposes of the unaudited pro forma condensed combined statement of operations.

(DD)

Reflects incremental stock-based compensation expense related to restricted stock units. A holder of unvested Exchanged Options that remain unvested at Closing will be issued restricted stock units in the post-closing company. Restricted stock units will vest in equal amounts over the remaining vesting schedules of the applicable unvested Exchanged Options. The compensation charge is reflected as if the restricted stock units were granted as of January 1, 2022, the date the Business Combination occurred for purposes of the unaudited pro forma condensed combined statement of operations. The estimated value of the restricted stock units is based on a share price of $10.00. If the share price changes by $1.00, the impact on the expense for the three months ended March 31, 2023 and for the year ended December 31, 2022 would be approximately $8,000 and $44,000 respectively.

(EE)	Reflects the elimination of interest income on the investments held in Trust Account.

(FF)	Reflects the elimination of loss on extinguishment, change in fair value, and portion of interest expense related to the convertible notes for the year ended December 31, 2022. Reflects the elimination of gain on extinguishment and interest expense related to the convertible notes for the three months ended March 31, 2023. The notes were converted during February 2023, however, the adjustment is reflected as if this conversion occurred January 1, 2022, the date of the Business Combination for pro forma purposes, as the notes were converted in connection with the Business Combination. These expenses would not be incurred by the post-combination company.

(GG)	Reflects the estimated income tax impact related to the pro forma adjustments. Tax-related adjustments are based upon an estimated federal and state tax rates of 21.00% and 3.59%, respectively.

Note 4. Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption into cash of BIOS’ Class A Ordinary Shares for the three months ended March 31, 2023 and for the year ended December 31, 2022:

	Three months ended March 31, 2023		Year Ended December 31, 2022
(in thousands, except share and per share data)	Assuming No Additional Redemptions	Assuming Maximum Redemptions	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(2,920)	$(2,920)	$(13,737)	$(13,737)
Weighted-average shares used in computing net loss per share attributable to Class A ordinary shareholders(3)	29,832,618	23,026,374	29,832,618	23,026,374
Net loss per share attributable to Class A ordinary shareholders (Basic and Diluted)(1)(2)(3)	$(0.10)	$(0.13)	$(0.46)	$(0.60)

(1)

For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the BIOS IPO and the private placement are exchanged into New Avertix Medical Common Stock. However, since this results in anti-dilution, the effect of such exchange was not included in calculation of diluted loss per share.

(2)

The Total Avertix Medical Earnout Shares and restricted stock units were determined to not be participating securities, as the shares do not have dividend rights nor share in undistributed earnings of BIOS. Both the Total Avertix Medical Earnout Shares and restricted stock units are contingently issuable. However, the contingency provisions are not yet met, and as such, the effect of such shares was not included in the calculation of diluted loss per share. Further, if they contingency were met, this would result in anti-dilution and the effect of such shares would be excluded.

(3)

The Total Sponsor Earnout Shares were determined to be participating securities, as the shares have dividend rights of BIOS, and would require application of the two-class method. However, as there is no contractual right for the shares to participate in losses, the effect of such shares is excluded from both the basic and diluted earnings per share calculations.

INFORMATION ABOUT BIOS

Unless the context otherwise requires, all references in this section to we,” “our,” or “us” refer to BioPlus Acquisition Corp. prior to the consummation of the Business Combination.

Our Company

We are an early stage blank check company formed as a Cayman Islands exempted company incorporated for the purpose of effecting an initial business combination. Since our initial public offering (as described below), we have focused our search for an initial business combination on businesses within the life sciences industry. Our efforts to identify a prospective target business are not limited to a particular industry or geographic region, although we are focusing on targets in an industry where we believe our management team’s and founders’ expertise provide us with a competitive advantage, including the life sciences industry.

Initial Public Offering

On December 7, 2021, we consummated our initial public offering of 23,000,000 public units. Each unit consists of one Class A Ordinary Share of the Company, par value $0.0001 per share, and one-half redeemable warrant of the Company, with each warrant entitling the holder thereof to purchase one Class A Ordinary Share for $11.50 per whole share. The public units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $230,000,000.

Simultaneously with the closing of the initial public offering, we completed the private sale of an aggregate of 560,000 placement units (380,000 of which were sold to our sponsor and 180,000 of which were sold to Cantor), at a purchase price of $10.00 per placement unit, generating gross proceeds of $5,600,000.

A total of $234,600,000, comprised of $224,800,000 of the proceeds from the initial public offering and $5,600,000 of the proceeds of the sale of the placement units, was placed in the trust account maintained by Continental, acting as trustee.

It is the job of our sponsor and management team to complete our initial business combination. Our management team is led by Jonathan Rigby, our Chairman of the Board and Chief Business Officer, and Ross Haghighat, our Chief Executive Officer, Chief Financial Officer and Director, who have many years of experience in growing and operating life sciences companies and in acquiring and integrating companies. We must complete our initial business combination by December 7, 2023. If our initial business combination is not consummated by December 7, 2023, then our existence will terminate, and we will distribute all amounts in the trust account, unless an extended term is approved by our shareholders.

Extension of Time to Complete a Business Combination

Prior to the Extension Articles Amendment, BIOS’ amended and restated memorandum and articles of association required that BIOS consummate its initial business combination by June 7, 2023. On June 2, 2023, BIOS held the Extension Meeting, at which BIOS shareholders approved the Extension Articles Amendment Proposal and the Founder Share Amendment Proposal. On June 2, 2023, BIOS filed the Extension Articles Amendment with the Cayman Islands Registrar of Companies. In connection with the Extension, public shareholders properly elected to redeem an aggregate of 9,942,523 Class A Ordinary Shares at a redemption price of $10.53 per share, for an aggregate redemption amount of approximately $104.7 million. After giving effect to the Extension Amendment Redemptions, approximately $137.5 million remained in the Trust Account as of June 2, 2023 and 13,057,477 Class A Ordinary Shares held by Public Shareholders remain outstanding.

Industry Opportunity

The intersection of technological innovation and the ability to harness that innovation within the life sciences industry is providing an opportunity for significant value creation in the public markets for companies seizing the moment. Our management team believes the healthcare industry, particularly the life sciences sector, represents an enormous and growing target market with a large number of potential companies that will benefit from our expertise and networks to accelerate the company’s trajectory through the public markets. We believe that, with the structural factors highlighted below and combined with the proper mentorship and guidance from our management team and board of directors’ collective experience, particularly within the life sciences sector, we will be able to identify and merge with an attractive life sciences company that will deliver long-term compounded returns for our investors.

Rising healthcare and pharmaceutical spending

Healthcare spending represents a massive market, driven by favorable demographics and accelerating innovation. The Centers for Medicare and Medicaid Services (“CMS”) estimates that U.S. national healthcare expenditures currently exceed $3.6 trillion or eighteen percent (18%) of the U.S. GDP, and are expected to outpace growth of the broader U.S. economy at an average rate of five to six percent (5-6%) per year until 2028, when national healthcare expenditures are predicted to reach $6.2 trillion, or twenty percent (20%) of the U.S. GDP. Global market dynamics are similar, with Deloitte projecting global healthcare spending to increase at an annual rate of 5.4% between 2018 and 2022, an acceleration from 2.9% between 2013 and 2017. We expect that this growth will continue to be supported by multi-decade global, secular trends, including population growth, improved life expectancy, increased prevalence of chronic diseases, and access to drugs in emerging markets brought about by growth of the middle classes.

Global market dynamics for pharmaceutical spending mirror these trends. EvaluatePharma and IQVIA estimate that global prescription drug sales are expected to grow at a CAGR of over seven percent (7%) from approximately $870 billion in 2019 to $1.4 trillion in 2026. We believe these budgetary pressures will support the demand for innovative biotechnology companies that create more efficient and effective medical treatments.

Rapid growth in private biotechnology company formation

Over recent years, there has been an explosion in private biotechnology life sciences company formation and growth as the pharmaceutical industry has increasingly shifted its research and development (“R&D”) strategy towards external innovation through in-licensing transactions and strategic acquisitions. According to IQVIA estimates, in the period between 2014 and 2019, the 15 largest pharmaceutical companies increased annual R&D spending by approximately only 5% per year from $87 billion to $110 billion. According to data from Pitchbook, this R&D spending was dramatically outpaced by global life sciences venture capital deal volume which accelerated meaningfully to grow at over 28% per year between 2014 and 2020, reaching $53.4 billion in 2020, and helping to fund the proliferation of new companies.

We believe the role of early-stage biotechnology and life sciences companies will only continue to grow due to the rapid pace of life science innovation, the favorable regulatory environment for promising drugs, the emergence of efficient patient selection strategies for clinical trials, the strong underlying demand for novel therapies, and an abundance of attractive exit opportunities. According to a 2019 report published by Silicon Valley Bank, nearly 42% of FDA-approved drugs which originated in the US came from venture capital-backed startups. According to Pitchbook estimates, out of the nearly 26,600 life science and pharmaceuticals companies globally, only approximately 3,000 are currently publicly traded, indicating a high volume of private life sciences companies that could potentially be a strong fit for a business combination with us.

Increasing role of public markets in a biotechnology company’s life cycle

Early-stage companies need capital and market reach to maximize their commercial potential. We believe that biotechnology and life sciences companies, at a certain stage in their development, see material benefits from going public, including greater access to capital, a liquid currency and increased market awareness.

In recent years, the process of going public has played an increasingly important role in the life cycle of early-stage biotechnology and life sciences companies. According to data from FactSet, between 2014 and 2019, a total of more than 311 biotechnology and life sciences companies completed an initial public offering (“IPO”) in the US, more than any other industry sector. Despite the equity market volatility resulting from the COVID-19 pandemic, based on FactSet estimates, 2020 was a record year for biotechnology and life sciences companies completing IPOs in the US, with more than $14 billion of capital raised in 75 IPOs. At the same time, the Nasdaq Biotech Index (“NBI”) outperformed the general market in 2020, with a 27% return for the NBI versus a 15% return for the S&P 500. Despite strong investor appetite in the equity markets for biotechnology stocks, the increase in dollar volume of venture capital and private equity capital allocated to the sector between 2010 and 2020 far exceeded the increase in IPO dollar volume, indicating significant untapped potential for special purpose acquisition companies (“SPACs”) to fill the void as a valid exit mechanism to the public markets.

SPACs Offer a Unique Opportunity for Private Companies and Investors Alike

We believe a merger with a SPAC with a respected management team and board of directors that are well known to biotechnology and life sciences investors and prospective biotechnology and life sciences company management teams can be an attractive mechanism for accessing the public markets. Furthermore, we believe that the benefits of accessing the public market through a SPAC can be more attractive for some private companies than through a traditional IPO because SPACs offer 1) more primary capital to fund operations, 2) more deal completion certainty that could be anchored by a private investment in public equity or other structured financing arrangement concurrent with a business combination, and 3) the operational expertise and relationship network of a SPAC sponsor team to support the company through the approval and commercialization phase and a potential sale to a strategic acquirer.

SPACs focused on life science companies currently represent only a small portion of the SPAC market (less than 15%) relative to other sectors. According to data from SPACResearch, of the approximately $140.1 billion raised by SPACs in 2021 as of November 2nd, only 12.6%, or $17.7 billion, was focused on the healthcare sector. SPACs focused on life science companies are underrepresented compared to the number of privately held healthcare companies that eventually require access to the public capital markets. We believe there is a significant number of high-quality private life sciences companies seeking alternative routes to the public markets and life sciences investors willing to participate in SPACs and their business combinations.

Acceleration in Medical Innovation and Regulatory Speed to Market

There has been a significant acceleration of medical research in recent years, leading to a better understanding of the molecular origins of disease and the identification of new potential targets for therapeutic intervention. The biotechnology sector of the life sciences industry has also recently experienced an acceleration in discovery and validation of novel emerging treatment modalities such as targeted antibody, precision, and/ or genetic medicines, as well as DNA, RNA and/ or cell therapies, among others. Significant breakthroughs in medicine and science have generated attractive investment opportunities.

The significant pace of innovation is also reflected in the FDA’s recent drug approval rates, which have increased from 34 drugs per year between 2010 and 2015 to 46 per year between 2015 and 2020. In the last three years alone, the FDA has approved more drugs than the combined total of approvals in the five preceding years. This success is due in part to the increased use of special approval and development programs such as fast track designation, breakthrough therapy designation and accelerated approval, and it also reflects the FDA’s increasing willingness to use surrogate endpoints and single trials to accelerate approval timelines. Furthermore, small and medium-sized firms account for a majority of new approvals, and many of these successful firms are acquired by the larger companies. A continuance of this trend would support drug development efforts and investments.

In addition to the multi-decade structural tailwinds building up to a “golden age of innovation” for the biotechnology sector, the COVID-19 pandemic has shown an unprecedented compression of the innovation cycle from drug development to regulatory approval to market, as is evident in the speed to market of multiple novel therapeutic methods and drugs aimed at controlling the COVID-19 pandemic. We believe that this experience could help further accelerate the innovation and life cycle of promising, innovative life science companies.

Management Team

Our management team is comprised of industry experts, who are well positioned to identify and evaluate businesses within the biotechnology and life sciences sectors that would benefit from their experiences leading public companies. We believe our management team offers extensive experience in growing and operating companies, as well as a deep network of contacts in the biotechnology and life sciences sectors both within the United States and globally outside of the United States. Our management team is spearheaded by our Chairman and Chief Business Officer, Jonathan Rigby, and Chief Executive Officer and Chief Financial Officer, Ross Haghighat. Our management team will further be supported by our Vice Chairman Ronald Eastman, and our other independent board members, Shawn Cross, Louis G. Lange, M.D., Ph.D., Stephen Sherwin, M.D., and Glen Giovannetti, who collectively bring extensive operational experience and deep global networks within the venture capital, growth equity, and strategic ecosystem.

Past performance of our management team, directors and advisors is not a guarantee either (i) that we will be able to identify a suitable candidate for our initial business combination or (ii) of success with respect to any business combination we may consummate. You should not rely on the historical performance record of our management team or advisors as indicative of our future performance. Additionally, in the course of their respective careers, members of our management team have been involved in businesses and deals that were unsuccessful. Some of our officers, directors and advisors have not had experience with blank check companies or special purpose acquisition companies in the past. In addition, our executive officers, directors, and advisors may have conflicts of interest with other entities to which they owe fiduciary or contractual obligations with respect to initial business combination opportunities.

Explorer Acquisitions

Our sponsor has been formed as a collaboration between Ross Haghighat, our Chief Executive Officer, Chief Financial Officer, and one of our Directors, Alex Vieux, our Advisor, Steven Fletcher, our Advisor, and Explorer Acquisitions (“Explorer”).

Founded in 2018 by Alex Vieux and Steven Fletcher, Explorer is a sponsor of a series of SPACs in partnership with proven executives such as Messrs. Haghighat and Rigby. Explorer employs approximately 10 professionals focused on the end-to-end SPAC lifecycle from initial public offering to diligence and initial business combination. Since its inception, Explorer has sponsored seven SPAC IPOs, including BIOS, of which two have consummated initial business combinations and one, Enterprise 4.0 Technology Acquisition Corp. (Nasdaq: ENTF), is a blank check company currently searching for a target business, and no other SPAC was considered to be the potential acquirer of Avertix Medical because, upon commencement of BIOS’ negotiations with Avertix Medical, BIOS was the only Explorer-sponsored SPAC targeting companies in the healthcare sector. Completed business combinations include: ChaSerg Technology Acquisition Corporation (Nasdaq: CTAC), a blank check company which completed an initial business combination with Grid Dynamics International, Inc. (Nasdaq: GDYN) on March 5, 2020; and Apex Technology Acquisition Corporation (formerly Nasdaq: APXT), a blank check company which completed an initial business combination with AvePoint, Inc. (Nasdaq: AVPT) on July 1, 2021. Three Explorer sponsored SPACs were unable to complete an initial business combination within the required time period and liquidated: E.Merge Technology Acquisition Corp. liquidated on September 2, 2022, Epiphany Technology Corp. liquidated on January 12, 2023, and Carney Technology Acquisition Corp. II liquidated on February 15, 2023.

We may draw upon Explorer’s infrastructure, personnel, network, and relationships to provide access to deal prospects, along with any necessary resources to aid in the identification and diligence of a business combination partner and subsequent execution of an initial business combination. Notwithstanding the foregoing, Explorer has no written advisory agreement with us and will have no fiduciary obligations to us. Accordingly, they may present business combination opportunities to other entities prior to presenting them to us.

Our Mission

Our management team’s goal is to leverage its deep and proprietary network to identify and complete a business combination with a high-growth life sciences company with an enterprise value of greater than $100 million. We seek to bring synergistic benefits to the acquired company by leveraging our management’s domain expertise, proven track record in value creation for shareholders, and deep personal and professional networks to help the company grow organically or via M&A.

The benefits we offer to a target company encompass, but are not limited to the following:

•

Expertise in growing successful biotechnology and life sciences companies: Our management team has demonstrated a strong track record of building, investing, nurturing, and leading disruptive biotechnology and life sciences companies. We believe that we can spot unique ideas and disruptive business models and grow them from local sensation to global ubiquity. We believe we can also leverage our professional network to recruit top talent and use that intellectual capital to help the company achieve great competitive advantages.

•

Ability to mentor and support exceptional executives: Our Chairman, Vice Chairman, Chief Executive Officer, directors, and advisors have collectively served on more than 70 public and private boards, both within and outside the life sciences sector. They have overseen acquisitions, driven global growth, improved operations, and navigated complex governance challenges while on these boards. Our management team will bring the experience cultivated to help guide the company in its entrance into the public markets.

•

Maximizing the value of becoming a publicly traded company: As a public company, there are numerous benefits we offer to the stakeholders. These include, but are not limited to, (i) greater liquid equity for the company’s growth and accretive acquisitions, (ii) more visibility and stronger branding among the company’s customers, (iii) improved access to debt and equity capital markets, and (iv) more tangible incentives for employee stock compensation, which play a key role in attracting and retaining top talent in the technology industry.

Initial Business Combination

Nasdaq rules require that we must complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination. Our board of directors will make the determination as to the fair market value of our initial business combination. If our board of directors is not able to independently determine the fair market value of our initial business combination, we will obtain an opinion from an independent investment banking firm or another independent entity that commonly renders valuation opinions with respect to the satisfaction of such criteria. While we consider it unlikely that our board of directors will not be able to make an independent determination of the fair market value of our initial business combination, it may be unable to do so if it is less familiar or experienced with the business of a particular target or if there is a significant amount of uncertainty as to the value of a target’s assets or prospects. Additionally, pursuant to Nasdaq rules, any initial business combination must be approved by a majority of our independent directors.

Status as a Public Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following December 7, 2026, the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to emerging growth company will have the meaning associated with it in the JOBS Act.

Additionally, we are a “smaller reporting company” as defined in Rule 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our Ordinary Shares held by non-affiliates exceeds $250 million as of the end of the prior June 30th, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Ordinary Shares held by non-affiliates exceeds $700 million as of the prior June 30th.

Permitted Purchases of our Securities

Our sponsor, initial shareholders, directors, officers, advisors or their affiliates may purchase shares or public warrants in privately negotiated transactions or in the open market either prior to or following the completion of our initial business combination. There is no limit on the number of shares our initial shareholders, directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law and Nasdaq rules. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. If they engage in such transactions, they will not make any such purchases when they are in possession of any material nonpublic information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements. None of the funds held in the trust account will be used to purchase shares or public warrants in such transactions prior to completion of our initial business combination.

The purpose of any such purchases of shares could be to vote such shares in favor of the initial business combination and thereby increase the likelihood of obtaining shareholder approval of the initial business combination or to satisfy a closing condition in an agreement with a target that requires us to have a minimum net worth or a certain amount of cash at the closing of our initial business combination, where it appears that such requirement would otherwise not be met. The purpose of any such purchases of public warrants could be to reduce the number of public warrants outstanding or to vote such warrants on any matters submitted to the warrantholders for approval in connection with our initial business combination. Any such purchases of our securities may result in the completion of our initial business combination that may not otherwise have been possible. In addition, if such purchases are made, the public “float” of our Class A Ordinary Shares or warrants may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Our sponsor, officers, directors and/or their affiliates anticipate that they may identify the shareholders with whom our sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the shareholders contacting us directly or by our receipt of redemption requests submitted by shareholders following our mailing of proxy materials in connection with our initial business combination. To the extent that our sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling shareholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against our initial business combination, whether or not such shareholder has already submitted a proxy with respect to our initial business combination. Our sponsor, officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our sponsor, officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our sponsor, officers, directors and/or their affiliates will not make purchases of Ordinary Shares if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchases are subject to such reporting requirements.

Redemption Rights for Public Shareholders upon Completion of our Initial Business Combination

We are providing our public shareholders with the opportunity to redeem all or a portion of their public shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the initial business combination including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, divided by the number of then outstanding public shares, subject to the limitations described herein. As of December 31, 2022, the amount in the trust account was approximately $10.34 per public share. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed to waive their redemption rights with respect to any founder shares and placement shares (along with the underwriter our IPO with respect to the placement shares) and any public shares held by them in connection with the completion of our initial business combination.

Facilities

We currently maintain our executive offices at 260 Madison Avenue, Suite 800, New York, NY 10016. The cost for our use of this space is included in the $20,000 per month fee we pay to an affiliate of our sponsor for office space, administrative and shared personnel support services. We consider our current office space adequate for our current operations.

Employees

We currently have two officers. These individuals are not obligated to devote any specific number of hours to our matters but they devote as much of their time as they deem necessary, in the exercise of their respective business judgement, to our affairs until we have completed our initial business combination. The amount of time our officers devote in any time period varies based on the stage of the initial business combination process we are in. We do not intend to have any full time employees prior to the completion of our initial business combination. We do not have an employment agreement with any member of our management team.

Number and Terms of Office of Officers and Directors

We have seven directors. Our board of directors is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. Prior to our initial business combination, only holders of our founder shares will be entitled to vote on the appointment and removal of our director. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on NASDAQ. The term of office of the first class of directors, consisting of Ronald Eastman and Louis G. Lange, M.D., Ph.D. will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Jonathan Rigby and Glen Giovannetti, will expire at the second annual meeting of shareholders. The term of office of the third class of directors, consisting of Shawn Cross and Stephen Sherwin, M.D., will expire at the third annual meeting of shareholders.

Prior to the completion of our initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by the holders of a majority of our founders shares. In addition, prior to the completion of an initial business combination, holders of a majority of our founders shares may remove a member of the board of directors for any reason.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our Amended and Restated Memorandum and Articles of Association as it deems appropriate. Our Amended and Restated Memorandum and Articles of Association provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Chief Business Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Executive Officer and Director Compensation

As of the date of March 31, 2023, our directors and officers are as follows:

Name	Age	Position
Jonathan Rigby	55	Chairman of the Board and Chief Business Officer
Ross Haghighat	59	Chief Executive Officer, Chief Financial Officer, and Director
Ronald Eastman	70	Vice Chairman
Shawn Cross	55	Director
Louis G. Lange, M.D., Ph. D.	73	Director
Stephen Sherwin, M.D.	74	Director
Glen Giovannetti	60	Director

The experience of our directors and executive officers is as follows:

Jonathan Rigby, our Chairman and Chief Business Officer, brings over 30 years of experience leading private and publicly traded biotechnology and pharmaceutical companies in the US, UK, and Israel, and is uniquely positioned to successfully prepare a high-potential target for a successful next phase in the public markets. Mr. Rigby is currently President, Group Chief Executive Officer and Board Member at Revolo Biotherapeutics Inc. (formerly Immune Regulation Ltd. and Inc.), a US and UK based clinical stage biotechnology company developing novel, first-in-class, drug therapies for autoimmune and allergic diseases. From 2011 to 2018, Mr. Rigby served as President and Chief Executive Officer of SteadyMed Ltd. (Nasdaq: STDY), a US and Israel based company, and led its successful IPO and subsequent sale to United Therapeutics Corp. (Nasdaq: UTHR); he continued to lead the successful integration of the company until November 2019. Mr. Rigby brings extensive experience leading several other private biotechnology companies to the public markets including Xeris Pharmaceuticals, Inc. (Nasdaq: XERS), a specialty pharmaceutical company focused on the development of drug delivery enabled pharmaceuticals, where he was a member of the Board of Directors, Chairman of the Nominating and Governance Committee and member of the IPO pricing committee from 2016-2019. Mr. Rigby also served on the board of directors of Thermalin, Inc., a developer of new forms of insulin for diabetes, from May 2020 to July 2021. In 2006, Mr. Rigby conceived and co-founded Zogenix, Inc. (Nasdaq: ZGNX), which is developing and commercializing transformative therapies for rare diseases, with a successful initial public offering in 2010. Earlier in his career, Mr. Rigby held various commercial roles at Merck & Co., Inc. (NYSE: MRK) and Bristol-Myers Squibb Co. (NYSE: BMY).

Mr. Rigby also currently serves on the Board of Directors at ImmunoMolecular Therapeutics, Inc., a biotechnology company developing medicines for autoimmune diseases, on the Board of Directors for Oncolytics Biotech, Inc. (Nasdaq: ONCY), a biotechnology company developing a treatment for solid tumors and hematological malignancies, and was previously Chairman of the Board at CollPlant Biotechnologies Ltd. (Nasdaq: CLGN), a regenerative medicine company. As a seasoned international Chief Executive Officer and Board member, Mr. Rigby will be instrumental in bringing his experience to guide an early-stage biopharmaceutical company through successful commercialization at scale. Mr. Rigby has a Bachelor of Science Degree, with Honors, in Biological Sciences from Sheffield University, UK, and an MBA from Portsmouth University, UK.

Ross Haghighat, has served as the Chief Executive Officer since November 2021, Chief Financial Officer since March 2021 and a member of the board of directors of BIOS since December 2021. Mr. Haghighat is a United States based business executive, serial entrepreneur, and venture capitalist. Mr. Haghighat is the founding partner at Jasper Capital Partners, an investment firm investing in transformational technology-inspired growth companies focused on Australia and Asia, and Chairman of Triton Systems, Inc., a private early to mid-stage product development and venture firm creating product-driven enterprises focusing on next-generation innovative technologies spanning biotech, medtech and ESG applications. Mr. Haghighat is also the Chief Executive Officer, Chief Financial Officer and a Director for Enterprise 4.0 Technology Acquisition Corp (Nasdaq: ENTF), a blank check company searching for a target business. Mr. Haghighat has been a founder, co-founder, and board member of more than a dozen private and public technology companies in the US, Europe, China and Australia. During Mr. Haghighat’s expansive career as an operator, he generated billions in shareholder value through his roles transforming companies from early-stage technology firms to successful corporations, as well as integrated divisions of Fortune 500 companies. From 1994 to 2001, Mr. Haghighat co-founded and led CoreTek Inc., a photonic-based firm that developed the first tunable optoelectronic laser platform for telecom and was acquired by Nortel Networks Corp. in 2001 for $1.4 billion.

Mr. Haghighat currently serves on the Board of Directors at Chinook Therapeutics, Inc. (Nasdaq: KDNY), a late clinical-stage biotechnology company developing precision medicines for kidney diseases, where Mr. Haghighat is Chairman of the Transaction Committee; Fluence Corporation Ltd. (ASX: FLC), a leading ESG global water treatment technology company, where Mr. Haghighat serves as Vice Chairman; Avertix Medical, a commercial stage private medical device company with a pipeline of implantable cardiovascular devices with product distribution in US, Australia and Asia, where Mr. Haghighat serves as Lead Director; and FRX Polymers, Inc., a global sustainable ESG company serving electric vehicle, consumer electronics and other industrial applications, where Mr. Haghighat serves as Chairman. These roles position Mr. Haghighat to help identify next generation trends, and equip him with the network and access to identify and select attractive targets that meet our acquisition criteria. Mr. Haghighat received a Bachelor of Science in Advanced Materials

Engineering from Rutgers University and Master of Science in Organometalic Chemistry from Rutgers University, as well as an MBA from Boston College — Wallace E Carroll School of Management.

Ronald Eastman, our Vice Chairman, has over 40 years of experience in building and leading both publicly-traded and private healthcare businesses. Mr. Eastman is currently a Senior Advisor of EW Healthcare Partners (“EW”), one of the oldest healthcare growth equity firms in the world with $3 billion currently under management, where he previously served for 15 years as Managing Director of multiple funds before transitioning to Senior Advisor in 2021. Mr. Eastman led and served on the Board of Directors of EW’s investments in ProteinSimple, Inc. (acquired by Bio-Techne Corporation), Corium, Inc. (acquired by Gurnet Point Capital), and Open Monoclonal Technology, Inc. (acquired by Ligand Pharmaceuticals, Inc. (Nasdaq: LGND)). He also currently serves on the Board of Directors of EW portfolio companies Elusys Therapeutics, Inc., Suneva Medical, Inc., and EyePoint Pharmaceuticals, Inc. (Nasdaq: EYPT). Mr. Eastman is also on the Board of Directors of Enterprise 4.0 Technology Acquisition Corp (Nasdaq: ENTF), a blank check company searching for a target business.

Mr. Eastman began his career at American Cyanamid Company, which was acquired by American Home Products (now Pfizer, Inc. (NYSE: PFE)), where Mr. Eastman spent 15 years managing various pharmaceutical products, divisions, and subsidiaries in the U.S. and overseas. Later as CEO of Geron Corporation (Nasdaq: GERN), Mr. Eastman led the company’s growth from a venture-backed start-up to a publicly traded pioneer in the fields of regenerative medicine and cancer. As CEO of Rinat Neuroscience Corporation (“Rinat Neuroscience”), a private biotechnology company spun out of Genentech, Inc. with the support of EW in late 2001, Mr. Eastman led the effort to build the first company dedicated to discovering and developing large molecule drugs for treating nervous system disorders. Rinat Neuroscience was acquired by Pfizer, Inc. in 2006.

Mr. Eastman has also previously served as a board member of Revance Therapeutics, Inc. (Nasdaq: RVNC), the Biotechnology Innovation Organization, and as a Trustee of the Buck Institute for Research on Aging. Mr. Eastman has a Bachelor of Arts degree from Williams College and a Master of Business Administration degree from Columbia University.

Shawn Cross, one of our Directors, brings over 20 years of strategic advisory and capital market experience in the biopharmaceutical and biotechnology industry along with an accomplished background as an executive operator of a publicly listed biopharmaceutical company. Since March 2020, Mr. Cross has served as the Chief Financial Officer of Applied Molecular Transport Inc. (Nasdaq: AMTI), leading the company’s finance strategy and operations of a publicly listed, clinical stage biopharmaceutical company leveraging a proprietary technology platform to design and develop a pipeline of novel oral biologic candidates to treat autoimmune, inflammatory, metabolic and other diseases. Previously, Mr. Cross was at JMP Securities LLC where he served as Managing Director and Co-head of Healthcare Investment Banking and a member of the Investment Banking Management Committee from September 2018 to March 2020. Prior to JMP Securities LLC, Mr. Cross also held various investment banking roles at top financial institutions in New York, London, and San Francisco including Managing Director in Healthcare Investment Banking at Deutsche Bank Securities Inc. from 2015 to 2017, Managing Director and Head of Biopharmaceutical Investment Banking at Wells Fargo Securities LLC from 2010 to 2015, amongst others. Mr. Cross brings additional operational experience from his time as President and Chief Operating Officer from November 2017 to February 2018, and as Chairman and Chief Executive Officer from February 2018 to July 2018 of GT BioPharma, Inc. (Nasdaq: GTBP), a publicly listed targeted immunotherapies company engaged in discovering, developing, and commercializing novel therapeutics using its proprietary platform. Mr. Cross holds an M.B.A. from Columbia Business School and a B.S. from the University of California, Los Angeles.

Louis G. Lange, M.D., Ph.D., one of our Directors, has a long and distinguished career as a leading entrepreneur, investor and academic leader in the biotechnology sector, and has been at the forefront of the development of the biotechnology industry over the last three decades. Dr. Lange founded CV Therapeutics, Inc. (“CVT”), a biotechnology company focused on cardiovascular diseases, in 1992 and served as Chairman, Chief

Executive Officer and Chief Scientific Officer. Dr. Lange led the initial public offering of CVT (formerly Nasdaq: CVT) in 1996 after $50 million in venture investments and oversaw its commercial success, spearheading the growth of Ranexa® and Lexiscan®, two drugs with combined annual sales in excess of $1.5 billion dollars. Dr. Lange led the sale of CVT to Gilead Sciences, Inc. (Nasdaq: GILD) in 2009 for $1.4 billion, and stayed on part time until 2019 as a Senior Advisor reporting until 2018 to the Chief Executive Officer of Gilead Sciences.

After successfully selling CVT, Dr. Lange founded and sold two additional biotechnology companies. In 2017, GE Healthcare acquired one of these companies, Rapidscan Pharma Solutions Inc. (“RPS”), a developer of a biopharmaceutical stress agent used in the diagnosis of cardiovascular disease.

In 2015, Audentes Therapeutics, Inc. (Nasdaq: BOLD) acquired the second of these companies, gene therapy products developer Cardiogen Sciences, Inc.; Dr. Lange stayed on as lead Director up to the sale of Audentes Therapeutics to Astellas Pharma Inc. (TYO: 4503) in 2020 for $3.1 billion. Currently, Dr. Lange is a Partner at Asset Management Ventures (“AMV”), an early-stage venture capital firm focused on investments in the digital health, technology, and life sciences sectors, sitting at the forefront of key innovation trends and deal flow within the biotechnology space. Dr. Lange has led over 12 investments across all areas of biotechnology companies.

In addition to Dr. Lange’s operational and investing experience, Dr. Lange spent 22 years in academic medicine at Harvard University and Washington University, where he served as Chief of Cardiology and Professor of Medicine at Jewish Hospital at Washington University School of Medicine from 1985-1992 and was one of the first academicians in molecular cardiology. Currently, Dr. Lange serves as a member of the Board of Trustees at the University of Rochester, a role he has held since 1998. As Chair of the Health Affairs committee that oversees all of the medical operations, Dr. Lange has been part of the leadership team for strategic re-invigoration of the medical center, overseeing projects including construction of two research buildings and recruitment of over 100 faculty members.

Dr. Lange has also led the most respected industry and trade associations in the biotechnology sector. From 1999 to 2009, Dr. Lange served on the Board of Directors of Biotechnology Innovation Organization, the trade organization of biotechnology companies, leading the largest committee of member companies for two years. Dr. Lange has been on numerous other public and private Boards in both the non-profit and for-profit arena, including the Institute of Systems Biology (“ISB”), a nonprofit biomedical research organization co-founded by industry stalwart Dr. Leroy (“Lee”) Hood, and the UCSF Gladstone Institute, an independent, nonprofit life science research organization located in the epicenter of biomedical and technological innovation in the San Francisco Bay Area.

Dr. Lange will leverage his extensive operating and academic experience and industry networks to work alongside the management team in identifying high-potential therapeutic areas and treatment approaches, as well as sourcing, evaluating and negotiating with potential targets. Dr. Lange is also on the Board of Directors for Enterprise 4.0 Technology Acquisition Corp (Nasdaq: ENTF), a blank check company searching for a target business. Dr. Lange has a Bachelor’s degree from the University of Rochester, an M.D. from Harvard University and a Ph.D. in Biological Chemistry, also from Harvard University.

Stephen Sherwin, M.D., one of our Directors, is a medical oncologist who has spent over 35 years in the biotechnology industry, helping to create and manage companies that discover and develop new treatments for patients with cancer. During his career as a C-level executive, Dr. Sherwin co-founded and served as CEO and/or chairman of industry-leading biotechnology companies that generated over $2.0 billion in shareholder value. From 1990 to 2009, Dr. Sherwin served as the Chief Executive Officer of Cell Genesys, Inc., a cancer immunotherapy company, and was its Chairman from 1994 until the company’s merger in 2009 with BioSante Pharmaceuticals, Inc. (now ANI Pharmaceuticals, Inc., Nasdaq: ANIP). In addition, Dr. Sherwin co-founded and served as chairman of Abgenix, Inc. (Nasdaq: ABGX), an antibody company that was acquired by Amgen Inc. (Nasdaq: AMGN) in 2006 and co-founded and served as Chairman of Ceregene, Inc., a gene therapy company acquired by Sangamo Therapeutics, Inc. (Nasdaq: SGMO) in 2013. Prior to Cell Genesys, Dr. Sherwin served as Vice President of Clinical Research at Genentech, Inc. (NYSE: DNA) and was the first medical doctor hired by the company. In addition to his corporate experience, Dr. Sherwin previously served on the Board of Directors of the Biotechnology Innovation Organization from 2001 to 2014 and as its Chairman from 2009 to 2011.

Dr. Sherwin currently divides his time between advisory work in the life science industry and patient care and teaching in his specialty of medical oncology. Dr. Sherwin is a Clinical Professor of Medicine at the University of California, San Francisco, and a volunteer Attending Physician in Hematology-Oncology at the Zuckerberg San Francisco General Hospital. In addition, Dr. Sherwin currently serves as an Advisory Partner at Third Rock Ventures, a leading healthcare venture firm, and on the boards of directors of Biogen Inc. (Nasdaq: BIIB), a multinational commercial-stage biotechnology company and Neurocrine Biosciences, Inc. (Nasdaq: NBIX), a commercial-stage biopharmaceutical company focused on neurological and endocrine diseases. Through his prior and current experiences and roles, Dr. Sherwin is uniquely able to lend his expertise on next-generation biotechnology trends to work with the team in sourcing an appropriate target with commercial and therapeutic potential, and to provide operational guidance that will be crucial in helping our target achieve successful commercialization and scale as a public company. Dr. Sherwin received his Bachelor of Arts in Biology at Yale University, and his M.D. at Harvard Medical School.

Glen Giovannetti, one of our Directors, is a retired partner of Ernst & Young LLP (“EY”), where he was instrumental in spearheading the growth of the firm’s life sciences practice. Mr. Giovannetti is a widely recognized industry expert and thought leader, bringing over 36 years of deep life sciences domain knowledge, leadership success, risk and reporting expertise, and board governance credentials. At EY, Mr. Giovannetti served as the Global Biotechnology Leader (2007-2018) and Global Life Sciences Leader (2010-2016) and was intimately involved as lead partner on numerous IPOs and following-on offerings as well as consulting on alliance, merger, and spin-off transactions. Mr. Giovannetti supported client teams from the U.S., across Europe, China, India, Japan, and Brazil. Furthermore, Mr. Giovannetti’s team was responsible for producing EY’s industry leading Thought Leadership life sciences publications including the annual reports such as Progressions, Beyond Borders, and Pulse of the Industry. He is also a co-author of “Managing Biotechnology: From Science to Market in the Digital Age.” Mr. Giovannetti retired from EY in December 2020.

Mr. Giovannetti brings extensive company board and leadership experience in the life sciences sector. Mr. Giovannetti currently serves on the Board of Directors at Teon Therapeutics, Inc., a developer of single-target small molecules intended to restore antitumor immunity and suppress cancer cell proliferation, Revolo Biotherapeutics Inc., a US and UK based clinical stage biotech company developing novel, first-in-class, drug therapies for autoimmune and allergic diseases, and Enterprise 4.0 Technology Acquisition Corp (Nasdaq: ENTF), a blank check company searching for a target business. Mr. Giovannetti previously served on the Board of Directors and as a Member of the Finance and Audit Committee at the Biotechnology Innovation Organization (“BIO”), and on the Board of Directors for XWPharma Ltd. (formerly XW Laboratories Inc.), a clinical stage biopharmaceutical company developing novel therapeutics for patients with neurodegenerative diseases. Furthermore, Mr. Giovannetti serves on the Board of Directors at Life Science Cares, a nonprofit organization that connects life science executives and companies with other nonprofits addressing issues of poverty in California, Boston, and Philadelphia. Mr. Giovannetti holds a Bachelor of Arts in Accounting from Linfield College and previously held CPA licenses in Massachusetts and California.

Advisors

Alex Vieux is the Chief Executive Officer of Herring International, a Belgian corporation. Over the last 35 years, he has worked with and engaged C-suite executives from five continents, scouting disruptive companies later embraced by the markets. Red Herring has ranked the most prominent startups in the global technology industry and featured them in its publication since 1993. Many of the Red Herring “Top 100” end up being acquired or going public. Mr. Vieux started his career at Arthur Andersen LLP (now Accenture plc). Then he co-founded two technology companies, C•ATS Software, Inc. and Renaissance Software, both fintech startups that either went public or were sold in the 1990s. He also founded ETRE, The European Technology Roundtable Exhibition, a yearly forum assembling technology world leaders. He was elected on the board of directors of Tandem Computers, Inc. and Computer Associates (listed on NYSE), Check Point Software Technologies, Ltd. (Nasdaq: CHKP), Commerce One, Inc. (Nasdaq: CMRC), and Qualys, Inc. (Nasdaq: QLYS) as well as dozens of private companies. Mr. Vieux served as an advisor to Chaserg Technology Acquisition Corp. (formerly Nasdaq: CTAC), a blank-check company which completed an initial business combination with Grid Dynamics International, Inc. (Nasdaq: GDYN) in March 2020, and to Apex Technology Acquisition Corporation (Nasdaq: APXT), a blank check company which completed an initial business combination in with AvePoint, Inc. (Nasdaq: AVPT) July 2021. Mr. Vieux also serves as an advisor to Enterprise 4.0 Technology Acquisition Corp. (Nasdaq: ENTF), a blank check company searching for a target business. A graduate of the Institute d’Etudes Politiques and the French business school HEC, Mr. Vieux also holds a law degree from the Universite de Paris and an M.B.A. from Stanford University, where he was a Fulbright Scholar.

Steven Fletcher advised numerous technology companies on mergers, acquisitions and other strategic transactions in his 24 year career as an investment banker. Mr. Fletcher worked in the Investment Banking Division at Goldman Sachs for more than eight years, where he held a number of leadership roles including head of Information Technology Services banking, head of Systems and Storage banking and head of the Private Placement Group. In 2003, he helped to start a new investment bank, GCA (formerly known as Savvian LLC), which has grown to over 400 professionals. Mr. Fletcher was a member of GCA’s U.S. management committee and head of the software group and co-head of the digital media group. Mr. Fletcher has worked on transactions with companies including some in the technology industry as well as growth and middle-market technology companies. He served as an advisor to Chaserg Technology Acquisition Corp. (formerly Nasdaq: CTAC), a blank check company which completed an initial business combination with Grid Dynamics International, Inc. (Nasdaq: GDYN) in March 2020, and to Apex Technology Acquisition Corporation (Nasdaq: APXT), a blank check company which completed its initial business combination in with AvePoint, Inc. (Nasdaq: AVPT) July 2021 Mr. Fletcher also serves as an advisor Enterprise 4.0 Technology Acquisition Corp. (Nasdaq: ENTF), a blank check company searching for a target business, and serves on the Board of Directors of Lee Enterprises (Nasdaq: LEE), a US media company. He holds a B.A. in Economics from UCLA and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Ronald Eastman, Shawn Cross, Louis G. Lange, M.D., Ph.D, Stephen Sherwin, M.D. and Glen Giovannetti are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors. The charter of each committee is available on our website at https://bioplusspac.com/corporate-governance/.

Audit Committee

We have established an audit committee of the board of directors. Shawn Cross, Glen Giovannetti and Ronald Eastman serve as members of our audit committee, and Mr. Giovannetti chairs the audit committee.

Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Shawn Cross, Glen Giovannetti, and Ronald Eastman meets the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Giovannetti qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. Louis Lange, Stephen Sherwin, and Ronald Eastman serve as members of our compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Louis Lange, Stephen Sherwin and Ronald Eastman are independent, and Ronald Eastman chairs the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, other than the payment to an affiliate of our Sponsor of $20,000 per month, for up to 18 months, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the completion of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Director Nominations

We do not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Ronald Eastman and Louis Lange. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, a special meeting of shareholders). Our shareholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our Amended and Restated Memorandum and Articles of Association Amended and Restated Memorandum and Articles of Association.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Code of Ethics

We have filed a copy of our Code of Ethics and our audit and compensation committee charters as exhibits to our Form S-1 originally filed with the SEC on July 20, 2021, as amended and copies are available on our website at https://bioplusspac.com/corporate-governance/. You are able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Audit Fees

The firm of WithumSmith+Brown, PC, or Withum, acts as our independent registered public accounting firm. The following is a summary of fees paid to Withum for services rendered.

Audit Fees. During the year ended December 31, 2022 and for the period from February 11, 2021 (inception) through December 31, 2021, fees for our independent registered public accounting firm were approximately $69,420 and $25,375, respectively, for the services Withum performed in connection with our Initial Public Offering and the audit of our December 31, 2022 and 2021 financial statements included in this Annual Report on Form 10-K.

Audit-Related Fees. During the year ended December 31, 2022 and for the period from February 11, 2021 (inception) through December 31, 2021, we did not pay our independent registered public accounting firm any audit-related fees.

Tax Fees. During year ended December 31, 2022 and for the period from February 11, 2021 (inception) through December 31, 2021, our independent registered public accounting firm billed the Company for services related to tax compliance, tax advice and tax planning for $3,900 and $0, respectively.

All Other Fees. During year ended December 31, 2022 and for the period from February 11, 2021 (inception) through December 31, 2021, there were no fees billed for products and services provided by our independent registered public accounting firm other than those set forth above.

Legal Proceedings

To the knowledge of our management team, there is no litigation currently pending or anticipated against us, any of our officers or directors in their capacity as such or against any of our property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF BIOS

The statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections titled “Risk Factors,” “Information About BIOS” and the audited consolidated financial statements, including the related notes, appearing elsewhere in this proxy statement/prospectus. All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. As used in this section, unless the context suggests otherwise, the “Company,” “we,” “us,” “our,” or “BIOS” refer to BioPlus Acquisition Corp.

Overview

We are a blank check company incorporated in the Cayman Islands on February 11, 2021 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”). We intend to effectuate our Business Combination using cash derived from the proceeds of the Initial Public Offering and the sale of the Placement Units, our shares, debt or a combination of cash, shares and debt.

As of March 31, 2023, the Company had not commenced any operations. All activity for the period from February 11, 2021 (inception) through March 31, 2023 relates to the Company’s formation, the Initial Public Offering, which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

Initial Public Offering

On December 7, 2021, we consummated our initial public offering of 23,000,000 public units. Each unit consists of one Class A Ordinary Share of the Company, par value $0.0001 per share, and one-half redeemable warrant of the Company, with each warrant entitling the holder thereof to purchase one Class A Ordinary Share for $11.50 per whole share. The public units were sold at a price of $10.00 per unit, generating gross proceeds to the Company of $230,000,000.

Simultaneously with the closing of the initial public offering, we completed the private sale of an aggregate of 560,000 placement units (380,000 of which were sold to our sponsor and 180,000 of which were sold to Cantor), at a purchase price of $10.00 per placement unit, generating gross proceeds of $5,600,000. A total of $234,600,000, comprised of $224,800,000 of the proceeds from the initial public offering and $5,600,000 of the proceeds of the sale of the placement units, was placed in the trust account maintained by Continental, acting as trustee.

It is the job of our sponsor and management team to complete our initial business combination. Our management team is led by Jonathan Rigby, our Chairman of the Board and Chief Business Officer, and Ross Haghighat, our Chief Executive Officer, Chief Financial Officer and Director, who have many years of experience in growing and operating life sciences companies and in acquiring and integrating companies. We must complete our initial business combination by December 7, 2023. If our initial business combination is not consummated by December 7, 2023, then our existence will terminate, and we will distribute all amounts in the trust account, unless an extended term is approved by our shareholders.

Recent Developments

Business Combination Agreement

On May 2, 2023, BIOS, Merger Sub, Avertix Medical, and, solely with respect to Section 3.03(b) and Section 7.21 of the Business Combination Agreement, the Sponsor, entered into the Business Combination Agreement. See the section titled “Proposal No. 1—The Business Combination Proposal—The Business Combination Agreement” for a further discussion of the Business Combination Agreement.

Sponsor Agreement

On May 2, 2023, the Company, the Sponsor, and Avertix entered into the Sponsor Agreement. See the section titled “Proposal No. 1—The Business Combination Proposal—Sponsor Agreement” for a further discussion of the Sponsor Agreement.

Amendment to Amended and Restated Memorandum and Articles

On June 2, 2023, BIOS held the Extension Meeting, at which holders of 27,302,371 Ordinary Shares, comprised of 21,552,371 Class A Ordinary Shares and 5,750,000 BIOS Class B Ordinary Shares, were present in person or by proxy, representing approximately 93% of the voting power of the 29,310,000 outstanding shares of BIOS entitled to vote at the Extension Meeting at the close of business on May 2, 2023, which was the record date for the Extension Meeting. The outstanding shares on such record date were comprised 23,560,000 Class A Ordinary Shares and 5,750,000 Class B Ordinary Shares.

At the Extension Meeting, the shareholders approved, by special resolution, the Extension Amendment Proposal, which extended the date by which BIOS must (i) consummate its initial business combination, (ii) cease its operations except for the purpose of winding up if it fails to complete such initial business combination, and (iii) redeem all of the Class A Ordinary Shares, included as part of the units sold in the initial public offering, for an additional six months, from June 7, 2023 to December 7, 2023. The voting results for such proposal were as follows:

For	Against	Abstain
26,657,793	79,889	0

In connection with the Extension Amendment, public shareholders elected to redeem an aggregate of 9,942,523 Class A Ordinary Shares at a redemption price of $10.53 per share, representing approximately 42% of the issued and outstanding Class A Ordinary Shares, for an aggregate redemption amount of approximately $104,708,794.59. Following such redemptions, approximately $ 137,513,654.92 remained in the Trust Account and 13,057,477 Class A Ordinary Shares held by Public Shareholders remain outstanding.

At the Extension Meeting, the shareholders approved, by special resolution, the Founder Share Amendment Proposal, which provided for the right of a holder of Class B Ordinary Shares to convert such shares into Class A Ordinary Shares on a one-for-one basis at any time prior to the closing of the initial business combination at the option of a holder of Class B Ordinary Shares. The voting results for such proposal were as follows:

For	Against	Abstain
26,657,793	79,889	0

At the Extension Articles Meeting, the shareholders also approved the proposal to ratify the selection by the Company’s Audit Committee of WithumSmith+Brown, PC to serve as our independent registered public accounting firm for the year ending December 31, 2023. The voting results for such proposal were as follows:

For	Against	Abstain
27,222,482	79,889	0

Promissory Note

Following the approval of the Extension Amendment Proposal, on June 2, 2023, the Company, issued a promissory note in the aggregate principal amount of up to $1,500,000 to the Sponsor, pursuant to which the Sponsor agreed to loan to the Company up to $1,500,000 (the “Extension Note”) to deposit into the Trust Account for the Class A Ordinary Shares, held by the Public Shareholders, that were not redeemed in connection with the extension of the Company’s termination date from June 7, 2023 to December 7, 2023. The Company will deposit $250,000 into the Trust Account for each calendar month (commencing on June 7, 2023 and ending on the 7th day of each subsequent month), or portion thereof, that is needed by the Company to complete an initial business combination until December 7, 2023 (or such earlier date as determined by the BIOS Board), and such amount will be distributed either to: (i) all of the holders of Public Shares upon the Company’s liquidation or (ii) holders of Public Shares who elect to have their shares redeemed in connection with the consummation of the Initial Business Combination. The Extension Note bears no interest and is repayable in full upon the date of the consummation of the initial business combination or the liquidation of the Company. Notwithstanding, at the Sponsor’s election at any time prior to payment in full of the principal balance of the Extension Note, the Sponsor may elect, subject to certain limitations set forth therein, to convert the unpaid principal balance of this Note into that number of units, each unit consisting of one Class A Ordinary Share of the Company and one half of one warrant, each whole warrant exercisable for one Class A Ordinary Share of the Company, equal to: (x) the portion of the principal amount of this Extension Note being converted pursuant to the Extension Note, divided by (y) $10.00, rounded up to the nearest whole number of units.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from February 11, 2021 (inception) through March 31, 2023 were organizational activities, those necessary to prepare for the Initial Public Offering, described below, and identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income derived from the proceeds of initial public offering held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2023, we had net income of $2,321,364, which consisted of interest earned on cash and investments held in the Trust Account of $2,596,638, offset by formation and operating costs of $275,274.

For the three months period ended March 31, 2022, we had net loss of $261,822, which consisted of formation and operating costs of $307,189, offset by interest earned on cash and investments held in the Trust Account of $45,367.

Liquidity and Capital Resources

On December 7, 2021, we consummated the Initial Public Offering of 23,000,000 Units, which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000.

Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 560,000 Placement Units at a price of $10.000 per Placement Unit in a private placement to the Sponsor and Cantor, generating gross proceeds of $5,600,000.

Following the Initial Public Offering, the full exercise of the over-allotment option, and the sale of the Placement Units, a total of $234,600,000 was placed in the Trust Account. We incurred $14,483,021 in Initial Public Offering related costs, including $4,000,000 of underwriting fees and $683,021 of other offering costs.

For the three months ended March 31, 2023, cash used in operating activities was $315,607. Net income of $2,321,364 was affected by interest earned on cash and investments held in the Trust Account of $2,596,638. Changes in operating assets and liabilities used $40,333 of cash for operating activities.

For the three months ended March 31, 2022, cash used in operating activities was $166,491. For the three months ended March 31, 2022, we had net loss of $261,822, which was affected by interest earned on investments held in the Trust Account of $45,367. For the three months ended March 31, 2022, we had changes in operating assets and liabilities of $140,698 for operating activities.

As of March 31, 2023, we had cash and investments held in the Trust Account of $240,372,461 (including approximately $5,772,461 of interest income) consisting of U.S. Treasury Bills with a maturity of 185 days or less and or money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of March 31, 2023, we had cash of $35,371. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans (as defined herein) may be convertible into Units of the post-Business Combination entity at a price of $10.00 per Unit. The Units would be identical to the Private Placement Units.

We believe we will need to raise additional funds in order to meet the expenditures required for operating our business. We may need to obtain additional financing to operate our business prior to our Business Combination, to complete our Business Combination or, if we become obligated to redeem a significant number of our Public Shares upon consummation of our Business Combination, we may issue additional securities or incur debt in connection with such Business Combination.

Liquidity and Going Concern

As of March 31, 2023, the Company had $35,371 in its operating bank account and a working capital deficit of $253,386. In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all.

Also, in connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in FASB Accounting Standards Update (“ASU”) Subtopic 205-40, “Presentation of Financial Statements-Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by December 7, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition as well as the date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after December 7, 2023. The Company intends to complete a Business Combination before the mandatory liquidation date.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2023. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement, to pay an affiliate of the Sponsor a total of $20,000 per month for office space, utilities and secretarial and administrative support services. We began incurring these fees on December 2, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.

The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or $4,000,000 in the aggregate, which was paid upon the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of (i) $0.40 per Unit of the gross proceeds of the initial 20,000,000 Units sold in the Initial Public Offering, or $8,000,000 in the aggregate, and (ii) $0.60 per Unit of the gross proceeds from the Units sold pursuant to the over-allotment option, or $1,800,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The Company did not identify any critical accounting estimates.

Factors That May Adversely Affect our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in Ukraine. We cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete initial business combination.

BUSINESS OF AVERTIX MEDICAL

Overview

Avertix Medical, Inc. (“Avertix Medical”) develops, manufactures, markets and sells the Guardian™, the first and only FDA-approved Class III implantable device that can detect acute coronary syndrome events (“ACS”) such as heart attacks, in real time, even when the patient has no symptoms. According to the United States Centers for Disease Control and Prevention, in the United States alone, over 800,000 people have a heart attack each year. Approximately twenty-five percent (25%) of these patients are deemed at a high-risk to suffer another such event, often due to comorbidities such as obesity, diabetes and renal disease.

The Guardian system consists of a small implantable device and a portable handheld device, along with a portable programmer device used by a clinician to wirelessly interact with the implant through the handheld component. The implantable device continuously monitors a patient’s cardiac signal (an electrogram) for evidence of ST segment shift indicating acute coronary artery occlusion.

After implantation, the Guardian continuously captures and analyzes a patient’s heart signal by sensing data from an intracardiac lead. Every ninety (90) seconds, the Guardian records a ten (10) second electrocardiogram (similar to a twelve (12) lead electrocardiogram (“EKG”) but taken from inside the heart) and then uses its proprietary and adaptive algorithm, to identify acute changes from the patient’s baseline, which could indicate the onset of an ACS event. The Guardian establishes a personalized baseline using machine learning and automatically adjusts this on an ongoing basis. If the device detects and verifies an acute change from the baseline, the Guardian will alert the patient with a tactile alert (vibration) from the implanted device, an audible (beeping sound) and visual (flashing LEDs) alerts from the external device and instruct them to “Call 9-1-1”. As the Guardian records heart activity before, during and after a heart attack, all data is available to the cardiologist, which Avertix Medical believes provides for a more comprehensive assessment and guideline-directed care.

Data from the 2019 ALERTS clinical study conducted by Avertix Medical suggested that patients who had been alerted by the Guardian arrived at the hospital over four (4) times faster than those who did not (1.7 hours vs. eight (8) hours), even if they experienced no or atypical symptoms. In an independent study of over 12,000 STEMI events treated in hospitals between 2006 and 2015, which was published in the European Heart Journal, it was observed that reducing treatment delay from initial medical contact to treatment with primary percutaneous coronary intervention (“PCI”) can improve patient outcomes, and reduce the chance of death. As approximately twenty percent (20%) of all heart attacks are silent, atypical or have mild symptoms, the Guardian can alert patients to seek treatment even when they have no noticeable symptoms. In the third quarter of 2021, the Guardian received FDA approval for the Generation-3 Guardian, the only Class III implanted medical device for heart attack detection that notifies a patient to seek treatment.

The implantable device has a similar size and shape to a single chamber pacemaker, a well-established device on the market for over fifty (50) years. Cardiologists follow the same commonly performed procedure and workflow used to implant a single chamber pacemaker, with no need for new surgical tools or training. This can eliminate a typical friction point associated with new products and simplify adoption by cardiologists.

As a commercial device, the Guardian has received reimbursement through the Centers for Medicare & Medicaid Services (“CMS”) and several private payors. The level of reimbursement is set, independently, in recognition of the long term management benefit for ACS patients. Over 1,300 patients have been implanted with the Guardian to date, including 944 in clinical trials and an estimated 350 as part of the commercial deployment of the device.

Avertix Medical is currently developing the ‘Generation-4’ Guardian and intends to seek FDA approval in the first quarter of 2024. The Generation-4 Guardian will feature cloud connectivity and optional remote patient monitoring, potentially connecting the device to medical staff, family or call centers. If Avertix Medical determines to incorporate this feature into its business, cloud-based patient connectivity of the Generation-4 Guardian could enable a new SaaS revenue model of remote patient monitoring for the Company, potentially delivering a recurring revenue stream for the six (6) year life of the implant. The two new potential revenue streams, other than the implant revenue are (1) a per patient monthly subscription revenue allowing for reporting to medical staff, family and call centers, and (2) a revenue split model with physicians on technical follow-up with respect to function of the implant and professional follow-up fees in respect of events reported by the Guardian device. Avertix Medical has not determined whether to implement these two models in the Generation-4 Guardian and, if implemented, whether these subscriptions would be required or optional.

Since it is based on the approved version of the Guardian, Avertix Medical anticipates that the FDA will make a determination with respect to the Generation-4 Guardian without additional clinical trials. However, there can be no assurance that the FDA will approve the Generation-4 Guardian without further additional studies, or at all.

Avertix Medical believes its commercial team of industry veterans with deep sector experience across the implantable cardiac market will effectively grow the business in the United States and internationally.

Figure 1: The Guardian proposition overview

Background

Corporate History

2001: Foundation: Avertix Medical was founded by Drs. Robert, Tim and David Fischell, who filed the first of its issued U.S. patents relating to detecting cardiac events and patient alerting. Avertix Medical was incorporated as Angel Medical Systems, Inc in Delaware in November 2001.

2005: Proof-Concept study: This 2005 study conducted by members of the Fischell family, including Avertix Medical’s founder and former Chief Executive Officer, David Fischell, suggested that when a coronary artery occludes, there is an immediate (under two (2) minutes) and pronounced change in the ST segment of a heartbeat seen from an intracardiac lead. This finding became the fundamental premise of the Guardian, where heart attack patients would be alerted to take immediate action and quickly call 9-1-1 for transportation to a medical facility.

2006: First-in-Man study (CARDIOSAVER) and 2009-2010: IDE safety study (DETECT): Intracardiac monitoring was performed in thirty-seven (37) patients at high-risk for ACS. The implanted monitor alerted patients to detected ischemic events. The data from the 2006 CARDIOSAVER and DETECT studies conducted by members of the Fischell family, including Avertix Medical’s founder and former Chief Executive Officer, David Fischell, provided the basis for the design of the ALERTS randomized prospective pivotal study.

2010-2015: Randomized Pivotal PMA Study (ALERTS): The Guardian was implanted in nine hundred seven (907) subjects who were then randomized to control and treatment groups to test the safety and efficacy of the Guardian for a six (6)-month period.

2018: Generation-2 Guardian FDA approval: FDA approval of the Generation-2 Guardian based on the need for earlier presentation of patients with heart attacks, including silent heart attacks

2020: Asia distributor agreement: Distributor partnership with Hydrix to countries in Asia in the first quarter of 2020 and first commercial implants into patients in Singapore in the third quarter of 2020.

2021: Generation-3 Guardian FDA approval: FDA approval of the Generation-3 Guardian, with an updated, battery that doubled the life of the implanted device from three (3) to six (6) years.

2021-2022: Transitional Pass Through status approval: Centers for Medicare & Medicaid granted the Guardian transitional pass through (“TPT”) status in the fourth quarter of 2021 which became active on January 1, 2022, permitting reimbursement for the Guardian device under the TPT guidelines.

2022: First United States commercial implant: The launch of the Guardian in the United States and first commercial implant in the first quarter of 2022.

2023: MENA distributor agreement: Distribution partnership in Middle East & North Africa.

Figure 2: Corporate milestones

The Guardian Solution

Description of the Guardian

The Guardian system monitors a person’s heart 24/7 and provides alerts of ACS events, including heart attacks, in real time. The Guardian system is comprised of three (3) components:

•

Implantable Medical Device (“IMD”): an implantable medical device that monitors the patient’s heart, vibrates to warn the patient of detected events and stores the electrogram signals and other data for the physician;

•	External medical device (“EXD”): an external telemetry device that patients carry on their person which includes audible and visual alerts and enables patients to silence alarms; and

•	Physician Programmer: a connected device that the physician uses to program and retrieve data from the IMD.

Figure 3: Components of the Guardian

Implantable Medical Device (“IMD”)

The IMD performs several functions, including monitoring the patient’s electrogram, alerting the patient of detected events through vibration and storing electrogram signals and other data for the physician’s review. It does this by continuously monitoring intracardiac electrograms in real time and assessing for ST segment changes, including ST depression and elevation, using Avertix Medical’s proprietary detection algorithm. The IMD also stores electrograms for subsequent retrieval by the Physician Programmer via wireless telemetry.

Implantation of the IMD involves placing it in a left pectoral subcutaneous pocket and connecting it to a market-approved IS-1 transvenous active-fixation endocardial bipolar pacing lead, which is inserted in the right ventricular apex. The pacing lead is used only for sensing cardiac activity and does not pace. Physicians who typically perform pacemaker or similar implantable procedures can implant the Guardian.

External Device (“EXD”)

The Avertix Medical external device is a battery-operated telemetry device used for communicating with an IMD. The EXD serves a dual role: providing redundant auditory and visual alarm signaling to the patient when the IMD detects an event and enabling bidirectional communications between the IMD and Avertix Medical’s Physician Programmer.

The EXD has an internal radio transmitter/receiver that it uses to communicate with an IMD.

Physician Programmer

The Physician Programmer is a portable, specially configured computer used to program, retrieve and store patient data from the IMD. The Physician Programmer comes equipped with the following features:

•	A Wand External Device (EXD) for communicating with patients’ IMDs;

•	A stylus and touchscreen for selecting programming options;

•	A handle for convenient transport;

•	An integrated stand to provide a suitable viewing angle;

•	Two (2) USB flash drives for backing-up patient data; and

•	Two (2) lithium batteries and an AC adapter for operating the Physician Programmer either with or without an AC line source.

Value Proposition

The Guardian provides benefits to each of the stakeholders in the cardiology ecosystem that exists for patients, cardiologists, hospitals and ambulatory surgical centers (“ASCs”) and payors. Delivering value to each of these stakeholders is critical to success.

Figure 4: The Guardian cardiology ecosystem and key benefits

Clinical Trials for the Guardian

Proof-Concept study

The first study in humans, conducted by members of the Fischell family, including Avertix Medical’s founder and former Chief Executive Officer, David Fischell, in 2005, used a temporary pacemaker lead to measure RV apical voltage (referenced to left pectoral region) during a two (2)-minute occlusion obtained during scheduled balloon angioplasty in fourteen (14) subjects (who were receiving the angioplasty for clinical reasons).

This study suggested that when a coronary artery occludes, there is a pronounced change in the ST segment of a heartbeat when seen from an intracardiac lead. This finding became the fundamental premise of the Guardian, where heart attack patients would be alerted to take immediate action and quickly call 911 for transportation to a medical facility.

To achieve this, Avertix Medical developed a simple and robust alerting system that included vibration from the implanted device and sound and flashing lights from an external pager-like device. Studies were conducted using elderly subjects to validate the effectiveness of the triple-sensory alerting provided by the Guardian system. The results of this study suggested that a simple implantable system resembling a ventricular pacemaker could be programmed to assist in the very early diagnosis of acute heart attacks.

First-in-Man study (CARDIOSAVER) and IDE safety study (DETECT)

The CARDIOSAVER study, conducted by members of the Fischell family, including Avertix Medical’s founder and former Chief Executive Officer, David Fischell, between 2006-2010, involved the implantation of the Guardian into twenty (20) subjects prior to stent placement for a prior ACS event. The Guardian was able to detect the blockage of arteries during stent deployment, demonstrating the sensitivity of the detection algorithm. After stenting, subjects were sent home with daily ambulatory monitoring and alerting activated to assess the feasibility of detection of spontaneous coronary occlusive events.

The DETECT study was a safety study with seventeen (17) subjects that demonstrated the Guardian maintained a high safety profile when implanted in patients. It also showed that the Guardian could objectively determine a shift in the ST segment of a heartbeat beyond the normal range of variability. The implanted Guardian continuously evaluated the patients’ ST segments sensed from a conventional pacemaker right ventricle apical lead, and alerted patients to detected ischemic events.

During follow-up research on patients in the CARDIOSAVER and DETECT studies (median 1.52 years, range one hundred twenty-six (126) to nine hundred seventy-four (974) days), Avertix Medical discovered that four (4) patients experienced significant changes in their hearts’ ST segment activity, indicating potential thrombotic coronary occlusion or ruptured plaque, despite not having an elevated heart rate. The Guardian’s alert system immediately initiated hospital monitoring, leading to an angiogram and/or intravascular ultrasonography confirming the diagnosis. The median alarm-to-door time was 19.5 minutes.

The data from the CARDIOSAVER and DETECT studies provided the basis for the design of the ALERTS randomized prospective pivotal study.

Randomized Pivotal PMA Study (ALERTS)

The 2005 ALERTS clinical study was a randomized, open-label, controlled study designed to evaluate the safety and effectiveness of the Guardian. The study enrolled a total of 1,020 patients and randomized nine hundred seven (907) patients. All patients received the Guardian, with four hundred fifty-six (456) randomly assigned to a control group (called ALARMS OFF) and four hundred fifty-one (451) assigned to a treatment group (called ALARMS ON) for a six-month period. The ALARMS OFF group relied solely on symptoms for the detection of ACS events, while the ALARMS ON group had their Guardian alarm feature enabled. The ALARMS ON group was trained to respond to a Guardian alarm, symptoms or a combination of both. After the six (6)-month period, the alarm feature was enabled for the control group, and all patients were scheduled to return for follow-up examinations for an additional (median) period of 1.5 years to collect clinical data.

The ALERTS study’s inclusion criteria required each subject to have had a previous myocardial infarction (“MI”) event and to have multiple additional risk factors such as diabetes, renal insufficiency and high TIMI scores. The data from ALERTS was used by the FDA to assess the safety and efficacy of the device in order to provide PMA approval. Overall, the data suggested the implantable cardiac Guardian system was safe, with a low rate of complications, and also clinically effective.

The first key efficacy finding was that silent heart attacks were detected for the first time. During the study period forty-two (42) silent heart attacks were detected in the treatment group while the control had zero (0) silent heart attacks detected by patients.

The second key efficacy finding was that the Guardian improved the positive predictive value (“PPV”) when compared to symptoms alone. The combination of the Guardian alarm and symptoms was ninety-one percent (91%) more predictive of a real ACS event than symptoms alone. An alert from the Guardian was observed to be a more accurate predictor of ACS events when compared to patient-recognized symptoms alone.

Figure 5: Clear Improvement in ACS Positive Predictive Value

The ALERTS clinical study also observed a twenty-six percent (26%) reduction in false positive rate of emergency room (“ER”) visits saving patients unnecessary visits to the emergency department.

The use of the Guardian was also observed to decrease detection-to-door time (pre-hospital delay):

•

For all ACS events, the Guardian Alarms ON group showed reduced delays, with fifty-five percent (55%) of emergency department visits under two (2) hours compared with ten percent (10%) in the Alarms OFF group;

•	For ACS events, the overall median arrival time was 1.7 hours for the Alarms ON group vs. a median symptom-to-door time of 8.0 hours for Alarms OFF group;

•	When restricted only to MI events, results were similar. Median pre-hospital delay for MI was 1.6 hours in the Guardian Alarms ON group vs. 12.7 hours for Alarms OFF; and

•	For asymptomatic MI, median alarm-to-door delay was 1.4 hours.

In the ALERTS clinical study, the Guardian was observed to detect other serious cardiac conditions thereby improving long term patient management. Guardian alerts were used to diagnose other serious medical conditions in seventy-nine (79) out of the nine hundred ten (910) patients (8.7%). These patients were prompted to seek medical attention due to a Guardian alarm resulting in the identification of a number of non-ACS events and further intervention. This included the identification of the need for therapeutic devices such as pacemakers and ICDs in about five percent (5%) of patients.

Figure 6: Non-ACS events recorded by the Guardian during the ALERTS clinical study

Improved Quality of Life Study

A quality-of-life study was commissioned by Avertix Medical in from 2009 to 2013 to determine the subjects’ quality of life using three (3) independent surveys. The study evaluated their self-reported quality of life during the preceding year as a baseline, and at both six (6) months and twelve (12) months after their Guardian alerting features were activated. The study enrolled one hundred fifty-seven (157) subjects, with one hundred thirty-three (133) and one hundred eight (108) surveys successfully obtained subsequently at six (6)- and twelve (12)-months post-implant, respectively.

All subjects reported clear quality of life improvements as illustrated in the figure below:

Figure 7: Results from the Guardian Quality of Life study

Clinical Trials for Product Candidates

Avertix Medical believes that the clinical trials described above will continue to serve as the primary basis for the Generation-4 Guardian and future product candidates. However, each new product candidate will require additional clinical trials, the scope of which will vary depending on the technology used for such product candidates.

In connection with the application for FDA approval of the Generation-4 Guardian, which Avertix Medical intends to submit in January 2024, the FDA may require Avertix Medical to complete a clinical study to determine the safety of the Generation-4 Guardian prior to approval. There can be no assurance that the FDA will not require additional clinical studies prior to making such determination.

Principle of Operation of the Guardian

The Guardian operates on the principle that changes in the ST segment of a heartbeat are often the result of an occlusion of a coronary artery. The Guardian continuously monitors the patient’s cardiac signal from inside the heart, known as an electrogram, for these ST segment changes and alerts the patient with vibratory, auditory and visual stimuli when such a change occurs.

The Guardian uses a proprietary algorithm and machine learning to continuously provide intracardiac monitoring of ST segments. Every ninety (90) seconds the Guardian measures ST segments and compares them to the patient’s baseline developed specifically for that patient. When there is a significant difference between the current cardiac signal and the composite baseline, the patient is notified of a potential ACS event. Patients are trained to seek emergency medical attention when an alarm occurs. With this information, patients can seek treatment more promptly and receive early intervention that can reduce heart damage.

Figure 8: General principle of operation of the Guardian

IMD

The IMD is the core component of the Guardian that acquires and analyzes the patient’s electrogram signals to detect ACS events. The IMD collects the electrograms via the endocardial lead, analyzes them in real time and vibrates to warn the patient while signaling the EXD to provide audible and visual warnings. The IMD stores electrograms for retrieval by the Physician Programmer via wireless telemetry.

The IMD is connected to the heart using a drug-eluting endocardial pacemaker lead with the tip located in the apex of the right ventricle. The event detection algorithm characterizes patient electrograms in real time to identify acute ST segment changes indicative of acute cardiac ischemia resulting from a sudden coronary artery embolus. The Guardian detection algorithm quantifies the ST shifts by comparing the average ST segment change of the current electrogram against a baseline electrogram and declares a potential event if they differ significantly for a period of time.

Figure 9: The general elements comprising the Guardian detection algorithm

The general elements of the Guardian detection algorithm are:

Electrogram Acquisition: The IMD collects an electrogram of ten (10) seconds in length, every thirty (30) or ninety (90) seconds, depending on the characterization of the previous segment. If the previous electrogram was abnormal in some manner, the IMD waits thirty (30) seconds, otherwise it waits ninety (90) seconds. Examples of abnormal electrograms are those with low, elevated, high and irregular heart rates, or those containing heartbeats that exhibit a high degree of ST shift.

Heartbeat Detection: The detection algorithm locates each heartbeat by identifying the R-wave peak and sets a blanking period to ensure that the detection algorithm does not mistake T-waves for R-waves. The detection algorithm establishes the temporal locations for the start of the PQ and ST segment intervals. The algorithm uses these intervals to assess a ST segment shift.

Heart Rate Characterization: The detection algorithm then determines the time interval between each heartbeat and calculates the average heart rate for the entire electrogram. Electrograms are classified as low, normal, elevated, high or irregular based on the heart rate thresholds for each patient. Electrograms are then assessed for ST shift. The detection algorithm does not check ST shift for high heart rate electrograms as this condition is potentially hazardous regardless of any ST shift.

ST Shift Assessment: The detection algorithm determines ST shift by calculating the ST deviation of a heartbeat and comparing it to the ST deviation of the composite baseline for that patient. If the difference between the two exceeds the patient’s ischemia threshold the beat is considered ST Shifted. The polarity of the shift depends on the location of the occlusion in the heart, and the detection algorithm marks the heartbeat as either shifted or unshifted based on the ST shift as a percentage of the R wave height.

Electrogram Characterization: The detection algorithm analyzes ten (10)-second electrograms to determine if they qualify as “ST Shifted” by counting the number of beats that exceed the ST Shift threshold. The detection algorithm can analyze up to eight (8) beats in each electrogram and declares the electrogram as shifted if six (6) or more beats exceed the threshold. Electrograms with fewer than eight (8) analyzable beats are combined with the next captured electrogram for purposes of determining shift.

Event Declaration: The IMD declares events based on consecutive abnormal electrograms to reduce false alarms. The number of required abnormal electrograms varies by event, such as three for Low Heart Rate and twenty for Irregular Heart Rate. The IMD notifies the patient of an event using a vibratory motor with two (2) warning levels: ‘Emergency’ and ‘See Doctor’.

IMD/EXD Alarm Coordination

The patient’s EXD serves as a secondary alarm/alerting device that reinforces the warning issued by the IMD. The EXD provides audible beeps and flashing LED lights, either ‘See Doctor’ (yellow) or ‘Emergency’ (red), when an event is detected. The IMD sends a radio signal to the EXD, and the communication occurs over the Medical Implant Communication Service (“MICS”) radio spectrum (402-405MHz), which is reserved for implanted medical devices. The range of IMD/EXD wireless communication is up to six (6) feet.

The Guardian in the Cardiovascular Medical Device market

In 2020, the medical device market in the United States had annual sales of $176 billion, with medical devices for cardiovascular diseases representing the largest segment at US$25.3 billion, fourteen percent (14%) of the total market. There are a number of key trends that point to continued demand:

•	Medical devices are an essential part of healthcare transforming diagnostic and treatment options, creating new multi-billion-dollar markets and improving patient outcomes;

•

Growing number of older adults in the United States creates greater demand for medical devices that improve quality of life. The population of people sixty-five (65) or older to 54 million in 2019, up 13.8 million since 2010 (a thirty-four percent (34%) increase);

•

ACS and heart attacks lead to a high burden on healthcare providers, responsible for 9.2 million physician office visits and 1 million emergency department visits annually. Minimally invasive cardiovascular devices like the Guardian can reduced hospital stays, lower healthcare costs and increase market demand; and

•

Reimbursement is essential for cardiologists investing and maintaining cardiovascular medical devices, covering the cost of the devices, training and maintenance to ensure the financial viability of their practice.

To be competitive, a new medical device needs to excel in terms of product consistency, clinical outcomes and physicians’ perceptions of its quality, compared to other devices used for the same purposes.

Medical devices for high-cost markets, such as those related to cardiovascular diseases, have the potential to lower healthcare costs while improving clinical outcomes for patients.

Market Rationale

Overview

The Guardian is an implantable cardiac monitor that alerts patients to detected ACS events, such as heart attacks, providing peace of mind for patients who are at extreme risk. Historically, these patients would only present at a medical facility if they experienced a symptom such as chest pain or shoulder pain. Approximately twenty percent (20%) of heart attacks are asymptomatic.

The Guardian provides 24/7 monitoring, reduces delays to intervention and potentially saves lives. The Guardian is implanted using the same procedure as a common pacemaker, and provides highly accurate continuous, real-time information to ambulatory patients about potential ACS and MI events, filling a gap in the market for such implantable products.

Figure 10: Market structure for the Guardian

Heart Attacks

A heart attack, or ACS event, occurs when the coronary arteries that supply oxygen to the heart muscle become severely narrowed or completely blocked due to plaque buildup, also known as atherosclerosis. Atherosclerosis may have no symptoms in its early stages, but when an artery is over seventy percent (70%) narrowed, it can cause chest pain and shortness of breath.

Figure 11: Atherosclerosis leading to an ACS event

ACS refers to a group of conditions that occur due to a sudden reduction in blood flow to the heart caused by blocked coronary arteries. ACS conditions include:

•	Unstable angina: Sudden chest pain caused by a partial blockage of a coronary artery, usually at rest or with minimal exertion, that may indicate a heart attack is imminent.

•	Non-ST segment elevation myocardial infarction (“NSTEMI”): Occurs when a coronary artery is partially blocked, causing some damage to the heart muscle.

•	ST segment elevation myocardial infarction (“STEMI”): The most severe type of heart attack, caused by a complete blockage of a coronary artery, leading to extensive damage to the heart muscle.

It is estimated that approximately 800,000 people experience heart attacks in the United States each year. There are 8.8 million heart attack survivors in the United States. About every forty (40) seconds, someone in the United States has a heart attack.

After a heart attack, patients have a higher risk of experiencing a repeat attack, with approximately twenty-five percent (25%) having a recurrent heart attack. A study of 6,626 heart attack admissions conducted between 2010 and 2017 and published in the Journal of the American Heart Association in 2021, found 2.5% of patients were readmitted within ninety (90) days with another heart attack, and nearly fifty percent (50%) of those patients died within five (5) years of the initial heart attack.

To reduce the risk of a secondary heart attack, heart attack survivors are usually given a health program to follow that typically includes medication, diet and lifestyle guidelines, but the effectiveness of such health programs depends on patient adherence. However, the Guardian automatically records a patient’s heart data reducing reliance on patient compliance.

The Guardian can detect ACS events, including those with atypical symptoms such as indigestion, shortness of breath, discomfort in the throat, jaw, neck or arms, all without classic chest pain, and reducing the pre-hospital delay for patients experiencing an ACS event can save their lives.

Addressing the gap – EF 35% to 60%

Ejection fraction (“EF”) measures how effectively the heart is functioning, specifically the left ventricle responsible for pumping oxygen-rich blood to the body. EF represents the percentage of blood that is pumped out during each heartbeat. A normal EF is typically between fifty-five percent (55%) and seventy percent (70%). A lower ejection fraction indicates reduced effectiveness and may be due to heart muscle damage caused by a prior ACS event.

When an ACS event occurs, a patient will typically go to an emergency medical facility where an interventional cardiologist will intervene if the diagnosis indicates a potential coronary occlusion. The coronary occlusion is opened urgently in a cardiac catheterization lab using one of multiple options (stent placement, balloon angioplasty or, in severe cases, bypass grafts). After the procedure, the patient is stabilized and the patient’s EF is measured to determine the extent of any heart muscle damage, at which point the cardiologist will decide on a treatment path of action. Patients with an EF of thirty-five percent (35%) or less receive an ICD as the standard of care. Patients with an EF between thirty-five percent (35%) and sixty percent (60%) are sent home with a weakened heart and a limited care plan, increasing their likelihood of experiencing another heart attack. The Guardian offers value to this large population.

Figure 12: Providing a medical device for patients of EF between 35% and 60%

Target Near-term Population: High-Risk Patients

There are various risk factors that can contribute to the likelihood of experiencing a heart attack. Some of the primary risk factors include age, gender and family history. As individuals get older, their risk of heart attack increases, with men over forty-five (45) and women over fifty-five (55) at higher risk. Men are generally more likely to experience a heart attack than women, with twice as many men being affected. Additionally, individuals with a family history of heart disease, especially if a close relative has had a heart attack at an early age, have a higher risk of having a heart attack.

In addition, comorbidities such as smoking or tobacco use, high blood pressure, high cholesterol levels, diabetes, obesity, unhealthy diet and physical inactivity and chronic diseases can significantly increase the risk of experiencing a heart attack and follow-on coronary events:

•

Tobacco use: Smoking or using tobacco products increases the risk of a heart attack due to damage to the blood vessels and heart. Approximately 480,000 Americans die as a result of smoking tobacco each year;

•

High blood pressure (hypertension): Elevated blood pressure can lead to damage to the arteries and increases the risk of heart attack. In the United States, 122.4 million adults (46.7% of the adult population) have hypertension;

•

High cholesterol levels: High levels of low-density lipoprotein (LDL) cholesterol and low levels of high-density lipoprotein (HDL) cholesterol contribute to the buildup of plaque in the arteries, increasing the risk of a heart attack. In the United States, 86.4 million adults (34.7% of the adult population) have total cholesterol of two hundred (200) mg/dL or higher, a level to be considered ‘at-risk’ for cardiovascular disease;

•	Diabetes: People with diabetes, particularly type 2 diabetes, are at a higher risk of heart attack due to the negative impact of high blood sugar on blood vessels and the heart;

•

Obesity: Excess body weight puts additional strain on the heart and increases the risk of high blood pressure, high cholesterol and diabetes, all of which contribute to the risk of a heart attack. In the United States forty-three percent (43%) of adult males and 41.9% of adult females exhibited obesity between the years 2017 and 2018;

•	Diet and physical inactivity: An unhealthy diet coupled with a sedentary lifestyle increases the risk of heart attack by contributing to obesity, high blood pressure and high cholesterol; and

•

Chronic diseases: Chronic diseases such as kidney disease can lead to the buildup of waste products in the blood, which can cause damage to the heart and blood vessels, increasing the risk of a second heart attack.

The at-risk population is growing. Avertix Medical is specifically targeting people with one or more comorbidities such as hypertension, diabetes, kidney disease or obesity. People with comorbidities like these are estimated to account for the approximately twenty-five percent (25%) of the over 800,000 people per year in the United States that experience a heart attack.

Avertix Medical estimates that the annual target market of 200,000 patients in the United States alone creates a serviceable market of over $2 billion annually based on the current reimbursement rate for the Guardian.

Overcoming Pre-Hospital Delays

Time to intervention is a critical factor in the medical outcome for a patient experiencing a heart attack. Early intervention for patients presenting with ACS can improve in-hospital and future outcomes. The concept of “time is muscle” is well-established for treating ACS events. However, despite increased awareness among patients and physicians, Avertix Medical believes there remains a persistent unmet need for early detection and intervention for ACS events.

A high-risk heart attack patient may wait on average eight (8) hours before seeking help for a recurrent ACS event, while for STEMI & NSTEMI events, the median pre-hospital delay is 12.7 hours. Reasons for pre-hospital delay include confusion over symptoms and lack of confidence in the medical facility.

Pre-hospital delays have several impacts, including increased risk of mortality/morbidity and increased healthcare costs. Patients who have the Guardian have been observed to arrive at the hospital about four (4) times faster than those without the device, reducing pre-hospital delay from eight (8) hours to 1.7 hours. This reduction can deliver a profound benefit, as patient outcomes are directly related to the speed with which the patient receives a medical intervention.

Market Structure for the Guardian

Primary prescribers—Cardiologists

Patients with heart-related issues typically seek help from cardiologists, who specialize in diagnosing and treating heart-related problems. There are different types of cardiologists, including general cardiologists who manage heart diseases, interventional cardiologists who perform invasive procedures to diagnose and treat heart conditions and electrophysiologists who treat heart rhythm disorders and implant pacemakers.

In the current market, as there is no other implantable monitoring or alert system for heart attack detection, patients may make multiple trips to the emergency room in fear of a heart attack. Utilizing the Guardian can benefit cardiologists by simplifying, enhancing and accelerating care. The Guardian can increase diagnostic value by potentially catching heart attacks earlier, preventing unnecessary visits to the emergency department and ensuring timely care for patients.

Figure 13: The Guardian connecting cardiologists

Implant Process and Follow-up

The Guardian is implanted by physicians, such as interventional cardiologists or electrophysiologists, who perform pacemaker, ICD or similar implantable procedures. The surgery is an outpatient procedure done under conscious sedation and takes about one (1) hour. Once implanted the Guardian will start collecting heart data, and about seven (7) to fourteen (14) days later the patient will have a follow-up visit to program the Guardian based on the signals collected. At the follow-up visit, patients are given an external patient alerting accessory (EXD) and trained on what to do when patient notification occurs. Patients must return to their cardiologist every six (6) months for a check-up to review the data from the implanted device. The expected battery life of the Guardian is six (6) years, and the replacement procedure again takes about an hour or more.

Value Proposition to Cardiologists

The Guardian provides valuable benefits to cardiologists for several reasons:

•

Continual, timely data collection: The Guardian provides continual, timely data collection of all heart function before, during and after an ACS event, which is valuable to cardiologists who typically only have information for a snapshot in time often several hours after an event;

•

Clinical decision support: The Guardian is a clinical decision support tool triaging ACS events and providing general treatment recommendations. The data streamlines care so that only the most necessary diagnostic tests are performed;

•

Realize efficiencies: The Guardian provides an opportunity for cardiologists to improve workflow and streamline operations. With about 128 million Americans living with some form of cardiovascular disease, and only 16,870 cardiologists in the United States, there is a growing need to optimize patient care; and

•	Tailored and targeted patient management plan: Through remote, periodic monitoring, cardiologists can effectively maintain a targeted patient management plan and ensure that patients remain on track.

Avertix Medical believes that the Guardian provides a tangible, effective and proven tool for cardiologists to practice better, more efficient services for their patients.

Target Hospitals and Ambulatory Surgery Centers

Intervention from cardiologists will typically occur in hospitals or ASCs. Both hospitals and ASCs offer surgical, diagnostic and preventive procedures. Hospitals experience a number of issues related to the management of patients experiencing potential ACS events, including delays in providing appropriate treatment to some patients; differences in clinical management of chest pain patients, or inconsistent application of chest pain protocols; insufficient continuity of care between hospital emergency rooms and cardiologists; and patients waiting for admission overcrowding the emergency department as most patients present at the ER in the first instance. The above friction points contribute to long waits for tests and diagnoses. When a patient is fitted with the Guardian, each of the above friction points can potentially be alleviated:

•	Faster treatments: Data suggests that patients with the Guardian have reduced door-to-intervention from eight (8) hours to 1.7 hours;

•

Access to patient data to standardize clinical management: As the specific ACS can be identified, hospitals can commence treatment immediately or carry out specific diagnostic tests without going through an entire chest pain protocol;

•	Continuity of care: An integrated patient management plan and visibility of the entire ACS event ensures that continuity of care can occur between all health providers; and

•	Triaging ACS to the most appropriate caregiver: The ‘See Doctor’ alarm is designed to divert patients to a general cardiologist without having to go to the emergency room.

These elements together contribute to potential opportunities for significant in–hospital cost savings when providers use the Guardian. Fewer ER visits, fewer diagnostic tests, shorter hospital stays and greater certainty in diagnosis and treatment can all contribute to lower hospital costs. The Guardian has been observed to have a ninety-one percent (91%) higher PPV for detecting real ACS events compared to relying on symptoms alone.

The ALERTS clinical study suggested a reduction in the false positive rate of ER visits. A twenty-six (26) percent (26%) reduction in ER visits was observed, as well as cost savings for payors and reduced emergency department congestion for providers.

An ASC usually offers surgical and diagnostic procedures that are typically simpler, less invasive and do not require an overnight stay. This can include biopsies, colonoscopies, arthroscopy and simple cardiac procedures.

Cardiology is a segment of ASCs showing rapid growth and representing thirty-three percent (33%) of total ASC procedural volume. The Healthcare Advisory Board predicts a 27.6% increase in ASC volume by 2027, and projections show nearly fifty percent (50%) of all cardiovascular procedures will be completed in an ASC by the mid-2020s.

ASCs offer a reduced CMS administrative burden compared to Hospital Outpatient Department (“HOPD”). This administrative burden reduction can help promote the utilization of ASCs.

Growth Strategy

In line with Avertix Medical’s vision to improve the standard of care for high-risk ACS patients, the Company’s strategy is primarily focused on sales organization expansion, international distribution partners, expanded platform functionality of the Guardian and the launch of the new Generation-4 Guardian. Avertix

Medical believes that each opportunity provides the potential for the following value inflection points over the coming twenty-four (24) months:

•

Expand the Guardian direct sales organization domestically, targeting doctors who can bring engagement: Avertix Medical is targeting the interventional cardiologists and electrophysiologists who currently implant pacemakers and ICDs. The implant process for the Guardian uses the same process and workflow as a pacemaker. Currently, the Company has approximately one hundred fifty (150) hospitals and cardiology-focused ASCs in its sales pipeline. This expansion in personnel is expected to allow Avertix Medical to foster deeper relationships with physicians to foster revenue growth.

•

Expand internationally through distributors: Avertix Medical is pursuing a strategic distributor model in key international markets, carefully selecting partners with deep experience and strong customer relationships, and a demonstrated track record of launching innovative medical devices. Avertix Medical has entered into distribution agreements with respect to Australia and selected countries in Asia Pacific, and the Middle East/North Africa (“MENA”) region. Regulatory approvals have been secured in Singapore, Malaysia, Thailand and New Zealand. Regulatory approvals in Japan, Hong Kong and Australia are currently pending. Applications for the United Arab Emirates (“UAE”), Saudi Arabia and the European Union (“EU”) are planned in 2023.

•

Grow its intellectual property position: Avertix Medical’s technology is protected by a comprehensive IP portfolio of forty-seven (47) issued patents, the last of which extends to 2041, with additional applications currently pending. The Company intends to continue to expand its intellectual property portfolio as it develops new functionality of its products. The Guardian also relies on trade secrets.

•

Expand platform functionality of the Guardian: During clinical studies, the Guardian demonstrated the potential to detect anemia, atrial fibrillation, bradycardia, hypokalemia, tachycardia and other coronary incidents. Once the implant is in place, additional functionality can be added such as provide early warning signals for a broad range of coronary issues or patient medication compliance. Avertix Medical intends to consider the regulatory pathway and market for each of these functions, each of which will require separate FDA approval and additional clinical trials.

•

Complete development and obtain approval of the Generation-4 Guardian: The Generation-4 Guardian will provide full cloud connectivity, allowing for instantaneous, remote viewing of a patient’s data and integration with cloud-based patient management models, including remote patient monitoring, disease management, pharma management and patient compliance. This additional functionality is expected to allow Avertix Medical to apply a monthly SaaS subscription revenue component and a revenue split model with physicians on technical and professional follow-up fees. Avertix Medical plans to submit an FDA application for the Generation-4 Guardian in the medium-term.

Competitive Strengths

Avertix Medical has a number of competitive strengths that it believes place it at an advantage in the market:

•

Operating in large market with a persistent need: Avertix Medical aims to serve a global market of 8.8 million heart attack survivors, with approximately 800,000 people in the United States alone having a heart attack each year;

•	Broad label indication: The Guardian detects heart attacks, as well as anemia, atrial fibrillation, bradycardia, hypokalemia, tachycardia and other coronary incidents;

•

Favorable physician economics and reimbursement: CMS granted the Guardian a TPT payment category and a new HCPCS C code (C1833) effective January 1, 2022, and will remain in effect for the following three years. For hospital and ASCs, the Guardian is billed under Hospital Specific Ambulatory Procedure Code (APC) Payment (0525T). The Guardian enables long term patient management, as management estimates physicians have approximately five (5) live patient follow-up visits per year;

•

Broad IP protection: Avertix Medical has forty-seven (47) patents issued in the United States with core functionality covered to 2041, with additional applications pending. This is complemented by extensive trade secrets. In addition, Avertix Medical has a time advantage from the data captured to date from the Guardian devices in market, having collected years of data from its implants in patients since 2006, providing proprietary insights into the heart health profile of its patients;

•	Healthy gross margins: Strong reimbursement and a well-established supply chain support Avertix Medical’s expectation of robust margins on sales of the Guardian;

•

Successful track record of leadership and sales team: The Avertix Medical team has deep industry expertise and strategic partnerships and collaborations with leading cardiologists, hospitals and universities. The leadership team has a strong track record of value creation in medical device companies. The sales team has been recruited for their industry experience in cardiology medical device sales; and

•

Stable manufacturing and supply: Avertix Medical has long-standing relationships across the supply chain, with well-established industry suppliers, assemblers and specialists, and plans to seek additional relationships to create additional manufacturing capacity and supply chain redundancy.

Marketing and Sales

Avertix Medical has developed a comprehensive commercial strategy to increase adoption of the Guardian among interventional cardiologists and electrophysiologists. This approach involves both top down and bottom-up strategies to educate and engage key decision makers, including value analysis committees (“VACs”) within ASCs and hospitals, as well as direct sales engagements with cardiologists outlining how the Guardian functions and what outcomes are likely for patients.

Highly experienced sales team: The sales approach is made up of Sales Managers and Clinical Sales personnel. The sales team has been recruited for their industry experience in cardiology medical device sales experience. The sales team is focused on developing strong relationships with cardiologists and hospital customers in order to educate them on the use and benefits of the Guardian.

ASCs and Hospitals: As Avertix Medical believes the Guardian has limited known competition, it currently has a very high approval rating within VACs at ASCs and Hospitals.

Sales coverage: Avertix Medical primarily sells the Guardian through a direct sales organization in the United States. The sales team has in-depth knowledge of the markets in which it competes and seeks to compete.

Sales pipeline: Currently, Avertix Medical has over one hundred fifty (150) hospitals and cardiology-focused ASCs in its 2023 sales pipeline. The additional personnel is expected to allow Avertix Medical to drive deeper relationships with physicians and drive revenue growth.

Controlled rollout: The overall aim of the sales approach is to achieve repeatable and scalable growth with predictable results. To accomplish this, the Company is implementing a controlled rollout strategy with implanters who are referred patients by two (2) to three (3) interventional cardiologists. The aim is to focus on this limited group and expand usage, before focusing on additional referrals.

Ordering: ASCs and hospitals purchase the Guardian directly via a purchase order. The startup order is five (5) devices and then follow-on orders are in quantities of five (5) device increments or higher.

Education and training: Avertix Medical prioritizes educating cardiologists, to help them determine which patients should receive the Guardian and make it easier for the doctors to prioritize those patients in the near term. Cardiologists need to be educated on how the procedure works. Furthermore, emergency departments need to be informed about the actions to be taken when a patient presents with the Guardian and how to access the data that indicates a heart attack.

Coverage and Reimbursement

In the United States, Avertix Medical sells the Guardian primarily to hospitals or ASCs, where the device is implanted in an outpatient setting. Customers bill various third-party payors, government agencies, such as Medicare, administrative contractors, commercial payors and integrated managed care organizations, for the cost required to treat each patient.

Transitional Pass-Through (“TPT”) Payment

Medicare operates the TPT payment program to facilitate patient access to new medical advances and innovative products that have shown substantial clinical improvement. TPT allows CMS to gather the necessary cost and utilization data for a product and assign appropriate codes and rates for long term payment purposes. Medicare makes this special TPT payment while it is collecting data to foster use of new technologies in the outpatient setting amid facility cost concerns.

CMS granted the Guardian a TPT payment amount and HCPCS C code (C1833) effective January 1, 2022 that will remain in effect for three years. The TPT was awarded based CMS’s independent assessment of substantial clinical improvement.

The pass-through payment provides outpatient facilities with an incremental Medicare payment for procedures in which the Guardian is used. To receive the pass-through, the procedure needs to be for a Medicare beneficiary in an outpatient setting; for instance, in a hospital or an ASC.

When the TPT code is submitted on a provider’s claim, the portion of the payment which is then received for the device is passed through to Avertix Medical.

Ambulatory Payment Classification (“APC”) reimbursement

Third-party payors generally require physicians and hospitals to specify the service for which they are seeking reimbursement. Medicare’s reimbursement is determined by APCs for a single procedure. Physician reimbursement is generally based on the Physician Fee Schedule, where the payments are determined by the relative values of the professional services rendered. Hospitals are reimbursed for the Guardian under the Hospital Outpatient Prospective System (“HOPPS”), which provides bundled amounts generally intended to reimburse a hospital for all facility costs related to procedures performed in its outpatient setting.

The national Medicare payment to a hospital for a new or replacement Guardian is billed in combination with the transitional-pass through code (C1833) under a Hospital Specific APC Payment. After the TPT award ends, Avertix Medical expects the Guardian will be cross-walked to an APC code such as APC 5224—Level 4 Pacemaker and similar Procedures. Cross-walking is a process that applies codes or descriptions of one set of medical services or products to another set of codes or descriptions. For example, the Guardian is most similar to a pacemaker implant, which may be used as a reference point for cross-walking the new technology to an existing APC code.

Coverage and reimbursement rates from commercial payors vary depending on several factors such as the commercial payor and contract terms.

Avertix Medical and Private insurance

Private payors will reimburse hospitals and ASCs at contracted amounts. Private insurance typically reimburses providers more than Medicare. At this stage, Avertix Medical preauthorizes with private insurance to ensure appropriate reimbursement for the Guardian.

Development Pipeline

The current Guardian device in the market with FDA approval is the Generation-3 platform. Avertix Medical has been developing the Generation-4 Guardian with the goal of providing a step-change in improvements.

•	Generation-4 provides full cloud connectivity: The Generation-4 Guardian allows physicians to realize the benefits of instantaneous, remote viewing of a patient’s data;

•

Integration with cloud-based delivery models: Cloud connectivity allows integration with cloud-based patient management model across multiple use cases including remote patient monitoring, disease management, pharma management and patient compliance. This additional functionality is expected to allow Avertix Medical to add a SaaS subscription revenue component if it determines to do so (and which may be required or optional). The two (2) new potential revenue streams, other than the implant revenue, are (1) a per patient monthly subscription revenue allowing for reporting to medical staff, family and call centers, and (2) a revenue split model with physicians on technical follow-up with respect to function of the implant and professional follow-up fees in respect of events reported by the Guardian device; and

•

Upgrade in hardware components and software functionality: The Generation-4 Guardian will feature a complete upgrade of all hardware components to achieve state-of-the-art international standards, performance and manufacturability. Avertix Medical also expects to upgrade the software to streamline programming and patient interactions.

Long term, Avertix Medical is targeting further design improvements for its Generation-5 platform. The primary change will be subcutaneous lead capability to compliment intra cardiac lead of previous generations. A subcutaneous form factor changes the risk/benefit profile significantly to add more potential patients to the addressable market size. It is also anticipated that this device would be a 510k regulatory submission because the device will not be connected directly with the heart.

Commercial

Supply Chain and Manufacturing

Avertix Medical has well-established relationships with industry suppliers, assemblers and specialists across the supply chain. These medical device contract manufacturers and suppliers produce and package all elements comprising the Guardian system.

Avertix Medical operates via large committed blanket purchase orders in cases where supply agreements are not in place. As a consequence of market-based supply volatility during the COVID-19 pandemic, Avertix Medical strategically maintained sufficient levels of inventory to help mitigate supply risks, to accommodate varying demand mix and to achieve more efficient volume-based pricing on components.

The lead time for parts varies. To mitigate supply risks, Avertix Medical has substantially increased its levels of inventory to meet estimated demand in the United States and we believe there are sufficient parts in stock to support manufacturing of IMDs and EXDs through 2024. Avertix Medical also plans to broaden and strengthen its supply chain through additional sourcing channels.

Contract manufacturers deliver finished goods to Avertix Medical, which then processes, programs, packages and labels them. The Company manages manufacturing and sterilization based on rolling monthly forecasts, with an average lead time for manufacture of four (4) to six (6) weeks. As Avertix Medical grows it plans to seek additional relationships to create additional manufacturing capacity, and create redundancy and resilience in the supply chain.

Avertix Medical believes that the manufacturing operations of contract manufacturers and suppliers are compliant with applicable regulations mandated by the FDA. Manufacturing facilities that produce medical devices, or their component parts intended for distribution world-wide are subject to regulation and periodic unannounced inspection by the FDA and other domestic and international regulatory agencies. In the United States, any products sold are required to be manufactured in compliance with the FDA’s Quality System Regulation (“QSR”), which covers the methods used in the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of the Guardian.

Rest of World Strategy

Avertix Medical expects to execute a global strategy. Whereas the company has built a large direct sales organization in the United States and believes broad sales traction has already begun to emerge, Avertix Medical is pursuing a strategic distributor model in key international markets. Avertix Medical believes selling through carefully selected third-party distributors provides for an optimized path to markets, where early market development investment is carried by Avertix Medical partners. Executed in parallel across multiple geographies, this strategy has served the company well to date with approvals secured, under development and planned in several key geographies. Avertix Medical selects distribution partners with deep experience and strong customer relationships and that have a demonstrated track record of launching innovative products.

Avertix Medical entered a Distribution and Supply Agreement with Hydrix in Australia to supply the Guardian to 8 countries in the Asia-Pacific covering a total population of 500 million. Regulatory approvals have been secured in Singapore, Malaysia, Thailand and New Zealand. Regulatory approvals in Japan, Hong Kong and Australia are currently under development.

Avertix Medical has also entered a Product Distribution Agreement for the Middle East and North Africa (“MENA”) region with a medical technology product distribution group. The group is primarily active in the UAE and Saudi Arabia and has a presence in the overall MENA region. The scope of the agreement contemplates local approvals in UAE and Saudi Arabia and a concurrent market building exercise. The market covered by this agreement represents a population of approximately 150 million. Avertix Medical is currently working with the distributor to secure approval of the Guardian in these markets. Avertix Medical is targeting approval for the product in the UAE in the fourth quarter of 2023, with market launch expected in early 2024.

Avertix Medical also plans to obtain ISO 9001 and ISO 13485 certifications in 2023/2024 as part of a program that leads to being Medical Device Regulation (MDR) compliant by mid-2024 in anticipation of obtaining a European Conformity Mark (“CE Mark”). This will provide access to market the Guardian in the thirty (30) EU countries that recognize CE Marking, as well as access to numerous non-European countries around the world that also recognize CE Marking. These countries would then be evaluated based on the opportunity and a go-to market strategy developed for each.

Competition

The medical device industry is competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. Because the Guardian is the only FDA-approved Class III implantable device designed to detect ACS events, Avertix Medical believes it currently faces limited direct competition. The Guardian also provides a series of secondary functionalities, including cardiac monitoring. There are several medical devices that have been cleared by FDA in the cardiac monitoring market as outlined below:

•

The Holter monitor is an ambulatory cardiac monitor attached to the skin using external electrodes. The Holter is designed to record ECG heart activity continuously for several days, but is not suitable for recording over a prolonged duration, and does not have any algorithms for heart attack detection; and

•

The Loop recorder is surgically implanted under the skin and can stay in place for up to three (3) years. Loop can record heart rate and rhythm abnormalities such as bradycardia, tachycardia and heart rate irregularity, but does not have the necessary hardware or software necessary to detect heart attack events.

Currently, only pacemakers, ICDs and CRT devices monitor the electrogram from an implanted lead, but none are approved to monitor the ST segment or alert patients to detected potential coronary occlusions. Based on the above in-market solutions, the Guardian is the only viable solution for continuous, ambulatory ACS and heart attack monitoring.

There are emerging medical devices in the cardiac monitoring and detection market that can be used outside of healthcare facilities that provide information for patients with potential heart attacks events.

Intellectual Property

Avertix Medical protects its intellectual property through its pending patent applications and issued patents. As of March 31, 2023, Avertix Medical owns forty-seven (47) issued U.S. patents with additional patent applications pending. Of the forty-seven (47) patents, the majority of these enforceable patents cover the following aspects of the Guardian system:

•	Implantable Device: Internal alarm signal from the implanted device to notify the patient, two (2) levels of urgency and ability to turn off implanted alarm via the EXD;

•	Cardiovascular monitoring: Patents covering monitoring, comparison and benchmarking of heart signals, including event baseline to threshold comparisons; and

•	Physician Programmer: Algorithms and displays for evaluation of patient data and setting of monitoring, detection and alerting parameters and features.

A list of Avertix Medical’s material U.S. patents and additional patent applications pending, including issuance date, expiration date, and products to which such patents relate, is below.

Company Registered Intellectual Property	Owner of Company Registered Intellectual Property	Filing Date	Date of Issuance	Registration or Application Number	Jurisdiction or Registrar	Expiration	Product Covered by Claims
PATENTS

System for the detection of cardiac events	Avertix Medical, Inc.	September 20, 2002	August 19, 2003	US Patent #6609023	USPTO	September 20, 2027	Full System (Guardian Implantable, External Device, Physician Programmer, Next Generation Features)- Term extended under Hatch Waxman Act.

Patent for System for Patient Alerting Associated with a Cardiac Event	Avertix Medical, Inc.	January 28, 2004	September 12, 2006	US Patent #7,107,096 B2	USPTO	April 10, 2024	Guardian Implantable, External Device

Patent for Implantable System for Monitoring the Condition of the Heart	Avertix Medical, Inc.	September 28, 2004	March 31, 2009	US Patent #7,512,438 B2	USPTO	October 17, 2025	Guardian Implantable

Company Registered Intellectual Property	Owner of Company Registered Intellectual Property	Filing Date	Date of Issuance	Registration or Application Number	Jurisdiction or Registrar	Expiration	Product Covered by Claims

Patent for Means and Method for the Detection of Cardiac Events	Avertix Medical, Inc.	June 22, 2007	November 30, 2010	US Patent #7,844,323 B2	USPTO	June 19, 2026	Guardian Implantable

Patent for Means and Method for the Detection of Cardiac Events	Avertix Medical, Inc.	June 22, 2007	December 28, 2007	US Patent #7,860,559 B2	USPTO	July 3, 2026	Guardian Implantable, Physician Programmer

Methods and apparatus for detecting cardiac events based on heart rate sensitive parameters	Avertix Medical, Inc.	September 15, 2008	August 2, 2011	US Patent #7,991,460 B2	USPTO	September 15, 2023	Guardian Implantable

Patent for Medical Alarm and Communication System and Methods	Avertix Medical, Inc.	March 12, 2007	August 23, 2011	US Patent #8,002,701 B2	USPTO	March 12, 2027	Next Generation EXD Features

Patent for Cardiac Event Detection Over Varying Time Scale	Avertix Medical, Inc.	February 26, 2009	September 20, 2011	US Patent #8,024,028 B2	USPTO	October 26, 2005	Guardian Implantable

Patent for System for the Detection of Cardiac Events	Avertix Medical, Inc.	August 18, 2003	October 18, 2011	US Patent #8,038,624 B2	USPTO	May 22, 2024	Guardian Implantable

Patent for Baseline Processing for the Detection of Cardiac Events	Avertix Medical, Inc.	February 6, 2009	May 1, 2012	US Patent #8,170,653 B2	USPTO	February 13, 2024	Guardian Implantable

Patent for Baseline Processing for a Cardiac Event Detection System	Avertix Medical, Inc.	September 28, 2009	July 17, 2012	US Patent #8,224,430 B2	USPTO	January 1, 2024	Guardian Implantable

Patent for Cardiac Event Detection Over Varying Time Scale	Avertix Medical, Inc.	February 10, 2009	August 14, 2012	US Patent #8,244,338 B2	USPTO	June 12, 2025	Guardian Implantable

Patent for Means and Method for the Detection of Cardiac Events	Avertix Medical, Inc.	June 3, 2009	September 11, 2012	US Patent #8,265,740 B2	USPTO	January 2, 2024	Guardian Implantable; External Device

Patent for Systems and Methods of Alarm Validation and Backup in Implanted Medical Devices	Avertix Medical, Inc.	August 27, 2009	September 18, 2012	US Patent #8,269,634 B2	USPTO	January 1, 2031	Next Generation Full System Features

Company Registered Intellectual Property	Owner of Company Registered Intellectual Property	Filing Date	Date of Issuance	Registration or Application Number	Jurisdiction or Registrar	Expiration	Product Covered by Claims

Patent for Cardiac Monitoring System for Paced Patients Having Paced and Non-Paced Ischemia Detection Thresholds	Avertix Medical, Inc.	November 24, 2009	September 25, 2012	US Patent #8,275,457 B1	USPTO	December 3, 2030	Next Generation Guardian Implantable Features

Patent for Alarm Testing and Backup for Implanted Medical Devices with Vibration Alerts	Avertix Medical, Inc.	August 27, 2009	October 30, 2012	US Patent #8,301,231 B2	USPTO	February 28, 2031	Next Generation Full System Features

Patent for Parameter Value Rejection for a Cardiac Monitor	Avertix Medical, Inc.	October 28, 2010	March 12, 2013	US Patent #8,396,542 B2	USPTO	September 9, 2030	Next Generation Full System Features

Patent for Ischemia Detection Based on Combination of Parameters Associated with Different Sensors	Avertix Medical, Inc.	November 12, 2010	March 26, 2013	US Patent #8,406,862 B2	USPTO	December 31, 2030	Next Generation Full System Features

Patent for Acute Ischemia Detection Based on Parameter Value Range Analysis	Avertix Medical, Inc.	August 25, 2010	April 23, 2013	US Patent #8,428,703 B2	USPTO	March 21, 2031	Next Generation Full System Features

Patent for Threshold Adjustment Schemes for Acute Ischemia Detection	Avertix Medical, Inc.	October 28, 2010	April 23, 2013	US Patent #8,428,704 B2	USPTO	January 16, 2031	Next Generation Full System Features

Patent for Ischemia Detection Systems for Paced-Patients Having Three Different Detection Modes	Avertix Medical, Inc.	November 24, 2009	May 28, 2013	US Patent #8,452,404 B1	USPTO	July 12, 2031	Next Generation Implanted Device Features

Company Registered Intellectual Property	Owner of Company Registered Intellectual Property	Filing Date	Date of Issuance	Registration or Application Number	Jurisdiction or Registrar	Expiration	Product Covered by Claims

Patent for Alarm Testing and Backup for Implanted Medical Devices with Vibration Alerts	Avertix Medical, Inc.	October 2, 2012	June 4, 2013	US Patent #8,457,725 B1	USPTO	August 27, 2029	Next Generation Implanted Device Features

Patent for System and Methods for the Selective Updating of Heart Signal Parameter Time Series	Avertix Medical, Inc.	February 9, 2010	October 15, 2013	US Patent #8,560,055 B2	USPTO	August 17, 2032	Next Generation Full System Features

Patent for System for Detection of Different Types of Cardiac Events	Avertix Medical, Inc.	November 9, 2006	January 14, 2014	US Patent #8,630,702 B2	USPTO	November 15, 2027	Guardian Implantable

Patent for Physician’s Programmer with ST-Segment Histogram Display Capability	Avertix Medical, Inc.	May 1, 2012	February 18, 2014	US Patent #8,655,434 B2	USPTO	October 23, 2024	Guardian Implantable; Physician Programmer

Patent for Ischemia Monitoring System for Patients Having Periods of Left Bundle Branch Block	Avertix Medical, Inc.	June 1, 2010	March 18, 2014	US Patent #8,676,304 B2	USPTO	September 19, 2031	Guardian Implantable

Patent for Acute Ischemia Detection Based on Parameter Value Range Analysis	Avertix Medical, Inc.	March 7, 2013	March 25, 2014	US Patent #8,682,422 B2	USPTO	August 25, 2030	Next Generation Implanted Device Features

Patent for System and Methods for Sliding-Scale Cardiac Event Detection	Avertix Medical, Inc.	February 12, 2009	July 15, 2014	US Patent #8,781,566 B2	USPTO	November 23, 2032	Guardian Implantable; Physician Programmer

Patent for Systems and Methods of Medical Monitoring According to Patient State	Avertix Medical, Inc.	February 27, 2007	September 16, 2014	US Patent #8,838,215 B2	USPTO	October 18, 2031	Guardian Implantable

Company Registered Intellectual Property	Owner of Company Registered Intellectual Property	Filing Date	Date of Issuance	Registration or Application Number	Jurisdiction or Registrar	Expiration	Product Covered by Claims

Patent for QRS Onset and Offset Detection with Adaptive Temporal Windowing	Avertix Medical, Inc.	March 11, 2010	October 7, 2014	US Patent #8,855,752 B2	USPTO	July 9, 2033	Next Generation Implanted Device Features

Patent for Medical Accessory Proximity Testing, Detection, and Alerting System	Avertix Medical, Inc.	June 17, 2010	October 7, 2014	US Patent #8,855,782 B2	USPTO	August 23, 2031	Next Generation Full System Features

Patent for Acute Ischemia Detection Based on Parameter Value Range Analysis	Avertix Medical, Inc.	February 3, 2004	February 10, 2015	US Patent #8,954,139 B2	USPTO	August 25, 2030	Next Generation Implanted Device Features

Patent for Means and Method for the Detection of Cardiac Events	Avertix Medical, Inc.	October 16, 2013	February 24, 2015	US Patent #8,965,494 B2	USPTO	June 22, 2027	Guardian Implantable

Patent for Threshold Adjustment Schemes for Acute Ischemia Detection	Avertix Medical, Inc.	February 19, 2013	May 12, 2015	US Patent #9,031,644 B2	USPTO	August 25, 2030	Next Generation Implanted Device Features

Patent for Heart Rate Correction System and Methods for the Detection of Cardiac Events	Avertix Medical, Inc.	August 12, 2009	May 26, 2015	US Patent #9,042,969 B2	USPTO	October 31, 2032	Next Generation Implanted Device Features

Patent for Cardiac Event Detection Based on Selective Pacing for Establishing a Paced Heart Signal Parameter Baseline	Avertix Medical, Inc.	November 2, 2014	November 3, 2015	US Patent #9,174,057 B1	USPTO	November 24, 2029	Next Generation Implanted Device Features

Patent for Acute Ischemia Detection Based on Smoothed Temporal Thresholding	Avertix Medical, Inc.	January 7, 2015	November 24, 2015	US Patent #9,192,309 B1	USPTO	August 12, 2029	Next Generation Implanted Device Features

Company Registered Intellectual Property	Owner of Company Registered Intellectual Property	Filing Date	Date of Issuance	Registration or Application Number	Jurisdiction or Registrar	Expiration	Product Covered by Claims

Patent for Heart Rate Correction System and Methods for the Detection of Cardiac Events	Avertix Medical, Inc.	April 8, 2015	December 29, 2015	US Patent #9,220,428 B2	USPTO	August 12, 2029	Next Generation Implanted Device Features

Patent for Medical Accessory Proximity Testing, Detection, and Alerting System	Avertix Medical, Inc.	June 24, 2014	May 3, 2016	US Patent #9,326,696 B2	USPTO	July 22, 2030	Next Generation Full System Features

Patent for Acute Ischemia Detection Based on Parameter Value Range Estimation	Avertix Medical, Inc.	September 25, 2015	June 28, 2016	US Patent #9,375,151 B1	USPTO	August 25, 2030	Next Generation Implanted Device Features

Patent for Posture Dependent Time Series Filtering System and Methods for the Detection of Cardiac Events	Avertix Medical, Inc.	November 18, 2015	August 16, 2016	US Patent #9,414,757 B2	USPTO	August 12, 2029	Next Generation Implanted Device Features

System for ischemia detection based on adjustable paced beat analysis timing	Avertix Medical, Inc.	September 14, 2015	July 27, 2016	US Patent #9,415,228	USPTO	November 24, 2029	Next Generation Implanted Device Features

Patent for Medical Device System Having an Implanted Medical Device and an External Device	Avertix Medical, Inc.	February 1, 2016	November 8, 2016	US Patent #9,486,153 B2	USPTO	June 17, 2030	Next Generation Implanted Device and External Device Features

Patent for Management of Cardiac Data Transmissions	Avertix Medical, Inc.	April 29, 2013	October 17, 2017	US Patent #9,788,739 B2	USPTO	May 31, 2030	Next Generation Full System Features

Patent for Waveform Feature Value Averaging System and Methods for the Detection of Cardiac Events	Avertix Medical, Inc.	September 14, 2007	April 17, 2018	US Patent #9,943,244 B2	USPTO	February 8, 2032	Next Generation Implanted Device Features

Company Registered Intellectual Property	Owner of Company Registered Intellectual Property	Filing Date	Date of Issuance	Registration or Application Number	Jurisdiction or Registrar	Expiration	Product Covered by Claims

Patent for Advanced Cardiovascular Monitoring System with Personalized ST-Segment Thresholds	Avertix Medical, Inc.	June 24, 2021	June 14, 2022	US Patent #11,357,439 B1	USPTO	June 24, 2041	Full System (Guardian Implantable, External Device, Physician Programmer, Next Generation Features)

Patent for Advanced Cardiovascular Monitoring System with Normal, Elevated, and High Heartrate Thresholds	Avertix Medical, Inc.	June 24, 2021	August 30, 2022	US Patent #11,426,089 B1	USPTO	June 24, 2041	Full System (Guardian Implantable, External Device, Physician Programmer, Next Generation Features)

Patent for Advanced Cardiovascular Monitoring System with Personalized ST-Segment Thresholds	Avertix Medical, Inc.	June 13, 2022	- -	US App No. 17/806,661 (CIP of US Patent #11,357,439 B1)	USPTO	Exp. 2041	Full System (Guardian Implantable, External Device, Physician Programmer, Next Generation Features)

Patent for Advanced Cardiovascular Monitoring System with Normal, Elevated, and High Heartrate Thresholds	Avertix Medical, Inc.	August 15, 2022	- -	US App No. 17/819,842 (Continuation of US Patent #11,426,089 B1)	USPTO	Exp. 2041	Full System (Guardian Implantable, External Device, Physician Programmer, Next Generation Features)

As of March 31, 2023, Avertix Medical owns three (3) registered trademarks in the United States to develop and maintain its position: ANGELMED®, ANGEL MEDICAL SYSTEMS®, and ANGELMED GUARDIAN®, which cover the medical device. Additional trademarks for AVERTIX and THE GUARDIAN are pending.

Avertix Medical also relies upon trade secrets, know-how and continuing technological innovation, and may rely upon licensing opportunities in the future, to develop and maintain its competitive position. Avertix Medical may seek to protect its proprietary rights through a variety of methods, including confidentiality agreements and proprietary information agreements with suppliers, employees, consultants and others who may have access to proprietary information, under which they are bound to assign to us inventions made during the term of their agreements.

There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry. In the future, litigation may be required to enforce patents issued or licensed to Avertix Medical, to protect its trade secrets or know-how and brands, to defend against claims of infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. Litigation could be costly and could divert management’s attention from other functions and responsibilities. Adverse determinations in litigation could reduce the barriers to entry that established for the Guardian system, or subject Avertix Medical to significant liabilities to third parties, requiring licenses to be sought from third parties or preventing the Company from manufacturing, selling or using for the Guardian system, any of which could severely harm the business.

People and Culture

Approach

Avertix Medical is headquartered in Eatontown, New Jersey, at an approximate 21,000 square feet facility for its fifty-three (53) full-time employees and one part-time employee as of the date of this proxy statement/prospectus. Avertix Medical leases this property. The property is used for production of the programmer and the final assembly and labeling of the Guardian device. Avertix Medical believes that its facility has sufficient capacity for its production and assembly needs for the foreseeable future.

Avertix Medical is led by an accomplished management team with extensive experience throughout the phases of product development and commercialization. Avertix Medical team’s experience includes market analysis and commercialization, product design and development, intellectual property prosecution, clinical and regulatory execution, as well as supply chain and quality system development.

Avertix Medical’s leadership team has focused on assembling what it believes to be a world class team aligned to support the execution of the global growth strategy.

•	Attracting, developing and retaining experienced industry personnel with strong market relationships that can deliver growth to Avertix Medical;

•	A 360[o] customer-focused approach that provides solutions and value to cardiologists, hospitals, ASCs, payors and most importantly, patients;

•	A high-performance, accountable culture designed to exceed growth expectations;

•	A flat hierarchy where an open and inclusive culture between all levels of the organization empowers a nimble, focused approach towards employee contributions and achievements; and

•	Clear goals and expectations around sales performance, individual responsibilities and team collaboration.

Government Regulation

General

The operations and products of Avertix Medical are subject to extensive regulation by numerous government agencies, including the U.S. FDA.

The FDA and other worldwide regulatory agencies and competent authorities actively monitor compliance with local laws and regulations through review and inspection of design and manufacturing practices, record-keeping, reporting of adverse events, labeling and promotional practices. The FDA can ban certain medical devices, detain or seize adulterated or misbranded medical devices, order recall or market withdrawal of these devices and require notification of health professionals and others with regard to medical devices that present unreasonable risks of substantial harm to the public health. The FDA may also enjoin and restrain a company for certain violations of the Food, Drug and Cosmetic Act and the Safe Medical Devices Act, pertaining to medical devices, or initiate action for criminal prosecution of such violations. Regulatory agencies and authorities in the countries where the company does business can halt production in or distribution within their respective country, or otherwise take action in accordance with local laws and regulations.

International sales of medical devices manufactured in the United States that are not approved by the FDA for use in the United States, or that are banned or deviate from lawful performance standards, are subject to FDA export requirements. Additionally, exported devices are subject to the regulatory requirements of each country to which the device is exported. Some countries do not have medical device regulations, but in most foreign countries, medical devices are regulated. Frequently, regulatory approval may first be obtained in a foreign country prior to application in the United States due to differing regulatory requirements; however, other countries, such as China, for example, require approval in the country of origin first. Most countries outside of the United States require that product approvals be recertified on a regular basis. The recertification process requires that any device changes and any new regulations or standards relevant to the device are evaluated and, where needed, conduct appropriate testing to document continued compliance. Where recertification applications are required, they must be approved in order to continue selling the Guardian in those countries.

United States Food & Drug Administration Approval

The FDA classifies medical devices into one (1) of three (3) classes based on the degree of risk associated with each medical device and the extent of regulatory controls needed to ensure the device’s safety and effectiveness:

•

Class I medical devices, which are low risk and subject to only general controls (e.g., registration and listing, medical device labeling compliance, MDRs, Quality System Regulations and prohibitions against adulteration and misbranding) and, in some cases, to the 510(k) premarket clearance requirements;

•

Class II medical devices, which are moderate risk and generally require 510(k) or 510(k) de-novo premarket clearance before they may be commercially marketed in the United States, as well as general controls and potentially special controls like performance standards or specific labeling requirements; and

•

Class III medical devices, which are devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a predicate device. Class III medical devices generally require the submission and approval of a PMA supported by clinical trial data.

Authorization to distribute a new device is generally met in one (1) of two (2) ways. The first primary process requires that a premarket notification (510(k)) be made to the FDA to demonstrate that the device is as safe and effective as, or substantially equivalent to, a legally marketed device (the “predicate” device). Applicants must submit performance data to establish substantial equivalence. In some instances, data from human clinical trials must also be submitted in support of a 510(k) premarket notification. If so, these data must be collected in a manner that conforms to the applicable Investigational Device Exemption (IDE) regulations. The FDA must issue a decision finding substantial equivalence before commercial distribution can occur. Changes to cleared devices that could not significantly affect the safety or effectiveness of the device can generally be made without additional 510(k) premarket notifications; otherwise, a new 510(k) is required.

The second primary process requires the submission of a premarket approval (PMA) application to the FDA to demonstrate that the device is safe and effective for its intended use. This approval process applies to most Class III devices and generally requires clinical data to support the safety and effectiveness of the device, obtained in adherence with IDE requirements. The FDA will approve the PMA application if it finds that there is a reasonable assurance that the device is safe and effective for its intended purpose and that the proposed manufacturing is in compliance with the Quality System Regulation (QSR). For novel technologies, the FDA may seek input from an advisory panel of medical experts and seek their views on the safety, effectiveness and benefit-risk of the device. The PMA process is generally more detailed, lengthier and more expensive than the 510(k) process.

The Guardian is considered a Class III device and Avertix Medical was required to submit a PMA for approval of the Guardian. In 2018, FDA approval of the PMA was received. The FDA required a post-approval study, which began in 2022.

Pervasive and Continuing Regulation

After a device is placed on the market, numerous regulatory requirements continue to apply. These include:

•

the FDA’s QSR, which requires manufacturers, including their suppliers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•	labeling regulations and FDA prohibitions against the promotion of products for un-cleared, unapproved or off-label uses;

•

medical device reporting (“MDR”) regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur;

•

medical device recalls, which require that manufacturers report to the FDA any recall of a medical device, provided the recall was initiated to either reduce a risk to health posed by the device, or to remedy a violation of the FD&C Act caused by the device that may present a risk to health; and

•	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

After a device receives 510(k) clearance or PMA approval, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, will require a new clearance or approval. The FDA requires each manufacturer to make this determination initially, but the FDA can review any such decision and can disagree with a manufacturer’s determination. If the FDA disagrees with the determination not to seek a new 510(k) clearance or PMA, the FDA may retroactively require a new 510(k) clearance or premarket approval. The FDA could also require a manufacturer to cease marketing and distribution and/or recall the modified device until 510(k) clearance or premarket approval is obtained. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines, penalties, and warning letters.

The manufacturing processes for medical devices are required to comply with the applicable portions of the QSR, which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file and complaint files. These requirements impose certain procedural and documentation requirements upon Avertix Medical and its third-party manufacturers related to the methods used in and the facilities and controls used for designing, manufacturing, packaging, labeling and storing medical devices. As a manufacturer, Avertix Medical will be subject to periodic scheduled or unscheduled inspections by the FDA. Following these inspections, the FDA may assert noncompliance with QSR requirements on a Form 483, which is a report of observations from an inspection, or by way of “untitled letters” or “warning letters” that could cause us or any third-party manufacturers to modify certain activities. A Form 483 notice, if issued at the conclusion of an FDA inspection, can list conditions the FDA investigators believe may have violated QSR or other FDA requirements. Avertix Medical received a Form 483 Notice on March 28, 2022 which has since been resolved. Avertix Medical cannot be certain that its present or future third-party manufacturers or suppliers will be able to comply with QSR or other FDA regulatory requirements to the agency’s satisfaction. Failure to comply with these obligations may lead to possible legal or regulatory enforcement action by the FDA.

Avertix Medical has registered with the FDA as a medical device manufacturer. The FDA has broad post-market and regulatory enforcement powers. Avertix Medical is subject to unannounced inspections by the FDA to determine its compliance with the QSR and other regulations, and these inspections may include the manufacturing facilities of suppliers.

Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:

•	warning letters, fines, injunctions, consent decrees and civil penalties;

•	repair, replacement, refunds, recall or seizure of products;

•	operating restrictions, partial suspension or total shutdown of production;

•	refusing requests for 510(k) clearance or premarket approval of new products, new intended uses or modifications to existing products;

•	withdrawing 510(k) clearance or premarket approvals that have already been granted; and

•	criminal prosecution.

Foreign Regulation

International sales of medical devices are subject to foreign government regulations, which vary substantially from country to country. To market the Guardian in other countries, Avertix Medical would be required to obtain regulatory approvals or certifications and comply with extensive safety and quality regulations in those countries. The time required to obtain approval or certification to market products in a foreign country may be longer or shorter than that required for FDA clearance or approval, and the requirements may differ.

Europe

Medical device manufacturers intending to market medical devices in the European Economic Area (the “EEA”), are required to affix the CE Mark to their medical devices, often after the intervention of a Notified Body and the issuing of a CE Certificate of Conformity. Many other countries, such as Australia, India, New Zealand, Pakistan and Sri Lanka, accept CE Certificates of Conformity or FDA clearance or approval, although others, such as Brazil, Canada and Japan require separate regulatory filings.

The EU Medical Devices Regulation (Regulation 2017/745 of the European Parliament and of the Council of April 5, 2017 on medical devices) (“EU MDR”), sets out the basic regulatory framework currently applicable to medical devices in the EEA. The EU MDR became applicable on May 26, 2021, repealing the prior Council Directive 93/42/EEC (“EU MDD”). This represented a major change in the regulatory landscape of medical devices in the EEA. The EU MDR sets out certain transitional provisions that allow for medical devices covered by the repealed EU MDD (called “legacy devices”) to still be marketed in the EEA for a certain period of time.

In the EEA, medical devices are currently required to comply with the General Safety and Performance Requirements (or “GSPR”) in Annex I of the EU MDR (for legacy devices, this corresponds to the Essential Requirements of Annex I of the EU MDD). Compliance with GSPR is a prerequisite for Avertix Medical to be able to affix the CE Mark to the Guardian, without which they cannot be commercialized in the EEA. To demonstrate compliance with the GSPR and obtain the right to affix the CE Mark, Avertix Medical must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. In the EEA medical devices are classified into four (4) different risk classes: Class I (which is further divided into (i) devices that are placed on the market in sterile condition, (ii) have a measuring function, (iii) are reusable surgical instruments and (iv) all others), IIa, IIb and III.

Apart from low risk medical devices (Class I if they have no measuring function, are not sterile and are not reusable surgical instruments), where the manufacturer can issue an EU Declaration of Conformity based on a self-assessment of the conformity of the devices with the GSPR, a conformity assessment procedure requires the intervention of an organization accredited by the competent authority of an EEA Member State to conduct conformity assessments, called a Notified Body. The Notified Body would typically audit and examine the products’ technical documentation and the quality management system for the manufacture, design and final inspection of medical devices before issuing a CE Certificate of Conformity. After receiving the CE Certificate of Conformity from the Notified Body upon successful completion of the conformity assessment, Avertix Medical can draw up an EU Declaration of Conformity which allows us to affix the CE Mark to the Guardian.

Under the EU MDR, confirmation of conformity with relevant GSPR under the normal conditions of intended use of the device, and the evaluation of the undesirable side-effects and of the acceptability of the benefit-risk-ratio, shall be based on clinical data providing sufficient clinical evidence, including, where applicable, post-market data. Manufacturers are required to specify and justify the level of clinical evidence necessary to demonstrate conformity with the relevant GSPR. This level of clinical evidence must be appropriate in view of the characteristics of the device and its intended purpose.

Besides its involvement in the initial conformity assessment procedure, the Notified Body is required to carry out an annual audit (surveillance audit) and is also required to randomly perform unannounced audits at least once every five (5) years. The quality management system and technical documentation of manufacturers will be required to be recertified periodically, as CE Certificates of Conformity issued by a Notified Body remain valid only for the period indicated in them, in no case exceeding five (5) years.

The conduct of clinical studies in the EEA is governed by detailed regulatory obligations. These include the requirement of prior authorization by the Competent Authorities of the country in which the study takes place and the requirement to obtain a positive opinion from the relevant competent Ethics Committee. The conduct of clinical studies (called “clinical investigations” under the EU MDR) is mandatory for implantable devices and Class III medical devices (with certain exemptions) and therefore would be applicable to the Guardian system.

The EU MDR also provides various requirements relating to post-market surveillance and vigilance, including the obligation for manufacturers to implement a post-market surveillance system, in a manner that is proportionate to the risk class and appropriate for the type of device. Once a device is on the EEA market, manufacturers must comply with certain vigilance requirements, such as reporting serious incidents and field safety corrective actions (even those occurring outside the EEA) to the relevant competent authorities.

Further, the advertising and promotion of products in the EEA is subject to the EU MDR, to the national laws of individual EEA Member States, Directive 2006/114/EC concerning misleading and comparative advertising, and Directive 2005/29/EC on unfair commercial practices, as well as other EEA Member State laws and industry codes governing the advertising and promotion of medical devices. These laws may limit or restrict the advertising and promotion of the Guardian to the general public and may impose limitations on promotional activities with healthcare professionals.

United Kingdom

The United Kingdom (“UK”) withdrew from the EU on January 31, 2020 (the withdrawal is commonly referred to as “Brexit”). Brexit has created significant uncertainty concerning the future relationship between the UK and the EU. On December 30, 2020, the EU and UK reached an agreement in principle on the framework for their future relationship, the “EU-UK Trade and Cooperation Agreement”. The Agreement primarily focuses on ensuring free trade between the EU and the UK in relation to goods, but does not specifically address medical devices. After the UK’s withdrawal from the EU, Great Britain (England, Scotland and Wales) is treated by the EU as a third country. Northern Ireland continues, with regard to EU regulations, to follow the EU regulatory rules. In light of the fact that the CE marking process is set out in EU law, which no longer applies in the UK, the UK has devised a new route to market culminating in a UK Conformity Assessed (UKCA) mark to replace the CE Mark. The route to market and the UKCA marking requirements are based on the requirements of the EU MDD. Northern Ireland continues to be covered by the regulations governing CE Marks. As part of the Agreement, the EU and the UK have agreed to continue to recognize declarations of conformity based on a self-assessment in the other territory.

Since January 1, 2021, the Medical Devices (EU Exit) Regulations 2020 introduced a number of changes to how medical devices are placed on the Great Britain’s market. The CE marking will continue to be recognized in Great Britain until June 30, 2023, and certificates issued by Notified Bodies designated in the EEA will continue to be valid for the Great Britain market until June 30, 2023. From July 1, 2023, manufacturers must obtain the UKCA mark to place a medical device on the Great Britain market. Manufacturers must register their devices with the MHRA via the Device Online Registration System, subject to grace periods depending on the device classification. Manufacturers are required to designate an Authorized Representative in the UK. A UK designated Notified Body will also be required for placing the Guardian on the market in the UK.

Rest of World

Most major markets have different levels of regulatory requirements for medical devices. Internationally, the Guardian is approved in Singapore, Malaysia, Thailand and New Zealand. Its regulatory applications are pending in Australia, Japan and Hong Kong. Avertix Medical intends to also seek regulatory approval in the UAE, Saudi Arabia and the EU during 2023.

Avertix Medical also plans to obtain ISO 9001 and ISO 13485 certifications in 2023 or 2024 as part of a program that leads to being Medical Device Regulation (MDR) compliant by mid-2024 in anticipation of obtaining CE Mark. This will provide access to market the Guardian in the thirty (30) EU countries that recognize CE Marking as well as access to numerous other non-European countries around the world that also recognize CE Marking. These countries would then be evaluated based on the opportunity and a go-to market strategy developed for each.

The Guardian was previously approved by ANVISA in Brazil. This approval would be reclaimed to enable distribution in Brazil when it makes sense in the overall context of the corporate go-to market strategy.

Other Regulations

Trade Regulations

The movement of products, services and investments across borders subjects us to extensive trade regulations. A variety of laws and regulations in the countries in which the company transacts applies to the sale, shipment and provision of goods, services and technology across borders. These laws and regulations govern, among other things, import, export and other business activities. Avertix Medical is also subject to the risk that these laws and regulations could change in a way that would expose us to additional costs, penalties or liabilities. Some governments also impose economic sanctions against certain countries, persons or entities. In addition to the need to comply with such regulations, Avertix Medical also sells and provide goods, technology and services to agents, representatives and distributors who may export such items to customers and end-users. If Avertix Medical, or its third parties, are not in compliance with applicable import, export control or economic sanctions laws and regulations, the company may be subject to civil or criminal enforcement action, and varying degrees of liability. Such actions may disrupt or delay sales of the Guardian or result in restrictions on the distribution and sales of products or services that may materially impact the business.

Anti-Boycott Laws

Under U.S. laws and regulations, U.S. companies and their subsidiaries and affiliates outside the United States are prohibited from participating or agreeing to participate in unsanctioned foreign boycotts in connection with certain business activities, including the sale, purchase, transfer, shipping or financing of goods or services within the United States or between the United States and countries outside of the United States If Avertix Medical, or certain third parties through with which it sells or provides goods or services, violate anti-boycott laws and regulations, Avertix Medical may be subject to civil or criminal enforcement action and varying degrees of liability.

Data Privacy and Security Laws and Regulations

As a business with a significant global footprint, compliance with evolving regulations and standards in data privacy and cybersecurity has resulted, and may continue to result, in increased costs, new compliance challenges and the threat of increased regulatory enforcement activity. The business relies on the secure electronic transmission, storage and hosting of sensitive information, including personal information, protected health information, financial information, intellectual property and other sensitive information related to customers and workforce.

The global operational footprint comes with the obligation for compliance and adherence to individual data security, confidentiality and breach notification laws at the state level, federal level and international level. Examples of those laws include the Health Insurance and Portability Act of 1996 (HIPAA), as amended, and the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH) in the United States, the Global Data Protection Regulation (GDPR) in the EU, and various other country-specific requirements around the world.

In addition, Avertix Medical expects that future FDA approval submissions will be subject to review in accordance with the recently enacted Protecting and Transforming Cyber Health Care Act of 2022 (the “Patch Act”), which generally gives the FDA additional authority over the cybersecurity features of medical devices. The Patch Act does not affect previously FDA approved devices. While Avertix Medical’s management expects that any new iterations of the Guardian device that could require additional FDA approval will comply with any future FDA cybersecurity requirements under the Patch Act, there can be no assurances that this additional FDA authority will not delay or prevent any necessary FDA approvals.

Because the laws and regulations continue to expand, differ from jurisdiction to jurisdiction and are subject to evolving (and at times inconsistent) governmental interpretation, compliance with these laws and regulations may require significant additional cost expenditures or changes in products or business that increase competition or reduce revenue. Noncompliance could result in the imposition of fines, penalties or orders to stop noncompliant activities, or withdrawal of non-compliant products from a market.

U.S. Federal and State Healthcare Laws

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting, or receiving remuneration to induce or in return for purchasing, leasing, ordering, or arranging for the purchase, lease, or order of any healthcare item or service reimbursable under Medicare, Medicaid, or other federally financed healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value, including for example, gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash, waivers of payment, ownership interests and providing anything at less than its fair market value. Although there are a number of statutory exemptions and regulatory safe harbors protecting certain common activities from prosecution, the exemptions and safe harbors are drawn narrowly, and Avertix Medical’s practices may not in all cases meet all of the criteria for statutory exemptions or safe harbor protection.

The federal civil and criminal false claims laws, including, without limitation, the civil False Claims Act, and the federal civil monetary penalties law, which prohibit individuals or entities from, among other things, knowingly presenting, or causing to be presented, false or fraudulent claims for payment of federal funds, and knowingly making, or causing to be made, a false record or statement material to a false or fraudulent claim to avoid, decrease or conceal an obligation to pay money to the federal government.

HIPAA created additional federal criminal statutes that prohibit knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private third-party payers and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

The federal Physician Payments Sunshine Act and its implementing regulations, require certain manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually information related to certain payments or other transfers of value provided to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors), other healthcare professionals (such as physicians assistants and nurse practitioners, among others) and teaching hospitals, and applicable manufacturers and group purchasing organizations to report annually certain ownership and investment interests held by physicians and their immediate family members.

HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or HITECH, and its implementing regulations, imposes certain requirements on covered entities, including certain healthcare providers, health plans, and healthcare clearinghouses, and their respective business associates that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity as well as their covered subcontractors relating to the privacy, security and transmission of individually identifiable health information. Among other things, HITECH makes HIPAA’s privacy and security standards directly applicable to “business associates”. HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney’s fees and costs associated with pursuing federal civil actions. In addition, state laws govern the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Certain states also have statutes or regulations similar to the aforementioned federal fraud and abuse laws, some of which are broader in scope and apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

Violations of any of the federal and state laws described above or any other governmental regulations may be result in significant civil, criminal, and administrative penalties, including, without limitation, damages, fines, imprisonment, exclusion from participation in government healthcare programs, additional reporting obligations and oversight if or other agreement to resolve allegations of non-compliance with these laws.

Certain states also require the maintenance of state regulatory licenses in order to manufacture and distribute medical devices to residents within the respective state. Avertix Medical has a Drug and Medical Device Certificate of Registration in New Jersey. Failure to comply with applicable laws may result in the suspension or revocation of such licenses.

U.S. Health Reform

In the United States there have been, and continue to be, several legislative and regulatory changes and proposed reforms of the healthcare system in an effort to contain costs, improve quality, and expand access to care. These changes may result in reduced Medicare and Medicaid reimbursement levels, efforts by healthcare insurance companies to limit or reduce payments to pharmacies and providers, the basis for payments beginning to transition from a fee-for-service model to value-based payments and risk-sharing models, and the industry shifting away from traditional healthcare venues like hospitals and into clinics, physician offices and patients’ homes.

Avertix Medical expects the U.S. healthcare industry to continue to change significantly in the future. Possible changes include further reduction of or limitations on governmental funding at the state or federal level, efforts by healthcare insurance companies to further limit payments for products and services or changes in legislation or regulations governing prescription pharmaceutical pricing, healthcare services or mandated benefits.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF AVERTIX MEDICAL

The following discussion and analysis of Avertix Medical’s financial condition and results of operations should be read together with our audited financial statements and the related notes and the other financial information included elsewhere in this document. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this proxy statement/prospectus, particularly those under “Risk Factors.” Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, references in this Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Avertix Medical,” “we,” “our” and other similar terms refer to Avertix Medical, Inc.

Overview

Avertix Medical develops, manufactures, markets and sells the Guardian System, the first and only FDA-approved Class III implantable device that can detect acute coronary syndrome (“ACS”) events such as heart attacks, in real time, even when there are no symptoms.

Avertix Medical, Inc. (f/k/a Angel Medical Systems, Inc.) was incorporated in Delaware in November 2001. Avertix Medical has devoted the substantial majority of its resources from this date to performing research and development and clinical activities in support of product development of the Guardian System. Avertix Medical received FDA PMA approval for its Generation-3 Guardian System in the third quarter of 2021.

Avertix Medical commenced commercial sales for the Guardian System inside the United States under its Transitional Pass Through (“TPT”) reimbursement awarded by the Center for Medicare & Medicaid Services (“CMS”) in the first quarter of 2022.

Avertix Medical generates its revenue from sales of its Guardian System medical device to customers. The commercial strategy for Guardian System is both top down – the targeting of value analysis committees within hospitals and ambulatory surgical centers (“ASCs”) to secure widespread approval of the Guardian System within the facility; and bottom-up – the targeting through direct sales engagements of cardiologists. In each case, the hospitals, ASCs and the cardiologists are onboarded through the activities of a direct sales team presenting the data, what the Guardian System does, how it functions and what outcomes are likely for patients.

Avertix Medical plans to increase revenue through increased sales. Avertix Medical has a direct sales organization for sales made in the United States. This specialized sales organization intends to increase sales coverage to over twenty-five (25) states by the end of 2023. The Guardian System is implanted in an outpatient setting and its customers (cardiologists operating in hospitals and ASCs) bill various third-party payors, government agencies such as Medicare, administrative contractors, commercial payors and integrated managed care organizations, for the cost required to treat each patient.

Avertix Medical has arrangements with independent distributors internationally for sales outside of the United States. These distributors purchase products and resell them in geographic markets where Avertix Medical does not have a direct sales presence. To date, there have been limited sales in regions outside the United States.

Avertix Medical purchases customized components from several suppliers and uses subcontractors to assemble and sterilize the finished Avertix Medical Guardian System devices. Avertix Medical’s ability to generate revenue sufficient to achieve profitability will depend on the successful development and commercialization of the Guardian System and any future product candidates.

Since inception, Avertix Medical has incurred significant net losses and expects to continue to incur net losses for the foreseeable future as it invests in research and development and sales and marketing. Avertix Medical expects to incur increased general and administrative costs as a public company following the Business Combination. Avertix Medical incurred net losses of $2.0 million and $1.6 million for the three ended March 31, 2023 and 2022, respectively, and net losses of $17.8 million and $9.2 million for the years ended December 31, 2022 and 2021, respectively. Avertix Medical had an accumulated deficit of $53.6 million as of March 31, 2023, and expects to continue to incur losses and operating cash outflows for the foreseeable future. Future profitability is conditional on a number of factors including those outside Avertix Medical’s control and there is no guarantee that this will occur.

Avertix Medical expects that current cash resources plus the minimum gross proceeds of $40.0 million from the Business Combination will provide sufficient funding to support its continued operations for the foreseeable future. Based on the current plans and estimates, Avertix Medical anticipates this financial runway will allow Avertix Medical to execute on its growth plan which includes the expansion of a direct sales organization domestically; expansion internationally through distributors; expansion of platform functionality of Guardian System, and completion of development and obtain approval for the Generation-4 Guardian System.

Avertix Medical may seek additional funding through the issuance of common stock or other equity securities, loan facilities or upfront payments from its international distributors, although there are no assurances that such efforts will be successful or on favorable terms. The amount and timing of Avertix Medical’s future funding requirements will depend on many factors including the strength of revenues from product sales, as well as any costs related to commercial, development and manufacturing activities. Avertix Medical’s ability to raise additional funds may also be adversely impacted by potential worsening global economic conditions and disruptions to and volatility in the credit and financial markets in the United States and worldwide.

Key Factors Affecting the Business

There are numerous risks and uncertainties associated with a business at an early commercial phase and these include:

Limited sales history: Avertix Medical began U.S. commercial sales under its TPT reimbursement in the first quarter of 2022. Sales and potential future profitability of Avertix Medical will depend largely upon its ability to generate awareness, interest and adoption of the Guardian System among physicians, patients, hospitals and ASCs. Avertix Medical is in an early period of commercialization with a limited footprint of customers and product sales. Avertix Medical intends to grow the sales team to provide sales coverage to over twenty-five (25) states by the end of 2023. Currently, Avertix Medical has approximately 150 hospitals and cardiology-focused ASCs in its sales pipeline. Additional sales personnel allow Avertix Medical to provide broader coverage and foster deep relationships with physicians to drive revenue growth. There is no guarantee that hospitals, ASCs or cardiologists will accept the Guardian System as a medical device at a price point that it deems acceptable. Avertix Medical may not generate sufficient revenues to cover costs which would negative impact on the business, financial results and results of operation.

Entry into new markets: Avertix Medical is pursuing a strategic distributor model in key international markets. Avertix Medical believes that selling through carefully selected third-party distributors provides an optimized path to markets, where early development investment will be carried by Avertix Medical partners. However, there is no guarantee that international distributors will be able to secure sales of the Guardian System.

Regulatory approvals: Regulatory approvals for the Guardian System have been secured in Singapore, Malaysia, Thailand and New Zealand, in addition to the United States. Regulatory approvals in Japan, Hong Kong and Australia are currently pending. Regulatory applications are planned in UAE, Saudi Arabia and the European Union. There is no guarantee these approvals or additional regulatory approvals in other jurisdictions would be obtained in a timely manner, if at all.

The impact of the COVID-19 pandemic on operations: Avertix Medical has experienced limited impact from the COVID-19 pandemic on its operations. While management acknowledges that is a possibility of negative effects on Avertix Medical’s financial position and results of its operations in the future, the specific impact is not readily determinable as of the date of this proxy statement/prospectus.

Research and development risks of future generations of the Guardian System: The Generation-4 Guardian System is intended to provide full cloud connectivity, so physicians realize the benefits of instantaneous, remote viewing of a patient’s data. Cloud connectivity potential patient management models including remote patient monitoring, disease management, pharma management and patient compliance. There is no guarantee that future generations of the Guardian System will be developed in a timely fashion.

The Business Combination

On May 2, 2023, Avertix Medical entered into the Business Combination Agreement and Plan of Reorganization, dated as of May 2, 2023, by and among BIOS (which shall migrate to and domesticate as a Delaware corporation prior to the Closing), Merger Sub, and, solely with respect to Section 3.03(b) and Section 7.21 of the Business Combination Agreement, the Sponsor, pursuant to which Merger Sub will merge with and into Avertix (the “Merger”), with Avertix surviving the Merger as a direct wholly owned subsidiary of BIOS. The combined company, which will be named Avertix Medical, Inc., and the common stock of the combined company is expected to be listed on Nasdaq under the ticker symbol “AVRT.”

After the completion of the Business Combination, Avertix Medical is expected to be deemed the accounting acquirer, resulting in the Business Combination being accounted for as a reverse recapitalization. For further information regarding the ownership at the closing of the Business Combination, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

As a result of the Business Combination, Avertix Medical expects to hire additional personnel and implementation of procedures and processes to meet public company regulatory requirements and customary practices. As a public company, Avertix Medical will also incur additional annual expenses including directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative costs.

Components of Results of Operations

Revenues

Avertix Medical generates its revenue from sales of its Guardian System medical device to customers. Revenue is recognized when control of the promised products is transferred to the customer in an amount that reflects the consideration expected.

In the United States, the primary customers for the Guardian System are cardiologists in hospitals and ASCs. Avertix Medical has a direct sales organization for sales made in the United States.

Internationally, Avertix Medical has two arrangements with independent distributors for sales outside of the United States, where the distributors are customers of Avertix Medical and purchase products to resell them in geographic markets where Avertix Medical does not have a direct sales presence. To date, there have been limited sales to date in regions outside the United States.

Cost of Goods Sold and Gross Margin

Cost of goods sold primarily consists of the cost of the product. Avertix Medical purchases customized components from several suppliers and engages subcontractors to assemble and sterilize the finished Guardian System, which are made up of the Implantable Medical Device (“IMD”), an External Medical Device (“EXD”) and Physician Programmer. The Guardian System includes components such as a battery, printed circuit board, radio receivers and transmitters as well as the titanium required for the casing. Avertix Medical strategically maintains sufficient levels of inventory to help mitigate supply disruption, accommodate varying demand mix, and achieve more efficient volume-based pricing on components. These system devices are provided to Avertix Medical, who warehouses them until a customer makes a purchase.

Costs of goods sold also includes payment of royalties with respect to sales of the Guardian System under Avertix Medical’s Technology Assignment Agreement with Cathco as described below.

Cost of goods sold also consists of obsolescence charges. Inventory obsolescence is inventory that is unsold based upon expiration date, damaged or rejected product and slow-moving products.

Gross margin has been affected by a variety of factors, including the manufactured component parts, the cost to assemble and warehouse the Guardian System product inventory, as well as royalties paid on revenues and inventory obsolescence.

General and Administrative

General and administrative expense includes compensation of executive management, finance, information technology, human resources, business development, legal and the administrative and professional costs associated with those activities. General and administrative costs also include corporate facility costs, including rent, utilities, maintenance, as well as professional fees for legal, patent, accounting, tax, finance and other consulting services.

Research and Development

R&D expenses include product innovation and development activities, clinical trial costs, quality-control and regulatory expenses and outside consultants and contractors for clinical and research and development activities. R&D costs are expensed as incurred. Avertix Medical R&D expenses are primarily related to the expansion of its Guardian System platform functionality to monitor a broader range of indications and efforts to complete development and obtain approval of the Generation-4 Guardian System. Avertix Medical generally completes R&D in-house and utilizes external consultants and resources for additional expertise on an as-needed basis.

Selling and Marketing

Selling and marketing expense consists primarily of salaries, commissions, travel and related business expenses, attendance at conferences, product promotions and marketing activities.

Other Income and Expenses

Other income and expense primarily consists of convertible notes activity and other financing arrangement related expenses.

Income Tax

The State of New Jersey has enacted legislation (the State of New Jersey’s Technology Business Tax Certificate Program) permitting certain corporations located in New Jersey to sell state tax loss carryforwards and state research and development credits, or net loss carryforwards. In 2022, Avertix Medical sold net operating loss carryforwards and research and development credits. In 2021, Avertix Medical sold net operating loss carryforwards. The benefit recognized from these sales was partially offset by state income tax expenses in the consolidated statement of operations.

Results of Operations

Comparison of the Three Months Ended March 31, 2023 and 2022

The following table sets forth Avertix Medical’s consolidated statements of operations for each of the periods indicated:

	Three Months Ended March 31,
	2023	2022	$ Change	% Change
Revenue:	$492,000	$267,939	$224,061	84%
Operating expenses:
Cost of goods sold	96,702	206,007	(109,305)	(53)%
General and administrative	1,829,735	925,523	904,212	98%
Research and development	1,105,839	894,207	211,632	24%
Selling and marketing	1,370,469	277,736	1,092,733	393%

Total operating expenses	4,402,745	2,303,473	2,099,272	91%

Loss from operations	(3,910,745)	(2,035,534)	(1,875,211)	92%
Other income (expense):
Gain on extinguishment of convertible notes	1,500,145	—	1,500,145	100%
Change in fair value of convertible notes	—	671,273	(671,273)	(100)%
Interest income	3,037	1,798	1,239	69%
Interest expense	(189,318)	(211,478)	22,160	(10)%
(Loss) gain on foreign currency exchange	(207)	1,046	(1,253)	(120)%

Total other income, net	1,313,657	462,639	851,018	184%

Loss before income tax benefit	(2,597,088)	(1,572,895)	(1,024,193)	65%
Income tax benefit	618,149	—	618,149	100%

Net loss	$(1,978,939)	$(1,572,895)	$(406,044)	26%

Revenue

Revenue increased to $0.5 million from $0.3 million, up $0.2 million, or 84%, for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. The increase in revenue was primarily due to the growth in Guardian System sales volumes resulting from increased reach to cardiologists and additional sales personnel managing more territories throughout the United States. The direct sales force drove the increase among cardiologists in hospitals and ASCs. We are in an early period of commercialization with a limited footprint of customers and low number of devices sold to date.

Cost of Goods Sold

Cost of goods sold decreased to $0.1 million from $0.2 million, down $0.1 million, or 53%, for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. The decrease in cost of goods sold was primarily due to less expired inventory in 2023. Cost of goods sold is comprised of cost of product, royalty expense, and obsolescence charges. Cost of product represented $84,000 and $60,000 during the three months ended March 31, 2023 and 2022, respectively; royalty expense accounted for $13,000 and $8,000, respectively, and inventory obsolescence charges totaled $0 and $139,000, respectively.

General and Administrative

General and administrative expenses increased to $1.8 million from $0.9 million, up $0.9 million, or 98%, for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. The increase was primarily driven by higher legal and accounting fees in 2023 in preparation for the Business Combination as well as higher bonus expense in 2023.

Research and Development

R&D expenses increased to $1.1 million from $0.9 million, up $0.2 million, or 24%, for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. The increase was primarily driven by higher payroll and personnel expenses.

Selling and Marketing

Selling and marketing expenses increased to $1.4 million from $0.3 million, up $1.1 million, or 393%, for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. The increase was primarily driven by a $0.4 million increase in payroll and personnel expenses, $0.1 million increase in consulting expenses and $0.4 million increase in bonuses due to increased headcount of sales and marketing personnel, and a $0.1 million increase in travel expenses.

Other Income (Expense)

Gain on extinguishment of convertible notes increased to $1.5 million from $0 for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. Gain on extinguishment of convertible notes is due to the extinguishment of all accrued and unpaid interests on the convertible notes which were irrevocably waived by the noteholders upon conversion of the convertible notes into Series B Preferred Stock.

Change in fair value of convertible notes decreased to $0 from $0.7 million, down 100%, for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. Change in fair value of convertible notes is due to the fair value remeasurement of the convertible notes resulting from our election of the fair value option (“FVO”).

Interest expense decreased to $189,000 from $211,000, down $22,000, or 10%, for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. Interest expense primarily relates to interest on the convertible notes payable, with the decrease driven by conversion of the convertible notes into preferred stock during February 2023.

Income Tax

Income tax benefit increased to $0.6 million from $0 for the three months ended March 31, 2023, as compared to the three months ended March 31, 2022. The benefit represents the cash received for the sale of net operating losses. The benefit represents the cash received for the sale of the New Jersey 2021 net operating losses.

Comparison of the Twelve Months Ended December 31, 2022 and 2021

The following table sets forth our consolidated statements of operations for each of the periods indicated (in thousands):

	Year Ended December 31,
	2022	2021	Change	% Change
Revenue:	$1,172	$350	$822	235%
Operating expenses:
Cost of goods sold	814	1,374	(560)	(41)%
General and administrative	3,475	4,206	(731)	(17)%
Research and development	3,226	3,818	(592)	(16)%
Selling and marketing	1,972	944	1,028	109%

Total operating expenses	9,487	10,342	(855)	(8)%

Loss from operations	(8,315)	(9,992)	1,677	(17)%
Other (expense) income:
Loss on extinguishment of convertible notes	(1,242)	—	(1,242)	100%
Change in fair value of convertible notes	(8,087)	(392)	(7,695)	1,963%
Interest expense	(1,109)	(251)	(858)	342%
Other (expense) income	(2)	805	(807)	(100)%

Total other (expense) income, net	(10,440)	162	(10,602)	(6,544)%

Loss before income tax provision	(18,755)	(9,830)	(8,925)	91%
Income tax benefit	973	610	363	60%

Net loss	$(17,782)	$(9,220)	$(8,562)	93%

Revenue

Revenue increased to $1.2 million from $0.3 million, up $0.9 million, or 235%, for the year ended December 31, 2022, as compared to the year ended December 31, 2021. The increase in revenue was primarily due to the growth in Guardian System sales volumes resulting from increased reach to cardiologists and additional sales personnel managing more territories throughout the United States. The direct sales force drove the increase among cardiologists in hospitals and ASCs. Avertix Medical is in an early period of commercialization with a limited footprint of customers and low number of devices sold to date.

Cost of Goods Sold

Cost of goods sold decreased to $0.8 million from $1.4 million, down $0.6 million, or 41%, for the year ended December 31, 2022, as compared to the year ended December 31, 2021. Cost of goods sold is comprised of cost of product, royalty expense and obsolescence charges. Cost of product represented $0.3 million and $0.1 million during the years ended December 31, 2022 and 2021, respectively; royalty expense accounted for $0.1 million and $0.1 million, respectively, and inventory obsolescence charges totaled $0.4 million and $1.2 million, respectively. The decrease in cost of goods sold was primarily due to obsolescence charges in 2021. In 2021, there were significant one-time write-downs primarily associated with expired and obsolete inventory.

General and Administrative

General and administrative expenses decreased to $3.5 million from $4.2 million, down $0.7 million, or 17%, for the year ended December 31, 2022, as compared to the year ended December 31, 2021. The decrease was primarily driven by the reduction in severance costs in 2022 compared to 2021.

Research and Development

R&D expenses decreased to $3.2 million from $3.8 million, down $0.6 million, or 16%, for the year ended December 31, 2022, as compared to the year ended December 31, 2021. The decrease was driven by a $0.3 million reduction in salary expenses related to fewer product innovation and development activities in 2022, and $0.3 million reduction related to the reduction of inventory expenses to R&D prior to the FDA approval.

Selling and Marketing

Selling and marketing expenses increased to $2.0 million from $0.9 million, up $1.1 million, or 109%, for the year ended December 31, 2022, as compared to the year ended December 31, 2021. The increase was primarily driven by a $0.9 million increase for payroll and personnel expenses due to increased headcount of sales and marketing personnel, and a $0.2 million increase in travel expenses.

Other (Expense) Income

Change in fair value of convertible notes increased to $8.1 million from $0.4 million, up $7.7 million, or 1,963%, for the year ended December 31, 2022, as compared to the year ended December 31, 2021. Change in fair value of convertible notes is due to the fair value remeasurement of the convertible notes resulting from Avertix Medical’s election of the fair value option (“FVO”).

Interest expense increased to $1.1 million from $0.3 million, up $0.8 million for the year ended December 31, 2022, as compared to the year ended December 31, 2021. Interest expense primarily relates to interest on the convertible notes payable, with the increase driven by a higher balance of convertible notes in 2022 compared to 2021.

Other (expense) income varied from other income of $0.8 million for the year ended December 31, 2021 to other expense of less than $0.1 million for the year ended December 31, 2022, a difference of $0.8 million, or 100%. The other income in 2021 was primarily attributable to forgiveness of the PPP loan of $0.5 million and Australian R&D incentives of approximately $0.3 million.

Income Tax

Income tax benefit increased to $1.0 million from $0.6 million, up $0.4 million, or 60%, for the year ended December 31, 2022, as compared to the year ended December 31, 2021. The benefit represents the cash received for the sale of net operating losses less a provision for minimum state tax expenses.

Liquidity and Capital Resources

Since inception, Avertix Medical has incurred significant net losses and expects to continue to incur net losses in the future, as additional investments will be made toward R&D, selling and marketing as well as an increase in general and administrative costs expected to be incurred as a public company. Future profitability is conditional on a number of factors including those outside Avertix Medical’s control and there is no guarantee that this will occur. Avertix Medical incurred net losses of $2.0 million and $1.6 million for the three months ended March 31, 2023 and 2022, respectively, and net losses of $17.8 million and $9.2 million for the years ended December 31, 2022 and 2021, respectively. Avertix Medical had an accumulated deficit of $53.6 million as of March 31, 2023, and expects to continue to incur net losses for the foreseeable future until it has sufficient revenue to fund the cash needs of its operations.

Liquidity Requirements

Avertix Medical’s primary liquidity and capital requirements are for investment in further development of future generations of the Guardian System, increase in sales personnel, working capital, inventory, and general corporate needs. Avertix Medical expects its operational expenditures to increase for the foreseeable future in connection with ongoing and future activities. Specifically, the expenditures will increase as Avertix Medical:

•	expands into different markets, including scaling up of its commercial infrastructure and existing facilities to accommodate more demand,

•	continues to invest in research and development activities to advance the development of the Generation-4 Guardian System and beyond, and

•	incurs additional expenses associated with transitioning to and operating as a public company.

Avertix Medical’s current and ongoing liquidity requirements will depend on various factors, including the timing and extent of spending to support additional development efforts, the introduction of new and enhanced generation of the Guardian System, the continuing market adoption of the Guardian System and the timing and extent of additional capital expenditures to invest in manufacturing and additional raw materials.

Sources of Liquidity and Going Concern

Avertix Medical had cash of approximately $8.2 million and $2.6 million as of March 31, 2023 and December 31, 2022 respectively. Since its inception, Avertix Medical has financed operations primarily through the issuance of preferred stock and convertible notes. As a medical device company in its early stages, Avertix Medical has yet to generate sufficient revenues to fund the cash needs of its operations. Avertix Medical will require the successful completion of the Business Combination and raising additional capital through the issuance of equity and/or debt to fund future operations and execute its long-term business plan and strategy. However, there is no guarantee that this funding will be available or available on satisfactory terms. If additional capital is not secured when required, Avertix Medical may need to delay or curtail operations until such funding is received. If Avertix Medical is unable to expand its operations or otherwise capitalize on business opportunities due to a lack of sufficient capital, its business, financial condition and results of operations could be materially adversely affected. This financial condition raises substantial doubt as to Avertix Medical’s ability to continue as a going concern. See Note 1 to the financial statements.

Avertix Medical’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business.

Avertix Medical’s ability to continue as a going concern is dependent upon obtaining additional capital and financing including through the consummation of the Business Combination. Avertix Medical entered into the Business Combination Agreement with BIOS, and, upon consummation of the Business Combination, it expects that current cash resources plus the minimum gross proceeds of $40.0 million from the Business Combination will provide sufficient funding to support its continued operations for the foreseeable future. The amount and timing of Avertix Medical’s future funding requirements will depend on various factors, including the pace of execution and receipt of revenues from sales of the Guardian System to hospitals and ASCs, revenues from international distributors, research and development activities, macroeconomic factors such as inflation and supply chain challenges, and growth initiatives as well as the risks set forth in the section titled “Risk Factors.”

Contractual Obligations and Commitments

Convertible Notes

Avertix Medical entered into Note Purchase Agreements dated July 30, 2021, as amended by the First Amendment to Note Purchase Agreement dated September 1, 2021, pursuant to which Avertix Medical issued Senior Secured Convertible Promissory Notes (the “2021 Senior Notes”), with certain 2021 Senior Notes issued together with warrants to purchase common stock. During the year ended December 31, 2021, Avertix Medical issued an aggregate principal amount of the 2021 Senior Notes and received proceeds of approximately $10.5 million , including approximately $3.3 million from related parties, including directors, officers, affiliates of directors or officers, or greater than 5% shareholders. In addition, Avertix Medical issued approximately $45,000 in 2021 Senior Notes to its former chief executive officer in exchange for unpaid salary and $7,000 to a Board member in exchange for consulting services, Approximately $0.2 million was allocated to the detachable ten-year warrants.

The 2021 Senior Notes had an 8% interest rate and were scheduled to mature on July 30, 2023 when the outstanding principal and interest was due, if not earlier converted, at a conversion price as defined in the Note Purchase Agreement, into shares of stock of Avertix Medical pursuant to the terms and conditions of the Notes, including in connection with a qualified equity financing at a conversion price equal to the lesser of (A) 80% of the price per share paid for capital stock issued and sold by Avertix Medical in such qualified financing or (B) $1.80 per share.

On May 17, 2022, Avertix Medical amended the 2021 Senior Notes pursuant to a Second Amendment dated May 17, 2022 (the “Second Amendment”). The Second Amendment permitted Avertix Medical to sell additional Senior Secured Convertible Promissory Notes (the “2022 Senior Notes”) to purchasers through July 31, 2022. Following the execution of the Second Amendment, between May 27, 2022 and June 24, 2022, Avertix Medical issued an aggregate principal amount and received proceeds of approximately $1.4 million, including $0.8 million from related parties.

Avertix Medical entered into a Note Purchase Agreement dated August 22, 2022 (the “2022 Note Purchase Agreement”) pursuant to which Avertix Medical issued certain Super Senior Secured Convertible Promissory Note (the “Super Senior Notes”). The Super Senior Notes had an 8% interest rate and were scheduled to mature on July 30, 2023, if not earlier converted into shares of stock of Avertix Medical pursuant to the terms and conditions of the Super Senior Notes, including in connection with a qualified equity financing at a conversion price equal to the lesser of (A) 60% of the price per share paid for capital stock issued and sold by Avertix Medical in such qualified financing or (B) $1.80 per share. Between August 22, 2022 and October 24, 2022, Avertix Medical issued an aggregate principal amount of approximately $6.5 million of the Super Senior Notes and received proceeds of approximately $6.4 million. Avertix Medical issued approximately $22,000 in Super Senior Notes to an officer in exchange for unreimbursed expenses and $23,000 to a Board member in exchange for consulting services, Approximately $5.2 million of the Super Senior Notes were issued to relates parties.

Additionally, certain 2021 Senior Notes and 2022 Senior Notes, with aggregating principal amounts of $5.3 million, including approximately $2.6 million from related parties, were cancelled and exchanged for Super Senior Notes with an original principal amount equal to the original principal amount of the corresponding 2021 Senior Notes or 2022 Senior Notes.

As of December 31, 2022, there were $29.3 million of convertible notes payable outstanding, which were recorded at fair value.

On February 15, 2023, Avertix Medical held the initial closing of its Series B Preferred Financing, which involved several actions, (i) Avertix Medical amended and restated its certificate of incorporation to, among other things, authorize the issuance of up to 30,406,365 shares of Series B Preferred Stock and remove the Series A Preferred Stockholders’ right to receive the Series A accruing dividends, (ii) Avertix Medical issued 27,485,965 shares of Series B Preferred Stock pursuant to a Series B Preferred Stock Purchase Agreement dated February 15, 2023, with 5,079,600 of such shares being sold at a $1.25 per share price and the remainder of the shares being issued pursuant to the conversion and cancellation of all of Avertix Medical’s outstanding convertible promissory notes, and (iii) Avertix Medical amended its Angel Medical Systems, Inc. 2019 Equity Incentive Plan (“2019 Plan”) to increase the authorized number of shares reserved under the plan to 9,228,786. On March 15, 2023, Avertix Medical held a subsequent closing of its Series B Preferred Financing pursuant to which it sold an additional 2,022,400 shares of Series B Preferred Stock at a price of $1.25 per share. The sale of Series B Preferred Stock in 2023 resulted in proceeds of $8.8 million with an additional $0.1 million issued in exchange for services.

Accordingly, the 2021 Senior Notes, 2022 Senior Notes and Super Senior Notes outstanding as of December 31, 2022 were converted into Series B Preferred Stock in February 2023. Upon conversion, all interest accrued was forgiven.

License Agreements

Avertix Medical is a party to a technology assignment agreement with Cathco, Inc (“Cathco”), David R. Fischell, shareholder and former Chairman of the Board, and certain members of the family of David R. Fischell (“Fischell Family” and together with Cathco, the “Assignors”) dated June 10, 2002 and amended on June 1, 2020 and August 7, 2022 (the “Technology Assignment Agreement”) and to consulting arrangements (the “Consulting Agreements” and, together with the Technology Assignment Agreement, the “Cathco/Fischell Agreements”) with members of the Fischell Family. The Cathco/Fischell Agreements provide for the assignment of patents and know-how related to detection technology used by Avertix Medical in the Guardian to Avertix Medical in exchange for an assignment fee and royalties. Pursuant to the Cathco/Fischell Agreements, as amended, Avertix Medical is required to pay to the Assignors a royalty based on net sales of the Guardian System of 3% in the aggregate through October 2023, from October 2023 to September 2027 a royalty based on net sales of the Guardian System in the aggregate between 1% and 3% and, from September 2027, a royalty based on net sales of the Guardian System in the aggregate between 0.5% and 1%. The Technology Assignment Agreement does not provide for its termination, however, Avertix Medical is released from its obligation to make the royalty payments described above in the event of (i) a material breach of the Technology Assignment Agreement by any of the Assignors, (ii) termination of all of the assigned patents under the Technology Assignment Agreement or (iii) declaration of all of the assigned patents under the Technology Assignment Agreement as unpatentable, invalid or unenforceable by a court of law or administrative agency of competent jurisdiction. During the year ended December 31, 2022, approximately $35,000 was incurred for payments to the Assignors and is included in cost of goods sold on the consolidated statement of operations as well as accrued expenses on the consolidated balance sheet as of December 31, 2022. During the year ended December 31, 2021, approximately $10,000 was incurred and paid to the Assignors and is included in cost of goods sold on the consolidated statement of operations.

Avertix Medical is party to an Amended and Restated Cross License and Joint Development Agreement with Pacesetter, Inc., doing business as St. Jude Medical Cardiac Rhythm Management Division (“SJM”), dated as of December 5, 2012 (the “SJM Cross-License Agreement”). This entity is an affiliate of St. Jude, LLC. Pursuant to the SJM Cross-License Agreement, and subject to the conditions set forth therein, Avertix Medical will assist SJM, at SJM’s request, in the development of technology which is intended to combine and integrate Avertix Medical’s ischemia and myocardial infarction detection, monitoring and/or alerting system with SJM’s implantable cardioverter/defibrillator, to provide fully paid-up and irrevocable license to Avertix Medical’s patents and technical information from Avertix Medical to SJM and to provide Avertix Medical license to SJM licensed patents, subject to the terms therein. The term of the SJM Cross-License Agreement, unless previously terminated in accordance with the terms provided therein, shall expire with the expiration of the last to expire patent rights that are subject to the SJM Cross-License Agreement. There was no financial activity related to this arrangement in either 2022 or 2021, and no royalties or any other payments have been made from Avertix Medical to SJM since the agreement’s inception.

Distribution and Supply Agreement

Avertix Medical entered into an amended and restated distribution and supply agreement (the “Distribution Agreement”) with Hydrix Medical Pty Ltd (“Hydrix”). Pursuant to the terms of the Distribution Agreement, Hydrix is to act as Avertix Medical’s exclusive distributor in Japan, Singapore, Australia, New Zealand, Turkey, Indonesia, India, Hong Kong, Malaysia and Thailand. The initial term of the Distribution Agreement ends in January 2029, subject to automatic renewal for one additional two-year period if Hydrix satisfies the minimum sales and implant requirements set forth in the Distribution Agreement. The Distribution Agreement provides for increasing annual minimum product purchases and implants by region. Additionally, Avertix Medical has separately engaged Hydrix to perform research and development activity that is invoiced as incurred. Hydrix is required to use its best efforts to promote, distribute and sell the Guardian and to obtain regulatory and reimbursement registrations and approvals in the name of Avertix Medical. Avertix Medical has the right to terminate the Distributions Agreement if Hydrix fails to meet minimum purchase and implant requirements. The Distribution Agreement may be terminated due to a material breach by either party, subject to notice and cure periods. The Distribution Agreement may also be terminated without notice in upon bankruptcy or dissolution of Hydrix. Avertix Medical may terminate the Distribution Agreement at any time during the six month period following a change of control of Avertix Medical and upon six month prior written notice to Hydrix. In the event of change of control of Avertix Medical should Avertix Medical’s successor not wish to continue the Distribution Agreement, then at Avertix Medical’s or its successor’s election, it may either (i) terminate the Distribution Agreement subject to certain conditions including a termination payment payable by Avertix Medical to Hydrix of two times the verifiable commercially reasonable direct expenses of obtaining Regulatory Approval (as defined therein) and reimbursement in the country plus a double-digit royalty of Avertix Medical’s net sales of the Guardian in each country covered by the Distribution Agreement in which Hydrix has filed in good faith a substantially complete application for regulatory approval for sale of the product for the balance of the initial term of the Distribution Agreement; or (ii) continue for the balance of the initial term of the Distribution Agreement under the same terms and conditions in all countries in the territory in which Hydrix has applied for regulatory approval, and desires to continue as Hydrix provided. Avertix Medical recorded approximately $25,000 and $16,000 in revenue from Hydrix during the years ended December 31, 2022 and 2021, respectively. No payments were made to Hydrix during the year ended December 31, 2022. Avertix Medical made payments to Hydrix totaling $0 and $13,000 during the years ended December 31, 2022 and 2021, respectively, which were expensed and included in operating expenses on the consolidated statements of operations. As of December 31, 2022 and 2021, there is approximately $12,000 and $0 owed by Hydrix to Avertix Medical which is included in accounts receivable on the consolidated balance sheets. No amounts were due to Hydrix as of both December 31, 2022 and 2021.

Avertix Medical entered into a product distribution agreement with CH Trading Group LLC (“CH Trading”) dated as of January 23, 2022 (the “Product Distribution Agreement”). Pursuant to the Product Distribution Agreement, CH Trading has been appointed as the exclusive distributor of Avertix Medical’s Guardian System product(s) in the Kingdom of Saudi Arabia, United Arab Emirates, Kuwait and Egypt. If CH Trading achieves certain 18-month minimum gross sales targets as set forth in the Product Distribution Agreement, CH Trading shall also become Avertix Medical’s exclusive distributor of its Guardian System product(s) in the rest of the countries that are members of or associated with the Organization of Islamic Cooperation, the Gulf Cooperation Council, the Middle East North Africa region, and/or the African Union. Avertix Medical is responsible for obtaining regulatory approvals in the jurisdictions covered by the Product Distribution Agreement at the cost of Avertix Medical. Under the Product Distribution Agreement and as a material precondition to the commencement of any purchase orders Avertix Medical must certify all applicable content, ingredients, labeling, packaging, supplies, equipment as Halal by Circle H International Inc. across all countries. Such Halal certification has been achieved. The Product Distribution Agreement has a five year term following its effective date (the “Initial Term”) with an automatic renewal for one additional five year period (the “First Renewal”), unless either party elects not to renew by advance written notice. Upon expiration of the First Renewal term, the Product Distribution Agreement shall renew automatically on a month-to-month basis unless otherwise extended by the parties by a mutual agreement for a longer period. Avertix Medical may terminate the exclusivity of CH Trading in the designated territories if CH Trading fails to meet or exceed more than once the minimum gross sales targets and may thereafter compete against CH Trading directly or with or through other appointed distributors in such designated territories. Avertix may terminate the Product Distribution Agreement upon written notice if CH Trading fails to meet a specified percentage of the minimum gross sales targets more than once in any given period as described therein. Avertix Medical may also, at its sole discretion, require CH Trading to increase the minimum gross sales target in subsequent fiscal year(s) to cover the amount of shortfall. Furthermore, either party may terminate this agreement early as follows: (i) at any time after the Initial Term, upon at least six months prior written notice, without cause; (ii) upon thirty days’ prior written notice during any month-to-month automatic extension of the Product Distribution Agreement, without cause; (iii) for any material breach or default of this agreement by the other party, subject to notice and cure; (iv) immediately upon the dissolution, insolvency or any adjudication in bankruptcy of, or any assignment for the benefit of creditors by, the other party or if the other party ceases to conduct business in the ordinary or normal course; or (v) immediately if required by law. Avertix Medical recorded no revenue from CH Trading during the years ended December 31, 2022 and 2021, respectively.

Manufacturing / Supply Chain Contracts

Avertix Medical has entered into several manufacturing agreements with vendors for various stages of the manufacture and assembly of the Guardian System unit. Avertix Medical may terminate the agreements upon written notice. Upon termination of the agreements, Avertix Medical is liable for the remainder of the current purchase order and/or any product purchased by the vendor.

Cash Flows

Three months ended March 31, 2023 and 2022

The following table shows a summary of our cash flows for the three months ended March 31, 2023 and 2022 (in thousands):

	Three Months Ended March 31,
	2023	2022
Net cash used in operating activities	$(2,875)	$(3,020)
Net cash provided by (used in) financing activities	8,524	(36)

Net Cash used in Operating Activities

For the three months ended March 31, 2023, net cash used in operating activities was $2.9 million, primarily due to net loss of $2.0 million, which includes a $1.5 million gain on extinguishment of convertible notes and $0.4 million of noncash charges.

For the three months ended March 31, 2022, net cash used in operating activities was $3.0 million, primarily due to net loss of $1.6 million, which includes $0.2 million of noncash offsetting adjustments, a $0.5 million decrease in inventories and a $0.5 million increase in accounts payable and accrued expenses.

Net Cash Flows provided by (used in) Financing Activities

For the three months ended March 31, 2023, net cash provided by financing activities was $8.5 million, Net cash provided by financing activities consisted of proceeds from the issuance of Series B preferred stock of $8.8 million partially offset by payment of issuance costs of $0.2 million.

For the three months ended March 31, 2022, net cash used in financing activities of $36,000 was primarily due to payments on the PPP loan of $37,000.

Twelve months ended December 31, 2022 and 2021

The following table shows a summary of our cash flows for the year ended December 31, 2022 and 2021 presented (in thousands):

	Year Ended December 31,
	2022	2021
Net cash used in operating activities	$(9,333)	$(10,393)
Net cash provided by financing activities	7,409	12,268

Net Cash used in Operating Activities

For the year ended December 31, 2022, net cash used in operating activities was $9.3 million, primarily due to net loss of $17.8 million offset by $11.4 million of noncash adjustments and $2.2 million increase in inventories.

For the year ended December 31, 2021, net cash used in operating activities was $10.4 million, primarily due to net loss of $9.2 million offset by $1.8 million of noncash adjustments and $3.2 million increase in inventories.

Net Cash Flows provided by Financing Activities

For the year ended December 31, 2022, net cash provided by financing activities was $7.4 million, Net cash provided by financing activities consisted primarily of proceeds from the issuance of convertible notes of $7.9 million partially offset by repayment of the short-term loan of $0.4 million.

For the year ended December 31, 2021, net cash provided by financing activities of $12.3 million, was primarily due to proceeds from issuance of convertible notes and warrants of $10.5 million, proceeds from issuance of Series A preferred stock of $1.2 million, and proceeds from a short-term loan of $0.4 million.

Critical Accounting Policies and Estimates

Avertix Medical’s financial statements are prepared in accordance with U.S. GAAP. The application of accounting policies and preparation of consolidated financial statements in conformity with U.S. GAAP require Avertix Medical to make a number of estimates and judgments that affect the amounts reported in those financial statements and accompanying notes. Avertix Medical evaluates its significant estimates and judgement on an ongoing basis, including estimates related to the total costs expected to be incurred through its sales activities both in the United States and internationally, fair value of stock-based awards and convertible notes.

Avertix Medical bases its estimates on historical experience and on various other assumptions that Avertix Medical believes to be reasonable Although the estimates used are reasonable, as certain accounting policies involve a high degree of judgment and complexity, and due to the inherent uncertainty involved in making those estimates, actual results reported in future periods could differ from those estimates. The critical accounting estimates, assumptions and judgments that have the potential to have the most significant impact on our consolidated financial statements are described in the consolidated financial statements. For further information, see Note 2, Summary of Significant Accounting Policies, to the annual financial statements included elsewhere in this proxy statement/prospectus.

Revenue Recognition

Avertix Medical generates its revenues from the sale of the Guardian System and recognizes revenue when its customer obtains control of the promised goods at an amount that reflects the consideration expected to be received in exchange for those goods. The amount of revenue Avertix Medical recognizes reflects the estimate of the consideration it expects to be entitled to receive, subject to certain constraints, in exchange for the sale of the Guardian System. This amount is referred to as the transaction price.

Stock-Based Compensation

The fair value of stock options is recognized as stock-based compensation expense in Avertix Medical’s consolidated statement of operations. Avertix Medical calculates stock-based compensation expense in accordance with ASC 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires the recognition of all stock-based payments to employees and non-employee directors, including grants of employee stock options and restricted stock units and modifications to existing stock options, based on their fair values in the consolidated statements of operations.

The fair value of Avertix Medical’s stock option awards is estimated using a Black-Scholes option valuation model. This model requires highly subjective assumptions and elections, including, stock price expected stock price volatility and the estimated life of each award.

In the absence of a public trading market for our common stock, on each grant date, Avertix Medical develops an estimate of the fair value of our common stock underlying the option grants. Avertix Medical estimated the fair value of our common stock by referencing arms-length transactions inclusive of the common stock underlying which occurred on or near the valuation date(s). Once Avertix Medical’s common stock is publicly traded, Avertix Medical will no longer have to estimate the fair value of the common stock, rather the value will be determined based on quoted market prices. Avertix Medical determined the fair value of common stock using methodologies, approaches and assumptions consistent with the AICPA Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation and based in part on input from an independent third-party valuation firm.

The fair value of stock-based awards is amortized over the vesting period of the award. For stock awards that vest based on performance conditions (e.g., achievement of certain milestones), the expense is recognized when it is probable that the condition will be met. Avertix Medical accounts for forfeitures as they occur.

Fair Value Option

Avertix Medical elected to use the fair value option (“FVO”) of ASC 825, Financial Instruments (“ASC 825”) to account for its convertible notes. The FVO simplifies the accounting for the convertible notes and warrants. The convertible notes accounted for under the FVO election include embedded features that must be separated from the debt-host and recognized as separate derivative liabilities. These liabilities are subject to initial and subsequent periodic estimated fair value measurements under ASC 815, Derivatives and Hedging (“ASC 815”).

ASC 825’s FVO election can be used for financial instruments, where the separation of an embedded derivative is not required. Under this election, the financial instrument is initially measured at for its estimated fair value on the issue date, and is subsequently remeasured at estimated fair value on a recurring basis at each reporting period date until it is settled. The estimated fair value adjustment required by ASC 825 is recognized as other income (expense) in the accompanying statements of operations.

As per ASC 825, the estimated fair value adjustment is presented as other income (expense) in the accompanying statements of operations, except for changes in fair value of the convertible notes payable attributable to instrument-specific credit risk. These are changes are presented in comprehensive income (loss).

To the extent that the financial instruments are exchanged, the remeasured fair value of the outstanding financial instruments, including accrued interest, is compared to the fair value of the newly issued instruments with the difference recorded as an extinguishment gain or loss on the statement of operations.

Avertix Medical’s convertible notes are measured at fair value using Level 3 inputs as discussed in Note 9 to the financial statements.

Redeemable Preferred Stock

Preferred stock may be classified as a liability, temporary equity, or permanent equity. In order to determine the appropriate classification, an evaluation of the cash redemption features is required. Where there exists an absolute right of redemption presently or in the future, the preferred stock would be classified as a liability. If redemption is contingent upon the occurrence of an event that is outside of the issuer’s control, it is classified as redeemable preferred stock. The probability that the redemption event will occur is irrelevant. If no redemption features exist, or if a contingent redemption feature is within our control, the preferred stock is classified as equity.

The Series B and Series A Preferred Stock has been classified as temporary equity on the accompanying condensed consolidated interim balance sheets, as the Series B and Series A Preferred Stock are redeemable upon the occurrence of events that are not solely within Avertix Medical’s control.

Emerging Growth Company Status

Avertix Medical is classified as an “emerging growth company,” (“EGC”), under the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). Section 107 of the JOBS Act allows EGCs to benefit from an extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, for complying with new or revised accounting standards, allowing them to delay the adoption of certain accounting standards until they apply to private companies. Avertix Medical may take advantage of this extended transition period until the first to occur of the date that Avertix Medical (i) is no longer an “emerging growth company” or (ii) affirmatively and irrevocably opt out of this extended transition period. Avertix Medical has elected to take advantage of the benefits of this extended transition period. The consolidated financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

As an EGC, Avertix Medical may take advantage of certain exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an EGC, Avertix Medical may:

•

may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations within registration statements;

•	may avail ourselves of the exemption from providing an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•	may provide reduced disclosure about executive compensation arrangements; and

•	may not require nonbinding advisory votes on executive compensation or stockholder approval of any golden parachute payments.

Quantitative and Qualitative Disclosures about Market Risk

Avertix Medical is exposed to certain market risks in the ordinary course of its business. Changes in these factors may cause fluctuations in its earnings and cash flows. Avertix Medical evaluates and manages exposure to the following risks. Failure to mitigate these risks could have a negative impact on revenue growth, gross margin and profitability.

Inflation Risk

Inflation my impact Avertix Medical by increasing the cost of labor and materials required to manufacture the Guardian System. Avertix Medical believes that inflation has not had a material effect on its business, financial condition, or results of operations during the periods presented.

However, if costs were to become subject to inflationary pressures, fully offsetting such higher costs through price increases may not be entirely possible. This could potentially affect Avertix Medical’s business, financial condition and results of operations.

Concentration of Credit Risk

Avertix Medical deposits its cash with financial institutions, and, at times, such balances may exceed federally insured limits.

MANAGEMENT OF THE COMPANY FOLLOWING THE BUSINESS COMBINATION

The following sets forth certain information concerning the persons who are expected to serve as directors and executive officers of New Avertix following the consummation of the Business Combination.

Executive Officers and Directors after the Business Combination

The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of New Avertix Medical following the consummation of the Business Combination.

Name	Age	Position
Executive Officers and Directors
Timothy P. Moran	51	Chief Executive Officer and Director
Philip Tom	33	Executive Vice President and Chief Financial Officer
David L. Keenan	69	Chief Technology Officer
Peter Elia	52	Chief Revenue Officer

Non-Employee Directors
Joseph Berardo, Jr.	57	Director
Steven Fletcher	55	Director
Ross Haghighat	59	Director
Thomas P. Mendell	76	Director
Robin L. Smith	58	Director

Executive Officers

Timothy Moran—Chief Executive Officer and Director

Mr. Moran has served as our Chief Executive Officer since May 2023 and he has broad commercial experience and leadership in the medical technology sector. Prior to joining us, from October 2018 to April 2023 Mr. Moran served as Chief Executive Officer of Motus GI Holdings, Inc. (Nasdaq: MOTS), an international medical technology company based in the U.S. with subsidiaries in the U.S. and Israel, dedicated to improving colonoscopy and assist in early detection and prevention of cancer. Mr. Moran continues to serve as Chairman of the Board and has been a member since 2018. From 2015 to September 2018, Mr. Moran served as President of the Americas, ConvaTec Group Plc (LON: CTEC) (“ConvaTec”), an international medical products and technologies company, offering products and services in the areas of wound and skin care, ostomy care, continence and critical care and infusion devices. Prior to his employment at ConvaTec, Mr. Moran held roles in sales, marketing and general management over the course of eighteen (18) years at Covidien plc (“Covidien”), an Irish-headquartered global health care products company and manufacturer of medical devices and supplies. While at Covidien, until 2015, Mr. Moran served simultaneously as VP and General Manager of both the SharpSafety and Monitoring & Operating Room divisions. Following the 2015 acquisition of Covidien by Medtronic (NYSE: MDT), Mr. Moran was named the Global Vice President and General Manager of the Patient Care and Safety Division, with annual revenues exceeding 1.4B. Mr. Moran also served on the CEO Advisory Council for Advanced Medical Technology Association (“AdvaMed”), a medical device trade association. Mr. Moran earned a B.A. in Organizational Communication at The State University of New York at Geneseo and has completed advanced business and strategy programs at Babson College and Massachusetts Institute of Technology (MIT). We believe that Mr. Moran’s broad commercial and leadership experience in the medical technology industry, makes him well qualified to serve on the New Avertix Medical Board.

Philip Tom—Executive Vice President and Chief Financial Officer

Mr. Tom has served as our Executive Vice President and Chief Financial Officer since April 2023. Prior to joining us, from April 2020 to March 2023, Mr. Tom served as a Principal at Explorer Acquisitions, a SPAC sponsor with 7 SPAC IPOs. Prior to Explorer, Mr. Tom served as the Chief Financial Officer at Hudson MX, a SaaS ad-tech start-up, from March 2018 to March 2020, and sat on the investment team at Insight Partners, the global private equity firm based in New York, starting in 2014. Mr. Tom has a B.A. from Stanford University and started his career in investment banking at Credit Suisse in New York.

Dave Keenan—Chief Technology Officer

Mr. Keenan has served as our Chief Technology Officer appointed in April 2023. Before that he served as our Chief Operating Officer between January 2017 to April 2023 and served as our Vice President, Regulatory and Clinical Affairs from January 2009 to January 2017. Mr. Keenan has proven leadership experience in research and development, clinical affairs, global regulatory management, global product support and quality assurance management. Prior to joining us, from January 2000 to March 2002. Mr. Keenan worked at Open Reach, Inc. as Director of Global Customer Care. He holds a B.A. in Biological Sciences from the Catholic University of America at Washington D.C.

Peter Elia—Chief Revenue Officer

Mr. Elia has served as our Chief Revenue Officer since May 2023. Prior to joining us, from September 2019 until July 2022, Mr. Elia served as Chief Strategy & Business Development Officer of Acutus Medical Inc. (Nasdaq: AFIB) (“Acutus”). Prior to that Mr. Elia served as the Head of Business/Market Development at Acutus, from September 2018 to September 2019. Mr. Elia served as Vice President Business and Market Development at Biotronik, Inc. from May 2008 to September 2018. Mr. Elia received a B.S. in Kinesiology from San Diego State University.

Non-Employee Directors

Joseph J. Berardo, Jr.

Mr. Berardo currently serves as Chief Executive Officer and as chairman of the Board of Carisk Partners, a position he has held since October 2016, a NCQA and AAAHC Accredited Managed Behavioral Health Organization for commercial, self-insured, Medicare, Medicaid and other government-sponsored program insurers and plan sponsors. Prior to joining Carisk Partners from January 2003 until January 2022, Mr. Berardo spent twenty (20) years with MagnaCare where he served as CEO from January 2005 to December 2015 prior to transitioning to Non-Executive Chairman in January 2016. Mr. Berardo started his career in healthcare services with U.S. Healthcare in 1990. Mr. Berardo is on the boards of directors of several other private companies, including BeneLynk and Radius Care. Mr. Berardo has also held leadership positions at Mount Sinai Health System, Empire Blue Cross/Blue Shield and Multiplan. Mr. Berardo earned a B.A. in Economics from Rutgers University. We believe that Mr. Berardo’s vast experience in the health care industry as well as his leadership and management experience, makes him well qualified to serve on the New Avertix Medical Board.

Steven Fletcher

Mr. Fletcher currently serves as the Chief Executive Officer of First In Line Enterprises and a Managing Member of Explorer Acquisitions, a serial SPAC sponsor based in Palo Alto, a position he has held since May 2018. Prior to that he was a Managing Director, Head of Software Banking and Co-Head of Digital Media Banking at GCA (formerly known as Savvian LLC), an investment bank, from 2003 to May 2018. Mr. Fletcher advised numerous technology companies on mergers, acquisitions and other strategic transactions in his twenty-four (24) year career as an investment banker. From 1994 to 2003. Mr. Fletcher worked in the Investment Banking Division at Goldman Sachs, where he held a number of leadership roles including head of Information Technology Services banking, head of Systems and Storage banking and head of the Private Placement Group. Mr. Fletcher also serves as an advisor to Enterprise 4.0 Technology Acquisition Corp. (Nasdaq: ENTF), a blank check company searching for a target business, and on the Board of Directors of Lee Enterprises (Nasdaq: LEE), a U.S. media company. He holds a B.A. in Economics from UCLA and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania. We believe that Mr. Fletcher’s broad experience in the financial and banking sector and leadership in the technology industry, makes him well qualified to serve on the New Avertix Medical Board.

Ross Haghighat

Mr. Haghighat has served as the Chief Executive Officer, Chief Financial Officer and a member of the board of directors of BIOS since December 2021. Mr. Haghighat also serves as the Chairman of Avertix Medical, a position he has held since January 2022. Mr. Haghighat serves as the founding partner at Jasper Capital Partners, an investment firm investing in transformational technology-inspired growth companies focused on Australia and Asia, and he served as the Chairman of Triton Systems, Inc., a private early to mid-stage product development and venture firm creating product-driven enterprises focusing on next-generation innovative technologies spanning biotech, medtech and ESG applications. Mr. Haghighat is also founding board member and investor of Aduro Biotech (Nasdaq: ADRO). Mr. Haghighat currently serves on the Board of Directors at Chinook Therapeutics, Inc. (Nasdaq: KDNY), a late clinical-stage biotechnology company developing precision medicines for kidney diseases. Mr. Haghighat led the merger of Aduro with Chinook in 2020. Mr. Haghighat is on the Board of Fluence Corporation Ltd. (ASX: FLC), a leading ESG global water treatment technology company, where Mr. Haghighat serves as Vice Chairman, a position he has held since December 2016; Electriq Global, an industrial scale hydrogen fuel company that provides environmentally friendly transportation solutions, where he has served as a director since January 2020; and FRX Polymers, Inc., a global sustainable ESG company serving electric vehicle, consumer electronics and other industrial applications, where Mr. Haghighat serves as Chairman, a position he has held since 2016. Mr. Haghighat received a Bachelor of Science in Advanced Materials Engineering from Rutgers University and Master of Science in Organometalic Chemistry from Rutgers University, as well as an MBA from Wallace E Carroll School of Management at Boston College. We believe that Mr. Haghighat’s broad management and business experience in the life sciences sector, makes him well qualified to serve on the New Avertix Medical Board.

Thomas P. Mendell

Mr. Mendell has served as a director on Avertix Medical’s board of directors since April 2019. Mr. Mendell has served as the Owner and President of TG Mendell Corp., an investment firm, since 2003. From 2000 to 2003 Mr. Mendell was a partner of JP Morgan Partners and from March 1994 to July 2000 he was a partner of The Beacon Group, a merchant bank. From 1986 to 1993 Mr. Mendell was a Partner of Goldman, Sachs & Co. where he served as a member of the firm’s Investment Committee and Head of GS Capital. Mr. Mendell also spent eleven of his nineteen years at Goldman Sachs in the Mergers & Acquisitions Department where he successfully completed over one hundred transactions for clients in a wide array of industries. Mr. Mendell is a director of Sonablate Corp (formerly SonaCare Medical, LLC) where he was Chairman of the board of directors. He also currently serves on the board of directors of T3D Therapeutics, Inc. Previously, he has served as a director of several private companies including Knowledge Delivery Systems, Inc, Provista Diagnostics, Inc., Zerowater Technologies, LLC, TopGolf International, Inc. and RediLearning Inc. Mr. Mendell holds an M.B.A. from Harvard University where he was a Baker Scholar and a B.E. in Engineering from Vanderbilt University. We believe that Mr. Mendell’s vast experience in the technology, financial and banking sectors as well as leadership and management experience, makes him well qualified to serve on the New Avertix Medical Board.

Robin Smith, MD, MBA

Dr. Smith has served as Managing Partner of BRM Holdings, a holding company, since 2015. In 2017, Dr. Smith co-founded Spiritus Therapeutics, Inc., a company in the exosome therapeutic area, where she currently serves as President. Dr. Smith is also an Associate Clinical Professor at the Rutgers New Jersey Medical School. Dr. Smith serves as a director of: Western Acquisition Ventures Corp (NASDAQ:WAVS) since January 2022, Celularity, Inc. (NASDAQ:CELU) since August 2019; Vicinity, Inc, since April 2020 and Spiritus Therapeutics, Inc. since June 2018. Dr. Smith has also served on the board of directors of Sorrento Therapeutics, Inc. (NASDAQ: SRNE) from December 2019 to November 2021, ServiceSource International, Inc. (NASDAQ:

SREV) from February 2020 to May 2021, Seelos Therapeutics, Inc. (NASDAQ: SEEL) from February 2019 to May 2020, Rockwell Medical, Inc. (NASDAQ: RMTI) from June 2016 to November 2019 and Prolung Inc from February 2017 to July 2018. From 2006 to 2015, Dr. Smith was Chairman and Chief Executive Officer of NeoStem, Inc. (NASDAQ: NBS), where she pioneered the company’s innovative business model combining proprietary cell therapy development with successful contract development and manufacturing organization. In 2015, Dr. Smith was appointed Chair of the board of directors of Mynd Analytics, Inc. (NASDAQ: MYND) and successfully turned the business around through acquisitions and divestitures and brought liquidity to investors. Dr. Smith has extensive experience serving on the boards of directors and board committees, including, audit, nominating and governance, compensation and science and technology committees, of multiple public companies and private companies. Dr. Smith holds a B.A. in Psychology from Yale University, an M.D. from the Yale School of Medicine and an M.B.A. from The Wharton School of Business. She also completed the Stanford University Directors Program and received an honorary doctor of science degree from Thomas Jefferson Medical College. We believe that Dr. Smith experience in leadership and management roles and her experience as a board member in various public companies, makes her well qualified to serve on the New Avertix Medical Board.

Family Relationships

There are no family relationships among any of the individuals who shall serve as the directors or executive officers of New Avertix following the consummation of the Business Combination.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Upon consummation of the Business Combination, the New Avertix Medical Board will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and applicable standards. In addition, the New Avertix Medical Board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the New Avertix Medical Board’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on New Avertix Medical’s website, following consummation of the Business Combination. New Avertix Medical intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Board Composition

In addition to the qualifications, qualities, and skills that are necessary to meet U.S. state and federal legal, regulatory and listing requirements and the provisions of our Proposed Certificate of Incorporation, Proposed Bylaws and charters of the committees of the New Avertix Medical Board, the New Avertix Medical Board expects to consider the following factors in considering director candidates: (i) high personal and professional ethics and integrity, (ii) proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment, (iii) skills that are complementary to those of the existing New Avertix Medical directors, (iv) the ability to assist and support management and make significant contributions to New Avertix Medical’s success, and (v) an understanding of the fiduciary responsibilities that are required of a member of the New Avertix Medical Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

When considering nominees, the New Avertix Medical Board and Nominating and Governance Committee may also take into consideration many other factors including, among other things, the current composition of the New Avertix Medical Board, New Avertix Medical’s current operating requirements, the candidates’ character, integrity, judgment, diversity, independence, areas of expertise, professional experience, industry knowledge, experience with high-growth technology companies, public company experience, length of service, potential conflicts of interest, the candidates’ other commitments, and the long-term interests of our stockholders. The

New Avertix Medical Board and Nominating and Governance Committee expect to evaluate the foregoing factors, among others, and will not assign any particular weighting or priority to any of the factors.

Board Diversity Matrix (as of , 2023)
Board Size:
Total Number of Directors
	Female	Male
Gender:
Directors

Number of Directors who Identify in Any of the Categories Below:

Director Independence

Upon the Closing, the New Avertix Medical Board is expected to determine that each of the directors on the New Avertix Medical Board other than                  will qualify as independent directors, as defined under the rules of Nasdaq, and the New Avertix Medical Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq, relating to director independence requirements. In addition, New Avertix Medical will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Role of Board in Risk Oversight

The New Avertix Medical Board will oversee our risk management processes, which are designed to support the achievement of organizational objectives, improve long-term organizational performance, and enhance stockholder value while mitigating and managing identified risks. A fundamental part of our approach to risk management is not only understanding the most significant risks we face as a company and the necessary steps to manage those risks, but also deciding what level of risk is appropriate for New Avertix Medical. The New Avertix Medical Board will play an integral role in guiding management’s risk tolerance and determining an appropriate level of risk.

While the full New Avertix Medical Board will have overall responsibility for evaluating key business risks, its committees will monitor and report to the New Avertix Medical Board on certain risks. Our Audit Committee will monitor our major financial, accounting, legal, compliance, investment, tax, cybersecurity and data privacy risks, and the steps our management has taken to identify and control these exposures, including by reviewing and setting guidelines, internal controls, and policies that govern the process by which risk assessment and management is undertaken. Our Audit Committee will also monitor compliance with legal, regulatory, and ethical compliance programs, and directly supervise our internal audit function. Our Compensation Committee will assess and monitor whether our compensation philosophy and practices have the potential to encourage excessive risk-taking, and plan for leadership succession. Our Nominating and Governance Committee will oversee risks associated with director independence and the composition and organization of the New Avertix Medical Board, periodically review our Code of Conduct and Corporate Governance Guidelines and provide general oversight of our other corporate governance policies and practices.

In connection with its reviews of the operations of our business, the full New Avertix Medical Board will address holistically the primary risks associated with our business, as well as the key risk areas monitored by its committees, including cybersecurity and privacy risks. The New Avertix Medical Board will appreciate the evolving nature of our business and industry and oversee New Avertix Medical’s monitoring and mitigation of new threats and risks as they emerge.

At periodic meetings of the New Avertix Medical Board and its committees, management will report to and seek guidance from the New Avertix Medical Board and its committees with respect to the most significant risks that could affect our business, such as legal and compliance risks, cybersecurity and privacy risks, and financial, tax, and audit-related risks. In addition, among other matters, management will provide our Audit Committee periodic reports on our compliance programs and investment policy and practices.

Committees of the Board

The New Avertix Medical Board will direct the management of New Avertix Medical’s business and affairs, as provided by Delaware law, and will conduct its business through meetings of the New Avertix Medical Board and its standing committees. New Avertix Medical will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the New Avertix Medical Board when the Board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of New Avertix Medical’s committee charters will be posted on its website, as required by applicable SEC and Nasdaq rules. The information on or available through any of such websites is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

Upon the Closing, New Avertix Medical’s audit committee is expected to consist of                 ,                  and                 . The New Avertix Medical Board is expected to determine that each of these individuals will satisfy the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq, as applicable. Each member of New Avertix Medical’s audit committee will satisfy the requirements for financial literacy under the applicable Nasdaq Stock Market rules. In arriving at this determination, the New Avertix Medical Board will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.

The New Avertix Medical Board will determine that                  qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of Nasdaq, as applicable rules. In making this determination, the New Avertix Medical Board will consider                 ’s formal education and previous and current experience in financial and accounting roles. Both New Avertix Medical’s independent registered public accounting firm and management periodically will meet privately with New Avertix Medical’s audit committee.

The audit committee’s responsibilities will include, among other things:

•	appointing, compensating, retaining, evaluating, terminating and overseeing New Avertix Medical’s independent registered public accounting firm;

•	discussing with New Avertix Medical’s independent registered public accounting firm their independence from management;

•	reviewing with management and New Avertix Medical’s independent registered public accounting firm the scope and results of their audit;

•	pre-approving all audit and permissible non-audit services to be performed by New Avertix Medical’s independent registered public accounting firm;

•

overseeing the financial reporting process and discussing with management and New Avertix Medical’s independent registered public accounting firm the interim and annual financial statements that New Avertix Medical files with the SEC;

•	reviewing and monitoring New Avertix Medical’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

Compensation Committee

Upon the Closing, New Avertix Medical’s compensation committee is expected to consist of                  and                 . The New Avertix Medical Board is expected to determine that                  and                  are non- employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. The New Avertix Medical Board also is expected to determine that                  and                  are “independent” as defined under the applicable                  listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities will include, among other things:

•

reviewing and approving corporate goals and objectives relevant to the compensation of New Avertix Medical’s Chief Executive Officer, evaluating the performance of New Avertix Medical’s Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the New Avertix Medical Board regarding the compensation of New Avertix Medical’s Chief Executive Officer;

•	reviewing and setting or making recommendations to the New Avertix Medical Board regarding the compensation of the other executive officers;

•	making recommendations to the New Avertix Medical Board regarding the compensation of New Avertix Medical’s directors;

•	reviewing and approving or making recommendations to the New Avertix Medical Board regarding New Avertix Medical’s incentive compensation and equity-based plans and arrangements; and

•	appointing and overseeing any compensation consultants.

Nominating and Corporate Governance Committee

Upon the Closing, New Avertix Medical’s nominating and corporate governance committee is expected to consist of                  and                 . The New Avertix Medical Board is expected to determine that each of                  and                  is “independent” as defined under the applicable listing standards of                  and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities will include, among other things:

•	identifying individuals qualified to become members of the New Avertix Medical Board, consistent with criteria approved by the New Avertix Medical Board;

•	recommending to the New Avertix Medical Board the nominees for election to the New Avertix Medical Board at annual meetings of New Avertix Medical’s shareholders;

•	overseeing an evaluation of the New Avertix Medical Board and its committees; and

•	developing and recommending to the New Avertix Medical Board a set of corporate governance guidelines.

The New Avertix Medical Board may from time to time establish other committees.

Compensation Committee Interlocks and Insider Participation

None of the expected New Avertix Medical executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who are expected to serve as a member of the New Avertix Medical Board.

Related Person Transactions Policy of New Avertix Medical

Upon the Closing, it is anticipated that the New Avertix Medical Board will adopt a written Related Person Transactions Policy that will set forth New Avertix Medical’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” New Avertix Medical’s audit committee will approve only those transactions that it determines are fair to us and in New Avertix Medical’s best interests.

A “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which New Avertix Medical or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•

any person who is, or at any time since the beginning of New Avertix Medical’s last fiscal year was, one of New Avertix Medical’s executive officers or a member or nominee to become a member of the New Avertix Medical Board;

•	any person who is known by New Avertix Medical to be the beneficial owner of more than five percent (5%) of our voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, nominee for director, executive officer or beneficial owner of more than five percent (5%) of our voting stock; or

•

any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a general partner, managing member or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

It is also anticipated that New Avertix Medical will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to New Avertix Medical’s Related Person Transactions Policy, the audit committee will have the responsibility to review related person transactions.

Limitation on Liability and Indemnification Matters

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. New Avertix Medical’s Proposed Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time. The effect of these provisions is to eliminate the rights of New Avertix Medical and its shareholders, through shareholders’ derivative suits on New Avertix Medical’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

New Avertix Medical’s Proposed Certificate of Incorporation will permit and the Proposed Bylaws will obligate New Avertix Medical to indemnify, to the fullest extent permitted by the DGCL, any director or officer of New Avertix Medical who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative legislative or any other type whatsoever (a “Proceeding”), by reason of the fact that such person (or a person of whom such person is the legal representative) is or was a director or officer of New Avertix Medical or, while serving as a director or officer of New Avertix Medical, is or was serving at the request of New Avertix Medical as a director, officer, employee, agent or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, provided such person acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of New Avertix Medical, and, with respect to any criminal action or Proceeding, had no reasonable cause to believe the person’s conduct was unlawful. New Avertix Medical will not be obligated to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person unless the Proceeding (or part thereof) was authorized by the New Avertix Medical Board or such indemnification is authorized by an agreement approved by the New Avertix Medical Board. In addition, the Proposed Bylaws require New Avertix Medical, to the fullest extent permitted by law, to pay, in advance of the final disposition of a Proceeding, all expenses (including attorneys’ fees) incurred by an officer or director of New Avertix Medical in defending any Proceeding; provided, however, that if the DGCL then so requires, the advancement of such expenses shall be made only upon delivery to New Avertix Medical of an undertaking, by or on behalf of such person, to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under the Proposed Bylaws or the DGCL.

New Avertix Medical expects to enter into an indemnification agreement with each of its directors and executive officers that provides for indemnification to the maximum extent permitted by Delaware law. New Avertix Medical believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers. The limitation of liability and indemnification provisions in New Avertix Medical’s Proposed Certificate of Incorporation and Proposed Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New Avertix Medical and its shareholders. In addition, your investment may be adversely affected to the extent New Avertix Medical pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

EXECUTIVE AND DIRECTOR COMPENSATION

BIOS

Prior to the consummation of the Business Combination, none of the executive officers or directors of BIOS received any cash compensation for services rendered. The Sponsor, executive officers, directors and their respective affiliates are reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. The audit committee reviews on a quarterly basis all payments that were made to the Sponsor, executive officers, directors and our or their respective affiliates. We note that certain named executive officers have economic interests in our Sponsor. For more information about the interests of our Sponsor in the Business Combination, please see the sections titled “Proposal No. 1—The Business Combination Proposal—Interests of Certain Persons in the Business Combination,” “Proposal No. 1—The Business Combination Proposal—Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors.”

Avertix Medical

Throughout this section, unless otherwise noted, “Avertix Medical,” “Avertix”, “we,” “us,” “our” and similar terms refer to Avertix Medical, Inc. and its subsidiaries.

Summary Compensation Table

The following table presents summary information regarding the total compensation that was awarded to, earned by or paid to Avertix Medical’s named executive officers for the year ended December 31, 2022. During the year ended December 31, 2022, Avertix Medical’s named executive officers were Brad Snow, who served as Chief Executive Officer until his separation from Avertix Medical in September 2022, and David L. Keenan, who served as Chief Operating Officer.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)		All Other Compensation ($)	Total ($)
Brad Snow(3)	2022	276,923	$—	$—		$55,385	$332,308
Former Chief Executive Officer

David L. Keenan	2022	252,000	$—	$19,100	(4)	$—	$271,100
Chief Operating Officer

(1)	None of Avertix Medical’s named executive officers received a bonus in 2022.
(2)

The amounts reported in these columns do not reflect dollar amounts actually received, and do not correspond to the actual economic value that may be received, by the named executive officers. Instead, the amounts reflect the aggregate grant date fair value of the stock options granted to Avertix Medical’s named executive officers computed in accordance with FASB ASC 718 in 2022. The fair value of Avertix Medical stock option award is estimated using a Black-Scholes option valuation model. The assumptions used in calculating the grant-date fair value of the equity awards reported in this column are set forth in the Note 1 to our audited consolidated financial statements included in this proxy statement/prospectus.

(3)

Mr. Snow served as Avertix Medical’s Chief Executive Officer until September 2022. Mr. Snow departed Avertix Medical as of September 30, 2022. The total compensation includes $55,385 in severance payments paid in 2022 pursuant to the Separation Agreement (as defined below) and further described under “Narrative Disclosure of Employee Arrangements with Avertix Medical’s Named Executive Officers—Employment Agreement with Brad Snow” and “—Snow Separation Agreement”. In addition, Mr. Snow is a holder of (i) a Senior Secured Convertible Promissory Note dated November 1, 2021 for $23,000, (ii) a Super Senior Secured Convertible Promissory Note dated August 22, 2022 for $44,000.

(4)

In September 2022, Avertix Medical Board granted 100,000 stock options award to Mr. Keenan in consideration for his services as Chief Operating Officer. Mr. Keenan’s options vest fifty percent (50%) on September 23, 2023 and fifty percent (50%) on September 23, 2024.

Narrative Disclosure to Summary Compensation Table

Overview

As a private company the primary elements of compensation for Avertix Medical’s named executive officers in 2022 was base salary, annual performance bonuses and equity awards. Avertix Medical’s named executive officers also participate in employee benefit plans and programs that Avertix Medical offers to its other employees, as described below. Avertix Medical expects that its compensation program will change significantly as a public company.

Bonus Plan

Avertix Medical has not adopted any cash incentive bonus program for its executive officers. Rather, its executive officers have been eligible for discretionary annual bonus opportunities, as determined by the compensation committee of the Avertix Medical Board from time to time. No bonuses were paid to Avertix Medical’s named executive officers in 2022. Following the Closing, New Avertix Medical expects to adopt and implement a cash incentive bonus plan for its executive officers whereby each officer will be eligible to receive cash bonuses based on the achievement of certain performance goals, as determined in the sole discretion of the compensation committee of the New Avertix Medical Board. The participant’s target award may be a percentage of such participant’s annual base salary as of the beginning or end of a performance period or a fixed dollar amount. To be eligible to earn a bonus under the anticipated executive cash incentive bonus plan, a participant must be employed by New Avertix Medical on the date the bonus is paid.

Stock-Based Incentive Awards

Avertix Medical’s equity-based incentive awards are designed to align its interests and the interests of its stockholders with those of its employees and consultants, including the named executive officers. The Avertix Medical Board is responsible for approving equity grants based on recommendations of the Avertix Medical Board.

In September 2022, the Avertix Medical Board granted 100,000 stock options to Mr. Keenan in consideration for his services as Chief Operating Officer.

All equity awards have been made under the 2019 Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding outstanding stock options and stock awards held by Avertix Medical’s named executive officers as of December 31, 2022. Avertix Medical’s equity-based incentive awards are designed to align its interests and the interests of its stockholders with those of its employees and consultants, including the named executive officers. The Avertix Medical Board is responsible for approving equity grants based on recommendations of the Board. Each of the outstanding equity awards was granted pursuant to the 2019 Plan.

	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1))	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($/share)	Option Expiration Date
Brad Snow	September 1, 2021(2)	237,500	1,062,500	$0.27	September 1, 2031
Former Chief Executive Officer(3)	June 25, 2021(4)	50,000	150,000	$0.27	June 25, 2021
	May 28, 2020(5)	18,333	1,667	$0.27	May 28, 2030
	September 13, 2019(6)	33,333	6,667	$0.47	September 13, 2029
David Keenan	September 23, 2022(7)	—	100,000	$0.22	September 23, 2032
Chief Operating Officer	June 25, 2021(8)	93,750	56,250	$0.27	June 25, 2031
	May 28, 2020(9)	48,438	26,562	$0.27	May 28, 2030
	April 11, 2019(10)	320,000	—	$0.47	April 11, 2029

(1)

All of the option awards were granted under the 2019 Plan. All of the option awards were granted with a per share exercise price equal to the fair value of one share of Avertix Medical Common Stock on the date of grant, as determined in good faith by the Avertix Medical Board.

(2)

The shares subject to this option vest as follows: 50,000 on the first anniversary date of the award of September 1, 2021 and thereafter in equal consecutive increments on the next twelve (12) three-month anniversaries of September 1, 2021, and are subject to the Separation Agreement. As of December 31, 2022, 237,500 shares under this grant have vested.

(3)	Mr. Snow served as Avertix Medical’s Chief Executive Officer until September 2022. Mr. Snow departed Avertix Medical as of September 30, 2022.
(4)

The shares subject to this option vest in accordance with certain milestones commencing as of June 25, 2021, and are subject to the Separation Agreement. As of December 31, 2022, 50,000 shares under this grant have vested.

(5)

The shares subject to this option vest as follows: twenty-five percent (25%) on April 1, 2020 and the remainder thereafter in thirty-six (36) equal monthly increments, and are subject to the Separation Agreement. As of December 31, 2022, 18,333 shares under this grant have vested.

(6)

The shares subject to this option vest as follows: twenty-five percent (25%) on August 13, 2020 and the remainder thereafter in thirty-six (36) equal monthly increments, and are subject to the Separation Agreement. As of December 31, 2022, 33,333 shares under this grant have vested.

(7)

The shares subject to this option vest in equal installments on the first and second anniversary of the date of the award of September 23, 2022. As of December 31, 2022, no shares under this grant have vested.

(8)

The shares subject to this option vest as follows: twenty-five (25%) on June 25, 2021 and the remainder thereafter in thirty-six (36) equal monthly increments. As of December 31, 2022, 93,750 shares under this grant have vested.

(9)

The shares subject to this option vest as follows: twenty-five percent (25%) on the first year anniversary of the award of May 28, 2020 and the remainder thereafter in 36 equal monthly increments. As of December 31, 2022, 48,438 shares under this grant have vested.

(10)

The shares subject to this option vest as follows: fifty percent (50%) on the first year anniversary of the award of April 11, 2019 and the remainder thereafter in twenty-four (24) equal monthly increments. As of December 31, 2022, 320,000 shares under this grant have vested.

Narrative Disclosure of Employee Arrangements with Avertix Medical’s Named Executive Officers

Certain of Avertix Medical’s named executive officers are party to employment agreements with Avertix Medical that sets forth the terms and conditions of their employment. Each such agreement provides for “at will” employment. The material terms of the employment agreements with such named executive officers are described below.

Employment Agreement with Brad Snow

On September 1, 2021, Avertix Medical entered into an employment agreement with Mr. Snow that governs the terms of his employment with Avertix Medical as its Chief Executive Officer (the “Snow Employment Agreement”). Pursuant to the Snow Employment Agreement, Mr. Snow received an annual base salary of $360,000, subject to payroll deductions and withholdings, which was further subject to increase under certain circumstances. In addition to this base compensation, Mr. Snow was eligible to receive a 50% of his effective salary discretionary annual bonus during each fiscal year of his employment, such amount, and the performance metrics and goals required to receive such amount, to be determined by the Avertix Medical Board. The Snow Employment Agreement also provided that he receive options to acquire 1,300,000 shares of common stock at an exercise price per share equal to $0.27 and subject to his continued employment with Avertix Medical and the terms and conditions of the 2019 Plan. The Snow Employment Agreement also set forth obligations regarding proprietary information within the term of employment and after such term, for inventions assignment (within the terms of the employment and within six (6) months after termination of the employment) and for non-competition restrictions continuing for twelve (12) months after termination of employment as a result of Avertix Medical termination for Cause or for employee’s termination without Good Reason, or for six (6) months if such employment ends as a result of Avertix Medical’s termination without Cause or employee’s termination for Good Reason. The Snow Employment Agreement defines “Cause” as (i) a repeated failure to perform his duties under the agreement, (ii) engaging in knowing and intentional illegal conduct, (iii) violation of law applicable to the business, (iv) breach of confidentiality of invention assignment agreements, or (v) commission of a felony or fraud against the company. “Good Reason” is defined as (i) a material and permanent reduction of Mr. Snow’s authority, duties or responsibilities or (ii) a material and permanent reduction of his annual base salary. As further described below, Mr. Snow departed from Avertix Medical in September 2022.

Employment Agreements of Mr. David L. Keenan

On April 1, 2019, Avertix Medical entered into a letter employment agreement with Mr. Keenan for the terms of his employment as Avertix Medical’s Chief Operating Officer (the “2019 Keenan Employment Agreement”). Pursuant to the 2019 Keenan Employment Agreement, Mr. Keenan received an annual base salary of $247,000. Following the year 2019, Mr. Keenan was eligible to receive a discretionary annual bonus during each fiscal year of his employment, with such amount, and the performance metrics and goals required to receive such amount, to be determined by the Avertix Medical Board. As of December 31, 2022 and pursuant to the 2019 Keenan Employment Agreement Mr. Keenan received options to acquire 645,000 of Avertix Common Stock in total at an exercise price per share equal to the per share fair market value on the date of the grant (of which 462,188 were fully vested as of December 31, 2022). The 2019 Keenan Employment Agreement also provided for confidentially obligations, inventions assignment and non-compete restriction.

On February 16, 2023, Avertix Medical entered into a new employment agreement with Mr. Keenan to govern the terms of his employment with Avertix Medical (the “2023 Keenan Employment Agreement”). Pursuant to the 2023 Keenan Employment Agreement, Mr. Keenan will receive an annual base salary of $252,000, subject to payroll deductions and withholdings, with an increase to $277,000 effective as of March 1, 2023. In addition to this base compensation, Mr. Keenan is eligible to receive a discretionary annual bonus of 20% of his then-effective salary during each fiscal year of his employment, subject to the performance metrics and goals to be determined by the Avertix Medical Board. The 2023 Keenan Employment Agreement also provides for an award to acquire 350,000 of Avertix Common Stock (the “Initial Option Award”) at an exercise price per share equal to the per share fair market value of Avertix Medical Common Stock as reflected in the 409A valuation report obtained by Avertix Medical following February 16, 2023. The Initial Option Award is subject to Mr. Keenan’s continued employment with Avertix Medical and to the terms and conditions of the 2019 Plan. The Initial Option Award vests and becomes exercisable in equal monthly installments on the last day of each month over the thirty-six (36) months following February 16, 2023. The 2023 Keenan Employment Agreement also provides for confidentiality obligations regarding proprietary information during and after the term of employment, for inventions assignment (including within six (6) months after termination of the employment) and for non-competition restrictions (including for twelve (12) months after termination of employment as a result of Avertix Medical’s termination for Cause or for Mr. Keenan’s termination without Good Reason, or for six (6) months if such employment ends as a result of Avertix Medical termination without Cause or employee’s termination for Good Reason). The 2023 Keenan Employment Agreement defines “Cause” as (i) a repeated failure to perform his duties under the agreement, (ii) engaging in knowing and intentional illegal conduct, (iii) violation of law applicable to the business, (iv) breach of confidentiality of invention assignment agreements, or (v) commission of a felony or fraud against the company. “Good Reason” is defined as (i) a material and permanent reduction of Mr. Keenan’s authority, duties or responsibilities or (ii) a material and permanent reduction of his annual base salary. If Avertix Medical (or any successor entity) terminates Mr. Keenan’s employment without Cause, or if Mr. Keenan resigns for Good Reason, then he will be eligible to receive (subject to all required payroll deductions and withholdings) (i) severance pay in the form of the continuation of Mr. Keenan’s base salary in effect as of the employment termination date for a period of three (3) months from the termination date (the “ Severance Period”); and (ii) if Mr. Keenan validly elects to receive continuation coverage under Avertix Medical’s group health plan pursuant to COBRA, an amount equal to the applicable premium otherwise payable for such COBRA continuation coverage during the Severance Period.

Potential Payments upon Termination or Change in Control

Snow Separation Agreement

On September 30, 2022, Avertix Medical entered into a separation and release agreement with Mr. Snow (the “Separation Agreement”). Under the terms of the Separation Agreement, the employment of Mr. Snow terminated on September 30, 2022 (“Separation Date”), and provided that Avertix Medical would pay compensation for hours worked through this date, as well as reimburse him for documented business expenses through the Separation Date (such expense reimbursement to be paid in four equal monthly installments following the submission of the expense report). Avertix Medical further agreed to pay Mr. Snow four months of severance pay subject to all withholding and to reimburse Mr. Snow for monthly COBRA premium paid by him for six-months after the Separation Date. In addition, pursuant to the Separation Agreement, within thirty (30) days of the close of the Next Preferred Financing (as defined in Mr. Snow’s Employment Agreement), Avertix Medical was obligated to pay Mr. Snow a total of $201,000 in lieu of any bonus for 2021 and 2022, as follows: (i) Avertix Medical will directly pay the strike price to exercise all of 297,916 vested stock options as of the Separation Agreement, which amount is $86,604; and (ii) Avertix Medical will pay the remaining balance of $114,396 to Mr. Snow, subject to all required withholding. This Next Preferred Financing condition was satisfied in February of 2023. In addition, for the eighteen (18) month period following the Separation Date (the “Continued Vesting Period”), Avertix Medical will allow Mr. Snow to continue to vest in 312,084 stock options (the “Unvested Time-Based Stock Options”) in the same manner and on the same vesting schedule as if Mr. Snow remained employed during such period. At the end of the Continued Vesting Period, any Unvested Time-Based Stock Options that have not vested during such period will be automatically forfeited unless the parties enter into a consulting agreement or other written contractual arrangement that provides for continued vesting. In accordance with the terms of the Separation Agreement, all of the other unvested stock options that are subject to events-based vesting have been forfeited as of the Separation Date.

Keenan Employment Agreement Change in Control Provisions

The 2023 Keenan Employment Agreement provides that Mr. Keenan is entitled to severance payments and payments for COBRA continuation coverage, as described above. If, in connection with a Change of Control (as defined therein), Avertix Medical terminates Mr. Keenan’s employment without Cause, or Mr. Keenan resigns his employment for Good Reason, then Mr. Keenan’s Initial Option Award shall fully vest and become exercisable immediately prior to the effectiveness of such Change of Control. As of December 31, 2022, Mr. Keenan had 182,812 unvested options.

Executive Cash Incentive Bonus Plan

Avertix Medical has not adopted any cash incentive bonus program for its executive officers. Rather, its executive officers have been eligible for a discretionary annual bonus opportunity, as determined by the compensation committee of the Avertix Medical Board from time to time. Following the Closing, New Avertix Medical expects to adopt and implement a cash incentive bonus plan for its executive officer whereby they will be eligible to receive cash bonuses based on the achievement of certain performance goals, as determined in the sole discretion of the compensation committee of the New Avertix Medical Board. The participant’s target award may be a percentage of such participant’s annual base salary as of the beginning or end of a performance period or a fixed dollar amount. To be eligible to earn a bonus under the anticipated executive cash incentive bonus plan, a participant must be employed by New Avertix Medical on the date the bonus is paid.

Emerging Growth Company Status

New Avertix Medical is expected to be an emerging growth company, as defined in the JOBS Act. As an emerging growth company, New Avertix Medical will be exempt from certain requirements related to executive compensation, including, but not limited to, the requirements to hold a nonbinding advisory vote on executive compensation and to provide information relating to the ratio of total compensation of its Chief Executive Officer to the median of the annual total compensation of all of New Avertix Medical’s employees, each as required by the Investor Protection and Securities Reform Act of 2010, which is part of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Avertix Medical, Inc. 2019 Equity Incentive Plan

General

The purposes of the 2019 Plan are to secure and retain the services of the group of persons eligible to receive Stock Awards (as defined therein) to provide incentives for such persons to exert maximum efforts for the success of Avertix Medical and any affiliate, and to provide a means by which such eligible recipients may be given an opportunity to benefit from the value or increases in value of Avertix Medical Common Stock through the granting of Stock Awards. The 2019 Plan provides for grants of incentive and nonstatutory stock options, stock appreciation rights, restricted stock awards and restricted stock units awards (collectively “Awards”) to Avertix Medical’s employees, directors and consultants.

Authorized Shares

As of December 31, 2022, a total of 6,728,286 shares of Avertix Medical Common Stock were reserved for issuance under the 2019 Plan of which 5,188,001 were subject to outstanding awards as of December 31, 2022.

Administration

The Avertix Medical Board, or a duly authorized committee of the Avertix Medical Board, administers the 2019 Plan. Subject to the provisions of the 2019 Plan, the Avertix Medical Board may also delegate to one or more of our officers the authority to (1) designate employees (other than officers) to receive specified stock awards and (2) determine the number of shares subject to such stock awards. Under the 2019 Plan, the administrator has the authority to determine and amend the terms of awards and underlying agreements, including: recipients; the exercise, purchase, or strike price of stock awards, if any; the fair market value applicable to an award; the number of shares subject to each stock award; the vesting schedule applicable to the awards, together with any vesting acceleration; and the form of consideration, if any, payable on exercise or settlement of the award. Under the 2019 Plan, the administrator also has the authority to adopt procedures and sub-plans as are necessary or appropriate, settle all controversies regarding the plan and awards granted thereunder and to suspend or terminate the plan at any time pursuant to the terms of the plan. The administrator’s decisions, interpretations, and other actions will be final and binding and conclusive on all participants. The 2019 Plan is governed by Delaware law.

Stock Options

Both incentive stock options and nonstatutory stock options may be granted under the 2019 Plan. Options granted to U.S. taxpayers must have an exercise price no less than one hundred percent (100%) of fair market value of the covered shares of Avertix Medical Common Stock on the date of grant, unless the options are incentive stock options granted to Ten Percent Stockholders (as defined in the 2019 Plan) or are granted pursuant to an assumption of, or substitution of, another option pursuant to a certain corporate transaction and in accordance with applicable laws. For incentive stock options granted to any participant who owns more than ten percent (10%) of the voting power of all classes of Avertix’s outstanding stock, the term must not exceed five years and the exercise price must equal at least one hundred ten percent (110%) of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will generally remain exercisable for twelve (12) months. If termination is for cause, the option will immediately expire and may not be exercised. In all other cases, the option will generally remain exercisable for three (3) months following the termination of service. Notwithstanding those periods, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of the 2019 Plan, the administrator determines the other terms of options.

Restricted Stock

Restricted stock may be granted under the 2019 Plan. Restricted stock awards are granted under restricted stock award agreements adopted by the plan administrator. A restricted stock award may be awarded in consideration for cash or cash equivalents, past or future services to us, or any other form of legal consideration that may be acceptable to the Avertix Medical Board and permissible under applicable law. The plan administrator determines the terms and conditions of restricted stock awards, including vesting and forfeiture terms. If a participant’s service relationship with us ends for any reason, we may receive any or all of the shares of common stock held by the participant that have not vested as of the date the participant terminates service with us through a forfeiture condition or a repurchase right.

Restricted Stock Units

Restricted stock units may be granted under the 2019 Plan. Subject to the provisions of the 2019 Plan, restricted stock units may be granted in consideration for any form of legal consideration, including past or future services to us, that may be acceptable to the Avertix Medical Board and permissible under applicable law. Restricted stock units may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock units agreement. Additionally, dividend equivalents may be credited in respect of shares covered by restricted stock units. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited once the participant’s continuous service ends for any reason.

Stock Appreciation Rights

Stock appreciation rights are granted under stock appreciation grant agreements adopted by the plan administrator. The plan administrator determines the exercise price or strike price for a stock appreciation right, which generally cannot be less than one hundred percent (100%) of the fair market value of our common stock on the date of grant. A stock appreciation right granted under the 2019 Plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

Transferability

A participant may not transfer stock awards under the 2019 Plan other than by will, the laws of descent and distribution, or as otherwise provided under the 2019 Plan.

Adjustments upon Certain Events

In the event of certain changes in Avertix Medical’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2019 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2019 Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits set forth in the 2019 Plan. In general, in the event of Avertix Medical’s proposed liquidation or dissolution, all awards will terminate immediately prior to the consummation of such proposed transaction provided, however, that the administrator may cause awards to become fully vested, exercisable or no longer subject to repurchase prior to the dissolution or liquidation.

Corporate Transactions

The 2019 Plan provides that in the event of certain specified significant corporate transactions, including: (1) a sale of all or substantially all of our assets, (2) the sale or disposition of more than ninety percent (90%) of our outstanding securities, (3) the consummation of a merger or consolidation where we do not survive the transaction, and (4) the consummation of a merger or consolidation where we do survive the transaction but the shares of our common stock outstanding before such transaction are converted or exchanged into other property by virtue of the transaction, stock awards outstanding under the 2019 Plan may be assumed or continued, or substitute awards may be issued, by any surviving or acquiring corporation (or its parent company), and any reacquisition or repurchase rights held by Avertix Medical with respect to the stock award may be assigned to Avertix Medical’s successor (or its parent company). If the surviving or acquiring corporation (or its parent company) does not assume, continue or issue substitute awards for such stock awards, then (i) with respect to any such stock awards that are held by participants whose continuous service has not terminated prior to the effective time of the corporate transaction, or current participants, the vesting (and exercisability, if applicable) of such stock awards will be accelerated in full to a date prior to the effective time of the corporate transaction (contingent upon the effectiveness of the corporate transaction), and such stock awards will terminate if not exercised (if applicable) at or prior to the effective time of the corporate transaction, and any reacquisition or repurchase rights held by Avertix Medical with respect to such stock awards will lapse (contingent upon the effectiveness of the corporate transaction), and (ii) any such stock awards that are held by persons other than current participants will terminate if not exercised (if applicable) prior to the effective time of the corporate transaction, except that any reacquisition or repurchase rights held by Avertix Medical with respect to such stock awards will not terminate and may continue to be exercised notwithstanding the corporate transaction.

In the event a stock award will terminate if not exercised prior to the effective time of a corporate transaction, the plan administrator may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but instead will receive a payment equal in value to the excess (if any) of (i) the value of the property the holder would have received upon the exercise of the award (including, at the discretion of the plan administrator, any unvested portion of such award), over (ii) any per share exercise price payable by such holder, if applicable.

In the event of a change in control, awards granted under the 2019 Plan will not receive automatic acceleration of vesting and exercisability, although this treatment may be provided for in an award agreement or in another written agreement between Avertix Medical and the participant. Under the 2019 Plan, a change in control is defined to include (1) the acquisition by any person or company of more than fifty percent (50%) of the combined voting power of Avertix Medical then outstanding stock, (2) a merger, consolidation, or similar transaction in which Avertix Medical’s stockholders immediately before the transaction do not own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the surviving entity (or the parent of the surviving entity), or (3) a sale, lease, exclusive license, or other disposition of all or substantially all of Avertix Medical’s assets other than to an entity more than fifty percent (50%) of the combined voting power of which is owned by Avertix Medical’s stockholders.

Amendment, Termination

The administrator has the authority to amend, suspend or terminate the 2019 Plan provided such action will not impair the existing rights of any participant. The 2019 Plan will automatically terminate in 2029, unless we terminate it sooner.

2023 Equity Incentive Plan

New Avertix Medical expects to adopt the 2023 Equity Incentive Plan in connection with the Business Combination. For more information about the 2023 Equity Incentive Plan, please see the section entitled “Proposal No. 6—The Equity Incentive Plan Proposal” for a material terms of the 2023 Equity Incentive Plan.

Defined Contribution Plan

Avertix Medical currently maintains a 401(k) retirement savings plan, or the 401(k) plan, for its employees, including its named executive officers, who satisfy certain eligibility requirements. The 401(k) plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. Avertix Medical’s named executive officers are eligible to participate in the 401(k) plan on the same basis as its other employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Avertix reserves the right to make discretionary matching contributions or non-elective contributions under the 401(k) plan. In 2022, Avertix Medical did not provide a matching contribution or a non-elective contribution under the 401(k) plan.

New Avertix Medical Executive Compensation

Following the Closing, New Avertix Medical expects to implement an executive compensation program that is designed to align the executive officer’s compensation with New Avertix Medical’s business objectives and the creation of shareholder value, while enabling New Avertix Medical to attract, retain, incentivize and reward individuals who contribute to the long-term success of New Avertix Medical. Decisions on the executive compensation program will be made by the compensation committee of the New Avertix Medical Board.

Director Compensation

Avertix currently has no formal plan under which its non-employee directors receive compensation for their service on Avertix Medical Board or its committees. Avertix has historically provided equity-based compensation to certain of its directors for the time and effort necessary to serve as a member of Avertix Board. Avertix Medical generally reimburses non-employee directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as non-employee directors and occasionally grants stock options to its non-employee directors.

Following the Closing, the compensation committee of the New Avertix Medical Board expects to implement an appropriate compensation program for the non-employee directors of New Avertix Medical.

Director Compensation Table

The following table presents summary information regarding the total compensation that was awarded to, earned by or paid to Avertix Medical’s non-employee directors for services rendered during the year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Ross Haghighat(2)	50,000	37,800	87,800
Victor Whitman	—	4,750	4,750
David R. Fischell Ph.D.	—	4,725	4,725
Andrew Taylor	—	4,725	4,725
Thomas P. Mendell	—	4,725	4,725

(1)

The amounts reported in these columns do not reflect dollar amounts actually received, and do not correspond to the actual economic value that may be received, by the named executive officers. Instead, the amounts reflect the aggregate grant date fair value of the stock options granted to Avertix Medical’s named executive officers computed in accordance with FASB ASC 718 in 2022. The fair value of the Avertix stock option award is estimated using a Black-Scholes option valuation model. The assumptions used in calculating the grant-date fair value of the equity awards reported in this column are set forth in the Note 1 to our audited consolidated financial statements included in this proxy statement/prospectus.

(2)

As of September 30, 2022, Mr. Haghighat served as Executive Chairman of the Board as a non-employee director and was not an employee of Avertix Medical. Mr. Haghighat was not compensated with a salary, provided however that the amount represents one-time cash payment granted in December 2022 for consummation of qualified financing which was distributed directly in February 2023. Additionally, on September 23, 2022 Mr. Haghighat was granted 200,000 options award in connection with his service as a director which has vested on the grant date.

The aggregate number of shares of common stock underlying stock options outstanding as of December 31, 2022 held by each of the directors was as follows: Mr. Haghighat, 330,000 shares; Mr. Whitman, 110,000 shares; Mr. Fischell, 805,790 shares; Mr. Taylor, 325,000 shares; and Mr. Mendell, 70,000 shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

BIOS Related Party Transactions

As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” “Company,” or “BIOS” refer to BioPlus Acquisition Corp.

Founder Shares and Placement Units

In March 2021, we issued an aggregate of 6,325,000 Class B Ordinary Shares for an aggregate purchase price of $25,000 in cash, or approximately $0.004 per share. On November 6, 2021, our Sponsor returned to us, for no consideration, an aggregate of 1,150,000 Class B Ordinary Shares, which we canceled resulting in an aggregate of 5,175,000 Class B Ordinary Shares outstanding and held by our Sponsor. In December 2021, we effected a 0.111 for 1 share dividend for each Class B ordinary share outstanding, resulting in our initial shareholder holding an aggregate of 5,750,000 Class B Ordinary Shares. In June 2023, 5,749,999 Class B Ordinary Shares were converted to Class A Ordinary Shares on a one-for-one basis. The one remaining Class B Ordinary Share will automatically convert into one share of New Avertix Medical Common Stock on a one-for-one basis upon the consummation of the Domestication in connection with the Business Combination.

Simultaneously with the closing of the BIOS IPO, our Sponsor and Cantor purchased an aggregate of 560,000 BIOS Placement Units at a price of $10.00 per unit (380,000 BIOS Placement Units by our Sponsor and 180,000 BIOS Placement Units by Cantor), for an aggregate purchase price of $5,600,000.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Sponsor Loan

On December 2, 2021, the Sponsor loaned the Company $5,000,000 (the “Sponsor Loan”). The Sponsor Loan was non-interest bearing. The proceeds of the Sponsor Loan were deposited into the Trust Account to be used to fund the redemption of the BIOS Ordinary Shares (subject to the requirements of applicable law). The Sponsor Loan shall be repaid or converted into Sponsor Loan Units at a conversion price of $10.00 per unit, at the discretion of the Company, only upon consummation of the Business Combination. The Sponsor Loan Units would be identical to the BIOS Placement Units sold in the BIOS IPO. The Sponsor Loan is being extended in order to ensure that the amount in the trust account is $10.20 per BIOS Ordinary Share. If the Company does not consummate an initial business combination, the Company will not repay the Sponsor Loan and its proceeds will be distributed to the Public Shareholders. The Sponsor has waived any claims against the Trust Account in connection with the Sponsor Loan.

Sponsor Agreement

Concurrently with the execution of the Business Combination Agreement, (i) BIOS, (ii) the Sponsor and (iii) Avertix Medical, entered into a Sponsor Agreement (the “Sponsor Agreement”), pursuant to which, among other things, the Sponsor has agreed to vote all of its ordinary shares in favor of the proposals being presented at the Shareholder Meeting, waive its anti-dilution rights with respect to its Founder Shares in connection with the consummation of the Business Combination and not redeem any of its shares in connection with the vote to approve the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price.

Administrative Support Agreement

The Company entered into an agreement, commencing on December 2, 2021 through the earlier of the Company’s completion of a business combination and its liquidation, to pay an affiliate of the Sponsor a total of $20,000 per month for office space, utilities and secretarial and administrative support services. For the year ended December 31, 2022, the Company incurred $240,000, in fees for these services. For the period from February 11, 2021 (inception) through December 31, 2021, the Company incurred $15,483, in fees for these services.

Promissory Note—Related Party

On March 18, 2021, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of September 30, 2021 or the completion of the BIOS IPO. As of December 7, 2021, there was $170,000 still outstanding under the Promissory Note, which was subsequently paid on December 10, 2021. At December 31, 2021, all amounts were paid off. Further drawdowns on the promissory note are not permitted.

Promissory Note – Extension Note – Related Party

On June 2, 2023, the Company issued an unsecured promissory note to Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $1,500,000 (the “Extension Note”). The Company will deposit $250,000 of the Extension Note into the Trust Account for each calendar month (commencing on June 7, 2023 and ending on the 7th day of each subsequent month), or portion thereof, that is needed by the Company to complete an initial business combination until December 7, 2023 (or such earlier date as determined by the BIOS Board), and such amount will be distributed either to: (i) all of the holders of Public Shares upon the Company’s liquidation or (ii) holders of Public Shares who elect to have their shares redeemed in connection with the consummation of the initial business combination. The Extension Note bears no interest and is repayable in full upon the date of the consummation of the initial business combination or the liquidation of the Company. Notwithstanding, at the Sponsor’s election at any time prior to payment in full of the principal balance of the Extension Note, the Sponsor may elect, subject to certain limitations set forth therein, to convert the unpaid principal balance of the Extension Note into that number of units, each unit consisting of one Class A Ordinary Share of the Company and one half of one warrant, each whole warrant exercisable for one Class A Ordinary Share of the Company, equal to: (x) the portion of the principal amount of this Extension Note being converted pursuant to the Extension Note, divided by (y) $10.00, rounded up to the nearest whole number of units. The issuance of the Extension Note was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended.

Advances from Related Party

During the year ended December 31, 2022, the Sponsor paid operating expenses on behalf of the Company totaling $263,725. The advances were non-interest bearing and are payable on demand. As of December 31, 2022 and 2021, the Company had an outstanding balance under advances from related party of $263,725 and $0, respectively.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a business combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon completion of a business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into Units of the post-business combination entity at a price of $10.00 per Unit. The Units would be identical to the BIOS Placement Units. There are no outstanding borrowings under the Working Capital Loans.

Avertix Medical Related Party Transactions

As used in this section, unless the context suggests otherwise, “we,” “us,” “our,” or “Avertix Medical” refer to Avertix Medical, Inc.

The Senior Convertible Notes

On July 30, 2021, Avertix Medical entered into Note Purchase Agreements, as amended on September 1, 2021, with certain purchasers (the “2021 Senior Notes Agreements”). Pursuant to the 2021 Senior Notes Agreements Avertix Medical issued Senior Secured Convertible Promissory Notes (the “2021 Senior Notes”), with certain 2021 Senior Notes issued together with warrants to purchase Avertix Common Stock. The 2021 Senior Notes had an 8% interest rate and were scheduled to mature on July 30, 2023. On May 17, 2022, Avertix Medical amended the 2021 Senior Notes pursuant to a second amendment which permitted Avertix Medical to sell additional Senior Secured Convertible Promissory Notes (the “2022 Senior Notes”) to purchasers through July 31, 2022. During the year ended December 31, 2021, Avertix Medical issued an aggregate principal amount of the 2021 Senior Notes, and received proceeds of, approximately $10,481,000, including $3,282,000 from related parties. In addition, Avertix Medical issued approximately $45,000 in 2021 Senior Notes to an officer in exchange for unpaid salary and $7,000 to a Board member in exchange for consulting services, which approximated its fair value at issuance. Between May 27, 2022 and June 24, 2022, Avertix Medical issued an aggregate principal amount and received proceeds of approximately $1,432,000, including $766,000 from related parties. Avertix Medical has elected the fair value option of ASC 825, Financial Instruments (“ASC 825”) to account for the 2022 Senior Notes. For additional information see Note 9 to our audited consolidated financial statements included in this proxy statement/prospectus.

Super Senior Convertible Notes

Avertix Medical entered into a Note Purchase Agreement dated August 22, 2022 (the “2022 Note Purchase Agreement”) pursuant to which Avertix Medical issued certain Super Senior Secured Convertible Promissory Notes (the “Super Senior Notes”). The Super Senior Notes have an 8% interest rate and are scheduled to mature on July 30, 2023, if not earlier converted into shares of stock of Avertix Medical, including in connection with a qualified equity financing subject to the terms of the 2022 Note Purchase Agreement. Between August 22, 2022 and October 24, 2022, Avertix Medical issued an aggregate principal amount of approximately $6,500,000 of the Super Senior Notes and received proceeds of approximately $6,455,000. Avertix Medical issued approximately $22,000 in Super Senior Notes to an officer in exchange for unreimbursed expenses and $23,000 to an Avertix Medical Board member in exchange for consulting services, which approximated its fair value at issuance. Approximately $5,152,000 of the Super Senior Notes were issued to related parties. Additionally, certain 2021 Senior Notes and 2022 Senior Notes, with aggregating principal amounts of $5,313,000, including approximately $2,637,000 from related parties, were cancelled and exchanged for Super Senior Notes with an original principal amount equal to the original principal amount of the corresponding 2021 Senior Notes or 2022 Senior Notes. Avertix Medical has elected the fair value option of ASC 825 to account for the Super Senior Notes. For additional information see Note 9 to our audited consolidated financial statements included in this proxy statement/prospectus.

The following persons and entities are related parties purchasers of the 2021 Senior Notes and the Super Senior Notes: David R. Fischell and associated Trusts (Dr. Fischell, a member of the Avertix Medical Board, individually is a stockholder of Avertix Medical and has a financial interest in various trusts established by Dr. Fischell); Mr. Thomas P. Mendell and affiliated trusts (Mr. Mendell, a member of the Avertix Medical Board, individually is a stockholder of Avertix Medical and is affiliated with the AHM Gift Trust and Lauren M LLC, which are stockholders of Avertix Medical and has a financial interest in various trusts established by Mr. Thomas Mendell); Mr. Victor Whitman and affiliated entities (Mr. Whitman is a member of the Avertix Medical Board, individually is a stockholder of Avertix Medical and is affiliated with, and has a financial interest in, MCM Angel Partners, LLC); Mr. Andrew Taylor (a member of the Avertix Medical Board); Mr. Berardo and affiliated entities (Mr. Berardo, a member of the Avertix Medical Board, individually is a stockholder of Avertix Medical and is affiliated with TMGJ Health Holdings, LLC and PBH Acquisitions LLC) and Mr. Brad Snow (our former Chief Executive Officer and former member of the Avertix Medical Board until September 2022). In addition, the Super Senior Notes were purchased by Newburyport Partners, LLC (Mr. Ross Haghighat, a member of the Avertix Medical Board, is a stockholder of Avertix Medical and is affiliated with, and has a financial interest in, Newburyport Partners, LLC).

The 2021 Senior Notes, 2022 Senior Notes and Super Senior Notes outstanding as of December 31, 2022 were converted into Series B Preferred Stock in February 2023. Upon conversion, all interest accrued was forgiven.

The following table summarizes the 2021 Senior Notes, 2022 Senior Notes and Super Senior Notes purchased by holders of more than 5% of Avertix Medical’s capital stock, Avertix Medical’s directors, executive officers and entities affiliated with Avertix Medical’s executive officers and directors.

Participants	2021 Senior Notes*	2022 Super Senior Notes**
Ross Haghighat(1)	$200,000	$261,000
David R. Fischell and associated Trusts(2)	$1,542,301	$750,000
Thomas P. Mendell and affiliated entities(3)	$432,460	$362,108
Victor Whitman and affiliated entities(4)	$900,230	$600,000
Andrew Taylor(5)	$7,500	$22,500
Brad Snow(6)	$55,000	$22,000
Joseph Berardo(7)	$—	$3,900,000

*	A portion of these amounts were converted into Super Senior Notes in 2022.
**	Represents only amounts invested in 2022, amounts in this column are inclusive of Senior Convertible Notes that were exchanged into Super Senior Notes.
(1)	Ross Haghighat, a member of the Avertix Medical Board, is a stockholder of Avertix Medical and is affiliated with, and has a financial interest in Newburyport Partners, LLC.
(2)

Dr. Fischell, a member of the Avertix Medical Board, individually is a stockholder of Avertix Medical and has a financial interest in various trusts established by Dr. Fischell, which are holders of greater than 5% of the capital stock of Avertix Medical and, purchased Series B Preferred Stock either in his individual capacity or through an entity in which Dr. Fischell has a financial interest. The amount includes immediate family members’ holdings.

(3)

Thomas P. Mendell, a member of the Avertix Medical Board, individually is a stockholder of Avertix Medical and is affiliated with the AHM Gift Trust and Lauren M LLC, which are stockholders of Avertix Medical and has a financial interest in various trusts established by Thomas P. Mendell, which are stockholders of Avertix Medical. The amount includes immediate family member’s holdings.

(4)

Victor Whitman, a member of the Avertix Medical Board, individually is a stockholder of Avertix Medical and is affiliated with, and has a financial interest in, MCM Angel Partners, LLC which are holders of greater than 5% of the capital stock of Avertix Medical. The amount includes immediate family member’s holdings.

(5)	Andrew Taylor, a member of the Avertix Medical Board, is a stockholder of Avertix Medical.

(6)	Brad Snow, a former Chief Executive Officer and former member of Avertix Medical Board, is a stockholder of Avertix Medical. The amount includes immediate family member’s holdings.
(7)

Joseph Berardo, a member of the Avertix Medical Board, is affiliated with, and has a financial interest in TMGJ Health Holdings, LLC and PBH Acquisitions LLC, which purchased shares of Series B Preferred Stock either directly or through an affiliate of PBH Acquisitions LLC.

Series B Preferred Stock Financing

From February 2023 to March 2023, Avertix Medical entered into a Series B Preferred Stock Purchase Agreement with the purchasers thereunder, pursuant to which Avertix Medical (i) issued 5,079,600 shares of Series B Preferred Stock at a purchase price of $1.25 per share, for an aggregate purchase price of $6,349,500 million, (ii) 22,406,365 shares of Series B Preferred Stock in respect of the conversion and cancellation of all of Avertix Medical’s outstanding convertible promissory notes and (iii) issued 2,022,400 shares of Series B Preferred Stock at a price of $1.25 per share, for an aggregate purchase price of $2,528,000 million (the “Series B Preferred Stock Financing”).

The following table summarizes the Series B Preferred Stock purchased in the Series B Preferred Stock Financing by holders of more than 5% of Avertix Medical’s capital stock, Avertix Medical’s directors, executive officers and entities affiliated with Avertix Medical’s executive officers and directors.

Participants	Aggregate New Money Investment at the First Closing and Second Closing	Series B Preferred Stock Purchased for Cash*	Series B Preferred Stock Issued Upon Conversion Notes	Total Series B Preferred Stock
Ross Haghighat (1)	$—	—	533,333	533,333
David R. Fischell and associated Trusts(2)	$300,000	240,000	2,855,636	3,095,636
Thomas P. Mendell and affiliated entities(3)	$180,000	144,000	1,035,974	1,179,974
Victor Whitman and affiliated entities(4)	$335,000	268,000	1,900,230	2,168,230
Andrew Taylor(5)	$12,500	10,000	40,000	50,000
Brad Snow(6)	$—	—	91,667	91,667
Joseph Berardo(7)	$1,875,000	1,500,000	5,200,000	6,700,000

*	Including the initial and second closing in February and March 2023.
(1)	Ross Haghighat, a member of the Avertix Medical Board, is a stockholder of Avertix Medical and is affiliated with, and has a financial interest in, Newburyport Partners, LLC.
(2)

Dr. Fischell, a member of the Avertix Medical Board, individually is a stockholder of Avertix Medical and has a financial interest in various trusts established by Dr. Fischell, are holders of greater than 5% of the capital stock of Avertix Medical and, purchased Series B Preferred Stock either in his individual capacity or through an entity in which Dr. Fischell has a financial interest.

(3)

Thomas P. Mendell, a member of the Avertix Medical Board, individually is a stockholder of Avertix Medical and is affiliated with the AHM Gift Trust and Lauren M LLC, which are stockholders of Avertix Medical and has a financial interest in various trusts established by Thomas P. Mendell, which are stockholders of Avertix Medical.

(4)

Victor Whitman, a member of the Avertix Medical Board, individually is a stockholder of Avertix Medical and is affiliated with, and has a financial interest in, MCM Angel Partners, LLC, a holder of greater than 5% of the capital stock of Avertix Medical. Amounts include investments from immediate family members.

(5)	Andrew Taylor, a member of the Avertix Medical Board, is a stockholder of Avertix Medical.
(6)	Brad Snow, a former Chief Executive Officer and former member of Avertix Medical Board, is a stockholder of Avertix Medical. Amounts includes immediate family member’s holdings
(7)

Joseph Berardo, a member of the Avertix Medical Board, is affiliated with, and has a financial interest in, PBH Acquisitions LLC and TMGJ Health Holdings, LLC, which purchased shares of Series B Preferred

Stock either directly or through an affiliate of PBH Acquisitions LLC. Amounts include investments from immediate family members.

St. Jude’s Medical Cross-License and Joint Development Agreement

In December 2012, Avertix Medical entered into the amended and restated cross license and joint development agreement with Pacesetter, Inc. (d/b/a St. Jude Medical Cardiac Rhythm Management Division) (the “SJM Cross-License Agreement”). This entity is an affiliate of St. Jude, LLC, a holder of greater than 5% of the capital stock of Avertix Medical. Pursuant to the SJM Cross-License Agreement, Avertix Medical will assist SJM, at SJM’s request, in the development technology which are intended to combine and integrate Avertix Medical’s ischemia and myocardial infarction detection, monitoring and/or alerting system with SJM’s implantable cardioverter/defibrillator. Avertix Medical received double digit million dollars in exchange for a fully paid up and irrevocable license to Avertix Medical’s patents and technical information by Avertix Medical to SJM. Avertix Medical will be responsible to pay a royalty of single digit percent of the net sales for each Avertix Medical licensed product sold commercially by Avertix Medical for the licenses granted by SJM to Avertix Medical in accordance with the terms provided therein.

Technology Assignment Agreement and Consulting Agreements

In June 2002, Avertix Medical, Cathco and members of the Fischell family entered into the Cathco/Fischell Agreements Agreement and, in the past, Avertix Medical and members of the Fischell family entered into consulting arrangements. David R. Fischell, is a holder of greater than 5% of the capital stock of Avertix Medical, director of Avertix Medical and former Chairman of the Avertix Medical Board, and certain members of the Fischell Family related to assigned patents, as amended. Pursuant to the Cathco/Fischell Agreements, Avertix Medical agrees to make royalty payments to Cathco and Fischell Family based on net sales of the Guardian System. The royalty payments are based on net sales of the Guardian System of 3% through October 2023, and beginning October 2023 to September 2027 a royalty based on net sales of the Guardian System between 1% and 3%, and after September 2027, a royalty based on net sales of the Guardian System between 0.5% and 1%. During the year ended December 31, 2022, approximately $35,000 was incurred and during the year ended December 31, 2021, approximately $10,000 was incurred. For a description of the Cathco/Fischell Agreements and amounts paid thereunder, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Avertix Medical—Contractual Obligations and Commitments—License Agreements.”

Fischell Consulting Agreement

Avertix Medical and David R. Fischell entered into an Amended and Restated Consulting Agreement, dated July 20, 2020 (the “Fischell Consulting Agreement”), which provides that each invention filed after June 1, 2020 in the field of “services and implantable electronic devised used in the diagnosis or treatment of acute myocardial infarctions or heart disorders” which Dr. Fischell assigns to or is obligated to assign to Avertix Medical and becomes subject to an issued United States patent that is not covered by a patent previously assigned to Avertix Medical by Dr. Fischell, Avertix Medical shall pay Dr. Fischell a royalty in an amount equal to 1% of net sales for such assigned invention, per the Technology Assignment Agreement mentioned above. In addition, pursuant to the Fischell Consulting Agreement, the Company agreed to grant Mr. Fischell that certain number of options to purchase common stock of Avertix Medical, subject to the vesting and acceleration provisions described therein. This agreement ended on July 20, 2022. During the years ended December 31, 2022 and 2021, Avertix Medical paid Dr. Fischell approximately $120,000 and $115,000, respectively.

Elizdrew Consulting Agreement/Andrew Taylor

Avertix Medical has received financial and strategy consulting from Elizdrew LLC (“Elizdrew”), which is owned by Andrew Taylor, a member of Avertix Medical’s Board. During the year ended December 31, 2022,

Avertix Medical incurred approximately $99,000 in consulting fees to Elizdrew, Elizdrew was paid approximately $24,000 during the year ended December 31, 2022 with an additional $52,000 recorded within accounts payable and $23,000 satisfied through the issuance of convertible notes. Elizdrew was paid approximately $24,000 during the year ended December 31, 2021, with an additional $10,000 accrued as of such date, of which $7,000 was satisfied through the issuance of convertible notes. In addition, in 2023 Mr. Taylor exchanged 210,000 options and 10,000 warrants previously granted for 220,000 shares of Avertix Medical Common Stock.

Investors’ Rights Agreement

Avertix Medical is party to an amended and restated investors’ rights agreement, dated February 15, 2023 (the “IRA”), with certain holders of Avertix Medical’s capital stock, including the holders of more than 5% of Avertix Medical’s outstanding capital stock and holders affiliated with members of the Avertix Medical Board or other related parties (Mr. Victor Whitman, Dr. Fischell, Mr. Andrew Taylor, Mr. Thomas P. Mendell and Mr. Joseph Berardo). The IRA provides the holders of Avertix Medical’s preferred stock with certain registration rights, including the right to demand that Avertix Medical file a registration statement or request that their shares be covered by a registration statement that Avertix Medical is otherwise filing. In addition, the IRA also grants a right of first offer with respect to future sales of Avertix Medical equity, as well as certain information and inspection rights to each holder who holds at least 4,000,000 shares of Avertix Medical Preferred Stock, which rights will terminate on the closing of the Business Combination. In connection with the closing of the Business Combination, the holders of up to                  shares of Avertix Medical common stock issuable on conversion of Series B Preferred Stock will be entitled to rights with respect to the registration of their shares under the Securities Act under the Registration Rights Agreement, which will supersede and replace the IRA.

Right of First Refusal and Co-Sale Agreement

Avertix Medical is party to an amended and restated right of first refusal and co-sale agreement, dated February 15, 2023 (the “ROFR Agreement”) with certain holders of Avertix Medical stock including the holders of more than 5% of Avertix Medical’s outstanding capital stock and holders affiliated with members of the Avertix Medical Board or other related parties (Mr. Victor Whitman, Dr. Fischell, Mr. Andrew Taylor, Mr. Thomas P. Mendell and Mr. Joseph Berardo). The ROFR Agreement provides for rights of first refusal and co-sale relating to the shares of Avertix Medical Capital Stock held by certain parties to the ROFR Agreement. Upon the closing of the Business Combination, the ROFR Agreement will terminate along with the rights granted therein.

Voting Agreement

Avertix Medical is party to an amended and restated voting agreement, dated February 15, 2023 (the “Voting Agreement”), under which certain holders of Avertix Medical, including the holders of more than 5% of Avertix Medical’s outstanding capital stock, and holders affiliated with members of the Avertix Medical Board and other related parties, such as those holders of the Series A Preferred Stock and the Series B Preferred Stock mentioned above, have agreed as to the manner in which they will vote their shares of Avertix Medical capital stock on certain matters, including with respect to the election of directors. Upon the closing of the Business Combination, the Voting Agreement will terminate.

Side Letter Agreement with MCM Angel Partners, LLC

On September 7, 2021, Avertix Medical entered into a side letter with MCM Angel Partners, LLC (the “MCM Side Letter”). Pursuant to the MCM Side Letter, Avertix Medical agreed that holders of at least 67% of the Series A Preferred Stock must approve any amendment or waiver to Section 4.4 of that certain Investor Rights Agreement, dated March 28, 2019, as amended pursuant to the terms and conditions of that certain First Amendment to Investor Rights Agreement dated November 11, 2019 (the “Series A IRA”). Such restriction related to the Series A IRA was amended and superseded by the terms and conditions of the terms and conditions of the IRA entered into by MCM Angel Partners, LLC, Avertix Medical and other holders of Avertix Medical’s preferred stock in connection with Avertix Medical’s February 2023 Series B Preferred financing. In addition, Avertix Medical agreed that Victor Whitman’s seat on Avertix Medical Board would continue until no earlier than the closing of Avertix Medical’s Series B Preferred financing, which closed in February of 2023. Subject to certain events triggering termination, pursuant to the terms and conditions of the MCM Side Letter, MCM Angel Partners, LLC is also entitled to appoint one Board observer to the Avertix Medical Board, which right expires upon the consummation of a transaction with a SPAC.

Indemnification Agreements

The Proposed Charter will contain provisions limiting the liability of directors, and the amended and restated bylaws will provide that New Avertix Medical will indemnify each of New Avertix Medical’s directors and officers to the fullest extent permitted under Delaware law. The Proposed Charter and amended and restated bylaws will also provide Avertix Medical’s board of directors with discretion to indemnify its employees and other agents when determined appropriate by the Avertix Medical Board.

In addition, Avertix Medical has entered into or intends to enter into an indemnification agreement with each of its directors and executive officers, which will require Avertix Medical to indemnify them. For more information regarding these agreements, see the section titled “Executive Compensation—Limitations of Liability and Indemnification Matters.”

Stock Option Grants to Directors and Executive Officers

Avertix Medical has granted stock options to its directors and executive officers, as more fully described in the sections titled “Executive and Director Compensation of Avertix Medical—Outstanding Equity Awards at Fiscal Year End” and “—Director Compensation.”

Related Party Transaction Policy

The transactions described above were consummated prior to Avertix Medical’s adoption of a formal, written related-party transaction policy. However, Avertix Medical believes that the terms obtained or consideration that Avertix Medical paid or received, as applicable, in connection with the transactions described were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Upon the closing of the Business Combination, New Avertix Medical intends to adopt a policy and procedures whereby its audit committee will be responsible for reviewing and approving related party transactions. In addition, New Avertix Medical’s Code of Business Conduct and Ethics will require that all of our employees and directors inform New Avertix Medical of any material transaction or relationship that comes to their attention that could reasonably be expected to create a conflict of interest.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of BIOS Ordinary Shares as of                     , 2023 (except as otherwise noted) and (ii) the expected beneficial ownership of New Avertix Medical Common Stock immediately following the Closing, assuming that no Public Shares are redeemed in connection with the Business Combination Proposal and alternatively that the maximum number of Public Shares are redeemed in connection with the Business Combination Proposal by:

•

each person who is known to be the beneficial owner of more than five percent (5%) of either the outstanding Class A Ordinary Shares or Class B Ordinary Shares, and each person who is expected to be the beneficial owner of more than five percent (5%) of the outstanding shares of New Avertix Medical Common Stock post-Business Combination;

•	each of our current executive officers and directors;

•	each person who will become an executive officer or director of New Avertix Medical; and

•	all executive officers and directors of BIOS as a group pre-Business Combination and all executive officers and directors of New Avertix Medical as a group post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of BIOS Ordinary Shares pre-Business Combination is based on              Class A Ordinary Shares and 1 Class B Ordinary Shares outstanding as of                     , 2023.

The expected beneficial ownership of shares of New Avertix Medical Common Stock immediately following the Closing, assuming that none of the Public Shares is redeemed, is based on the following assumptions: (i) no Public Stockholders exercise their redemption rights and (ii) that there will be                  shares of New Avertix Medical Common Stock outstanding, inclusive of the Total Sponsor Earnout Shares. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Ownership Date to be outstanding. We did not deem these shares to be outstanding, however, for the purpose of computing the percentage ownership of any other person.

The expected beneficial ownership of shares of New Avertix Medical Common Stock immediately following the Closing, assuming the maximum number of the Public Shares is redeemed, is based on the following assumptions: (i) that                  Public Shares, the maximum possible number of redemptions which would permit the satisfaction of the $40.0 million minimum closing cash condition under the Business Combination Agreement to be satisfied without the need for additional investments, are redeemed for an aggregate payment of approximately $             million (based on the estimated per share redemption price of approximately $             per share based on the fair value of marketable securities held in the Trust Account as of                  of approximately $             million) from the Trust Account and (ii) that there will be                  shares of New Avertix Medical Common Stock outstanding at Closing.

After the Business Combination
	Before the Business Combination			Assuming No Additional Redemption		Assuming Maximum Redemption
Name of Beneficial Owner(1)	Number of Class A Ordinary Shares	Number of Class B Ordinary Shares	% of Class	Shares of New Avertix Medical Common Stock	% of Class	Shares of New Avertix Medical Common Stock	% of Class
Five Percent Holders
BioPlus Sponsor LLC(2)
Highbridge Capital Management, LLC(3)
Saba Capital Management, L.P.(4)
Polar Asset Management Partners Inc.(5)
Directors and Executive Officers of BIOS
Jonathan Rigby
Ross Haghighat
Ronald Eastman
Shawn Cross
Louis G. Lange, M.D., Ph.D.
Stephen Sherwin, M.D.
Glen Giovannetti
All BIOS Directors and Executive Officers as a Group (7 persons)
Directors & Executive Officers of New Avertix Medical After Closing
Ross Haghighat
Steven Fletcher
Thomas P. Mendell
Robin Smith
Joseph Berardo, Jr.
Timothy Moran
All Directors and Executive Officers of New Avertix Medical as a Group ( persons)

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise noted, the business address for each of the following entities or individuals is c/o BioPlus Sponsor LLC, 260 Madison Avenue, Suite 800, New York, New York 10016.
(2)

BioPlus Sponsor LLC, our Sponsor, is the record holder of the shares reported herein. Each of our officers, directors, and advisors is directly or indirectly, a member of our Sponsor. There are three managing members of our sponsor, Ross Haghighat, Alex Vieux and Steven Fletcher. Each

manager has one vote, and the approval of two of the three managing members is required to approve an action of our sponsor. Under the so-called “rule of three,” if voting and dispositive decisions regarding an entity’s securities are made by three or more individuals, and a voting or dispositive decision requires the approval of a majority of those individuals, then none of the individuals is deemed a beneficial owner of the entity’s securities. Based upon the foregoing, no individual managing member of our sponsor exercises voting or dispositive control over any of the securities held by our sponsor, even those in which he directly holds a pecuniary interest. Accordingly, none of them will be deemed to have or share beneficial ownership of such shares. The business address of each of these entities and individuals is at 260 Madison Avenue, Suite 800, New York, New York 10016. In addition, Explorer Parent LLC is a member of our sponsor.

Messrs. Vieux and Fletcher are managing members of Founder Holdings LLC, which is the managing member of Explorer Parent LLC. By virtue of these relationships, each of the entities and individuals named in this footnote may be deemed to share beneficial ownership of the securities held of record by our sponsor. Each of them disclaims any such beneficial ownership except to the extent of their pecuniary interest. The business address of Explorer Parent LLC, Founder Holdings LLC and individuals is 533 Airport Blvd, Suite 400, Burlingame, CA 94010.

(3)

According to a Schedule 13G filed with the SEC on February 12, 2023, on Polar Asset Management Partners Inc. (“Polar”), the business address of this shareholder is 77 Park Avenue, 23rd Floor, New York, New York 10172. Polar is a company incorporated under the laws of Ontario, Canada, which serves as investment advisor to Polar Multi-Strategy Master Fund, a Cayman Islands exempted company (“PMSMF”) and has sole voting and investment discretion with respects to the 380,000 ordinary shares held by PMSMF.

(4)

According to a Schedule 13G filed with the SEC on February 14, 2023, on behalf of Saba Capital Management, L.P., Boaz R. Weinstein, and Saba Capital Management GP, LLC, the business address of these shareholders is 405 Lexington Avenue, 58th Floor, New York, New York 10174.

(5)

According to a Schedule 13G filed with the SEC on February 9, 2023, on behalf of Highbridge Capital Management, LLC, the business address of this shareholder is 16 York Street, Suite 2900, Toronto, ON, Canada M5J 0E6.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS

BIOS is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and BIOS’ Existing Governing Documents govern the rights of its shareholders. Following the Domestication, New Avertix Medical will be incorporated under the laws of the State of Delaware and the rights of New Avertix Medical shareholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to U.S. corporations and their shareholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Certificate of Incorporation and Proposed Bylaws of New Avertix Medical. As a result, when you become a stockholder of New Avertix Medical, your rights will differ as compared to when you were a shareholder of BIOS.

The following table sets forth a summary of important similarities and differences in the corporate governance and shareholder rights associated with BIOS and stockholder rights associated with New Avertix Medical according to applicable law or the organizational documents of BIOS and New Avertix Medical, including the principal changes proposed to be made between BIOS’ Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws of New Avertix Medical. This summary is qualified by reference to the complete text of the Existing Governing Documents of BIOS, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read each of the Proposed Governing Documents in their entirety for a more complete description of their terms. Additionally, as the Existing Governing Documents are governed by the Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the section titled “Proposal No. 2—The Domestication Proposal” and “Description of Securities” as well as the DGCL and the Cayman Islands Companies Act.

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law
Authorized Shares (Advisory Governing Documents Proposal 4(A))	The authorized share capital under the Existing Governing Documents is 500,000,000 Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Class B Ordinary Shares, par value $0.0001 per share, and 5,000,000 preference shares, par value $0.0001 per share.	The Proposed Governing Documents authorize 555,000,000 shares of New Avertix Medical Common Stock, including 550,000,000 shares of New Avertix Medical Common Stock, par value $0.0001 per share and 5,000,000 shares of New Avertix Medical Preferred Stock, par value $0.0001 per share.

	See paragraph 7 of BIOS’ Amended and Restated Memorandum of Association.	See Article IV, Section A of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Shareholder Consent (Advisory Governing Documents Proposal 4(B))	The Existing Governing Documents authorize the issuance of up to 5,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by BIOS’ Board. Accordingly, BIOS’ Board is empowered under the Existing Governing Documents,	The Proposed Governing Documents authorize the issuance of up to 5,000,000 shares of preferred stock in one or more series with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other rights, and such

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law
	without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.	qualifications, limitations or restrictions thereof as may be fixed from time to time by the New Avertix Medical Board for each such series.

	See paragraph 7 of BIOS’ Amended and Restated Memorandum of Association and Article 8 of BIOS’ Amended and Restated Articles of Association.	See Article IV, Section B of the Proposed Certificate of Incorporation.

Corporate Name	The Existing Governing Documents provide the name of the company is “BioPlus Acquisition Corp.”	The Proposed Governing Documents will provide that the name of the corporation will be “Avertix Medical, Inc.”

	See paragraph 1 of BIOS’ Amended and Restated Memorandum of Association.	See Article I of the Proposed Certificate of Incorporation.

Exclusive Forum (Advisory Governing Documents Proposal 4(C))	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.	The Proposed Governing Documents adopt Delaware as the exclusive forum for certain shareholder litigation and the U.S. federal district courts as the exclusive forum for litigation arising out of the Securities Act.

See Article VII, Sections A and B of the Proposed Certificate of Incorporation.

Number of Directors	Under the Existing Governing Documents, the BIOS Board shall consist of not less than one person; provided, however, that BIOS may by special resolution increase or reduce the limits in the number of directors.	The number of directors that constitutes the New Avertix Medical Board may be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the New Avertix Medical Board.

	See Article 97 of BIOS’ Amended and Restated Articles of Association.	See Article V, Section A of the Proposed Certificate of Incorporation.

Classified Board	The Existing Governing Documents provide that the BIOS Board is composed of three (3) classes with only one class of directors being elected in each year and each class serving a three (3)-year term.	The Proposed Governing Documents provide that the New Avertix Medical Board will be divided into three (3) classes with only one class of directors being elected in each year and each class serving a three (3)-year term.

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law

	See Article 99 of BIOS’ Amended and Restated Articles of Association.	See Article V, Section B of the Proposed Certificate of Incorporation.

Election and Removal of Directors (Advisory Governing Documents Proposal 4(E) with respect to Director Removal for Cause)	The Existing Governing Documents provide that prior to the closing of a Business Combination, the holders of Class B Ordinary Shares, by ordinary resolution, may appoint any person to be a director or remove any director of BIOS. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Ordinary Shares have no right to vote on the appointment or removal of any BIOS director.	Directors of New Avertix Medical will be elected by a majority of the votes of the shares present in person, by remote communication or represented by proxy at the meeting and entitled to vote generally on the election of directors. The Proposed Certificate of Incorporation will provide that subject to the rights of the holders of any one or more series of Preferred Stock to remove directors elected by such series of Preferred Stock, shareholders may only remove a director for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of all the then-outstanding shares of the capital stock of New Avertix Medical entitled to vote generally at an election of directors, voting together as a single class.

	See Article 100 of BIOS’ Amended and Restated Articles of Association.	See Article V, Section D of the Proposed Certificate of Incorporation and Article III, Section 8 of the Proposed Bylaws.

Quorum for Shareholder Meetings	Under the Existing Governing Documents, a quorum for a meeting of shareholders will be present if the holders of one-third (1/3) of the issued and outstanding shares are present (in person or by proxy) or, being a non-natural person, duly represented in person or by proxy and entitled to vote at that meeting.	In order to constitute a quorum for the transaction of business at a meeting of shareholders, the Proposed Bylaws require the presence, in person, by remote communication or by proxy, of the holders of at least 33 1/3% of the outstanding shares of stock of New Avertix Medical entitled to vote at the meeting.

	See Article 74of BIOS’ Amended and Restated Articles of Association.	See Article III, Section 8 of the Proposed Bylaws.

Voting Rights Generally	Under the Cayman Islands Companies Act and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being the affirmative vote of a simple majority of the votes cast by the holders of the issued ordinary	Generally, approval of matters other than the election of directors that are put to a shareholder vote require the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication or represented by

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law

shares who are present in person or represented by proxy and entitled to vote thereon at the general meeting).

Except as otherwise set forth in the Existing Governing Documents, shareholders of BIOS have one vote for every share held.

Mergers require a special resolution, and any other authorization as may be specified in the Existing Governing Documents.

All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

Where a bidder has acquired ninety percent (90%) or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by a majority in number and seventy-five percent (75%) in value of shareholders in attendance and voting at a shareholders’ meeting.

proxy at the meeting and entitled to vote on the subject matter.

Holders of New Avertix Medical Common Stock will be entitled to one vote for each share held as of the record date for the determination of the shareholders entitled to vote on such matters, including the election and removal of directors, except as otherwise required by law.

Mergers generally require approval of a majority of all outstanding shares of voting stock. Mergers in which less than twenty percent (20%) of the acquirer’s stock is issued generally do not require acquirer shareholder approval.

Mergers in which one corporation owns ninety percent (90%) or more of a second corporation may be completed without the vote of the second corporation’s board of directors or shareholders.

See Article III, Section 8of the Proposed Bylaws, Article IV, Section D of the Proposed Certificate of Incorporation and Sections 215, 251 and 253 of Subchapter IX of the DGCL.

Amendments to Governing Documents (Advisory Governing Documents Proposal 4(F))	The Existing Governing Documents provide that certain amendments may only be made pursuant to a special resolution under the Cayman Islands Companies Act, which would require the affirmative vote of the holders of at least a two-thirds (2/3) majority of the votes cast by holders of BIOS	The Proposed Certificate of Incorporation may be amended, altered, changed or repealed from time to time in the manner prescribed by the DGCL; provided that amendments to certain specified provisions will require the affirmative vote of the holders of at least 66 2/3% of the

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law
	Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at a general meeting, or unanimous written resolution signed by all of the shareholders entitled to vote at a general meeting.	voting power of all of the outstanding shares of valuation stock.

	See Article 184 of BIOS’ Amended and Restated Articles of Association.	See Article VIII, Sections A and B of the Proposed Certificate of Incorporation and Article XIII, Section 49 of the Proposed Bylaws.

Shareholder Written Consent in Lieu of a Meeting (Advisory Governing Documents Proposal 4(D))	The Existing Governing Documents provide that resolutions may be passed by a vote in person or, where proxies are allowed, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Governing Documents allow shareholders to vote in person, by remote communication or by proxy at a meeting of shareholders but prohibit the ability of shareholders to act by written consent or electronic transmission in lieu of a meeting.

	See Article 93 of BIOS’ Amended and Restated Articles of Association.	See Article V, Section H of the Proposed Certificate of Incorporation and Article III, Section 13 of the Proposed Bylaws.

Appraisal Rights	Unless Section 239 of the Cayman Islands Companies Act applies, minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the court.	In general, under the DGCL, a shareholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Shareholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depositary receipts described in (a), (b) and (c) above.

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law

See DGCL Section 262.

Inspection of Books and Records	Under Cayman Islands law, shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.	Under the DGCL, any shareholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.

See DGCL Section 220.

Shareholder Lawsuits (Advisory Governing Documents Proposal 4(C) with respect to the Exclusive Forum Provisions)

In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

The Existing Governing Documents do not expand upon or otherwise limit statutorily provided rights.

A shareholder may bring a derivative suit subject to procedural requirements (including compliance with the exclusive forum provisions in the Proposed Certificate of Incorporation).

Except with respect to the exclusive forum provisions in the Proposed Certificate of Incorporation, the Proposed Governing Documents do not expand upon or otherwise limit statutorily provided rights.

Provisions Related to Status as Blank Check Company (Advisory Governing Documents Proposal 4(G))	The Existing Governing Documents set forth various provisions related to BIOS’ status as a blank check company prior to the consummation of a business combination.	The Proposed Governing Documents do not include such provisions related to New Avertix Medical’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article Articles 161 to 175 of BIOS’ Amended and Restated Articles of Association.

Duties of Directors

Under Cayman Islands law, a director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Under Delaware law, the standards of conduct for directors have developed through Delaware case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors not to act for the purpose of self-dealing, and the duty of care requires directors in managing New Avertix Medical’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law

loyalty and care, and no other facts exist to call for a heightened standard of review, their decisions generally are presumed to be valid under the business judgment rule.

The New Avertix Medical Board may exercise all such authority and powers of New Avertix Medical and do all such lawful acts and things as are not by statute or the Proposed Governing Documents directed or required to be exercised or done solely by the shareholders.

Corporate Opportunities	The Existing Governing Documents provide that BIOS renounces its interest in any corporate opportunity offered to any director or officer.

See Article 178 of BIOS’ Amended and Restated Articles of Association.

Indemnification of Directors and Officers	The Existing Governing Documents require BIOS to indemnify its directors and officers except with regard to actual fraud, willful neglect or willful default.	The Proposed Governing Documents will obligate New Avertix Medical to indemnify each director or executive officer of New Avertix Medical to the fullest extent permitted by the DGCL.

	See Article 155 of BIOS’ Amended and Restated Articles of Association.	See Article VI, Section B of the Proposed Certificate of Incorporation and Article XI, Section 47 of the Proposed Bylaws.

Limited Liability of Directors	Liability of directors may be limited, except with regard to their own actual fraud, willful neglect or willful default.

The Proposed Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted by the DGCL, the personal liability of directors for monetary damages to New Avertix Medical or its shareholders for any breach of fiduciary duty as a director.

See Article VI, Section A of the Proposed Certificate of Incorporation.

DESCRIPTION OF SECURITIES

The following summary of certain provisions of New Avertix Medical securities does not purport to be complete and is subject to the Proposed Charter, the Proposed Bylaws and the provisions of applicable law. Copies of the Proposed Charter and the Proposed Bylaws are attached to this proxy statement/prospectus as Annex B and Annex C, respectively.

Capital Stock

Authorized Capitalization

The total amount of New Avertix Medical’s authorized capital stock consists of 550,000,000 shares of New Avertix Medical common stock, par value $0.0001 per share, and 5,000,000 shares of New Avertix Medical Preferred Stock, par value $0.0001 per share. New Avertix Medical expects to have approximately                  shares of New Avertix Medical Common Stock outstanding immediately following the consummation of the Business Combination, assuming no Public Shareholders exercise their redemption rights in connection with the Business Combination.

The following summary describes all material provisions of New Avertix Medical’s capital stock. New Avertix Medical urges you to read the Proposed Charter and the Proposed Bylaws (copies of which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively).

Preferred Stock

The Board of New Avertix Medical has authority to issue shares of New Avertix Medical’s preferred stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of New Avertix Medical’s preferred stock could have the effect of decreasing the trading price of New Avertix Medical’s Common Stock, restricting dividends on New Avertix Medical’s capital stock, diluting the voting power of New Avertix Medical’s Common Stock, impairing the liquidation rights of New Avertix Medical’s capital stock, or delaying or preventing a change in control of New Avertix Medical.

Common Stock

New Avertix Medical has one class of authorized common stock. Unless New Avertix Medical’s Board determines otherwise, New Avertix Medical will issue all of New Avertix Medical’s capital stock in uncertificated form.

Voting Rights

The Proposed Charter will provide that, except as otherwise expressly provided by the Proposed Bylaws or as provided by law, the holders of New Avertix Medical Common Stock shall at all times vote together as a single class on all matters; provided however, that, except as otherwise required by law, holders of shares of New Avertix Medical Common Stock shall not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of New Avertix Medical Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter. Except as otherwise expressly provided in the Proposed Charter or by applicable law, each holder of New Avertix Medical Common Stock shall have the right to one vote per share of New Avertix Medical Common Stock held of record by such holder.

The Proposed Bylaws provide that the holders of at least 33 1/3% of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Proposed Bylaws or the Proposed Charter, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividend Rights

Each holder of shares of New Avertix Medical’s Common Stock is entitled to the payment of dividends and other distributions as may be declared by the Board from time to time out of New Avertix Medical’s assets or funds legally available for dividends or other distributions. These rights are subject to the preferential rights of the holders of New Avertix Medical’s preferred stock, if any, and any contractual limitations on New Avertix Medical’s ability to declare and pay dividends.

Other Rights

Each holder of New Avertix Medical Common Stock is subject to, and may be adversely affected by, the rights of the holders of any series of New Avertix Medical Preferred Stock that New Avertix Medical may designate and issue in the future. New Avertix Medical’s Common Stock is not entitled to preemptive rights and are not subject to conversion (except as noted above), redemption, or sinking fund provisions.

Liquidation Rights

If New Avertix Medical is involved in voluntary or involuntary liquidation, dissolution or winding up of New Avertix Medical’s affairs, or a similar event, each holder of New Avertix Medical Common Stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of New Avertix Medical Preferred Stock, if any, then outstanding.

Warrants

New Avertix Medical Public Warrants

Each New Avertix Medical whole warrant entitles the registered holder to purchase one share of New Avertix Medical Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the BIOS IPO and 30 days after the completion of the Business Combination, provided in each case that New Avertix Medical has an effective registration statement under the Securities Act covering the New Avertix Medical Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the BIOS Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the BIOS Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of New Avertix Medical Common Stock. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you hold at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of New Avertix Medical Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New Avertix Medical Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of New Avertix Medical Common Stock upon exercise of a warrant unless the share of New Avertix Medical Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of New Avertix Medical Common Stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective within 60 business days after Closing, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the BIOS Warrant Agreement. If a registration statement covering the shares of New Avertix Medical Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption , but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. Notwithstanding the foregoing, if a registration statement covering the shares of New Avertix Medical Common Stock issuable upon exercise of the warrants is not effective within a specified period following the completion of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption given after the warrants become exercisable (the “30-day redemption period”) to each warrant holder; and

•

if, and only if, the closing price of the shares of New Avertix Medical Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the shares of New Avertix Medical Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of New Avertix Medical Common Stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of New Avertix Medical Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, we will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” we will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of shares of New Avertix Medical Common Stock issuable upon the exercise of the warrants. If we take advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of New Avertix Medical Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New Avertix Medical Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of New Avertix Medical Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If we take advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of New Avertix Medical Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of New Avertix Medical Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of New Avertix Medical Common Stock is increased by a share dividend payable in shares of New Avertix Medical Common Stock, or by a sub-division of common stock or other similar event, then, on the effective date of such share dividend, sub-division or similar event, the number of shares of New Avertix Medical Common Stock issuable on exercise of each whole warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to holders of common stock entitling holders to purchase shares of New Avertix Medical Common Stock at a price less than the fair market value will be deemed a share dividend of a number of shares of New Avertix Medical Common Stock equal to the product of (i) the number of shares of New Avertix Medical Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New Avertix Medical Common Stock) and (ii) one minus the quotient of (x) the price per share of New Avertix Medical Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of New Avertix Medical Common Stock, in determining the price payable for shares of New Avertix Medical Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of New Avertix Medical Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of New Avertix Medical Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of New Avertix Medical Common Stock on account of such shares of New Avertix Medical Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the Public Shareholders in connection with the Business Combination, or (d) in connection with the redemption of our Public Shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Avertix Medical Common Stock in respect of such event.

If the number of outstanding shares of New Avertix Medical Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of New Avertix Medical Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of New Avertix Medical Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New Avertix Medical Common Stock.

Whenever the number of shares of New Avertix Medical Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Avertix Medical Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Avertix Medical Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of New Avertix Medical Common Stock (other than those described above or that solely affects the par value of such shares of New Avertix Medical Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of New Avertix Medical Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New Avertix Medical Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New Avertix Medical Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than seventy percent (70%) of the consideration receivable by the holders of shares of New Avertix Medical Common Stock in such a transaction is payable in the form of shares of New Avertix Medical Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the BIOS Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the BIOS Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrants are issued in registered form under the Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and New Avertix Medical. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of New Avertix Medical Common Stock and any voting rights until they exercise their warrants and receive shares of New Avertix Medical Common Stock. After the issuance of shares of New Avertix Medical Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of New Avertix Medical Common Stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

New Avertix Medical Placement Warrants

The Placement Warrants are identical to the public warrants underlying the units sold in the initial public offering, except that the Placement Warrants and the New Avertix Medical Common Stock issuable upon exercise of the Placement Warrants will not be transferrable, assignable or salable until 30 days after the completion of the Business Combination or any other initial business combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the private placement warrants will be redeemable by New Avertix Medical and exercisable by such holders on the same basis as the public warrants.

Anti-takeover Effects of the Proposed Charter and the Proposed Bylaws

The Proposed Charter and the Proposed Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of New Avertix Medical. New Avertix Medical expects that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of New Avertix Medical to first negotiate with the Board, which New Avertix Medical believes may result in an improvement of the terms of any such acquisition in favor of New Avertix Medical’s stockholders. However, they also give the Board the power to discourage mergers that some stockholders may favor.

Special Meetings of Stockholders

The Proposed Charter provides that a special meeting of stockholders may be called by the (a) the Chairperson of the Board, (b) the Chief Executive Officer or (c) the Board pursuant to a resolution adopted by a majority of the authorized directors.

Action by Written Consent

The Proposed Charter provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.

Staggered Board

The New Avertix Medical Board will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by New Avertix Medical stockholders. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of New Avertix Medical, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

The New Avertix Medical Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of not less than two-thirds of the voting power of all of the then outstanding shares of voting stock of New Avertix Medical entitled to vote at an election of directors.

Stockholders Not Entitled to Cumulative Voting

The Proposed Charter will not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of New Avertix Medical’s common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-takeover Statute

New Avertix Medical will be subject to Section 203 of the DGCL, an anti-takeover law. Section 203 is a default provision of the DGCL that prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with “interested stockholders” (a person or group owning fifteen percent (15%) or more of the corporation’s voting stock) for three years following the date that person becomes an interested stockholder, unless: (i) before such stockholder becomes an “interested stockholder,” the board of directors approves the Business Combination or the transaction that results in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-give percent (85%) of the outstanding voting stock of the corporation at the time of the transaction (excluding stock owned by certain persons); or (iii) at the time or after the stockholder became an interested stockholder, the board of directors and at least two-thirds of the disinterested outstanding voting stock of the corporation approves the transaction. While Section 203 is the default provision under the DGCL, the DGCL allows companies to opt out of Section 203 of the DGCL by including a provision in their certificate of incorporation expressly electing not to be governed by Section 203 of the DGCL. Our board of directors has determined to be subject to Section 203 of the DGCL.

Amendment of Proposed Bylaws

The Proposed Charter provides that the Proposed Bylaws may be altered, amended, or repealed by (i) a majority of the New Avertix Medical Board (without the need for consent by New Avertix Medical stockholders)

and (ii) the affirmative vote of not less than two-thirds of the voting power of all of the then outstanding shares of voting stock of New Avertix Medical entitled to vote at an election of directors.

Limitations on Liability and Indemnification of Officers and Directors

The Proposed Charter provides that New Avertix Medical will indemnify New Avertix Medical’s directors to the fullest extent authorized or permitted by applicable law. New Avertix Medical expects to enter into agreements to indemnify New Avertix Medical’s directors, executive officers and other employees as determined by the Board. Under the Proposed Bylaws, New Avertix Medical is required to indemnify each of New Avertix Medical’s directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New Avertix Medical or was serving at New Avertix Medical’s request as a director, officer, employee or agent for another entity. New Avertix Medical must indemnify New Avertix Medical’s officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of New Avertix Medical, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Proposed Bylaws also require New Avertix Medical to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by New Avertix Medical. Any claims for indemnification by New Avertix Medical’s directors and officers may reduce New Avertix Medical’s available funds to satisfy successful third-party claims against New Avertix Medical and may reduce the amount of money available to New Avertix Medical.

Exclusive Jurisdiction of Certain Actions

This Proposed Charter will provide that, unless otherwise consented to by New Avertix Medical in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of New Avertix Medical; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, shareholder or employee of New Avertix Medical to New Avertix Medical or its stockholders; (iii) any action or proceeding asserting a claim against New Avertix Medical or any director, officer, shareholder or employee of New Avertix Medical relating to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws of New Avertix Medical; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of the Proposed Charter or the Proposed Bylaws of New Avertix Medical, (v) any action or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against New Avertix Medical or any current or former director, officer, shareholder, or employee of New Avertix Medical governed by the internal affairs doctrine of the State of Delaware, in all cases to the fullest extent permitted by law and subject to the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) having personal jurisdiction over an indispensable party named as a defendant therein. The Proposed Charter further provides that this exclusive forum provision shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act, or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

The Proposed Charter will further provide that, unless New Avertix Medical consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by New Avertix Medical, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. Additionally, the Proposed Charter will provide that any person or entity holding, owning, or otherwise acquiring any interest in any of New Avertix Medical’s securities shall be deemed to have notice of and consented to these provisions.

Transfer Agent

The transfer agent for New Avertix Medical Common Stock will be Continental Stock Transfer & Trust Company.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW AVERTIX MEDICAL SECURITIES

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of New Avertix Medical for at least six (6) months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three (3) months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three (3) months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of New Avertix Medical for at least six (6) months but who are our affiliates at the time of, or at any time during the three (3) months preceding, a sale would be entitled to sell within any three (3)-month period only a number of securities that does not exceed the greater of:

•

one percent (1%) of the total number of shares of New Avertix Medical Common Stock then-outstanding (as of the date of this proxy statement/prospectus, BIOS has                  Class A Ordinary Shares outstanding and 1 Class B Ordinary Share outstanding); or

•	the average weekly reported trading volume of New Avertix Medical Common Stock during the four (4) calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (“Form 10 information”).

As a result, subject to the provisions of the Bylaws and Amendment to the Letter Agreement, the Sponsor will be able to sell its Founder Shares, Placement Shares and Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combination and filed our Form 10 information with the SEC.

We anticipate that following the consummation of the Business Combination, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

APPRAISAL RIGHTS

BIOS Shareholders have no appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus to any household at which two (2) or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:

If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at BioPlus Acquisition Corp., 260 Madison Avenue, Suite 800, New York, New York 10026 or by emailing                 , to inform us of his or her request; or if a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The Transfer Agent for our securities is Continental Stock Transfer & Trust Company and, following the Business Combination, will be Continental Stock Transfer & Trust Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

The Board is aware of no other matter that may be brought before the Shareholder Meeting. Under the Cayman Islands Companies Act, only business that is specified in the notice of Shareholder Meeting to shareholders may be transacted at the Shareholder Meeting.

FUTURE SHAREHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the shareholders at the first annual meeting of shareholders of New Avertix Medical following consummation of the Business Combination, assuming consummation, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act.

In addition, the Proposed Bylaws provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by shareholders at a meeting. To be timely, a record shareholder’s notice must be delivered to New Avertix Medical’s secretary at                 , the principal executive offices of New Avertix Medical not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting of shareholders; provided, however, in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the shareholder to be timely must be so received no earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws to declare that such nomination shall not be presented for shareholder action at the meeting and shall be disregarded.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the BIOS Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of BioPlus Acquisition Corp., 260 Madison Avenue, Suite 800, New York, New York 10026. Following the Business Combination, such communications should be sent in care of                 , and its telephone number is                 . Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

Cooley LLP will pass upon the validity of the securities of New Avertix Medical to be issued in connection with the Business Combination and certain other legal matters related to this proxy statement/prospectus.

EXPERTS

The financial statements of BioPlus Acquisition Corp. as of December 31, 2022 and 2021, and for the year ended December 31, 2022 and for the period from February 11, 2021 (inception) through December 31, 2021 appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered accounting firm, as stated in their report thereon (which includes an explanatory paragraph relating to BioPlus Acquisition Corp.’s ability to continue as a going concern) and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The consolidated balance sheets of Avertix Medical, Inc. formerly Angel Medical Systems, Inc. and its Subsidiary as of December 31, 2022 and 2021, and the related consolidated statements of operations, redeemable preferred stock and stockholders’ deficiency, and cash flows for each of the years then ended have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein, which report contains a paragraph describing conditions which raise substantial doubt about Avertix Medical’s ability to continue as a going concern. Such financial statements have been incorporated herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

BIOS has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

BIOS files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on BIOS at the SEC website, which contains reports, proxy statements and other information, at: http://www.sec.gov.

This proxy statement/prospectus is available without charge to shareholders of BIOS upon written or oral request. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Shareholder Meeting, you should contact BIOS in writing at BioPlus Acquisition Corp., 260 Madison Avenue, Suite 800, New York, New York 10026 or by emailing                  or by telephone at                 .

If you have questions about the proposals or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact                 , the proxy solicitor for BIOS, by calling                  (toll-free), or banks and brokers can call                 , or by emailing                 . You will not be charged for any of the documents that you request.

To obtain timely delivery of the documents, you must request them no later than five (5) business days before the date of the Shareholder Meeting, or no later than                 , 2023.

Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus or filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

All information contained in this document relating to BIOS has been supplied by BIOS and all such information relating to New Avertix Medical has been supplied by the New Avertix Medical. Information provided by BIOS does not constitute any representation, estimate or projection of the other.

This document is a proxy statement/prospectus of BIOS for the Shareholder Meeting. BIOS has not authorized anyone to give any information or make any representation about the Business Combination or BIOS that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

ENFORCEABILITY OF CIVIL LIABILITY

BIOS is a Cayman Islands exempted company. If BIOS does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon BIOS. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against BIOS in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, BIOS may be served with process in the United States with respect to actions against BIOS arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of BIOS’ securities by serving BIOS’ U.S. agent irrevocably appointed for that purpose.

INDEX TO FINANCIAL STATEMENTS
BIOPLUS ACQUISITION CORP.
Audited Financial Statements of BioPlus Acquisition Corp.:

Page
Report of Independent Registered Public Accounting Firm (PCAOB ID Number 100)	F-2
Balance Sheets as of December 31, 2022 and 2021	F-3
Statements of Operations for the year ended December 31, 2022 and for the period from February 11, 2021 (inception) through December 31, 2021	F-4
Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2022 and for the period from February 11, 2021 (inception) through December 31, 2021	F-5
Statements of Cash Flows for the year ended December 31, 2022 and for the period from February 11, 2021 (inception) through December 31, 2021	F-6
Notes to Financial Statements	F-7
Unaudited Condensed Financial Statements of BioPlus Acquisition Corp.:

Condensed Balance Sheets as of March 31, 2023 (Unaudited) and December 31, 2022	F-21
Unaudited Condensed Statements of Operations for the three months ended March 31, 2023 and 2022	F-22
Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the three months ended March 31, 2023 and 2022	F-23
Unaudited Condensed Statements of Cash Flows for the three months ended March 31, 2023 and 2022	F-24
Notes to Unaudited Condensed Financial Statements	F-25
AVERTIX MEDICAL, INC.
f/k/a ANGEL MEDICAL SYSTEMS, INC.
Financial Statements of Avertix Medical, Inc. as of December 31, 2022 and 2021, and for the Years Ended December 31, 2022 and 2021:

Financial Statements of Avertix Medical, Inc. as of March 31, 2023 and December 31, 2022, and for the three months ended March 31, 2023 (Unaudited):

Condensed Consolidated Balance Sheets as of March 31, 2023 (unaudited) and December 31, 2022	F-67
Condensed Consolidated Statements of Operations for the Three Months Ended March 31, 2023 and 2022 (unaudited)	F-68
Condensed Consolidated Statements of Redeemable Preferred Stock and Stockholders’ Deficiency for the Three Months Ended March 31, 2023 and 2022 (unaudited)	F-69
Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2023 and 2022 (unaudited)	F-71
Notes to Unaudited Condensed Consolidated Financial Statements	F-72

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of
BioPlus Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of BioPlus Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021 and the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from February 11, 2021 (inception) through December 31, 2021 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from February 11, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by June 7, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
We have served as the Company’s auditor since 2021.
New York, New York
March 31, 2023
PCAOB ID Number 100

BIOPLUS ACQUISITION CORP.
BALANCE SHEETS

	December 31,
	2022	2021
ASSETS
Current assets
Cash	$140,302	$635,542
Current portion of prepaid expenses	408,461	366,744

Total Current Assets	548,763	1,002,286
Prepaid expenses	—	369,934
Cash and investments held in Trust Account	237,775,823	234,608,695

TOTAL ASSETS	$238,324,586	$235,980,915

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$263,150	$111,636
Accrued offering costs	—	67,500
Advance from related parties	263,725	—

Total Current Liabilities	526,875	179,136
Sponsor Loan	5,000,000	5,000,000
Deferred underwriting fee payable	9,800,000	9,800,000

TOTAL LIABILITIES	15,326,875	14,979,136
COMMITMENTS AND CONTINGENCIES
Class A ordinary shares subject to possible redemption; $0.0001 par value, 23,000,000 shares issued and outstanding at approximately $10.34 and $10.20 per share, redemption value as of December 31, 2022 and 2021, respectively	237,775,823	234,600,000
SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 560,000 shares issued and outstanding (excluding 23,000,000 shares subject to possible redemption) as of December 31, 2022 and 2021	56	56
Class B ordinary shares, $0.0001 par value; 50,000,000 authorized; 5,750,000 shares issued and outstanding as of December 31, 2022 and 2021	575	575
Additional paid-in capital	—	—
Accumulated deficit	(14,778,743)	(13,598,852)

TOTAL SHAREHOLDERS’ DEFICIT	(14,778,112)	(13,598,221)

TOTAL LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$238,324,586	$235,980,915

The accompanying notes are an integral part of these financial statements.

BIOPLUS ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2022	For the Period from February 11, 2021 (Inception) through December 31, 2021
Formation and operating costs	$1,171,196	$148,895

Loss from operations	(1,171,196)	(148,895)
Other income:
Interest earned on investments held in Trust Account	3,167,128	8,695

Net income (loss)	$1,995,932	$(140,200)

Weighted average shares outstanding of Class A ordinary shares	23,560,000	1,817,901

Basic and diluted net income (loss) per share, Class A ordinary shares	$0.07	$(0.02)

Weighted average shares outstanding of Class B ordinary shares	5,750,000	5,057,870

Basic and diluted net income (loss) per share, Class B ordinary shares	$0.07	$(0.02)

The accompanying notes are an integral part of these financial statements.

BIOPLUS ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE PERIOD FROM FEBRUARY 11, 2021 (INCEPTION)
THROUGH DECEMBER 31, 2021

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance — February 11, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Sale of 560,000 Private Placement Units	560,000	56	—	—	5,599,944	—	5,600,000
Fair value of Public Warrants at issuance	—	—	—	—	10,810,000	—	10,810,000
Accretion of ordinary shares subject to redemption	—	—	—	—	(16,434,369)	(13,458,652)	(29,893,021)
Net income	—	—	—	—	—	(140,200)	(140,200)

Balance — December 31, 2021	560,000	56	5,750,000	575	—	(13,598,852)	(13,598,221)
Accretion of ordinary shares subject to redemption	—	—	—	—	—	(3,175,823)	(3,175,823)
Net income	—	—	—	—	—	1,995,932	1,995,932

Balance — December 31, 2022	560,000	$56	5,750,000	$575	$—	$(14,778,743)	$(14,778,112)

The accompanying notes are an integral part of these financial statements.

BIOPLUS ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2022	For the Period from February 11, 2021 (Inception) through December 31, 2021
Cash Flows from Operating Activities:
Net income (loss)	$1,995,932	$(140,200)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on investments held in Trust Account	(3,167,128)	(8,695)
Changes in operating assets and liabilities:
Prepaid expenses	328,217	(736,678)
Accrued expenses	151,514	111,636

Net cash used in operating activities	(691,465)	(773,937)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(234,600,000)

Net cash used in investing activities	—	(234,600,000)

Cash Flows from Financing Activities:
Proceeds from issuance of Class B ordinary shares to the Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	—	226,000,000
Proceeds from sale of Private Placement Units	—	5,600,000
Advances from related party	267,396	—
Repayment of advances from related party	(3,671)	—
Proceeds from sponsor loan	—	5,000,000
Proceeds from promissory note – related party	—	170,000
Repayment of promissory note – related party	—	(170,000)
Payments of offering costs	(67,500)	(615,521)

Net cash provided by financing activities	196,225	236,009,479

Net Change in Cash	(495,240)	635,542
Cash – Beginning of period	635,542	—

Cash – Ending of period	$140,302	$635,542

Non-Cash Investing and Financing Activities:
Offering costs included in accrued offering costs	$—	$67,500

Deferred underwriting fee payable	$—	$9,800,000

The accompanying notes are an integral part of these financial statements.

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
BioPlus Acquisition Corp. (the “Company”), commonly known as “BIOS” and “Bios Acquisition Corporation,” is blank check company incorporated as a Cayman Islands exempt company on
February 11, 2021
. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of completing a Business Combination. The Company is an early-stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early-stage and emerging growth companies.
As of December 31, 2022, the Company had not commenced any operations. All activity for the period from February 11, 2021 (inception) through December 31, 2022 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering became effective on December 2, 2021. On December 7, 2021, the Company consummated the Initial Public Offering of 23,000,000 units (“Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $230,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 560,000 units (the “Placement Units”) at a price of $10.00 per Placement Unit in a private placement to BioPlus Sponsor LLC (the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor”), generating gross proceeds of $5,600,000, which is described in Note 4.
Transaction costs amounted to $14,483,021, consisting of $4,000,000 of underwriting fees, $9,800,000 of deferred underwriting fees and $683,021 of other offering costs.
Following the closing of the Initial Public Offering on December 7, 2021, an amount of $234,600,000 ($10.20 per Unit) from the net proceeds of the sale of the Public Units in the Initial Public Offering and the sale of the Placement Units as well as the sponsor loan (Note 5) was placed in a trust account (the “Trust Account”), and is be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule2a-7ofthe Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Placement Units, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. Nasdaq rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding the amount of any deferred underwriting discount held in the Trust Account and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the completion of the Business Combination (initially anticipated to be $10.20 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share
amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note5), Placement Shares (as defined in Note 4), and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive
i
ts redemption rights with respect to any Founder Shares, Placement Shares, and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial
business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to the Company to pay taxes, divided by the number of then issued and outstanding Public Shares.
The Company will have until 18 months from the closing of the Initial Public Offering to complete a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to the Company to pay taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Placement Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.10 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust
Account.
Liquidity
 a
nd Going Concern
As of December 31, 2022, the Company had $140,302 in its operating bank account and working capital of $21,887. In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined below) (see Note 5).
Also, in connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in FASB Accounting Standards Update (“ASU”) Subtopic
205-40,
“Presentation of Financial Statements-Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by June 7, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition as well as the date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 7, 2023. The Company intends to complete a Business Combination before the mandatory liquidation date.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with
U
.
S
GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents at December 31, 2022 and 2021.
Investments Held in Trust Account
At December 31, 2022 and 2021, substantially all of the assets held in the Trust Account were held in U.S. Treasury bills and money market funds, which primarily invest in U.S. Treasury securities. The Company accounts for its investments in treasury securities as Held to Maturity investments and presents such investments on the balance sheets at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company presents its investments in money market funds on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest income in the accompanying statements of operations. The estimated fair value of investments held in the Trust Account are determined using available market information.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. The Company’s Class A ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2022 and 2021, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A ordinary shares equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A ordinary shares are affected by charges against additional paid in capital and accumulated deficit.
At December 31, 2022 and 2021, the Class A ordinary shares reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	(10,810,000)
Class A ordinary shares issuance costs	(14,483,021)
Plus:
Accretion of carrying value to redemption value	29,893,021

Class A ordinary shares subject to possible redemption, December 31, 2021	234,600,000
Plus:
Accretion of carrying value to redemption value	3,175,823

Class A ordinary shares subject to possible redemption, December 31, 2022	$237,775,823

Warrant Classification
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in
capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company’s has analyzed the warrants issued in the Initial Public Offering (“Public Warrants”) and warrants included in the Private Placement Units (the “Private Warrants”) and determined they are considered to be freestanding instruments and do not exhibit any of the characteristics in ASC 480 and therefore are not classified as liabilities under ASC 480. The warrants meet all of the requirements for equity classification under ASC 815 and therefore are classified in equity.
Offering Costs
Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs amounted to $14,483,021, which were charged to temporary equity upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2022 and 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change for the next twelve months.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.
Net Income (Loss) Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income (loss) of the Company. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from net income loss) per ordinary share as the redemption value approximates fair value. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement (iii) the sponsor promissory loan, since the exercise of the warrants and the conversion of the sponsor loan is contingent upon the occurrence of future events. The warrants are exercisable to purchase 11,780,000 Class A ordinary shares in the aggregate. The sponsor loan is convertible into 500,000 units, consisting of 500,000 Class A ordinary shares and 250,000 warrants. As of December 31, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	For the Year Ended December 31, 2022		For the Period from February 11, 2021 (inception) through December 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss)	$1,604,372	$391,560	$(36,187)	$(104,013)
Denominator:
Basic and diluted weighted average shares outstanding	23,560,000	5,750,000	1,817,901	5,057,870

Basic and diluted net income ( loss ) per ordinary share	$0.07	$0.07	$(0.02)	$(0.02)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation coverage limit of $250,000.
Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows. On March 10, 2023, Silicon Valley Bank became insolvent. State regulators closed the bank and the “FDIC” was appointed as its receiver. The Company held deposits with this bank. As a result of actions by the FDIC, the Company’s insured deposits have been restored.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active Markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).
Recent Accounting Standards
The Company’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 23,000,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half
of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor purchased an aggregate of 560,000 Placement Units at a price of $10.00 per Placement Unit, for an aggregate purchase price of $5,600,000 in a private placement. The Sponsor purchased 380,000 Placement Units and Cantor purchased 180,000 Placement Units. Each Private Placement Unit consists of one share of Class A ordinary share (“Placement Share”) and one-half
of one redeemable warrant (“Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Placement Units was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Units, Placement Shares, and Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On March 18, 2021, the Sponsor purchased
6,325,000
shares (the “Founder Shares”) of the Company’s Class B ordinary shares for an aggregate price of $
25,000
. On November 6, 2021, the Sponsor forfeited an aggregate of
1,150,000
shares of Class B ordinary shares. In December 2021, the Company effected a 0.111 for 1 share dividend for each Class B ordinary share outstanding, resulting in the initial shareholders holding an aggregate of
5,750,000
Founder Shares.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions,
share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Sponsor Loan
The Sponsor loaned the Company $5,000,000 (the “Sponsor Loan”) as of the closing date of the Initial Public Offering. The Sponsor Loan will bear no interest. The proceeds of the Sponsor Loan were deposited into the Trust Account to be used to fund the redemption of the Public Shares (subject to the requirements of applicable law). The Sponsor Loan shall be repaid or converted into Sponsor Loan units at a conversion price of $10.00 per unit, at the discretion of the Company, only upon consummation of the Business Combination. The Sponsor Loan units would be identical to the Placement Units sold in the Initial Public Offering. The Sponsor Loan is being extended in order to ensure that the amount in the trust account is $10.20 per Public Share. If the Company does not consummate an initial Business Combination, the Company will not repay the Sponsor Loan and its proceeds will be distributed to the Public Shareholders. The Sponsor has waived any claims against the Trust Account in connection with the Sponsor Loan. The conversion feature was analyzed under ASC
470-20,
“Debt with

Conversion or Other Options”, and the note did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC
815-40,
“Derivatives and Hedging”.
Administrative Support Agreement
The Company entered into an agreement, commencing on December 2, 2021 through the earlier of the Company’s completion of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $20,000 per month for office space, utilities and secretarial and administrative support services. For the year ended December 31, 2022, the Company incurred
$240,000, in fees for these services, of which $15,483
is included in accrued expenses in the accompanying balance sheets at both December 31, 2022 and December 31, 2021. For the period from February 11, 2021 (inception) through December 31, 2021, the Company incurred

$15,483, in fees for these services.
Promissory Note — Related Party
On March 18, 2021, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest
bearing and payable on the earlier of September 30, 2021 or the completion of the Initial Public Offering. As of December 7, 2021, there was $170,000 still outstanding under the Promissory Note, which was subsequently paid on December 10, 2021.

At December 31, 2021, all amounts were paid off. Further drawdowns on the promissory note are not permitted.
Advances from Related Party
During the year ended December 31, 2022, the Sponsor paid operating expenses on behalf of the Company totaling $263,725. These amounts were reflected on the balance sheets as advances to the Sponsor. The advances were non-interest bearing and are payable on demand. As of December 31, 2022 and 2021, the Company had an outstanding balance under advances from related party of $263,725 and $0, respectively.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into Units of the post-Business Combination entity at a price of $10.00 per Unit. The Units would be identical to the Private Placement Units. As of December 31, 2022 and 2021, the Company had no outstanding borrowings under the Working Capital Loans.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the
COVID-19
global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations,

and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.
Legal Fees
As of December 31, 2022, the Company, contingent upon the consummation of an initial Business Combination will be required to pay legal fees of the approximate amount of $1,025,000. This balance is not included or reflected in the financial statements.
Registration Rights
Pursuant to a registration rights agreement entered into on December 2, 2021, the holders of the Founder Shares, Placement Units (including securities contained therein) and any Units (including securities contained therein) that may be issued upon conversion of Working Capital Loans, and any Class A ordinary shares issuable upon the exercise of the Placement Warrants and any Class A ordinary shares and warrants (and underlying Class A ordinary shares) that may be issued upon conversion of the units issued as part of the Working Capital Loans and Class A ordinary shares issuable upon conversion of the Founder Shares are entitled to registration rights. The holders of the majority of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were entitled to a cash underwriting discount of $0.20 per Unit, or $4,000,000 in the aggregate, which was paid upon the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of (i) $0.40 per Unit of the gross proceeds of the initial 20,000,000 Units sold in the Initial Public Offering, or $8,000,000 in the aggregate, and (ii) $0.60 per Unit of the gross proceeds from the Units sold pursuant to the over-allotment option, or $1,800,000. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 7. SHAREHOLDERS’ DEFICIT
Preference Shares —
The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2022 and 2021, there were no preference shares issued or outstanding.
Class
 A Ordinary Shares —
The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were 560,000 Class A ordinary shares issued and outstanding, excluding 23,000,000 Class A ordinary shares subject to redemption which are included in temporary equity.

Class
 B Ordinary Shares —
The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2022 and 2021, there were 5,750,000 Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one
basis (subject to adjustment). In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-
converted basis,
20
% of the sum of the total number of all ordinary shares outstanding upon completion of this offering (excluding the Private Placement Units and underlying securities) plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).
Warrants —
As of December 31, 2022 and 2021, there are 11,500,000 Public Warrants issued and outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. The Company has agreed that as soon as practicable, but in no event later than 15 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the completion of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, or the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.

Once the warrants become exercisable, the Company may redeem the warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption given after the warrants become exercisable to each warrant holder; and

•
if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions,
share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a
30-trading
day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.
If the Company calls the Public Warrants for redemption, as described above, management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.
As of December 31, 2022 and 2021, there are 280,000 Placement Warrants issued and outstanding. The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions.

NOTE 8.  FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity
in accordance with ASC Topic 320 “Investments—Debt and Equity Securities.”
Held-to-maturity
securities are those securities which the Company has the ability and intent to hold until maturity.
Held-to-maturity
treasury securities are recorded at amortized cost on the accompanying balance sheets and adjusted for the amortization or accretion of premiums or discounts.
The Company holds a portion of its assets in the Trust Account in U.S. Treasury securities and a portion in money market funds which are primarily invested in U.S. Treasury securities.

At December 31, 2022, assets held in the Trust Account were comprised of $
1,269
in cash and $
118,782,140
in U.S. Treasury
securities, and $
118,992,414
in money market funds
.
During the year ended December 31, 2022, the Company did not withdraw any interest income from the Trust Account. At December 31, 2021, assets held in the Trust Account were comprised of $

in cash and $
117,307,347
in U.S. Treasury
securities , and $
117,300,493
in money market funds.
During the period from February 11, 2021 (inception) through December 31, 2021, the Company did no
t withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2022 and 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity
securities at December 31, 2022 and 2021 are as follows:

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain (loss)	Fair Value
December 31, 2022	U.S. Treasury Securities (Mature on 01/05/2023)	1	$118,782,140	$69,085	$118,851,225
December 31, 2022	Money market funds which are invested primarily in U.S. Treasury Securities	1	$—	$—	$118,992,414

December 31, 2021	U.S. Treasury Securities (Mature on 06/09/2022)	1	$117,307,347	$3,317	$117,310,664
December 31, 2021	Money market funds which are invested primarily in U.S. Treasury Securities	1	$—	$—	$117,300,493
NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as disclosed in Note 2, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

BIOPLUS ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets
Cash	$35,371	$140,302
Prepaid expenses	411,773	408,461

Total Current Assets	447,144	548,763
Cash and investments held in Trust Account	240,372,461	237,775,823

TOTAL ASSETS	$240,819,605	$238,324,586

LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$226,130	$263,150
Advance from related parties	474,400	263,725

Total Current Liabilities	700,530	526,875
Sponsor Loan	5,000,000	5,000,000
Deferred underwriting fee payable	9,800,000	9,800,000

TOTAL LIABILITIES	15,500,530	15,326,875

COMMITMENTS AND CONTINGENCIES
Class A ordinary shares subject to possible redemption; $ 0.0001 par value, 23,000,000 shares issued and outstanding at approximately $ 10.45 and $ 10.34 per share, redemption value as of March 31, 2023 and December 31, 2022, respectively	240,372,461	237,775,823
SHAREHOLDERS’ DEFICIT
Preference shares, $ 0.0001 par value; 5,000,000 shares authorized; no ne issued and outstanding	—	—
Class A ordinary shares, $ 0.0001 par value; 500,000,000 shares authorized; 560,000 shares issued and outstanding (excluding 23,000,000 shares subject to possible redemption) as of March 31, 2023 and December 31, 2022	56	56
Class B ordinary shares, $ 0.0001 par value; 50,000,000 authorized; 5,750,000 shares issued and outstanding as of March 31, 2023 and December 31, 2022	575	575
Additional paid-in capital	—	—
Accumulated deficit	(15,054,017)	(14,778,743)

TOTAL SHAREHOLDERS’ DEFICIT	(15,053,386)	(14,778,112)

TOTAL LIABILITIES, CLASS A ORDINARY SHARES SUBJECT TO POSSIBLE REDEMPTION AND SHAREHOLDERS’ DEFICIT	$240,819,605	$238,324,586

The accompanying notes are an integral part of these condensed financial statements.

BIOPLUS ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended March 31,
	2023	2022
Formation and operating costs	$275,274	$307,189

Loss from operations	(275,274)	(307,189)
Other income:
Interest earned on cash and investments held in Trust Account	2,596,638	45,367

Net income (loss)	$2,321,364	$(261,822)

Weighted average shares outstanding of Class A ordinary shares	23,560,000	23,560,000

Basic and diluted net income (loss) per share, Class A ordinary shares	$0.08	$(0.01)

Weighted average shares outstanding of Class B ordinary shares	5,750,000	5,750,000

Basic and diluted net income (loss) per share, Class B ordinary shares	$0.08	$(0.01)

The accompanying notes are an integral part of the these unaudited condensed financial statements.

BIOPLUS ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2023

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — January 1, 2023	560,000	$56	5,750,000	$575	$—	$(14,778,743)	$(14,778,112)
Accretion of ordinary share subject to possible redemption	—	—	—	—	—	(2,596,638)	(2,596,638)
Net income	—	—	—	—	—	2,321,364	2,321,364

Balance — March 31, 2023 (unaudited)	560,000	$56	5,750,000	$575	$—	$(15,054,017)	$(15,053,386)

FOR THE THREE MONTHS ENDED MARCH 31, 2022

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — January 1, 2022	560,000	$56	5,750,000	$575	$—	$(13,598,852)	$(13,598,221)
Net loss	—	—	—	—	—	(261,822)	(261,822)

Balance — March 31, 2022 (unaudited)	560,000	$56	5,750,000	$575	$—	$(13,860,674)	$(13,860,043)

The accompanying notes are an integral part of these unaudited condensed financial statements.

BIOPLUS ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended March 31,
	2023	2022
Cash Flows from Operating Activities:
Net income (loss)	$2,321,364	$(261,822)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on cash and investments held in Trust Account	(2,596,638)	(45,367)
Changes in operating assets and liabilities:
Prepaid expenses	(3,312)	53,789
Accrued expenses	(37,021)	86,909

Net cash used in operating activities	(315,607)	(166,491)

Cash Flows from Financing Activities:
Advances from related parties	210,676	3,671
Payments of offering costs	—	(30,000)

Net cash provided by (used in) financing activities	210,676	(26,329)

Net Change in Cash	(104,931)	(192,820)
Cash – Beginning of period	140,302	635,542

Cash – End of period	$35,371	$442,722

The accompanying notes are an integral part of the unaudited condensed financial statements.

BIOPLUS ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2023
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
BioPlus Acquisition Corp. (the “Company”), commonly known as “BIOS” and “Bios Acquisition Corporation,” is blank check company incorporated as a Cayman Islands exempt company on February 11, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of completing a Business Combination. The Company is an early-stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early-stage and emerging growth companies.
As of March 31, 2023, the Company had not commenced any operations. All activity for the period from February 11, 2021 (inception) through March 31, 2023 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating
income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering became effective on December 2, 2021. On December 7, 2021, the Company consummated the Initial Public Offering of
23,000,000
units (“Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of
3,000,000
Units, at $
10.00
per Unit, generating gross proceeds of $
230,000,000
which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of
560,000
units (the “Placement Units”) at a price of $
10.00
per Placement Unit in a private placement to BioPlus Sponsor LLC (the “Sponsor”) and Cantor Fitzgerald & Co. (“Cantor”), generating gross proceeds of $
5,600,000
, which is described in Note 4.
Transaction costs amounted to $
14,483,021
, consisting of $
4,000,000
of underwriting fees, $
9,800,000
of deferred underwriting fees and $
683,021
of other offering costs.
Following the closing of the Initial Public Offering on December 7, 2021, an amount of $
234,600,000
($
10.20
per Unit)
from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Placement Units as well as the Sponsor Loan (as defined in Note 5) was placed in a trust account (the “Trust Account”), and is be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of
185
days or less, or in any open-ended investment company that holds itself out as a money market fund meeting certain conditions of Rule
2a-7
of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Placement Units, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Nasdaq Stock Market (“Nasdaq”) rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least

80
% of the assets held in the Trust Account (as defined below)

(excluding the amount of any deferred underwriting discount held in the Trust Account and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires
50
% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act.
The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the completion of the Business Combination (initially anticipated to be $
10.20
per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding
P
ublic
S
hares, subject to certain limitations as described in the prospectus. The per-share
amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5), Placement Shares (as defined in Note 4), and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of
15
% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive Its redemption rights with respect to any Founder Shares, Placement Shares, and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem
100
%
of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account and not previously released to the Company to pay taxes, divided by the number of then issued and outstanding Public Shares.
The Company will have until 18 months from the closing of the Initial Public Offering to complete a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem
100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to the Company to pay taxes, if any (less up to $
100,000
of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its board of directors (the “Board”), liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Placement Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($
10.00)
.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $
10.00
per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $
10.10
per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Going Concern
As of March 31, 2023, the Company had $
35,371
in its operating bank account and a working capital deficit of $
253,386
.
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide Working Capital Loans (as defined below) to the Company (see Note 5).
Also, in connection with the Company’s assessment of going concern considerations in accordance with the authoritative guidance in FASB Accounting Standards Update (“ASU”) Subtopic
205-40,
“Presentation of Financial Statements-Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by June 7, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition as well as the date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after June 7, 2023. The Company intends to complete a Business Combination before the mandatory liquidation date.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to
Form 10-Q
and Article 8 of Regulation
S-X
of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on
Form 10-K
for the period ended December 31, 2022, as filed with the SEC on March 31, 2023. The interim results for the three months ended March 31, 2023 are not necessarily indicative of the results to be expected for the year ending December 31, 2023 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s condensed financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates
The preparation of the condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did no
t have any cash equivalents at March 31, 2023 and December 31, 2022.
Investments Held in Trust Account
At March 31, 2023 and December 31, 2022, substantially all of the assets held in the Trust Account were held in U.S. Treasury bills and money market funds, which primarily invest in U.S. Treasury securities. The Company presents its investments in treasury securities on the balance sheets at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company presents its investments in money market funds on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest income in the accompanying statements of operations. The estimated fair value of investments held in the Trust Account are determined using available market information.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. The Company’s Class A ordinary shares features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2023 and December 31, 2022, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s unaudited condensed balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable Class A ordinary shares equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Class A ordinary shares are affected by charges against additional paid in capital and accumulated deficit.

At March 31, 2023 and December 31, 2022, the Class A ordinary shares reflected in the unaudited condensed balance sheets are reconciled in the following table:

Gross proceeds	$230,000,000
Less:
Proceeds allocated to Public Warrants	(10,810,000)
Class A ordinary shares issuance costs	(14,483,021)
Plus:
Accretion of carrying value to redemption value	33,068,844

Class A ordinary shares subject to possible redemption, December 31, 2022	$237,775,823
Plus:
Accretion of carrying value to redemption value	2,596,638

Class A ordinary shares subject to possible redemption, March 31, 2023	$240,372,461

Warrant Classification
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. The Company’s has analyzed the warrants issued in the Initial Public Offering (“Public Warrants”) and the Placement Warrants and determined they are considered to be freestanding instruments and do not exhibit any of the characteristics in ASC 480 and therefore are not classified as liabilities under ASC 480. The warrants meet all of the requirements for equity classification under ASC 815 and therefore are classified in equity.
Offering Costs
Offering costs consist of underwriting, legal, accounting and other expenses incurred through the Initial Public Offering that are directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs amounted to $
14,483,021
, which were charged to temporary equity upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the condensed financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2023 and December 31, 2022, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change for the next twelve months.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented.
Net Income (Loss) per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The Company has two classes of ordinary shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of ordinary shares share pro rata in the income (loss) of the Company. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from net income (loss) per ordinary share as the redemption value approximates fair value. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement (iii) the sponsor promissory loan, since the exercise of the warrants and the conversion of the Sponsor Loan is contingent upon the occurrence of future events. The warrants are exercisable to purchase
11,780,000
Class A ordinary shares in the aggregate. The
S
ponsor
L
oan is convertible into
500,000
units, consisting of
500,000
Class A ordinary shares and
250,000
warrants. As of March 31, 2023 and 2022, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.
The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	For the Three Months Ended March 31,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss), as adjusted	$1,865,962	$455,402	$(210,458)	$(51,364)
Denominator:
Basic and diluted weighted average shares outstanding	23,560,000	5,750,000	23,560,000	5,750,000

Basic and diluted net income (loss) per ordinary share	$0.08	$0.08	$(0.01)	$(0.01)

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Deposit Insurance Corporation (“FDIC”) coverage limit of $
250,000
.
Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows. On March 10, 2023, Silicon Valley Bank became insolvent. State regulators closed the bank and the FDIC was appointed as its receiver. The Company held deposits with this bank. As a result of actions by the FDIC, the Company’s insured deposits have been restored.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying unaudited condensed balance sheets, primarily due to their short-term nature.
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).
Recent Accounting Standards
In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. ASU 2016-13 also requires additional disclosures regarding significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an entity’s portfolio. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on the Company’s unaudited condensed financial statements.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying unaudited condensed financial statements.
NOTE 3. PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold
23,000,000
Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of
3,000,000
Units, at a purchase price of $
10.00
per Unit. Each Unit consists of
one
Class A ordinary share and
one-half
of one redeemable

Public Warrant. Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $
11.50
per whole share (see Note 7).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor and Cantor purchased an aggregate of
560,000
Placement Units at a price of $
10.00
per Placement Unit, for an aggregate purchase price of $
5,600,000
in a private placement. The Sponsor purchased
380,000
Placement Units and Cantor purchased
180,000
Placement Units. Each Placement Unit consists of one share of Class A ordinary share (“Placement Share”) and one-half
of one redeemable warrant (“Placement Warrant”). Each whole Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $
11.50
per share, subject to adjustment (see Note 7). A portion of the proceeds from the Placement Units was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Placement Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Placement Units, Placement Shares, and Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On March 18, 2021, the Sponsor purchased
6,325,000
shares (the “Founder Shares”) of the Company’s Class B ordinary shares for an aggregate price of $
25,000
. On November 6, 2021, the Sponsor forfeited an aggregate of
1,150,000
shares of Class B ordinary shares. In December 2021, the Company effected a 0.111 for 1 share dividend for each Class B ordinary share outstanding, resulting in the initial shareholders holding an aggregate of
5,750,000
Founder Shares.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of (A)
one year
after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $
12.00
per share (as adjusted for share
sub-divisions,
share dividends, rights issuances, reorganizations, recapitalizations and the like) for any
20
trading days within any
30-trading
day period commencing at least
150
days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Sponsor Loan
The Sponsor loaned the Company $
5,000,000
(
the “Sponsor Loan”) as of the closing date of the Initial Public Offering. The Sponsor Loan will bear no interest. The proceeds of the Sponsor Loan were deposited into the Trust Account to be used to fund the redemption of the Public Shares (subject to the requirements of applicable law). The Sponsor Loan shall be repaid or converted into units (“Sponsor Loan Units”) at a conversion price of $
10.00
per unit, at the discretion of the Company, only upon consummation of the Business Combination. The Sponsor Loan Units would be identical to the Placement Units sold in the Initial Public Offering. The Sponsor Loan is being extended in order to ensure that the amount in the Trust Account is $
10.20
per Public Share. If the Company does not consummate an initial Business Combination, the Company will not repay the Sponsor Loan and its proceeds will be distributed to the Public Shareholders. The Sponsor has waived any claims against the Trust Account in connection with the Sponsor Loan. The conversion feature was analyzed under ASC 470-20, “Debt with Conversion or Other Options”, and the note did not include any premium or discounts. The conversion option did not include elements that would require bifurcation under ASC 815-40, “Derivatives and Hedging”.
Administrative Support Agreement
The Company entered into an agreement, commencing on December 2, 2021 through the earlier of the Company’s completion of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a total of $
20,000
per month for office space, utilities and secretarial and administrative support services. For the three months ended March 31, 2023, the Company incurred $
60,000
, in fees for these services, of which $
55,483
is included in accrued expenses in the accompanying unaudited condensed balance sheet. For the three months ended March 31, 2022, the Company incurred $
60,000
in fees for these services, of which
$
15,484
was
included in accrued expenses.

Promissory Note — Related Party
On March 18, 2021, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $
300,000
. The Promissory Note is
non-interest
bearing and payable on the earlier of September 30, 2021 or the completion of the Initial Public Offering. As of December 7, 2021, there was $
170,000
still outstanding under the Promissory Note, which was subsequently paid on December 10, 2021.

Advances from Related Parties
During the period ended March 31, 2023, an affiliate of the Company paid operating expenses on behalf of the Company totaling $
210,675
. During the year ended December 31, 2022, another affiliate of the Company advanced $
250,000
to the Company. These amounts were reflected on the balance sheets as advances to the Sponsor. The advances were non-interest
bearing and are payable on demand. As of March 31, 2023 and December 31, 2022, the Company had an outstanding balance under advances from related parties of $
474,400
and $
263,725
, respectively.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $
1,500,000
of such Working Capital Loans may be convertible into units (“Working Capital Units”) of the post-Business Combination entity at a price of $
10.00
per unit. The Working Capital Units would be identical to the Private Placement Units. As of March 31, 2023 and December 31, 2022, the Company had no outstanding borrowings under the Working Capital

Loans.
NOTE 6. COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these unaudited condensed financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed financial statements.
Legal Fees
As of March 31, 2023 and December 31, 2022, the Company, contingent upon the consummation of an initial Business Combination will be required to pay legal fees of the approximate amount of $
1,025,000
. This balance
is not included or reflected in the unaudited condensed financial statements.
Registration Rights
Pursuant to a registration rights agreement entered into on December 2, 2021, the holders of the Founder Shares, Placement Units (including securities contained therein) and any Working Capital Units (including securities contained therein) that may be issued upon conversion of Working Capital Loans, and any Class A ordinary shares issuable upon the exercise of the Placement Warrants and any Class A ordinary shares and warrants (and underlying Class A ordinary shares) that may be issued upon conversion of the Working Capital Units issued as part of the Working Capital Loans and Class A ordinary shares issuable upon conversion of the Founder Shares are entitled to registration rights. The holders of the majority of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were entitled to a cash underwriting discount of $
0.20
per Unit, or $
4,000,000
in the aggregate, which was paid upon the closing of the Initial Public Offering. In addition, the underwriters are entitled to a deferred fee of (i) $
0.40
per Unit of the gross proceeds of the initial
20,000,000
Units sold in the Initial Public Offering, or $
8,000,000
in the aggregate, and (ii) $
0.60
per Unit of the gross proceeds from the Units sold pursuant to the over-allotment option, or $
1,800,000
. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
NOTE 7. SHAREHOLDERS’ DEFICIT
Preference Shares
— The Company is authorized to issue
5,000,000
preference shares with a par value of $
0.0001
per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s
Board
. At March 31, 2023 and December 31, 2022, there were
no
preference shares issued or outstanding.
Class
 A Ordinary Shares
— The Company is authorized to issue
500,000,000
Class A ordinary shares, with a par value of $
0.0001
per share. Holders of Class A ordinary shares are entitled to one
vote for each share. At March 31, 2023 and December 31, 2022, there were
560,000
Class A ordinary shares issued and outstanding, excluding
23,000,000
Class A ordinary shares subject to redemption which are included in temporary equity.
Class
 B Ordinary Shares
— The Company is authorized to issue
50,000,000
Class B ordinary shares, with a par value of $
0.0001
per share. Holders of the Class B ordinary shares are entitled to one
vote for each share. At March 31, 2023 and December 31, 2022, there were
5,750,000
Class B ordinary shares issued and outstanding.
Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination on a one-for-one
basis (subject to adjustment). In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Class B ordinary shares will equal, in the aggregate, on an as-converted
basis,
20
% of the sum of the total number of all ordinary shares outstanding upon completion of this offering (excluding the Private Placement Units and underlying securities) plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination, any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company).
Warrants
— As of March 31, 2023 and December 31, 2022, there are
11,500,000
Public Warrants issued and outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a)
30
days after the completion of a Business Combination. The Public Warrants will expire five years
from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. The Company has agreed that as soon as practicable, but in no event later than
15
business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, to cause such registration statement to become effective and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the
60
th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the foregoing, if a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective within a specified period following the completion of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis.
Once the warrants become exercisable, the Company may redeem the warrants:

•	in whole and not in part;

•	at a price of $ 0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption given after the warrants become exercisable to each warrant holder; and

•
if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $
18.00
per share (as adjusted for share
sub-divisions,
share dividends, reorganizations, recapitalizations and the like) for any
20
trading days within a
30-trading
day period commencing once the warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may not exercise its redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.
If the Company calls the Public Warrants for redemption, as described above, management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s
Board
and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than
60
% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the
20
trading day period starting on the trading day prior to the day on which the Company completes its Business Combination (such price, the “Market Value”) is below $
9.20
per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to
115
% of the higher of the Market Value and the Newly Issued Price, and the $
18.00
per share redemption trigger price will be adjusted (to the nearest cent) to be equal to
180
% of the higher of the Market Value and the Newly Issued Price.
As of March 31, 2023 and December 31, 2022, there are
280,000
Placement Warrants issued and outstanding. The Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until
30
days after the completion of a Business Combination, subject to certain limited exceptions.
NOTE 8. FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The Company classifies its U.S. Treasury and equivalent securities as held-to-maturity
in accordance with ASC Topic 320 “Investments—Debt and Equity Securities.”
Held-to-maturity
securities are those securities which the

Company has the ability and intent to hold until maturity.
Held-to-maturity
treasury securities are recorded at amortized cost on the accompanying unaudited condensed balance sheets and adjusted for the amortization or accretion of premiums or discounts.
At March 31, 2023 assets held in the Trust Account were comprised of $
1,074
in cash and $
120,116,404
in
U.S. Treasury securities and a portion in money market funds which are primarily invested in U.S. Treasury securities. During the period ended March 31, 2023, the Company did not withdraw any interest income from the Trust Account. At December 31, 2022, assets held in the Trust Account were comprised of $
1,269
in cash and $
118,782,140
in U.S. Treasury securities. During the year ended December 31, 2022, the Company did no
t withdraw any interest income from the Trust Account.
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2023 and December 31, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value. The gross holding gains and fair value of held-to-maturity
securities at March 31, 2023 and December 31, 2022 are as follows:

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain (loss)	Fair Value
March 31, 2023	U.S. Treasury Securities (Mature on 04/06/23 )	1	$120,116,404	$39,716	$120,156,120
March 31, 2023	Money market funds which are invested primarily in U.S. Treasury Securities	1	$—	$—	$120,254,983

	Held-To-Maturity	Level	Amortized Cost	Gross Holding Gain (loss)	Fair Value
December 31, 2022	U.S. Treasury Securities (Mature on 01/05/2023 )	1	$118,782,140	$69,085	$118,851,225
December 31, 2022	Money market funds which are invested primarily in U.S. Treasury Securities	1	$—	$—	$118,992,414
NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the unaudited condensed balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events, other than below, that would have required adjustment or disclosure in the unaudited condensed financial statements.
On May 2, 2023, the Company, Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Avertix Medical, Inc. (f/k/a Angel Medical Systems, Inc.), a Delaware corporation (“Avertix”), and, solely with respect to Section 3.03(b) and Section 7.21 of the Business Combination Agreement (as defined below), the Sponsor, entered into a business combination agreement and plan of reorganization (the “Business Combination Agreement”), pursuant to which Merger Sub will merge with and into Avertix (the “Merger,” and together with the other transactions related thereto, the “Avertix Transactions”), with Avertix surviving the Merger as a direct wholly owned subsidiary of the Company.
Pursuant to the Business Combination Agreement, prior to (but no later than the day preceding) the closing of the Merger (the “Closing”) and following the exercise of their redemption right by Public Shareholders, the Company will domesticate as a Delaware corporation in accordance with the Delaware General Corporation Law and the Companies Act (as revised) of the Cayman Islands (the “Domestication”). Upon the effectiveness of the Domestication, the Company will change its name to “Avertix Medical, Inc.” (“New Avertix”).
Upon the effectiveness of the Domestication, (i) each then issued and outstanding Class A ordinary share of the Company will convert automatically into one (1) share of common stock, par value $
0.0001
per share, of New

Avertix (the “New Avertix Common Stock”), (ii) each then issued and outstanding Class B ordinary share of the Company will convert automatically into one (1) share of New Avertix Common Stock, (iii) each then issued and outstanding warrant of the Company exercisable to purchase one Class A ordinary share of the Company will convert automatically into one New Avertix warrant exercisable to purchase one share of New Avertix Common Stock and (iv) each unit consisting of one Class A ordinary share of the Company and one-half of one warrant of the Company will convert automatically into a unit consisting of one share of New Avertix Common Stock and one-half of one New Avertix warrant.
Upon the consummation of the Merger, (i) each share of Avertix common stock, par value $
0.001
per share (“Avertix Common Stock”), issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) will be canceled and converted into the right to receive (A) a number of shares of New Avertix Common Stock equal to the Exchange Ratio (as defined in the Business Combination Agreement) and (B) the holder of such Avertix Common Stock’s contingent right to receive such holder’s pro rata share of the Avertix Earnout Shares (as defined below) in accordance with the terms of the Business Combination Agreement, in each case, without interest, and (ii) each option to purchase shares of Avertix Common Stock (“Avertix Option”) that is outstanding and unexercised as of immediately prior to the Effective Time, whether then vested or unvested, will be assumed by New Avertix and converted into (A) an option to purchase a number of shares of New Avertix Common Stock (rounded down to the nearest whole share) (“Exchanged Option”) equal to (x) the number of shares of Avertix Common Stock subject to such Avertix Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Avertix Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio and (B) the holder of such Avertix Option’s contingent right to receive such holder’s pro rata share of the Avertix Earnout Shares in accordance with the terms of the Business Combination Agreement.
Following the Closing, as additional consideration for the Avertix Transactions, eligible equityholders of Avertix will be entitled to receive their respective pro rata share of
2,970,000
shares of New Avertix Common Stock (the “Avertix Earnout Shares”) in two equal tranches, each contingent upon New Avertix’s achievement of the applicable stock price milestones (the “Triggering Events”) during the time period between the date of Closing and the seven (7)-year anniversary of the Closing (the “Earnout Period”); provided that, with respect to any holder of a unvested Exchanged Option, an award of restricted stock units for a number of Avertix Earnout Shares otherwise issuable to such holder and subject to the same vesting terms as the unvested Exchanged Option will be issued to such holder in lieu of any Avertix Earnout Shares.
At the Effective Time, a portion of the Sponsor’s Founder Shares, consisting of
1,150,000
Class B ordinary shares of the Company as of the date hereof (the “Sponsor Earnout Shares”), will become unvested and subject to vesting and forfeiture, and will thereafter become vested only upon the occurrence of the applicable Triggering Event in the same proportion as the issuance of Avertix Earnout Shares to eligible equityholders of Avertix upon the occurrence of such Triggering Event. The Sponsor Earnout Shares are subject to reduction in connection with certain additional financing permitted under the Business Combination Agreement, and will be forfeited if the applicable Triggering Events do not occur during the Earnout Period.
The obligations of Avertix and the Company to consummate the Avertix Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of various conditions, including, among other things: (i) the accuracy of the representations and warranties of the Company and Avertix, respectively; (ii) the performance by the Company and Avertix, respectively, of its covenants and agreements; (iii) the absence of any material adverse effect that is continuing with respect to Avertix during the period between the date of the Business Combination Agreement and the Effective Time or the earlier termination of the Business Combination Agreement, (iv) the approval of Avertix’s stockholders and the Company’s shareholders; (v) the effectiveness of a registration statement on Form S-4 to be filed with the SEC in connection with the Avertix Transactions (the “Avertix Registration Statement”) and the submission by the Company of the supplemental listing application to Nasdaq; (vi) the receipt of requisite government approvals; (vii) the Company having at least $
5,000,001
of net

tangible assets following the exercise of redemption rights provided to Public Shareholders in accordance with the organizational documents of the Company; and (viii) as a condition to Avertix’s obligations to consummate the Avertix Transactions, the total cash and cash equivalents of the Company at the Closing, after giving effect to redemptions by Public Shareholders, additional financing permitted under the Business Combination Agreement (including repayment of convertible notes issued to the Sponsor, if applicable) and payment of transaction expenses, being no less than $
40,000,000
.
The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including: (i) by mutual written consent of the Company and Avertix; (ii) subject to certain cure periods, by either the Company or Avertix, as applicable, if there has been a breach of any representation, warranty, covenant or other agreement made by the Company or Avertix, as applicable, that would result in the failure of related closing conditions; (iii) by either the Company or Avertix if the Effective Time does not occur prior to December 31, 2023, subject to certain exceptions; (iv) by either the Company or Avertix if the transaction is prohibited by a final, non-appealable law or a government order; (v) by either the Company or Avertix if requisite approval is not obtained from the Company’s shareholders at the extraordinary general meeting of the Company’s shareholders contemplated by the Business Combination Agreement; and (vi) by the Company if requisite approval is not obtained from Avertix’s stockholders within 2 business days after the Avertix Registration Statement becomes effective
.
The foregoing description of the Business Combination Agreement and the Avertix Transactions does not purport to be complete and is qualified in its entirety by the terms and conditions of the Business Combination Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference. The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The Business Combination Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Avertix or any other party to the Business Combination Agreement. In particular, the representations, warranties, covenants and agreements contained in the Business Combination Agreement, which were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Business Combination Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Business Combination Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and reports and documents filed with the SEC. Investors should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Business Combination Agreement. In addition, the representations, warranties, covenants and agreements and other terms of the Business Combination Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations and warranties and other terms may change after the date of the Business Combination Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company.
A&R Registration Rights Agreement
At the Closing, the Company, the Sponsor, the executive officers and directors of the Company, and certain equityholders of Avertix will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) pursuant to which, among other things, the parties thereto will be granted customary registration rights with respect to shares of New Avertix Common Stock.

Lock-Up
Arrangements
The Sponsor, holders of Placement Units, and Avertix equityholders will be subject to lock-up
restrictions (the
“Lock-Up”)
contained in the proposed bylaws of New Avertix pursuant to which, without the prior written consent of New Avertix’s board of directors, during the period commencing on the date of the Closing and ending on the date that is the one-year
anniversary of the Closing, such parties will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, such shares or other equity securities (the
“Lock-Up
Securities”) or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the
Lock-Up
Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of New Avertix Common Stock; provided, however, (a) if at any time
151
days after the Closing, the closing share price of New Avertix Common Stock is greater than or equal to $
12.50
over any
20
trading days within any consecutive
30
trading day period (“Initial Price Target”), then
one-third
(1/3) of the
Lock-Up
Securities shall automatically be released from the
Lock-Up,
and (b) if at any time
151
days after the Closing, the closing share price of the New Avertix Common Stock is greater than or equal to $
15.00
over any
20
trading days within any consecutive
30
trading day period (“Second Price Target”), then an additional one-third
(1/3) of the
Lock-Up
Securities shall be released from the
Lock-Up.
For clarity, in the event that the Initial Price Target and/or the Second Price Target are not met, then the
Lock-up
Period shall terminate for all
Lock-up
Securities on the
one-year
anniversary of the Closing. The
lock-up
restrictions contain customary exceptions, including for estate planning transfers, affiliates transfers, certain open market transfers and transfers upon death or by will.
Pursuant to an amendment to that certain letter agreement by and between the Company, its officers and directors, and the Sponsor, dated December 2, 2021, to be entered into at the Closing (the “Letter Agreement Amendment”) and A&R Registration Rights Agreement, the lock-up restrictions for the Sponsor At-Risk Capital Lockup Shares, the Placement Shares and Placement Warrants (each as defined in the Letter Agreement Amendment) will lapse upon the six-month anniversary of the Closing, unless the Initial Price Target or Second Price Target are achieved before such date.
Stockholder Support Agreement
On May 2, 2023, the Company, Avertix, and certain affiliate stockholders of Avertix (“Key Avertix Holders”) entered into Stockholder Support Agreements (the “Stockholder Support Agreements”) pursuant to which the Key Avertix Holders agreed to, among other things, (i) waive any appraisal rights in connection with the Merger and (ii) consent to and vote in favor of the Business Combination Agreement and the Avertix Transactions.
Sponsor Support Agreement
On May 2, 2023, the Company, the Sponsor, and Avertix entered into the Sponsor Support Agreement (the “Sponsor Support Agreement”) pursuant to which, among other things, the Sponsor has agreed to (i) vote all of its ordinary shares in favor of the proposals being presented at the extraordinary general meeting of the Company’s shareholders, (ii) waive the anti-dilution or similar protections with respect to the Sponsor’s Founder Shares, consisting of
5,750,000
Class B ordinary shares of the Company as of the date hereof, in connection with the consummation of the Avertix Transactions and (iii) not redeem any of its shares in connection with the vote to approve the Avertix Transactions
.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of
Avertix Medical, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Avertix Medical, Inc. formerly Angel Medical Systems, Inc. and Subsidiary (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations, redeemable preferred stock and stockholders’ deficiency, and cash flows for each of the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2022 and 2021, and the consolidated results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses and expects to continue to incur losses. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Company’s auditor since 2022.
/s/ EisnerAmper LLP
EISNERAMPER LLP
Iselin, New Jersey
May 1, 2023

AVERTIX MEDICAL, INC. f/k/a ANGEL MEDICAL SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current Assets:
Cash	$2,564,800	$4,432,740
Restricted cash	—	55,000
Accounts receivable, net	300,478	64,167
Inventories	2,324,850	253,855
Prepaid expenses and other current assets	51,329	632,683

Total current assets	5,241,457	5,438,445
Property and equipment, net	8,465	12,647
Inventories, long term	2,665,870	2,914,311
Right-of-use lease asset	148,181	573,006
Other assets	77,263	153,129

Total assets	$8,141,236	$9,091,538

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable	$418,557	$886,942
Accrued expenses and other current liabilities	715,188	1,008,823
Operating lease liability, current portion	149,672	429,300
Short-term loan	—	474,292
PPP loan	—	45,920
Convertible notes, at fair value	14,767,954	—
Convertible notes to related parties, at fair value	14,551,357	—

Total current liabilities	30,602,728	2,845,277

Convertible notes, at fair value, net of current portion	—	7,499,918
Convertible notes to related parties, at fair value, net of current portion	—	3,456,698
Operating lease liability, net of current portion	—	149,672

Total liabilities	$30,602,728	$13,951,565

Commitments and contingencies (Note 14)

Redeemable Preferred Stock:	28,035,692	28,035,692
Series A preferred stock, $0.001 par value; 40,196,878 shares authorized at December 31, 2022 and 2021; 28,177,513 shares issued and outstanding at December 31, 2022 and 2021 (Aggregate liquidation preference of $36,431,000 as of December 31, 2022 and $33,732,000 as of December 31, 2021)

Stockholders’ Deficiency:
Common stock, $0.001 par value; 53,900,664 shares authorized at December 31, 2022 and 2021; 161,411 and 138,693 shares issued and outstanding at December 31, 2022 and 2021	161	139
Additional paid-in capital	1,105,166	925,043
Accumulated deficit	(51,602,511)	(33,820,901)

Total stockholders’ deficiency	(50,497,184)	(32,895,719)

Total liabilities, redeemable preferred stock and stockholders’ deficiency	$8,141,236	$9,091,538

The accompanying notes are an integral part of these financial statements.

AVERTIX MEDICAL, INC. f/k/a ANGEL MEDICAL SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2022	2021
Revenue	$1,172,093	$349,908
Operating expenses:
Cost of goods sold	814,435	1,373,459
General and administrative	3,474,514	4,205,635
Research and development	3,226,089	3,817,969
Selling and marketing	1,971,903	944,679

Total operating expenses	9,486,941	10,341,742

Loss from operations	(8,314,848)	(9,991,834)
Other (expense) income:
Loss on extinguishment of convertible notes	(1,241,508)	—
Change in fair value of convertible notes	(8,086,647)	(392,033)
Other (expense) income	(7,602)	255,522
Gain on forgiveness of PPP Loan	—	549,287
Interest income	6,055	3,085
Interest expense	(1,109,210)	(250,693)
Loss on foreign currency exchange	(1,203)	(2,632)

Total other (expense) income, net	(10,440,115)	162,536

Loss before income tax provision	(18,754,963)	(9,829,298)
Income tax benefit	973,353	609,700

Net loss	$(17,781,610)	$(9,219,598)

The accompanying notes are an integral part of these financial statements.

AVERTIX MEDICAL, INC. f/k/a ANGEL MEDICAL SYSTEMS, INC.
CONSOLIDATED STATEMENT OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIENCY

	Redeemable Preferred Stock		Stockholders’ Deficiency
	Preferred Series A		Common Stock		Subscription Receivable	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficiency
	Shares	Amount	Shares	Amount
Balance, January 1, 2021	26,967,355	$26,844,613	138,693	$139	$(213,518)	$630,890	$(24,601,303)	$(24,183,792)
Issuance of Series A preferred stock, net of issuance costs of $19,078	1,210,158	1,191,079	—	—	—	—	—	—
Proceeds from stock subscription receivable	—	—	—	—	213,518	—	—	213,518
Issuance of warrants in connection with convertible notes	—	—	—	—	—	109,136	—	109,136
Issuance of warrants to related parties in connection with convertible notes	—	—	—	—	—	67,864	—	67,864
Stock-based compensation	—	—	—	—	—	117,153	—	117,153
Net loss	—	—	—	—	—	—	(9,219,598)	(9,219,598)

Balance, December 31, 2021	28,177,513	28,035,692	138,693	139	—	925,043	(33,820,901)	(32,895,719)
Proceeds from exercise of stock options	—	—	22,718	22	—	7,211	—	7,233
Issuance of warrants to shareholder in connection with consulting agreement	—	—	—	—	—	18,051	—	18,051
Stock-based compensation	—	—	—	—	—	154,861	—	154,861
Net loss	—	—	—	—	—	—	(17,781,610)	(17,781,610)

Balance, December 31, 2022	28,177,513	$28,035,692	161,411	$161	$—	$1,105,166	$(51,602,511)	$(50,497,184)

The accompanying notes are an integral part of these financial statements.

AVERTIX MEDICAL, INC. f/k/a ANGEL MEDICAL SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2022	2021
Operating Activities:
Net loss	$(17,781,610)	$(9,219,598)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	4,182	4,182
Stock-based compensation	172,912	117,153
Inventory net realizable value adjustment	398,301	1,199,586
Loss on extinguishment of convertible notes	1,241,508	—
Change in fair value of convertible notes	8,086,647	392,033
Non-cash interest expense	1,103,008	208,347
Provision (recovery) for bad debt expense	(2,783)	23,866
Forgiveness of PPP loan	—	(549,287)
Change in right of use asset	424,825	396,065
Change in operating assets and liabilities:
Accounts receivable	(233,528)	(73,981)
Inventories	(2,220,855)	(3,154,006)
Prepaid expenses and other current assets	581,354	(570,885)
Other assets	75,866	146,104
Accounts payable	(468,385)	759,535
Accrued expenses and other current liabilities	(284,707)	392,582
Operating lease liability	(429,300)	(464,569)

Net cash used in operating activates	(9,332,565)	(10,392,873)

Financing activities:
Proceeds from convertible notes and warrants	2,013,924	7,198,736
Proceeds from convertible notes and warrants to related parties	5,873,108	3,282,000
Proceeds from exercise of stock options	7,233	—
Proceeds from short-term loan	—	438,720
Payment on short-term loan	(438,720)	—
Proceeds from issuance of Series A preferred stock	—	1,210,157
Payment of issuance costs for issuance of Series A preferred stock	—	(19,078)
Principal payments on PPP loan	(45,920)	(56,358)
Stock subscription receivable proceeds	—	213,518

Net cash provided by financing activities	7,409,625	12,267,695

Net (decrease) increase in cash and restricted cash	(1,922,940)	1,874,822
Cash and restricted cash, beginning of year	4,487,740	2,612,918

Cash and restricted cash, end of year	$2,564,800	$4,487,740

Supplemental disclosure of cash flow information
Cash paid for interest	$41,774	$1,616
Cash paid for taxes	$6,624	$7,541

Supplemental disclosure of noncash investing and financing activities
Fair value of convertible notes issued in exchange for settlement of accounts payable and accrued expenses with related parties	$44,500	$52,500
The accompanying notes are an integral part of these financial statements.

NOTE 1 – DESCRIPTION OF BUSINESS, LIQUIDITY AND GOING CONCERN
Nature of business
Avertix Medical, Inc. f/k/a Angel Medical Systems, Inc. (“AVERTIX” and collectively with its subsidiary, the “Company”) is a medical device company incorporated in Delaware on November 29, 2001. Angel Medical Systems Pty LTD was organized in 2019 (“AVERTIX AUS”) for the purpose of commencing research and development (“R&D”) operations in Australia. AVERTIX has developed the AngelMed Guardian System, which is an implantable cardiac monitoring and alerting system that is designed to warn cardiac patients of potentially life-threatening heart conditions. AVERTIX received FDA
Pre-Market
Approval for its first-generation Guardian System in April 2018. The second-generation Guardian System received approval in June of 2021. The Company commenced commercial activity inside and outside the U.S. in 2021, has been awarded a Transitional Pass Through (TPT)
C-code
from the Centers for Medicare & Medicaid Services (“CMS”), and has received reimbursement using that
C-code.
AVERTIX purchases customized components from several suppliers and uses subcontractors to assemble and sterilize the finished AngelMed Guardian System devices.
The Company operates in one segment and has its principal office in Eatontown, New Jersey.
Liquidity and Going Concern
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. At December 31, 2022, the Company has an accumulated deficit of approximately $51,603,000 and continues to incur losses and operating cash outflows. The Company expects to continue to invest in product development in addition to sales and marketing efforts with the goal of growing revenue in the future. Management received approximately $9,383,000 of additional funding during the first quarter of 2023 (see Note 16), which was generated from:

•	Approximately $8,765,000 from the sale of equity securities to new and existing investors,.

•	Approximately $618,000 as a result of the sale of certain New Jersey net operating losses.
However, additional financings will be needed by the Company to fund its operations. There can be no assurance that the Company will be successful in its efforts to improve operations or raise additional capital in terms acceptable to the Company. As such, the factors discussed above raise substantial doubt as to the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation and principles of consolidation
The accompanying consolidated financial statements include the accounts of AVERTIX and its wholly-owned subsidiary, AVERTIX AUS and have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”). All inter-company transactions and balances have been eliminated upon consolidation.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management used significant estimates in the following areas: fair value of stock-based awards and convertible notes. The financial data and other information disclosed in these notes are not necessarily indicative of the results to be expected for any future year or period. The Company bases its estimates on historical experience and also on assumptions that it believes are reasonable, however, actual results could significantly differ from those results.

Restricted Cash
The Company maintained $55,000 as collateral under a standby letter of credit (“LOC”) with a bank in relation to the opening of credit cards. The bank required the LOC to be secured by a cash escrow account in Avertix Medical’s name, which was reported on the consolidated balance sheets at December 31, 2021 as restricted cash. During the year ended December 31, 2022, the LOC agreement was amended and no longer required collateral. As a result, $55,000 was returned to the Company.

The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statement of cash flows:

	December 31, 2022	December 31, 2021
Cash	$2,564,800	$4,432,740
Restricted cash	—	55,000

Cash and restricted cash shown in the consolidated statement of cash flows	$2,564,800	$4,487,740

Accounts Receivable
The Company provides credit terms to customers generally on a short-term basis in connection with purchases of the Company’s products. As such, trade receivables do not bear interest, although a finance charge may be applied to receivables that are past due. Management periodically reviews customer account activity in order to assess the adequacy of the allowances provided for potential collection issues. Adjustments, if any, are made to reserve balances following the completion of these reviews to reflect management’s best estimate of potential losses. The allowance for doubtful accounts was approximately $21,000 and $24,000 as of December 31, 2022 and 2021, respectively. As of December 31, 2020, the balance in accounts receivable was approximately $14,000.
Inventories
AVERTIX purchases customized components from several suppliers and engages subcontractors to assemble and sterilize the finished AngelMed Guardian System devices. Inventory consists of raw materials and finished goods of its AngelMed Guardian System implantable and ancillary external devices and programmer devices. Inventory is stated at the lower of cost or net realizable value on a first-in,
first-out
method. The Company’s inventory reserve requirements are based on various factors including product expiration date and estimates for the future sales of the product. Reserve assessments include inventory obsolescence based upon expiration date, damaged, or rejected product, slow-moving products, and other considerations. The Company records charges for excess and obsolete inventory within cost of goods sold. Inventories that exceed estimated realization for the next twelve months from balance sheet date based on future sales forecasts are classified as non-current
assets.
Impairment of Long-lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of these assets is evaluated by a comparison of the carrying amount of an asset group to future net undiscounted cash flows expected to be generated by that asset or group. If these comparisons indicate that an asset is not recoverable, the impairment loss recognized is the amount by which the carrying amount of the asset exceeds its estimated fair value. There were no indications of impairment of long-lived assets during the years ended December 31, 2022 and 2021 and, as such, no impairment losses were recognized.
Redeemable Preferred Stock
Preferred stock may be classified as a liability, temporary equity, or permanent equity. In order to determine the appropriate classification, an evaluation of the cash redemption features is required. Where there exists an absolute right of redemption presently or in the future, the preferred stock would be classified as a liability. If redemption is contingent upon the occurrence of an event that is outside of the issuer’s control, it is classified as redeemable preferred stock. The probability that the redemption event will occur is irrelevant. If no redemption features exist, or if a contingent redemption feature is within the Company’s control, the preferred stock is classified as equity.
Revenue Recognition
The Company’s revenues are derived from the sale of the AngelMed Guardian System to customers primarily within the U.S. In accordance with FASB ASC 606,
Revenue from Contracts with Customers
(“ASC 606”), the Company recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, it performs the following five steps:

(i)	Identify the contract(s) with a customer;

(ii)	Identify the performance obligations in the contract;

(iii)	Determine the transaction price;

(iv)	Allocate the transaction price to the performance obligations in the contract; and

(v)	Recognize revenue when (or as) the entity satisfies a performance obligation.
The Company identifies a performance obligation as distinct if both of the following criteria are met: (1) the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer, and (2) the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract.
The AngelMed Guardian has the following components:

•	the implantable medical device (“IMD”)

•	the external device (“EXD”), which is paired directly with a specific IMD

•	the Guardian Programmer device, which can monitor multiple IMD/EXD units
The Company determined that it has two performance obligations: (1) delivery of the IMD/EXD, and (2) delivery of the Guardian Programmer. Revenue is recognized when the Company transfers control of its products to its customer, which occurs at a point-in-time,
upon shipment. Substantially all of the Company’s revenues for the years ended December 31, 2022 and 2021 are related to the sale of the IMD/EXD devices.
The right of the return for the Company’s products is at the Company’s sole discretion. There have been no returns made to date and, as such, no returns reserve was recorded as of December 31, 2022 and 2021.
There were no unfulfilled performance obligations as of December 31, 2022 and 2021.
Stock-based Compensation
The fair value of stock options and warrants is recognized as stock-based compensation expense in the Company’s consolidated statements of operations. The Company calculates stock-based compensation expense in accordance with ASC 718. The fair value of the Company’s stock option awards is estimated using a Black-Scholes option valuation model. This model requires the input of highly subjective assumptions, including fair value of stock, expected stock price volatility and the estimated life of each award. The fair value of stock-based awards is amortized over the vesting period of the award. For stock awards that vest based on performance conditions (e.g., achievement of certain milestones), expense is recognized over the requisite service period once it is probable that the condition will be met. The Company accounts for forfeitures as they occur.

Warrants
The Company accounts for stock warrants as either equity instruments or liabilities depending on the specific terms of the warrant agreement.
Advertising Costs
Advertising costs are expensed as incurred. Advertising costs were approximately $5,000 and $92,000 for the years ended December 31, 2022 and 2021, respectively, and are included in selling and marketing expenses in the accompanying consolidated statements of operations.
Income Taxes
The Company is subject to federal, state, foreign and local income taxes. The Company accounts for income taxes in accordance with U.S. GAAP, which requires the asset and liability method to calculate deferred taxes. Deferred taxes are recognized based on the differences between the financial reporting and income tax basis of assets and liabilities using enacted income tax rates. Valuation allowances are provided if, based upon the weight of available evidence, it is more-likely-than-not
that some or all of the deferred tax assets will not be realized. There were no uncertain tax positions nor income tax related interest and penalties recorded as of or for the years ended December 31, 2022 and 2021.
As of December 31, 2022, the Company did not have any unrecognized tax benefits and has not accrued any interest or penalties through December 31, 2022. The Company does not expect to have any unrecognized tax benefits within the next twelve months. The Company’s policy is to recognize interest and penalties related to tax matters within the income tax provision. Tax years beginning in 2019 are generally subject to examination by taxing authorities, although net operating losses from all years are subject to examinations and adjustments for at least three years following the year in which the attributes are used.
Research and Development Costs
Research and development expenses include product innovation and development activities, clinical trial costs, outside consultants and contractors for the Company’s clinical and research and development activities. The Company expenses such costs as they are incurred.
Leases
In accordance with ASC 842,
 Leases
, the Company determines if an arrangement contains a lease at inception based on whether the Company has the right to control the asset during the contract period and other facts and circumstances. The Company is a lessee in a lease contract when the Company obtains the right to control the asset. Operating lease right-of-use
(“ROU”) assets represent the right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Leases with a lease term of 12 months or less at inception are not recorded on the consolidated balance sheets and are expensed on a straight-line basis over the lease term. The lease term is determined by assuming the exercise of renewal options that are reasonably certain. If the implicit interest rate is not known, the Company uses the incremental borrowing rate based on the information available at the commencement date in determining the present value of future payments. The Company has also elected, as a practical expedient, not to separate lease components from nonlease components and, instead, accounts for them as a single component.
Fair Value Measurements
The Company measures certain financial instruments and other items at fair value. To determine the fair value, the Company uses the fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs market participants would use to value an asset or liability and are developed based on market data obtained from independent sources. Unobservable inputs are inputs based on assumptions about the factors market participants would use to value an asset or liability.
To measure fair value, the Company uses the following fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable:
Level 1 – Quoted prices in active markets for identical assets or liabilities.
Level 2 – Inputs other than Level 1 that are observable for the asset or liability, either directly or indirectly, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.
Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Value is determined using pricing models, discounted cash flow methodologies, or similar techniques and also includes instruments for which the determination of fair value requires significant judgment or estimation.
This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value.
The convertible notes are recorded at fair value utilizing inputs that are unobservable in the market and classified within Level 3. See Note 9 for further discussion.
The carrying value of all other short-term monetary assets and liabilities are estimated to approximate their fair value due to the short-term nature of these instruments.
Fair Value Option
The Company has elected the fair value option (“FVO”) of ASC 825,
Financial Instruments
(“ASC 825”) to account for its convertible notes. The convertible notes accounted for under the FVO election contain embedded features which would be required to be bifurcated from the debt-host and recognized as separate derivative liabilities subject to initial and subsequent periodic estimated fair value measurements under ASC 815,
Derivatives and Hedging
(“ASC 815”). ASC 825’s FVO election, to the extent not otherwise prohibited by ASC 825, can be afforded to financial instruments, wherein bifurcation of an embedded derivative is not necessary, and the financial instrument is initially measured at its issue-date estimated fair value and then subsequently remeasured at estimated fair value on a recurring basis at each reporting period date, until settled. The estimated fair value adjustment, as required by ASC 825, is recognized as other income (expense) in the accompanying statements of operations. As provided for by ASC 825, the estimated fair value adjustment is presented within other income (expense) in the accompanying statements of operations, except for changes in fair value of the convertible notes payable attributable to instrument specific credit risk, which is presented in comprehensive income (loss). Changes in fair value attributable to instrument specific credit risk was de minimis during the years ended December 31, 2022 and 2021.
To the extent that the financial instruments are exchanged, the remeasured fair value of the outstanding financial instruments, including accrued interest, is compared to the fair value of the newly issued instruments with the difference recorded as an extinguishment gain or loss on the statement of operations.
The Company’s convertible notes are measured at fair value using Level 3 inputs as discussed in Note 9.
Recent Accounting Pronouncements, Not Yet Effective
In June 2016, the FASB issued ASU
2016-13,
“Measurement of Credit Losses on Financial Instruments,” which replaces the current incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The guidance is effective for the Company beginning in the first quarter of fiscal year 2023. Early adoption is permitted. The Company is assessing the impact of adopting this guidance on its consolidated financial statements.
NOTE 3 – BUSINESS CONCENTATIONS
Concentration of Credit Risk
The Company deposits its cash in financial institutions. At times, such deposits may be in excess of insured limits. To date, the Company has not experienced any impairment losses on its cash. The Company also limits its credit risk with respect to accounts receivable by performing credit evaluations when deemed necessary. At December 31, 2022, the Company had approximately $2,295,000 in excess of FDIC insured limits.
Customer and Supplier Concentration
Significant customers and suppliers are those that account for greater than 10% of the Company’s revenues and purchases. For the years ended December 31, 2022 and 2021, the following customers accounted for the following percentages of the Company’s revenues, respectively:

Customer	2022	2021
A	21.9%	0.0%
B	18.4%	11.4%
C	13.2%	0.0%
D	11.6%	0.0%
E	1.7%	28.3%
F	0.0%	35.0%

Total	66.8%	74.7%
One of these customers accounted for 27% and 62% of accounts receivable, net as of December 31, 2022 and 2021, respectively.
For the years ended December 31, 2022 and 2021, the following vendors accounted for the following percentages of the Company’s inventory purchases, respectively:

Vendor	2022	2021
A	31.6%	66.5%
B	31.9%	15.3%
C	26.2%	6.7%

Total	89.7%	88.5%
One of these vendors accounted for 22% accounts payable as of December 31, 2022. These three vendors accounted for 39%, 11% and 12% of accounts payable as of December 31, 2021, respectively.

NOTE 4 – INVENTORIES
As of December 31, 2022 and 2021, inventories consisted of:

	December 31, 2022	December 31, 2021
Finished goods	$92,470	$33,344
Raw material	4,898,250	3,134,822

Total inventory	4,990,720	3,168,166
Less: current portion	(2,324,850)	(253,855)

Inventory, long-term	$2,665,870	$2,914,311

The Company’s raw material inventory, which is comprised primarily of batteries and other assembly components, does not expire and the Company expects to sell through these quantities during 2023 and 2024 based upon inventory projected to be utilized within the next two years. The portion of the inventory expected to be sold within one year is classified as current, and the remaining portion expected to be sold after one year is classified as long-term inventory.
The Company’s inventory reserve requirements are based on various factors including product expiration date and estimates for the future sales of the product. Reserve assessments include inventory obsolescence based upon expiration date, damaged, or rejected product, slow-moving products, and other considerations. During the years ended December 31, 2022 and 2021, the Company recognized approximately $398,000 and $1,200,000, respectively, in cost of goods sold as a result of inventory obsolescence. The obsolescence reserve was approximately $22,000 as of January 1, 2021, and $595,000 and $865,000 as of December 31, 2022 and 2021, respectively.
NOTE 5 – PREPAID EXPENSES AND OTHER CURRENT ASSETS
As of December 31, 2022 and 2021, prepaid expenses and other current assets consisted of:

	December 31, 2022	December 31, 2021
Payroll tax credit	$—	$478,765
Vendor deposit	—	146,104
Deferred financing costs	37,360	—
Prepaid insurance	4,008	7,814
Prepaid software	9,961	—

Total prepaid and other current assets	$51,329	$632,683

NOTE 6 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
As of December 31, 2022 and 2021, accrued expenses and other current liabilities consisted of:

	December 31, 2022	December 31, 2021
Compensation and benefits	$477,137	$710,716
Consulting expenses	104,185	142,795
Legal expenses	—	106,612
Computer supplies	50,163	—
Royalty, due to related party	35,163	—
Other accrued expenses and other current liabilities	48,540	48,700

Total accrued expenses and other current liabilities	$715,188	$1,008,823

NOTE 7 – LEASES
The Company entered into an operating lease that began on May 1, 2019 for its office space in Eatontown, New Jersey, which consists of approximately 21,000 square feet of space. The rental agreement expired in April 2023 with a monthly cost of approximately $38,000. The rental agreement was amended as of May 1, 2023. See Note 16. Approximately $77,000 related to a security deposit for this U.S. office facility is classified as other assets on the consolidated balance sheets as of December 31, 2022 and 2021. The Company uses this facility to house its corporate headquarters.
The components of total lease costs were as follows:

	Year Ended December 31,
	2022	2021
Operating lease cost	$448,294	$448,294
Supplemental cash flow information related to leases was as follows:

	Year Ended December 31,
	2022	2021
Operating cash flows from operating leases	$452,769	$516,799
Supplemental balance sheet information related to leases was as follows:

	December 31, 2022	December 31, 2021
Operating lease right-of-use assets	$148,181	$573,006
Current portion of operating lease liabilities	$149,672	$429,300
Operating lease liabilities, net of current portion	—	149,672

Total operating lease liabilities	$149,672	$578,972

Remaining lease term	0.3 years	1.3 years
Discount rate	7%	7%

As of December 31, 2022, maturities of lease liabilities were as follows:

Operating Lease
2023	$150,923

Total future minimum lease payments	150,923
Less: imputed interest	(1,251)

Lease liability	$149,672

NOTE 8 – DEBT
PPP Loan
On March 27, 2020, Congress enacted the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). PPP established by the CARES Act, implemented by the SBA, provides businesses with less than 500 employees with funds to pay payroll and other costs during the
COVID-19
outbreak if they continue to employ their existing workers. During the fiscal year 2020, the Company applied for and received PPP funds. The Company has elected to record the PPP funds as a loan (“PPP Loan”) under FASB ASC 470, Debt.

The Company applied for approximately $650,000 and received the funds in April 2020. Borrowers were eligible for forgiveness of principal and accrued interest on PPP loans to the extent that the proceeds were used to cover eligible payroll costs, interest costs, rent, and utility costs over the twenty-four period after the loan was made as long as the borrower retained its employees and their compensation levels. If the Company did not meet the forgiveness rules for all or a partial amount of the loan, the loan would mature in two years and principal payments would begin six months after the effective date with interest accruing at 1%. On May 25, 2021, the Company received notification from the SBA that the Company’s Forgiveness Application of the PPP Loan, in the amount of approximately $549,000, was approved and the Company recorded a gain on loan forgiveness of approximately $549,000 during the year ended December 31, 2021 as a component of other income. The remaining balance of the loan, in the amount of approximately $45,000 plus accrued interest, was repaid as of April 2022. Accordingly, the balance of the PPP loan at December 31, 2022 was zero. The Company recognized approximately $114 and $2,000 of interest expense related to the PPP loan during the years ended December 31, 2022 and 2021, respectively.
The SBA reserves the right to audit any PPP loan, regardless of size. The audit may occur after forgiveness has been granted. In accordance with the CARES Act, all borrowers are required to maintain the PPP loan documentation for six years after the PPP loan was forgiven or repaid in full and to provide that documentation to the SBA upon request.
Short-Term Loan
The CARES Act provided an employee retention credit (“ERC”), which was a refundable tax credit against certain payroll taxes. Upon determination that the Company had complied with all of the conditions required to receive the credit, the Company qualified and filed to claim the ERC. The Company reflected the ERC as a reduction to the respective captions on the consolidated statements of operations associated with the employees to which the payroll tax benefit related. For the year ended December 31, 2021, the Company recorded a $474,292 reduction to operating expense. As of December 31, 2021, the Company classified the $474,292 in prepaid expenses and other current assets in the accompanying consolidated balance sheets. The Company received full payment of the ERC amount from the Internal Revenue Service (the “IRS”) during the year ended December 31, 2022 and as such removed the asset from its consolidated balance sheet as of December 31, 2022.
On September 28, 2021, the Company entered into an agreement with Brevet Capital Advisors (“Brevet”) pursuant to which the Company pledged its ERC due from the IRS in the amount of $474,292. Brevet provided a cash advance against the pledged ERC totaling $438,720. The Company agreed to repay the $474,292 to Brevet once it received its ERC refund from the IRS. The Company recorded the difference between the pledged ERC and the cash advance of approximately $36,000 as interest expense during the year ended December 31, 2021. The cash advance was to begin to accrue late payment fees of 1% of the cash advance amount 18 months from the commencement date of the agreement. The outstanding obligation due to Brevet of $474,292 was classified as a current liability at December 31, 2021. The Company repaid the amount due to Brevet in full during the year ended December 31, 2022 when it received its ERC refund from the IRS and as such removed the liability from its consolidated balance sheet as of December 31, 2022.
NOTE 9 – CONVERTIBLE NOTES PAYABLE
Senior Convertible Notes Payable
The Company entered into Note Purchase Agreements dated July 30, 2021, as amended by the First Amendment to Note Purchase Agreement dated September 1, 2021 pursuant to which the Company issued Senior Secured Convertible Promissory Notes (the “2021 Senior Notes”), with certain 2021 Senior Notes issued together with warrants to purchase common stock. During the year ended December 31, 2021, the Company issued an aggregate principal amount of the 2021 Senior Notes and received proceeds of approximately $10,481,000, including $3,282,000 from related parties. In addition, the Company issued approximately $45,000 in 2021

Senior Notes to an officer in exchange for unpaid salary and $7,000 to a Board member in exchange for consulting services, which approximated its fair value at issuance. The initial fair value of the Notes was approximately $10,356,000 and the fair value of the detachable ten-year
warrants was approximately $177,000.
The 2021 Senior Notes had an 8% interest rate and were scheduled to mature on July 30, 2023 when the outstanding principal and interest was due, if not earlier converted, at a conversion price as defined in the Note Purchase Agreement, into shares of stock of the Company pursuant to the terms and conditions of the Notes, including in connection with a qualified equity financing at a conversion price equal to the lesser of (A) 80% of the price per share paid for capital stock issued and sold by the Company in such qualified financing or (B) $1.80 per share. The Company recognized interest expense of approximately $208,000 during the year ended December 31, 2021 which was included in the fair value of the convertible notes on the consolidated balance sheet as of December 31, 2021. As discussed in Note 2, the Company elected the FVO to account for the Notes. For the year ended December 31, 2021, the Company recognized a change in fair value of approximately $392,000 to account for the increase in fair value of the 2021 Senior Notes in the Company’s consolidated statements of operations.
On May 17, 2022, the Company amended the 2021 Senior Notes pursuant to a Second Amendment dated May 17, 2022 (the “Second Amendment”). The Second Amendment permitted the Company to sell additional Senior Secured Convertible Promissory Notes (the “2022 Senior Notes”) to purchasers through July 31, 2022. Following the execution of the Second Amendment, between May 27, 2022 and June 24, 2022, the Company issued an aggregate principal amount and received proceeds of approximately $1,432,000, including $766,000 from related parties. As discussed in Note 2, the Company elected the FVO to account for the 2022 Senior Notes.
Super Senior Convertible Notes Payable
The Company entered into a Note Purchase Agreement dated August 22, 2022 (the “2022 Note Purchase Agreement”) pursuant to which the Company issued certain Super Senior Secured Convertible Promissory Notes (the “Super Senior Notes”). The Super Senior Notes have an 8% interest rate and are scheduled to mature on July 30, 2023, if not earlier converted into shares of stock of the Company pursuant to the terms and conditions of the Super Senior Notes, including in connection with a qualified equity financing at a conversion price equal to the lesser of (A) 60% of the price per share paid for capital stock issued and sold by the Company in such qualified financing or (B) $1.80 per share. Between August 22, 2022 and October 24, 2022, the Company issued an aggregate principal amount of approximately $6,500,000 of the Super Senior Notes and received proceeds of approximately $6,455,000. The Company issued approximately $22,000 in Super Senior Notes to an officer in exchange for unreimbursed expenses and $23,000 to a Board member in exchange for consulting services, which approximated its fair value at issuance. Approximately $5,152,000 of the Super Senior Notes were issued to related parties.
Additionally, certain 2021 Senior Notes and 2022 Senior Notes, with aggregating principal amounts of $5,313,000, including approximately $2,637,000 from related parties, were cancelled and exchanged for Super Senior Notes with an original principal amount equal to the original principal amount of the corresponding 2021 Senior Notes or 2022 Senior Notes. As discussed in Note 2, the Company elected the FVO to account for the Super Senior Notes.
The 2021 Senior Notes and 2022 Senior Notes were remeasured to their fair values on their respective exchange dates, and the $1,242,000 difference in the fair value between the remeasured 2021 Senior Notes and 2022 Senior Notes and related the Super Senior Notes were issued in exchange was recorded as a loss on extinguishment in the Company’s consolidated statement of operations during the year ended December 31, 2022.

The following table summarizes the change in fair value, as determined by Level 3 inputs, for the convertible notes using unobservable Level 3 inputs for the years ended December 31, 2022 and 2021:

	Convertible Notes
	Related Party	Non-related Party	Total
Fair value upon convertible notes issued during 2021	$3,266,636	$7,089,600	$10,356,236
Change in fair value in 2021	124,106	267,927	392,033
Accrued interest in 2021	65,956	142,391	208,347

Fair value of convertible notes as of December 31, 2021	$3,456,698	$7,499,918	$10,956,616
Fair value of convertible notes issued in 2022	5,917,608	2,013,924	7,931,532
Change in fair value in 2022	4,013,453	4,073,194	8,086,647
Loss on extinguishment upon exchange of notes in 2022	616,168	625,340	1,241,508
Accrued interest in 2022	547,430	555,578	1,103,008

Fair value of convertible notes as of December 31, 2022	$14,551,357	$14,767,954	$29,319,311

The 2021 Senior Notes, 2022 Senior Notes and Super Senior Notes outstanding as of December 31, 2022 were converted into Series B Preferred Stock in February 2023. Upon conversion, all interest accrued was forgiven. See Note 16.
As a result of the FVO election, the Company initially measured the 2021 Senior Notes, 2022 Senior Notes and Super Senior Notes at fair value on the date of issuance and remeasured the Notes at each reporting period, until settled. The estimated fair values of the 2021 Senior Notes, 2022 Senior Notes and Super Senior Notes as of the respective dates of issuance, as of December 31, 2022 and 2021, and as of the dates of exchange into Super Senior Notes during 2022 were computed utilizing a back-solve method of the entity’s equity value using the Black-Scholes option pricing model. The most significant inputs in the valuation model related to stock price volatility, which was determined to be approximately 65% and 45%, and expected life, which was determined to be approximately 2.0 years and 2.5 to 2.8 years, as of and for the years ended December 31, 2022 and 2021, respectively.
Certain of the 2021 Senior Notes were also issued with detachable ten-year
warrants (the “Warrants”) to purchase 1,655,170 shares of the Company’s common.
Pursuant to the terms of the Warrant Agreement, the Warrants were deemed to be freestanding instruments and do not have derivative features requiring bifurcation or liability classification. As such, the Warrants have been recorded within equity. As a result of the fair value option elected for the convertible notes, the fair value of the Warrants was determined based upon the residual fair value method. As a result, the proceeds were first allocated to the convertible notes with the residual amount, approximately $177,000, allocated to the Warrants.
NOTE 10 – INCOME TAXES
The income tax provision for the year ended December 31, 2022 and 2021 is comprised of:

	For the Year Ended December 31,
	2022	2021
Current state and local income tax benefit	$973,353	$609,700

Income tax benefit	$973,353	$609,700

For the years ended December 31, 2022 and 2021, the difference between the Company’s effective tax rate and the federal statutory tax rate was primarily the result of a change in the valuation allowance on deferred tax assets. In addition, the
tax-exempt
nature of the 2021 PPP Loan forgiveness granted by the CARES Act added to the difference in the Company’s effective tax rate in the year ended December 31, 2021.
The differences between federal statutory tax rate and the Company’s effective rate are reflected in the following table for the year ended December 31, 2022 and 2021:

	December 31,
	2022	2021
Federal income tax at statutory rate	21.00%	21.00%
Permanent book to tax differences	-9.65%	1.25%
State taxes	3.59%	7.95%
Change in valuation allowance	-10.17%	-24.72%
Research and development	0.71%	1.12%
Other reconciling items	0.00%	0.04%

Total income tax expense (benefit)	5.48%	6.64%

As of December 31, 2022 and 2021, the Company’s deferred tax assets and liabilities consists of:

	December 31,
	2022	2021
Federal net operating losses	$24,052,143	$22,395,088
Federal tax credits	6,655,888	6,529,888
State net operating losses	1,008,490	1,305,470
Capitalized R&D costs	753,523	—
Amortization and depreciation	446,591	893,798
State tax credits	287,662	413,714
Inventory Reserve	368,120	224,637
Accrued expenses	100,654	142,968
Stock based compensation	103,603	83,145
Other	98,561	79,931

Total before valuation allowance	$33,875,235	$32,068,639
Less: Valuation allowance	(33,875,235)	(32,068,639)

Net deferred tax asset	$—	$—

The change in the valuation allowance was approximately $1,807,000 and $2,270,000 for the years ended December 31, 2022 and 2021, respectively.
The Tax Cuts and Jobs Act modified the section 174 rules and beginning in 2022, taxpayers may no longer currently deduct R&D expenditures but instead must amortize specified R&D expenditures ratably over five years (or 15 years for foreign expenditures). Gross capitalized R&D Costs for the year ended December 31, 2022 amounted to approximately $3,226,000.
Topic 740 of FASB ASC requires that a valuation allowance be established when it is “more likely than not” that all or a portion of deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including expected reversals of significant deductible temporary differences, the Company’s recent financial performance, the market environment in which the Company operates and tax planning strategies. Based on a review of the available evidence, management of the Company believes that realization of deferred tax assets of approximately $33,875,000 at December 31, 2022 was not considered more likely than not that the deferred asset would be utilized and, accordingly, a full valuation allowance has been provided.

As of December 31, 2022, the Company has approximately $114,534,000 and $13,197,000 of federal and state net operating loss (“NOL”) carryforwards, respectively. As of December 31, 2022, federal and state credit carryforwards are approximately $6,656,000 and $288,000. The Company has federal net operating loss carryforwards $75,000,000 that begin to expire in 2027 and $39,534,000 with an indefinite life but are limited to 80% of taxable income in any single year. The federal tax credit carryforwards begin to expire in 2024. State net operating loss and credit carryforwards begin to expire in 2039.
The State of New Jersey has enacted legislation (the State of New Jersey’s Technology Business Tax Certificate Program) permitting certain corporations located in New Jersey to sell state tax loss carryforwards and state research and development credits, or net loss carryforwards. In 2022, the company received approximately $976,000 from the sale of approximately $9,305,000 of its New Jersey net operating loss and approximately $206,000 of its New Jersey R&D credits. In 2021, the company received approximately $624,000 from the sale of approximately $7,301,000 of its New Jersey net operating loss. There is no certainty as to whether this program will continue. At December 31, 2022 and 2021, the Company had approximately $11,755,000 and $15,962,000, respectively, of the State of New Jersey net operating loss carryforwards and $288,000 and $414,000, respectively, of research and development tax credit carryforwards, which expire beginning in 2039. In 2022, the income tax benefit of approximately $975,000 was partially offset by income tax provision of approximately $2,000 related to state income tax expenses. In 2021, the income tax benefit of approximately $624,000 was partially offset by income tax provision of approximately $15,000 related to state income tax expenses.
The Company may be subject to the net operating loss provisions of Section 382 of the Internal Revenue Code (“IRC”). Certain substantial changes in the Company’s ownership may result in a limitation on the amount of net operating loss carryforwards and tax credit carryforwards, which may be used in future years. The effect of an ownership change would be the imposition of an annual limitation on the use of net operating loss carryforwards attributable to periods before the change. The amount of the annual limitation depends on the value of the Company immediately before the change, changes to the Company’s capital during a specified period prior to the change, and the federal published interest rate. If a limitation is determined to have occurred, there would be a reduction in the deferred tax asset, with an offsetting reduction in the valuation allowance.
NOTE 11 – REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIENCY
Preferred Series A
As of December 31, 2022, the Company had 40,196,878 shares of Series A Preferred Stock (“Series A”) authorized for issuance, and 28,177,513 of such authorized shares of Series A Preferred Stock were issued and outstanding. The Series A is classified as redeemable preferred stock in temporary equity.
The Series A rights and privileges are as follows:
Dividends
The holders of Series A shall be entitled to receive in preference to the holders of Common Stock, cumulative accruing dividends at the rate per annum of 8% of the Series A original issue price on each outstanding share of the Series A. The Series A accruing dividends shall accrue from day to day, whether or not declared, and shall be cumulative.
The Series A original issue price is equal to $1.00 per share. The dividends shall be payable upon the earliest to occur of (a) the date determined by the Company’s Board of Directors, (b) the liquidation, dissolution or winding up of the Company, or (c) a deemed liquidation event (defined below). In the event of the conversion of the Series A to Common Stock, the Series A accruing dividends will be paid on the converting shares of the Series A in shares of Common Stock at the Series A Preferred Conversion Price. As of December 31, 2022, the Series A have cumulative accrued undeclared dividends of approximately $8,253,000.

If the Board declares a dividend payable upon the outstanding shares of the Common Stock in addition to the dividend payable above to the Series A, then the Series A shall participate in an amount equal to what would have been payable on the number of shares of the Common Stock into which each share of the Series A had been converted.
Liquidation
The holders of the Series A shall be entitled to receive, prior and in preference to, any distribution of any assets of the Company to the holders of any Common Stock an amount equal to the sum of the Series A original issue price of approximately $28,178,000 plus the Series A accruing dividends and any dividends declared but unpaid of approximately $8,253,000.
After payment of the Series A liquidation preference, any remaining assets shall be distributed among the holders of the shares of the common stock based on number of shares outstanding. A Deemed Liquidation Event represents any merger or consolidation, sale, or transfer of all or substantially all of the assets of the Company. In connection with a Deemed Liquidation Event, each Series A holder shall be deemed to have converted such holder’s shares of the Series A Preferred Stock into shares of the Common Stock immediately prior to such Deemed Liquidation Event if, as a result of an actual conversion of all shares of the Series A Preferred Stock, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such shares of the Series A Preferred into shares of common stock prior to such Deemed Liquidation Event.
The Series A Preferred Stockholders can trigger the Deemed Liquidation Events noted above causing redemption of the Series A Preferred Stock. Therefore, the potential redemption is deemed to be not within the control of the Company, and as such, is classified in temporary equity.
Conversion
Optional Conversion: Series A including the accrued and unpaid dividend may, at the option of the holder (and without payment of any additional consideration in any form), be converted by the holder at any time into fully paid and nonassessable shares of the Common Stock. The number of shares of the Common Stock to which a holder of the Series A will be entitled upon conversion will be the product obtained by multiplying the Series A Conversion Rate (as defined below) then in effect by the number of shares of the Series A being converted plus the variable number of shares of Common Stock necessary to satisfy the amount due for accrued and unpaid dividends.
The conversion rate of the Series A Preferred Stock in effect at any time will be the quotient obtained by dividing the original issue price of $1.00 by the Series A Preferred Conversion Price (the “Series A Conversion Rate”). The Series A Preferred Conversion Price will initially be the original issue price of $1.00. The Series A Preferred Conversion Price will be adjusted from time to time for any stock splits, combinations, dividends, distributions, reclassifications, exchange, and substitutions, etc. Any fractional shares will be paid in cash.
Adjustments for a down-round: In the event the Company sells or issues Additional Shares of Common Stock (as defined in the Articles of Incorporation) for a price less than the current conversion price of the Series A, the conversion price of the Series A is automatically adjusted to the current issuance price unless waived by a majority of the Series A holders.
Automatic Conversion: An automatic conversion may occur upon either the consent of the holders of at least a majority of the outstanding shares of the Series A or upon a Qualified Initial Public Offering where the sale of the Common Stock is at least three times the Series A original issue price and net proceeds are at least $25,000,000. The Series A will convert into shares of Common Stock at the effective Series A Conversion Rate.

Voting
The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.
The Company shall not do any of the following without the consent of at least a majority of the outstanding shares of the Series A: (i) liquidate; (ii) amend the Certificate of Incorporation or Bylaws of the Company; (iii) authorize or issue additional shares of capital stock unless it ranks junior to the Series A with respect to distributions and dividends; or (iv) enter into any agreement or permit a subsidiary to affect any such changes mentioned above.
The holders of the Series A shall be entitled to elect two members of the Board. The Series A (voting on an as converted to common stock basis) and Common Stockholders voting as a single class shall be entitled to elect the remaining three members of the Board.
Common Stock
All rights of common stock are subordinate to those that may be fixed with respect to any shares of the Series A Preferred Stock. Each holder of common stock shall have one vote in respect to each share of stock held.
Warrants
In connection with the Notes (see Note 9), certain of the Notes were issued with warrants to purchase 1,655,170 shares of the Company’s common stock during the year ended December 31, 2021.
During the year ended December 31, 2022, 165,000 warrants were issued in exchange for consulting services performed between April 2022 and December 2022. The Company recorded approximately $18,000 in stock-based compensation expense related to the warrants during the year ended December 31, 2022. The fair value of the warrants was estimated on the date of grant using the Black-Scholes option pricing model with the below assumptions for the risk-free interest rates, expected dividend yield, stock price, expected lives and expected stock price volatility:

Year Ended December 31, 2022
Common Stock Price	$0.27
Stock Price Volatility	55.00%
Risk-Free Interest Rates	2.66%
Expected Life (in years)	10.00
Expected Dividend Yield	0%
As of December 31, 2022, all of the Company’s outstanding warrants are classified in equity and are exercisable into the Company’s common shares.

Warrant activity for the years ended December 31, 2022 and 2021 is presented below:

	Outstanding
	Number of Warrants	Weighted Average Exercise Price
Outstanding and exercisable at January 1, 2021	1,985,500	$0.35
Warrants granted	1,655,170	1.00

Outstanding and exercisable at December 31, 2021	3,640,670	0.65
Warrants granted	165,000	1.00

Outstanding and exercisable at December 31, 2022	3,805,670	$0.66

NOTE 12 – STOCK BASED COMPENSATION
In 2019, the Board of Directors adopted the 2019 Equity Incentive Plan (“2019 Plan”). As of December 31, 2022, 6,728,786 shares of common stock were approved for issuance pursuant to stock options, restricted stock, and other equity incentive awards to the Company’s employees, directors, and consultants. The maximum contractual term for stock options granted under the 2019 Plan is 10 years. As of December 31, 2022, there were 1,540,785 shares available for issuance under the 2019 Plan.
The amount, terms of grants and exercisability provisions are determined by the board of directors or its designee. Options are exercisable in cash or as otherwise determined by the board of directors or its designee. Vesting generally occurs over a period of not greater than three years. For performance-based stock awards, the Company recognizes expense when achievement of the performance condition is probable, over the requisite service period.
Stock Options
Stock-based compensation expense recognized for the years ended December 31, 2022 and 2021 was as follows:

	Year Ended December 31,
	2022	2021
General and administrative	$116,888	$80,162
Research and development	28,145	36,991
Selling and marketing	9,828	—

Total stock-based compensation	$154,861	$117,153

The following table summarizes the option activity for the years ended December 31, 2022 and 2021:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2020	4,930,692	$0.35
Options granted	2,878,590	0.27
Options forfeited or expired	(2,855,955)	0.28

Outstanding at December 31, 2021	4,953,327	0.35
Options granted	997,000	0.23
Options exercised	(22,718)	0.32
Options forfeited or expired	(901,019)	0.28

Outstanding at December 31, 2022	5,026,590	$0.34

The following table summarizes the options exercisable and vested and expected to vest as of December 31, 2022:

	Shares	Weighted Average Exercise Price
Exercisable at December 31, 2022	3,262,362	$0.38

Vested and expected to vest at December 31, 2022	5,026,590	$0.34

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the below weighted-average assumptions for the risk-free interest rates, expected dividend yield, expected lives, stock price, and expected stock price volatility:

	Year Ended December 31,
	2022	2021
Common Stock Price	$0.23	$0.27
Stock Price Volatility	75.42%	62.23%
Risk-Free Interest Rates	3.64%	0.98%
Expected Life (in years)	5.65	5.65
Expected Dividend Yield	0%	0%
Expected volatility is estimated based on the historical volatility of a set of comparable publicly traded peer companies. The risk-free interest rate is based on the U.S. Treasury yields in effect at the time of grant for periods corresponding with the expected life of the options. For the expected life, the Company is using the simplified method. This method assumes that stock option grants will be exercised based on the average of the vesting periods and the option’s life.
In the absence of a public trading market for our common stock, on each grant date, the Company develops an estimate of the fair value of our common stock underlying the option grants. The Company estimated the fair value of our common stock by referencing arms-length transactions inclusive of the common stock underlying which occurred on or near the valuation date(s). Once the Company’s common stock is publicly traded, the Company will no longer have to estimate the fair value of the common stock, rather the value will be determined based on quoted market prices. The Company determined the fair value of common stock using methodologies, approaches and assumptions consistent with the AICPA Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation and based in part on input from an independent third-party valuation firm.
The weighted-average fair value of options granted in 2022 and 2021 was $0.19 and $0.15, respectively. The aggregate intrinsic values of stock options outstanding and stock options vested or expected to vest as of December 31, 2022 is approximately $41,000. A stock option has intrinsic value, at any given time, if and to the extent that the exercise price of such stock option is less than the market price of the underlying common stock at such time. The weighted-average remaining contractual life of options vested or expected to vest as of December 31, 2022 was 7.9 years.
The intrinsic values of stock options exercised was de minimis for the year ended December 31, 2022. There were no options exercised during the year ended December 31, 2021.
As of December 31, 2022, there was approximately $271,000 total unrecognized compensation cost related to unvested share-based compensation awards granted under the equity compensation plans which will be amortized over the weighted average remaining requisite service period of approximately 2 years. Performance based awards account for 50,453 of the total unvested shares at December 31, 2022. As of December 31, 2022, additional total unrecognized compensation cost related to the performance-based awards was approximately $9,000.

NOTE 13 – EMPLOYEE BENEFIT PLAN
The Company has a retirement savings plan under Section 401(k) of the Internal Revenue Code covering all eligible employees. Participants may make elective salary deferral contributions between 1% and 90% of their annual compensation up to the maximum under the Internal Revenue Code. The Company assumes all administrative costs of the plan. The Company does not make any matching contributions in accordance with the plan documents.
NOTE 14 – COMMITMENTS AND CONTINGENCIES
The Company has manufacturing agreements with vendors for various stages of the manufacture and assembly of the Guardian unit. The Company may terminate the agreements upon written notice. Upon termination of the agreements, the Company is liable for the remainder of the current purchase order and/or any product purchased by the vendor.
The Company has employment agreements with certain employees that provide for benefits should the employee be terminated without cause. If the Company terminates the employee without cause, the Company must pay anywhere from one month to six months base salary, depending on the length of employment and the terms of the agreement.
As of December 31, 2022, the Company was not involved in any legal proceeding that it expects to have a material effect on its business, financial condition, results of operations or cash flows.
NOTE 15 – RELATED PARTY TRANSACTIONS
The Company has a distribution and supply agreement, as amended, (“Distribution Agreement”) with Jasper Capital Limited (“Jasper”), a Hong Kong entity, and its affiliate, Hydrix Medical Pty Ltd (“Hydrix”), an Australian entity. Hydrix is a shareholder of the Company. Pursuant to the terms of the Distribution Agreement, Hydrix is to act as the Company’s exclusive distributor in Japan, Singapore, Australia, Turkey, Indonesia, India, Hong Kong, Malaysia and Thailand. The Distribution Agreement is set to expire in 2026 and requires the distributor to make increasing annual minimum product purchases in certain regions as outlined in the agreement. Additionally, the Company has separately engaged Hydrix to perform research and development activity that is invoiced as incurred. The Company recorded approximately $25,000 and $16,000 in revenue from Hydrix during the years ended December 31, 2022 and 2021, respectively. No payments were made to Hydrix or Jasper during the year ended December 31, 2022. The Company made payments to Hydrix totaling $0 and $13,000 during the years ended December 31, 2022 and 2021, respectively, which were expensed and included in operating expenses on the consolidated statements of operations. As of December 31, 2022 and 2021, there is approximately $12,000 and $0 owed by Hydrix to the Company which is included in accounts receivable on the consolidated balance sheets. No amounts were due to Hydrix as of both December 31, 2022 and 2021. There was no activity with Jasper as of and during the years ended December 31, 2022 and 2021.
The Company is a party to a Technology Assignment Agreement dated June 10, 2002 entered into with Cathco, Inc., a Maryland corporation (“Cathco”), and consulting arrangements with David R. Fischell, shareholder and former Chairman of the Board, and certain family members, (“Fischell Family”) related to assigned patents, as amended. Pursuant to the agreements, the Company owes Cathco and Fischell Family a royalty based on net sales of the Guardian of 3% through October 2023, and beginning October 2023 to September 2027 a royalty based on net sales of the Guardian between 1% and 3%, and after September 2027, a royalty based on net sales of the Guardian between 0.5% and 1%. During the year ended December 31, 2022, approximately $35,000 was incurred to Cathco and its members and is included in cost of goods sold on the consolidated statement of operations as well as accrued expenses on the consolidated balance sheet as of December 31, 2022. During the year ended December 31, 2021, approximately $10,000 was incurred and paid to Cathco and its members and is included in cost of goods sold on the consolidated statement of operations. There was no unpaid balance to Cathco and its members as of December 31, 2021.

Elizdrew LLC (“Elizdrew”) provides financial and strategy consulting to the Company. Elizdrew is owned by a member of the Company’s Board of Directors. During the year ended December 31, 2022, the Company incurred approximately $99,000 in consulting fees in relation to its agreement with Elizdrew which were recorded in general and administrative expenses on the consolidated statement of operations. Elizdrew was paid approximately $24,000 during the year ended December 31, 2022 with an additional $52,000 recorded within accounts payable and $23,000 satisfied through the issuance of convertible notes on the consolidated balance sheet as of December 31, 2022. Elizdrew was paid approximately $34,000 during the year ended December 31, 2021 with an additional $10,000 recorded within accounts payable and approximately $7,000 satisfied through the issuance of convertible notes on the consolidated balance sheet as of December 31, 2021.
On July 20, 2020, the Company and David Fischell, a shareholder and former Chairman of the Board, entered into an Amended and Restated Consulting Agreement which provides that each invention filed after June 1, 2020 in the field of “services and implantable electronic devised used in the diagnosis or treatment of acute myocardial infarctions or heart disorders” which David Fischell assigns to or is obligated to assign to the Company and becomes subject to an issued United States patent that is not covered by a patent previously assigned to the Company by David Fischell, the Company shall pay David Fischell a royalty in an amount equal to 1% of net sales for such assigned invention, per the Technology Assignment Agreement mentioned above. This agreement ended on July 20, 2022. During the years ended December 31, 2022 and 2021, the Company paid David Fischell approximately $120,000 and $115,000. During the years ended December 31, 2022 and 2021, the Company recognized approximately $45,000 and $113,000, respectively, in royalty expense which is included in cost of goods sold and approximately $15,000 and $73,000, respectively, in consulting expenses, which is included in general and administrative expenses on the consolidated statements of operations.
The Company issued convertible notes to related parties as discussed in Note 9.
NOTE 16 – SUBSEQUENT EVENTS
On February 15, 2023, the Company held the initial closing of its Series B Preferred Financing. In connection with the initial closing of the Series B Preferred Financing, (i) the Company amended and restated its certificate of incorporation to, among other things, authorize the issuance of up to 30,406,365 shares of Series B Preferred Stock and remove the Series A Preferred Stockholders’ right to receive the Series A accruing dividends, (ii) the Company issued 27,485,965 shares of Series B Preferred Stock pursuant to a Series B Preferred Stock Purchase Agreement dated February 15, 2023, with 5,079,600 of such shares being sold at a $1.25 per share price and the remainder of the shares being issued pursuant to the conversion and cancellation of all of the Company’s outstanding convertible promissory notes, and (iii) the Company amended its 2019 Plan to increase the authorized number of shares reserved under the plan to 9,228,786. On March 15, 2023, the Company held a subsequent closing of its Series B Preferred Financing pursuant to which it sold an additional 2,022,400 shares of Series B Preferred Stock at a price of $1.25 per share. The 2023 closings resulted in proceeds of $8,765,000 with an additional $113,000 issued in exchange for services.
In February 2023, the Company increased the reserve of common stock available for issuance under the 2019 Plan to 9,228,786 shares.
On February 16, 2023, the Company entered into a
thirty-six
month lease extension commencing on May 1, 2023. The lease amendment is for the office located in Eatontown, New Jersey. The lease expires April 30, 2026 and requires monthly lease payments of approximately $36,000.
In March and April 2023, the Company granted initial options to its newly appointed chief executive officer, chief financial officer, and chief revenue and strategy officer to purchase in the aggregate a total of 1,978,602 shares of common stock at a per share exercise price of $0.58, of which two-thirds
of the options vest over 4 years and
one-third
vest upon achieving key performance indicators as established by the Board of Directors, pursuant to their employment agreements. The employment agreements provide for an obligation to issue additional options in the aggregate total of 2,265,213 to these executives upon the close of a de-SPAC
transaction, as defined, at an exercise price equal to the fair market value of the de-SPAC
transaction with similar vesting terms as the initial options.
During 2023, the Board of Directors also granted options to various employees and directors in the aggregate of 1,854,000 to purchase shares of common stock at an exercise price of $0.58 per share, with certain service, time and performance based vesting requirements, as defined.
In March 2023, a member of the Board exercised options to acquire 45,209 shares of common stock in exchange for settlement of approximately $12,000 of payables owed to them. In April 2023, 210,000 options and 10,000 warrants previously granted to a member of the Board were exchanged for 220,000 shares of common stock for no consideration. During 2023, there were an additional 297,916 options exercised for common stock resulting in proceeds of $0.1 million, and 326,750 warrants exercised in exchange for 321,116 shares of common stock on a cashless basis.
The Company has evaluated subsequent events through May 1, 2023, which represents the date the consolidated financial statements were available to be issued.

AVERTIX MEDICAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2023 (Unaudited)	December 31, 2022
ASSETS
Current Assets:
Cash	$8,214,178	$2,564,800
Accounts receivable, net	546,865	300,478
Inventories	2,446,396	2,324,850
Prepaid expenses and other current assets	61,644	51,329

Total current assets	11,269,083	5,241,457
Property and equipment, net	7,497	8,465
Inventories, long term	3,034,407	2,665,870
Right-of-use lease asset	37,358	148,181
Other assets	77,263	77,263

Total assets	$14,425,608	$8,141,236

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIENCY
Current Liabilities:
Accounts payable	$1,059,156	$418,557
Accrued expenses and other current liabilities	1,030,305	715,188
Operating lease liability, current portion	37,731	149,672
Convertible notes, at fair value	—	14,767,954
Convertible notes to related parties, at fair value	—	14,551,357

Total current liabilities	2,127,192	30,602,728

Total liabilities	$2,127,192	$30,602,728

Commitments and contingencies (Note 8)
Redeemable Preferred Stock:
Series A preferred stock, $0.001 par value; 28,177,513 and 40,196,878 shares authorized at March 31, 2023 and December 31, 2022; 28,177,513 shares issued and outstanding at March 31, 2023 and December 31, 2022 (Aggregate liquidation preference of $28,178,000 as of March 31, 2023 and $36,431,000 as of December 31, 2022)	28,035,692	28,035,692
Series B preferred stock, $0.001 par value; 30,406,365 and 0 shares authorized at March 31, 2023 and December 31, 2022; 29,508,365 and 0 shares issued and outstanding at March 31, 2023 and December 31, 2022 (Aggregate liquidation preference of $36,885,000 as of March 31, 2023 and $0 as of December 31, 2022)	36,644,842	—
Stockholders’ Deficiency:
Common stock, $0.001 par value; 71,618,334 and 53,900,664 shares authorized at March 31, 2023 and December 31, 2022; 825,652 and 161,411 shares issued and outstanding at March 31, 2023 and December 31, 2022	826	161
Subscription receivable	(86,604)	—
Additional paid-in capital	1,285,110	1,105,166
Accumulated deficit	(53,581,450)	(51,602,511)

Total stockholders’ deficiency	(52,382,118)	(50,497,184)

Total liabilities, redeemable preferred stock and stockholders’ deficiency	$14,425,608	$8,141,236

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AVERTIX MEDICAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended March 31,
	2023	2022
Revenue	$492,000	$267,939
Operating expenses:
Cost of goods sold	96,702	206,007
General and administrative	1,829,735	925,523
Research and development	1,105,839	894,207
Selling and marketing	1,370,469	277,736

Total operating expenses	4,402,745	2,303,473

Loss from operations	(3,910,745)	(2,035,534)
Other income (expense):
Gain on extinguishment of convertible notes	1,500,145	—
Change in fair value of convertible notes	—	671,273
Interest income	3,037	1,798
Interest expense	(189,318)	(211,478)
(Loss) gain on foreign currency transactions	(207)	1,046

Total other income, net	1,313,657	462,639

Loss before income tax benefit	(2,597,088)	(1,572,895)
Income tax benefit	618,149	—

Net loss	$(1,978,939)	$(1,572,895)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AVERTIX MEDICAL, INC.
CONDENSED CONSOLIDATED STATEMENT OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIENCY (UNAUDITED)

	Redeemable Preferred Stock				Stockholders’ Deficiency
	Preferred Series A		Preferred Series B		Common Stock		Subscription Receivable	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficiency
	Shares	Amount	Shares	Amount	Shares	Amount
Balance, January 1, 2023	28,177,513	$28,035,692	—	$—	161,411	$161	$—	$1,105,166	$(51,602,511)	$(50,497,184)
Issuance of preferred stock in connection with Series B Preferred Stock Offering, net of issuance costs of $77,551	—	—	2,260,000	2,747,449	—	—	—	—	—	—
Issuance of preferred stock to related parties in connection with Series B Preferred Stock Offering, net of issuance costs of $163,063	—	—	4,752,000	5,776,937	—	—	—	—	—	—
Issuance of preferred stock in settlement of employee bonus	—	—	80,000	100,000	—	—	—	—	—	—
Issuance of preferred stock to related party in connection with consulting agreement	—	—	10,000	12,500	—	—	—	—	—	—
Issuance of preferred stock in connection with conversion of convertible notes	—	—	11,255,988	14,069,985	—	—	—	—	—	—
Issuance of preferred stock to related parties in connection with conversion of convertible notes	—	—	11,150,377	13,937,971	—	—	—	—	—	—
Cashless exercise of warrants	—	—	—	—	321,116	321	—	(321)	—	—
Exercise of options	—	—	—	—	45,209	46	—	12,161	—	12,207
Receivable from exercise of stock options	—	—	—	—	297,916	298	(86,604)	86,306	—	—
Stock-based compensation	—	—	—	—	—	—	—	81,798	—	81,798
Net loss	—	—	—	—	—	—	—	—	(1,978,939)	(1,978,939)

Balance, March 31, 2023	28,177,513	$28,035,692	29,508,365	$36,644,842	825,652	$826	$(86,604)	$1,285,110	$(53,581,450)	$(52,382,118)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AVERTIX MEDICAL, INC.
CONDENSED CONSOLIDATED STATEMENT OF REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIENCY (UNAUDITED)

	Redeemable Preferred Stock		Stockholders’ Deficiency
	Preferred Series A		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficiency
	Shares	Amount	Shares	Amount
Balance, January 1, 2022	28,177,513	$28,035,692	138,693	$139	$925,043	(33,820,901)	(32,895,719)
Proceeds from exercise of stock options	—	—	1,250	1	337	—	338
Stock-based compensation	—	—	—	—	32,934	—	32,934
Net loss	—	—	—	—	—	(1,572,895)	(1,572,895)

Balance, March 31, 2022	28,177,513	$28,035,692	139,943	$140	$(958,314)	$(35,393,796)	$(34,435,342)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AVERTIX MEDICAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2023	2022
Operating Activities:
Net loss	$(1,978,939)	$(1,572,895)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	968	1,045
Stock-based compensation	81,798	32,934
Inventory net realizable value adjustment	—	138,653
Gain on extinguishment of convertible notes	(1,500,145)	—
Change in fair value of convertible notes	—	(671,273)
Non-cash interest expense	188,790	210,741
Provision for bad debt expense	46,031	33,984
Change in right of use asset	110,823	103,601
Change in operating assets and liabilities:
Accounts receivable	(292,418)	(200,519)
Inventories	(490,083)	(544,277)
Prepaid expenses and other current assets	(10,315)	(32,267)
Other assets	—	75,866
Accounts payable	652,806	(340,270)
Accrued expenses and other current liabilities	427,617	(150,306)
Operating lease liability	(111,941)	(104,719)

Net cash used in operating activities	(2,875,008)	(3,019,702)

Financing activities:
Proceeds from exercise of stock options	—	338
Proceeds from issuance of Series B preferred stock	8,765,000	—
Payment of issuance costs for issuance of Series B preferred stock	(240,614)	—
Principal payments on PPP loan	—	(36,709)

Net cash provided by (used in) financing activities	8,524,386	(36,371)

Net increase (decrease) in cash	5,649,378	(3,056,073)
Cash, beginning of period	2,564,800	4,487,740

Cash, end of period	$8,214,178	$1,431,667

Supplemental disclosure of cash flow information
Cash paid for interest	$527	$736
Supplemental disclosure of noncash investing and financing activities
Subscription receivable on exercise of options	$86,604	$—
Preferred Stock issued in exchange for settlement of employee bonus	$100,000	$—
Preferred Stock issued in exchange for settlement of consulting agreement with related parties	$12,500	$—
Preferred Stock issued in exchange of settlement of convertible notes and convertible notes to related parties	$28,007,956	$—
Exercise of options in exchange of settlement of accounts payable	$12,207	$—
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

AVERTIX MEDICAL, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 – DESCRIPTION OF BUSINESS, LIQUIDITY AND GOING CONCERN
Nature of business
Avertix Medical, Inc. f/k/a Angel Medical Systems, Inc. (“AVERTIX” and collectively with its subsidiary, the “Company”) is a medical device company incorporated in Delaware on November 29, 2001. Angel Medical Systems Pty LTD was organized in 2019 (“AVERTIX AUS”) for the purpose of commencing research and development (“R&D”) operations in Australia. AVERTIX has developed the AngelMed Guardian System, which is an implantable cardiac monitoring and alerting system that is designed to warn cardiac patients of potentially life-threatening heart conditions. AVERTIX received FDA
Pre-Market
Approval for its first-generation Guardian System in April 2018. The second-generation Guardian System received approval in June of 2021. The Company commenced commercial activity inside and outside the U.S. in 2021, has been awarded a Transitional Pass Through (TPT)
C-code
from the Centers for Medicare & Medicaid Services (“CMS”), and has received reimbursement using that
C-code.
AVERTIX purchases customized components from several suppliers and uses subcontractors to assemble and sterilize the finished AngelMed Guardian System devices.
The Company operates in one segment and has its principal office in Eatontown, New Jersey.
Liquidity and Going Concern
The accompanying condensed consolidated interim financial statements have been prepared assuming the Company will continue as a going concern. At March 31, 2023, the Company has an accumulated deficit of approximately $53,581,000 and continues to incur losses and operating cash outflows. The Company expects to continue to invest in product development in addition to sales and marketing efforts with the goal of growing revenue in the future. Additional financings will be needed by the Company to fund its operations. There can be no assurance that the Company will be successful in its efforts to improve operations or raise additional capital in terms acceptable to the Company. As such, the factors discussed above raise substantial doubt as to the Company’s ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation and principles of consolidation
The accompanying unaudited condensed consolidated interim financial statements include the accounts of AVERTIX and its wholly-owned subsidiary, AVERTIX AUS and have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
The Company’s fiscal year ends on December 31 of each calendar year. The accompanying interim Condensed Consolidated Financial Statements are unaudited and have been prepared on substantially the same basis as our annual Consolidated Financial Statements for the fiscal year ended December 31, 2022. In the opinion of the Company’s management, these interim Condensed Consolidated Financial Statements reflect all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair statement of our financial position, results of operations and cash flows for the periods presented. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Condensed Consolidated Financial Statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from these estimates.

The December 31, 2022
year-end
Condensed Consolidated Balance Sheet data was derived from audited consolidated financial statements. The Condensed Consolidated Financial Statements and notes do not include all disclosures required by U.S. generally accepted accounting principles and should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2022 and notes thereto included in this registration statement.
The results of operations and cash flows for the interim periods included in these Condensed Consolidated Financial Statements are not necessarily indicative of the results to be expected for any future period or the entire fiscal year.
Recently Adopted Accounting Pronouncements
In June 2016, the FASB issued ASU
2016-13,
“Measurement of Credit Losses on Financial Instruments,” which replaces the incurred loss impairment methodology with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company adopted this guidance as of January 1, 2023 and the guidance did not have a material impact on its condensed consolidated financial statements.
As a result of adoption, the Company implemented an expected credit loss allowance methodology for accounts receivable using historical collection experience, current and future economic and market conditions, and a review of the current status of each customer’s trade accounts receivables. As a part of the implementation, the Company analyzed the prior history of credit losses on accounts receivable.
The Company uses the aging method to establish an allowance for expected credit losses on accounts receivable balances and considers whether current conditions or reasonable and supportable forecasts about future conditions warrant an adjustment to our historical loss experience. In applying such adjustments, we primarily consider changes in counterparty credit risk and changes in the underlying macroeconomic environment. The Company regularly monitors the collection status of accounts receivable through account reconciliation, dispute resolution, payment tracking, customer’s financial condition and macroeconomic conditions. Trade accounts receivable balances are written off when determined to be uncollectible. For the three months ended March 31, 2023, the Company reviewed and considered the current and future economic and market conditions in determining its de minimus estimated credit losses. The allowance for doubtful accounts was approximately $52,000 and $21,000 as of March 31, 2023 and December 31, 2022, respectively.
NOTE 3 – INVENTORIES
As of March 31, 2023 and December 31, 2022, inventories consisted of:

	March 31, 2023	December 31, 2022
Finished goods	$109,297	$92,470
Raw material	5,371,506	4,898,250

Total inventory	5,480,803	4,990,720
Less: current portion	(2,446,396)	(2,324,850)

Inventory, long-term	$3,034,407	$2,665,870

The Company’s raw material inventory, which is comprised primarily of batteries and other assembly components, does not expire and the Company expects to sell through these quantities during 2023 and 2024 based upon inventory projected to be utilized within the next two years. The portion of the inventory expected to be sold within one year is classified as current, and the remaining portion expected to be sold after one year is classified as long-term inventory.

The Company’s inventory reserve requirements are based on various factors including product expiration date and estimates for the future sales of the product. Reserve assessments include inventory obsolescence based upon expiration date, damaged, or rejected product, slow-moving products, and other considerations. During the three months ended March 31, 2023, the Company did not record any charges in cost of goods sold as a result of inventory obsolescence. During the three months ended March 31, 2022, the Company recognized approximately $139,000 in cost of goods sold as a result of inventory obsolescence. The obsolescence reserve was approximately $595,000 as of March 31, 2023 and December 31, 2022.
NOTE 4 – ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
As of March 31, 2023 and December 31, 2022, accrued expenses and other current liabilities consisted of:

	March 31, 2023	December 31, 2022
Compensation and benefits	$567,269	$477,137
Professional services and consulting expenses	164,097	104,185
Legal expenses	211,829	—
Other accrued expenses and other current liabilities	87,110	133,866

Total accrued expenses and other current liabilities	$1,030,305	$715,188

NOTE 5 – CONVERTIBLE NOTES
The following table summarizes the change in fair value, as determined by Level 3 inputs, for the convertible notes using unobservable Level 3 inputs for the three months ended March 31, 2023:

	Convertible Notes
	Related Party	Non-related Party	Total
Fair value of convertible notes as of January 1, 2023	$14,551,357	$14,767,954	$29,319,311
Accrued interest	93,698	95,092	188,790
Gain on extinguishment of interest upon conversion of notes	(707,084)	(793,061)	(1,500,145)
Conversion to Series B Preferred Stock	(13,937,971)	(14,069,985)	(28,007,956)

Fair value of convertible notes as of March 31, 2023	$—	$—	$—

As a result of the fair value option election, the Company measured the convertible notes at fair value, until settled.
On February 15, 2023, convertible notes issued during fiscal years ended December 31, 2021 and 2022 were converted into Series B Preferred Stock (see Note 6 for further discussion) and the Company applied extinguishment accounting. The Company calculated the net carrying amount by remeasuring the convertible notes to their respective fair values on the conversion date. The estimated fair value of the convertible notes as of the date of exchange into Series B Preferred Stock in 2023 were computed based upon the value of the Series B Preferred securities received upon the exchange. The Series B Preferred shares were negotiated at arms-length and issued at a price of $1.25 per share. The value of the convertible notes was based upon the number of shares received in exchange for the convertible notes, multiplied by the Series B Preferred price per share. There was no material difference between the net carrying amount
and

the respective fair values as of December 31, 2022, and therefore no gain or loss on remeasurement was recorded for the three months ended March 31, 2023.
The Company then calculated the extinguishment gain or loss as the difference between the value of the Series B Preferred Stock issued and the net carrying amount plus accrued and unpaid interest that is waived and eliminated upon extinguishment. In accordance with the convertible notes, accrued and unpaid interest were convertible into Series B; however, upon conversion, all accrued and unpaid interests on the convertible notes were irrevocably waived by the noteholders. The value of the Series B Preferred Stock issued was determined to be equal to the net carrying amount of the notes, and as such, only the total accrued and unpaid interest of approximately $1,500,000 was recorded as a gain on extinguishment on the condensed consolidated statement of operations.
NOTE 6 – REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIENCY
On February 15, 2023, the Company closed its initial offering of its Series B Preferred Stock (“Series B Preferred Financing”). In connection with the Series B Preferred Financing, (i) the Company executed its Eighth Amended and Restated Certificate of Incorporation to, among other things, authorize the issuance of up to 30,406,365 shares of Series B Preferred Stock (“Series B”) and remove the Series A Preferred Stockholders’ right to receive the Series A Preferred Stock (“Series A”) accruing dividends, forfeiting, cancelling and extinguishing as of February 15, 2023 any claim to any accrued dividend whether cumulative or non-cumulative,
(ii) the Company issued 27,485,965 shares of Series B Preferred Stock pursuant to a Series B Preferred Stock Purchase Agreement dated February 15, 2023, with 5,079,600 of such shares being sold at a $1.25 per share price and the remainder of the shares being issued pursuant to the conversion and cancellation of all of the Company’s outstanding convertible promissory notes, and (iii) the Company amended its 2019 Plan to increase the authorized number of shares reserved under the plan to 9,228,786. The removal of the Series A holders’ accruing dividend was evaluated and deemed to be a modification, resulting in an immaterial change in fair value as a result of the modification.
On March 15, 2023, the Company held a subsequent closing of its Series B pursuant to which it sold an additional 2,022,400 shares of Series B Preferred Stock at a price of $1.25 per share. The 2023 closings resulted in proceeds of $8,765,000, including $5,940,000 from related parties, with an additional $113,000 issued in exchange for services, of which $100,000 was issued to an employee and approximately $13,000 was issued to a member of the Board.
Series A and Series B are cumulatively referred to as the “Preferred Stock.” The Preferred Stock rights and privileges are as follows:
Dividends
The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of the common stock payable in shares of the common stock) unless the holders of the Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of the Preferred Stock in an amount at least equal to (i) in the case of a dividend on shares of the common stock or any class or series that is convertible into shares of the common stock, that dividend per share of the Preferred Stock as would equal the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into shares of the common stock and (B) the number of shares of the common stock issuable upon conversion of a share of the Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (ii) in the case of a dividend on any class or series that is not convertible into shares of the common stock, at a rate per share of the Preferred Stock determined by (A) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (B) multiplying such fraction by an amount equal to the Applicable Original Issue Price, as defined below; provided, that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of Preferred Stock shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend.
The “Series A Original Issue Price” is $1.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. The “Series B Original Issue Price” is $1.25 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock. The “Applicable Original Issue Price” shall mean, as the context so requires, the Series A Original Issue Price with respect to the Series A Preferred Stock and the Series B Original Issue Price with respect to the Series B Preferred Stock.
Any dividends declared, paid, or set aside shall be
non-cumulative.
Liquidation
The holders of the Series B shall be entitled to receive, prior and in preference to, any distribution of any assets of the Company to the holders of any Series A or common stock an amount an amount per share equal to the Series B Original Issue Price of approximately $36,885,000, plus any dividends declared but unpaid thereon. The holders of the Series A shall be entitled to receive, prior and in preference to, any distribution of any assets of the Company to the holders of any common stock an amount equal to the sum of the Series A original issue price of approximately $28,178,000, plus any dividends declared but unpaid thereon.
After payment of the Series B and Series A liquidation preferences, any remaining assets shall be distributed among the holders of the shares of the common stock based on number of shares outstanding. A Deemed Liquidation Event represents any merger or consolidation, sale, or transfer of all or substantially all of the assets of the Company. In connection with a Deemed Liquidation Event, each Preferred Stock holder shall be deemed to have converted such holder’s shares of the Preferred Stock into shares of the common stock immediately prior to such Deemed Liquidation Event if, as a result of an actual conversion of all shares of the Preferred Stock, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such shares of the Preferred into shares of common stock prior to such Deemed Liquidation Event.
Optional Conversion
Series B and Series A, including the accrued and unpaid dividend may, at the option of the holder (and without payment of any additional consideration in any form), can be converted by the holder at any time into fully paid and nonassessable shares of the Common Stock. The number of shares of the common stock to which a holder of the Series B and Series A will be entitled upon conversion will be the product obtained by multiplying the Series B Conversion Rate or Series A Conversion rate, respectively, as defined below, then in effect by the number of shares of the Series B and Series A being converted plus the variable number of shares of common stock necessary to satisfy the amount due for accrued and unpaid dividends, respectively.
The conversion rate of the Series B Preferred Stock in effect at any time will be the quotient obtained by dividing the original issue price of $1.25 by the Series B Preferred Conversion Price (the “Series B Conversion Rate”). The conversion rate of the Series A Preferred Stock in effect at any time will be the quotient obtained by dividing the original issue price of $1.00 by the Series A Preferred Conversion Price (the “Series A Conversion Rate. The Series B Conversion Rate and Series A Conversion Rate will be adjusted from time to time for any stock splits, combinations, dividends, distributions, reclassifications, exchange, and substitutions, etc. Any fractional shares will be paid in cash.

Adjustments
In the event the Company sells or issues Additional Shares of Common Stock (as defined in the Articles of Incorporation) for a price less than the current conversion price of the Series B, the conversion price of the Series B is automatically adjusted to the current issuance price unless waived by a majority of the Series B holders.
Automatic Conversion
An automatic conversion could occur upon either the consent of the holders of at least a majority of the outstanding shares of the Preferred Stock or upon a Qualified Initial Public Offering where the sale of the common stock was at least 1.25 times the Series B original issue price and net proceeds were at least $25,000,000. The Series B and Series A will convert into shares of common stock at the effective Series B Conversion Rate and Series A Conversion Rate, respectively.
Voting
The holder of each share of Preferred Stock shall have the right to one vote for each share of common stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company, and shall be entitled to vote, together with holders of common stock, with respect to any question upon which holders of common stock have the right to vote.
The Company shall not do any of the following without the consent of at least a majority of the outstanding shares of the Series B: (i) liquidate; (ii) amend the Certificate of Incorporation or Bylaws of the Company; (iii) authorize or issue additional shares of capital stock unless it ranks junior to the Series B with respect to distributions and dividends; or (iv) enter into any agreement or permit a subsidiary to affect any such changes mentioned above. The holders of the Series B and Series A shall each be entitled to elect one member of the Board. The Series B (voting on an as converted to common stock basis), Series A (voting on an as converted to common stock basis) and common stockholders voting as a single class shall be entitled to elect the remaining members of the Board.
The Series B and Series A Preferred Stock has been classified as temporary equity on the accompanying condensed consolidated balance sheets, as the Series B and Series A Preferred Stock are redeemable upon the occurrence of events that are not solely within the control of the Company.
All rights of common stock are subordinate to those that may be fixed with respect to any shares of the Preferred Stock. Each holder of common stock shall have one vote in respect to each share of stock held.
Warrants
Warrant activity for the three months ended March 31, 2023 is presented below:

	Outstanding
	Number of Warrants	Weighted Average Exercise Price
Outstanding and exercisable at January 1, 2023	3,805,670	$0.66
Warrants exercised	(326,750)	0.01

Outstanding and exercisable at March 31, 2023	3,478,920	$0.72

During the three months ended March 31, 2023, there were 326,750 warrants exercised in exchange for 321,116 shares of common stock on a cashless basis.

NOTE 7 – STOCK BASED COMPENSATION
Stock Options
In February 2023, the Company increased the reserve of common stock available for issuance under the 2019 Plan to 9,228,786 shares. Stock-based compensation expense recognized for the three months ended March 31, 2023 and 2022 was as follows:

	Three Months Ended March 31,
	2023	2022
General and administrative	$57,466	$27,074
Research and development	20,852	5,391
Selling and marketing	3,480	469

Total stock-based compensation	$81,798	$32,934

During the three months ended March 31, 2023, the Company granted stock options to purchase 1,655,000 shares of common stock to employees. These stock options are being expensed over the respective vesting period, which is based on a service condition.
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the below weighted-average assumptions for the risk-free interest rates, expected dividend yield, expected lives, stock price, and expected stock price volatility:

	Three Months Ended March 31,
	2023	2022
Common Stock Price	$0.58	$0.26
Stock Price Volatility	78.25%	73.79%
Risk-Free Interest Rates	4.25%	1.87%
Expected Life (in years)	5.79	5.74
Expected Dividend Yield	0%	0%
As of March 31, 2023, there was approximately $613,000 total unrecognized compensation cost related to unvested service based share-based compensation awards granted under the equity compensation plans which will be amortized over the weighted average remaining requisite service period of approximately 1.49 years. Performance based awards account for 75,000 of the total unvested shares at March 31, 2023. As of March 31, 2023, additional total unrecognized compensation cost related to the performance-based awards was approximately $8,000. Additionally, there was approximately $240,000 of unrecognized compensation expense related to 600,000 options with performance-based vesting, in which the vesting conditions were not probable of occurring as of March 31, 2023.
NOTE 8 - COMMITMENTS AND CONTINGENCIES
The Company has manufacturing agreements with vendors for various stages of the manufacture and assembly of the Guardian unit. The Company may terminate the agreements upon written notice. Upon termination of the agreements, the Company is liable for the remainder of the current purchase order and/or any product purchased by the vendor.
The Company has employment agreements with certain employees that provide for benefits should the employee be terminated without cause. If the Company terminates the employee without cause, the Company must pay anywhere from one month to twelve months base salary, depending on the length of employment and the terms of the agreement.

As of March 31, 2023, the Company was not involved in any legal proceeding that it expects to have a material effect on its business, financial condition, results of operations or cash flows.
NOTE 9 – RELATED PARTY TRANSACTIONS
There was no activity or amounts due from Hydrix Medical Pty Ltd (“Hydrix”), one of the Company’s shareholders, during the three months ended March 31, 2023. As of December 31, 2022, there was approximately $12,000 owed by Hydrix to the Company which was included in accounts receivable and collected during the three months ended March 31, 2023. There was no activity with Hydrix during the three months ended March 31, 2022.
During the three months ended March 31, 2023, approximately $13,000 was incurred to Cathco, Inc., and its members (“Cathco”) related to the royalty agreement in place and is included in cost of goods sold on the condensed consolidated statement of operations and accrued expenses on the condensed consolidated balance sheet as of March 31, 2023. During the three months ended March 31, 2022, approximately $8,000 was incurred to Cathco and is included in cost of goods sold on the condensed consolidated statement of operations. Approximately $35,000 incurred to Cathco was included in accrued expenses on the consolidated balance sheet as of December 31, 2022.
During the three months ended March 31, 2023, the Company incurred approximately $20,000 in consulting fees in relation to its agreement with Elizdrew LLC (“Elizdrew”), owned by a member of the Company’s Board of Directors, which were recorded in general and administrative expenses on the condensed consolidated statement of operations. As of March 31, 2023, approximately $8,000 was recorded within accounts payable and $12,000 was satisfied through the issuance of Series B Preferred Stock on the condensed consolidated balance sheet as of March 31, 2023. During the three months ended March 31, 2022, the Company incurred approximately $12,000 in consulting fees for Elizdrew. As of December 31, 2022, approximately $52,000 was recorded within accounts payable and $23,000 satisfied through the issuance of convertible notes on the consolidated balance sheet as of December 31, 2022.
During the three months ended March 31, 2023, the Company incurred approximately $75,000 in consulting fees to Mr. Haghighat, the Executive Chairman of AVERTIX, which were recorded in general and administrative expenses on the condensed consolidated statement of operations. Mr. Haghighat was paid approximately $63,000 during the three months ended March 31, 2023, with the remainder satisfied through the cashless exercise of stock options.
NOTE 10 – SUBSEQUENT EVENTS
In April 2023, the Company granted initial options to its newly appointed chief financial officer to purchase 353,602 shares of common stock at a per share exercise price of $0.58, of which two-thirds
of the options vest over 4 years and
one-third
vest upon achieving key performance indicators as established by the Board of Directors, pursuant to an employment agreement. In April and May 2023, the Company entered into employment agreements with the newly appointed chief executive officer, chief financial officer, and chief revenue and strategy officer, which provide for an obligation to issue additional options in the aggregate total of 2,265,213 to these executives upon the close of a de-SPAC
transaction, as defined, at an exercise price equal to the fair market value of the de-SPAC
transaction with similar vesting terms as the initial options.
From April 1, 2023 through the date of issuance of these condensed consolidated financial statements, the Company also granted options to various employees and directors in the aggregate of 199,403 to purchase shares of common stock at an exercise price of $0.58 per share, with certain time and performance based vesting, as defined.
From April 1, 2023, through the date of issuance of these condensed consolidated financial statements, 210,000 options and 10,000 warrants previously granted to a member of the Board were exchanged for

220,000 shares of common stock for no consideration. The Company received $895,991 for 1,492,031 warrants exercised for 1,492,031 shares of common stock. Additionally, 340,000 options were exercised into shares of common stock for proceeds totaling $163,300 in the aggregate.
On May 2, 2023, AVERTIX entered into a definitive merger agreement for a business combination with BIOS Acquisition Corporation (“BIOS”), a special purpose acquisition company, pursuant to which, AVERTIX will merge with BIOS that would result in AVERTIX becoming a publicly traded company on Nasdaq (the “Business Combination”). The combined company will be named Avertix Medical, Inc.
The Company has evaluated subsequent events through June 29, 2023, which represents the date the condensed consolidated financial statements were available to be issued.

Annex A

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

by and among

BIOPLUS ACQUISITION CORP.,

GUARDIAN MERGER SUBSIDIARY CORP.

AVERTIX MEDICAL, INC.

and, solely with respect to Section 3.03(b) and Section 7.21,

BIOPLUS SPONSOR LLC

Dated as of May 2, 2023

A-i

(continued)

A-ii

(continued)

A-iii

(continued)

EXHIBIT A	Form of Acquiror Certificate of Incorporation
EXHIBIT B	Form of Acquiror Bylaws
EXHIBIT C	Form of Stockholder Support Agreement
EXHIBIT D	Form of Registration Rights Agreement
EXHIBIT E	Form of Letter Agreement Amendment
EXHIBIT F	Form of Certificate of Domestication
EXHIBIT G	Form of Certificate of Merger
EXHIBIT H	Form of Omnibus Incentive Plan
EXHIBIT I	Form of ESPP
EXHIBIT J	Form of Written Consent
SCHEDULE A	Company Knowledge Parties
SCHEDULE B	Board of Directors of Surviving Corporation

A-iv

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

This Business Combination Agreement and Plan of Reorganization, dated as of May 2, 2023 (this “Agreement”), is entered into by and among BioPlus Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), Avertix Medical, Inc. (f/k/a Angel Medical Systems, Inc.), a Delaware corporation (the “Company”), and, solely with respect to Section 3.03(b) and Section 7.21, BioPlus Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”). Capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article I or as defined elsewhere in this Agreement.

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed, wholly-owned, direct subsidiary of Acquiror, and was formed for the purpose of the Merger (as defined below);

WHEREAS, prior to (but no later than the day preceding) the Closing Date and following Acquiror shareholders’ exercise of their Redemption Rights, and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Companies Act (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation in substantially the form attached as Exhibit A hereto (the “Acquiror Certificate of Incorporation”) with the Secretary of State of Delaware and adopt bylaws in substantially the form attached as Exhibit B hereto (the “Acquiror Bylaws”);

WHEREAS, upon the effectiveness of the Domestication, (i) each then issued and outstanding Acquiror Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding Acquiror Class B Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Acquiror Warrant shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”) pursuant to the Acquiror Warrant Agreement; and (iv) each then issued and outstanding Acquiror Unit shall convert automatically into a unit of Acquiror (“Domesticated Acquiror Unit”), with each Domesticated Acquiror Unit representing one share of Domesticated Acquiror Common Stock and one-half of one Domesticated Acquiror Warrant;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, (i) Acquiror and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned Subsidiary of Acquiror and (ii) Acquiror will change its name to “Avertix Medical, Inc.”;

WHEREAS, the parties intend (i) that, for U.S. federal and applicable state income Tax purposes (A) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (B) the Merger will be treated as qualifying as a “reorganization” within the meaning of Section 368(a) of the Code (this clause (i)(B) the “Tax-Free Reorganization”, and together with (i)(A), the “Intended Tax Treatment”), (ii) for this Agreement to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3, and (iii) to file the statement required by Treasury Regulations Section 1.368-3(a);

WHEREAS, (i) prior to the Effective Time, each of the outstanding warrants to purchase shares of Company Common Stock issued by the Company (the “Company Warrants”) shall be exercised in full on a cash or cashless basis or terminated without exercise, as applicable, in accordance with the terms of the applicable Company Warrant (the “Company Warrant Settlement”), and (ii) following the Company Warrant Settlement but prior to giving effect to the transactions contemplated by Section 3.01, each share of Company Preferred Stock shall be converted into shares of Company Common Stock in accordance with the Company Certificate of Incorporation (the “Conversion”);

WHEREAS, upon the Effective Time and following the Company Warrant Settlement and the Conversion, all issued and outstanding shares of Company Stock shall be converted into the holder’s right to receive the holder’s applicable portion of the aggregate Per Share Merger Consideration and, if the applicable Triggering Event has occurred, the Company Earnout Shares, in each case, pursuant to the terms and subject to the conditions of this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted this Agreement and declared its advisability and approved the Merger and the other Transactions, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Merger and the other Transactions and directed that this Agreement and the Merger and the other Transactions be submitted for consideration by the Company’s stockholders (the “Company Recommendation”);

WHEREAS, the Board of Directors of Acquiror (the “Acquiror Board”) has (i) determined that this Agreement, the Domestication, the Merger and the other Transactions are in the best interests of Acquiror, (ii) approved this Agreement, the Domestication, the Merger and the other Transactions and declared their advisability, and (iii) recommended that the shareholders of Acquiror approve and adopt this Agreement, the Domestication, the Merger and the other Transactions, and directed that this Agreement, the Domestication, the Merger and the other Transactions be submitted for consideration by the shareholders of Acquiror at the Acquiror General Meeting;

WHEREAS, after giving effect to the Domestication, the Board of Directors of Acquiror (the “Domesticated Acquiror Board”) shall (i) determine that this Agreement, the Merger and the other Transactions are in the best interests of Acquiror, and (ii) approve this Agreement, the Merger and the other Transactions and declare their advisability;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (a) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (b) approved this Agreement and the Merger and declared their advisability, and (c) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Merger be submitted for consideration by the sole stockholder of Merger Sub;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, concurrently with the execution and delivery of this Agreement, certain Company Stockholders (the “Key Company Stockholders”) have entered into a Stockholder Support Agreement with the Company and Acquiror in substantially the form attached as Exhibit C hereto (the “Stockholder Support Agreement”), providing that, among other things, upon the terms and subject to the conditions set forth therein, the Key Company Stockholders will vote their shares of Company Stock in favor of this Agreement, the Merger and the other Transactions;

WHEREAS, in connection with the Closing, Acquiror, certain shareholders of Acquiror and certain stockholders of the Company shall enter into an Amended and Restated Registration Rights Agreement in substantially the form attached as Exhibit D hereto (the “Registration Rights Agreement”);

WHEREAS, Acquiror, its officers and directors, and the Sponsor are parties to that certain Letter Agreement, dated December 2, 2021 (the “Letter Agreement”), and, in connection with the Closing, the parties thereto shall enter into an amendment to the Letter Agreement in the form attached as Exhibit E hereto (the “Letter Agreement Amendment” and the Letter Agreement as amended by the Letter Agreement Amendment, the “Amended Letter Agreement”); and

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its shareholders to have their Acquiror Common Stock redeemed for the amounts, and on the terms and subject to the conditions and limitations set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.01 Certain Definitions. For purposes of this Agreement:

“Acquiror Adjusted Minimum Cash” means, as of the Closing, an amount equal to thirty (30) percent of Acquiror Cash, excluding any amounts from the Sponsor Loan Note or the Additional Sponsor Loan Note.

“Acquiror Cash” means, as of the date or time of determination and excluding any Restricted Cash: (a) all amounts in the Trust Account (for the avoidance of doubt, prior to exercise of Redemption Rights in connection with the Closing in accordance with the Acquiror Organizational Documents, if any); plus (b) the aggregate amount of cash proceeds from the Additional Financing, if any; minus (c) the aggregate amount of cash proceeds that will be required to satisfy the exercise of Redemption Rights in accordance with the Acquiror Organizational Documents, if any; minus (d) all Acquiror Transaction Costs and Company Transaction Costs that remain unpaid at the Closing or are to be paid simultaneously with the Closing (including, if the Sponsor Loan Note and the Additional Sponsor Loan Note are to be repaid at the Closing pursuant to Section 3.04(c) and Section 7.21(b), all outstanding principal and accrued interest amounts under the Sponsor Loan Note and the Additional Sponsor Loan Note).

“Acquiror Charter” means (a) prior to the Domestication, the Amended and Restated Memorandum and Articles of Association of Acquiror, adopted on December 2, 2021 (the “Acquiror Articles of Association”) and (b) from and immediately after the Domestication, the Acquiror Certificate of Incorporation.

“Acquiror Class A Ordinary Shares” means, prior to the Domestication, the Acquiror’s Class A ordinary shares, par value $0.0001 per share.

“Acquiror Class B Ordinary Shares” means, prior to the Domestication, Acquiror’s Class B ordinary shares, par value $0.0001 per share.

“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Ordinary Shares and Acquiror Class B Ordinary Shares, and (b) after the Domestication, Domesticated Acquiror Common Stock.

“Acquiror Founders Stock” means (a) prior to the Domestication, (i) 5,750,000 Acquiror Class B Ordinary Shares held by the Sponsor, which comprise 6,325,000 Acquiror Class B Ordinary Shares purchased by the Sponsor on March 18, 2021, less 1,150,000 Acquiror Class B Ordinary Shares surrendered by the Sponsor to the Company for no consideration on November 6, 2021, plus 575,000 Acquiror Class B Ordinary Shares purchased by the Sponsor on December 2, 2021 (“Acquiror Founders Cayman Stock”), and (ii) if any such share of

Acquiror Founders Cayman Stock is converted into Acquiror Class A Ordinary Shares prior to the Domestication, such equivalent number of Acquiror Class A Ordinary Shares, and (b) after the Domestication, 5,750,000 shares of Domesticated Acquiror Common Stock held by the Sponsor.

“Acquiror Material Adverse Effect” means any event, circumstance, change or effect (collectively “Effect”) that, individually or in the aggregate with all other Effects, has a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or operations of Acquiror or (b) the ability of Acquiror or Merger Sub to consummate the Transactions; provided, however, that solely in the case of the foregoing clause (a), none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be an Acquiror Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or markets in which Acquiror operates, or the economy as a whole; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events, including any escalation or worsening thereof; (v) any actions taken or not taken by Acquiror, or such other changes or events, in each case, which (A) the Company has requested in writing or to which it has consented in writing or (B) are required by this Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (provided that this clause (vi) shall not apply to references to “Acquiror Material Adverse Effect” in the representations and warranties in Section 5.05(a) and, to the extent related thereto, the condition in Section 8.03(a)); or (vii) any epidemic, pandemic or disease outbreak (including COVID-19) or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any relevant industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, except, in the case of the foregoing clauses (i) through (iii), to the extent that Acquiror is disproportionately affected thereby as compared with other participants in the industry in which Acquiror operates.

“Acquiror Minimum Cash” means an amount equal to $40,000,000.

“Acquiror Organizational Documents” means the Acquiror Charter, the Acquiror Bylaws, and Trust Agreement of Acquiror, in each case as amended, modified or supplemented from time to time.

“Acquiror Transaction Costs” means, to the extent incurred prior to or at the Closing and without duplication of any Company Transaction Costs: (a) the sum of all outstanding deferred, unpaid or contingent underwriting, transaction, deal, brokerage, financial, accounting or legal advisory, auditor or SEC filing fees or any similar fees, commissions or expenses owed by Acquiror or Merger Sub (to the extent Acquiror or Merger Sub is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers or the SEC in connection with the evaluation, negotiation, preparation, execution or consummation of Acquiror’s initial public offering or any business combination transaction, including the Transactions; (b) any accounting, legal or other advisory or any similar fees, commissions or expenses incurred by Acquiror or Merger Sub in the ordinary course of business and not in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents or the consummation of the Transactions; (c) the cash portion of any loan payable to the Sponsor (or its Affiliates) by Acquiror outstanding as of the date hereof or incurred by Acquiror from Sponsor (or its Affiliates) after the date hereof prior to the Closing (including, if required to be repaid at the Closing pursuant to Section 3.04(c) and Section 7.21(b), all outstanding principal and accrued interest amounts under the Sponsor Loan Note and the Additional Sponsor Loan Note); and (d) the cost of the Acquiror Tail Policy.

“Acquiror Units” means a unit consisting of one Acquiror Class A Ordinary Share and one-half (1/2) of one Acquiror Warrant.

“Acquiror Warrant Agreement” means that certain warrant agreement dated December 2, 2021, by and between Acquiror and Continental Stock Transfer & Trust Company.

“Acquiror Warrants” means warrants to purchase Acquiror Class A Ordinary Shares as contemplated under the Acquiror Warrant Agreement, each exercisable to purchase one Acquiror Class A Ordinary Share at an exercise price of $11.50 per share.

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Ancillary Agreements” means the Registration Rights Agreement, the Stockholder Support Agreement, the Letter Agreement Amendment and all other agreements, certificates and instruments executed and delivered by Acquiror, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977, (b) the UK Bribery Act 2010, (c) anti-bribery legislation promulgated by the European Union and implemented by its member states, (d) legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, (e) Anti-Money Laundering Laws and (f) similar legislation applicable to the Company or any Company Subsidiary from time to time.

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the U.S. federal Bank Secrecy Act, 31 USC § 5311 et seq., and its implementing regulations at 31 CFR Chapter X; the U.S. Money Laundering Control Act of 1986, as amended; and any anti-racketeering Laws involving money laundering or bribery as a racketeering act.

“Business Combination” has the meaning ascribed to such term in the Acquiror Charter.

“Business Data” means all sensitive or confidential business information and data, excluding Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the Business Systems in the conduct of the business of the Company or any Company Subsidiaries or otherwise in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks in New York, NY or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in the Cayman Islands) are not required or authorized to close; provided, that banks shall not be deemed to be authorized or obligated to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Systems” means all computer hardware (whether general or special purpose), integrated Software (whether installed on premises or provided via the cloud or “as a service”) and databases, electronic data processors, telecommunication systems, networks, interfaces, platforms, servers, peripherals, computer systems, including any outsourced systems and processes, any other technology system, in each case, that are owned by the Company or a Company Subsidiary, or used by the Company or a Company Subsidiary in the conduct of the business of the Company or any Company Subsidiaries as currently conducted, in each case to the extent subject to the Company’s or a Company Subsidiary’s administrative and operational control.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Change in Control” means any transaction or series of related transactions, including any sale, merger, liquidation, exchange offer or other similar transaction, that is consummated after the Effective Time that results (a) in any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring beneficial ownership of 50% or more of the outstanding voting securities of Acquiror (or any successor to Acquiror), directly or indirectly, immediately following such transaction; provided that any transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding shares of Acquiror Common Stock (or at least 50% of the combined voting power of the then outstanding shares of any successor to Acquiror or any parent company of Acquiror issued in exchange for Acquiror Common Stock) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities who were the beneficial owners of at least 50% of the shares of Acquiror Common Stock outstanding immediately prior to such transaction (or series of related transactions), shall not be deemed a “Change in Control”, or (b) a sale or disposition of all or substantially all of the assets of Acquiror (or any successor to Acquiror) and its Subsidiaries on a consolidated basis.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (as amended) of the Cayman Islands.

“Company Certificate of Incorporation” means the Eighth Amended and Restated Certificate of Incorporation of the Company, dated February 14, 2023, as the same may be amended, supplemented or modified from time to time.

“Company Common Stock” means the shares of the Company’s Common Stock, par value $0.001 per share.

“Company Earnout Shares” means 2,970,000 shares of Acquiror Common Stock reserved for issuance pursuant to Section 3.03(a) hereof, as adjusted pursuant to Section 3.03(d) hereof.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property owned by a third party and licensed to the Company or any Company Subsidiary.

“Company-Licensed Exclusive IP” means all Company-Licensed IP licensed exclusively to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, has a material adverse effect on (a) the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) the ability of the Company to consummate the Transactions; provided, however, that solely in the case of the foregoing clause (a), none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or GAAP; (ii) events or conditions generally affecting the industries or markets in with the Company and the Company Subsidiaries operate or the economy as a whole; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism or military actions (including any escalation or general worsening thereof), or any earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, act of God or other force majeure events, including any escalation or worsening thereof; (v) any actions taken or not taken by the Company or the Company Subsidiaries, or such other changes or events, in each case, which (A) Acquiror has requested in writing or to which it has consented in writing or (B) are required by this Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Merger or any of the other Transactions (including the impact thereof on relationships with customers, Suppliers, employees or Governmental Authorities) (provided that this clause (vi) shall not apply to references to “Company Material Adverse Effect” in the representations and warranties in Section 4.05(a) and, to the extent related thereto, the condition in Section 8.02(a)); (vii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (vii) shall not prevent a determination that any Effect underlying such failure has resulted in a Company Material Adverse Effect (to the extent such Effect is not otherwise excluded from this definition of Company Material Adverse Effect); or (viii) any epidemic, pandemic or disease outbreak (including COVID-19) or any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any relevant industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including COVID-19) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement, except, in the case of the foregoing clauses (i) through (iii), to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected thereby as compared with other participants in the industries in which the Company or the Company Subsidiaries operate.

“Company Merger Shares” means a number of shares equal to (i) the Company Valuation divided by (ii) the Company Per Share Valuation.

“Company Options” means all outstanding incentive stock options or nonstatutory stock options to purchase outstanding shares of Company Common Stock, whether or not exercisable and whether or not vested, granted under the Company Stock Plan or otherwise.

“Company Outstanding Shares” means, after giving effect to the Company Warrant Settlement and the Conversion and as of the immediately prior to the Effective Time, the sum of: (a) all issued and outstanding shares of Company Common Stock and (b) shares of Company Common Stock subject to all issued and outstanding Company Options that are issuable upon the net exercise of such Company Options, assuming that the fair market value of one Option Share equals (i) the Exchange Ratio multiplied by (ii) the Company Per Share Valuation.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Per Share Valuation” means $10.00.

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock and the Company Series B Preferred Stock.

“Company Series A Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series A Preferred Stock in the Company Certificate of Incorporation.

“Company Series B Preferred Stock” means the shares of the Company’s Preferred Stock, par value $0.001 per share, designated as Series B Preferred Stock in the Company Certificate of Incorporation.

“Company Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Stock Plan” means the 2019 Equity Incentive Plan of the Company, as amended from time to time.

“Company Stockholder Approval” means the affirmative vote of (a) the holders of a majority of the outstanding shares of Company Common Stock, voting together as a separate class, and (b) the holders of a majority of the outstanding shares of Company Preferred Stock on an as-converted to shares of Company Common Stock basis.

“Company Stockholders” means holders of Company Stock.

“Company Subsidiary” means each subsidiary of the Company.

“Company Transaction Costs” means, to the extent incurred prior to or at the Closing in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Documents and the consummation of the Transactions, without duplication of any Acquiror Transaction Costs, the sum of (i) all outstanding deferred, unpaid or contingent transaction, deal, brokerage, financial, accounting or legal advisory, auditor or any similar fees, commissions or expenses owed by the Company or any of its Subsidiaries (to the extent the Company or any of its Subsidiaries is responsible for or obligated to reimburse or repay any such amounts) to financial advisors, investment banks, data room administrators, financial printers, attorneys, accountants and other similar advisors, service providers and the SEC and (ii) the cost of the Company Tail Policy.

“Company Valuation” means $132,000,000.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (a) the Company or any Company Subsidiary that is not already generally available to the public, or (b) any Suppliers or customers of the Company or any Company Subsidiary, in each case that either (i) the Company or any Company Subsidiary is bound to keep confidential or (ii) with respect to clause (a), the Company or any Company Subsidiary purport to maintain as a trade secret under applicable Laws.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner, other than those incorporated by the Company or the applicable third party intentionally to protect Company IP from misuse or otherwise protect the Business Systems.

“Domesticated Acquiror Common Stock” means, after the Domestication, the common stock of Acquiror, par value $0.0001 per share.

“Earnout Period” means the time period between the Closing Date and the seven (7)-year anniversary of the Closing Date.

“Eligible Company Equityholder” means a holder of a share of Company Stock (after giving effect to the Company Warrant Settlement and the Conversion) or a Company Option as of immediately prior to the Effective Time.

“Employee Benefit Plan” means any plan that is an “employee benefit plan” as defined in Section 3(3) of ERISA, any nonqualified deferred compensation plan subject to Section 409A of the Code, any bonus, stock option, stock purchase, restricted stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, retiree medical or life insurance, death or disability benefit, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten and whether subject to ERISA or not.

“Environmental Laws” means any United States federal, state or local or non-United States Laws relating to: (a) releases or threatened releases of, or exposure of any person to, Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of the environment, natural resources or human health and safety (as it relates to exposure to Hazardous Substances).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including the U.S. Export Administration Regulations, the customs and import Laws administered by U.S. Customs and Border Protection, and the EU Dual Use Regulation.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Ratio” means the following ratio: (a) the Company Merger Shares divided by (b) the Company Outstanding Shares.

“FDA” means the U.S. Food and Drug Administration or any successor agency thereto.

“Fraud” means an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), as finally determined by a court of competent jurisdiction by (a) the Company with respect to the representations and warranties of the Company as set forth in Article IV hereof (as qualified by the Company Disclosure Schedule) or the certificate delivered by the Company to Acquiror pursuant to Section 8.02(d), or (b) Acquiror or Merger Sub with respect to representations and warranties of Acquiror and Merger Sub set forth in Article V hereof or the certificate delivered by Acquiror to the Company pursuant to Section 8.03(c) (as qualified by the Acquiror Disclosure Schedule).

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, settlement, corporate integrity agreement, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Substance(s)” means (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act, (b) petroleum and petroleum products, including crude oil and any fractions thereof, (c) natural gas, synthetic gas, and any mixtures thereof, (d) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Healthcare Laws” means all applicable Laws and Governmental Orders applicable to the research, development, testing, production, manufacture, pricing, marketing, promotion, sale, distribution, coverage or reimbursement of the Products, including: (a) the Federal Food, Drug and Cosmetic Act (“FDCA”) (21 U.S.C. § 301) and FDA implementing regulations; (b) any comparable foreign Laws for the foregoing; (c) all applicable health care fraud and abuse laws, including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7(b)) and the regulations promulgated thereunder, the Federal Health Care Fraud law (18 U.S.C. § 1347), the Federal Civil Monetary Penalties Law (42 U.S.C. §1320a-7(a)), the Physician Payments Sunshine Act (42 U.S.C. §1320a-7(h)), the Exclusion Law (42 U.S.C. §1320a-7), the Criminal False Statements Law (42 U.S.C. §1320a-7b(a), Stark Law (42 U.S.C. §1395nn), the Federal False Claims Act (31 U.S.C. §§3729 et seq. 42 U.S.C. §1320a-7b(a)), HIPAA, and any comparable state or local Laws; (d) the applicable requirements of Medicare, Medicaid and other Governmental Authority healthcare programs, including the Veterans Health Administration and U.S. Department of Defense healthcare and contracting programs, and the analogous laws of any federal, state, local, or foreign jurisdiction applicable to the group healthcare plans of the Company and the Company Subsidiaries; (e) all applicable Laws governing the privacy, security, integrity, accuracy, transmission, storage, or other protection of health information; (f) applicable state licensing, disclosure and transparency reporting requirements; and (g) any Laws of any other country in which the Products are tested, manufactured, marketed or distributed, or in which country the Company does business, which Laws are similar, analogous, or comparable to any item set forth in clauses (a) through (f) above.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations, including as amended by the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means (a) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers, and all registrations and applications for registration of the foregoing, together with all of the goodwill associated with the foregoing, (c) copyrights in works of authorship, and moral rights associated therewith, and registrations and applications for registration of the foregoing, (d) trade secret rights, rights in know-how and statutory and sui generis database rights, (e) rights in Internet domain names, (f) any other similar intellectual property rights existing under the applicable laws of any jurisdiction, including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“knowledge” or “to the knowledge” of a person means in the case of the Company, the actual knowledge after reasonable inquiry of the persons listed on Schedule A, and in the case of Acquiror, the actual knowledge after reasonable inquiry of Ross Haghighat, Jonathan Rigby and J. Leighton Read.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, law, ordinance, code, decree, order, administrative interpretation, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Merger Sub Organizational Documents” means the certificate of incorporation and bylaws of Merger Sub, as amended, modified or supplemented from time to time.

“Nasdaq” means the Nasdaq Capital Market.

“Open Source Software” means any Software that is licensed pursuant to (i) any license that is a license approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), or (ii) any license to Software that is generally considered “free software” or “open source software” or meets the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), in each case whether or not source code is available or included in such license.

“Option Shares” means the shares of Company Common Stock issuable pursuant to a Company Option in accordance with terms of such Company Option.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto, (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens, (iii) Liens for Taxes not yet delinquent, or that are being contested in good faith and for which appropriate reserves have been made in accordance with GAAP, (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (v) non-exclusive licenses (or sublicenses) under Company-Owned IP, (vi) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (vii) Liens identified in the Financial Statements and (viii) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest or otherwise imposed on or affecting such superior estate, right or interest.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (i) any and all information maintained by or on behalf of the Company or any Company Subsidiary, which relates to an identified or identifiable individual, including but not limited to: (a) first and last name, (b) home address, (c) telephone number, (d) electronic mail address, (e) identification number, (f) location data, (g) an online identifier, (h) bank account number, (i) credit card number, (j) one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity or any other data which may be identified or is associated with an identifiable natural person or household, (k) internet browsing or purchase history, (l) Internet Protocol address, (m) persistent identifier, such as a customer number held in a “cookie” or processor serial number and (ii) any other information maintained by or on behalf of the Company or its Subsidiaries that constitutes “personal information,” “personal data,” “personally identifiable information” under any applicable Law, the Company’s or its Subsidiaries’ privacy policies, or any of the Company’s or its Subsidiaries’ contractual obligations, and any other definition for any similar term provided by Data Security Requirements.

“Privacy/Data Security Laws” means all Laws governing privacy, data protection, or information security and the Processing of Personal Information, including, without limitation, federal, state or foreign laws or regulations regarding (a) data privacy or information security, (b) data breach notification, (c) unfair or deceptive practices (d) trespass, computer crime and other Laws governing unauthorized access to or use of electronic data; (e) email, telephone, or text message communications; (f) state consumer protection; (g) sales and marketing; (h) payment card processing; (i) online behavioral advertising; (j) cross-border transfers of Personal Information; and (k) Laws concerning requirements for website and mobile application privacy policies. For the avoidance of doubt, Privacy/Data Security Laws includes, but is not limited to, the following Laws: the Healthcare Laws, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Federal Trade Commission Act, the CAN-SPAM Act, Canada’s Anti-Spam Legislation, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, California Consumer Privacy Act (CCPA), the California Privacy Rights Act (CPRA), the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003 (CAN-SPAM), Payment Card Industry Data Security Standard (PCI-DSS), and the Federal Trade Commission Act and the General Data Protection Regulation (EU) 2016/679 (GDPR), the GDPR as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (UK GDPR), the Privacy and Electronic Communications Directive 2002/58/EC as amended by Directive 2009/136/EC (ePrivacy Directive), any national legislation of any EU Member State implementing the same.

“Process” or “Processing” means any operation or set of operations, with respect to data, whether or not by automated means, such as the access, transmission, sharing, security, use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination, erasure, or destruction of such data, or any other operation that is otherwise considered “processing” or similar term under applicable Laws.

“Pro Rata Share” means, for each Eligible Company Equityholder, a percentage determined by dividing (i) (A) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Warrant Settlement and the Conversion) held by such Eligible Company Equityholder, plus (B) the number of shares of Company Common Stock subject to Company Options held by such Eligible Company Equityholder as of immediately prior to the Effective Time that are issuable upon the net exercise of such Company Options, assuming that the fair market value of one Option Share equals (1) the Exchange Ratio multiplied by (2) the Company Per Share Valuation, by (ii) (A) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Warrant Settlement and the Conversion), plus (B) the number of shares of Company Common Stock subject to Company Options outstanding as of immediately prior to the Effective Time that are issuable upon the net exercise of such Company Options, assuming that the fair market value of one Option Share equals (1) the Exchange Ratio multiplied by (2) the Company Per Share Valuation.

“Products” mean any products or services, developed, manufactured, performed, provided, out-licensed, sold, leased, licensed, distributed or otherwise made available by or on behalf of the Company or any Company Subsidiary, including products or services which the Company or any Company Subsidiary (i) is currently deriving revenue from the sale or provision thereof, (ii) has undertaken manufacturing or production activities, including through any Supplier, for the future sale or provision thereof or (iii) intends to sell or otherwise make commercially available within eighteen (18) months after the date of this Agreement.

“Redemption Rights” means the redemption rights in connection with Closing provided for in Section 168 of the Acquiror Articles of Association.

“Registered Intellectual Property” means all Intellectual Property that has been registered (or for which an application for registration has been submitted and is pending) with a Governmental Authority or, in the case of domain names, with an ICANN-accredited registrar.

“Restricted Cash” means all cash deposits, cash in reserve accounts, cash escrow accounts, cash collateralizing any obligation, custodial cash and cash subject to a lockbox, dominion, control or similar agreement or otherwise subject to any legal or contractual restriction on the ability to freely withdraw, transfer or use such cash for any lawful purpose, including any clawback, redemption, escrow or similar encumbrance or restriction; provided, however, Cash shall not be considered Restricted Cash hereunder to the extent such Cash is required to be used to fund Acquiror Transaction Costs or Company Transaction Costs in accordance with the terms of this Agreement or any Ancillary Agreement.

“Sanctioned Person” means at any time any person (i) listed on any Sanctions-related list of designated or blocked persons, (ii) the government of, resident in, or organized under the laws of a country or territory that is the subject of comprehensive restrictive Sanctions from time to time (which includes, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea region), or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered or enforced by (i) the United States (including the U.S. Treasury Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) His Majesty’s Treasury, or (v) any other similar governmental authority with jurisdiction over the Company or any Company Subsidiary from time to time.

“Security Incident” means any unlawful, unauthorized or accidental loss, destruction, use, modification, disclosure, unavailability of, or access to, Personal Information, other proprietary or confidential information Processed by or on behalf of the Company or any of its Subsidiaries, or any Business System.

“Software” means all computer programs, applications, middleware, firmware, or other computer software (in object code, bytecode or source code format).

“Sponsor Loan Note” means that promissory note for a principal amount of up to $5,000,000, dated as of December 7, 2021, issued by Acquiror to the Sponsor.

“Subsidiary” means, with respect to a person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supplier” means any person that supplies inventory or other materials or personal property, Software, components, or other goods or services (including, design, development and manufacturing services) including those goods or services that comprise or are utilized in, including in connection with the design, development, manufacture or sale of, the Products of the Company or any Company Subsidiary.

“Tax” or “Taxes” means (a) any and all taxes (including any duties, levies or other similar governmental assessments in the nature of taxes), including, but not limited to, income, estimated, business, occupation, corporate, capital, gross receipts, transfer, stamp, registration, employment, payroll, unemployment, withholding, occupancy, license, severance, capital, production, ad valorem, excise, windfall profits, customs duties, real property, personal property, sales, use, turnover, value added and franchise taxes, whether disputed or not, together with all interest, penalties, and additions to tax imposed with respect thereto, and (b) any liability for or in respect of the payment of any amount of a type described in clause (a) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case provided or required to be provided to a Tax authority.

“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the Acquiror Disclosure Schedule and the Ancillary Agreements.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Triggering Event I” means the date on which the VWAP is greater than or equal to $12.50 for any 20 Trading Days within any 30 consecutive Trading Day period within the Earnout Period.

“Triggering Event II” means the date on which the VWAP is greater than or equal to $15.00 for any 20 Trading Days within any 30 consecutive Trading Day period within the Earnout Period.

“Triggering Events” means Triggering Event I and Triggering Event II, collectively.

“Virtual Data Room” means the virtual data room established by the Company, access to which was given to Acquiror in connection with its due diligence investigation of the Company relating to the Transactions.

“VWAP” means the volume-weighted average share price of Acquiror Common Stock as displayed on Acquiror’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day.

“Willful Breach” means, with respect to any agreement, a knowing and intentional material breach by a party of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquiror	Preamble
Acquiror Alternative Transaction	7.01(d)
Acquiror Balance Sheet Date	5.08(d)
Acquiror Board	Recitals
Acquiror Bylaws	Recitals
Acquiror Certificate of Incorporation	Recitals
Acquiror Change in Recommendation	7.04(a)
Acquiror Closing Statement	3.04(a)
Acquiror Disclosure Schedule	Article V
Acquiror General Meeting	7.02(a)
Acquiror Interested Party Transaction	5.17
Acquiror Maximum Annual Premium	7.06(e)
Acquiror Preferred Shares	5.03(a)
Acquiror Proposals	7.02(a)
Acquiror Recommendation	7.04(a)
Acquiror SEC Reports	5.07(a)
Acquiror Shareholders Approval	8.01(b)
Acquiror Tail Policy	7.06(e)
Action	4.09

Defined Term	Location of Definition
Additional Financing	7.21(a)
Additional Sponsor Loan Note	7.21(b)
Agreement	Preamble
Alternative Transaction	7.01(a)
Alternative Transaction Structure	7.13(b)
Amended Letter Agreement	Recitals
Antitrust Laws	7.11(a)
Audited Financial Statements	4.07(b)
BIOS	5.16
BIOSU	5.16
BIOSW	5.16
Blue Sky Laws	4.05(b)
Book Entries	3.02(b)
Certificate of Domestication	2.01(a)
Certificate of Merger	2.02(a)
Certificates	3.02(b)
Closing	2.02(b)
Closing Date	2.02(b)
Company	Preamble
Company Board	Recitals
Company Change in Recommendation	7.03(b)
Company Closing Statement	3.04(b)
Company Designees	7.15
Company Disclosure Schedule	Article IV
Company Earnout Shares	3.03(a)
Company Interested Party Transaction	4.22(a)
Company Maximum Annual Premium	7.06(d)
Company Permit	4.06(a)
Company Recommendation	Recitals
Company Registered Intellectual Property	4.14(a)
Company Tail Policy	7.06(d)
Company Warrant Settlement	Recitals
Company Warrants	Recitals
Confidentiality Agreement	7.05(b)
Consent Solicitation Statement	7.02(a)
Contracting Parties	10.12
Contributor Agreements	4.14(g)
Contributors	4.14(g)
Conversion	Recitals
Data Security Requirements	4.14(m)
DGCL	Recitals
Domesticated Acquiror Board	Recitals
Domesticated Acquiror Unit	Recitals
Domesticated Acquiror Warrant	Recitals
Domestication	Recitals
Domestication Approval	5.10(b)
economic interest in any person	4.22(a)
Effective Time	2.02(a)
EIP Initial Share Reserve	7.02(a)
Environmental Permits	4.16
ERISA Affiliate	4.10(c)

Defined Term	Location of Definition
ESPP	7.02(a)
ESPP Initial Share Reserve	7.02(a)
ESPP Proposal	7.02(a)
Exchange Agent	3.02(a)
Exchanged Option	3.01(c)
Exchange Fund	3.02(a)
Extension	6.02
Financial Statements	4.07(b)
First Level Sponsor Earnout Shares	3.03(b)
First Merger	7.13(b)
GAAP	4.07(b)
Go-forward D&O Insurance	7.06(c)
Governmental Authority	4.05(b)
group health plan	4.10(k)
Health Plan	4.10(k)
Intended Tax Treatment	Recitals
Interested Party Agreement	4.22(a)
Interim Period	6.01(a)
IPO	6.030
IRS	4.10(b)
Key Company Stockholders	Recitals
Letter Agreement Amendment	Recitals
Lease	4.12(b)
Lease Documents	4.12(b)
Letter Agreement	Recitals
Material Contracts	4.17(a)
Material Customers	4.18
Material Suppliers	4.18
Merger	Recitals
Merger Materials	7.02(a)
Merger Sub	Preamble
Merger Sub Board	Recitals
Merger Sub Common Stock	5.03(b)
Merger Sub II	7.13(b)
Nonparty Affiliates	10.12
Non-redeeming Stockholder	7.21(a)
Omnibus Incentive Plan	7.02(a)
Omnibus Incentive Plan Proposal	7.02(a)
Outside Date	9.01(b)
Per Share Merger Consideration	3.01(b)(i)
PIPE Financing	7.21(a)
Plans	4.10(a)
PPACA	4.10(k)
Prospectus	6.03
Proxy Statement	7.02(a)
Public Stockholders	6.03
Registration Rights Agreement	Recitals
Registration Statement	7.02(a)
Released Claims	6.03
Remedies Exceptions	4.04
Representatives	7.05(a)

Defined Term	Location of Definition
Required Acquiror Proposals	7.02(a)
Required Company Permits	7.20
Requisite Company Stockholder Approval	7.02(a)
SEC	Article V
Second Level Sponsor Earnout Shares	3.03(b)
Second Merger	7.13(b)
SEC Statement	Article V
Securities Act	4.05(b)
Side Letter Agreements	4.22(b)
single employer	4.10(c)
Sponsor	Preamble
Sponsor Designees	7.15
Sponsor Earnout Shares	3.03(b)
Stockholder Support Agreement	Recitals
Surviving Corporation	2.01(b)
Surviving Entity	7.13(b)
Surviving Provisions	9.02
Tax-Free Reorganization	Recitals
Terminating Acquiror Breach	9.01(g)
Terminating Company Breach	9.01(f)
Transaction Litigation	7.19
Trust Account	5.13
Trust Agreement	5.13
Trustee	5.13
Trust Fund	5.13
Unaudited Interim Financial Statements	4.07(a)
Waived 280G Benefits	7.23
Written Consent	7.03(a)
Written Consent Failure	7.03(a)

1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law and (x) the phrase “made available,” “provided to,” “furnished to” and phrases of similar import when used in this Agreement with respect to the Company means that the information or materials referred to have been posted to the Virtual Data Room in each case, on or prior to the date hereof.

(b) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or the Acquiror’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19).

ARTICLE II

AGREEMENT AND PLAN OF MERGER

2.01 Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur in the order set forth in this Section 2.01:

(a) Domestication. Prior to the Closing Date and following Acquiror shareholders’ exercise of their Redemption Rights, Acquiror shall cause the Domestication to occur in accordance with Section 388 of the DGCL and Section 206 of the Companies Act, including by filing with the Delaware Secretary of State a Certificate of Domestication in substantially the form attached as Exhibit F hereto (the “Certificate of Domestication”) and the Acquiror Certificate of Incorporation, completing and making all filings required to be made with the Cayman Registrar to effect the Domestication, obtaining a certificate of de-registration from the Cayman Registrar and taking any other actions necessary in connection therewith. In connection with (and as part of) the Domestication, Acquiror shall cause (i) each Acquiror Class A Ordinary Share and Acquiror Class B Ordinary Share that is issued and outstanding immediately prior to the Domestication to be converted into one share of Acquiror Common Stock, (ii) each Acquiror Warrant that is issued and outstanding immediately prior to the Domestication to be converted into one Domesticated Acquiror Warrant, (iii) each Acquiror Unit to be converted into one Domesticated Acquiror Unit, with each Domesticated Acquiror Unit representing one share of Acquiror Common Stock and one-half of one Domesticated Acquiror Warrant, (iv) the Acquiror Organizational Documents to become the Acquiror Certificate of Incorporation and the Acquiror Bylaws and (v) Acquiror’s name to be changed to “Avertix Medical, Inc.”, provided that if such name is not available in the State of Delaware or Acquiror is otherwise unable to change its name to “Avertix Medical, Inc.” in the State of Delaware, Acquiror shall cause its name to be changed to such other name mutually agreed to by Acquiror and the Company. Acquiror shall effect the Domestication in compliance with all applicable Law and in a manner so as to properly effectuate the purposes of this Agreement. Acquiror and its Representatives shall give the Company the opportunity to review any applicable documents, certificates or filings in connection with the Domestication and will consider, in good faith, any comments thereto.

(b) Merger. Upon the terms and subject to the conditions set forth in Article VIII and in accordance with the DGCL, following the Domestication and at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in substantially the form attached as Exhibit G hereto (a “Certificate of Merger”) with the Secretary of State of the State of Delaware (the date and time of the filing of such Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in such Certificate of Merger) being the “Effective Time”).

(b) Immediately prior to such filing of the Certificate of Merger in accordance with Section 2.02(a), a closing of the Merger (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

(c) For the avoidance of doubt, the Closing and Effective Time shall occur after the completion of the Domestication.

2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.04 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Company Certificate of Incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b) At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

2.05 Directors and Officers.

(a) The parties will take all requisite action such that (i) the initial directors of the Surviving Corporation immediately after the Effective Time shall be the individuals set forth on Schedule B or as otherwise agreed in writing by the parties prior to the Closing, and (ii) the initial officers of the Surviving Corporation immediately after the Effective Time shall be the individuals to be agreed in writing by the parties prior to the Closing, in each case, with each such individual to hold office in accordance with the provisions of the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are, in the case of the initial directors, duly elected or appointed and qualified and, in the case of the initial officers, duly appointed.

(b) The parties shall use reasonable best efforts to cause the individuals nominated for election in accordance with Section 7.15 to comprise the Acquiror Board immediately following the Effective Time, each to hold office in accordance with the DGCL and the Acquiror Organizational Documents and until their respective successors are duly elected or appointed and qualified.

ARTICLE III

EFFECTS OF THE MERGER

3.01 Conversion of Securities.

(a) Company Warrant Settlement and Conversion. Prior to the Effective Time, the Company shall take all necessary actions to effectuate the Company Warrant Settlement and the Conversion. Following the

Company Warrant Settlement and the Conversion, neither the Company Warrants nor shares of Company Preferred Stock shall remain outstanding and shall cease to exist, and each holder thereof shall thereafter cease to have any rights with respect thereto.

(b) Company Common Stock. At the Effective Time (and, for the avoidance of doubt, following the consummation of the Domestication and after giving effect to the Company Warrant Settlement and the Conversion), by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of any of the following securities:

(i) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock issued in connection with the Company Warrant Settlement and the Conversion) shall be canceled and converted into the right to receive (A) a number of shares of Acquiror Common Stock equal to the Exchange Ratio and (B) the contingent right to receive the Company Earnout Shares in accordance with Section 3.03, in each case, without interest (collectively, the “Per Share Merger Consideration”); provided, however, that notwithstanding anything to the contrary set forth herein, to the extent a share of Company Common Stock is subject to an early exercise stock purchase agreement or a similar agreement prior to the Effective Time (the “Restricted Stock Agreement”), the Per Share Merger Consideration (including, if applicable, any Company Earnout Share) issued to the holder of such share of Company Common Stock pursuant to the terms of this Agreement shall continue to be subject to the vesting, forfeiture and repurchase terms and conditions set forth in the Restricted Stock Agreement;

(ii) all shares of Company Stock held in the treasury of the Company shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(iii) each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

(c) Company Options. At the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether then vested or unvested, shall be assumed by Acquiror and converted into (i) an option to purchase a number of shares of Acquiror Common Stock (rounded down to the nearest whole share) (such option, an “Exchanged Option”) equal to (A) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Company Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio and (ii) the contingent right to receive the Company Earnout Shares in accordance with Section 3.03; provided, however, that the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to the Exchanged Options shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that in the case of any Exchanged Option to which Section 422 of the Code applies, the exercise price and the number of shares of Acquiror Common Stock purchasable pursuant to such Exchanged Option shall be determined in accordance with the foregoing, subject to such adjustments as are necessary in order to satisfy the requirements of Section 424(a) of the Code (including that share amounts will be rounded down to the nearest whole share and exercise prices will be rounded up to the nearest whole cent). Except as specifically provided above, following the Effective Time, each Exchanged Option shall continue to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding Company Option immediately prior to the Effective Time.

(d) Prior to the Effective Time, the Company shall take all necessary actions to effect the transactions contemplated by Section 3.01(a), Section 3.01(b) and Section 3.01(c) under the Company Certificate of Incorporation, bylaws of the Company and Company Stock Plan and any applicable award agreements thereunder, including delivering all required notices, obtaining all necessary approvals and consents, and delivering evidence reasonably satisfactory to Acquiror that all necessary determinations by the Company Board or applicable committee of the Company Board to convert Company Options in accordance with Section 3.01(c) have been made, and to ensure that no Exchanged Option may be exercised prior to the effective date of a registration statement on Form S-8 or other applicable form of Acquiror.

3.02 Exchange of Certificates.

(a) Exchange Agent. Prior to the Closing Date, Acquiror shall deposit, or shall cause to be deposited, with a bank or trust company that shall be designated by Acquiror (the “Exchange Agent”), for the benefit of the holders of the Company Stock, for exchange in accordance with this Article III, the number of shares of Acquiror Common Stock sufficient to deliver the aggregate Per Share Merger Consideration payable pursuant to this Agreement (such shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), being hereinafter referred to as the “Exchange Fund”). Acquiror shall cause the Exchange Agent, pursuant to irrevocable instructions, to pay the Per Share Merger Consideration out of the Exchange Fund in accordance with this Agreement. Except as contemplated by Section 3.02(c) hereof, the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. As promptly as practicable after the date hereof, the Company shall deliver to each holder of Company Stock evidenced by certificates (the “Certificates”) entitled to receive the applicable Per Share Merger Consideration pursuant to Section 3.01 instructions for use in effecting the surrender of the Certificates. Within two Business Days (but in no event prior to the Effective Time) after the surrender to the Exchange Agent of all Certificates held by such holder for cancellation, and such other documents as may be required pursuant to such instructions, the holder of such Certificates shall be entitled to receive in exchange therefore, and Acquiror shall cause the Exchange Agent to deliver the applicable Per Share Merger Consideration in accordance with the provisions of Section 3.01 and Section 3.03, and the Certificates so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 3.02, each Certificate entitled to receive the applicable Per Share Merger Consideration in accordance with Section 3.01 and Section 3.03 shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Per Share Merger Consideration that such holder is entitled to receive in accordance with the provisions of Section 3.01 and Section 3.03. Notwithstanding the foregoing, holders of book entry shares of Company Stock not evidenced by certificates (“Book Entries”) shall not be required to surrender any Certificates or other documents in order to receive the applicable Per Share Merger Consideration payable in respect of such shares, and Acquiror shall cause the Exchange Agent to deliver the applicable Per Share Merger Consideration in respect of all Book Entries within two Business Days following the Closing Date.

(c) Distributions with Respect to Unexchanged Shares of Acquiror Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to the Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby until the holder of such Certificate shall surrender such Certificate in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate, Acquiror shall pay or cause to be paid to the holder of the shares of Acquiror Common Stock issued in exchange therefore, without interest, (i) promptly, but in any event within five Business Days of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such shares of Acquiror Common Stock; provided, however, any dividends or other distributions with respect to Company Earnout Shares shall be subject to the provisions of Section 3.03.

(d) No Further Rights. The Per Share Merger Consideration payable upon conversion of the Company Stock (including shares of Company Common Stock issued in connection with the Company Warrant Settlement and the Conversion) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Stock.

(e) Adjustments to Per Share Merger Consideration. The Per Share Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Acquiror Common Stock, the Company Stock occurring on or after the date hereof and prior to the Effective Time; provided, however, that this Section 3.02(e) shall not be construed to permit Acquiror or the Company to take any actions with respect to its securities that is prohibited by this Agreement.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Stock for one year after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Company Stock who have not theretofore complied with this Section 3.02 shall thereafter look only to Acquiror for the applicable Per Share Merger Consideration. Any portion of the Exchange Fund remaining unclaimed by holders of Company Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable law, become the property of Acquiror free and clear of any claims or interest of any person previously entitled thereto.

(g) No Liability. None of the Exchange Agent, Acquiror or the Surviving Corporation shall be liable to any holder of Company Stock (including shares of Company Common Stock issued in connection with the Company Warrant Settlement and the Conversion) for any Acquiror Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 3.02.

(h) Withholding Rights. Each of the Company, the Surviving Corporation, Merger Sub, Acquiror and the Exchange Agent shall be entitled to deduct and withhold from payments pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payments under the Code or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate, the applicable Per Share Merger Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 3.01.

(j) Fractional Shares. No certificates or scrip or shares representing fractional shares of Acquiror Common Stock shall be issued upon the exchange of Company Common Stock and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Acquiror or a holder of shares of Acquiror Common Stock. In lieu of any fractional share of Acquiror Common Stock to which any holder of Company Common Stock would otherwise be entitled, the Exchange Agent shall round down to the nearest whole share of Acquiror Common Stock. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

3.03 Earnout.

(a) Following the Closing, and as additional consideration for the Merger and the other Transactions, within five (5) Business Days after the occurrence of a Triggering Event, Acquiror shall issue or cause to be issued to each Eligible Company Equityholder its, his or her Pro Rata Share of the Company Earnout Shares issuable in accordance with the following schedule:

(i) in connection with the occurrence of Triggering Event I, a one-time issuance of one-half of the Company Earnout Shares; and

(ii) in connection with the occurrence of Triggering Event II, a one-time issuance of one-half of the Company Earnout Shares.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the Sponsor, 1,150,000 shares of Acquiror Founders Stock (the “Sponsor Earnout Shares”) shall become unvested and subject to the vesting and forfeiture provisions set forth in this Section 3.03(b). Following the Closing and subject to Section 3.03(f), (i) if Triggering Event I occurs, then one-half of the Sponsor Earnout Shares shall become vested and no longer be subject to forfeiture pursuant to this Section 3.03(b) (the “First Level Sponsor Earnout Shares”), and (ii) if Triggering Event II occurs, then the remaining one-half of the Sponsor Earnout Shares shall become vested and no longer be subject to forfeiture pursuant to this Section 3.03(b) (the “Second Level Sponsor Earnout Shares”); provided that the number of Sponsor Earnout Shares that may become vested in connection with the occurrence of a Triggering Event shall be reduced, on a share-by-share basis, by the number of shares of Acquiror Common Stock forfeited by Sponsor in connection with any Additional Financing transaction pursuant to Section 7.21(a), if any. Any reduction in the number of Sponsor Earnout Shares pursuant to this Section 3.03(b) shall be first from the Second Tranche Sponsor Earnout Shares, and then from the First Tranche Sponsor Earnout Shares; provided that in no event shall the number of Sponsor Earnout Shares be reduced below 575,000. To the extent that no Triggering Event or Change in Control has occurred during the Earnout Period in accordance with the terms of this Agreement, any Sponsor Earnout Shares that would otherwise become vested under this Agreement as a result of the occurrence of such Triggering Event or Change in Control shall instead be forfeited and cancelled without the payment of any consideration in respect thereof. The parties intend that the transactions contemplated by the first sentence of this Section 3.03(b) shall be treated in accordance with Rev. Rul. 2007-49, Situation 1, for Tax purposes, unless otherwise required by applicable Law.

(c) For the avoidance of doubt, (i) each Triggering Event shall only occur once, if at all, and in no event shall (A) the Eligible Company Equityholders be entitled to receive more than the Company Earnout Shares and (B) the Sponsor be entitled to receive more than the Sponsor Earnout Shares, and (ii) to the extent that no Triggering Event or Change in Control has occurred during the Earnout Period in accordance with the terms of this Agreement, any Company Earnout Shares that would otherwise be issued or Sponsor Earnout Shares that would otherwise become vested under this Agreement as a result of the occurrence of such Triggering Event or Change in Control shall instead be forfeited and cancelled without the payment of any consideration in respect thereof.

(d) The number of Company Earnout Shares, Sponsor Earnout Shares and the Acquiror Common Stock price targets set forth in the definitions of Triggering Event I and Triggering Event II shall be equitably adjusted to reflect the effect of stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into shares of Acquiror Common Stock), reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to shares of Acquiror Common Stock occurring after the Closing.

(e) Notwithstanding anything in Section 3.03(a) to the contrary, to the extent that any portion of the Company Earnout Shares that would otherwise be issued to an Eligible Company Equityholder hereunder relates to a Company Option exchanged for an Exchanged Option that remains unvested as of such Triggering Event (each such Exchanged Option, an “Unvested Exchanged Option”), then in lieu of issuing the applicable Company Earnout Shares, Acquiror shall instead issue, as soon as practicable following the later of (i) the occurrence of such Triggering Event and (ii) Acquiror’s filing of a Form S-8 Registration Statement, to each holder of an Unvested Exchanged Option, an award of restricted stock units of Acquiror for a number of shares of Acquiror Common Stock equal to such portion of the Company Earnout Shares issuable with respect to the Unvested Exchanged Option (the “Contingent RSUs”). A holder of an Unvested Exchanged Option shall only be granted Contingent RSUs if such holder remains in continuous service to Acquiror or one of its Subsidiaries as of the applicable Triggering Event and the applicable grant date of the Contingent RSUs. Such Contingent RSUs shall vest in equal amounts (or as close as possible, with any excess shares vesting on the last vesting date)

over the remaining vesting schedule of the applicable Unvested Exchanged Option and shall be subject to the same vesting conditions as applied to the applicable Unvested Exchanged Option.

(f) Notwithstanding the foregoing, if a Change in Control occurs during the Earnout Period, then, immediately prior to the consummation of such Change in Control: (i) any Triggering Event that has not previously occurred shall be deemed to have occurred, (ii) Acquiror shall issue or cause to be issued the remaining portion of the Company Earnout Shares to the Eligible Company Equityholders, and (iii) any Sponsor Earnout Shares that remain unvested shall automatically become fully vested and no longer be subject to forfeiture.

(g) The issuance of Company Earnout Shares shall be treated as an adjustment to the total consideration paid pursuant to the Merger by the parties for Tax purposes, unless otherwise required by applicable Law.

3.04 Payment of Acquiror Transaction Costs; Closing Statement.

(a) No later than three (3) Business Days prior to the Closing and in any event not earlier than the time that holders of Acquiror Common Stock may no longer elect to redeem their shares in accordance with the Redemption Rights, Acquiror shall prepare and deliver to the Company a written statement (the “Acquiror Closing Statement”) setting forth in good faith: (i) the amount of estimated unpaid Acquiror Transaction Costs as of the Closing and all relevant supporting documentation used by Acquiror in calculating such amounts reasonably requested by the Company, which shall include the respective amounts and wire transfer instructions for the payment thereof; (ii) the amount in the Trust Account (for the avoidance of doubt, prior to exercise of Redemption Rights in accordance with the Acquiror Organizational Documents, if any); plus all other cash and cash equivalents of Acquiror; (iii) the aggregate amount of cash proceeds that will be required to satisfy the exercise of Redemption Rights in accordance with the Acquiror Organizational Documents; and (iv) the number of shares of Acquiror Common Stock to be outstanding as of the Closing after giving effect to the exercise of Redemption Rights in accordance with the Acquiror Organizational Documents. The Acquiror Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement until the Closing, Acquiror shall (A) use reasonable best efforts to cooperate with and provide the Company and its Representatives all information reasonably requested by the Company or any of its Representatives and within Acquiror’s or its Representatives’ possession or control in connection with the Company’s review of the Acquiror Closing Statement and (B) consider in good faith any comments to the Acquiror Closing Statement provided by the Company, which comments the Company shall deliver to Acquiror no later than two (2) Business Days prior to the Closing Date, and Acquiror shall revise such Acquiror Closing Statement to incorporate any changes Acquiror determines are reasonably necessary or appropriate given such comments.

(b) No later than three (3) Business Days prior to the Closing, the Company shall prepare and deliver to Acquiror a statement (the “Company Closing Statement”) setting forth in good faith: (i) a capitalization table containing the information set forth in Section 4.03(a) and, with respect to each holder of a Company Option or Company Warrant, the information set forth on Section 4.03(b) of the Company Disclosure Schedule, in each case, as of the date the Company Closing Statement is delivered to Acquiror, and (ii) the amount of estimated unpaid Company Transaction Costs as of the Closing and all relevant supporting documentation used by the Company in calculating such amounts reasonably requested by Acquiror, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with the corresponding invoices. The Company Closing Statement and each component thereof shall be prepared and calculated in accordance with the definitions contained in this Agreement. From and after delivery of the Company Closing Statement until the Closing, the Company shall (A) use reasonable best efforts to cooperate with and provide Acquiror and its Representatives all information reasonably requested by Acquiror or any of its Representatives and within the Company’s or its Representatives’ possession or control in connection with Acquiror’s review of the Company Closing Statement and (B) consider in good faith any comments to the Company Closing Statement provided by

Acquiror, which comments Acquiror shall deliver to the Company no later than two (2) Business Days prior to the Closing Date, and the Company shall revise such Company Closing Statement to incorporate any changes the Company determines are reasonably necessary or appropriate given such comments.

(c) At the Closing, Acquiror shall pay or cause to be paid (including by the Surviving Corporation or any of its Subsidiaries) by wire transfer of immediately available funds (including out of Acquiror Cash and cash available at the Surviving Corporation or any of its Subsidiaries) all Acquiror Transaction Costs and Company Transaction Costs set forth on the Acquiror Closing Statement and the Company Closing Statement, respectively, that remain unpaid as of such time.

3.05 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book Entries representing Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Stock, except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Acquiror for any reason shall be converted into the right to receive the applicable Per Share Merger Consideration and Company Earnout Shares in accordance with the provisions of Section 3.01 and Section 3.03, as applicable.

3.06 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Common Stock in accordance with Section 262 of the DGCL, and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of appraisal rights, shall not be converted into, and such stockholders shall have no right to receive, the applicable Per Share Merger Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise loses his, her or its rights to appraisal of such shares of Company Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive, without any interest thereon, the applicable Per Share Merger Consideration and Company Earnout Shares in accordance with the provisions of Section 3.01 and Section 3.03, upon surrender, if applicable, in the manner provided in Section 3.02(b), of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b) Prior to the Closing, the Company shall give Acquiror (i) prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands, and (ii) the opportunity to participate in all proceedings and negotiations with respect to demands for appraisal under the DGCL. Except with the prior written consent of Acquiror (not to be unreasonably withheld, delayed or conditioned), the Company shall not make any payment with respect to demands for appraisal or offer to settle or settle any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company to Acquiror and Merger Sub in connection with this Agreement (the “Company Disclosure Schedule”) (provided that any matter required to be disclosed shall only be disclosed by specific disclosure in the corresponding section of the Company Disclosure Schedule (unless such disclosure has sufficient detail on its face that it is reasonably apparent that it relates to another section of this Article IV) or by cross reference to another section of the Company Disclosure Schedule), the Company hereby represents and warrants to Acquiror and Merger Sub as follows:

4.01 Organization and Qualification; Subsidiaries.

(a) The Company and each Company Subsidiary is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries and each other entity in which the Company or any Company Subsidiary owns any equity or similar interest, together with the jurisdiction of incorporation or organization of each Company Subsidiary or such other entity and the percentage of the outstanding capital stock or other equity interest of each Company Subsidiary or such other entity that is owned by the Company and each other Company Subsidiary, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Other than the Company Subsidiaries and each other entity set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own, and has never owned, any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

4.02 Certificate of Incorporation and Bylaws. The Company has, prior to the date of this Agreement, made available to Acquiror a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended, restated or otherwise modified to date, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of the provisions of its certificate of incorporation, bylaws, operating agreement, limited liability company agreement or equivalent organizational documents.

4.03 Capitalization.

(a) The authorized capital stock of the Company consists of 71,618,334 shares of Company Common Stock and 58,583,878 shares of Company Preferred Stock, 28,177,513 of which are shares of Company Series A Preferred Stock and 30,406,365 of which are shares of Company Series B Preferred Stock. As of the date hereof, (i) 1,045,652 shares of Company Common Stock are issued and outstanding, (ii) 28,177,513 shares of Company Series A Preferred Stock are issued and outstanding, (iii) 29,508,365 shares of Company Series B Preferred Stock are issued and outstanding, (iv) no shares of Company Stock are held in the treasury of the Company, (v) 8,281,647 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Options granted pursuant to the Company Stock Plan, and (vi) 3,468,920 shares of Company Common Stock are reserved for future issuance pursuant to the exercise of Company Warrants.

(b) Section 4.03(b)-1 of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the name of the holder of the Company Option; (ii) the number of shares of Company Common Stock subject to such Company Option; (iii) the exercise or purchase price of such Company Option; (iv) the date on which such Company Option was granted; (v) the date on which such Company Option expires; and (vi) the vesting schedule (including any acceleration provisions) of such Company Option. All Company Options were issued pursuant to the Company

Stock Plan or an individual award agreement made available to Acquiror. The Company has made available to Acquiror accurate and complete copies of the Company Stock Plan pursuant to which the Company has granted the Company Options that are currently outstanding and the form of all stock and stock-based award agreements evidencing the Company Options. No Company Option was granted with an exercise price per share less than the fair market value of the underlying Company Common Stock as of the date such Company Option was granted, determined in a manner consistent with Section 409A of the Code. All shares of Company Common Stock subject to issuance pursuant to Company Options outstanding as of the date hereof, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Section 4.03(b)-2 of the Company Disclosure Schedule sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the name of the holder of the Company Warrant; (ii) the number of shares of Company Common Stock subject to such Company Warrant; (iii) the exercise or purchase price of such Company Warrant; (iv) the date on which such Company Warrant was granted; (v) the date on which such Company Warrant expires; and (vi) if applicable, the vesting schedule (including any acceleration provisions) of such Company Warrant. All Company Warrants were issued pursuant to forms of warrant to purchase Company Common Stock made available to Acquiror. All shares of Company Common Stock subject to issuance pursuant to Company Warrants outstanding as of the date hereof, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The Company Warrant Settlement will have been duly and validly authorized by all corporate action and all required approvals and consents will have been obtained by the Company. The terms of the Company Stock Plan permit the treatment of Company Options as provided herein, without notice to, or the consent or approval of, the holders of such Company Options, the Company Stockholders or otherwise.

(c) Other than (i) the Company Options set forth on Section 4.03(b)-1 of the Company Disclosure Schedule, and (ii) the Company Warrants set forth on Section 4.03(b)-2 of the Company Disclosure Schedule, as of the date hereof, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted stock, restricted stock units, performance stock, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, stockholder agreements or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Stock or any other equity interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Stock or any of the equity interests or other securities of the Company or any Company Subsidiary.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(e) (i) Except as provided by the Company Stock Plan or the applicable award agreement thereunder, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option as a result of the Transactions, and (ii) all outstanding Company Stock, Company Options, and Company Warrants and all outstanding shares of capital stock or other equity securities of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities laws and other applicable Laws and (B) all preemptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party and the organizational documents of the Company and the Company Subsidiaries.

(f) Each outstanding share of capital stock or other equity security of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share or security is owned 100% by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

4.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder and, subject to receiving the Requisite Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been, and each Ancillary Agreement to which the Company is a party will be, duly and validly authorized by all necessary action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and each Ancillary Agreement to which it is a party or to consummate the Transactions (other than, with respect to the Merger, the Requisite Company Stockholder Approval, which the Written Consent shall satisfy, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Acquiror and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or the other Transactions.

4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the filing and recordation of appropriate merger documents as required by the DGCL and of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.05(b) and assuming all other required filings, waivers, approvals, consents, authorizations and notices disclosed in Section 4.05(a) of the Company Disclosure Schedule, including the Written Consent, have been made, obtained or given, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company or any Company Subsidiary.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any United States federal, state, county, municipal or other local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act of 1933 (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing with and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company or any Company Subsidiary.

(c) No dissenters’ rights, rights of appraisal or other similar rights under Section 2115 of the Corporations Code of the State of California apply in connection with the Transactions.

4.06 Permits; Compliance.

(a) Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, registrations, easements, variances, exceptions, consents, certificates, charters, approvals, and orders of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (each, a “Company Permit”), except where the failure to do so, individually or in the aggregate, has not been, and would not reasonably be expected to be, material to the Company or any Company Subsidiary. No suspension, limitation, adverse modification or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. To the knowledge of the Company, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any such Company Permit. Neither the Company nor any of the Company Subsidiaries have been notified or presently has any reason to believe that any Company Permit will not be renewed in the ordinary course of business upon its expiration. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or any Company Permit or (b) any Material Contract, except for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, in the case of clauses (a) and (b) have not been, and would not reasonably be expected to be, material to the Company or any Company Subsidiary.

(b) Section 4.06(b) of the Company Disclosure Schedule sets forth a list of all of the Company Permits that the Company or any Company Subsidiary currently holds, and each other franchise, grant, authorization, licenses, permit, registration, easement, variance, exception, consent, certificate, charter, approval, and order of any Governmental Authority that the Company or any Company Subsidiary has applied for as of the date of this Agreement but not yet obtained, or is otherwise in the process of obtaining or plans to obtain as of the date of this Agreement.

4.07 Financial Statements.

(a) Attached as Section 4.07(a) of the Company Disclosure Schedule is a true and complete copy of the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of March 31, 2023 (the “2023 Balance Sheet”) and March 31, 2022, and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the three (3) months ended March 31, 2023 and March 31, 2022 (collectively with the 2023 Balance Sheet, the “Unaudited Interim Financial Statements”).

(b) Attached as Section 4.07(b) of the Company Disclosure Schedule are true and complete copies of the audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2021 and December 31, 2022, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the year then ended, audited in accordance with the auditing standards of the PCAOB and complying in all material respects with the applicable requirements of the SEC, the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder (the “Audited Financial Statements”, and collectively with the Unaudited Interim Financial Statements, the “Financial Statements”). The Financial Statements were prepared in accordance with the United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto and subject to year-end adjustments) and fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as of and at the date thereof and for the period indicated therein, except as otherwise noted therein.

(c) Except as and to the extent set forth on the 2023 Balance Sheet, none of the Company or any of the Company Subsidiaries has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities that were incurred in the ordinary course of business since the date of the 2023 Balance Sheet, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, (iii) liabilities for transaction expenses in connection with this Agreement and the Transactions or (iv) such other liabilities and obligations which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material to the Company or any Company Subsidiary.

(d) Neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls (including any significant deficiency relating thereto), including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, or the Company Board or any committee thereof.

(e) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any officer, employee, contractor, subcontractor or agent of the Company or any Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. sec. 1514A(a).

(f) All accounts payable of the Company and the Company Subsidiaries reflected on the Unaudited Interim Financial Statements or arising thereafter are the result of bona fide transactions in the ordinary course of business. Since March 31, 2023, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

(g) The Company has established and maintains a system of internal accounting controls designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s specific authorization; (ii) the preparation of the Company’s financial statements for external purposes are in conformity with GAAP and maintain asset accountability; (iii) access to assets is only permitted in accordance with management’s specific authorization and (iv) the Company’s records accurately reflect the transaction and disposition of assets, in each case of clauses (i) through (iv), except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) Neither the Company (including any employee thereof) nor the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

(i) The total assets of the Company and the Company Subsidiaries as stated on the Company’s most recent regularly prepared consolidated balance sheet is less than $22.3 million, calculated in accordance with 16 C.F.R. Section 801.11.

4.08 Absence of Certain Changes or Events. Since December 31, 2021 and on and prior to the date of this Agreement, except as reflected in the Financial Statements, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to COVID-19 Measures, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets (including Company-Owned IP) or licensed any Company-Owned IP other than non-exclusive licenses (or sublicenses) of Company-Owned IP to customers or service providers in the ordinary course of business in which grants of rights to use such Company-Owned IP are incidental to performance under the agreement, (c) there has not been a Company Material Adverse Effect, and (d) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01(b).

4.09 Absence of Litigation. There is no litigation, suit, claim, charge, grievance, action, proceeding, order, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, all Employee Benefit Plans (for the avoidance of doubt, excluding any offer letter, consulting agreement, equity award agreement or other agreement which does not materially deviate from the applicable standard Company form and for which such form has been made available to Acquiror) that are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director or individual consultant and under which the Company or any Company Subsidiary has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, but without regard to materiality, the “Plans”).

(b) With respect to each material Plan, the Company has made available to Acquiror, if applicable (i) a true and complete copy of the current plan document and all amendments thereto (or a written summary if not reduced to writing) and each trust or other funding arrangement, (ii) copies of the most recent summary plan description and any summaries of material modifications, (iii) a copy of the most recently filed Internal Revenue Service (“IRS”) Form 5500 annual report and accompanying schedules (or, if not yet filed, the most recent draft thereof), (iv) copies of the most recently received IRS determination, opinion or advisory letter for each such Plan, and (v) any material non-routine correspondence from any Governmental Authority with respect to any Plan.

(c) None of the Plans is or was, nor does the Company nor any ERISA Affiliate have or reasonably expect to have any liability or obligation (whether contingent or otherwise) under or with respect to, (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or

Title IV of ERISA, (iii) a multiple employer plan subject to Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement under ERISA. For purposes of this Agreement, “ERISA Affiliate” shall mean any entity that together with the Company would be deemed a “single employer” for purposes of Section 4001(b)(1) of ERISA or Sections 414(b), (c), (m) or (o) of the Code.

(d) Except as set forth on Section 4.10(d) of the Company Disclosure Schedule neither the Company nor any Company Subsidiary is nor will be obligated, whether under any Plan or otherwise, to pay separation, severance, termination or similar benefits to any person as a result of any Transaction (whether alone or in combination with any other event), nor will any such Transaction (whether alone or in combination with any other event) accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual. The consummation of any Transaction will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(e) None of the Plans provide, nor does the Company nor any Company Subsidiary have or reasonably expect to have any obligation to provide, retiree medical to any current or former employee, officer, director or individual consultant of the Company or any Company Subsidiary after termination of employment or service except as may be required under Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and the regulations thereunder or any analogous state law.

(f) Each Plan is and has been within in compliance, in all material respects, in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. The Company and the ERISA Affiliates have performed, in all material respects, all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation in any respect by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course).

(g) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has (i) timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with such Plan is exempt from U.S. federal income Tax under Section 501(a) of the Code or (ii) is entitled to rely on a favorable opinion letter from the IRS, and to the knowledge of Company, no fact or event has occurred since the date of such determination or opinion letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(h) There has not been any non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) nor any reportable events (within the meaning of Section 4043 of ERISA) with respect to any Plan that would reasonably be expected to result in material liability to the Company or any Company Subsidiary. There have been no acts or omissions by the Company or to the knowledge of the Company, any ERISA Affiliate, that have given or would reasonably be expected to give rise to any fines, penalties, Taxes or related charges under Sections 502 or 4071 of ERISA or Section 511 or Chapter 43 of the Code for which the Company or any Company Subsidiary may be liable.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been timely made to the extent due or properly accrued on the consolidated financial statements of the Company and the Company Subsidiaries.

(j) The Company and each ERISA Affiliate have each complied in all material respects with the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, with respect to each Plan that is, or was during any Tax year for which the statute of limitations on the assessment of federal income Taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

(k) The Company and each Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010 (“PPACA”), and, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any ERISA Affiliate or any Health Plan to any material liability for penalties or excise Taxes under Code Section 4980D or 4980H or any other provision of the PPACA.

(l) Each Plan that constitutes a nonqualified deferred compensation plan subject to Section 409A of the Code has been administered and operated, in all material respects, in compliance with the provisions of Section 409A of the Code and the Treasury Regulations thereunder.

4.11 Labor and Employment Matters.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and any Company Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following, on a no name basis: (i) title or position (including whether full or part time); (ii) hire date and service commencement date (if different); (iii) current annualized base salary or (if paid on an hourly basis) hourly rate of pay; and (iv) commission, bonus or other incentive based compensation. As of the date hereof, all compensation, including wages, commissions and bonuses, due and payable to all employees of the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Financial Statements).

(b) No employee of the Company or any Company Subsidiary is represented by a labor union, works council, trade union, or similar representative of employees, and neither the Company nor any Company Subsidiary is a party to, subject to, or bound by a collective bargaining agreement or any other contract or agreement with a labor union, works council, trade union, or similar representative of employees. There are no, and there have never been any, strikes, lockouts or work stoppages existing or, to the Company’s knowledge, threatened, with respect to any employees of the Company or any Company Subsidiaries. There are no, and there have never been, any union certification or representation petitions or demands with respect to the Company or any Company Subsidiaries or any of their employees and, to the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company, any Company Subsidiaries, or any of their employees.

(c) There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by or on behalf of any of their respective current or former employees. No allegations of discrimination, harassment, or retaliation have been made against any executive, officer, or director of the Company or any Company Subsidiary and the Company has not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct made by or against an employee, contractor, director, officer or other representative of the Company or any Company Subsidiary.

(d) Except in each case as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, the Company and the Company Subsidiaries are and have been at all times in compliance in all respects with all applicable Laws relating to labor and employment, including all such Laws regarding employment practices, employment discrimination, terms and conditions of employment, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988 and any similar state or local Laws), immigration, meal and rest breaks, pay equity, workers’ compensation, family and medical leave and all other employee leaves, recordkeeping, classification of employees and independent contractors, wages and hours, pay checks and pay stubs, employee seating, anti-harassment and anti-retaliation

(including all such Laws relating to the prompt and thorough investigation and remediation of any complaints) and occupational safety and health requirements, and except as would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing. All employees of the Company and the Company Subsidiaries are employed on an “at-will” basis and their employment can be terminated at any time for any reason without notice or payment of severance or other compensation or consideration being owed to such individual other than amounts owed as of the date of termination from employment based on service before that date or as required under applicable Law. The Company’s relationships with all individuals who act as contractors or other service providers to the Company or its Subsidiaries can be terminated at any time for any reason without notice or any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination. Except in each case as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, each employee of the Company and each Company Subsidiary and any other individual who has provided services with respect to the Company or any Company Subsidiary has been paid (and as of the Closing will have been paid) all wages, bonuses, compensation and other sums owed and due to such individual as of such date.

4.12 Real Property; Title to Assets.

(a) The Company does not own any real property.

(b) Section 4.12(b) of the Company Disclosure Schedule lists as of the date of this Agreement the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, license or occupancy agreement pursuant to which the Company or any Company Subsidiary leases, subleases, licenses or occupies any such Leased Real Property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment to any of the foregoing (collectively, the “Lease Documents”). True, correct and complete copies of all Lease Documents have been made available to Acquiror. There are no leases, subleases, sublicenses, concessions or other contracts granting to any person other than the Company or Company Subsidiaries the right to use or occupy any Leased Real Property, and all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases, except as would not, individually or in the aggregate, material to the Company or any Company Subsidiary.

(c) Other than due to any COVID-19 Measures, there are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used, except as would not, individually or in the aggregate, be material to the Company or any Company Subsidiary. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those conditions that, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

4.13 Company Assets. Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and leased or licensed assets, valid leasehold, subleasehold or licensed interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

4.14 Intellectual Property.

(a) Section 4.14(a) of the Company Disclosure Schedule contains, as of the date of this Agreement, a true, correct and complete list of all Registered Intellectual Property constituting Company-Owned IP and

Company-Licensed Exclusive IP (the “Company Registered Intellectual Property”) (showing in each, as applicable, the filing date, date of issuance, registration or application number, and jurisdiction or registrar). The Company Registered Intellectual Property listed on Section 4.14(a) of the Company Disclosure Schedule has not expired, lapsed, or been cancelled or abandoned, and is not subject to any pending or threatened opposition, cancellation, interference, or similar proceeding, other than during prosecution with relevant Governmental Authority in the ordinary course of business. All necessary registrations, filings, maintenance and renewal fees currently due in connection with the Company Registered Intellectual Property have been made (subject to permissible extensions).

(b) Section 4.14(b) of the Company Disclosure Schedule contains, as of the date of this Agreement, a true, correct and complete list of all contracts, licenses or agreements that grant the right to use any Company-Licensed IP that is material to the business of the Company or any Company Subsidiary, including for the Software or Business Systems of any other person (other than (i) commercially available, “off-the-shelf”, “click wrap”, “shrink wrap” Software with aggregate annual license and maintenance fees of less than $100,000, (ii) commercially available service agreements to Business Systems that have an individual service or subscription fee of less than $10,000 per annum, (iii) Open Source licenses, or (iv) other nonexclusive licenses that are merely incidental to, and not a primary purpose of, a contract, license, or agreement); and

(c) The Company IP constitutes all Intellectual Property rights used in, or necessary for, the operation of the business of the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary has assigned or otherwise transferred ownership, or agreed to assign or otherwise transfer ownership, to any Person any Company IP that is (or was at the time of assignment or transfer) material to the Company and the Company Subsidiaries, taken as a whole.

(d) The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company Registered Intellectual Property (other than Company Licensed Exclusive IP) and either owns or has the right to use pursuant to a valid and enforceable written contract or license or other permission, all other Company IP, including Company-Licensed IP. All Registered Intellectual Property (other than applications) constituting Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. To the knowledge of the Company, all Registered Intellectual Property (other than applications) constituting Company-Licensed Exclusive IP is subsisting and, valid and enforceable. There are not, and there will not be immediately following the Closing, any restrictions on the right of the Company, any Company Subsidiary or the Surviving Corporation to use, modify, transfer or license any Company-Owned IP.

(e) The Company and each of its applicable Company Subsidiaries have taken and take commercially reasonable actions to maintain, protect and enforce Company-Owned IP, Company-Licensed Exclusive IP rights, including the secrecy, confidentiality and value of its trade secrets, source code and other material Confidential Information of the Company or any Company Subsidiary. Neither the Company nor any material Company Subsidiary has disclosed any trade secrets or other Confidential Information that relates to the Products or is otherwise material to the business of the Company and any applicable Company Subsidiaries to any other person that does not have a fiduciary obligation of confidentiality other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such Confidential Information.

(f) Since January 1, 2019, there have been no claims filed and served, against the Company or any Company Subsidiary in any forum, by any person (i) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP or Company-Licensed Exclusive IP, or (ii) alleging any infringement, misappropriation of, or other violation by the Company or any Company Subsidiary of, any Intellectual Property rights or rights of publicity of other persons (including any unsolicited demands to license, or notices that the Company or any Company Subsidiary requires a license to, any Intellectual Property rights from any other person). To the knowledge of the Company, the operation of the business of the Company and the Company Subsidiaries (including the manufacture, sale, use, or importation of Products by the Company) has not, since January 1, 2019, and does not infringe, misappropriate or violate any Intellectual Property rights of any Person in or to any Intellectual Property or any rights of publicity. No other person has infringed, misappropriated or violated any of the Company-Owned IP. Since January 1, 2019, neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing or received any formal written opinion of counsel regarding the foregoing.

(g) All persons who have contributed to, developed or conceived any material Company-Owned IP (“Contributors”) have executed written agreements with the Company or one of the Company Subsidiaries, and pursuant to which such persons (i) assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to such Company-Owned IP and (ii) agreed to maintain the Company or the applicable Company Subsidiary’s confidential information (the “Contributor Agreements”) or the Company or a Company Subsidiary owns such Company-Owned IP by operation of law. Neither the Company nor any Company Subsidiary is, and to the knowledge of the Company, no other party to any such Contributor Agreement is, in material breach of any such Contributor Agreement. To the knowledge of the Company, all persons who have contributed to, developed or conceived any material Company-Licensed Exclusive IP have executed written agreements with the applicable third party that granted the relevant license to the Company or the applicable Company Subsidiary, and pursuant to which such persons assigned to such third party all of their entire right, title, and interest in and to such Company-Licensed Exclusive IP.

(h) At no time was the creation, conception, or reduction to practice of any Company-Owned IP by any Contributor, the Company, or any Subsidiary conducted: (i) utilizing funding under any grants from any Governmental Authority or educational institution, (ii) as research sponsored by any Governmental Authority or educational institution, (iii) utilizing the facilities of any Governmental Authority or educational institution, or (iv) subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third person, in each case, that would adversely affect the Company’s or any Company Subsidiary’s ownership rights in any such Company Owned IP. To the Company’s knowledge, it is not necessary for the operation of the Company business to utilize any Intellectual Property rights of any Contributor developed, invented, or made prior to such Contributor’s employment, except for any such Intellectual Property rights that have previously been assigned or irrevocably and perpetually licensed to the Company or any Company Subsidiary. No current or former employee, consultant, or contractor of the Company or any Company Subsidiary has asserted, and no Person or has, any ownership right, title, interest, or other claim of ownership in, or the right to receive any royalties or other consideration with respect to, any Company-Owned IP.

(i) There are no court orders, forbearances to sue, consents, settlement agreements, judgments, orders, or similar obligations, in each case that are litigation-related, or adversarial-related, or (in connection with an adversarial proceeding), adversarial proceeding-related, or government-imposed, obligations to which the Company or any Company Subsidiary is a party or is otherwise bound that (i) restrict the rights of the Company or any Company Subsidiary to use, transfer, license, distribute, exploit, or enforce any Company-Owned IP; or (ii) restrict the current conduct of the Company’s business in order to avoid violating another Person’s Intellectual Property.

(j) The Company and Company Subsidiaries do not use any Open Source Software or any modification or derivative thereof in a manner that would grant or purport to grant to any other person any rights to or immunities under any of the Company-Owned IP, or that requires the Company or any Company Subsidiary to license or provide the source code to any of the Company-Owned IP for the purpose of making derivative works, or to make available for redistribution to any person the source code to any Company-Owned IP at no or minimal charge.

(k) Neither the Company nor any Company Subsidiary is, nor has it ever been, a member or promoter of, or a contributor to, any industry standards body or similar standard setting organization that requires or obligates the Company or any Company Subsidiary to grant or offer to any other person any license or right to any Company Owned IP.

(l) The Company or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the current business of the Company. The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity plans, and procedures. To the knowledge of the Company, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(m) The Company and each of the Company Subsidiaries have complied, at all times, with all (i) Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) applicable internal and externally facing policies and external statements and representations of the Company or a Company Subsidiary, (iii) contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound, and (iv) to the extent applicable, PCI DSS (collectively, the “Data Security Requirements”). To the Company’s knowledge, no third party that has Processed Personal Information on behalf of or through access granted by the Company has done so in violation of any Data Security Requirements. The execution, delivery, and performance of this Agreement by the Company and each of the Company Subsidiaries and the consummation of the transactions hereunder will not violate any Data Security Requirements.

(n) The Company and the Company Subsidiaries maintain, and have at all times maintained and made available, privacy policies describing their Processing of Personal Information and such privacy policies have not been inaccurate, misleading, or deceptive in any material respect or in violation of any Privacy/Data Security Law.

(o) Where required by the Data Security Requirements, the Company and the Company Subsidiaries have each (i) implemented and maintained a written information security program and (ii) implemented and maintained administrative, technical, and physical measures and safeguards, in each case of (i)-(ii), that are designed to protect the security and integrity of the Business Systems and any Personal Information maintained by or on behalf of the Company and that are otherwise consistent with such applicable Data Security Requirements. The Company and its Subsidiaries have at all times (i) complied with such program and measures, and (ii) contractually obligated all third-party service providers with access to Personal Information or the Company’s or its Subsidiaries’ Business Systems to comply with such written information security program requirements and measures. To the Company’s knowledge, no third party has breached such obligations. To the knowledge of the Company, there are no Disabling Devices in any of the Business Systems or Product components.

(p) Neither the Company nor any of the Company Subsidiaries has (i) experienced any Security Incident; (ii) received notice of any audits, proceedings enforcement notices, registrations or investigations by any Governmental Authority,(iii) received any claims or complaints regarding the Company’s or any of the Company Subsidiaries’ Processing of Personal Information, or the alleged violation of any applicable Data Security Requirements, and, no circumstances exist that would reasonably be expected to give rise to any of the foregoing (i)-(iii). Neither the Company nor any of the Company Subsidiaries has provided, or has been legally required to provide, any notice to individuals, Governmental Authorities, or other Person in connection with any Processing of Personal Information.

(q) The Company or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws, or (ii) has the right to use, exploit, publish, reproduce, distribute, license, sell, and create derivative works of such Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit the Surviving Corporation or such Company Subsidiaries, as applicable, from receiving or using Personal Information or other Business Data after the Closing Date, in the same manner in which the Company or such Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date.

4.15 Taxes.

(a) (i) All income and other material Tax Returns required by Law to be filed by the Company and the Company Subsidiaries have been duly filed and all such filed Tax Returns are complete and accurate in all material respects; (ii) all material amounts of Taxes due and payable by the Company and the Company Subsidiaries (whether or not reflected on any Tax Return) have been duly paid; (iii) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Company or any Company Subsidiary; (iv) neither the Company nor any of the Company Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding, in each case, that is material, with respect to Taxes; (v) neither the Company nor any of the Company Subsidiaries is the subject of any assessment, audit, examination, investigation, dispute, claim or other proceeding with respect to Taxes for a Tax period for which the statute of limitations for assessment remains open and no such assessment, audit, examination, investigation, dispute, claim or other proceeding has been proposed or threatened in writing; (vi) all material deficiencies for Taxes asserted or assessed in writing against the Company or any Company Subsidiary have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any material obligation to any Governmental Authority or other person under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) with any person (other than the Company or any Company Subsidiary) or has a potential liability or obligation to any such person (other than the Company or any Company Subsidiary) as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment not primarily relating to Taxes.

(c) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in a method of accounting (or use of an improper method of accounting) on or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount or deferred revenue received on or prior to the Closing outside the ordinary course of business.

(d) The Company and its Company Subsidiaries have (i) withheld or deducted all material amounts of Taxes required to have been withheld or deducted in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or other third party, (ii) duly and timely remitted (or is properly holding for remittance) such amounts to the appropriate Tax authority, and (iii) complied in all material respects with all applicable Laws relating to Tax withholding, including all material reporting and recordkeeping requirements.

(e) Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Company was the common parent).

(f) Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), or as a transferee, successor, by contract or otherwise (except for liabilities pursuant to contracts not primarily relating to Taxes).

(g) Neither the Company nor any Company Subsidiary has (i) any request for a ruling in respect of material Taxes pending between the Company or any Company Subsidiary, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.

(h) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i) Neither the Company nor any Company Subsidiary has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) There are no Liens with respect to Taxes on any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

(k) The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l) Each of the Company and its Company Subsidiaries is, and has been at all times since formation, treated as the type of entity for United States federal tax purposes listed opposite its name on Section 4.14(l) of the Company Disclosure Schedule.

(m) Neither the Company nor any Company Subsidiary has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or formed.

(n) Neither the Company nor any Company Subsidiary has received written notice of any claim from a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction.

(o) Neither the Company nor any Company Subsidiary is an “investment company” as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

(p) Neither the Company nor any of the Company Subsidiaries has taken any action, or is aware of any fact or circumstances that would reasonably be expected to prevent the Domestication or the Merger from qualifying for the Intended Tax Treatment.

4.16 Environmental Matters. (a) Each of the Company the Company Subsidiaries is in all material compliance with all applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) are contaminated, and the Company and the Company Subsidiaries have not released, with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to a liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company or any of the Company Subsidiaries is actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has all material permits, licenses and other authorizations required under applicable Environmental Law (“Environmental Permits”); (e) each of the Company and each Company Subsidiary, and their Products, are in compliance with Environmental Laws and Environmental Permits required to be held by the Company or any Company Subsidiary, as applicable, in all material respects; and (f) neither the Company nor any Company Subsidiary is the subject of any pending or threatened Action alleging any violation or, or liability under, Environmental Laws, nor has the Company or any Company Subsidiary received any written notice alleging any material violation of, or material liability under, Environmental Laws. The Company has provided all environmental site assessments, reports, studies or other evaluations in its possession or reasonable control relating to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary.

4.17 Material Contracts.

(a) Section 4.17(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each of the following types of contracts and agreements (whether written or oral) to which the Company or any Company Subsidiary is a party or bound (such contracts and agreements as are required to be set forth Section 4.17(a) of the Company Disclosure Schedule, excluding any Plan listed on Section 4.10(a) of the Company Disclosure Schedule, being the “Material Contracts”):

(i) all contracts and agreements with consideration paid or payable to the Company or any Company Subsidiary of more than $100,000;

(ii) all contracts and agreements with Suppliers to the Company or any Company Subsidiary, including those relating to the design, development, manufacture or sale of Products of the Company or any Company Subsidiary, for expenditures paid or payable by the Company or any Company Subsidiary of more than $100,000;

(iii) (A) any contract for the employment or engagement of any director, officer, employee, or consultant of the Company or any Company Subsidiary that is not immediately terminable by the Company at-will without notice, severance, penalty or other material cost and (B) any contract with any current or former director, officer, employee, consultant or other person, providing for retention payments, change of control payments, accelerated vesting or any other payment or benefit that may or will become due as a result of the Merger or any other Transaction;

(iv) all contracts or agreements involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(v) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $100,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary, and all agreements or instruments guarantying the debts or other obligations of any person;

(vi) all contracts establishing any partnership, joint venture, strategic alliance or other collaboration or similar arrangement between the Company or any Company Subsidiary, on the one hand, and any third party, on the other hand, including with respects to the Products;

(vii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party;

(viii) all contracts with third party payors;

(ix) all contracts that are business associate agreements as described under HIPAA;

(x) all contracts and agreements that (i) limit, or purport to limit, the ability of the Company or any Company Subsidiary to engage or compete in any line of business or with any person or entity or in any geographic or therapeutic area or during any period of time including noncompetition, and standstill obligations, exclusivity rights, and “most favored nation” provisions, or (ii) require the Company or any Subsidiary to purchase all or substantially all of its requirements for a particular product or service from a vendor, supplier, or subcontractor or to make periodic minimum purchases of a particular product or service from a vendor, supplier, or subcontractor;

(xi) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(xii) all Leases, and all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a twelve (12)-month period;

(xiii) all contracts listed in Section 4.14(b) of the Company Disclosure Schedule;

(xiv) all contracts which involve the license or grant of rights by the Company or any Company Subsidiary to a third party of Company-Owned IP (other than non-exclusive licenses granted to customers or service providers in the ordinary course of business or that are merely incidental to, and not the primary purpose of, the contract);

(xv) all contracts or agreements under which the Company or any Company Subsidiary has agreed to purchase goods or services from a vendor, Supplier or other person on a preferred supplier or “most favored supplier” basis or which otherwise establishes any exclusive sale or distribution obligation with respect to any Product or geographic area;

(xvi) all agreements for the development of Company-Owned IP for the benefit of the Company (other than employee invention assignment and confidentiality agreements and consulting agreements entered into in the ordinary course of business);

(xvii) all contracts and agreements that relate to the direct or indirect acquisition or disposition of any securities, business or asset (whether by merger, sale of stock, sale of assets or otherwise);

(xviii) all contracts and agreements relating to a Company Interested Party Transaction;

(xix) all contracts under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of the Company or any Company Subsidiary;

(xx) all contracts not cancellable by the Company or the applicable Company Subsidiary with no more than sixty (60) days’ notice if the effect of such cancellation would result in monetary penalty in excess of $100,000 pursuant to the terms of such contract; and

(xxi) all contracts and agreements involving any resolution or settlement of any actual or threatened Action or other dispute or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief.

(b) (i) each Material Contract is a legal, valid and binding obligation of the Company or the applicable Company Subsidiary and, to the knowledge of the Company, the other parties thereto, subject to the Remedies Exceptions, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has the Company received any notice that any Material Contract has been canceled by the applicable counterparty or such counterparty intends to cancel any Material

Contract; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the Company’s knowledge, oral notice or claim of any such breach, violation or default under any such Material Contract, in each of the foregoing clauses (i)-(iii). The Company has made available to Acquiror true and complete copies of all Material Contracts, including any amendments thereto.

4.18 Customers, Vendors and Suppliers. Section 4.18 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (i) the top twenty (20) customers of the Company based on the aggregate consideration paid to the Company and the Company Subsidiaries for goods and services rendered by the Company and the Company Subsidiaries to such customer during the trailing twelve (12)-month period ending March 31, 2023 (collectively, the “Material Customers”), and (ii) the top twenty (20) suppliers of the Company based on the aggregate consideration paid by the Company and the Company Subsidiaries for goods and services rendered by such supplier to the Company and the Company Subsidiaries during the trailing twelve (12)-month period ending March 31, 2023 (collectively, the “Material Suppliers”). None of the Material Customers or the Material Suppliers has notified the Company in writing, or to the knowledge of the Company, verbally that it will discontinue, materially alter or adversely modify its relationship with the Company, and Company Subsidiary or their respective businesses.

4.19 Insurance.

(a) Section 4.19(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, with respect to each insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

4.20 Board Approval; Vote Required. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) determined that this Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement and declared its advisability and approved the Transactions (including the Merger), and (c) recommended that the stockholders of the Company approve and adopt this Agreement and approve the Transactions (including the Merger) and directed that this Agreement and the Transactions (including the Merger) be submitted for consideration by the Company Stockholders. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock or other securities of the Company necessary to adopt this Agreement and approve the Transactions. The Written Consent, if executed and delivered, would qualify as the Requisite Company Stockholder Approval and no additional approval or vote from any holders of any class or series of capital stock of the Company would then be necessary to adopt this Agreement and approve the Transactions.

4.21 Certain Business Practices.

(a) None of the Company, any Company Subsidiary, any of their respective directors, officers, or employees, or to the Company’s knowledge, agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery.

(b) None of the Company, any Company Subsidiary, any of their respective directors, officers, or employees, or to the Company’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws.

(c) There are no, and there have never been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by the Company, any Company Subsidiary, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

4.22 Interested Party Transactions; Side Letter Agreements.

(a) Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other Affiliate of the Company or any Company Subsidiary, or any immediate family member of any of the foregoing, to the Company’s knowledge, has or has had, directly or indirectly: (i) an economic interest in any person (other than the Company) that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (ii) an economic interest in any person (other than the Company) that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (iii) a beneficial interest in any contract or agreement disclosed in Section 4.17(a) of the Company Disclosure Schedule; or (iv) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements (each, a “Company Interested Party Transaction”, and each contract providing for a Company Interested Party Transaction and set forth on Section 4.22(a) of the Company Disclosure Schedule, an “Interested Party Agreement”); provided, however, that ownership of no more than three percent (3%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 4.22. The Company and the Company Subsidiaries have not (x) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (y) materially modified any term of any such extension or maintenance of credit. There are no contracts or arrangements between the Company or any Company Subsidiary and any family member of any director, officer or other Affiliate of the Company or any Company Subsidiary.

(b) Section 4.22(b) of the Company Disclosure Schedule sets forth a true and complete list of all transactions, contracts, side letters, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any other person, on the other hand, which grant or purport to grant any board observer, management or similar rights (collectively, the “Side Letter Agreements”).

4.23 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has either previously been) subject to the requirements of Section 12 of the Exchange Act.

4.24 Brokers. No broker, finder or investment banker is entitled to any brokerage or finder’s fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.25 Healthcare Compliance.

(a) The Company and each Company Subsidiary are, and have been since January 1, 2019, in compliance in all material respects with all applicable Healthcare Laws.

(b) Since January 1, 2019, neither the Company nor any Company Subsidiary has received written or, to the knowledge of the Company, oral notice of: (i) any pending or threatened Action by the FDA or any other Governmental Authority alleging that any operation or activity of the Company or any Company Subsidiary is in violation of any applicable Healthcare Law, (ii) any investigation by a Governmental Authority related to any potential or alleged violation by the Company or any Company Subsidiary of any applicable Healthcare Laws, or (iii) being charged with any act that would subject the Company or any Company Subsidiary to liability for criminal or civil money penalties, product seizure, injunction, mandatory exclusion, permissive exclusion, or other administrative sanctions under any Healthcare Laws. Neither the Company nor any Company Subsidiary is, and has been, a party or subject to a corporate integrity agreement or any administrative or judicial consent order imposed pursuant to action by the Office of Inspector General of the United States Department of Health and Human Services or any similar monitoring agreement or consent order pursuant to action by any other Governmental Authority. The Company has and maintains a compliance program having the elements of an effective corporate compliance and ethics program identified in U.S.S.G. § 8B2.1. There are no outstanding compliance complaints, reports, corrective actions, or ongoing internal compliance investigations. Neither the Company nor any Company Subsidiary has reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority for an alleged violation of any Healthcare Laws.

(c) The coding, billing and collection practices of the Company are in compliance in material respects with all applicable rules and regulations of all applicable third party payor programs, including federal healthcare programs. The Company has not been and is currently not subject to any audit, investigation, corrective action plan, or recoupment action by any third party payor program.

(d) All pre-clinical and clinical investigations conducted or sponsored by the Company or any Company Subsidiary and submitted or intended to be submitted to a Governmental Authority to support a regulatory approval, clearance, or other form of marketing authorization in any country, were and are being conducted in compliance with all applicable Healthcare Laws administered or issued by the applicable Governmental Authority, including: (i) FDA regulations for conducting non-clinical laboratory studies contained in Title 21 part 58 of the Code of Federal Regulations, (ii) applicable FDA standards for the design, conduct, monitoring, auditing, recording, analysis and reporting of clinical trials contained in Title 21 parts 50, 54, and 56 of the Code of Federal Regulations. Further, the Company has been and is currently in material compliance with HIPAA.

(e) All Products have all required regulatory approvals, clearances, or other form of marketing authorization and are in compliance with FDA regulations for medical devices contained in Title 21 parts 801, 803, 807, 812, 814 and 820, as applicable, of the Code of Federal Regulations as well as applicable Healthcare Laws in each country in which such Products are marketed or commercialized, and the Company or the applicable Company Subsidiary is the sole holder of all such approvals, clearances or marketing authorizations. All reports, documents, claims, permits, adverse event reports and notices required to be filed, maintained or furnished to the FDA or any other Governmental Authority by the Company or any Company Subsidiary have been so filed, maintained or furnished in a timely manner. To the knowledge of Company, all such reports, documents, claims, permits, adverse event reports and notices were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing), were in compliance with applicable Laws, no deficiencies, liabilities, restrictions or limitations on the use of the Products have been asserted in writing, or to the Company’s knowledge otherwise, by any Governmental Authority with respect thereto, and no restrictions or limitation on the use of any Product have been ordered by any Governmental Authority.

(f) None of the Company, the Company Subsidiaries or, to the knowledge of the Company, any officer, employee or agent of the Company or any Company Subsidiary has (i) made an untrue statement of a material fact or any fraudulent statement to the FDA or any other Governmental Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA or any other regulatory authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

(g) No officer, employee or agent of the Company or any Company Subsidiary has been convicted of any crime for which exclusion, debarment, or suspension is mandated by 21 U.S.C. §335a(a), 42 U.S.C. §1320a-7 or any similar Healthcare Laws or authorized by 21 U.S.C. §335a(b), 42 U.S.C. §1320a-7 or any similar Healthcare Laws or has otherwise been found ineligible from participating in any federal healthcare programs. To the knowledge of the Company, none of the Company, the Company Subsidiaries or any officer, employee or agent of the Company or any Company Subsidiary has been charged with any crime or engaged in any conduct for which such person could be excluded, debarred, suspended or otherwise deemed ineligible from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 or any Healthcare Laws. No Actions that would reasonably be expected to result in debarment, suspension or exclusion are pending or, to Company’s knowledge, threatened against the Company or any Company Subsidiary or, to Company’s knowledge, any of its Representatives performing research or work on behalf of the Company or any Company Subsidiary.

(h) Neither the Company nor any Company Subsidiary has received any written (or, to the knowledge of the Company, oral) notice or correspondence from the FDA or any other Governmental Authority or from any institutional review board requiring the termination, suspension or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or the applicable Company Subsidiary.

(i) No data generated by the Company or any Company Subsidiary with respect to the Products is the subject of any Action, either pending or, to Company’s knowledge, threatened, by any Governmental Authority relating to the truthfulness or scientific integrity of such data.

(j) To Company’s knowledge, no Product is (i) adulterated within the meaning of 21 U.S.C. §351 (or any similar Healthcare Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or any similar Healthcare Law) or (iii) in violation of the FDCA (or any similar Healthcare Law). Since January 1, 2020, neither the Company, any Company Subsidiary nor, to Company’s knowledge, any of their respective contract manufacturers, has received any Form FDA 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other Governmental Authority alleging or asserting material noncompliance with any applicable Healthcare Laws or Company Permits issued to the Company or any Company Subsidiary by the FDA or any other Governmental Authority. Each Product is being or has been developed, manufactured, stored, distributed and marketed in compliance in all material respects with all Healthcare Laws and all other applicable Laws, including those related to investigational use, marketing approval, Quality Systems Regulations, current good manufacturing practices, packaging, labelling, advertising, storing, promotion, import/export, distribution, provision of samples, record keeping, and reporting. There is no investigation, action or proceeding pending or, to the knowledge of the Company, threatened, including any prosecution, injunction, seizure, civil fine, debarment, suspension or recall, in each case alleging any violation applicable to any Product. No manufacturing site owned, leased or operated by the Company or any Company Subsidiary or, to Company’s knowledge, any of their respective contract manufacturers, is, or has since January 1, 2020 been, subject to a shutdown or import or export prohibition imposed or requested by FDA or another Governmental Authority. To the Company’s knowledge, no event has occurred which would reasonably be expected to lead to any claim, suit, proceeding, investigation, enforcement, inspection or other action by any Governmental Authority or any FDA warning letter, untitled letter, or request or requirement to make material changes to the Products or the manner in which such Products are manufactured or distributed.

(k) All advertising material used by or on behalf of the Company or the Company Subsidiaries are consistent in all material respects with the Product information as approved or cleared by the FDA or other competent Governmental Authority in the country or jurisdiction where the advertising material has been or is used, and no advertising is conducted or disseminated for a Product in a country or jurisdiction where no approval, clearance or marketing authorization for such Product has been obtained from a Governmental Authority.

(l) Since January 1 2020, neither the Company nor any Company Subsidiary has voluntarily nor involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall or any field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals, consumers or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Product, nor is the Company or any Company Subsidiary currently considering initiating, conducting or issuing any of the foregoing actions with respect to any Product. Neither the Company nor any Company Subsidiary has received any written notice from the FDA or any other Governmental Authority regarding, (i) the recall, market withdrawal or replacement of any Product sold or intended to be sold by the Company or any Company Subsidiary, (ii) a change in the marketing classification or a material change in the labelling of any Product, (iii) termination, enjoinment or suspension of the manufacturing, marketing, or distribution of a Product, or (iv) a negative change in reimbursement status of a Product.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in the Acquiror SEC Reports or Acquiror’s disclosure schedule delivered by Acquiror in connection with this Agreement (the “Acquiror Disclosure Schedule”) (to the extent the qualifying nature of such disclosure is readily apparent from the content of such Acquiror SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such an Acquiror SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement)), Acquiror hereby represents and warrants to the Company as follows (provided that no representation or warranty by Acquiror shall apply to any statement or information in the Acquiror SEC Reports that relates to the topics referenced in the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” from the Securities and Exchange Commission (the “SEC”) on April 12, 2021 (or any subsequent guidance, statements or interpretations issued by the SEC, the Staff or otherwise relating thereto) (the “SEC Statement”) nor shall any correction, amendment or restatement of Acquiror’s financial statements due wholly or in part to the SEC Statement, nor any other effects that relate to or arise out of, or are in connection with or in response to, the SEC Statement or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by Acquiror):

5.01 Corporate Organization.

(a) Each of Acquiror and Merger Sub is a corporation or company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Acquiror and Merger Sub is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Merger Sub is the only Subsidiary of Acquiror. Except for Merger Sub, Acquiror does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person. Merger Sub does not have any Subsidiaries or own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

5.02 Organizational Documents. Each of Acquiror and Merger Sub has heretofore furnished to the Company complete and correct copies of the Acquiror Organizational Documents and the Merger Sub Organizational Documents. The Acquiror Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Neither Acquiror nor Merger Sub is in violation in any material respect of any of the provisions of the Acquiror Organizational Documents or the Merger Sub Organizational Documents.

5.03 Capitalization.

(a) As of the date of this Agreement, the authorized share capital of Acquiror consists of (i) 500,000,000 Acquiror Class A Ordinary Shares, (ii) 50,000,000 Acquiror Class B Ordinary Shares and (iii) 5,000,000 preference shares, par value $0.0001 per share, of Acquiror (“Acquiror Preferred Shares”). As of the date of this Agreement (iv) 23,560,000 Acquiror Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable (meaning that no additional sums may be levied on the holders thereof by the Acquiror) and not subject to any preemptive rights, (v) 5,750,000 Acquiror Class B Ordinary Shares are issued and outstanding, all of which are shares of Acquiror Founders Stock and are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (vi) no Acquiror Class A Ordinary Shares or Acquiror Class B Ordinary Shares are held in the treasury of Acquiror, and (vii) 11,780,000 Acquiror Class A Ordinary Shares are issuable under the exercise of Acquiror Warrants. As of the date of this Agreement, there are no Acquiror Preferred Shares issued and outstanding. Each Acquiror Warrant is exercisable for one Acquiror Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such Acquiror Warrant and the Acquiror Warrant Agreement.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share (the “Merger Sub Common Stock”). As of the date hereof, 1,000 shares of Merger Sub Common Stock are issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Acquiror free and clear of all Liens, other than transfer restrictions under applicable securities laws and the Merger Sub Organizational Documents.

(c) All outstanding Acquiror Units, Acquiror Class A Ordinary Shares, Acquiror Class B Ordinary Shares and Acquiror Warrants have been issued and granted in compliance in all material respects with all applicable securities laws and other applicable Laws.

(d) The Per Share Merger Consideration being delivered by Acquiror hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the Acquiror Organizational Documents.

(e) Except for this Agreement, the Acquiror Warrants and the shares of Acquiror Founders Stock, as of the date hereof, Acquiror has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Acquiror or obligating Acquiror to issue or sell any shares of, or other equity interests in, Acquiror. All Acquiror Class A Ordinary Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither Acquiror nor any Subsidiary of Acquiror is a party to, or otherwise bound by, and neither Acquiror nor any Subsidiary of Acquiror has granted, any equity appreciation rights, participations, phantom equity or similar rights. As of the date hereof, except for the Amended Letter Agreement, Acquiror is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Acquiror Common Stock or any of the equity interests or other securities of Acquiror or any of its Subsidiaries. Except with respect to the Redemption Rights and the Acquiror Warrants, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock. There are no outstanding contractual obligations of Acquiror to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

5.04 Authority Relative to This Agreement. Each of Acquiror and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which they are a party, to perform its obligations hereunder and thereunder and to consummate the Transactions, in each case, subject to obtainment of the Acquiror Shareholders Approval. The execution and delivery of this Agreement by each of Acquiror and Merger Sub and the consummation by each of Acquiror and Merger Sub of the Transactions have been, and each Ancillary Agreement to which they are a party will be, duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Acquiror or Merger Sub are necessary to authorize this Agreement and each Ancillary Agreement to which they are a party or to consummate the Transactions (other than (a) with respect to the Domestication and the filing and recordation of appropriate documents as required by the Companies Act, (b) the Merger, (c) the Acquiror Shareholders Approval, (d) the approval and adoption of this Agreement by Acquiror, as the sole stockholder of Merger Sub, (e) the filing and recordation of appropriate merger documents as required by the DGCL and (f) with respect to the issuance of Acquiror Common Stock and adoption of the Acquiror Certificate of Incorporation, the approval of a majority of the then-outstanding shares of Acquiror Common Stock). This Agreement has been duly and validly executed and delivered by Acquiror and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror or Merger Sub, enforceable against Acquiror or Merger Sub in accordance with its terms subject to the Remedies Exceptions. The Acquiror Board has approved this Agreement and the Transactions, and such approvals are sufficient so that any restrictions on business combinations set forth in the Acquiror Charter, if any, shall not apply to the Merger, this Agreement, any Ancillary Agreement or any of the other Transactions.

5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Acquiror and Merger Sub do not, and the performance of this Agreement by each of Acquiror and Merger Sub will not, (i) conflict with or violate the Acquiror Organizational Documents or the Merger Sub Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made (including in connection with the Domestication and the applicable requirements and required approval of the Cayman Registrar), conflict with or violate any Law applicable to Acquiror or Merger Sub or by which any of their properties or assets are bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Acquiror or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or any of their properties or assets are bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Acquiror and Merger Sub do not, and the performance of this Agreement by each of Acquiror and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger and other documents as required by the Companies Act or DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Acquiror or Merger Sub from performing its material obligations under this Agreement.

5.06 Compliance. Neither Acquiror nor Merger Sub is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to Acquiror or Merger Sub or by which any property or asset of Acquiror or

Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub or any property or asset of Acquiror or Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect. Each of Acquiror and Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Acquiror or Merger Sub to own, lease and operate its properties or to carry on its business as it is now being conducted.

5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) Acquiror has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since December 2, 2021, together with any amendments, restatements or supplements thereto (collectively, the “Acquiror SEC Reports”). As of their respective filing dates, the Acquiror SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any Acquiror SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other Acquiror SEC Report.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the Acquiror SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of Acquiror as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which, individually or in the aggregate, have not been, and would not reasonably be expected to be, material). Acquiror has no off-balance sheet arrangements that are not disclosed in the Acquiror SEC Reports.

(c) Except as and to the extent set forth in the Acquiror SEC Reports, neither Acquiror nor Merger Sub has any material liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations arising in the ordinary course of Acquiror’s and Merger Sub’s business.

(d) Acquiror is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.

(f) Acquiror maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that Acquiror maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements.

(g) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror, and Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither Acquiror (including, to the knowledge of Acquiror, any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any material weakness or significant deficiency in the system of internal accounting controls utilized by Acquiror, (ii) any fraud that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) as of the date hereof, any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding comments from the SEC with respect to the Acquiror SEC Reports. To the knowledge of Acquiror, none of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.08 Business Activities; Absence of Certain Changes or Events.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, any contract or transaction which constitutes a Business Combination.

(c) Except for (i) this Agreement and the agreements expressly contemplated hereby, (ii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors and (iii) any loan from the Sponsor or an Affiliate thereof or certain of Acquiror’s officers and directors to finance Acquiror’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, Acquiror is not, and at no time has been, party to any contract with any other person that would require payments by Acquiror in excess of $1,000,000 in the aggregate with respect to any individual contract or when taken together with all other contracts.

(d) Except as set forth on Section 5.08(d) of the Acquiror Disclosure Schedule, there is no liability, debt or obligation of Acquiror or its Subsidiaries or any Acquiror Transaction Cost, except (i) as reflected or reserved for on Acquiror’s unaudited condensed balance sheet for the period ended March 31, 2023 (the “Acquiror Balance Sheet Date”) (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole) or that have arisen since the Acquiror Balance Sheet Date in the ordinary course of business of Acquiror and its Subsidiaries or (ii) any loan from the Sponsor or an Affiliate thereof or certain of Acquiror’s officers and directors to finance Acquiror’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, including, for the avoidance of doubt, the Sponsor Loan Note and the Additional Sponsor Loan Note, if applicable.

(e) Since its incorporation, Merger Sub has not conducted any business activities other than activities directed toward the accomplishment of the Merger. Except as set forth in Merger Sub’s organizational documents, there is no agreement, commitment, or Governmental Order binding upon Merger Sub or to which Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Merger Sub or any acquisition of property by Merger Sub or the conduct of business by Merger Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(f) Except with respect to this Agreement and the Transactions, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g) Merger Sub was formed solely for the purpose of effecting the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

(h) Since December 31, 2022, except as expressly contemplated by this Agreement, (i) Acquiror has conducted its business in all material respects in the ordinary course and in a manner consistent with past practice, other than due to any actions taken due to any COVID-19 Measures, (ii) Acquiror has not sold, assigned, transferred, permitted to lapse, abandoned, or otherwise disposed of any right, title, or interest in or to any of its material assets, (iii) there has not been an Acquiror Material Adverse Effect, and (iv) Acquiror has not taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 6.02.

(i) None of Acquiror, Merger Sub, any of their respective directors or officers, or to the Acquiror’s knowledge, agents, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of any applicable Anti-Corruption Law; or (iii) made any payment in the nature of criminal bribery, in each of the foregoing clauses (i)-(iii) except as would not reasonably be expected to result in material liability to Acquiror or Merger Sub.

(j) None of Acquiror, Merger Sub, any of their respective directors or officers, or to the Acquiror’s knowledge, agents (i) is or has been a Sanctioned Person; (ii) has transacted business with or for the benefit of any Sanctioned Person or has otherwise violated applicable Sanctions; or (iii) has violated any Ex-Im Laws, in each of the foregoing clauses (i)-(iii) except as would not reasonably be expected to result in material liability to Acquiror or Merger Sub.

(k) There are no, and there have never been, any internal or external investigations, audits, actions or proceedings pending, or any voluntary or involuntary disclosures made to a Governmental Authority, with respect to any apparent or suspected violation by Acquiror or Merger Sub, or any of their respective officers, directors, employees, or agents with respect to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws, except as would not reasonably be expected to result in material liability to Acquiror or Merger Sub.

5.09 Absence of Litigation. There is no material Action pending or, to the knowledge of Acquiror, threatened against Acquiror, or any property or asset of Acquiror, before any Governmental Authority. Neither Acquiror nor any material property or asset of Acquiror is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Acquiror, continuing investigation by, any Governmental Authority.

5.10 Board Approval; Vote Required.

(a) The Acquiror Board, by resolutions duly adopted by majority vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions (including the Merger) are in the best interests of Acquiror, (ii) approved this Agreement and the Transactions (including the Merger) and declared their advisability, (iii) recommended that the shareholders of Acquiror approve and adopt this Agreement and the Merger, and directed that this Agreement and the Transactions (including the Merger), be submitted for consideration by the shareholders of Acquiror at the Acquiror General Meeting.

(b) The only vote of the holders of any class of shares of Acquiror necessary to approve the Transactions (other than the Domestication and approval of the Acquiror Bylaws) is the affirmative vote of the holders of a simple majority of the outstanding shares of Acquiror Common Stock, voting as a single class, cast at the Acquiror General Meeting in accordance with the Acquiror Articles of Association. The Domestication and approval of the Acquiror Bylaws are required to be approved by way of a special resolution of the holders of Acquiror Class B Ordinary Shares (the “Domestication Approval”), being the affirmative vote of holders of a majority of not less than two-thirds of the outstanding Acquiror Class B Ordinary Shares, voting as a single class, cast at the Acquiror General Meeting in accordance with the Acquiror Articles of Association.

(c) The Merger Sub Board, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved this Agreement and the Merger and declared their advisability, (iii) recommended that the sole stockholder of Merger Sub approve and adopt this Agreement and approve the Merger and directed that this Agreement and the Transactions be submitted for consideration by the sole stockholder of Merger Sub.

(d) The only vote of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Merger Sub Common Stock.

5.11 No Prior Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations or incurred any obligation or liability, other than as contemplated by this Agreement.

5.12 Brokers. Except as set forth on Section 5.12 of the Acquiror Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Acquiror or Merger Sub. Acquiror has provided the Company with a true and complete copy of all contracts, agreements and arrangements, including its engagement letters with the entities listed on Section 5.12 of the Acquiror Disclosure Schedule, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

5.13 Acquiror Trust Fund. As of the date of this Agreement, Acquiror has no less than $238,600,000 in the trust fund established by Acquiror for the benefit of its public shareholders (the “Trust Fund”) maintained in a trust account (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust

Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of December 2, 2021, between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable against Acquiror and the Trustee in accordance with its terms, subject to the Remedies Exceptions. Acquiror has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Acquiror or, to the knowledge of Acquiror, the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between Acquiror and the Trustee that would cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any person (other than shareholders of Acquiror who shall have elected to redeem their shares of Acquiror Common Stock pursuant to the Acquiror Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (1) to pay income and franchise Taxes from any interest income earned in the Trust Account; and (2) upon the exercise of Redemption Rights in accordance with the provisions of the Acquiror Organizational Documents. To Acquiror’s knowledge, as of the date of this Agreement, following the Effective Time, no shareholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of Acquiror, threatened in writing with respect to the Trust Account. Upon consummation of the Merger and notice thereof to the Trustee pursuant to the Trust Agreement, Acquiror shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to Acquiror as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of Acquiror due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (i) to shareholders of Acquiror who shall have exercised their Redemption Rights, (ii) with respect to filings, applications or other actions taken pursuant to this Agreement required under Law, (iii) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (iv) to third parties (e.g., professionals, printers, etc.) who have rendered services to Acquiror in connection with its efforts to effect the Merger. As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror at the Effective Time.

5.14 Employees and Employee Benefit Plans. Other than any officers as described in the Acquiror SEC Reports, Acquiror, its Subsidiaries, and Merger Sub have no employees, and have not retained any contractors other than consultants and advisors in the ordinary course of business. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, Acquiror has no unsatisfied material liability with respect to any officer or director. Acquiror and Merger Sub have never and do not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

5.15 Taxes.

(a) (i) All income and other material Tax Returns required by Law to be filed by the Acquiror and Merger Sub have been duly filed and all such filed Tax Returns are complete and accurate in all material respects; (ii) all material amounts of Taxes due and payable by the Acquiror and Merger Sub (whether or not reflected on any Tax Return) have been duly paid; (iii) there are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of the Acquiror and Merger Sub; (iv) neither the Acquiror nor Merger Sub is engaged in any audit, administrative proceeding or judicial proceeding, in each case, that is material, with respect to Taxes; (v) neither the Acquiror nor Merger Sub is the subject of any assessment, audit, examination, investigation, dispute, claim or other proceeding with respect to Taxes for a Tax period for which the statute of limitations for assessment remains open and no such assessment, audit, examination, investigation, dispute, claim or other proceeding has been proposed or threatened in writing; (vi) all material deficiencies for Taxes asserted or assessed in writing against the Acquiror or Merger Sub have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn.

(b) Neither Acquiror nor Merger Sub is a party to, is bound by or has any material obligation to any Governmental Authority or other person under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) with any person (other than Acquiror or Merger Sub) or has a potential liability or obligation to any such person (other than Acquiror or Merger Sub) as a result of or pursuant to any such agreement, contract, arrangement or commitment, in each case, other than an agreement, contract, arrangement or commitment not primarily relating to Taxes).

(c) Neither the Acquiror nor Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any: (i) change in a method of accounting (or use of an improper method of accounting) on or prior to the Closing; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing; (iii) installment sale or open transaction disposition made on or prior to the Closing; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) entered into or created prior to the Closing; or (v) prepaid amount or deferred revenue received on or prior to the Closing outside the ordinary course of business.

(d) Each of Acquiror and Merger Sub has (i) withheld or deducted all material amounts of Taxes required to have been withheld or deducted in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or other third party, (ii) duly and timely remitted (or is properly holding for remittance) such amounts to the appropriate Tax authority, and (iii) complied in all material respects with all applicable Laws relating to Tax withholding, including all material reporting and recordkeeping requirements.

(e) Neither the Acquiror nor Merger Sub has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or non-U.S. income Tax Return (other than a group of which the Acquiror was the common parent).

(f) Neither the Acquiror nor Merger Sub has any material liability for the Taxes of any person (other than the Acquiror or Merger Sub) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), or as a transferee, successor, by contract or otherwise (except for liabilities pursuant to contracts not primarily relating to Taxes).

(g) Neither the Acquiror nor Merger Sub has (i) any request for a ruling in respect of material Taxes pending between the Acquiror or Merger Sub, on the one hand, and any Tax authority, on the other hand or (ii) entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreements with a Taxing authority in respect of material Taxes, in each case, that will be in effect after the Closing.

(h) Neither the Acquiror nor Merger Sub has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(i) Neither Acquiror nor Merger Sub has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(j) There are no Liens with respect to Taxes on any assets of Acquiror or Merger Sub except for Permitted Liens.

(k) Each of Acquiror and Merger Sub is, and has been at all times since formation, treated as a C corporation for U.S. federal income tax purposes.

(l) Neither the Acquiror nor Merger Sub has received written notice from a non-United States Tax authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized or formed.

(m) Neither the Acquiror nor Merger Sub has received written notice of any claim from a Tax authority in a jurisdiction in which the Acquiror or any of its Subsidiaries does not file Tax Returns stating that the Acquiror or its Subsidiaries is or may be subject to Tax in such jurisdiction.

(n) Neither Acquiror nor Merger Sub has taken any action, or is aware of any fact or circumstances that would reasonably be expected to prevent the Domestication or the Merger from qualifying for the Intended Tax Treatment.

5.16 Registration and Listing. The issued and outstanding Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BIOSU”. The issued and outstanding Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BIOS”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BIOSW”. As of the date of this Agreement, there is no Action pending or, to the knowledge of Acquiror, threatened in writing against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the Acquiror Class A Ordinary Shares, or Acquiror Warrants or terminate the listing of Acquiror on Nasdaq. None of Acquiror or any of its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the Acquiror Class A Ordinary Shares, or the Acquiror Warrants under the Exchange Act.

5.17 Interested Party Transaction. Except as described in the Acquiror SEC Reports or in connection with any loan from the Sponsor or an Affiliate thereof or certain of Acquiror’s officers and directors to finance Acquiror’s transaction costs in connection with the Transactions or other expenses unrelated to the Transactions, or otherwise set forth on Section 5.17 of the Acquiror Disclosure Schedule, there are no transactions, contracts, side letters, arrangements or understandings between Acquiror or Merger Sub, on the one hand, and any director, officer, employee, shareholder, warrant holder or Affiliate of Acquiror or Merger Sub, on the other hand (each, a “Acquiror Interested Party Transaction”).

5.18 Acquiror’s and Merger Sub’s Reliance. Neither Acquiror nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, or the accuracy or completeness thereof, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article IV (as modified by the Company Disclosure Schedule) or in the corresponding representations and warranties contained in the certificate delivered pursuant to Section 8.02(d). Neither the Company nor any of its respective stockholders, Affiliates or Representatives shall have any liability to Acquiror, Merger Sub or any of their respective stockholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to Acquiror or Merger Sub or any of their Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement. Acquiror and Merger Sub acknowledge that, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any of its stockholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

6.01 Conduct of Business by the Company Pending the Merger.

(a) The Company agrees that, between the date of this Agreement and the Effective Time or the earlier termination of this Agreement (the “Interim Period”), except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) set forth in Section 6.01 of the Company Disclosure Schedule, or (3) required by applicable Law, unless Acquiror shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their respective businesses in the ordinary course of business; and

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and consultants of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations.

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, (2) set forth in Section 6.01 of the Company Disclosure Schedule, or (3) required by applicable Law, the Company shall not, and shall cause each Company Subsidiary not to, during the Interim Period, do any of the following without the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change the certificate of incorporation, bylaws or other organizational documents of the Company or any Company Subsidiary;

(ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(iii) issue, sell, pledge, dispose of, grant, encumber or exclusively license, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, or otherwise amend any terms of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary (other than the issuance of shares of Company Common Stock in connection with the Company Warrant Settlement and the Conversion) or (B) any material assets of the Company or any Company Subsidiary, including Intellectual Property (other than Permitted Liens);

(iv) form any Subsidiary (other than any wholly-owned Subsidiary formed in the ordinary course of business) or acquire any equity interest or other interest in any other entity or enter into a joint venture, partnership, business association or other similar arrangement with any other entity;

(v) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any capital stock of the Company or and Company Subsidiary, other than any dividends or other than distributions from any wholly owned Company Subsidiary to the Company or any other wholly owned Company Subsidiary;

(vi) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of capital stock of the Company or any Company Subsidiary;

(vii) (A) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof, in each case, other than a Company Subsidiary; or (B) incur any indebtedness for borrowed money, or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or grant any security interest in any assets (other than Permitted Liens) of the Company or any Company Subsidiary;

(viii) make any loans, advances or capital contributions to, or investments in, any other person (including to any officers, directors, agents or consultants of the Company or any Company Subsidiary), make any material change in existing borrowing or lending arrangements of the Company or any Company Subsidiary for or on behalf of such persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other person, except (A) advances to employees or officers of the Company or any Company Subsidiary in the ordinary course of business, (B) prepayments and deposits paid to suppliers of the Company or any Company Subsidiary in the ordinary course of business, (C) trade credit extended to customers of the Company or any Company Subsidiary in the ordinary course of business or (D) any indemnification obligation under the Company Certificate of Incorporation or the Company’s bylaws or any indemnification agreement in which the Company or any of its Subsidiaries is a party, in each case, as in effect on the date hereof and disclosed on the Company Disclosure Schedule;

(ix) make any material capital expenditures (or commit to making any capital expenditures), other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the date of this Agreement, made available to Acquiror prior to the date hereof;

(x) acquire any fee interest in real property;

(xi) enter into, renew or amend in any material respect any Company Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted a Company Interested Party Transaction);

(xii) except as otherwise required by Law or the terms of any Employee Benefit Plan in effect as of the date of this Agreement, (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee, consultant or other service provider, (B) enter into or grant any new, or materially amend any existing, employment, retention, bonus, change in control, severance or termination agreement or Company Option with any current or former director, officer, employee, consultant or other service provider, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee, consultant or other service provider, (D) grant any Company Option, restricted stock unit, restricted stock or equity award, (E) establish or become obligated under any collective bargaining agreement or other contract or agreement with a labor union, trade union, works council, or other representative of employees, (F) hire any new employee or terminate the employment (other than for cause) of any employee, or (G) establish, determine or amend the vesting terms, including performance-based vesting terms, of any Company Option, or any restricted stock award that results from the exercise of a Company Option;

(xiii) adopt, amend or terminate any material Plan or any Employee Benefit Plan that would be a Plan if in effect as of the date hereof, except (A) as may be required by applicable Law, (B) as is required in order to consummate the Transactions, (C) in connection with the health and welfare plan renewals in the ordinary course of business; provided that such renewals do not materially increase the cost to the Company or any Company Subsidiary of providing such benefits;

(xiv) waive the restrictive covenant obligation of any employee of the Company or any Company Subsidiary;

(xv) make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof;

(xvi) (A) file any federal, state or local income Tax Return or other material Tax Return in a manner inconsistent with past practice, (B) file any amended Tax Return, (C) adopt or change any method of Tax accounting, (D) make, change or rescind any Tax election, (E) settle or compromise any U.S. federal, state, local or non-U.S. Tax audit, assessment, claim or other controversy relating to Taxes, (F) knowingly surrender any claim for a refund of Taxes, (G) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement with respect to any Tax (other than, in each case, an agreement the primary purpose of which does not relate to Taxes or an agreement among any of the Company and the Company Subsidiaries), (H) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment or (I) request any Tax ruling from a Tax authority;

(xvii) enter into new, or materially amend or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case, in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xviii) enter into any contract, agreement or arrangement that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company or the Products;

(xix) (A) acquire, license, sublicense, waive, covenant not to assert, pledge, sell, transfer, assign or otherwise dispose of, divest or spin-off any material item of Company IP or other Intellectual Property used or held for use in the business of the Company or the Company Subsidiaries, in each case, other than in the ordinary course of business of the Company or the applicable Company Subsidiary, (B) abandon, relinquish, permit to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and Taxes required to maintain and protect its interest in each and every material item of Company IP or other Intellectual Property used or held for use in the business of the Company or the Company Subsidiaries or (C) disclose or otherwise make available to any person who is not subject to a written agreement to maintain the confidentiality of any material trade secret included in the Company IP or other Intellectual Property used or held for use in the business of the Company or the Company Subsidiaries;

(xx) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $50,000 individually or $100,000 in the aggregate;

(xxi) enter into any new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xxii) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties; or

(xxiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from Acquiror to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this

Section 6.01 shall give to Acquiror, directly or indirectly, the right to control the Company or any of the Company Subsidiaries prior to the Closing Date. During the Interim Period, each of Acquiror and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

6.02 Conduct of Business by Acquiror and Merger Sub Pending the Merger. Acquiror agrees that, during the Interim Period, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including effecting the Domestication) and except as required by applicable Law, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Acquiror shall, and shall cause Merger Sub to, conduct their respective businesses in the ordinary course of business. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement (including effecting the Domestication) and as required by applicable Law, neither Acquiror nor Merger Sub shall, during the Interim Period, directly or indirectly, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a) amend or otherwise change the Acquiror Organizational Documents or the Merger Sub Organizational Documents in a manner that would adversely affect the Company or the holders of Company Common Stock, other than the Acquiror Certificate of Incorporation;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, shares, stock, property or otherwise, with respect to any of its share capital or capital stock (as applicable), other than redemptions from the Trust Fund that are required pursuant to the Acquiror Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the Acquiror Common Stock or Acquiror Warrants, except for redemptions from the Trust Fund and conversions of the Acquiror Founders Stock that are required pursuant to the Acquiror Organizational Documents;

(d) other than with respect to any Additional Financing, issue, sell, pledge, dispose of, grant, encumber or exclusively license, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of share capital or capital stock of Acquiror or Merger Sub, or any options, warrants, restricted stock units, convertible securities or other rights of any kind to acquire any shares of such share capital or capital stock, or any other ownership interest (including any phantom interest), of Acquiror or Merger Sub, except in connection with the conversion of Acquiror Class B Ordinary Shares pursuant to the Acquiror Organizational Documents;

(e) acquire (including by merger, consolidation, or acquisition of stock or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof or enter into a joint venture, partnership, business association or other similar arrangement with any other entity;

(f) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Acquiror, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except for the Additional Sponsor Loan Note or any other loan from the Sponsor or an Affiliate thereof or certain of Acquiror’s officers or directors to in an aggregate amount not to exceed $1,500,000 to finance Acquiror’s transaction costs in connection with the Transactions or other expenses incurred in the ordinary course of business unrelated to the Transactions;

(g) make any loans, advances or capital contributions to, or investments in, any person (including to any officers, directors, agents or consultants of Acquiror or Merger Sub, other than expense advancement or reimbursement in the ordinary course of business of reasonable business expenses in compliance with Acquiror expense advancement and reimbursement policies);

(h) make any material change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof;

(i) (i) file any federal, state or local income Tax Return or other material amended Tax Return in a manner inconsistent with past practice, (ii) file any amended Tax Return, (iii) adopt or change any method of Tax accounting, (iv) make, change or rescind any Tax election, (v) settle or compromise any U.S. federal, state, local or non-U.S. Tax audit, assessment, claim or other controversy relating to Taxes, (vi) knowingly surrender any claim for a refund of Taxes, (vii) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, pre-filing agreement, advance pricing agreement, cost sharing agreement, or closing agreement with respect to any Tax (other than, in each case, an agreement the primary purpose of which does not relate to Taxes or an agreement between the Acquiror and Merger Sub), (viii) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment or (ix) request any Tax ruling from a Tax authority;

(j) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Acquiror or Merger Sub;

(k) amend or modify the Trust Agreement or any other agreement related to the Trust Account;

(l) enter into, renew or amend in any material respect any Acquiror Interested Party Transaction (or any contractual or other arrangement, that if existing on the date of this Agreement, would have constituted an Acquiror Interested Party Transaction), except in connection with the Additional Sponsor Loan Note or any other loan from the Sponsor or an Affiliate thereof or certain of Acquiror’s officers or directors to finance Acquiror’s transaction costs in connection with the Transactions or other expenses incurred in the ordinary course of business unrelated to the Transactions;

(m) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $50,000 individually or $100,000 in the aggregate;

(n) except as contemplated by the Omnibus Incentive Plan or the ESPP, adopt, enter into, sponsor, or contribute to any Employee Benefit Plan, employment contract, or collective bargaining agreement;

(o) make any material capital expenditures;

(p) enter into any new line of business outside of the business currently conducted by Acquiror as of the date of this Agreement;

(q) voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and Merger Sub and their assets and properties; or

(r) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require Acquiror to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 6.02 shall give to the Company, directly or indirectly, the right to control Acquiror prior to the Closing Date. In addition, notwithstanding anything to the contrary in this Section 6.02, nothing in this Agreement shall prohibit or restrict Acquiror from extending, in accordance with the Acquiror Organizational Documents and the Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of the Company shall be required in connection therewith; provided that Acquiror shall provide to the Company drafts of all material documents related to an Extension and shall consider in good faith all reasonable comments to such documents provided by the Company. During the Interim Period, each of the Company and Acquiror shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.

6.03 Waiver of Claims Against Trust Account. Reference is made to the final prospectus of Acquiror, dated as of December 2, 2021 and filed with the SEC (File No. 333-258028) on December 6, 2021 (the “Prospectus”). The Company hereby represents and warrants that it has read the Prospectus and understands that Acquiror has established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public stockholders (including overallotment shares acquired by Acquiror’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, Acquiror may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Acquiror Common Stock in connection with the consummation of Acquiror’s initial Business Combination or in connection with an Extension, (b) to the Public Stockholders if Acquiror fails to consummate a Business Combination within eighteen (18) months after the closing of the IPO, subject to an Extension, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes or (d) to Acquiror after or concurrently with the consummation of a Business Combination. For and in consideration of Acquiror entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its controlled affiliates that, notwithstanding anything to the contrary in this Agreement, except as described in the preceding clause (d), neither the Company nor any of its controlled affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Acquiror or its Representatives, on the one hand, and the Company or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that the Company or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any Released Claim (including for an alleged breach of this Agreement or any other agreement with Acquiror or its affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Acquiror and its affiliates to induce Acquiror to enter into this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against the Company and each of its controlled affiliates under applicable law. To the extent the Company or any of its controlled affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any Released Claim, which proceeding seeks, in whole or in part, monetary relief against Acquiror or its Representatives, the Company hereby acknowledges and agrees that the Company’s and its controlled affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Company or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.01 No Solicitation.

(a) During the Interim Period, the Company shall not, and shall cause the Company Subsidiaries not to and shall direct its and their respective Representatives acting on its or their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, facilitate, knowingly or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any sale of material assets of the Company and its Subsidiaries taken as a whole or any of the Company’s outstanding capital stock or other equity securities of the Company or any conversion, consolidation, liquidation, dissolution or similar transaction involving the Company or any of the Company Subsidiaries other than with Acquiror and its Representatives (an “Alternative Transaction”), (ii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Alternative Transaction, (iv) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Alternative Transaction, (v) commence, continue or renew any due diligence investigation regarding any Alternative Transaction, or (vi) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. The Company shall, and shall cause the Company Subsidiaries to and shall direct its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such person by or on behalf of it prior to the date hereof.

(b) The Company shall notify Acquiror promptly in writing (but in no event later than twenty-four (24) hours) after receipt by the Company, any of the Company Subsidiaries or any of their respective Representatives of any inquiry or proposal with respect to an Alternative Transaction, any inquiry that would reasonably be expected to lead to an Alternative Transaction or any request for non-public information relating to the Company or any of the Company Subsidiaries or for access to the business, properties, assets, personnel, books or records of the Company or any of the Company Subsidiaries by any third party. In such notice, the Company shall identify the third party making any such inquiry, proposal, indication or request with respect to an Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. The Company shall keep Acquiror informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Alternative Transaction, including the material terms and conditions thereof, any material amendments or proposed amendments.

(c) If the Company or any of the Company Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction during the Interim Period, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company becomes aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the Alternative Transaction that prohibits them from considering such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.01 by the Company or any of the Company Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by the Company.

(d) During the Interim Period, each of Acquiror and Merger Sub shall not, and shall direct their respective Representatives acting on their behalf not to, directly or indirectly, (i) enter into, solicit, initiate, knowingly facilitate, knowingly encourage or continue any discussions or negotiations with, or knowingly encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning any merger, consolidation, or acquisition of stock or assets or any other business combination involving Acquiror and any other corporation, partnership or other business organization other than the Company and Company Subsidiaries (an “Acquiror Alternative Transaction”), (ii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquiror Alternative Transaction, (iii) approve, endorse, recommend, execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Acquiror Alternative Transaction or any proposal or offer that could reasonably be expected to lead to an Acquiror Alternative Transaction, (iv) commence, continue or renew any due diligence investigation regarding any Acquiror Alternative Transaction, or (v) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives acting on its behalf to take any such action. Each of Acquiror and Merger Sub shall, and shall direct their respective Affiliates and Representatives acting on their behalf to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Acquiror Alternative Transaction. The parties agree that any violation of the restrictions set forth in this Section 7.01 by Acquiror or Merger Sub or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 7.01 by Acquiror and Merger Sub.

(e) Acquiror shall notify the Company promptly in writing (but in no event later than twenty-four (24) hours) after receipt by Acquiror or any of its Representatives of any inquiry or proposal with respect to an Acquiror Alternative Transaction, any inquiry that would reasonably be expected to lead to an Acquiror Alternative Transaction or any request for non-public information relating to Acquiror or for access to the business, properties, assets, personnel, books or records of Acquiror by any third party. In such notice, Acquiror shall identify the third party making any such inquiry, proposal, indication or request with respect to an Acquiror Alternative Transaction and provide the details of the material terms and conditions of any such inquiry, proposal, indication or request. Acquiror shall keep the Company informed, on a reasonably current and prompt basis, of the status and material terms of any such inquiry, proposal, indication or request with respect to an Acquiror Alternative Transaction, including the material terms and conditions thereof any material amendments or proposed amendments.

7.02 Registration Statement; Consent Solicitation Statement; Proxy Statement.

(a) As promptly as practicable after the date hereof, Acquiror (with the assistance and cooperation of the Company as reasonably requested by the Acquiror) shall prepare and Acquiror shall file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Acquiror Common Stock to be issued to the stockholders of the Company pursuant to this Agreement, which shall include a proxy statement / consent solicitation statement prospectus containing (i) a consent solicitation statement in preliminary form (as amended or supplemented, the “Consent Solicitation Statement”) in connection with the solicitation by the Company of written consents from the stockholders of the Company, to approve, by the requisite consent of the Company Stockholders under the DGCL and the certificate of incorporation and bylaws of the Company (the “Requisite Company Stockholder Approval”), this Agreement, the Merger and the other Transactions; and (ii) a proxy statement in preliminary form (as amended or supplemented, the “Proxy Statement”) relating to the extraordinary general meeting of Acquiror (including any adjournment or postponement thereof, the “Acquiror General Meeting”) to be held to consider (A) approval and adoption of this Agreement, the Domestication and the Merger, (B) approval of the issuance of Acquiror Common Stock as contemplated by this Agreement, (C) approval of the Acquiror Certificate of Incorporation and the Acquiror Bylaws, (D) the election of the individuals to be identified by the Company and Acquiror following the date of this Agreement, but prior to the effectiveness of the Registration Statement, to serve as members of the Acquiror Board in accordance with Section 7.15, (E) approval and adoption of an equity compensation plan, in substantially the form attached as Exhibit H hereto (the “Omnibus Incentive Plan”), which shall provide for (1) an initial number of shares of Acquiror Common Stock reserved for issuance thereunder equal to twelve percent (12%) of the shares of Acquiror Common Stock outstanding as of immediately after the Effective Time (after taking into account the issuance of shares of Acquiror Common Stock under this Agreement and the redemptions of Acquiror Common Stock pursuant to the Redemption Rights) calculated on fully-diluted and outstanding basis (the “EIP Initial Share Reserve”) and (2) an automatic annual “evergreen” increase to such share reserve beginning the first day of each fiscal year after the Effective Time, equal to the lesser of (x) four percent (4%) of the number of shares of Acquiror Common Stock outstanding on the last day of the immediately preceding fiscal year and (y) such lesser number as determined by the plan administrator (such proposal, the “Omnibus Incentive Plan Proposal”), (F) approval and adoption of an employee stock purchase plan, in substantially the form attached as Exhibit I hereto (the “ESPP”), which shall provide for (1) an initial number of shares of Acquiror Common Stock reserved for sale thereunder equal to approximately one percent (1%) of the shares of Acquiror Common Stock outstanding as of immediately after the Effective Time (after taking into account the issuance of shares of Acquiror Common Stock under this Agreement and the redemptions of Acquiror Common Stock pursuant to the Redemption Rights), calculated on fully-diluted and outstanding basis (the “ESPP Initial Share Reserve”) and (2) an automatic annual increase to such share reserve beginning the first day of each fiscal year after the Effective Time, equal to the lesser of (x) one percent (1%) of the number of shares of the Acquiror Common Stock outstanding on the last day of the immediately preceding fiscal year and (y) such lesser number as determined by the plan administrator (such proposal, the “ESPP Proposal”), (G) any other proposals the parties deem necessary to effectuate the Merger and (H) adjournment of the Acquiror General Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (clauses (A), (B), (C) and (G) collectively, the “Required Acquiror Proposals,” and together with clauses (D), (E), (F) and (H), the “Acquiror Proposals”). Each of the Company and Acquiror shall furnish all information concerning such party as the other party may reasonably request in connection with such actions and the preparation of the Merger Materials. Acquiror and the Company each shall use their reasonable best efforts to (w) cause the Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (x) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Merger Materials, (y) cause the Registration Statement to be declared effective as promptly as practicable and (z) keep the Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, each of the Company and Acquiror shall take all actions necessary to cause the Merger Materials to be mailed to their respective stockholders or shareholders, as applicable, as of the applicable record date as promptly as practicable (and in any event within three (3) Business Days) following the date upon which the Registration Statement becomes effective. Each of the Company and Acquiror shall otherwise reasonably assist and cooperate with the other party in the preparation of the Merger Materials and the resolution of any comments received from the SEC. In furtherance of the foregoing, the Company (i) agrees to promptly provide Acquiror with all information concerning the business, management, operations and financial condition of the Company and the Company Subsidiaries, in each case, reasonably requested by Acquiror for inclusion in the Merger Materials and (ii) shall cause the officers and employees of the Company and the Company Subsidiaries to be reasonably available to Acquiror and its counsel in connection with the drafting of the Merger Materials and to respond in a timely manner to comments on the Merger Materials from the SEC. For purposes of this Agreement, the term “Merger Materials” means the Registration Statement, including the prospectus forming a part thereof, the Consent Solicitation Statement, the Proxy Statement, and any amendments thereto.

(b) No filing of, or amendment or supplement to the Merger Materials will be made by Acquiror or the Company without the approval of the other party (such approval not to be unreasonably withheld, conditioned or delayed). Acquiror and the Company will each advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment thereto has been filed, of the issuance of any stop order, of the suspension of the qualification of the Acquiror Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Merger Materials or comments thereon and responses thereto or requests by the SEC for additional information and shall, as promptly as practicable after receipt thereof, supply the other party with copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, or, if not in writing, a description of such communication, with respect to the Merger Materials or the Merger. No response to any comments from the SEC or the staff of the SEC relating to the Merger Materials will be made by Acquiror or the Company without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and without providing the other party a reasonable opportunity to review and comment thereon unless pursuant to a telephone call initiated by the SEC.

(c) Acquiror represents that the information supplied by Acquiror for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Merger Materials are mailed to its shareholders, (iii) the time of the Acquiror General Meeting and (iv) at the Effective Time, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Acquiror or Merger Sub, or their respective officers or directors, should be discovered by Acquiror which should be set forth in an amendment or a supplement to the Merger Materials, Acquiror shall promptly inform the Company.

(d) The Company represents that the information supplied by the Company for inclusion in the Merger Materials shall not, at (i) the time the Registration Statement is declared effective, (ii) the time Merger Materials are mailed to its stockholders, (iii) the time of the Acquiror General Meeting and (iv) at the Effective Time, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Merger Materials, the Company shall promptly inform Acquiror.

7.03 Consent Solicitation; Written Consent; Company Change in Recommendation.

(a) As promptly as practicable following the date upon which the Registration Statement becomes effective, and no later than two (2) Business Days following such date, the Company shall solicit the Requisite Company Stockholder Approval via written consent in accordance with Section 228 of the DGCL. In connection therewith, prior to the date upon which the Registration Statement becomes effective, the Company Board shall set a record date for determining the stockholders of the Company entitled to provide such written consent. The Company shall use reasonable best efforts to cause each Key Company Stockholder and each such other Company Stockholder necessary to obtain the Requisite Company Stockholder Approval to duly execute and deliver a stockholder written consent substantially the form attached as Exhibit J hereto (the “Written Consent”) in respect of the shares of Company Stock beneficially owned by the Key Company Stockholders and such other Company Stockholders in accordance with Section 228 of the DGCL within two (2) Business Days of the Registration Statement becoming effective, including by taking all action necessary to enforce the Stockholder Support Agreements. As promptly as practicable following the execution and delivery of the Written Consent by the Key Company Stockholders and such other Company Stockholders to the Company, the Company shall deliver to Acquiror a copy of such Written Consent in accordance with Section 10.01. Promptly following the receipt of the Requisite Company Stockholder Approval via the Written Consent and delivery to Acquiror of a copy of such Written Consent in accordance with Section 10.01, the Company will prepare (subject to the reasonable approval of Acquiror) and deliver to the stockholders of the Company who have not executed and delivered the Written Consent the notice required by Section 228(e) of the DGCL and include a description of the appraisal rights of the stockholders of the Company available under Section 262 of the DGCL along with such other information as is required thereunder and pursuant to applicable Law. If any Key Company Stockholder or any other Company Stockholder necessary to obtain the Requisite Company Stockholder Approval fails to deliver the Written Consent to the Company within two (2) Business Days of the Registration Statement becoming effective (a “Written Consent Failure”), Acquiror shall have the right to terminate this Agreement as set forth in Section 9.01.

(b) The Consent Solicitation Statement shall include the Company Recommendation. Neither the Company Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Company Recommendation, or fail to include the Company Recommendation in the Consent Solicitation Statement; (ii) approve, recommend or declare advisable (or publicly propose to do so) any Alternative Transaction; (iii) fail to publicly announce, within three (3) Business Days after a tender offer or exchange offer relating to the equity securities of the Company shall have been commenced by any third party other than Acquiror and its Affiliates, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer (for the avoidance of doubt, the taking of no position or a neutral position by the Company Board in respect of the acceptance of any such tender offer or exchange offer as of the end of such period shall constitute a failure to publicly announce that the Company Board recommends rejection of such tender or exchange offer); or (iv) if requested by Acquiror, fail to issue, within three (3) Business Days after an Alternative Transaction (other than any tender offer or exchange offer) is publicly announced, a press release reaffirming the Company Recommendation (any action described in clauses (i) through (iv) being referred to as a “Company Change in Recommendation”).

(c) Notwithstanding (i) any Company Change in Recommendation, (ii) the making of any inquiry or proposal with respect to an Alternative Transaction or (iii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall the Company or any of the Company Subsidiaries execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Alternative Transaction or terminate this Agreement in connection therewith and (B) the Company shall otherwise remain subject to the terms of this Agreement, including the Company’s obligation to use reasonable best efforts to cause each Key Company Stockholder and each such other Company Stockholder necessary to obtain the Requisite Company Stockholder Approval to duly execute and deliver the Written Consent and to otherwise solicit the Requisite Company Stockholder Approval in accordance with Section 7.03(a).

7.04 Acquiror General Meeting; Merger Sub Stockholder’s Approval.

(a) Acquiror shall call and hold the Acquiror General Meeting as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of voting solely upon the Acquiror Proposals; provided that Acquiror may postpone or adjourn the Acquiror General Meeting on one or more occasions for up to thirty (30) days in the aggregate upon the good faith determination by the Acquiror Board that such postponement or adjournment is reasonably necessary to solicit additional proxies to obtain approval of the Acquiror Proposals or otherwise take actions consistent with Acquiror’s obligations pursuant to Section 7.08. Acquiror shall use its reasonable best efforts to obtain the approval of the Acquiror Proposals at the Acquiror General Meeting, including by soliciting from its shareholders proxies as promptly as possible in favor of the Acquiror Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its shareholders, subject to the right of Acquiror to make an Acquiror Change in Recommendation pursuant to this Section 7.04(a). The Acquiror Board shall recommend to its shareholders that they approve the Acquiror Proposals (the “Acquiror Recommendation”) and shall include the Acquiror Recommendation in the Proxy Statement. Neither the Acquiror Board nor any committee thereof shall: (i) withdraw, modify, amend or qualify (or propose to withdraw, modify, amend or qualify publicly) the Acquiror Recommendation, or fail to include the Acquiror Recommendation in the Proxy Statement; or (ii) approve, recommend or declare advisable (or publicly propose to do so) any Acquiror Alternative Transaction (any action described in clauses (i) through (ii) being referred to as an “Acquiror Change in Recommendation”). Notwithstanding the foregoing, if the Acquiror Board, after consultation with its outside legal counsel, determines in good faith that failure to effect an Acquiror Change in Recommendation would be reasonably likely to be inconsistent with its fiduciary duties to the Acquiror under applicable Law, then the Acquiror Board may effect an Acquiror Change in Recommendation so long as Acquiror (to the extent lawful and reasonably practicable) first provides the Company with at least forty-eight (48) hours advance written notice of such withdrawal or modification.

(b) Notwithstanding (i) any Acquiror Change in Recommendation, (ii) the making of any inquiry or proposal with respect to an Acquiror Alternative Transaction or (iii) anything to the contrary contained herein, unless this Agreement has been earlier validly terminated in accordance with Section 9.01, (A) in no event shall Acquiror or Merger Sub execute or enter into any agreement in principle, confidentiality agreement, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other written arrangement relating to any Acquiror Alternative Transaction or terminate this Agreement in connection therewith and (B) Acquiror and Merger Sub shall otherwise remain subject to the terms of this Agreement, including Acquiror’s obligation to use reasonable best efforts to obtain the approval of the Acquiror Proposals at the Acquiror General Meeting in accordance with Section 7.04(a).

(c) Promptly following the execution of this Agreement, Acquiror shall approve and adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement, as the sole stockholder of Merger Sub.

7.05 Access to Information; Confidentiality.

(a) During the Interim Period, the Company and Acquiror shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor Acquiror shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the parties pursuant to this Section 7.05 shall be kept confidential in accordance with the confidentiality agreement, dated January 16, 2023 (the “Confidentiality Agreement”), between Acquiror and the Company.

(c) Notwithstanding anything in this Agreement to the contrary, each party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such Tax advisor as is reasonably necessary such Tax treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case, in accordance with the Confidentiality Agreement.

7.06 Directors’ and Officers’ Indemnification.

(a) The certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth in the Company Certificate of Incorporation or the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by applicable Law. Acquiror further agrees that with respect to the provisions of the charter, bylaws or limited liability company agreements of the Company Subsidiaries relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of six (6) years from the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the Company or any Company Subsidiary against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under applicable Law, the Company Certificate of Incorporation or the bylaws of the Company, the charter, bylaws or limited liability company agreements of the Company Subsidiary, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) After the Domestication, the Acquiror Organizational Documents shall contain provisions no less favorable with respect to indemnification, exculpation, advancement or expense reimbursement than are set forth as of the date hereof in the Acquiror Organizational Documents and the Merger Sub Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Acquiror, unless such modification shall be required by applicable Law. Acquiror further agrees that with respect to the provisions of the Acquiror Organizational Documents as of the date hereof relating to indemnification, exculpation, advancement or expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of Acquiror, unless such modification shall be required by applicable Law. For a period of six (6) years from the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of Acquiror against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Acquiror would have been permitted under applicable Law, the Acquiror Organizational Documents or the Merger Sub Organizational Documents, or any indemnification agreement in effect on the date of this Agreement to indemnify or exculpate such person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(c) For a period of six (6) years from the Effective Time, Acquiror shall (i) maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (true, correct and complete copies of which have been heretofore made available to Acquiror or its Representatives) on terms not less favorable than the terms of such current insurance coverage; provided that Acquiror shall not be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the Company for such insurance policy for the year ended December 31, 2022 (“Go-forward D&O Insurance”). For the avoidance of doubt, the Go-forward D&O Insurance shall be an expense of the Company.

(d) Prior to the Effective Time, the Company shall purchase a prepaid “tail” policy (a “Company Tail Policy”) with respect to the Company’s current directors’ and officers’ liability insurance from an insurance carrier with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Company be required to pay an annual premium for such insurance in excess of 350% of the aggregate annual premium currently payable by the Company for such insurance policy for the year ended December 31,

2023 (the “Company Maximum Annual Premium”). Acquiror will be responsible for maintaining such “tail” policy in full force and effect for a period of no less than six (6) years after the Effective Time and continue to honor its obligations thereunder. If the Company is unable to obtain the “tail” policy, Company will instead obtain as much comparable insurance as possible for an annual premium equal to the Company Maximum Annual Premium.

(e) Prior to the Effective Time, the Acquiror shall purchase a prepaid “tail” policy (a “Acquiror Tail Policy”) with respect to the Acquiror’s current directors’ and officers’ liability insurance from an insurance carrier with the same or better credit rating as the Acquiror’s current directors’ and officers’ liability insurance carrier so long as the aggregate cost for such “tail” policy does not exceed 350% of the aggregate annual premium currently payable by Acquiror for such insurance policy for the year ended December 31, 2023 (the “Acquiror Maximum Annual Premium”). Acquiror will maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder. If the Acquiror is unable to obtain the “tail” policy for an amount less than or equal to the Acquiror Maximum Annual Premium, Acquiror will instead obtain as much comparable insurance as possible for an annual premium equal to the Acquiror Maximum Annual Premium.

(f) With respect to any claims that may be made under the Company Tail Policy or the or the Acquiror Tail Policy, (i) prior to the Effective Time, Acquiror and the Company shall reasonably cooperate with the other party as reasonably requested by such other party, and (ii) after the Effective Time, Acquiror shall reasonably cooperate with any person insured by such policies as reasonably requested by such person.

(g) On the Closing Date, to the extent not already entered into, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing. For the avoidance of doubt, the indemnification agreements with the pre-Closing directors and officers of Acquiror in effect as of the date hereof and listed on Section 7.06(g) of the Acquiror Disclosure Schedule shall continue to be effective following the Closing, and Acquiror shall continue to honor its obligations thereunder.

7.07 Notification of Certain Reserved Matters. The Company shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to the Company, of any event which a party hereto becomes aware of during the Interim Period the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.

7.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including using its reasonable best efforts to make all filings with, respond to questions from, obtain all permits, consents, approvals, authorizations, qualifications and orders of, provide all required notifications to, and cause the expiration or termination of waiting periods required by, Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 4.05 necessary for the consummation of the Transactions and to fulfill the conditions to the Merger. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) During the Interim Period, each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. During the Interim Period, no party to this Agreement shall agree to participate in any meeting, video or telephone conference, or other communications with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, conference or other communication. Subject to the terms of the Confidentiality Agreement, during the Interim Period, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions contemplated hereby that were made during the Interim Period. During the Interim Period, no party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

7.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Acquiror and the Company. Thereafter, between the date of this Agreement and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of the Nasdaq, each of Acquiror and the Company shall each use its reasonable best efforts to consult with each other before issuing any press release or otherwise making any public statements (including through social media platforms) with respect to this Agreement, the Merger or any of the other Transactions, and shall not issue any such press release or make any such public statement (including through social media platforms) without the prior written consent of the other party. Furthermore, nothing contained in this Section 7.09 shall prevent Acquiror or the Company or its respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other party in accordance with this Section 7.09.

7.10 Listing. Acquiror will use its reasonable best efforts to cause the Acquiror Common Stock issued in connection with the Transactions to be approved for listing on Nasdaq at the Closing. During the Interim Period, Acquiror shall use its reasonable best efforts to keep the Acquiror Units, Acquiror Class A Ordinary Shares and Acquiror Warrants listed for trading on the Nasdaq.

7.11 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable, and with respect to the HSR Act make any required filings no later than ten Business Days after the date of this Agreement. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable.

(b) Acquiror and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other reasonably informed of any communication received by such party from, or given by such party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications (with the exception of the filings, if any, submitted under the HSR Act); (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, or responding to requests or objections made by any Governmental Authority; provided, that materials required to be provided pursuant to this Section 7.11(b) may be restricted to outside counsel and may be redacted (A) to remove references concerning the valuation of the Company, (B) as necessary to comply with contractual arrangements, confidentiality obligations, or applicable Law, and (C) as necessary to protect against waiver of attorney-client privilege or other privilege due to disclosure.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.11 shall require the Company, the Acquiror or any of their respective Affiliates, to take any action, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of the Company, the Acquiror or their respective Affiliates, or investment of the Company, the Acquiror or their respective Affiliates, or any interests therein.

7.12 Trust Account. As of the Effective Time, the obligations of Acquiror to wind up and liquidate the assets of Acquiror within a specified time period as contained in the Acquiror Charter will be terminated and Acquiror shall have no obligation whatsoever to wind up and liquidate the assets of Acquiror by reason of the consummation of the Merger or otherwise, and no shareholder of Acquiror shall be entitled to receive any amount from the Trust Account; provided that the foregoing shall not modify or restrict the obligations of Acquiror to consummate the redemption of any shares of Acquiror Common Stock pursuant to a valid exercise of Redemption Rights prior to the Effective Time in accordance with the Acquiror Organizational Documents. At least forty-eight (48) hours prior to the Effective Time, Acquiror shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account, other than funds required to be paid from the Trust Account to shareholders of Acquiror that delivered a valid exercise of Redemption Rights prior to the Effective Time in accordance with the Acquiror Organizational Documents, to Acquiror to be held as available cash for immediate use on the balance sheet of Acquiror, and to be used (a) to pay the unpaid Acquiror Transaction Costs and unpaid Company Transaction Costs in connection with this Agreement and the Transactions and (b) thereafter, for working capital and other general corporate purposes of the business following the Closing, and thereafter Acquiror shall cause the Trust Account and the Trust Agreement to terminate.

7.13 Tax Matters.

(a) This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). The parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which would reasonably be expected to prevent or impede the Domestication or the Merger from qualifying for the Intended Tax Treatment. The parties shall file all Tax Returns consistent with, and take no Tax position inconsistent with (whether in audits, Tax Returns or otherwise), the Intended Tax Treatment unless required to do so pursuant to change in applicable Law after the date hereof or a “determination” within the meaning of Section 1313(a) of the Code.

(b) If Acquiror and the Company jointly determine, after consultation with their respective tax advisers, that an alternative transaction structure is necessary to preserve the Intended Tax Treatment with respect to the Merger, the parties shall consider the following alternative transaction steps (such steps, the “Alternative Transaction Structure”): (i) Acquiror shall form a Delaware limited liability company using a name reasonably acceptable to Acquiror and the Company (the “Merger Sub II”), wholly owned by Acquiror and treated as an entity disregarded from its owner for U.S. federal income tax purposes, (ii) Merger Sub shall merge with and into the Company pursuant to the provisions of this Agreement, with the Company surviving as the Surviving Corporation (the “First Merger”), and (iii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II, with Merger Sub II surviving as the surviving entity (the “Surviving Entity”, and such merger, the “Second Merger”) in a single integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321; provided, that neither Acquiror nor the Company shall be required to effect the Alternative Transaction Structure or any other transaction structure other than the Merger.

(c) For the avoidance of doubt, no party (or its respective Affiliates and owners) shall be required to satisfy its obligations pursuant to this Section 7.13 by altering the consideration payable pursuant to Article III.

(d) If, in connection with the preparation and filing of the Registration Statement, the SEC requests or requires that a tax opinion or tax disclosure be provided in such connection, Acquiror and the Company shall use commercially reasonable efforts to deliver to Cooley LLP and Honigman LLP, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement, and, if required, Cooley LLP shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended Tax Treatment as it applies to the Domestication and with respect to the material U.S. federal income tax consequences of the exercise of the Redemption Rights and, if required, Honigman LLP shall furnish an opinion, subject to customary assumptions and limitations, with respect to the Intended Tax Treatment as it applies to the Tax-Free Reorganization or the Merger.

(e) Each of the Acquiror and the Company shall (and shall cause their respective Subsidiaries to) use commercially reasonable efforts to cooperate, as and to the extent reasonably requested by Acquiror or the Company, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such commercially reasonable efforts shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder before and after the Effective Time.

7.14 Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Stock or acquisitions of Acquiror Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.15 Directors and Officers. The parties shall take all necessary actions to cause the Acquiror Board as of immediately following the Closing to consist of seven (7) directors, consisting of (i) Ross Haghighat, (ii) two (2) individuals designated by the Sponsor (the “Sponsor Designees”), which Sponsor Designees may be changed by Sponsor subject to the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), and (iii) four (4) individuals designated by the Company Board (the “Company Designees”), which Company Designees may be changed by the Company Board in consultation with Acquiror no later than fourteen (14) days prior to the effectiveness of the Registration Statement. The parties shall ensure that a majority of the members of the Acquiror Board as of immediately following the Closing qualifies as independent directors under the rules of Nasdaq.

7.16 FIRPTA Tax Certificates. At or prior to the Closing, the Company shall deliver to Acquiror in a form reasonably acceptable to Acquiror, a properly executed certification that shares of Company Common Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by Acquiror with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

7.17 Domestication. Subject to receipt of the Domestication Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State the Certificate of Domestication with respect to the Domestication, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the Acquiror Bylaws, (c) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, (d) obtaining a certificate of de-registration from the Cayman Registrar and (e) taking any other actions necessary in connection therewith.

7.18 Related Party Statements. Prior to the Closing and except as set forth on Section 7.18 of the Company Disclosure Schedule, the Company shall have terminated, or cause to be terminated, all Interested Party Agreements and Side Letter Agreements and any other contracts between the Company and any of its directors, officers or holder of more than ten percent (10%) of the Company Stock (assuming the full conversion or exercise of all securities of the Company held by such person), or any immediate family member of any of the foregoing (whether directly or indirectly through an affiliate of such person) or that would otherwise be required to be disclosed pursuant to Item 404 of Regulation S-K without any liability to the Company, other than ordinary course agreements relating to director and employee compensation and benefits.

7.19 Transaction Litigation. During the Interim Period, Acquiror, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any shareholder or stockholder (as applicable) demands or other shareholder or stockholder actions (including derivative claims) relating to this Agreement, any Ancillary Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, Acquiror or any of its respective Representatives (in their capacity as a Representative of Acquiror) or, in the case of the Company, the Company or any of its Representatives (in their capacity as a Representative of the Company). Acquiror and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, and (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation.

7.20 Required Company Permits. The Company shall use reasonable best efforts to, and shall cause the Company Subsidiaries to use reasonable best efforts to, obtain the Company Permits necessary for each of the Company and the Company Subsidiaries to carry on its business in all respects as it is proposed to be conducted as of the date of this Agreement, including, but not limited to, the Company Permits (a) for the distribution or manufacturing of Products in each state where the Company distributes or manufactures, or proposes to distribute or manufacture, such Products as of the date of this Agreement, and (b) listed in Section 4.06(b) of the Company Disclosure Schedule (collectively, the “Required Company Permits”). Subject to applicable Law regarding the sharing of information, Acquiror shall have the right to review in advance and, to the extent reasonably practicable, the Company and Acquiror shall consult with the other on any application or filing related to a Required Company Permit. The Company may not withdraw any applications or filings for any Company Permit pending as of the date of this Agreement that would reasonably be expected to be material to the business of the Company and the Company Subsidiaries taken as a whole.

7.21 Additional Financing; Sponsor Notes.

(a) Acquiror and the Company may jointly agree for Acquiror to enter into, on terms and conditions mutually acceptable to Acquiror and the Company, agreements to sell to any other person in a private placement additional shares of Acquiror Common Stock (i) that have the same rights, privileges and preferences as the shares of Acquiror Common Stock to be issued to the stockholders of the Company pursuant to the terms of this Agreement and (ii) at a price per share not less than $10.00 (such additional private placement, the “PIPE Financing”). In addition, Acquiror, the Sponsor and the Company may jointly agree for Acquiror and the Sponsor to enter into, on terms and conditions mutually acceptable to Acquiror, the Sponsor and the Company, agreements to incentivize holders of Acquiror Common Stock to agree to not exercise, or unwind their exercise of, their Redemption Rights with respect to their Acquiror Common Stock, including by way of the Sponsor’s voluntary forfeiture of its shares of Acquiror Founders Stock (each such holder of Acquiror Common Stock, a “Non-redeeming Stockholder”, and the cash proceeds that remain in the Trust Account with respect the Non-redeeming Stockholders together with the cash proceeds from the PIPE Financing, the “Additional Financing”). If required by financial advisors in connection with any Additional Financing, the Company shall cause its auditors and outside legal counsel to deliver comfort letters and/or negative assurance letters upon request by such financial advisors.

(b) During the Interim Period, the Sponsor may, in its sole discretion, provide additional convertible debt financing to Acquiror on substantially the same terms as the Sponsor Loan Note, including with respect to any conversion related thereto (such additional convertible debt financing, the “Additional Sponsor Loan Note”). If the amount of Acquiror Cash as of the Closing, without taking into account any amounts from the Sponsor Loan Note or the Additional Sponsor Loan Note, is less than the Acquiror Adjusted Minimum Cash, then, effective as of immediately prior to the Effective Time, the Sponsor shall convert the Sponsor Loan Note and the Additional Sponsor Loan Note into a number of Domesticated Acquiror Units in accordance with the terms of Sponsor Loan Note and the Additional Sponsor Loan Note. If the amount of Acquiror Cash as of the Closing, without taking into account any amounts from the Sponsor Loan Note or the Additional Sponsor Loan Note, is equal to or exceeds the Acquiror Adjusted Minimum Cash, then, notwithstanding anything to the contrary set forth herein, all outstanding principal and accrued interest amounts under the Sponsor Loan Note and the Additional Sponsor Loan Note shall be repaid at the Closing as Acquiror Transaction Costs pursuant to Section 3.04(c).

7.22 Financial Statements. During the Interim Period, the Company shall deliver to Acquiror and any of the Company’s and Acquiror’s financial advisors, within (i) fifteen (15) days following the end of any month, the unaudited consolidated balance sheet of the Company as of the end of such month, and the related unaudited consolidated statements of operations, cash flows and stockholders’ equity for such monthly period, setting forth in each case comparisons to the Company’s monthly budget and to the corresponding period in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP (subject to the absence of footnote disclosures and to normal year-end adjustments) and (ii) thirty (30) days following the end of any fiscal quarter, the consolidated balance sheet of the Company as of the end of such quarter, and the related consolidated statements of operations, cash flows and stockholders’ equity for such period that is required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Acquiror with the SEC in connection with the transactions contemplated hereby, and which, in the case of any of the foregoing that is audited, shall in each case be audited in accordance with the standards of the PCAOB. As soon as practicable following the date hereof and no later than May 12, 2023, the Company shall deliver to Acquiror the unaudited consolidated balance sheet of the Company and Company Subsidiaries, and the related unaudited consolidated statements of operations and cash flows, for the periods set forth in Section 7.22 of the Company Disclosure Schedule.

7.23 280G Matters. To the extent applicable, prior to the Closing Date, the Company shall (a) use commercially reasonable efforts to secure from any Person who is a “disqualified individual” (as defined in Section 280G of the Code), and who has a right to any payments and/ or benefits or potential right to any payments and/ or benefits in connection with the Merger that would reasonably be expected to constitute “parachute payments” pursuant to Section 280G of the Code, a waiver of such Person’s right to any such “parachute payments” to the extent required to avoid the imposition of Tax by virtue of the operation of Section 280G of the Code (the “Waived 280G Benefits”) and to accept in substitution therefor the right to receive such payments only if approved by the stockholders of the Company in a manner that complies with Section 280G of the Code and the regulations promulgated thereunder, and (b) submit to the stockholders of the Company, for approval or disapproval by such stockholders holding the number of shares of Company Stock required by the terms of Section 280G(b)(5)(B) of the Code and the regulations thereunder, the Waived 280G Benefits in a manner intended to provide that no such payments and benefits shall be deemed “parachute payments” under Section 280G of the Code and the regulations thereunder. The Company agrees that in the absence of such stockholder approval, no Waived 280G Benefits will be paid, received, or retained. Moreover, this Section 7.23 shall not apply to any contracts or arrangements (including any contracts or arrangements that provide for any equity or equity-based incentive awards) between Acquiror or any of its Affiliates and a disqualified individual unless such contracts or arrangements are provided to the Company at least ten (10) Business Days prior to the Closing Date. Acquiror shall cooperate with the Company in good faith to calculate or determine the value (for the purposes of Section 280G of the Code) of any payments or benefits granted or contemplated in any such contracts or arrangements that could constitute a “parachute payment” under Section 280G of the Code.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Acquiror and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following conditions:

(a) Written Consent. The Written Consent, constituting the Requisite Company Stockholder Approval, shall have been delivered to Acquiror.

(b) Acquiror Shareholders’ Approval. The Required Acquiror Proposals shall have been approved and adopted by the requisite affirmative vote of the shareholders of Acquiror in accordance with the Proxy Statement, the Companies Act, the Acquiror Articles of Association and the rules and regulations of Nasdaq (the “Acquiror Shareholders Approval”).

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is then in effect and has the effect of making the Transactions, including the Merger, illegal or otherwise enjoining or prohibiting consummation of the Transactions, including the Merger.

(d) Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act (and any extension thereof, or any timing agreements, understandings or commitments obtained by request or other action of the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable) shall have expired or been terminated.

(e) Governmental Consents. All consents, approvals and authorizations set forth on Section 8.01(e) of the Company Disclosure Schedule shall have been obtained from and made with all applicable Governmental Authorities.

(f) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

(g) Acquiror Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets following the exercise of Redemption Rights in accordance with the Acquiror Organizational Documents.

(h) Domestication. The Domestication shall have been completed.

(i) Letter Agreement Amendment. The parties thereto shall have entered into the Letter Agreement Amendment, which shall be in full force and effect.

8.02 Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in (i) the first sentence of Section 4.01(a), Section 4.01(b), Section 4.03 (other than clauses (a), (b) and (c) thereof which are subject to clause (ii) below), Section 4.04, Section 4.07(i), Section 4.15 and Section 4.24 shall each be true and correct in all material respects (without giving effect to any “materiality” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 4.03(a), Section 4.03(b) and Section 4.03(c) shall be true and correct in all respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.01 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, Acquiror, Merger Sub or their respective Affiliates and (iii) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Material Adverse Effect. Since the date hereof, there shall not have occurred any Company Material Adverse Effect that is continuing on the Closing Date.

(d) Officer Certificate. The Company shall have delivered to Acquiror a certificate, dated as of the Closing Date, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c).

(e) FIRPTA Tax Certificate. The Company shall have delivered the documents set forth in Section 7.16.

8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions, including the Merger, are subject to the satisfaction or waiver (where permissible) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Acquiror and Merger Sub contained in (i) Section 5.01, Section 5.03 (other than clauses (a), (b) and (c) thereof which are subject to clause

(ii) below), Section 5.04 and Section 5.12 shall each be true and correct in all material respects (without giving effect to any “materiality” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), (ii) Section 5.03(a), Section 5.03(b) and Section 5.03(e) shall be true and correct in all respects as of the date hereof and the Effective Time as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 6.02 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such specified date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, be reasonably expected to result in more than an immaterial additional cost, expense or liability to the Company, Acquiror, Merger Sub or their respective Affiliates and (iii) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “Acquiror Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and the Effective Time as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be so true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Agreements and Covenants. Acquiror and Merger Sub shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. Acquiror shall have delivered to the Company a certificate, dated as of the Closing Date, signed by the Chief Executive Officer of Acquiror, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

(d) Listing. The shares of Acquiror Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the Nasdaq, or another national securities exchange mutually agreed to by the parties, as of the Closing Date, subject only to official notice of issuance thereof.

(e) Acquiror Cash. The amount of Acquiror Cash as of the Closing shall be equal to or exceed the Acquiror Minimum Cash.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or shareholders of Acquiror, as follows, in each case of clauses (b) through (i), by written notice by the terminating party to the non-terminating party:

(a) by mutual written consent of Acquiror and the Company;

(b) by either Acquiror or the Company if the Effective Time shall not have occurred prior to December 31, 2023 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date;

(c) by either Acquiror or the Company if any Governmental Order has become final and nonappealable and has the effect of making consummation of the Transactions, including the Merger, illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d) by either Acquiror or the Company if any of the Required Acquiror Proposals shall fail to receive the requisite vote for approval at the Acquiror General Meeting (subject to any adjournment or postponement of such meeting);

(e) by Acquiror, in the event of a Written Consent Failure;

(f) by Acquiror upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) or 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that Acquiror has not waived such Terminating Company Breach and Acquiror and Merger Sub are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Company Breach is curable by the Company, Acquiror may not terminate this Agreement under this Section 9.01(f) for so long as the Company continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by Acquiror to the Company; or

(g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, or if any representation or warranty of Acquiror or Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) or 8.03(b) would not be satisfied (“Terminating Acquiror Breach”); provided that the Company has not waived such Terminating Acquiror Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided, further, that, if such Terminating Acquiror Breach is curable by Acquiror and Merger Sub, the Company may not terminate this Agreement under this Section 9.01(g) for so long as Acquiror and Merger Sub continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to Acquiror.

9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and have no effect, and there shall be no liability under this Agreement on the part of any party hereto or any of its Affiliates, directors, officers employees or stockholders. Notwithstanding the foregoing, nothing herein shall limit the liability of any party for Fraud or Willful Breach of this Agreement committed by such party prior to such termination. The provisions of Section 6.03, Section 7.05(b) and Article X (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

9.03 Expenses. Except as otherwise set forth in this Agreement or in any other contract entered into between the parties, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement, any Ancillary Agreement and the Transactions, including all fees of its legal counsel, financial advisers, accountants and other representatives or consultants; provided that Acquiror shall pay, or cause to be paid, the unpaid Acquiror Transaction Costs and the unpaid Company Transaction Costs if and only if the Closing and the Effective Time occur; provided further that, whether or not the Closing and the Effective Time occur, the Company and Acquiror shall each pay one-half (1/2) of the fees relating to all SEC and other regulatory filing fees (including those incurred in connection with the Proxy Statement, the Registration Statement and the Notification and Report Forms filed under the HSR Act and any other applicable Antitrust Law). Acquiror shall use good faith efforts to ensure Acquiror Transaction Costs do not exceed $15,000,000 in the aggregate.

9.04 Amendment. This Agreement may be amended in writing by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

9.05 Waiver. At any time prior to the Effective Time, (a) Acquiror may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of Acquiror or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of Acquiror or Merger Sub contained herein or in any document delivered by Acquiror or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of Acquiror or Merger Sub or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE X

GENERAL PROVISIONS

10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

If to Acquiror or Merger Sub:

BioPlus Acquisition Corp.

260 Madison Avenue

Suite 800

New York, New York 10016

Attention: Jonathan Rigby

Email: [***]

with a copy to:

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, California 94111

Attention: Garth Osterman; Miguel J. Vega

Email: [***]

If to the Company:

Avertix Medical, Inc.

40 Christopher Way

Suite 201

Eatontown, New Jersey 07724

Attention: Tim Moran

Email: [***]

with a copy to:

Honigman LLP

650 Trade Centre Way, Suite 200

Kalamazoo, Michigan 49002

Attention: Phillip D. Torrence; Jeff Kuras

Email: [***]

10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

10.03 No Other Representations; No Reliance.

(a) NONE OF THE COMPANY, ANY COMPANY SECURITYHOLDER NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE COMPANY OR THE BUSINESS OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN Article IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT. Without limiting the generality of the foregoing, neither the Company nor any of its Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the Company made available to Acquiror and its Representatives, including due diligence materials, or in any presentation of the business of the Company by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Acquiror or Merger Sub in executing, delivering and performing this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, in each case, except for the representations and warranties set forth in Article IV as modified by the Company Disclosure Schedules. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by the Company or its Representatives are not and shall not be deemed to be or to include representations or warranties of the Company or any Representative, and are not and shall not be deemed to be relied upon by Acquiror or Merger Sub in executing, delivering and performing this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, in each case, except for the representations and warranties set forth in Article IV, in each case, as modified by the Company Disclosure Schedules. Except for the specific representations and warranties expressly made by the Company in Article IV, in each case, as modified by the Company Disclosure Schedules: (a) Acquiror acknowledges and agrees that: (i) neither the Company nor its Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Company, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Company, the nature or extent of any liabilities of the Company, the effectiveness or the success of any operations of the Company or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Company furnished to Acquiror, Merger Sub or their respective representatives or made available to Acquiror and its representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of the Company or the Company has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article IV and subject to the limited remedies herein provided; (b) each of Acquiror and Merger Sub specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Company nor any other Person shall have any liability to Acquiror, Merger Sub or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Company or the future business, operations or affairs of the Company.

(b) NONE OF ACQUIROR, MERGER SUB NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO PARENT, MERGER SUB OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE IV, IN EACH CASE, AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT AND THE ACQUIROR SEC REPORTS. Without limiting the generality of the foregoing, none of Acquiror, Merger Sub nor any of their respective Representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to Acquiror and Merger Sub made available to the Company and its Representatives, including due diligence materials, or in any presentation of the business of the Acquiror by management of the Acquiror or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by the Company in executing, delivering and performing this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, in each case, except for the representations and warranties set forth in Article V as modified by the Acquiror Disclosure Schedules and the Acquiror SEC Reports. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including any offering memorandum or similar materials made available by Acquiror, Merger Sub or their respective Representatives are not and shall not be deemed to be or to include representations or warranties of Acquiror and Merger Sub, and are not and shall not be deemed to be relied upon by the Company in executing, delivering and performing this Agreement, the other Transaction Documents and the transactions contemplated hereby or thereby, in each case, except for the representations and warranties set forth in Article V, in each case, as modified by the Acquiror Disclosure Schedules and the Acquiror SEC Reports. Except for the specific representations and warranties expressly made by Acquiror and Merger Sub in Article V, in each case as modified by the Acquiror Disclosure Schedules and Acquiror SEC Reports: (a) the Company acknowledges and agrees that: (i) none of the Acquiror nor any of its Representatives is making or has made any representation or warranty, express or implied, at law or in equity, in respect of the Acquiror, the business, assets, liabilities, operations, prospects or condition (financial or otherwise) of the Acquiror, the nature or extent of any liabilities of the Acquiror, the effectiveness or the success of any operations of the Acquiror or the accuracy or completeness of any confidential information memoranda, projections, forecasts or estimates of earnings, or other information (financial or otherwise) regarding the Acquiror furnished to the Company or its Representatives or made available to the Company, and its Representatives in any “data rooms,” “virtual data rooms,” management presentations or any other form in expectation of, or in connection with, the transactions contemplated hereby, or in respect of any other matter or thing whatsoever; and (ii) no Representative of the Acquiror has any authority, express or implied, to make any representations, warranties or agreements not specifically set forth in Article V and subject to the limited remedies herein provided; (b) the Company specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges and agrees that the Acquiror has specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person; and (c) none of the Acquiror nor any other Person shall have any liability to the Company or any other Person with respect to any such other representations or warranties, including projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Acquiror or the future business, operations or affairs of the Acquiror.

10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.05 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.05(b), all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

10.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

10.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State; provided that the Domestication shall be effected in accordance with both the DGCL and the Companies Act, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided that, if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court; provided, further, that the courts of the Cayman Islands shall have jurisdiction over the Domestication to the extent required by the Companies Act. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (c) any claim that it is not personally subject to the jurisdiction of the courts as described herein for any reason, (d) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (e) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.08 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.08.

10.09 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.10 Counterparts; Electronic Delivery. This Agreement and each other Transaction Document may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email to counsel for the other party of a counterpart executed by a party shall be deemed to satisfy the requirements of this Section 10.10.

10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

10.12 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement or the other Transaction Documents, (b) the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), (c) any breach of this Agreement or (d) any failure of the Merger to be consummated, may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) and not against any Nonparty Affiliate. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other person. No person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to the items in clauses (a) through (d) of this Section 10.12, except with respect to Willful Breach or Fraud against the person who committed such Willful Breach or Fraud, and, to the maximum extent permitted by applicable Law, and each party hereto waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.12.

[Signature Page Follows]

IN WITNESS WHEREOF, Acquiror, Merger Sub, the Company and the Sponsor have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BIOPLUS ACQUISITION CORP.

By:	/s/ Jonathan Rigby
Name:	Jonathan Rigby
Title:	Chairman and Chief Business Officer

GUARDIAN MERGER SUBSIDIARY CORP.

By:	/s/ Steven Fletcher
Name:	Steven Fletcher
Title:	President and Secretary

AVERTIX MEDICAL, INC.

By:	/s/ Timothy P. Moran
Name:	Timothy P. Moran
Title:	President and Chief Executive Officer

Solely with respect to Section 3.03(b) and Section 7.21

BIOPLUS SPONSOR LLC

By:	/s/ Steven Fletcher
Name:	Steven Fletcher
Title:	Managing Member

Signature Page to Business Combination Agreement and Plan of Reorganization

EXHIBIT A

FORM OF ACQUIROR CERTIFICATE OF INCORPORATION

[Attached.]

FORM OF CERTIFICATE OF INCORPORATION

OF

AVERTIX MEDICAL, INC.

The undersigned, a natural person (the “Sole Incorporator”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

I.

The name of this corporation is Avertix Medical, Inc.

II.

The address of the registered office of this corporation in the State of Delaware shall be Corporation Trust Center 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, or in such other location as the Board of Directors of this corporation (the “Board”) may from time to time determine or the business of this corporation may require. This corporation’s registered agent for service of process at such address is The Corporation Trust Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The total number of shares of all classes of capital stock which this corporation shall have authority to issue is 555,000,000 shares, consisting of (1) 550,000,000 shares of common stock (“Common Stock”) and (2) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

B. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares for each such series and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL. The Board is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. The number of authorized shares of Common Stock or Preferred Stock, or any series thereof, may be increased or decreased (but not below the number of shares thereof then outstanding plus, if applicable, the number of shares of such class or series reserved for issuance) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of this corporation entitled to vote thereon, without a separate vote of the holders of the Common Stock or Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

D. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to this certificate of incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this certificate of incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

E. Capitalized terms otherwise used but not defined in this certificate of incorporation shall have the meaning set forth below:

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving this corporation, with one or more businesses or entities (the “target business”), which Business Combination: (a) must occur with one or more target businesses that together have an aggregate fair market value of at least 80 percent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into a such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“IPO” means this corporation’s initial public offering of securities.

“Public Shares” means shares of Common Stock (following the conversion from Class A ordinary shares, par value $0.0001 per share) issued as part of the units issued in the IPO (which exclude, for the avoidance of doubt, shares of Common Stock that are held by the Sponsor which were converted from Class B ordinary shares, par value $0.0001 per share, held by the Sponsor prior to the IPO).

“Sponsor” means BioPlus Sponsor LLC, a Cayman Islands limited liability company, and its successors or assigns.

“Trust Account” means the trust account established by this corporation upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of units simultaneously with the closing date of the IPO, were deposited.

F. Reserved

G. Winding Up

In the event that this corporation does not consummate a Business Combination within 18 months from the consummation of the IPO, or such later time as the stockholders of this corporation may approve in accordance with this certificate of incorporation, the corporation shall:

1. cease all operations except for the purposes of winding up;

2. as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to this corporation to pay tax obligations, if any (less up to $100,000 of interest to pay winding up and dissolution expenses), divided by the number of Public Shares then outstanding, which redemption will completely extinguish the holders of such Public Shares rights as stockholders (including the right to receive further liquidation distributions, if any); and

3. as promptly as reasonably possible following such redemption, subject to the approval of this corporation’s remaining stockholders and the directors, liquidate and dissolve, subject in each case to its obligation under applicable law to provide for claims of creditors and other requirements of applicable law.

V.

A. The management of the business and the conduct of the affairs of this corporation shall be vested in its Board. The number of directors that shall constitute the Board shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board.

B. Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as practicable, of a number of directors equal to one third of the number of members of the Board authorized as provided in Section A of Article V. The Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the filing of this certificate of incorporation (the “Filing Date”), the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Filing Date, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Filing Date, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, or removal. No decrease in the number of directors constituting the Board shall remove or shorten the term of any incumbent director. An annual meeting of stockholders for the purpose of election of directors and for such other business as may properly come before the meeting, shall be held on such date, time and place, if any, as may be determined from time to time by the Board.

C. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election.

D. Subject to the rights of the holders of any one or more series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the capital stock of this corporation entitled to vote generally at an election of directors, voting together as a single class.

E. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director, and not by the stockholders. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders held to elect the class of directors to which such director is elected and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

F. The Board is expressly authorized and empowered to adopt, amend, or repeal the bylaws of this corporation (as amended from time to time) without the assent or vote of the stockholders in any manner not inconsistent with laws of the State of Delaware or this certificate of incorporation. Any adoption, amendment or repeal of the bylaws of this corporation by the Board shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend, or repeal the bylaws of this corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of this corporation required by applicable law or by this certificate of incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of this corporation entitled to vote generally in the election of directors, voting together as a single class.

G. Unless and except to the extent that the bylaws of this corporation shall so require, the election of directors of this corporation need not be by written ballot.

H. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with the bylaws and no action of this corporation shall be taken by the stockholders by written consent or electronic transmission.

I. Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding, special meetings of stockholders of this corporation may be called only by the chairperson of the Board or the Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

J. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of this corporation shall be given in the manner provided in the bylaws of this corporation.

K. Prior to the consummation of a Business Combination, this Article V may only be amended by the affirmative vote of the holders of at least two-thirds of all then outstanding shares of capital stock of this corporation.

VI.

A. The liability of the directors and officers for monetary damages for breach of fiduciary duty as a director or officer is eliminated to the fullest extent permitted under applicable law. If applicable law is amended after the effectiveness of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer to this corporation will be eliminated or limited to the fullest extent permitted by applicable law as so amended. Solely for purposes of this paragraph A of this Article VI, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as amended from time to time.

B. To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of this corporation (and any other persons to which applicable law permits this corporation to provide indemnification) through the bylaws of this corporation, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.

C. Any repeal or modification of this Article VI is only prospective and does not affect the rights or protections or increase the liability of any officer or director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A. Unless this corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of this corporation; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of this corporation, to this corporation or this corporation’s stockholders; (iii) any claim or cause of action against this corporation or any current or former director, officer or other employee of this corporation, arising out of or pursuant to any provision of the DGCL, this certificate of incorporation or the bylaws of this corporation (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this certificate of incorporation or the bylaws of this corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against this corporation or any current or former director, officer or other employee of this corporation, governed by the internal-affairs doctrine or otherwise relate to this corporation’s internal affairs, in all cases to the fullest extent permitted by applicable law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. Unless this corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by this corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

C. Any person or entity holding, owning or otherwise acquiring any interest in any security of this corporation shall be deemed to have notice of and consented to the provisions of this certificate of incorporation.

VIII.

A. This corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article VIII, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this certificate of incorporation or any provision of applicable law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of this corporation required by applicable law or by this certificate of incorporation or any certificate of designation filed with respect to a series of Preferred Stock that may be designated from time to time, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of this corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation or otherwise), or adopt any provision inconsistent with Articles V, VI, VII and VIII.

IX.

The name and the mailing address of the Sole Incorporator is as follows:

Jonathan Rigby

260 Madison Avenue

Suite 800

New York, New York 10016

[Signature Page Follows]

This certificate of incorporation has been duly executed on                 , 2023, by the undersigned.

JONATHAN RIGBY
Sole Incorporator

[SIGNATURE PAGE TO CERTIFICATE OF INCORPORATION OF AVERTIX MEDICAL, INC.]

EXHIBIT B

FORM OF ACQUIROR BYLAWS

[Attached.]

BYLAWS

OF

AVERTIX MEDICAL, INC.

(A DELAWARE CORPORATION)

CONTINUE

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

Section 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4. Place Of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”) and Section 14 below.

Section 5. Annual Meetings.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. The corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board of Directors or a duly authorized committee thereof; or (iii) by any stockholder of the corporation who was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law, the Certificate of Incorporation and these Bylaws of the corporation, as the same may be amended or restated from time to time (the “Bylaws”), and only such nominations shall be made and such business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.

(i) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, and (5) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) all of the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation (as such term is used in any applicable stock exchange listing requirements or applicable law) or on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii) Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

(iii) To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv) The written notice required by Section 5(b)(i) or Section 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are, directly or indirectly, owned beneficially and of record by each Proponent (provided, that for the purposes of this Section 5(b)(iv), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the corporation as to which such Proponent has a right to acquire beneficial ownership at any time in the future); (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the corporation) between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation at the time of giving notice, will be entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

For purposes of Sections 5 and 6, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(c) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation,

(d) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation,

(e) the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the corporation, or

(f) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation,

which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.

(g) A stockholder providing the written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five (5) business days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) business days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.

(h) Notwithstanding anything in Section 5(b)(iii) to the contrary, in the event that the number of directors in an Expiring Class is increased and there is no public announcement of the appointment of a director to such class, or, if no appointment was made, of the vacancy in such class, made by the corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with Section 5(b)(iii), a stockholder’s notice required by this Section 5 and which complies with the requirements in Section 5(b)(i), other than the timing requirements in Section 5(b)(iii), shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation. For purposes of this section, an “Expiring Class” shall mean a class of directors whose term shall expire at the next annual meeting of stockholders.

(i) A person shall not be eligible for election or re-election as a director at an annual meeting, unless the person is nominated in accordance with either clause (ii) or (iii) of Section 5(a) and in accordance with the procedures set forth in Section 5(b), Section 5(g), and Section 5(h), as applicable. Only such business shall be conducted at any annual meeting of the stockholders of the corporation as shall have been brought before the meeting in accordance with clauses (i), (ii), or (iii) of Section 5(a) and in accordance with the procedures set forth in Section 5(b) and Section 5(g), as applicable. Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, or that such business shall not be transacted, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.

(j) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii) of these Bylaws. Nothing in these Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Certificate of Incorporation.

(k) For purposes of Sections 5 and 6,

(i) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the corporation’s investor relations website; and

(ii) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). The corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors.

(b) The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) by any stockholder of the corporation who is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i) and Section 5(b)(iv). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) and Section 5(b)(iv) of these Bylaws shall be received by the Secretary at the principal executive offices of the corporation not earlier than 120 days prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of this Section 6(c). Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, or if the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination may have been solicited or received.

(d) Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c) of these Bylaws.

Section 7. Notice Of Meetings. Except as otherwise provided by applicable law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such records date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. Such notice may be given by personal delivery, mail, or with the consent of the stockholder entitled to receive notice by facsimile or electronic transmission. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given when directed to such stockholder’s electronic mail address appearing in the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a at least thirty-three and one-third percent (33 1/3%) of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a majority of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws or any applicable stock exchange rules, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws or any applicable stock exchange rules, the affirmative vote of the holders of a majority of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstention and broker non-votes) on such matter shall be the act of such class or classes or series.

Section 9. Adjournment And Notice Of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 11. Joint Owners Of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12. List Of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth (10th) day before the meeting date. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by applicable law.

Section 13. Action Without Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders duly called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or by electronic transmission.

Section 14. Remote Communication. For the purposes of the Bylaws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

Section 15. Organization.

(a) At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed, is absent, or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such chairperson, a chairperson of the meeting chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy, shall act as chairperson of the meeting of stockholders. The Chairperson of the Board of Directors may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 16. Number And Term Of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 17. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 18. Classes Of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 19. Vacancies.

(a) Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 20. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Board of Directors or the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, it shall be deemed effective at the time of delivery to the Secretary. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

Section 21. Removal.

(a) Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.

(b) Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

Section 22. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware as designated and called by the Chairperson of the Board, the Chief Executive Officer or a majority of the authorized number of directors.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be transmitted orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting of the Board of Directors may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 23. Quorum And Voting.

(a) Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 47 for which a quorum shall be one-third (1/3) of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or these Bylaws.

Section 24. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 25. Fees And Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, a fixed sum and reimbursement of expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors, as well as reimbursement for other reasonable expenses incurred with respect to duties as a member of the Board of Directors or any committee thereof. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 26. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by applicable law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by applicable law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 26, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 26 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 27. Chairperson; Lead Independent Director.

(a) Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(b) Duties of Lead Independent Director. The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will: with the Chairperson of the Board of Directors, establish the agenda for regular Board meetings and serve as chairperson of Board of Directors meetings in the absence of the Chairperson of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and perform such other duties as may be established or delegated by the Board of Directors and perform such other duties as may be established or delegated by the Chairperson of the Board of Directors.

Section 28. Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer or director directed to do so by the President, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 29. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or the Bylaws. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility.

Section 30. Tenure And Duties Of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility or, if so authorized by the Board of Directors, by the Chief Executive Officer or another officer of the corporation.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and, if a director, at all meetings of the Board of Directors, unless the Chairperson of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the supervision, direction and control of the Board of Directors, have general supervision, direction, management and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairperson of the Board of Directors, the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the supervision, direction and control of the Board of Directors, have general supervision, direction, management and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of President are being filled by the Chief Executive Officer). The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts, votes and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(g) Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the Chief Financial Officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 31. Delegation Of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 32. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 33. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 34. Execution Of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by applicable law or these Bylaws, and such execution or signature shall be binding upon the corporation. All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do. Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Unless otherwise specifically determined by the Board of Directors or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document may be effected manually, by facsimile or (to the extent permitted by applicable law and subject to such policies and procedures as the corporation may have in effect from time to time) by electronic signature.

Section 35. Voting Of Securities Owned By The Corporation. All stock and other securities of or interests in other corporations or entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 36. Form And Execution Of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairperson of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number, and the class, of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 37. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 38. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 39. Lock-up Period.

(a) Subject to Section 39(b), the holders (the “Lock-Up Holders”) of common stock of the corporation (i) issued and outstanding as of the closing (the “Closing”) of the merger of Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of BioPlus Acquisition Corp., with and into Avertix Medical, Inc, a Delaware corporation (the “SPAC Transaction”) and (ii) issued upon the settlement or exercise of equity awards issued and outstanding as of the Closing (the “Equity Award Shares) and their Permitted Transferees (as defined below) may not Transfer (as defined below) any Lock-up Shares (as defined below) until the end of the Lock-up Period (as defined below) (the “Lock-up”).

(b) Notwithstanding the provisions set forth in Section 39(a), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period: (i) in the case of an entity, (a) to another entity or person that controls, is controlled by, or is under common control or management with, the entity, (b) to limited partners, limited liability company members or stockholders of the entity, as applicable or (c) by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (ii) in the case of an individual, (w) by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (x) by virtue of laws of descent and distribution upon death of the individual, (y) pursuant to a qualified domestic relations order or (z) to sell-to-cover or other open market transactions to cover tax obligations in connection with the vesting or exercise of equity awards; and (iii) in the case of an entity or an individual, (A) to the corporation or its directors, officers or affiliates or (B) in connection with a bona fide liquidation, merger, stock exchange, reorganization, tender offer approved by the Board of Directors or a duly authorized committee thereof or other similar transaction which results in all of the corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property; provided that, in the event such liquidation, merger, stock exchange, reorganization, tender offer or other such transaction is not completed, the common stock subject to this Section 39 shall remain subject to this Section 39. For the avoidance of doubt, except with respect to common stock referred to in Section 39(a)(ii), the Lock-Up shall not apply to securities acquired after the Closing.

(c) Notwithstanding the other provisions set forth in this Section 39, the Board of Directors may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein; provided that any such waiver, amendment or repeal of any Lock-up obligations set forth herein shall require, in addition to any other vote of the members of the Board of Directors required to take such action pursuant to these bylaws or applicable law, the affirmative vote of at least one of the directors of the corporation that has been designated by BioPlus Sponsor LLC.

(d) For purposes of this Section 39:

(i) the term “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin;

(ii) the term “Lock-up Period” means the period beginning on the Closing through the date that is the one year anniversary of the Closing; provided, however, (x) if at any time 151 days after the Closing

Date, the closing share price of the corporation’s common stock is greater than or equal to $12.50 over any 20 trading days within any consecutive 30 trading day period (“Initial Price Target”), then one-third (1/3) of the Lock-up Shares shall automatically be released from all obligations of this Section 39, and shall no longer be deemed Lock-up Shares, and (y) if at any time 151 days after the Closing Date, the closing share price of the corporation’s common stock is greater than or equal to $15.00 over any 20 trading days within any consecutive 30 trading day period (“Second Price Target”), then an additional one-third (1/3) of the Lock-up Shares shall automatically be released from all obligations of this Section 39, and shall no longer be deemed Lock-up Shares. For clarity, in the event that the Initial Price Target and/or the Second Price Target are not met, then the Lock-up Period shall terminate for all Lock-up Shares on the one year anniversary of the Closing Date.

(iii) the term “Lock-up Shares” means the shares of common stock held by the Lock-up Holders immediately following the closing of the SPAC Transaction (other than shares of common stock acquired in the public market or [pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the SPAC Transaction)] and the Equity Awards Shares;

(iv) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 39(b); and

(v) the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

Section 40. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board of Directors determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 41. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 42. Additional Powers of the Board. In addition to, and without limiting, the powers set forth in the Bylaws, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and the Bylaws. The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 43. Execution Of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 36), may be signed by the Chairperson of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 44. Declaration Of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 45. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 46. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 47. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b) Other Officers, Employees and Other Agents. The corporation shall have power to indemnify (including the power to advance expenses in a manner consistent with subsection (c) of this Section 47) its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or executive officer of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses (including attorneys’ fees) incurred by any director or executive officer in connection with such proceeding; provided, however, that, if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this section, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights, shall vest when the person becomes a director or executive officer of the corporation, shall continue as vested contract rights even if such person ceases to be a director or executive officer of the corporation, and shall be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by applicable law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 47 or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, executive officer, or other officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase and maintain insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

(h) Amendments. Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

ARTICLE XII

NOTICES

Section 48. Notices.

(a) Notice To Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b) Notice To Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit Of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice To Person With Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of applicable law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 49. Amendments. Subject to the limitations set forth in Section 47(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

LOANS TO OFFICERS

Section 50. Loans To Officers. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

ARTICLE XV

MISCELLANEOUS

Section 51. Forum. Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders; (iii) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the DGCL, the certificate of incorporation or the Bylaws of the corporation; or (iv) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine.

EXHIBIT C

FORM OF STOCKHOLDER SUPPORT AGREEMENT

[Attached.]

FORM OF STOCKHOLDER SUPPORT AGREEMENT

THIS STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”) is dated as of [●], 2023, by and among BIOPLUS ACQUISITION CORP., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), [COMPANY STOCKHOLDER] (the “Company Stockholder”), and Avertix Medical, Inc. (f/k/a Angel Medical Systems, Inc.), a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, the Company Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 of the Exchange Act) of such number of (i) shares of Company Stock and (ii) to the extent applicable, Company Warrants, each as set forth on Schedule I attached hereto (all such shares of Company Stock, together with any shares of Company Stock of which ownership of record or the power to vote (including, without limitation, by proxy or power of attorney) is hereafter acquired by the Company Stockholder during the period from the date hereof through the Expiration Time (as defined below), including any shares of Company Stock acquired as in connection with the Company Warrant Settlement (if applicable) and the Conversion, are referred to herein as the “Subject Shares”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Acquiror, Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), the Company and, solely with respect to Section 3.03(b) and Section 7.21 of the Business Combination Agreement, BioPlus Sponsor LLC, a Cayman Islands limited liability company, have entered into a Business Combination Agreement and Plan of Reorganization, dated as of the date hereof (as amended, supplemented or modified from time to time, the “Business Combination Agreement”), pursuant to which, among other transactions, on the terms and conditions set forth therein, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a direct wholly owned subsidiary of Acquiror and Acquiror will change its name to Avertix Medical, Inc. or such other name mutually agreed by Acquiror and the Company (the Merger, together with the other transactions contemplated by the Business Combination Agreement, the “Transactions”); and

WHEREAS, as an inducement to Acquiror and the Company to enter into the Business Combination Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

STOCKHOLDER SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Business Combination Agreement. The Company Stockholder hereby acknowledges that it has read the Business Combination Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. The Company Stockholder shall be bound by and comply with Sections 7.01 (No Solicitation) and 7.09 (Public Announcement) of the Business Combination Agreement (and any relevant definitions contained in any such Sections) as if (a) the Company Stockholder was an original signatory to the Business Combination Agreement with respect to such provisions, and (b) each reference to the “Company” contained in Section 7.01 of the Business Combination Agreement also referred to the Company Stockholder.

Section 1.2 No Transfer. During the period commencing on the date hereof and ending on the earliest to occur of (a) the Effective Time, (b) such date and time as the Business Combination Agreement shall be terminated in accordance with Section 9.01 (Termination) thereof (the earlier of clauses (a) and (b), the “Expiration Time”), the Company Stockholder shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement and Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares (clauses (i) and (ii) collectively, a “Transfer”) or (iii) publicly announce any intention to effect any Transfer, other than pursuant to this Agreement and upon the written consent of Acquiror; provided, however, that the foregoing shall not prohibit Transfers (A) between the Company Stockholder and any of its affiliates (and any of the Company Stockholder’s and its affiliates’ respective executive officers and directors) or (B) in the case of an individual, by virtue of the laws of descent and distribution upon death of an individual or by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is such individual or one or more members of such individual’s immediate family, so long as, in each case of clauses (A) and (B), prior to and as a condition to the effectiveness of any such Transfer, such affiliate, director, officer, individual, trust or other person executes and delivers to Acquiror a written agreement or joinder, in form and substance reasonably acceptable to the Company and Acquiror, agreeing to be bound by this Agreement to the same extent as such Company Stockholder was with respect to such Subject Shares. Any action attempted to be taken in violation of the preceding sentence shall be null and void. The Company Stockholder agrees with, and covenants to, Acquiror and the Company that the Company Stockholder shall not request that the Company register the Transfer (by book-entry or otherwise) or any certificated or uncertificated interest representing any of the Subject Shares other than Transfers permitted by the foregoing proviso.

Section 1.3 New Shares. In the event that, during the period commencing on the date hereof and ending at the Expiration Time, (a) any Subject Shares are issued to the Company Stockholder after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Subject Shares or otherwise, (b) the Company Stockholder purchases or otherwise acquires (including by way of tender offer) beneficial ownership of any Subject Shares or (c) the Company Stockholder acquires (including by way of tender offer) the right to vote or share in the voting of any Subject Shares (collectively, the “New Securities”), then such New Securities acquired (including by way of tender offer) or purchased by the Company Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted the Subject Shares owned by the Company Stockholder as of the date hereof.

Section 1.4 Stockholder Agreements(a) . Hereafter until the Expiration Time, the Company Stockholder hereby unconditionally and irrevocably agrees that, at any meeting of the stockholders of the Company (or any adjournment or postponement thereof), and in any action by written consent of the stockholders of the Company requested by the Company Board or otherwise undertaken as contemplated by the Transactions, including in the form attached hereto as Exhibit A (which written consent shall be delivered within two (2) Business Days after the Registration Statement (as contemplated by the Business Combination Agreement) has been declared effective and has been delivered or otherwise made available to the stockholders of Acquiror and the Company), the Company Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares (to the extent such Subject Shares have voting rights and are entitled to vote on or provide consent with respect to such matter) to be counted as present thereat for purposes of establishing a quorum, and the Company Stockholder shall vote or provide consent (or cause to be voted or consented), in person or by proxy, all of its Subject Shares (to the extent such Subject Shares have voting rights and are entitled to vote on or provide consent with respect to such matter): (a) to approve and adopt the Business Combination Agreement, any ancillary agreements to the Business Combination Agreement, the Merger and the other Transactions; (b) in any other circumstances upon which a consent or other approval is required under the Company Certificate of Incorporation or otherwise sought with respect to the Business Combination Agreement, the Merger or the other Transactions, to vote, consent or approve (or cause to be voted, consented or approved) all of the Subject Shares held at such time in favor thereof; and (c) against and withhold consent with respect to (i) any merger, purchase of all or substantially all of the Company’s assets, scheme of arrangement, consolidation, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any public offering of any shares of the Company, or other similar business combination transaction (other than the Business Combination Agreement, the Merger and the other Transactions), including any Alternative Transaction and (ii) any amendment to the Company’s organizational documents or other proposal or transaction involving the Company or any of its subsidiaries which would reasonably be likely to, in any material respect, impede, interfere with, delay or attempt to discourage, frustrate the purposes of, result in a breach by the Company of, prevent or nullify any provision of the Business Combination Agreement or other ancillary agreement to the Business Combination Agreement, the Merger or the other Transactions, or change in any manner the voting rights of any class of the Company’s capital stock, other than an amendment to the Company’s organizational documents expressly permitted under the terms of the Business Combination Agreement or the Transactions. The Company Stockholder hereby agrees that it shall not commit in writing or agree in writing to take any action inconsistent with the foregoing.

Upon the failure of the Company Stockholder to timely provide its consent or vote its Subject Shares where required by, and in accordance with, this Section 1.4 pursuant to any action by written consent of the stockholders or noteholders, as applicable, of the Company within the timeframe specified in this Section 1.4 or at any applicable meeting of the stockholders or noteholders, as applicable, of the Company, the Company Stockholder shall be deemed to have irrevocably granted to, and appointed, the Company, and any designee thereof, and each of them individually, as the Company Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the Company Stockholder’s name, place and stead, to deliver any action by written consent of the stockholders or noteholders of the Company concerning any of the matters specified in this Section 1.4 or attend any meeting of the stockholders of the Company concerning any of the matters specified in this Section 1.4, to include the Subject Shares in any computation for purposes of establishing a quorum at any such meeting of the stockholders of the Company and to provide consent or vote the Subject Shares (to the extent such Subject Shares have voting rights and are entitled to vote on or provide consent with respect to such matter) in any action by written consent of the stockholders of the Company or at any meeting of the stockholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with, this Section 1.4. The Company Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. Notwithstanding any other provision of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement. The Company Stockholder represents and warrants that any proxies heretofore given in respect of the Subject Shares that may still be in effect are not irrevocable and such proxies have been or are hereby revoked, other than the voting and other arrangements under the organizational documents of the Company.

Section 1.5 No Challenges. The Company Stockholder agrees not to voluntarily commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Acquiror, Merger Sub, the Company or any of their respective successors or directors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any person directly and exclusively in connection with the evaluation, negotiation or entry into the Business Combination Agreement. Notwithstanding the foregoing, nothing herein shall be deemed to prohibit the Company Stockholder from enforcing the Company Stockholder’s rights under this Agreement and the other agreements entered into by the Company Stockholder in connection herewith, including the Company Stockholder’s right to receive the Per Share Merger Consideration as provided in the Business Combination Agreement.

Section 1.6 Affiliate Agreements. The Company Stockholder hereby agrees and consents to the termination of the following agreements, effective as of the Effective Time without any further liability or obligation to the Company, the Company Subsidiaries or Acquiror: [●].

Section 1.7 Registration Rights Agreement. The Company Stockholder will deliver, substantially simultaneously with the Effective Time, a duly-executed copy of the Amended and Restated Registration Rights Agreement in the form attached as Exhibit D to the Business Combination Agreement.

Section 1.8 Further Assurances. The Company Stockholder shall execute and deliver, or cause to be delivered, such additional documents, and take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary (including under applicable Laws), or reasonably requested by Acquiror or the Company, to effect the actions and consummate the Merger and the other transactions contemplated by this Agreement and the Business Combination Agreement (including the Transactions), in each case, on the terms and subject to the conditions set forth therein and herein, as applicable.

Section 1.9 No Inconsistent Agreement. The Company Stockholder hereby represents and covenants that the Company Stockholder has not entered into, and shall not enter into, any agreement, or amend or modify any existing agreement, that would restrict, limit or interfere with the performance of the Company Stockholder’s obligations hereunder.

Section 1.10 Consent to Disclosure. The Company Stockholder hereby consents to the publication and disclosure in the Proxy Statement and the Registration Statement (and, as and to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any other documents or communications provided by Acquiror or the Company to any Governmental Authority or to securityholders of Acquiror) of the Company Stockholder’s identity and beneficial ownership of Subject Shares and the nature of the Company Stockholder’s commitments, arrangements and understandings under and relating to this Agreement and, if deemed appropriate by Acquiror or the Company, a copy of this Agreement. The Company Stockholder will promptly provide any information reasonably requested by Acquiror or the Company for any regulatory application or filing made or approval sought in connection with the Transactions (including filings with the SEC).

Section 1.11 No Agreement as Director or Officer. Notwithstanding anything to the contrary herein, the Company Stockholder is entering into this Agreement solely in the Company Stockholder’s capacity as record or beneficial owner of Subject Shares, and nothing herein is intended to or shall limit or affect any actions taken by any employee, officer, director (or person performing similar functions), partner or other affiliate (including, for this purpose, any appointee or representative of the Company Stockholder to the board of directors of the Company) of the Company Stockholder, solely in his or her capacity as a director or officer of the Company (or a Company Subsidiary).

Section 1.12 Company Warrant Settlement. Notwithstanding anything to the contrary set forth in the Company Warrant, the Company Stockholder agrees that, unless the Company Stockholder exercises its Company Warrants in full on a cash or cashless basis prior to the Effective Time, any unexercised Company Warrants shall be terminated and cancelled effective immediately prior to the Effective Time, and no Company Warrant shall be assumed or continued by Acquiror or the Surviving Corporation in connection with the Merger or the other Transactions.

Section 1.13 General Waiver and Release. As partial consideration for the right to participate in the Merger as a stockholder of the Company and receive the Per Share Merger Consideration, the Company Stockholder, on behalf of itself and any of its heirs, executors, beneficiaries, administrators, equityholders, partners, trustees, successors, assigns and controlled Affiliates, as applicable (each, a “Releasor”), hereby forever, unconditionally and irrevocably acquits, remises, discharges and releases, effective as of the Closing, the Company and its respective Affiliates (including Acquiror, the Company and the Surviving Corporation, after the Closing), each of their respective officers, directors, equityholders, employees, partners, trustees and Representatives, and each predecessor, successor and assign of any of the foregoing (collectively, the “Company Released Parties”), from any and all claims, obligations, liabilities, charges, demands and causes of action of every kind and character, whether accrued or fixed, absolute or contingent, matured or unmatured, suspected or unsuspected or determined or determinable, and whether at law or in equity, which any Releasor now has, ever had or may have against or with the Company Released Parties, or any of them, in any capacity, whether directly or derivatively through another Person, for, upon, or by reason of any matter, cause or thing, whatsoever, on or at any time prior to the Closing, relating to the Company Stockholder’s relationship as an equityholder of, or service provider to, the Company and agrees not to bring or threaten to bring or otherwise join in any Action against the Company Released Parties, or any of them, for, upon, or by reason of any matter, cause or thing, whatsoever, on or at any time prior to the Closing relating to the Company Stockholder’s relationship as an equityholder of, or service provider to, the Company; provided, however, that to the extent applicable to each Releasor, the claims, obligations, liabilities, charges, demands and causes of action released pursuant to this Section 1.13 (collectively, the “Released Claims”) does not apply to the following: (i) regular salary and vacation that is accrued and earned but unpaid by the Company at the Closing; (ii) any unreimbursed travel or other expenses and advances that are reimbursable under the current policies of the Company; (iii) any benefits that are accrued, vested and earned but unpaid at the Closing under any employee benefit plan of the Company or any rights under health insurance plans or retirement plans sponsored by the Company; (iv) any rights to indemnification, exculpation and/or advancement of expenses pursuant to the Company Certificate of Incorporation, the Company’s bylaws, indemnification agreements with the Company or any directors’ and officers’ liability insurance policies with respect to actions taken or not taken by such Releasor in his or her capacity as an officer or director of the Company; or (v) any rights of the Releasors under this Agreement, the Business Combination Agreement and the Ancillary Agreements.

The Company Stockholder, on behalf of itself and each Releasor, acknowledges and agrees that the foregoing waiver is an essential and material term of the release provided pursuant to this Section 1.13 and that, without such waiver, Acquiror and the Company would not have agreed to the terms of this Agreement.

Section 1.14 Acknowledgment. The Company Stockholder understands and acknowledges that each of Acquiror and the Company is entering into the Business Combination Agreement in reliance upon the Company Stockholder’s execution and delivery of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Company Stockholder. The Company Stockholder represents and warrants as of the date hereof to Acquiror and the Company as follows:

(a) Organization; Due Authorization. If the Company Stockholder is not an individual, the Company Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Company Stockholder’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of the Company Stockholder. If the Company Stockholder is an individual, the Company Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by the Company Stockholder and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of the Company Stockholder, enforceable against the Company Stockholder in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Company Stockholder.

(b) Governmental Approvals. No consent of or with any Governmental Authority on the part of the Company Stockholder is required to be obtained or made in connection with the execution, delivery or performance of the Company Stockholder of this agreement or the consummation by the Company Stockholder of the transactions contemplated hereby, other than (i) applicable requirements, if any, of the Securities Act, Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder and (ii) where the failure to obtain or make such consents or to make such filings or notifications has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company Stockholder to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

(c) Ownership. As of the date hereof, the Company Stockholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of the Subject Shares set forth on Schedule I attached hereto, and there exists no Liens or other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares affecting any such Subject Shares other than (i) pursuant to this Agreement, (ii) pursuant to the Company Certificate of Incorporation, (iii) pursuant to the Business Combination Agreement, (iv) pursuant to any applicable securities Laws or (v) that would not, individually or in the aggregate, reasonably be expected to prevent, delay or impair the ability of the Company Stockholder to perform its obligations under this Agreement or the consummation of the Transactions. The Subject Shares set forth on Schedule I attached hereto are the only shares of Company Stock or, to the extent applicable, shares of Company Stock subject to Company Warrants owned of record or beneficially by the Company Stockholder on the date of this Agreement, and other than this Agreement, none of the Subject Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Shares. Other than as set forth on Schedule I, the Company Stockholder does not “beneficially own” (within the meaning of Rule 13d-3 of the Exchange Act) any equity securities of the Company or any equity securities convertible into, or which can be exchanged for, equity securities of the Company.

(d) No Conflicts. The execution and delivery of this Agreement by the Company Stockholder does not, and the performance by the Company Stockholder of his, her or its obligations hereunder will not, (i) if the Company Stockholder is not an individual, conflict with or result in a violation of the organizational documents of the Company Stockholder, (ii) conflict with or violate any Law or Governmental Order, (iii) require any consent or approval that has not been given or other action that has not been taken by any person (including under any contract binding upon the Company Stockholder or the Subject Shares), (iv) result in the termination, withdrawal, suspension, cancellation or modification of any contract binding upon the Company Stockholder or the Subject Shares, (v) accelerate the performance required by the Company Stockholder under any contract binding upon the Company Stockholder or the Subject Shares, (vi) result in a right of termination or acceleration under any contract binding upon the Company Stockholder or the Subject Shares, (vii) give rise to any obligation to make payments or provide compensation under any contract binding upon the Company Stockholder or the Subject Shares, (viii) result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company Stockholder, (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, termination or modify any right, benefit, or obligation or other term under, any of the terms, conditions, or provisions of, any contract binding upon the Company Stockholder or the Subject Shares, in each case of clauses (ii) through (ix), to the extent any such conflict or violation, lack of any such consent, approval, termination, withdrawal, suspension, cancellation, modification, acceleration, obligation, creation or other action has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company Stockholder to enter into and perform this Agreement and to consummate the transaction contemplated hereby.

(e) Litigation. There are no Actions pending against the Company Stockholder, or to the knowledge of the Company Stockholder threatened against the Company Stockholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by the Company Stockholder of his, her or its obligations under this Agreement.

(f) Adequate Information. The Company Stockholder is a sophisticated stockholder and has adequate information concerning the business and financial condition of Acquiror and the Company to make an informed decision regarding this Agreement and the Transactions and has independently and without reliance upon Acquiror or the Company and based on such information as the Company Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Company Stockholder acknowledges that Acquiror and the Company have not made and do not make any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. The Company Stockholder acknowledges that the agreements contained herein with respect to the Subject Shares held by the Company Stockholder are irrevocable.

(g) Brokerage Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement based upon arrangements made by the Company Stockholder, for which the Company or any of its affiliates may become liable.

ARTICLE III

MISCELLANEOUS

Section 3.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 3.1):

if to Acquiror or Merger Sub:

BioPlus Acquisition Corp.

260 Madison Avenue

Suite 800

New York, New York 10016

Attention: Jonathan Rigby

Email: [***]

with a copy to:

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, California 94111

Attention: Garth Osterman; Miguel J. Vega

Email: [***]

if to the Company:

Avertix Medical, Inc.

40 Christopher Way

Suite 201

Eatontown, New Jersey 07724

Attention: Tim Moran

Email: [***]

with a copy to:

Honigman LLP

650 Trade Centre Way, Suite 200

Kalamazoo, Michigan 49002

Attention: Phillip D. Torrence; Jeff Kuras

Email: [***]

if to the Company Stockholder:

The contact information on file with the Company.

Section 3.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 3.3 Entire Agreement; Assignment. This Agreement and the agreements referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise) by any party without the prior express written consent of the other parties hereto.

Section 3.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 3.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided that, if jurisdiction is not then available in the Delaware Chancery Court, then any such legal Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 3.6 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications set forth in this Section 3.6.

Section 3.7 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.8 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 3.9 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Court of Chancery of the State of Delaware, County of Newcastle, or, if that court does not have jurisdiction, any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity (except as expressly prohibited in this Agreement). Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 3.10 Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the Expiration Time and (b) the written agreement of Acquiror, the Company and the Company Stockholder. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Agreement shall not relieve any party hereto from liability arising in respect of any breach of this Agreement prior to such termination. ARTICLE III shall survive the termination of this Agreement.

Section 3.11 Amendment; Waiver. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Acquiror, the Company and the Company Stockholder.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Company Stockholder, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY STOCKHOLDER:

[●]

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholder, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

ACQUIROR:

BIOPLUS ACQUISITION CORP.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

IN WITNESS WHEREOF, the Company Stockholder, Acquiror, and the Company have each caused this Stockholder Support Agreement to be duly executed as of the date first written above.

COMPANY:

AVERTIX MEDICAL, INC.

By:
Name:
Title:

[Signature Page to Stockholder Support Agreement]

Schedule I

Company Stockholder Subject Shares

Company Stockholder	Common Stock	Series A Preferred Stock	Series B Preferred Stock	Company Warrants	Total
[●]	[●]	[●]	[●]	[●]	[●]

[Schedule I to Stockholder Support Agreement]

EXHIBIT D

FORM OF REGISTRATION RIGHTS AGREEMENT

[Attached.]

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2023 is made and entered into by and among [●], a Delaware corporation (the “Company”) (f/k/a BioPlus Acquisition Corp., a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), BioPlus Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Cantor Fitzgerald & Co. (“Cantor” and, together with the Sponsor, the “Original Holders”), certain former stockholders of Avertix Medical, Inc., a Delaware corporation (“Avertix Medical”) identified on the signature pages hereto (such stockholders, the “Avertix Medical Holders”) and each of the undersigned individuals and entities (together with the Sponsor, Cantor, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, the Company and the Original Holders are party to that certain Registration Rights Agreement, dated December 2, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Business Combination Agreement and Plan of Reorganization, dated as of May 2, 2023 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Avertix Medical, Guardian Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”), and, solely with respect to certain provisions thereto, the Sponsor, pursuant to which, at the Effective Time, Merger Sub will merge with and into Avertix Medical (the “Business Combination”), with Avertix Medical surviving the Business Combination as a wholly owned subsidiary of the Company;

WHEREAS, pursuant to the Merger Agreement, certain Avertix Medical Holders will receive shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company;

WHEREAS, the Company and the Holders desire to amend and restate the Original RRA and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that the Original RRA is hereby amended and restated in its entirety, as of and contingent upon the closing of the Business Combination, as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer, the President or the principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

“Cantor” shall have the meaning given in the Preamble.

“Cantor Private Placement Units Purchase Agreement” shall mean that certain Private Placement Units Purchase Agreement, dated as of December 2, 2021, pursuant to which Cantor purchased 180,000 units, each unit consisting of one share of Common Stock and one half of one warrant to purchase one share of Common Stock, in a private placement transaction.

“Closing” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holders” shall have the meaning given in subsection 2.1.1.

“Effective Time” shall have the meaning given in the Merger Agreement

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” shall mean Form S-1 for the registration of securities under the Securities Act promulgated by the Commission.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.2.

“Form S-3” shall mean Form S-3 for the registration of securities under the Securities Act promulgated by the Commission.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Founder Shares” shall mean shares of Sponsor Founders Stock (as defined in the Merger Agreement).

“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares, the Lock-up Period as defined in Section 39 of the Company’s Bylaws.

“Holders” shall have the meaning given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated as of December 2, 2021, as amended from time to time, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees.

“Lock-up Period” shall mean any lock-up period with respect to the Registrable Securities included in the Company’s governing documents or any agreements between such Holder and the Company, including but not limited to the Company’s Bylaws.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Demand Threshold” shall mean $5,000,000.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original Holder” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean a person or entity to whom a Holder of Registrable Securities is permitted to transfer the relevant Registrable Securities prior to the expiration of the Founder Shares Lock-up Period or Private Placement Lock-up Period, as the case may be, under the Company’s Bylaws and any other applicable agreement between such Holder and the Company and to any transferee thereafter, including, but not limited to, the Insider Letter.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Private Placement Lock-up Period” shall mean, with respect to Private Placement Units that are held by the initial purchasers of such Private Placement Units or their Permitted Transferees (including units into which the Private Placement Units are convertible), and any of the securities underlying such Private Placement Unit (including units into which the Private Placement Units are convertible), including the Private Placement Shares, the Private Placement Warrants and the Common Stock issued or issuable upon the exercise of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Units or their Permitted Transferees, the period ending on the six month anniversary of the Closing (“Six Month Anniversary”), subject to the achievement of the Initial Price Target and/or the Second Price Target (each as defined in the Company’s Bylaws). For clarity, the Private Placement Lock-up Period supersedes any the lock-up period contemplated by that certain Underwriter Unit Purchase Agreement by and between the Company and Cantor dated December 2, 2021.

“Private Placement Shares” shall mean the shares of Common Stock comprising the Private Placement Units (including shares into which the Common Stock is convertible).

“Private Placement Units” shall mean the 560,000 units (including units into which the Private Placement Units are convertible), each unit consisting of one share of Common Stock and one half of one warrant to purchase one share of Common Stock, purchased by (i) the Sponsor pursuant to that certain Unit Subscription Agreement dated as of December 2, 2021 by and between the Sponsor and the Company and (ii) Cantor pursuant to the Cantor Private Placement Units Purchase Agreement.

“Private Placement Warrants” shall mean the warrants comprising the Private Placement Units.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Common Stock, (b) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (c) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, and (e) any other equity security of the Company sold or issued or issuable with respect to any such Common Stock by way of a share dividend or share sub-division or in connection with a combination of shares, recapitalization, merger, amalgamation, consolidation, spin-off or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in applicable Registration or the Takedown Requesting Holder initiating an Underwritten Shelf Takedown.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Restricted Securities” shall have the meaning given in subsection 3.6.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall have the meaning given in subsection 2.2.1.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Sponsor” shall have the meaning given in the Preamble.

“Subsequent Shelf Registration” shall have the meaning given in subsection 2.3.2.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.3.3.

ARTICLE II

REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsections 2.1.4, 2.1.6 and Section 2.4 hereof, at any time and from time to time, either (i) one or more Holders (other than the Sponsor or its affiliates or transferees) or (ii) the Sponsor or its affiliates or transferees, in either case of clause (i) or (ii) representing Registrable Securities with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”) and such persons making such written demand, the “Demanding Holders”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an (x) aggregate of three (3) Registrations pursuant to a Demand Registration initiated by one or more Holders (other than the Sponsor or its affiliates or transferees) and (y) an aggregate of three (3) Registrations pursuant to a Demand Registration initiated by the Sponsor or its affiliates or transferees, in each case under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement; provided, further, that an Underwritten Shelf Takedown shall not count as a Demand Registration. For the avoidance of doubt, each of (i) the holders of a majority-in-interest of the Registrable Securities held by the Holders and (ii) the Sponsor shall be permitted to exercise a Demand Registration pursuant to this subsection 2.1.1 with respect to their Registrable Securities.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Underwritten Offering. Subject to the provisions of subsections 2.1.4, 2.1.6 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so elect and such Demanding Holders advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein; provided that such Demanding Holder(s) (a) reasonably expect aggregate gross proceeds in excess of the Minimum Demand Threshold from such Underwritten Offerings (it being understood that the Company shall not be required to conduct more than three Underwritten Offerings where the expected aggregate proceeds are below $25,000,000 but in excess of the Minimum Demand Threshold in any 12-month period) or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Underwritten Offering but in no event less than $5,000,000 in aggregate gross proceeds. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum

Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities that the Company desires to sell, which can be sold, without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Holders (pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii), (iii) and (iv), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. Any Demanding Holder or Requesting Holder shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to (x) in the case of a Demand Registration not involving an Underwritten Offering, the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration, or (y) in the case of a Demand Registration involving an Underwritten Offering, the pricing of such Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. Notwithstanding anything to the contrary in this Agreement, (i) the Company may effect any Underwritten Registration pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering and (ii) the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

2.1.6 Initial Shelf Registration. The Company shall file within 30 days of the Closing, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf” and together with the Form S-1 Shelf, each a “Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Notwithstanding anything to the contrary herein, to the extent there is an active Shelf under this subsection 2.1.6, covering a Holder’s or Holders’ Registrable Securities, such Holder shall not have rights to make a Demand Registration with respect to subsection 2.1.1. Notwithstanding anything to the contrary herein, to the extent there is an active Shelf under this subsection 2.1.6, covering a Holder’s or Holders’ Registrable Securities, and such Holder or Holders qualify as Demanding Holders pursuant to subsection 2.1.1 and wish to request an Underwritten Offering from such Shelf, such Underwritten Offering shall follow the procedures of Section 2.1, (including subsections 2.1.3 and 2.1.4) but such Underwritten Offering shall be made from the Shelf and shall count against the number of Demand Registrations that may be made pursuant to subsection 2.1.1.

2.1.7 Holder Information Required for Participation in Underwritten Offering. At least five Business Days prior to the first anticipated filing date of a Registration Statement pursuant to this Section 2, the Company shall use reasonable best efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the second Business Day prior to the first anticipated filing date of a Registration Statement pursuant to this Section 2.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which Registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses

(A) and (B), the shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least two Business Days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Demand Shelf Registrations.

2.3.1 The Holders of Registrable Securities may at any time, and from time to time, to the extent that its Registrable Securities are not covered by an effective Shelf, including, for the avoidance of doubt, pursuant to subsection 2.1.6, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on an automatic shelf registration statement if the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) or on Form S-3 or any similar short-form registration statement that may be available at such time; provided, however, that if the Company is ineligible to use Form S-3, on Form S-1; a Shelf filed pursuant to this subsection 2.3.1 shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder. Within five days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on a Shelf, the Company shall promptly give written notice of the proposed

Registration to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on a Shelf, the Company shall file a Registration Statement relating to all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to this subsection 2.3.1 if the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $5,000,000. The Company shall maintain each Shelf, including, for the avoidance of doubt, a Shelf filed pursuant to subsection 2.1.6, in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included on such Shelf. In the event the Company files a Shelf on Form S-1, the Company shall use its commercially reasonable best efforts to convert the Form S-1 to a Form S-3 as soon as practicable after the Company is eligible to use Form S-3.The Company shall use its commercially reasonable best efforts to obtain and maintain the eligibility to use Form S-3.

2.3.2 If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities included thereon are still outstanding, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities including on such Shelf, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included thereon. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, a Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, the Company shall only be required to cause such Registrable Securities to be so covered once annually after inquiry of the Holders.

2.3.3 At any time and from time to time after a Shelf has been declared effective by the Commission, Holders of Registrable Securities (the “Takedown Demanding Holders”) may request to sell all or any portion of its Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $5,000,000. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least 48 hours prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any Holder (each a “Takedown Requesting Holder”) at least 24 hours prior to the public announcement of such Underwritten Shelf Takedown pursuant to the piggyback registration rights of such Holder set forth in Section 2.2 herein. The majority-in-interest of the Takedown Demanding Holders shall have the right to select the Underwriter(s) for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval which shall not be unreasonably withheld, conditioned or delayed. The Sponsor or its affiliates or transferees may demand not more than two Underwritten Shelf Takedowns and Holders (other than the Sponsor or its affiliates or transferees), collectively, may demand not more than two Underwritten Shelf Takedowns pursuant to this subsection 2.3.3. For purposes of clarity, any Registration effected pursuant to this subsection 2.3.3 shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3.4 If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Takedown Demanding Holders and the Takedown Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Takedown Demanding Holders and the Takedown Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell, exceeds the Maximum Number of Securities, then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Takedown Demanding Holders that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities of the Takedown Requesting Holders, if any, that can be sold without exceeding the Maximum Number of Securities, determined Pro Rata based on the respective number of Registrable Securities that each Takedown Requesting Holder has so requested to be included in such Underwritten Shelf Takedown; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities.

2.3.5 The Takedown Demanding Holders shall have the right to withdraw from an Underwritten Shelf Takedown for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Underwritten Shelf Takedown prior to the public announcement of such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to a withdrawal under this subsection 2.3.5.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of Underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board, such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case, the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

2.5 Lock-Up. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to effect any Demand Registration or Piggyback Registration of (i) any Common Stock subject to the Founder Shares Lock-up Period prior to the expiration of the Founder Shares Lock-up Period applicable to such Common Stock, (ii) any Private Placement Warrants and any of the Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants during the Private Placement Lock-up Period or (iii) any other Registrable Securities during its applicable Lock-up Period. Nothing in this Section 2.5 shall limit the Company’s obligation to register all of the Registrable Securities, including such Common Stock subject to the Founder Shares Lock-up Period and Private Placement Warrants, on the Shelf Registration Statement pursuant to subsection 2.1.6.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the date hereof the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Holder with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as each Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Lock-up Restrictions

3.6.1 During the applicable Lock-up Periods, with exception to a transfer to a Permitted Transferee, none of the Holders shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or enter into any agreement to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, in each case with respect to any Common Stock that are subject to an applicable Lock-up Period or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive Common Stock that are subject to an applicable Lock-up Period, whether now owned or hereinafter acquired, that is owned directly by such Holder (including securities held as a custodian) or with respect to which such Holder has beneficial ownership within the rules and regulations of the Commission (such securities that are subject to an applicable Lock-up Period, the “Restricted Securities”), (ii) engage in any hedging or other transaction with respect to Restricted Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities even if such Restricted Securities would be disposed of by someone other than such Holder or (iii) publicly disclose the intention to effect any transaction specified in clauses (i) or (ii). For the avoidance of doubt, such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the applicable Holder, or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Securities.

3.6.2 Each Holder hereby represents and warrants that it now has and, except as contemplated by this subsection 3.6.2 for the duration of the applicable Lock-up Period, will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Holder to comply with the foregoing restrictions each Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Securities during the applicable Lock-up Period.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the

Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 260 Madison Avenue, Suite 800, New York, New York, 10016 Attention: Alan C. Mendelson, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the Founder Shares Lock-up Period or the Private Placement Lock-up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.6 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY SUCH ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.7 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.9 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.11 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.12 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as to which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission) or (B) with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

[●]

By:
Name:
Title:

HOLDER:

BIOPLUS SPONSOR LLC,
a Cayman Islands limited liability company

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

CANTOR FITGERALD & CO.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDER

By:

[Signature Page to Registration Rights Agreement]

EXHIBIT E

FORM OF LETTER AGREEMENT AMENDMENT

[Attached.]

[●], 2023

BioPlus Acquisition Corp.

260 Madison Avenue, Suite 800

New York, NY 10016

Re: Amendment to Letter Agreement (the “Letter Agreement”), dated December 2, 2021, by and among BioPlus Acquisition Corp., BioPlus Sponsor LLC and BioPlus Acquisition Corp.’s officers and directors

Ladies and Gentlemen:

This amendment to the Letter Agreement (this “Amendment”) is being delivered, pursuant to Section 12 of the Letter Agreement, in connection with that certain Business Combination Agreement and Plan of Reorganization, dated as of May 2, 2023, by and among BioPlus Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned Subsidiary of Acquiror (“Merger Sub”), Avertix Medical, Inc., a Delaware corporation (the “Company”), and, solely with respect to certain provisions thereto, BioPlus Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”) (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Letter Agreement.

Now in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.	Section 7 of the Letter Agreement is hereby deleted and replaced in its entirety with the following:

7. Each of the Company, the Sponsor, and Avertix Medical, Inc. (“Avertix”) agree that concurrent with the closing (the “Closing”) of the transactions contemplated by that Business Combination Agreement and Plan of Reorganization, by and among the Company, Guardian Merger Subsidiary Corp., Avertix, and, solely with respect to certain provisions thereto, the Sponsor (the “Business Combination Agreement”), on the date hereof , each party shall take all necessary action to release all Placement Shares, Sponsor Loan Shares, Sponsor Loan Warrants (or Common Stock issued or issuable upon the conversion or exercise of Sponsor Loan Warrants) and Sponsor Earnout Shares (as defined in the Business Combination Agreement) held by the Sponsor at the time of the Closing (“Sponsor At-Risk Capital Lockup Shares”) from any and all lockup restrictions, including but not limited to the obligations of Section 39 of the Company’s Bylaws at Closing effective as of the six month anniversary of the Closing (“Six Month Anniversary”) and shall take no action to nullify, reverse otherwise limit such release at any time hereafter; provided, however, for clarity, if the Initial Price Target and/or the Second Price Target (each as defined in the Company’s Bylaws at Closing) has been achieved prior to the Six Month Anniversary, then the Sponsor At-Risk Capital Lockup Shares shall be released from all lockup restrictions in accordance with Section 39 of the Company’s Bylaws at Closing.

2.	References to Ordinary Shares in the Letter Agreement are hereby deleted and replaced with “Common Stock” and shall mean shares of common stock, par value $0.0001 per share, of the Company.

3.

The provisions contained in Sections 12, 13, 14, 15, 16, 17, 18 and 19 of the Letter Agreement are hereby incorporated by reference into this Amendment, mutatis mutandis, and made a part of this Amendment as if set forth fully herein.

4.	Except as expressly amended, modified and/or supplemented by this Amendment, all terms, conditions and provisions of the Letter Agreement are and will remain in full force and effect and as hereby amended are hereby ratified and confirmed by the parties to the Letter Agreement and this Amendment in all respects. From and after the date of this Amendment, the Company shall be parties to the Letter Agreement for all purposes thereof as if an original signatory thereof and shall have all the rights and entitlements of the “Company” thereunder.

5.

In the event of any inconsistency or conflict between the terms and provisions of the Letter Agreement, on the one hand, and this Amendment, on the other hand, the terms and provisions of this Amendment shall govern and control.

[Signature Page Follows]

Sincerely,

BioPlus Acquisition Corp.

By:
Name:
Title:

Name:	Jonathan Rigby

Name:	Shawn Cross

Name:	Ronald Eastman

Name:	Louis G. Lange, M.D., Ph.D.

Name:	Stephen Sherwin, M.D.

Name:	Glen Giovannetti

Name:	Alex Vieux

Name:	Steven Fletcher

BioPlus Sponsor LLC

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Amendment to Letter Agreement]

Sincerely,

Avertix Medical, Inc.

By:
Name:
Title:

[Signature Page to Amendment to Letter Agreement]

EXHIBIT F

FORM OF CERTIFICATE OF DOMESTICATION

[Attached.]

FORM OF CERTIFICATE OF DOMESTICATION

OF

BIOPLUS ACQUISITION CORP.

Pursuant to Sections 103 and 388 of the General

Corporation Law of the State of Delaware

BioPlus Acquisition Corp., a Cayman Islands exempted company limited by its shares (the “Corporation”), which intends to domesticate as a Delaware corporation pursuant to this Certificate of Domestication, does hereby certify to the following facts relating to the domestication of the Corporation in the State of Delaware:

1. The Corporation was originally incorporated on the 11th day of February, 2021 under the laws of the Cayman Islands.

2. The name of the Corporation immediately prior to the filing of this Certificate of Domestication is BioPlus Acquisition Corp.

3. The name of the Corporation as set forth in the Certificate of Incorporation is [Avertix Medical, Inc.]

4. The jurisdiction that constituted the seat, siege social or principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Domestication is the Cayman Islands.

5. The domestication has been approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Corporation and the conduct of its business or by applicable non-Delaware law, as appropriate.

6. Pursuant to Section 103(d) of the Delaware General Corporation Law, this Certificate of Domestication shall be effective upon filing with the Secretary of State of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Domestication to be executed in its name this          day of                , 2023.

BIOPLUS ACQUISITION CORP.

By:
Name:
Title:

[[Signature Page to Certificate of Domestication]]

EXHIBIT G

FORM OF CERTIFICATE OF MERGER

[Attached.]

FORM OF CERTIFICATE OF MERGER

OF

GUARDIAN MERGER SUBSIDIARY CORP.

WITH AND INTO

[●]

                     , 2023

Pursuant to Title 8, Section 251 of the Delaware General Corporation Law

[●] , a Delaware corporation (the “Corporation”), desiring to merge Guardian Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”), with and into the Corporation (the “Merger”), pursuant to Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

FIRST: The name and state of incorporation of each of the constituent corporations to the Merger (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
Guardian Merger Subsidiary Corp.	Delaware
[●]	Delaware

SECOND: A Business Combination Agreement and Plan of Reorganization (as amended, the “Merger Agreement”), dated as of May 2, 2023, by and among each of the Constituent Corporations, [Avertix Medical, Inc.] (f/k/a BioPlus Acquisition Corp.) and, solely with respect to certain provisions thereto, BioPlus Sponsor LLC, was approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the DGCL.

THIRD: The Corporation will continue as the corporation surviving the Merger (the “Surviving Corporation”) and the name of the Surviving Corporation shall be [●] upon effectiveness of the Merger in accordance with Section 251 of the DGCL and Section 103 of the DGCL (the “Effective Time”).

FOURTH: At the Effective Time, the Eighth Amended and Restated Certificate of Incorporation of the Surviving Corporation in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth in Annex A attached hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until further amended pursuant to the DGCL.

FIFTH: An executed copy of the Merger Agreement is on file at the offices of the Surviving Corporation at 40 Christopher Way, Suite 201 Eatontown, NJ 07724 and a copy thereof will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either of the Constituent Corporations.

SIXTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

* * * * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Merger to be executed as of the day first written above.

[●]

By:
Name:
Title:

[Signature Page—Certificate of Merger]

Ninth Amended and Restated Certificate of Incorporation of [●]

I.

The name of this corporation is [●].

II.

The address of the registered office of this corporation in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, or in such other location as the Board of Directors may from time to time determine or the business of this corporation may require. This corporation’s registered agent for service of process at such address is The Corporation Trust Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

This corporation is authorized to issue only one class of stock, to be designated Common Stock. The total number of shares of Common Stock presently authorized is 1,000, each having a par value of $0.0001.

V.

A. The management of the business and the conduct of the affairs of this corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the bylaws.

B. Directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting. Each director shall hold office either until the expiration of the term for which elected or appointed and until a successor has been elected and qualified, or until such director’s death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

C. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election.

D. Subject to any limitations imposed by applicable law, the Board of Directors or any director may be removed from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock of this corporation entitled to vote generally at an election of directors.

E. The Board of Directors is expressly empowered to adopt, amend, or repeal the bylaws of this corporation. The stockholders shall also have power to adopt, amend, or repeal the bylaws of this corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of this corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of this corporation entitled to vote generally in the election of directors, voting together as a single class.

F. Unless and except to the extent that the bylaws of this corporation shall so require, the election of directors of this corporation need not be by written ballot.

VI.

A. To the fullest extent permitted by law, a director or officer of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of this corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

B. Any repeal or modification of the foregoing provisions of paragraph A of this Article VI by the stockholders of this corporation shall not adversely affect any right or protection of a director or officer of this corporation existing at the time of, or increase the liability of any director or officer of this corporation with respect to any acts or omissions of such director or officer occurring prior to, such repeal or modification.

C. To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of ( and advancement of expenses to) directors, officers and agents of this corporation (and any other persons to which DGCL permits this corporation to provide indemnification) through provisions of the bylaws of this corporation, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL. Any amendment, repeal or modification of the foregoing provisions of this paragraph C of Article VI shall not (a) adversely affect any right or protection of any director, officer or other agent of this corporation existing at the time of such amendment, repeal or modification or (b) increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

VII.

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

EXHIBIT H

FORM OF OMNIBUS INCENTIVE PLAN

[Attached.]

AVERTIX MEDICAL, INC.

2023 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [DATE]

APPROVED BY THE STOCKHOLDERS: [DATE]

1. GENERAL.

(a) Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c) Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [______] shares of Common Stock (equal to twelve percent (12%) of the Fully Diluted Common Stock determined as of immediately after the Effective Time). In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to four (4%) of the total number of shares of the Fully Diluted Common Stock determined as of the day prior to such increase; provided, however that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [______] shares.

(c) Share Reserve Operation.

(i) Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii) Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(iii) Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares, (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award, and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3. ELIGIBILITY AND LIMITATIONS.

(a) Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b) Specific Award Limitations.

(i) Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii) Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv) Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.

(c) Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d) Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year (the “Annual Period”), including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (1) $[●] in total value or (2) in the event such Non-Employee Director is first appointed or elected to the Board during such Annual Period, $[●] in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the Annual Period that begins on the Company’s first Annual Meeting of Stockholders following the Effective Date.

4. OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a) Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b) Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i) by cash or check, bank draft or money order payable to the Company;

(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v) in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e) Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i) Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f) Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i) three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii) 12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii) 18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv) 18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This

Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k) Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5. AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a) Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i) Form of Award.

(1) Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (A) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2) RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii) Consideration.

(1) Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.

(2) RSU Awards: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii) Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.

(vi) Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b) Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c) Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan, and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common

Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction except as set forth in Section 11 unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i) Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii) Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.

(iii) Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d) Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7. ADMINISTRATION.

(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii) To submit any amendment to the Plan for stockholder approval.

(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(xii) To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e) Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8. TAX WITHHOLDING

(a) Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.

(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

(d) Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9. MISCELLANEOUS.

(a) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an

Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j) Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m) Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o) CHOICE OF LAW. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10. COVENANTS OF THE COMPANY.

(a) Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11. ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A.

(a) Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b) Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i) If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii) If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii) If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i) Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii) Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1) In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2) If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3) The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e) If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i) Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii) The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii) To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv) The provisions in this subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12. SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13. TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14. DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a) “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d) “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(e) “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).

(f) “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.

(g) “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(h) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(i) “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a

Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(j) “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(k) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l) “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(m) “Common Stock” means the common stock, par value $0.0001 per share, of the Company.

(n) “Company” means Avertix Medical, Inc., a Delaware corporation.

(o) “Compensation Committee” means the Compensation Committee of the Board.

(p) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(q) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(r) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(s) “Director” means a member of the Board.

(t) “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(u) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(v) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(w) “Effective Time” has the meaning set forth in the Merger Agreement.

(x) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(y) “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(z) “Entity” means a corporation, partnership, limited liability company or other entity.

(aa) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(bb) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(cc) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(dd) “Fully Diluted Common Stock” means the number of shares of Common Stock, determined as of the applicable time of measurement, equal to the sum of (i) the total number of shares of Common Stock issued and outstanding and (ii) the total number of shares of Common Stock subject to securities that are convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(ee) “Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(ff) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(gg) “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(hh) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A,or (v) to comply with other Applicable Laws.

(ii) “Merger Agreement” means that certain Business Combination Agreement and Plan of Reorganization, dated as of May 2, 2023, by and among BioPlus Acquisition Corp., a Cayman Islands exempted company (“BioPlus”), Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of BioPlus, Avertix Medical, Inc., a Delaware corporation, and, solely with respect to certain provisions thereto, BioPlus Sponsor LLC.

(jj) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(kk) “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Agreement.

(ll) “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(mm) “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(nn) “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(oo) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(pp) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(qq) “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant

Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(rr) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ss) “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Option, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.

(tt) “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(uu) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(vv) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(ww) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(xx) “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(yy) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(zz) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(aaa) “Plan” means this Avertix Medical, Inc. 2023 Equity Incentive Plan, as amended from time to time.

(bbb) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(ccc) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(ddd) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(eee) “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(fff) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(ggg) “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(hhh) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(iii) “Rule 405” means Rule 405 promulgated under the Securities Act.

(jjj) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(kkk) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(lll) “Securities Act” means the Securities Act of 1933, as amended.

(mmm) “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(nnn) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(ooo) “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(ppp) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(qqq) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(rrr) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(sss) “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(ttt) “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

EXHIBIT I

FORM OF ESPP

[Attached.]

AVERTIX MEDICAL, INC.

2023 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [DATE]

APPROVED BY THE STOCKHOLDERS: [DATE]

1. GENERAL; PURPOSE.

(a) The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b) The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of an Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of an Employee Stock Purchase Plan to the extent the Offering is made under the 423 Component), and the Company will designate which Designated Company is participating in each separate Offering.

(c) The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2. ADMINISTRATION.

(a) The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii) To designate from time to time (A) which Related Corporations of the Company will be eligible to participate in the Plan as Designated 423 Companies, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Companies, (C) which Affiliates or Related Corporations may be excluded from participation in the Plan, and (D) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

(v) To suspend or terminate the Plan at any time as provided in Section 12.

(vi) To amend the Plan at any time as provided in Section 12.

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii) To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Company, do not have to comply with the requirements of Section 423 of the Code.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan and any applicable Offering Document to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3. SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [________] shares of Common Stock (equal to one percent (1%) of the Fully Diluted Common Stock determined as of immediately after the Effective Time), plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of up to ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to one percent (1%) of the total number of shares of the Fully Diluted Common Stock determined as of the day prior to such increase. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4. GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5. ELIGIBILITY.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, the Related Corporation or the Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may (unless prohibited by Applicable Law) require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c) No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f) Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6. PURCHASE RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering, (ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by the Board prior to commencement of an Offering and will not be less than the lesser of:

(i) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7. PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified in the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to the extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c) Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d) Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a

Designated Company or between Designated Companies will not be treated as having terminated employment for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f) Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8. EXERCISE OF PURCHASE RIGHTS.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b) Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest (unless the payment of interest is otherwise required by Applicable Law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).

(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9. COVENANTS OF THE COMPANY.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10. DESIGNATION OF BENEFICIARY.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law) to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12. AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(c) Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13. TAX QUALIFICATION; TAX WITHHOLDING.

(a) Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b) Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

(c) The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code, but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14. EFFECTIVE DATE OF PLAN.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15. MISCELLANEOUS PROVISIONS.

(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f) If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16. DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b) “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the New York Stock Exchange, NASDAQ Stock Market or the Financial Industry Regulatory Authority).

(d) “Board” means the Board of Directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(h) “Common Stock” means the common stock, par value $0.0001 per share, of the Company.

(i) “Company” means Avertix Medical, Inc., a Delaware corporation.

(j) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423.

(k) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l) “Designated 423 Company” means any Related Corporation selected by the Board as participating in the 423 Component.

(m) “Designated Company” means any Designated Non-423 Corporation or Designated 423 Company, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

(n) “Designated Non-423 Company” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.

(o) “Director” means a member of the Board.

(p) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement.

(q) “Effective Time” shall have the meaning set forth in the Merger Agreement.

(r) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(s) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(u) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(v) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code.

(w) “Fully Diluted Common Stock” means the number of shares of Common Stock, determined as of the applicable time of measurement, equal to the sum of (i) the total number of shares of Common Stock issued and outstanding and (ii) the total number of shares of Common Stock subject to securities that are convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(x) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the New York Stock Exchange, the NASDAQ Stock Market and the Financial Industry Regulatory Authority).

(y) “Merger Agreement” means that certain Business Combination Agreement and Plan of Reorganization, dated as of May 2, 2023, by and among BioPlus Acquisition Corp., a Cayman Islands exempted company (“BioPlus”), Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of BioPlus, Avertix Medical, Inc., a Delaware corporation, and, solely with respect to certain provisions thereto, BioPlus Sponsor LLC.

(z) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(aa) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(bb) “Offering Date” means a date selected by the Board for an Offering to commence.

(cc) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(dd) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(ee) “Plan” means this Avertix Medical, Inc. 2023 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(ff) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(gg) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(hh) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(ii) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(jj) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(kk) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(ll) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

EXHIBIT J

FORM OF WRITTEN CONSENT

[Attached.]

WRITTEN CONSENT

IN LIEU OF A

MEETING OF STOCKHOLDERS

OF

AVERTIX MEDICAL, INC.

[●], 2023

The undersigned (the “Stockholder”), being the holder of shares of common stock, par value $0.001 per share (“Company Common Stock”), and/or preferred stock, par value $0.001 per share (“Company Preferred Stock”), of Avertix Medical, Inc. (f/k/a Angel Medical Systems, Inc.), a Delaware corporation, (the “Company”), acting pursuant to Section 228(a), 242 and Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby irrevocably consent to the adoption of the following resolutions in lieu of a meeting with respect to all of the shares of Company Common Stock and/or Company Preferred Stock of the Company held by the Stockholder, with such shares of Company Preferred Stock treated as Company Common Stock on an “as converted basis”, effective as of the date set forth opposite the Stockholder’s name on the signature page hereto:

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

WHEREAS, the Company has entered into a Business Combination Agreement and Plan of Reorganization, dated as of May 2, 2023, by and among the Company, BioPlus Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and, solely with respect to certain provisions thereto, BioPlus Sponsor LLC, a Cayman Islands limited liability company (“Sponsor”), a copy of which is attached hereto as EXHIBIT A;

WHEREAS, capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Business Combination Agreement;

WHEREAS, pursuant to the Business Combination Agreement, upon the effectiveness of the Domestication, (i) each then issued and outstanding Acquiror Class A Ordinary Share shall convert automatically, on a one-for-one basis, into one share of Domesticated Acquiror Common Stock; (ii) each then issued and outstanding Acquiror Class B Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Common Stock; (iii) each then issued and outstanding Acquiror Warrant shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Common Stock (“Domesticated Acquiror Warrant”) pursuant to the Acquiror Warrant Agreement; and (iv) each then issued and outstanding Acquiror Unit shall convert automatically into a unit of Acquiror (“Domesticated Acquiror Unit”), with each Domesticated Acquiror Unit representing one share of Domesticated Acquiror Common Stock and one-half of one Domesticated Acquiror Warrant;

WHEREAS, upon the terms and subject to the conditions of the Business Combination Agreement and in accordance with the DGCL, (i) Acquiror and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with Company surviving the Merger as a direct wholly owned subsidiary of Acquiror (the “Surviving Corporation”), (ii) at the Effective Time, by virtue of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (including shares of Company Common Stock issued in connection with the Company Warrant Settlement and the Conversion) shall be canceled and converted into the right to receive (A) a number of shares of Acquiror Common Stock equal to the Exchange Ratio and (B) the contingent right to receive the

Company Earnout Shares (as defined below) in accordance with Section 3.03 of the Business Combination Agreement, in each case, without interest (collectively, the “Per Share Merger Consideration”), and (iii) at the Effective Time, by virtue of the Merger, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether then vested or unvested, shall be assumed by Acquiror and converted into (A) an option to purchase a number of shares of Acquiror Common Stock (rounded down to the nearest whole share) (such option, an “Exchanged Option”) equal to (x) the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price per share of such Company Option immediately prior to the Effective Time, divided by (2) the Exchange Ratio and (B) the contingent right to receive the Company Earnout Shares in accordance with Section 3.03 of the Business Combination Agreement;

WHEREAS, following the Closing, and as additional consideration for the Merger and the other Transactions, within five (5) Business Days after the occurrence of a Triggering Event, Acquiror shall issue or cause to be issued to each Eligible Company Equityholder its, his or her Pro Rata Share of the Company Earnout Shares issuable in accordance with the following schedule: (i) in connection with the occurrence of Triggering Event I, a one-time issuance of one-half of the Company Earnout Shares; and (ii) in connection with the occurrence of Triggering Event II, a one-time issuance of one-half of the Company Earnout Shares;

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved and adopted the Business Combination Agreement and declared its advisability and approved the Merger and the other Transactions, and (iii) recommended that the stockholders of the Company approve and adopt the Business Combination Agreement and approve the Merger and the other Transactions and directed that the Business Combination Agreement and the Merger and the other Transactions be submitted for consideration by the Company’s stockholders;

WHEREAS, Section 144 of the DGCL provides that no contract or transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest (any such party is referred to herein as an “Interested Party” and any such contract or transaction is referred to herein as an “Interested Party Transaction”), shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if (i) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum, or (ii) the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders, or (iii) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders;

WHEREAS, it is hereby disclosed or made known to the undersigned Stockholders that (i) Ross Haghighat is a member of the Company Board and the Chief Executive Officer, Chief Financial Officer and a member of the board of directors of Acquiror and (ii) Mr. Haghighat is a holder of Company Common Stock and Company Options and may receive Per Share Merger Consideration and Exchanged Options, respectively, in connection with the Merger, and as a result of such interests, Mr. Haghighat is (or may be deemed to be) an Interested Party and the Merger is (or may be deemed to be) Interested Party Transaction;

WHEREAS, each undersigned stockholder is aware of the material facts related to the Merger and the other Transactions, has had an opportunity to review the Business Combination Agreement and the terms of the

Merger and the other Transactions, and has had an opportunity to ask questions regarding and investigate the nature of the relationships and/or interests of Mr. Haghighat with and in the Company and Acquiror in connection with the Merger and the other Transactions; and

WHEREAS, the written consent or affirmative vote in favor of the approval and adoption of the Business Combination Agreement by (i) the holders of a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock (treated as Company Common Stock on an “as converted basis”), voting together as a single class, is required pursuant to Section 251 of the DGCL, and (ii) the holders of a majority of the voting power of the outstanding shares of Company Preferred Stock, voting together as a single class on an “as converted basis”, is required pursuant to Article Fourth, Section B 3.3.1 of the Amended and Restated Certificate of Incorporation of the Company, dated as of February 14, 2023 (as amended to date, the “A&R Charter”).

NOW, THEREFORE, BE IT RESOLVED, that the Business Combination Agreement and the transactions contemplated thereby, including the Merger, the Company Warrant Settlement, and the Conversion, are hereby adopted and approved in all respects, and each undersigned Stockholder hereby votes all of the shares of Company Common Stock and/or Company Preferred Stock of the Company held by the Stockholder (on an “as converted basis”) in favor of the adoption and approval of the Business Combination Agreement, the Merger and the other Transactions, in accordance with the DGCL and the A&R Charter; and

RESOLVED FURTHER, that the undersigned Stockholder hereby waives any and all irregularities of notice, with respect to the time and place of meeting, and consents to the transaction of all business represented by this written consent.

WAIVER OF APPRAISAL RIGHTS

WHEREAS, a stockholder of the Company who does not vote in favor of the Merger may, under certain circumstances by following procedures prescribed by Section 262 of the DGCL, an excerpt of which is attached hereto as EXHIBIT B, exercise appraisal rights under the DGCL to receive cash in an amount equal to the fair value of such stockholder’s shares of the Company’s stock as to which such stockholder has exercised such appraisal rights (such fair value will exclude any element of value arising from the accomplishment or expectation of the Merger);

WHEREAS, each undersigned Stockholder has determined, in connection with the Merger, that the fair market value of the Company’s stock for the purpose of such Stockholder’s exercise of appraisal rights under Delaware law is the applicable amount of Per Share Merger Consideration (calculated in accordance with the Business Combination Agreement) for such stock;

WHEREAS, each undersigned Stockholder acknowledges the availability of appraisal rights under Section 262 of the DGCL, and that other appraisal or dissenters’ rights may be available under other laws; and

WHEREAS, each undersigned Stockholder is consenting to, adopting and approving the Business Combination Agreement and the transactions contemplated thereby pursuant to the foregoing resolutions, and therefore desire to waive and disclaim any appraisal rights.

NOW THEREFORE, BE IT RESOLVED, that each undersigned Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any appraisal rights and dissenters’ rights relating to the Merger that such Stockholder may have by virtue of, or with respect to, any shares of Company Common Stock and/or Company Preferred Stock owned by such Stockholder (including without limitation those rights pursuant to Section 262 of the DGCL and any other applicable appraisal or dissenters’ or similar rights) and acknowledges that by signing this written consent that all such appraisal or dissenters’ or similar rights shall not be available under the DGCL or any other applicable law.

APPROVAL OF TERMINATION OF STOCKHOLDER AGREEMENTS

WHEREAS, in connection with and as a result of the Merger, the Company has agreed to cause the termination of the following agreements: (i) the Amended and Restated Voting Agreement by and among the Company and certain investors and stockholders party thereto, dated as of February 15, 2023 and as amended (the “Voting Agreement”); (ii) the Amended and Restated Investors’ Rights Agreement by and among the Company and certain investors party thereto, dated as of February 15, 2023 and as amended (the “Investors’ Rights Agreement”); and (iii) the Amended and Restated Right of First Refusal and Co-Sale Agreement by and among the Company and certain investors and stockholders party thereto, dated as of February 15, 2023 and as amended (the “ROFR Agreement”); and

WHEREAS, in connection with and as a result of the Merger, the Company has agreed to cause the termination of any side letters or agreements with existing Stockholders entered into by such Stockholders in their capacities as holders of capital stock of the Company, excluding for the avoidance of doubt, any director indemnification agreements (the “Applicable Side Agreements”).

NOW THEREFORE, BE IT RESOLVED, that, contingent and effective upon the Effective Time, each undersigned Stockholder hereby agrees to the termination of the Voting Agreement, pursuant to Section 7.8 thereof, in accordance with its terms;

RESOLVED FURTHER, that, contingent and effective upon the Effective Time, each undersigned Stockholder hereby agrees to the termination of the Investors’ Rights Agreement, pursuant to Section 6.6 thereof, in accordance with its terms;

RESOLVED FURTHER, that, contingent and effective upon the Effective Time, each undersigned Stockholder hereby agrees to the termination of the ROFR Agreement, pursuant to Section 6.8 thereof, in accordance with its terms; and

RESOLVED FURTHER, that, contingent and effective upon the Effective Time, each undersigned Stockholder hereby agrees to the termination of any and all Applicable Side Agreements with such Stockholder.

GENERAL AUTHORIZING RESOLUTIONS AND RATIFICATION

RESOLVED, that the directors of the Company are authorized and empowered to take any and all such further action as may be deemed necessary or advisable to effectuate the purposes and intent of the foregoing resolutions;

RESOLVED FURTHER, that the officers of the Company be, and each of them acting alone hereby is, authorized, directed and empowered, for and on behalf of the Company, to take any and all such further action, to prepare, execute, deliver, perform and file, as applicable, any and all such further agreements, instruments, documents and certificates, including the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and to pay such expenses, as any such officer may deem necessary or advisable, in consultation with legal counsel, to effectuate the purposes and intent of the foregoing resolutions, the taking of such actions, the execution and delivery of such agreements, instruments, documents and certificates and the payment of such expenses by any such officer to be conclusive evidence of his or her authorization hereunder and approval thereof;

RESOLVED FURTHER, that the officers of the Company are, and each of them with full authority to act without the others is, authorized and directed to do or cause to be done any and all such further acts and things and to execute and deliver any and all such additional documents as they may deem necessary or appropriate in order to carry into effect the purposes and intent of the foregoing resolutions; and

RESOLVED FURTHER, that any and all prior actions taken by the directors and officers of the Company, for and on behalf of the Company, to carry out the purposes and intent of the foregoing resolutions (including the execution and delivery of the Business Combination Agreement and the other Transaction Documents by the officers of the Company) are approved, adopted and ratified in all respects.

[Remainder of page intentionally left blank.

Signature page follows.]

IF AN INDIVIDUAL:		IF AN ENTITY:

By:
(duly authorized signature)		(please print or type complete name of entity)

Name:		By:
(please print or type full name)		(duly authorized signature)

Title:		Name:
(please print or type full title)		(please print or type full name)

Title:
(please print or type full title)

Date:	, 2023	Date:	, 2023

[Signature Page to Company Stockholder Written Consent]

EXHIBIT A

BUSINESS COMBINATION AGREEMENT AND PLAN OF REORGANIZATION

[Attached.]

EXHIBIT B

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262 Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section

SCHEDULE A

Company Knowledge Parties

•	David L. Keenan

•	Mike Gillem

•	Sasha John, PhD.

•	Gregg Turi

SCHEDULE B

Board of Directors of Surviving Corporation

•	Ross Haghighat

•	Steven Fletcher

•	Tim Moran

•	Tom Mendell

•	Robin Smith

•	Joseph Berardo, Jr.

•	An individual to be designated by the Sponsor prior to the Closing, subject to the Company’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed)

Annex B

FORM OF CERTIFICATE OF INCORPORATION

OF

AVERTIX MEDICAL, INC.

The undersigned, a natural person (the “Sole Incorporator”), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

I.

The name of this corporation is Avertix Medical, Inc.

II.

The address of the registered office of this corporation in the State of Delaware shall be Corporation Trust Center 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle, or in such other location as the Board of Directors of this corporation (the “Board”) may from time to time determine or the business of this corporation may require. This corporation’s registered agent for service of process at such address is The Corporation Trust Company.

III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The total number of shares of all classes of capital stock which this corporation shall have authority to issue is 555,000,000 shares, consisting of (1) 550,000,000 shares of common stock (“Common Stock”) and (2) 5,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

B. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares for each such series and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the DGCL. The Board is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. The number of authorized shares of Common Stock or Preferred Stock, or any series thereof, may be increased or decreased (but not below the number of shares thereof then outstanding plus, if applicable, the number of shares of such class or series reserved for issuance) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of this corporation entitled to vote thereon, without a separate vote of the holders of the Common Stock or Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

D. Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Company for their vote; provided, however, that, except as otherwise required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to this certificate of incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this certificate of incorporation (including any certificate of designation filed with respect to any series of Preferred Stock).

E. Capitalized terms otherwise used but not defined in this certificate of incorporation shall have the meaning set forth below:

“Business Combination” means a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination involving this corporation, with one or more businesses or entities (the “target business”), which Business Combination: (a) must occur with one or more target businesses that together have an aggregate fair market value of at least 80 percent of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the definitive agreement to enter into a such Business Combination; and (b) must not be solely effectuated with another blank cheque company or a similar company with nominal operations.

“IPO” means this corporation’s initial public offering of securities.

“Public Shares” means shares of Common Stock (following the conversion from Class A ordinary shares, par value $0.0001 per share) issued as part of the units issued in the IPO (which exclude, for the avoidance of doubt, shares of Common Stock that are held by the Sponsor which were converted from Class B ordinary shares, par value $0.0001 per share, held by the Sponsor prior to the IPO).

“Sponsor” means BioPlus Sponsor LLC, a Cayman Islands limited liability company, and its successors or assigns.

“Trust Account” means the trust account established by this corporation upon the consummation of the IPO and into which a certain amount of the net proceeds of the IPO, together with a certain amount of the proceeds of a private placement of units simultaneously with the closing date of the IPO, were deposited.

F. Reserved

G. Winding Up

In the event that this corporation does not consummate a Business Combination within 18 months from the consummation of the IPO, or such later time as the stockholders of this corporation may approve in accordance with this certificate of incorporation, the corporation shall:

1. cease all operations except for the purposes of winding up;

2. as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to this corporation to pay tax obligations, if any (less up to $100,000 of interest to pay winding up and dissolution expenses), divided by the number of Public Shares then outstanding, which redemption will completely extinguish the holders of such Public Shares rights as stockholders (including the right to receive further liquidation distributions, if any); and

3. as promptly as reasonably possible following such redemption, subject to the approval of this corporation’s remaining stockholders and the directors, liquidate and dissolve, subject in each case to its obligation under applicable law to provide for claims of creditors and other requirements of applicable law.

V.

A. The management of the business and the conduct of the affairs of this corporation shall be vested in its Board. The number of directors that shall constitute the Board shall be fixed exclusively by resolutions adopted by a majority of the authorized number of directors constituting the Board.

B. Subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Each class shall consist, as nearly as practicable, of a number of directors equal to one third of the number of members of the Board authorized as provided in Section A of Article V. The Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the filing of this certificate of incorporation (the “Filing Date”), the initial term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the Filing Date, the initial term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the Filing Date, the initial term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, or removal. No decrease in the number of directors constituting the Board shall remove or shorten the term of any incumbent director. An annual meeting of stockholders for the purpose of election of directors and for such other business as may properly come before the meeting, shall be held on such date, time and place, if any, as may be determined from time to time by the Board.

C. No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election.

D. Subject to the rights of the holders of any one or more series of Preferred Stock to remove directors elected by such series of Preferred Stock, any individual director or the entire Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all the then-outstanding shares of the capital stock of this corporation entitled to vote generally at an election of directors, voting together as a single class.

E. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any one or more series of Preferred Stock to elect additional directors or fill vacancies in respect of such directors, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director, and not by the stockholders. Any director elected to fill a newly created directorship or vacancy in accordance with the preceding sentence shall hold office until the next annual meeting of stockholders held to elect the class of directors to which such director is elected and until such director’s successor shall have been elected and qualified or such director’s earlier death, resignation or removal.

F. The Board is expressly authorized and empowered to adopt, amend, or repeal the bylaws of this corporation (as amended from time to time) without the assent or vote of the stockholders in any manner not inconsistent with laws of the State of Delaware or this certificate of incorporation. Any adoption, amendment or repeal of the bylaws of this corporation by the Board shall require the approval of a majority of the authorized number of directors. The stockholders shall also have power to adopt, amend, or repeal the bylaws of this corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of this corporation required by applicable law or by this certificate of incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of this corporation entitled to vote generally in the election of directors, voting together as a single class.

G. Unless and except to the extent that the bylaws of this corporation shall so require, the election of directors of this corporation need not be by written ballot.

H. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with the bylaws and no action of this corporation shall be taken by the stockholders by written consent or electronic transmission.

I. Subject to any rights of the holders of shares of any series of Preferred Stock then outstanding, special meetings of stockholders of this corporation may be called only by the chairperson of the Board or the Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

J. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of this corporation shall be given in the manner provided in the bylaws of this corporation.

K. Prior to the consummation of a Business Combination, this Article V may only be amended by the affirmative vote of the holders of at least two-thirds of all then outstanding shares of capital stock of this corporation.

VI.

A. The liability of the directors and officers for monetary damages for breach of fiduciary duty as a director or officer is eliminated to the fullest extent permitted under applicable law. If applicable law is amended after the effectiveness of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer to this corporation will be eliminated or limited to the fullest extent permitted by applicable law as so amended. Solely for purposes of this paragraph A of this Article VI, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL as amended from time to time.

B. To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of this corporation (and any other persons to which applicable law permits this corporation to provide indemnification) through the bylaws of this corporation, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law.

C. Any repeal or modification of this Article VI is only prospective and does not affect the rights or protections or increase the liability of any officer or director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

VII.

A. Unless this corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of this corporation; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of this corporation, to this corporation or this corporation’s stockholders; (iii) any claim or cause of action against this corporation or any current or former director, officer or other employee of this corporation, arising out of or pursuant to any provision of the DGCL, this certificate of incorporation or the bylaws of this corporation (as each may be amended from time to time); (iv) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this certificate of incorporation or the bylaws of this corporation (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (v) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (vi) any claim or cause of action against this corporation or any current or former director, officer or other employee of this corporation, governed by the internal-affairs doctrine or otherwise relate to this corporation’s internal affairs, in all cases to the fullest extent permitted by applicable law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Section A of Article VII shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

B. Unless this corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by this corporation, its officers and directors, the underwriters for any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

C. Any person or entity holding, owning or otherwise acquiring any interest in any security of this corporation shall be deemed to have notice of and consented to the provisions of this certificate of incorporation.

VIII.

A. This corporation reserves the right to amend, alter, change or repeal, at any time and from time to time, any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B of this Article VIII, and all rights, preferences and privileges of whatsoever nature conferred upon the stockholders, directors or any other persons whomsoever herein are granted subject to this reservation.

B. Notwithstanding any other provisions of this certificate of incorporation or any provision of applicable law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of capital stock of this corporation required by applicable law or by this certificate of incorporation or any certificate of designation filed with respect to a series of Preferred Stock that may be designated from time to time, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of this corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal (whether by merger, consolidation or otherwise), or adopt any provision inconsistent with Articles V, VI, VII and VIII.

IX.

The name and the mailing address of the Sole Incorporator is as follows:

Jonathan Rigby

260 Madison Avenue

Suite 800

New York, New York 10016

[Signature Page Follows]

This certificate of incorporation has been duly executed on                 , 2023, by the undersigned.

JONATHAN RIGBY
Sole Incorporator

[SIGNATURE PAGE TO CERTIFICATE OF INCORPORATION OF AVERTIX MEDICAL, INC.]

Annex C

BYLAWS

OF

AVERTIX MEDICAL, INC.

(A DELAWARE CORPORATION)

C-i

CONTINUE

C-ii

ARTICLE I

OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

Section 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II

CORPORATE SEAL

Section 3. Corporate Seal. The Board of Directors may adopt a corporate seal. If adopted, the corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III

STOCKHOLDERS’ MEETINGS

Section 4. Place Of Meetings. Meetings of the stockholders of the corporation may be held at such place, either within or without the State of Delaware, as may be determined from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided under the Delaware General Corporation Law (“DGCL”) and Section 14 below.

Section 5. Annual Meetings.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may properly come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors. The corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors. Nominations of persons for election to the Board of Directors of the corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the corporation’s notice of meeting of stockholders (with respect to business other than nominations); (ii) brought specifically by or at the direction of the Board of Directors or a duly authorized committee thereof; or (iii) by any stockholder of the corporation who was a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such business is proposed or such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving the stockholder’s notice provided for in Section 5(b) below, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 5. For the avoidance of doubt, clause (iii) above shall be the exclusive means for a stockholder to make nominations and submit other business (other than matters properly included in the corporation’s notice of meeting of stockholders and proxy statement under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “1934 Act”)) before an annual meeting of stockholders.

(b) At an annual meeting of the stockholders, only such business shall be conducted as is a proper matter for stockholder action under Delaware law, the Certificate of Incorporation and these Bylaws of the corporation, as the same may be amended or restated from time to time (the “Bylaws”), and only such nominations shall be made and such business shall be conducted as shall have been properly brought before the meeting in accordance with the procedures below.

(i) For nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii) and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each nominee such stockholder proposes to nominate at the meeting: (1) the name, age, business address and residence address of such nominee, (2) the principal occupation or employment of such nominee, (3) the class or series and number of shares of each class or series of capital stock of the corporation which are owned of record and beneficially by such nominee, (4) the date or dates on which such shares were acquired and the investment intent of such acquisition, and (5) such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved and whether or not proxies are being or will be solicited), or that is otherwise required to be disclosed pursuant to Section 14 of the 1934 Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named as a nominee and to serving as a director if elected); and (B) all of the information required by Section 5(b)(iv). The corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the corporation (as such term is used in any applicable stock exchange listing requirements or applicable law) or on any committee or sub-committee of the Board of Directors under any applicable stock exchange listing requirements or applicable law, or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii) Other than proposals sought to be included in the corporation’s proxy materials pursuant to Rule 14a-8 under the 1934 Act, for business other than nominations for the election to the Board of Directors to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of Section 5(a) of these Bylaws, the stockholder must deliver written notice to the Secretary at the principal executive offices of the corporation on a timely basis as set forth in Section 5(b)(iii), and must update and supplement such written notice on a timely basis as set forth in Section 5(c). Such stockholder’s notice shall set forth: (A) as to each matter such stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment, the reasons for conducting such business at the meeting, and any material interest (including any anticipated benefit of such business to any Proponent (as defined below) other than solely as a result of its ownership of the corporation’s capital stock, that is material to any Proponent individually, or to the Proponents in the aggregate) in such business of any Proponent; and (B) the information required by Section 5(b)(iv).

(iii) To be timely, the written notice required by Section 5(b)(i) or 5(b)(ii) must be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the immediately preceding year’s annual meeting; provided, however, that, subject to the last sentence of this Section 5(b)(iii), in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received no earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or a postponement of an annual meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv) The written notice required by Section 5(b)(i) or Section 5(b)(ii) shall also set forth, as of the date of the notice and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “Proponent” and collectively, the “Proponents”): (A) the name and address of each Proponent, as they appear on the corporation’s books; (B) the class, series and number of shares of the corporation that are, directly or indirectly, owned beneficially and of record by each Proponent (provided, that for the purposes of this Section 5(b)(iv), such Proponent shall in all events be deemed to beneficially own all shares of any class or series of capital stock of the corporation as to which such Proponent has a right to acquire beneficial ownership at any time in the future); (C) a description of any agreement, arrangement or understanding (whether oral or in writing) with respect to such nomination or proposal (and/or the voting of shares of any class or series of capital stock of the corporation) between or among any Proponent and any of its affiliates or associates, and any others (including their names) acting in concert, or otherwise under the agreement, arrangement or understanding, with any of the foregoing; (D) a representation that the Proponents are holders of record or beneficial owners, as the case may be, of shares of the corporation at the time of giving notice, will be entitled to vote at the meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice (with respect to a notice under Section 5(b)(i)) or to propose the business that is specified in the notice (with respect to a notice under Section 5(b)(ii)); (E) a representation as to whether the Proponents intend to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (with respect to a notice under Section 5(b)(i)) or to carry such proposal (with respect to a notice under Section 5(b)(ii)); (F) to the extent known by any Proponent, the name and address of any other stockholder supporting the proposal on the date of such stockholder’s notice; and (G) a description of all Derivative Transactions (as defined below) by each Proponent during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions.

For purposes of Sections 5 and 6, a “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proponent or any of its affiliates or associates, whether record or beneficial:

(c) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the corporation,

(d) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the corporation,

(e) the effect or intent of which is to mitigate loss, manage risk or benefit from changes in value or price with respect to any securities of the corporation, or

(f) which provides the right to vote or increase or decrease the voting power of, such Proponent, or any of its affiliates or associates, with respect to any securities of the corporation,

which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proponent in the securities of the corporation held by any general or limited partnership, or any limited liability company, of which such Proponent is, directly or indirectly, a general partner or managing member.

(g) A stockholder providing the written notice required by Section 5(b)(i) or (ii) shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the determination of stockholders entitled to notice of the meeting and (ii) the date that is five (5) business days prior to the meeting and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than five (5) business days after the later of the record date for the determination of stockholders entitled to notice of the meeting or the public announcement of such record date. In the case of an update and supplement pursuant to clause (ii) of this Section 5(c), such update and supplement shall be received by the Secretary at the principal executive offices of the corporation not later than two (2) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, two (2) business days prior to such adjourned or postponed meeting.

(h) Notwithstanding anything in Section 5(b)(iii) to the contrary, in the event that the number of directors in an Expiring Class is increased and there is no public announcement of the appointment of a director to such class, or, if no appointment was made, of the vacancy in such class, made by the corporation at least ten (10) days before the last day a stockholder may deliver a notice of nomination in accordance with Section 5(b)(iii), a stockholder’s notice required by this Section 5 and which complies with the requirements in Section 5(b)(i), other than the timing requirements in Section 5(b)(iii), shall also be considered timely, but only with respect to nominees for any new positions in such Expiring Class created by such increase, if it shall be received by the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation. For purposes of this section, an “Expiring Class” shall mean a class of directors whose term shall expire at the next annual meeting of stockholders.

(i) A person shall not be eligible for election or re-election as a director at an annual meeting, unless the person is nominated in accordance with either clause (ii) or (iii) of Section 5(a) and in accordance with the procedures set forth in Section 5(b), Section 5(g), and Section 5(h), as applicable. Only such business shall be conducted at any annual meeting of the stockholders of the corporation as shall have been brought before the meeting in accordance with clauses (i), (ii), or (iii) of Section 5(a) and in accordance with the procedures set forth in Section 5(b) and Section 5(g), as applicable. Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, or the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded, or that such business shall not be transacted, notwithstanding that proxies in respect of such nominations or such business may have been solicited or received.

(j) Notwithstanding the foregoing provisions of this Section 5, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholders’ meeting, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to proposals and/or nominations to be considered pursuant to Section 5(a)(iii) of these Bylaws. Nothing in these Bylaws shall be deemed to affect any rights of holders of any class or series of preferred stock to nominate and elect directors pursuant to and to the extent provided in any applicable provision of the Certificate of Incorporation.

(k) For purposes of Sections 5 and 6,

(i) “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act or by such other means reasonably designed to inform the public or security holders in general of such information, including, without limitation, posting on the corporation’s investor relations website; and

(ii) “affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act of 1933, as amended (the “1933 Act”).

Section 6. Special Meetings.

(a) Special meetings of the stockholders of the corporation may be called, for any purpose as is a proper matter for stockholder action under Delaware law, by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption). The corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board of Directors.

(b) The Board of Directors shall determine the time and place, if any, of such special meeting. Upon determination of the time and place, if any, of the meeting, the Secretary shall cause a notice of meeting to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. No business may be transacted at such special meeting otherwise than specified in the notice of meeting.

(c) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected (i) by or at the direction of the Board of Directors or a duly authorized committee thereof or (ii) by any stockholder of the corporation who is a stockholder of record (and, with respect to any beneficial owner, if different, on whose behalf such nomination or nominations are made, only if such beneficial owner was the beneficial owner of shares of the corporation) at the time of giving notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers written notice to the Secretary of the corporation setting forth the information required by Section 5(b)(i) and Section 5(b)(iv). In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder of record may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, if written notice setting forth the information required by Section 5(b)(i) and Section 5(b)(iv) of these Bylaws shall be received by the Secretary at the principal executive offices of the corporation not earlier than 120 days prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. The stockholder shall also update and supplement such information as required under Section 5(c). In no event shall an adjournment or a postponement of a special meeting for which notice has been given, or the public announcement thereof has been made, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

A person shall not be eligible for election or re-election as a director at the special meeting unless the person is nominated either in accordance with clause (i) or clause (ii) of this Section 6(c). Except as otherwise required by applicable law, the chairperson of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the Bylaws and, if any proposed nomination or business is not in compliance with the Bylaws, or if the Proponent does not act in accordance with the representations in Sections 5(b)(iv)(D) and 5(b)(iv)(E), to declare that such nomination shall not be presented for stockholder action at the meeting and shall be disregarded, notwithstanding that proxies in respect of such nomination may have been solicited or received.

(d) Notwithstanding the foregoing provisions of this Section 6, a stockholder must also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to matters set forth in this Section 6. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act; provided, however, that any references in these Bylaws to the 1934 Act or the rules and regulations thereunder are not intended to and shall not limit the requirements applicable to nominations for the election to the Board of Directors to be considered pursuant to Section 6(c) of these Bylaws.

Section 7. Notice Of Meetings. Except as otherwise provided by applicable law, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such records date is different from the record date for determining stockholders entitled to notice of the meeting, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at any such meeting. Such notice may be given by personal delivery, mail, or with the consent of the stockholder entitled to receive notice by facsimile or electronic transmission. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If sent via electronic transmission, notice is given when directed to such stockholder’s electronic mail address appearing in the records of the corporation. Notice of the time, place, if any, and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, or by electronic transmission by such person, either before or after such meeting, and will be waived by any stockholder by his or her attendance thereat in person, by remote communication, if applicable, or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a at least thirty-three and one-third percent (33 1/3%) of the outstanding shares of stock entitled to vote at the meeting shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat and entitled to vote thereon, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstentions and broker non-votes) on such matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a majority of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws or any applicable stock exchange rules, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws or any applicable stock exchange rules, the affirmative vote of the holders of a majority of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting and voting affirmatively or negatively (excluding abstention and broker non-votes) on such matter shall be the act of such class or classes or series.

Section 9. Adjournment And Notice Of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairperson of the meeting or by the vote of the holders of a majority of the voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote thereon. When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time and place, if any, thereof and the means of remote communication, if any, by which stockholders and proxyholders may be deemed present in person and may vote at such meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders or adjournment thereof, except as otherwise provided by applicable law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person, by remote communication, if applicable, or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the corporation a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot.

Section 11. Joint Owners Of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his or her act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12. List Of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number and class of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect all of the stockholders entitled to vote as of the tenth (10th) day before the meeting date. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. In the event that the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. The list shall be open to examination of any stockholder during the time of the meeting as provided by applicable law.

Section 13. Action Without Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders duly called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent or by electronic transmission.

Section 14. Remote Communication. For the purposes of the Bylaws, if authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders may, by means of remote communication:

(a) participate in a meeting of stockholders; and

(b) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

Section 15. Organization.

(a) At every meeting of stockholders, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed, is absent, or refuses to act, the Chief Executive Officer, or if no Chief Executive Officer is then serving or the Chief Executive Officer is absent or refuses to act, the President, or, if the President is absent or refuses to act, a chairperson of the meeting designated by the Board of Directors, or, if the Board of Directors does not designate such chairperson, a chairperson of the meeting chosen by a majority of the voting power of the stockholders entitled to vote, present in person or by proxy, shall act as chairperson of the meeting of stockholders. The Chairperson of the Board of Directors may appoint the Chief Executive Officer as chairperson of the meeting. The Secretary, or, in his or her absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairperson of the meeting shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairperson shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV

DIRECTORS

Section 16. Number And Term Of Office. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 17. Powers. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 18. Classes Of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. The Board of Directors is authorized to assign members of the Board of Directors already in office to such classes at the time the classification becomes effective. At the first annual meeting of stockholders following the initial classification of the Board of Directors, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following such initial classification, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following such initial classification, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Notwithstanding the foregoing provisions of this section, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation, or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 19. Vacancies.

(a) Unless otherwise provided in the Certificate of Incorporation, and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders, provided, however, that whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 20. Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Board of Directors or the Secretary, such resignation to specify whether it will be effective at a particular time. If no such specification is made, it shall be deemed effective at the time of delivery to the Secretary. Acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

Section 21. Removal.

(a) Subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, neither the Board of Directors nor any individual director may be removed without cause.

(b) Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of capital stock of the corporation entitled to vote generally at an election of directors.

Section 22. Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means. No further notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware as designated and called by the Chairperson of the Board, the Chief Executive Officer or a majority of the authorized number of directors.

(c) Meetings by Electronic Communications Equipment. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Special Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be transmitted orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting. If notice is sent by US mail, it shall be sent by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting of the Board of Directors may be waived in writing, or by electronic transmission, at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though it had been transacted at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present who did not receive notice shall sign a written waiver of notice or shall waive notice by electronic transmission. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 23. Quorum And Voting.

(a) Unless the Certificate of Incorporation requires a greater number, and except with respect to questions related to indemnification arising under Section 47 for which a quorum shall be one-third (1/3) of the exact number of directors fixed from time to time, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by applicable law, the Certificate of Incorporation or these Bylaws.

Section 24. Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and such writing or writings or transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 25. Fees And Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, or a committee thereof to which the Board of Directors has delegated such responsibility and authority, including, if so approved, by resolution of the Board of Directors or a committee thereof to which the Board of Directors has delegated such responsibility and authority, a fixed sum and reimbursement of expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors, as well as reimbursement for other reasonable expenses incurred with respect to duties as a member of the Board of Directors or any committee thereof. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 26. Committees.

(a) Executive Committee. The Board of Directors may appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by applicable law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopting, amending or repealing any Bylaw of the corporation.

(b) Other Committees. The Board of Directors may, from time to time, appoint such other committees as may be permitted by applicable law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall any such committee have the powers denied to the Executive Committee in these Bylaws.

(c) Term. The Board of Directors, subject to any requirements of any outstanding series of Preferred Stock and the provisions of subsections (a) or (b) of this Section 26, may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his or her death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

(d) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 26 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any meeting of any committee may be waived in writing or by electronic transmission at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Unless otherwise provided by the Board of Directors in the resolutions authorizing the creation of the committee, a majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 27. Chairperson; Lead Independent Director.

(a) Duties of Chairperson of the Board of Directors. The Chairperson of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairperson of the Board of Directors shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(b) Duties of Lead Independent Director. The Chairperson of the Board of Directors, or if the Chairperson is not an independent director, one of the independent directors, may be designated by the Board of Directors as lead independent director to serve until replaced by the Board of Directors (“Lead Independent Director”). The Lead Independent Director will: with the Chairperson of the Board of Directors, establish the agenda for regular Board meetings and serve as chairperson of Board of Directors meetings in the absence of the Chairperson of the Board of Directors; establish the agenda for meetings of the independent directors; coordinate with the committee chairs regarding meeting agendas and informational requirements; preside over meetings of the independent directors; preside over any portions of meetings of the Board of Directors at which the evaluation or compensation of the Chief Executive Officer is presented or discussed; preside over any portions of meetings of the Board of Directors at which the performance of the Board of Directors is presented or discussed; and perform such other duties as may be established or delegated by the Board of Directors and perform such other duties as may be established or delegated by the Chairperson of the Board of Directors.

Section 28. Organization. At every meeting of the directors, the Chairperson of the Board of Directors, or, if a Chairperson has not been appointed or is absent, the Lead Independent Director, or if the Lead Independent Director has not been appointed or is absent, the Chief Executive Officer (if a director), or, if a Chief Executive Officer is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairperson of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his or her absence, any Assistant Secretary or other officer or director directed to do so by the President, shall act as secretary of the meeting.

ARTICLE V

OFFICERS

Section 29. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer and the Treasurer. The Board of Directors may also appoint one or more Assistant Secretaries and Assistant Treasurers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by applicable law, the Certificate of Incorporation or the Bylaws. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility.

Section 30. Tenure And Duties Of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors or by a committee thereof to which the Board of Directors has delegated such responsibility or, if so authorized by the Board of Directors, by the Chief Executive Officer or another officer of the corporation.

(b) Duties of Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the stockholders and, if a director, at all meetings of the Board of Directors, unless the Chairperson of the Board of Directors or the Lead Independent Director has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the supervision, direction and control of the Board of Directors, have general supervision, direction, management and control of the business and officers of the corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(c) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairperson of the Board of Directors, the Lead Independent Director, or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the supervision, direction and control of the Board of Directors, have general supervision, direction, management and control of the business and officers of the corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(d) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant (unless the duties of President are being filled by the Chief Executive Officer). The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(e) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts, votes and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(f) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

(g) Duties of Treasurer. Unless another officer has been appointed Chief Financial Officer of the corporation, the Treasurer shall be the Chief Financial Officer of the corporation and shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President, and, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

Section 31. Delegation Of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 32. Resignations. Any officer may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 33. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or by the Chief Executive Officer or by other superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI

EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 34. Execution Of Corporate Instruments. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by applicable law or these Bylaws, and such execution or signature shall be binding upon the corporation. All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do. Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Unless otherwise specifically determined by the Board of Directors or otherwise required by applicable law, the execution, signing or endorsement of any corporate instrument or document may be effected manually, by facsimile or (to the extent permitted by applicable law and subject to such policies and procedures as the corporation may have in effect from time to time) by electronic signature.

Section 35. Voting Of Securities Owned By The Corporation. All stock and other securities of or interests in other corporations or entities owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairperson of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII

SHARES OF STOCK

Section 36. Form And Execution Of Certificates. The shares of the corporation shall be represented by certificates, or shall be uncertificated if so provided by resolution or resolutions of the Board of Directors. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by certificate in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairperson of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number, and the class, of shares owned by such holder in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue.

Section 37. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 38. Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 39. Lock-up Period.

(a) Subject to Section 39(b), the holders (the “Lock-Up Holders”) of common stock of the corporation (i) issued and outstanding as of the closing (the “Closing”) of the merger of Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of BioPlus Acquisition Corp., with and into Avertix Medical, Inc, a Delaware corporation (the “SPAC Transaction”) and (ii) issued upon the settlement or exercise of equity awards issued and outstanding as of the Closing (the “Equity Award Shares) and their Permitted Transferees (as defined below) may not Transfer (as defined below) any Lock-up Shares (as defined below) until the end of the Lock-up Period (as defined below) (the “Lock-up”).

(b) Notwithstanding the provisions set forth in Section 39(a), the Lock-up Holders or their respective Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period: (i) in the case of an entity, (a) to another entity or person that controls, is controlled by, or is under common control or management with, the entity, (b) to limited partners, limited liability company members or stockholders of the entity, as applicable or (c) by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity; (ii) in the case of an individual, (w) by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person or entity, or to a charitable organization, (x) by virtue of laws of descent and distribution upon death of the individual, (y) pursuant to a qualified domestic relations order or (z) to sell-to-cover or other open market transactions to cover tax obligations in connection with the vesting or exercise of equity awards; and (iii) in the case of an entity or an individual, (A) to the corporation or its directors, officers or affiliates or (B) in connection with a bona fide liquidation, merger, stock exchange, reorganization, tender offer approved by the Board of Directors or a duly authorized committee thereof or other similar transaction which results in all of the corporation’s stockholders having the right to exchange their shares of common stock for cash, securities or other property; provided that, in the event such liquidation, merger, stock exchange, reorganization, tender offer or other such transaction is not completed, the common stock subject to this Section 39 shall remain subject to this Section 39. For the avoidance of doubt, except with respect to common stock referred to in Section 39(a)(ii), the Lock-Up shall not apply to securities acquired after the Closing.

(c) Notwithstanding the other provisions set forth in this Section 39, the Board of Directors may, in its sole discretion, determine to waive, amend, or repeal the Lock-up obligations set forth herein; provided that any such waiver, amendment or repeal of any Lock-up obligations set forth herein shall require, in addition to any other vote of the members of the Board of Directors required to take such action pursuant to these bylaws or applicable law, the affirmative vote of at least one of the directors of the corporation that has been designated by BioPlus Sponsor LLC.

(d) For purposes of this Section 39:

(i) the term “immediate family” shall mean any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin;

(ii) the term “Lock-up Period” means the period beginning on the Closing through the date that is the one year anniversary of the Closing; provided, however, (x) if at any time 151 days after the Closing Date, the closing share price of the corporation’s common stock is greater than or equal to $12.50 over any 20 trading days within any consecutive 30 trading day period (“Initial Price Target”), then one-third (1/3) of the Lock-up Shares shall automatically be released from all obligations of this Section 39, and shall no longer be deemed Lock-up Shares, and (y) if at any time 151 days after the Closing Date, the closing share price of the corporation’s common stock is greater than or equal to $15.00 over any 20 trading days within any consecutive 30 trading day period (“Second Price Target”), then an additional one-third (1/3) of the Lock-up Shares shall automatically be released from all obligations of this Section 39, and shall no longer be deemed Lock-up Shares. For clarity, in the event that the Initial Price Target and/or the Second Price Target are not met, then the Lock-up Period shall terminate for all Lock-up Shares on the one year anniversary of the Closing Date.

(iii) the term “Lock-up Shares” means the shares of common stock held by the Lock-up Holders immediately following the closing of the SPAC Transaction (other than shares of common stock acquired in the public market or [pursuant to a transaction exempt from registration under the Securities Act of 1933, as amended, pursuant to a subscription agreement where the issuance of common stock occurs on or after the closing of the SPAC Transaction)] and the Equity Awards Shares;

(iv) the term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any person or entity to whom such Lock-up Holder is permitted to transfer such shares of common stock prior to the expiration of the Lock-up Period pursuant to Section 39(b); and

(v) the term “Transfer” means the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

Section 40. Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a record date for determining the stockholders entitled to notice of any meeting of stockholders, such date shall also be the record date for determining the stockholders entitled to vote at such meeting, unless the Board of Directors determines, at the time it fixes the record date for determining the stockholders entitled to notice of such meeting, that a later date on or before the date of the meeting shall be the record date for determining the stockholders entitled to vote at such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 41. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

Section 42. Additional Powers of the Board. In addition to, and without limiting, the powers set forth in the Bylaws, the Board of Directors shall have power and authority to make all such rules and regulations as it shall deem expedient concerning the issue, transfer, and registration of certificates for shares of stock of the corporation, including the use of uncertificated shares of stock, subject to the provisions of the DGCL, other applicable law, the Certificate of Incorporation and the Bylaws. The Board of Directors may appoint and remove transfer agents and registrars of transfers, and may require all stock certificates to bear the signature of any such transfer agent and/or any such registrar of transfers.

ARTICLE VIII

OTHER SECURITIES OF THE CORPORATION

Section 43. Execution Of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 36), may be signed by the Chairperson of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX

DIVIDENDS

Section 44. Declaration Of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the

Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 45. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X

FISCAL YEAR

Section 46. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI

INDEMNIFICATION

Section 47. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

(a) Directors and Executive Officers. The corporation shall indemnify its directors and executive officers (for the purposes of this Article XI, “executive officers” shall have the meaning defined in Rule 3b-7 promulgated under the 1934 Act) to the extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b) Other Officers, Employees and Other Agents. The corporation shall have power to indemnify (including the power to advance expenses in a manner consistent with subsection (c) of this Section 47) its other officers, employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board of Directors shall determine.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or executive officer of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses (including attorneys’ fees) incurred by any director or executive officer in connection with such proceeding; provided, however, that, if the DGCL requires, an advancement of expenses incurred by a director or executive officer in his or her capacity as a director or executive officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this section, no advance shall be made by the corporation to an executive officer of the corporation (except by reason of the fact that such executive officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and executive officers under this Bylaw shall be deemed to be contractual rights, shall vest when the person becomes a director or executive officer of the corporation, shall continue as vested contract rights even if such person ceases to be a director or executive officer of the corporation, and shall be effective to the same extent and as if provided for in a contract between the corporation and the director or executive officer. Any right to indemnification or advances granted by this section to a director or executive officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. To the extent permitted by applicable law, the claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting the claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an executive officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his or her conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or executive officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or executive officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 47 or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the DGCL, or by any other applicable law.

(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, executive officer, or other officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase and maintain insurance on behalf of any person required or permitted to be indemnified pursuant to this section.

(h) Amendments. Any repeal or modification of this section shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and executive officer to the full extent not prohibited by any applicable portion of this section that shall not have been invalidated, or by any other applicable law. If this section shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and executive officer to the full extent under any other applicable law.

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term the “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(iv) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

ARTICLE XII

NOTICES

Section 48. Notices.

(a) Notice To Stockholders. Written notice to stockholders of stockholder meetings shall be given as provided in Section 7 herein. Without limiting the manner by which notice may otherwise be given effectively to stockholders under any agreement or contract with such stockholder, and except as otherwise required by applicable law, written notice to stockholders for purposes other than stockholder meetings may be sent by U.S. mail or nationally recognized overnight courier, or by facsimile, telegraph or telex or by electronic mail or other electronic means.

(b) Notice To Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), as otherwise provided in these Bylaws, or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit Of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, or other agent, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all recipients of notice, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(e) Notice To Person With Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of applicable law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(f) Notice to Stockholders Sharing an Address. Except as otherwise prohibited under DGCL, any notice given under the provisions of DGCL, the Certificate of Incorporation or the Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Such consent shall have been deemed to have been given if such stockholder fails to object in writing to the corporation within sixty (60) days of having been given notice by the corporation of its intention to send the single notice. Any consent shall be revocable by the stockholder by written notice to the corporation.

ARTICLE XIII

AMENDMENTS

Section 49. Amendments. Subject to the limitations set forth in Section 47(h) of these Bylaws or the provisions of the Certificate of Incorporation, the Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the corporation. Any adoption, amendment or repeal of the Bylaws of the corporation by the Board of Directors shall require the approval of a majority of the authorized number of directors. The stockholders also shall have power to adopt, amend or repeal the Bylaws of the corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the corporation required by applicable law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE XIV

LOANS TO OFFICERS

Section 50. Loans To Officers. Except as otherwise prohibited by applicable law, the corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

ARTICLE XV

MISCELLANEOUS

Section 51. Forum. Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders; (iii) any action asserting a claim against the corporation or any director or officer or other employee of the corporation arising pursuant to any provision of the DGCL, the certificate of incorporation or the Bylaws of the corporation; or (iv) any action asserting a claim against the corporation or any director or officer or other employee of the corporation governed by the internal affairs doctrine.

Annex D

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2023 is made and entered into by and among [●], a Delaware corporation (the “Company”) (f/k/a BioPlus Acquisition Corp., a Cayman Islands exempted company limited by shares prior to its domestication as a Delaware corporation), BioPlus Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Cantor Fitzgerald & Co. (“Cantor” and, together with the Sponsor, the “Original Holders”), certain former stockholders of Avertix Medical, Inc., a Delaware corporation (“Avertix Medical”) identified on the signature pages hereto (such stockholders, the “Avertix Medical Holders”) and each of the undersigned individuals and entities (together with the Sponsor, Cantor, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, a “Holder” and, collectively, the “Holders”).

RECITALS

WHEREAS, the Company and the Original Holders are party to that certain Registration Rights Agreement, dated December 2, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Business Combination Agreement and Plan of Reorganization, dated as of May 2, 2023 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among the Company, Avertix Medical, Guardian Merger Subsidiary Corp., a Delaware corporation (“Merger Sub”), and, solely with respect to certain provisions thereto, the Sponsor, pursuant to which, at the Effective Time, Merger Sub will merge with and into Avertix Medical (the “Business Combination”), with Avertix Medical surviving the Business Combination as a wholly owned subsidiary of the Company;

WHEREAS, pursuant to the Merger Agreement, certain Avertix Medical Holders will receive shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company;

WHEREAS, the Company and the Holders desire to amend and restate the Original RRA and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree that the Original RRA is hereby amended and restated in its entirety, as of and contingent upon the closing of the Business Combination, as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer, the President or the principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (ii) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (iii) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“Business Combination” shall have the meaning given in the Recitals hereto.

“Business Day” means any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions are generally authorized or required by law or regulation to close in the City of New York, New York.

“Cantor” shall have the meaning given in the Preamble.

“Cantor Private Placement Units Purchase Agreement” shall mean that certain Private Placement Units Purchase Agreement, dated as of December 2, 2021, pursuant to which Cantor purchased 180,000 units, each unit consisting of one share of Common Stock and one half of one warrant to purchase one share of Common Stock, in a private placement transaction.

“Closing” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Demanding Holders” shall have the meaning given in subsection 2.1.1.

“Effective Time” shall have the meaning given in the Merger Agreement

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1” shall mean Form S-1 for the registration of securities under the Securities Act promulgated by the Commission.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.2.

“Form S-3” shall mean Form S-3 for the registration of securities under the Securities Act promulgated by the Commission.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Founder Shares” shall mean shares of Sponsor Founders Stock (as defined in the Merger Agreement).

“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares, the Lock-up Period as defined in Section 39 of the Company’s Bylaws.

“Holders” shall have the meaning given in the Preamble.

“Insider Letter” shall mean that certain letter agreement, dated as of December 2, 2021, as amended from time to time, by and among the Company, the Sponsor and each of the Company’s officers, directors and director nominees.

“Lock-up Period” shall mean any lock-up period with respect to the Registrable Securities included in the Company’s governing documents or any agreements between such Holder and the Company, including but not limited to the Company’s Bylaws.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Demand Threshold” shall mean $5,000,000.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original Holder” shall have the meaning given in the Recitals hereto.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean a person or entity to whom a Holder of Registrable Securities is permitted to transfer the relevant Registrable Securities prior to the expiration of the Founder Shares Lock-up Period or Private Placement Lock-up Period, as the case may be, under the Company’s Bylaws and any other applicable agreement between such Holder and the Company and to any transferee thereafter, including, but not limited to, the Insider Letter.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Private Placement Lock-up Period” shall mean, with respect to Private Placement Units that are held by the initial purchasers of such Private Placement Units or their Permitted Transferees (including units into which the Private Placement Units are convertible), and any of the securities underlying such Private Placement Unit (including units into which the Private Placement Units are convertible), including the Private Placement Shares, the Private Placement Warrants and the Common Stock issued or issuable upon the exercise of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Units or their Permitted Transferees, the period ending on the six month anniversary of the Closing (“Six Month Anniversary”), subject to the achievement of the Initial Price Target and/or the Second Price Target (each as defined in the Company’s Bylaws). For clarity, the Private Placement Lock-up Period supersedes any the lock-up period contemplated by that certain Underwriter Unit Purchase Agreement by and between the Company and Cantor dated December 2, 2021.

“Private Placement Shares” shall mean the shares of Common Stock comprising the Private Placement Units (including shares into which the Common Stock is convertible).

“Private Placement Units” shall mean the 560,000 units (including units into which the Private Placement Units are convertible), each unit consisting of one share of Common Stock and one half of one warrant to purchase one share of Common Stock, purchased by (i) the Sponsor pursuant to that certain Unit Subscription Agreement dated as of December 2, 2021 by and between the Sponsor and the Company and (ii) Cantor pursuant to the Cantor Private Placement Units Purchase Agreement.

“Private Placement Warrants” shall mean the warrants comprising the Private Placement Units.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Common Stock, (b) the Private Placement Warrants (including any shares of Common Stock issued or issuable upon the exercise of any such Private Placement Warrants), (c) any outstanding shares of Common Stock or any other equity security (including the shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement, and (e) any other equity security of the Company sold or issued or issuable with respect to any such Common Stock by way of a share dividend or share sub-division or in connection with a combination of shares, recapitalization, merger, amalgamation, consolidation, spin-off or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (but with no volume or other restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders initiating a Demand Registration to be registered for offer and sale in applicable Registration or the Takedown Requesting Holder initiating an Underwritten Shelf Takedown.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.1.

“Restricted Securities” shall have the meaning given in subsection 3.6.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf” shall have the meaning given in subsection 2.2.1.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Sponsor” shall have the meaning given in the Preamble.

“Subsequent Shelf Registration” shall have the meaning given in subsection 2.3.2.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in subsection 2.3.3.

ARTICLE II

REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsections 2.1.4, 2.1.6 and Section 2.4 hereof, at any time and from time to time, either (i) one or more Holders (other than the Sponsor or its affiliates or transferees) or (ii) the Sponsor or its affiliates or transferees, in either case of clause (i) or (ii) representing Registrable Securities with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Demand Threshold, may make a written demand for Registration under the Securities Act of all or part of their Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”) and such persons making such written demand, the “Demanding Holders”). The Company shall, within ten (10) days of the Company’s receipt of the Demand Registration, notify, in writing, all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the

Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. Under no circumstances shall the Company be obligated to effect more than an (x) aggregate of three (3) Registrations pursuant to a Demand Registration initiated by one or more Holders (other than the Sponsor or its affiliates or transferees) and (y) an aggregate of three (3) Registrations pursuant to a Demand Registration initiated by the Sponsor or its affiliates or transferees, in each case under this subsection 2.1.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Form S-1 or any similar long-form registration statement that may be available at such time has become effective and all of the Registrable Securities requested by the Requesting Holders to be registered on behalf of the Requesting Holders in such Form S-1 Registration have been sold, in accordance with Section 3.1 of this Agreement; provided, further, that an Underwritten Shelf Takedown shall not count as a Demand Registration. For the avoidance of doubt, each of (i) the holders of a majority-in-interest of the Registrable Securities held by the Holders and (ii) the Sponsor shall be permitted to exercise a Demand Registration pursuant to this subsection 2.1.1 with respect to their Registrable Securities.

2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (ii) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration becomes effective or is subsequently terminated.

2.1.3 Underwritten Offering. Subject to the provisions of subsections 2.1.4, 2.1.6 and Section 2.4 hereof, if a majority-in-interest of the Demanding Holders so elect and such Demanding Holders advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein; provided that such Demanding Holder(s) (a) reasonably expect aggregate gross proceeds in excess of the Minimum Demand Threshold from such Underwritten Offerings (it being understood that the Company shall not be required to conduct more than three Underwritten Offerings where the expected aggregate proceeds are below $25,000,000 but in excess of the Minimum Demand Threshold in any 12-month period) or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Underwritten Offering but in no event less than $5,000,000 in aggregate gross proceeds. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Registration pursuant to a Demand Registration, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell and the

Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Registration (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities that the Company desires to sell, which can be sold, without exceeding the Maximum Number of Securities; (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Registrable Securities of Holders (pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration) exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof; and (iv) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i), (ii), (iii) and (iv), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Demand Registration Withdrawal. Any Demanding Holder or Requesting Holder shall have the right to withdraw from a Registration pursuant to such Demand Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Registration prior to (x) in the case of a Demand Registration not involving an Underwritten Offering, the effectiveness of the Registration Statement filed with the Commission with respect to the Registration of their Registrable Securities pursuant to such Demand Registration, or (y) in the case of a Demand Registration involving an Underwritten Offering, the pricing of such Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. Notwithstanding anything to the contrary in this Agreement, (i) the Company may effect any Underwritten Registration pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering and (ii) the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration prior to its withdrawal under this subsection 2.1.5.

2.1.6 Initial Shelf Registration. The Company shall file within 30 days of the Closing, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf” and together with the Form S-1 Shelf, each a “Shelf”), in each case, covering the resale of all the Registrable Securities (determined as of two Business Days prior to such filing) on a delayed or continuous basis. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Notwithstanding anything to the contrary herein, to the extent there is an active Shelf under this subsection 2.1.6, covering a Holder’s or Holders’ Registrable Securities, such Holder shall not have rights to make a Demand Registration with respect to subsection 2.1.1. Notwithstanding anything to the contrary herein, to the extent there is an active Shelf under this subsection 2.1.6, covering a Holder’s or Holders’ Registrable Securities, and such Holder or Holders qualify as Demanding Holders pursuant to subsection 2.1.1 and wish to request an Underwritten Offering from such Shelf, such Underwritten Offering shall follow the procedures of Section 2.1, (including subsections 2.1.3 and 2.1.4)

but such Underwritten Offering shall be made from the Shelf and shall count against the number of Demand Registrations that may be made pursuant to subsection 2.1.1.

2.1.7 Holder Information Required for Participation in Underwritten Offering. At least five Business Days prior to the first anticipated filing date of a Registration Statement pursuant to this Section 2, the Company shall use reasonable best efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information, and received any other reasonably requested agreements or certificates, on or prior to the second Business Day prior to the first anticipated filing date of a Registration Statement pursuant to this Section 2.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If, at any time on or after the date hereof, the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of shareholders of the Company (or by the Company and by the shareholders of the Company including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the shares of Common Stock that the Company desires to sell, taken together with (i) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which Registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof, Pro Rata based on the respective number of Registrable Securities that each Holder has so requested, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(b) If the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1, Pro Rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Registration and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Registration, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration (or in the case of an Underwritten Registration pursuant to Rule 415 under the Securities Act, at least two Business Days prior to the time of pricing of the applicable offering). The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Demand Shelf Registrations.

2.3.1 The Holders of Registrable Securities may at any time, and from time to time, to the extent that its Registrable Securities are not covered by an effective Shelf, including, for the avoidance of doubt, pursuant to subsection 2.1.6, request in writing that the Company, pursuant to Rule 415 under the Securities Act (or any successor rule promulgated thereafter by the Commission), register the resale of any or all of their Registrable Securities on an automatic shelf registration statement if the Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) or on Form S-3 or any similar short-form registration statement that may be available at such time; provided, however, that if the Company is ineligible to use Form S-3, on Form S-1; a Shelf filed pursuant to this subsection 2.3.1 shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder. Within five days of the Company’s receipt of a written request from a Holder or Holders of Registrable Securities for a Registration on a Shelf, the Company shall promptly give written notice of the proposed Registration to all other Holders of Registrable Securities, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Registration on shall so notify the Company, in writing, within ten (10) days after the receipt by the Holder of the notice from the Company. As soon as practicable thereafter, but not more than twelve (12) days after the Company’s initial receipt of such written request for a Registration on a Shelf, the Company shall file a Registration Statement relating to all or such portion of such Holder’s Registrable Securities as are specified in such written request, together with all or such portion of Registrable Securities of any other Holder or Holders joining in such request as are specified in the written notification given by such Holder or Holders; provided, however, that the Company shall not be obligated to effect any such Registration pursuant to this subsection 2.3.1 if the Holders of Registrable Securities, together with the Holders of any other equity securities of the Company entitled to inclusion in such Registration, propose to sell the Registrable Securities and such other equity securities (if any) at any aggregate price to the public of less than $5,000,000. The Company shall maintain each Shelf, including, for the avoidance of doubt, a Shelf filed pursuant to subsection 2.1.6, in accordance with the terms hereof, and shall prepare and file with the SEC such amendments, including post-effective amendments, and supplements as may be necessary to keep such Shelf continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included on such Shelf. In the event the Company files a Shelf on Form S-1, the Company shall use its commercially reasonable best efforts to convert the Form S-1 to a Form S-3 as soon as practicable after the Company is eligible to use Form S-3.The Company shall use its commercially reasonable best efforts to obtain and maintain the eligibility to use Form S-3.

2.3.2 If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities included thereon are still outstanding, the Company shall use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including obtaining the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities including on such Shelf, and pursuant to any method or combination of methods legally available to, and requested by, any Holder. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof and (ii) keep such Subsequent Shelf Registration continuously effective, available for use and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities included thereon. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form. In the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of a Holder shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, a Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration shall be subject to the terms hereof; provided, however, the Company shall only be required to cause such Registrable Securities to be so covered once annually after inquiry of the Holders.

2.3.3 At any time and from time to time after a Shelf has been declared effective by the Commission, Holders of Registrable Securities (the “Takedown Demanding Holders”) may request to sell all or any portion of its Registrable Securities in an underwritten offering that is registered pursuant to the Shelf (each, an

“Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities with a total offering price (including piggyback securities and before deduction of underwriting discounts) reasonably expected to exceed, in the aggregate, $5,000,000. All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company at least 48 hours prior to the public announcement of such Underwritten Shelf Takedown, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown and the expected price range (net of underwriting discounts and commissions) of such Underwritten Shelf Takedown. The Company shall include in any Underwritten Shelf Takedown the securities requested to be included by any Holder (each a “Takedown Requesting Holder”) at least 24 hours prior to the public announcement of such Underwritten Shelf Takedown pursuant to the piggyback registration rights of such Holder set forth in Section 2.2 herein. The majority-in-interest of the Takedown Demanding Holders shall have the right to select the Underwriter(s) for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the Company’s prior approval which shall not be unreasonably withheld, conditioned or delayed. The Sponsor or its affiliates or transferees may demand not more than two Underwritten Shelf Takedowns and Holders (other than the Sponsor or its affiliates or transferees), collectively, may demand not more than two Underwritten Shelf Takedowns pursuant to this subsection 2.3.3. For purposes of clarity, any Registration effected pursuant to this subsection 2.3.3 shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3.4 If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Takedown Demanding Holders and the Takedown Requesting Holders (if any) in writing that the dollar amount or number of Registrable Securities that the Takedown Demanding Holders and the Takedown Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell, exceeds the Maximum Number of Securities, then the Company shall include in such Underwritten Shelf Takedown, as follows: (i) first, the Registrable Securities of the Takedown Demanding Holders that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Stock or other equity securities of the Takedown Requesting Holders, if any, that can be sold without exceeding the Maximum Number of Securities, determined Pro Rata based on the respective number of Registrable Securities that each Takedown Requesting Holder has so requested to be included in such Underwritten Shelf Takedown; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), the Common Stock or other equity securities that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities.

2.3.5 The Takedown Demanding Holders shall have the right to withdraw from an Underwritten Shelf Takedown for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to withdraw from such Underwritten Shelf Takedown prior to the public announcement of such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Shelf Takedown prior to a withdrawal under this subsection 2.3.5.

2.4 Restrictions on Registration Rights. If (A) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.1.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (B) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of Underwriters to firmly underwrite the offer; or (C) in the good faith judgment of the Board, such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case, the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such

Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any 12-month period.

2.5 Lock-Up. Notwithstanding anything to the contrary in this Agreement, the Company shall not be obligated to effect any Demand Registration or Piggyback Registration of (i) any Common Stock subject to the Founder Shares Lock-up Period prior to the expiration of the Founder Shares Lock-up Period applicable to such Common Stock, (ii) any Private Placement Warrants and any of the Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants during the Private Placement Lock-up Period or (iii) any other Registrable Securities during its applicable Lock-up Period. Nothing in this Section 2.5 shall limit the Company’s obligation to register all of the Registrable Securities, including such Common Stock subject to the Founder Shares Lock-up Period and Private Placement Warrants, on the Shelf Registration Statement pursuant to subsection 2.1.6.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If at any time on or after the date hereof the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by any Holder with Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and each Holder of Registrable Securities included in such Registration, and each such Holder’s legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and each Holder of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, use its best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as each Holder of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel, including, without limitation, providing copies promptly upon receipt of any comment letters received with respect to any Registration Statement or Prospectus;

3.1.9 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders (such representative to be selected by a majority of the participating Holders), the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate, at each such person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information; and provided further, the Company may not include the name of any Holder or Underwriter or any information regarding any Holder or Underwriter in any Registration Statement or Prospectus, any amendment or supplement to such Registration Statement or Prospectus, any document that is to be incorporated by reference into such Registration Statement or Prospectus, or any response to any comment letter, without the prior written consent of such Holder or Underwriter and providing each such Holder or Underwriter a reasonable amount of time to review and comment on such applicable document, which comments the Company shall include unless contrary to applicable law;

3.1.11 obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Registration, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $25,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 Lock-up Restrictions

3.6.1 During the applicable Lock-up Periods, with exception to a transfer to a Permitted Transferee, none of the Holders shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or enter into any agreement to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, in each case with respect to any Common Stock that are subject to an applicable Lock-up Period or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive Common Stock that are subject to an applicable Lock-up Period, whether now owned or hereinafter acquired, that is owned directly by such Holder (including securities held as a custodian) or with respect to which such Holder has beneficial ownership within the rules and regulations of the Commission (such securities that are subject to an applicable Lock-up Period, the “Restricted Securities”), (ii) engage in any hedging or other transaction with respect to Restricted Securities which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Restricted Securities even if such Restricted Securities would be disposed of by someone other than such Holder or (iii) publicly disclose the intention to effect any transaction specified in clauses (i) or (ii). For the avoidance of doubt, such prohibited hedging or other transactions include any short sale or any purchase, sale or grant of any right (including any put or call option) with respect to any of the Restricted Securities of the applicable Holder, or with respect to any security that includes, relates to, or derives any significant part of its value from such Restricted Securities.

3.6.2 Each Holder hereby represents and warrants that it now has and, except as contemplated by this subsection 3.6.2 for the duration of the applicable Lock-up Period, will have good and marketable title to its Restricted Securities, free and clear of all liens, encumbrances, and claims that could impact the ability of such Holder to comply with the foregoing restrictions each Holder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Restricted Securities during the applicable Lock-up Period.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including without limitation reasonable outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (plus local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by Pro Rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third Business Day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: 260 Madison Avenue, Suite 800, New York, New York, 10016 Attention: Alan C. Mendelson, and, if to any Holder, at such Holder’s address or contact information as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 Prior to the expiration of the Founder Shares Lock-up Period or the Private Placement Lock-up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee but only if such Permitted Transferee agrees to become bound by the transfer restrictions set forth in this Agreement.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written.

5.6 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (I) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION AND (II) THE VENUE FOR ANY SUCH ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.7 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

5.9 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

5.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Holders may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

5.11 Other Registration Rights. The Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.12 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement or (ii) the date as to which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission) or (B) with respect to any Holder on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

[●]

By:
Name:
Title:

HOLDER:

BIOPLUS SPONSOR LLC,
a Cayman Islands limited liability company

By:
Name:
Title:

By:
Name:
Title:

By:
Name:
Title:

CANTOR FITGERALD & CO.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

HOLDER

By:

[Signature Page to Registration Rights Agreement]

Annex E

AVERTIX MEDICAL, INC.

2023 EQUITY INCENTIVE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [DATE]

APPROVED BY THE STOCKHOLDERS: [DATE]

1. GENERAL.

(a) Plan Purpose. The Company, by means of the Plan, seeks to secure and retain the services of Employees, Directors and Consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such persons may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

(b) Available Awards. The Plan provides for the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

(c) Adoption Date; Effective Date. The Plan will come into existence on the Adoption Date, but no Award may be granted prior to the Effective Date.

2. SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed [______] shares of Common Stock (equal to twelve percent (12%) of the Fully Diluted Common Stock determined as of immediately after the Effective Time). In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to four (4%) of the total number of shares of the Fully Diluted Common Stock determined as of the day prior to such increase; provided, however that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(b) Aggregate Incentive Stock Option Limit. Notwithstanding anything to the contrary in Section 2(a) and subject to any adjustments as necessary to implement any Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is [______] shares.

(c) Share Reserve Operation.

(i) Limit Applies to Common Stock Issued Pursuant to Awards. For clarity, the Share Reserve is a limit on the number of shares of Common Stock that may be issued pursuant to Awards and does not limit the granting of Awards, except that the Company will keep available at all times the number of shares of Common Stock reasonably required to satisfy its obligations to issue shares pursuant to such Awards. Shares may be issued in connection with a merger or acquisition as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of shares available for issuance under the Plan.

(ii) Actions that Do Not Constitute Issuance of Common Stock and Do Not Reduce Share Reserve. The following actions do not result in an issuance of shares under the Plan and accordingly do not reduce the number of shares subject to the Share Reserve and available for issuance under the Plan: (1) the expiration or termination of any portion of an Award without the shares covered by such portion of the Award having been issued; (2) the settlement of any portion of an Award in cash (i.e., the Participant receives cash rather than Common Stock); (3) the withholding of shares that would otherwise be issued by the Company to satisfy the exercise, strike or purchase price of an Award; or (4) the withholding of shares that would otherwise be issued by the Company to satisfy a tax withholding obligation in connection with an Award.

(iii) Reversion of Previously Issued Shares of Common Stock to Share Reserve. The following shares of Common Stock previously issued pursuant to an Award and accordingly initially deducted from the Share Reserve will be added back to the Share Reserve and again become available for issuance under the Plan: (1) any shares that are forfeited back to or repurchased by the Company because of a failure to meet a contingency or condition required for the vesting of such shares, (2) any shares that are reacquired by the Company to satisfy the exercise, strike or purchase price of an Award, and (3) any shares that are reacquired by the Company to satisfy a tax withholding obligation in connection with an Award.

3. ELIGIBILITY AND LIMITATIONS.

(a) Eligible Award Recipients. Subject to the terms of the Plan, Employees, Directors and Consultants are eligible to receive Awards.

(b) Specific Award Limitations.

(i) Limitations on Incentive Stock Option Recipients. Incentive Stock Options may be granted only to Employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code).

(ii) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds $100,000 (or such other limit established in the Code) or otherwise does not comply with the rules governing Incentive Stock Options, the Options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(iii) Limitations on Incentive Stock Options Granted to Ten Percent Stockholders. A Ten Percent Stockholder may not be granted an Incentive Stock Option unless (1) the exercise price of such Option is at least 110% of the Fair Market Value on the date of grant of such Option and (2) the Option is not exercisable after the expiration of five years from the date of grant of such Option.

(iv) Limitations on Nonstatutory Stock Options and SARs. Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants unless the stock underlying such Awards is treated as “service recipient stock” under Section 409A or unless such Awards otherwise comply with the requirements of Section 409A.

(c) Aggregate Incentive Stock Option Limit. The aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options is the number of shares specified in Section 2(b).

(d) Non-Employee Director Compensation Limit. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a Non-Employee Director with respect to any period commencing on the date of the Company’s Annual Meeting of Stockholders for a particular year and ending on the day immediately prior to the date of the Company’s Annual Meeting of Stockholders for the next subsequent year (the “Annual Period”), including Awards granted and cash fees paid by the Company to such Non-Employee Director, will not exceed (1) $[●] in total value or (2) in the event such Non-Employee Director is first appointed or elected to the Board during such Annual Period, $[●] in total value, in each case, calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes. The limitations in this Section 3(d) shall apply commencing with the Annual Period that begins on the Company’s first Annual Meeting of Stockholders following the Effective Date.

4. OPTIONS AND STOCK APPRECIATION RIGHTS.

Each Option and SAR will have such terms and conditions as determined by the Board. Each Option will be designated in writing as an Incentive Stock Option or Nonstatutory Stock Option at the time of grant; provided, however, that if an Option is not so designated or if an Option designated as an Incentive Stock Option fails to qualify as an Incentive Stock Option, then such Option will be a Nonstatutory Stock Option, and the shares purchased upon exercise of each type of Option will be separately accounted for. Each SAR will be denominated in shares of Common Stock equivalents. The terms and conditions of separate Options and SARs need not be identical; provided, however, that each Option Agreement and SAR Agreement will conform (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(a) Term. Subject to Section 3(b) regarding Ten Percent Stockholders, no Option or SAR will be exercisable after the expiration of ten years from the date of grant of such Award or such shorter period specified in the Award Agreement.

(b) Exercise or Strike Price. Subject to Section 3(b) regarding Ten Percent Stockholders, the exercise or strike price of each Option or SAR will not be less than 100% of the Fair Market Value on the date of grant of such Award. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise or strike price lower than 100% of the Fair Market Value on the date of grant of such Award if such Award is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code.

(c) Exercise Procedure and Payment of Exercise Price for Options. In order to exercise an Option, the Participant must provide notice of exercise to the Plan Administrator in accordance with the procedures specified in the Option Agreement or otherwise provided by the Company. The Board has the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The exercise price of an Option may be paid, to the extent permitted by Applicable Law and as determined by the Board, by one or more of the following methods of payment to the extent set forth in the Option Agreement:

(i) by cash or check, bank draft or money order payable to the Company;

(ii) pursuant to a “cashless exercise” program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the Common Stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock that are already owned by the Participant free and clear of any liens, claims, encumbrances or security interests, with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) at the time of exercise the Common Stock is publicly traded, (2) any remaining balance of the exercise price not satisfied by such delivery is paid by the Participant in cash or other permitted form of payment, (3) such delivery would not violate any Applicable Law or agreement restricting the redemption of the Common Stock, (4) any certificated shares are endorsed or accompanied by an executed assignment separate from certificate, and (5) such shares have been held by the Participant for any minimum period necessary to avoid adverse accounting treatment as a result of such delivery;

(iv) if the Option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value on the date of exercise that does not exceed the exercise price, provided that (1) such shares used to pay the exercise price will not be exercisable thereafter and (2) any remaining balance of the exercise price not satisfied by such net exercise is paid by the Participant in cash or other permitted form of payment; or

(v) in any other form of consideration that may be acceptable to the Board and permissible under Applicable Law.

(d) Exercise Procedure and Payment of Appreciation Distribution for SARs. In order to exercise any SAR, the Participant must provide notice of exercise to the Plan Administrator in accordance with the SAR Agreement. The appreciation distribution payable to a Participant upon the exercise of a SAR will not be greater than an amount equal to the excess of (i) the aggregate Fair Market Value on the date of exercise of a number of shares of Common Stock equal to the number of Common Stock equivalents that are vested and being exercised under such SAR, over (ii) the strike price of such SAR. Such appreciation distribution may be paid to the Participant in the form of Common Stock or cash (or any combination of Common Stock and cash) or in any other form of payment, as determined by the Board and specified in the SAR Agreement.

(e) Transferability. Options and SARs may not be transferred to third party financial institutions for value. The Board may impose such additional limitations on the transferability of an Option or SAR as it determines. In the absence of any such determination by the Board, the following restrictions on the transferability of Options and SARs will apply, provided that except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration and provided, further, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer:

(i) Restrictions on Transfer. An Option or SAR will not be transferable, except by will or by the laws of descent and distribution, and will be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may permit transfer of an Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request, including to a trust if the Participant is considered to be the sole beneficial owner of such trust (as determined under Section 671 of the Code and applicable state law) while such Option or SAR is held in such trust, provided that the Participant and the trustee enter into a transfer and other agreements required by the Company.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, subject to the execution of transfer documentation in a format acceptable to the Company and subject to the approval of the Board or a duly authorized Officer, an Option or SAR may be transferred pursuant to a domestic relations order.

(f) Vesting. The Board may impose such restrictions on or conditions to the vesting and/or exercisability of an Option or SAR as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Options and SARs will cease upon termination of the Participant’s Continuous Service.

(g) Termination of Continuous Service for Cause. Except as explicitly otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service is terminated for Cause, the Participant’s Options and SARs will terminate and be forfeited immediately upon such termination of Continuous Service, and the Participant will be prohibited from exercising any portion (including any vested portion) of such Awards on and after the date of such termination of Continuous Service and the Participant will have no further right, title or interest in such forfeited Award, the shares of Common Stock subject to the forfeited Award, or any consideration in respect of the forfeited Award.

(h) Post-Termination Exercise Period Following Termination of Continuous Service for Reasons Other than Cause. Subject to Section 4(i), if a Participant’s Continuous Service terminates for any reason other than for Cause, the Participant may exercise his or her Option or SAR to the extent vested, but only within the following period of time or, if applicable, such other period of time provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate; provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)):

(i) three months following the date of such termination if such termination is a termination without Cause (other than any termination due to the Participant’s Disability or death);

(ii) 12 months following the date of such termination if such termination is due to the Participant’s Disability;

(iii) 18 months following the date of such termination if such termination is due to the Participant’s death; or

(iv) 18 months following the date of the Participant’s death if such death occurs following the date of such termination but during the period such Award is otherwise exercisable (as provided in (i) or (ii) above).

Following the date of such termination, to the extent the Participant does not exercise such Award within the applicable Post-Termination Exercise Period (or, if earlier, prior to the expiration of the maximum term of such Award), such unexercised portion of the Award will terminate, and the Participant will have no further right, title or interest in the terminated Award, the shares of Common Stock subject to the terminated Award, or any consideration in respect of the terminated Award.

(i) Restrictions on Exercise; Extension of Exercisability. A Participant may not exercise an Option or SAR at any time that the issuance of shares of Common Stock upon such exercise would violate Applicable Law. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason other than for Cause and, at any time during the last thirty days of the applicable Post-Termination Exercise Period: (i) the exercise of the Participant’s Option or SAR would be prohibited solely because the issuance of shares of Common Stock upon such exercise would violate Applicable Law, or (ii) the immediate sale of any shares of Common Stock issued upon such exercise would violate the Company’s Trading Policy, then the applicable Post-Termination Exercise Period will be extended to the last day of the calendar month that commences following the date the Award would otherwise expire, with an additional extension of the exercise period to the last day of the next calendar month to apply if any of the foregoing restrictions apply at any time during such extended exercise period, generally without limitation as to the maximum permitted number of extensions); provided, however, that in no event may such Award be exercised after the expiration of its maximum term (as set forth in Section 4(a)).

(j) Non-Exempt Employees. No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, will be first exercisable for any shares of Common Stock until at least six months following the date of grant of such Award. Notwithstanding the foregoing, in accordance with the provisions of the Worker Economic Opportunity Act, any vested portion of such Award may be exercised earlier than six months following the date of grant of such Award in the event of (i) such Participant’s death or Disability, (ii) a Corporate Transaction in which such Award is not assumed, continued or substituted, (iii) a Change in Control, or (iv) such Participant’s retirement (as such term may be defined in the Award Agreement or another applicable agreement or, in the absence of any such definition, in accordance with the Company’s then current employment policies and guidelines). This

Section 4(j) is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

(k) Whole Shares. Options and SARs may be exercised only with respect to whole shares of Common Stock or their equivalents.

5. AWARDS OTHER THAN OPTIONS AND STOCK APPRECIATION RIGHTS.

(a) Restricted Stock Awards and RSU Awards. Each Restricted Stock Award and RSU Award will have such terms and conditions as determined by the Board; provided, however, that each Restricted Stock Award Agreement and RSU Award Agreement will conform (through incorporation of the provisions hereof by reference in the Award Agreement or otherwise) to the substance of each of the following provisions:

(i) Form of Award.

(1) Restricted Stock Awards: To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock subject to a Restricted Stock Award may be (A) held in book entry form subject to the Company’s instructions until such shares become vested or any other restrictions lapse, or (B) evidenced by a certificate, which certificate will be held in such form and manner as determined by the Board. Unless otherwise determined by the Board, a Participant will have voting and other rights as a stockholder of the Company with respect to any shares subject to a Restricted Stock Award.

(2) RSU Awards: An RSU Award represents a Participant’s right to be issued on a future date the number of shares of Common Stock that is equal to the number of restricted stock units subject to the RSU Award. As a holder of an RSU Award, a Participant is an unsecured creditor of the Company with respect to the Company’s unfunded obligation, if any, to issue shares of Common Stock in settlement of such Award and nothing contained in the Plan or any RSU Agreement, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between a Participant and the Company or an Affiliate or any other person. A Participant will not have voting or any other rights as a stockholder of the Company with respect to any RSU Award (unless and until shares are actually issued in settlement of a vested RSU Award).

(ii) Consideration.

(1) Restricted Stock Awards: A Restricted Stock Award may be granted in consideration for (A) cash or check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of consideration (including future services) as the Board may determine and permissible under Applicable Law.

(2) RSU Awards: Unless otherwise determined by the Board at the time of grant, an RSU Award will be granted in consideration for the Participant’s services to the Company or an Affiliate, such that the Participant will not be required to make any payment to the Company (other than such services) with respect to the grant or vesting of the RSU Award, or the issuance of any shares of Common Stock pursuant to the RSU Award. If, at the time of grant, the Board determines that any consideration must be paid by the Participant (in a form other than the Participant’s services to the Company or an Affiliate) upon the issuance of any shares of Common Stock in settlement of the RSU Award, such consideration may be paid in any form of consideration as the Board may determine and permissible under Applicable Law.

(iii) Vesting. The Board may impose such restrictions on or conditions to the vesting of a Restricted Stock Award or RSU Award as determined by the Board. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, vesting of Restricted Stock Awards and RSU Awards will cease upon termination of the Participant’s Continuous Service.

(iv) Termination of Continuous Service. Except as otherwise provided in the Award Agreement or other written agreement between a Participant and the Company or an Affiliate, if a Participant’s Continuous Service terminates for any reason, (1) the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of Common Stock held by the Participant under his or her Restricted Stock Award that have not vested as of the date of such termination as set forth in the Restricted Stock Award Agreement and the Participant will have no further right, title or interest in the Restricted Stock Award, the shares of Common Stock subject to the Restricted Stock Award, or any consideration in respect of the Restricted Stock Award and (2) any portion of his or her RSU Award that has not vested will be forfeited upon such termination and the Participant will have no further right, title or interest in the RSU Award, the shares of Common Stock issuable pursuant to the RSU Award, or any consideration in respect of the RSU Award.

(v) Dividends and Dividend Equivalents. Dividends or dividend equivalents may be paid or credited, as applicable, with respect to any shares of Common Stock subject to a Restricted Stock Award or RSU Award, as determined by the Board and specified in the Award Agreement.

(vi) Settlement of RSU Awards. An RSU Award may be settled by the issuance of shares of Common Stock or cash (or any combination thereof) or in any other form of payment, as determined by the Board and specified in the RSU Award Agreement. At the time of grant, the Board may determine to impose such restrictions or conditions that delay such delivery to a date following the vesting of the RSU Award.

(b) Performance Awards. With respect to any Performance Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, the other terms and conditions of such Award, and the measure of whether and to what degree such Performance Goals have been attained will be determined by the Board.

(c) Other Awards. Other forms of Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof may be granted either alone or in addition to Awards provided for under Section 4 and the preceding provisions of this Section 5. Subject to the provisions of the Plan, the Board will have sole and complete discretion to determine the persons to whom and the time or times at which such Other Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Awards and all other terms and conditions of such Other Awards.

6. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan, and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

(b) Dissolution or Liquidation. Except as otherwise provided in the Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Awards (other than Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) will terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common

Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Award is providing Continuous Service, provided, however, that the Board may determine to cause some or all Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions will apply to Awards in the event of a Corporate Transaction except as set forth in Section 11 unless otherwise provided in the instrument evidencing the Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of an Award.

(i) Awards May Be Assumed. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Awards outstanding under the Plan or may substitute similar awards for Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of an Award or substitute a similar award for only a portion of an Award, or may choose to assume or continue the Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution will be set by the Board.

(ii) Awards Held by Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Awards may be exercised) will be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board determines (or, if the Board does not determine such a date, to the date that is five days prior to the effective time of the Corporate Transaction), and such Awards will terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Awards will lapse (contingent upon the effectiveness of the Corporate Transaction). With respect to the vesting of Performance Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and that have multiple vesting levels depending on the level of performance, unless otherwise provided in the Award Agreement, the vesting of such Performance Awards will accelerate at 100% of the target level upon the occurrence of the Corporate Transaction in which the Awards are not assumed in accordance with Section 6(c)(i). With respect to the vesting of Awards that will accelerate upon the occurrence of a Corporate Transaction pursuant to this subsection (ii) and are settled in the form of a cash payment, such cash payment will be made no later than 30 days following the occurrence of the Corporate Transaction or such later date as required to comply with Section 409A of the Code.

(iii) Awards Held by Persons other than Current Participants. In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Awards or substitute similar awards for such outstanding Awards, then with respect to Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Awards will terminate if not exercised (if applicable) prior to the occurrence of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Awards will not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event an Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Award may not exercise such Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (1) the value of the property the Participant would have received upon the exercise of the Award (including, at the discretion of the Board, any unvested portion of such Award), over (2) any exercise price payable by such holder in connection with such exercise.

(d) Appointment of Stockholder Representative. As a condition to the receipt of an Award under this Plan, a Participant will be deemed to have agreed that the Award will be subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on the Participant’s behalf with respect to any escrow, indemnities and any contingent consideration.

(e) No Restriction on Right to Undertake Transactions. The grant of any Award under the Plan and the issuance of shares pursuant to any Award does not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, rights or options to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

7. ADMINISTRATION.

(a) Administration by Board. The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in subsection (c) below.

(b) Powers of Board. The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (1) which of the persons eligible under the Plan will be granted Awards; (2) when and how each Award will be granted; (3) what type or combination of types of Award will be granted; (4) the provisions of each Award granted (which need not be identical), including the time or times when a person will be permitted to receive an issuance of Common Stock or other payment pursuant to an Award; (5) the number of shares of Common Stock or cash equivalent with respect to which an Award will be granted to each such person; (6) the Fair Market Value applicable to an Award; and (7) the terms of any Performance Award that is not valued in whole or in part by reference to, or otherwise based on, the Common Stock, including the amount of cash payment or other property that may be earned and the timing of payment.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Award Agreement, in a manner and to the extent it deems necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest, notwithstanding the provisions in the Award Agreement stating the time at which it may first be exercised or the time during which it will vest.

(v) To prohibit the exercise of any Option, SAR or other exercisable Award during a period of up to 30 days prior to the consummation of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the shares of Common Stock or the share price of the Common Stock including any Corporate Transaction, for reasons of administrative convenience.

(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan will not Materially Impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii) To amend the Plan in any respect the Board deems necessary or advisable; provided, however, that stockholder approval will be required for any amendment to the extent required by Applicable Law. Except as provided above, rights under any Award granted before amendment of the Plan will not be Materially Impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii) To submit any amendment to the Plan for stockholder approval.

(ix) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that, a Participant’s rights under any Award will not be Materially Impaired by any such amendment unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit and facilitate participation in the Plan by, or take advantage of specific tax treatment for Awards granted to, Employees, Directors or Consultants who are foreign nationals or employed outside the United States (provided that Board approval will not be necessary for immaterial modifications to the Plan or any Award Agreement to ensure or facilitate compliance with the laws of the relevant foreign jurisdiction).

(xii) To effect, at any time and from time to time, subject to the consent of any Participant whose Award is Materially Impaired by such action, (1) the reduction of the exercise price (or strike price) of any outstanding Option or SAR; (2) the cancellation of any outstanding Option or SAR and the grant in substitution therefor of (A) a new Option, SAR, Restricted Stock Award, RSU Award or Other Award, under the Plan or another equity plan of the Company, covering the same or a different number of shares of Common Stock, (B) cash and/or (C) other valuable consideration (as determined by the Board); or (3) any other action that is treated as a repricing under generally accepted accounting principles.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to another Committee or a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Each Committee may retain the authority to concurrently administer the Plan with Committee or subcommittee to which it has delegated its authority hereunder and may, at any time, revest in such Committee some or all of the powers previously delegated. The Board may retain the authority to concurrently administer the Plan with any Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-Employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board or any Committee in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

(e) Delegation to an Officer. The Board or any Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

8. TAX WITHHOLDING

(a) Withholding Authorization. As a condition to acceptance of any Award under the Plan, a Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise, vesting or settlement of such Award, as applicable. Accordingly, a Participant may not be able to exercise an Award even though the Award is vested, and the Company shall have no obligation to issue shares of Common Stock subject to an Award, unless and until such obligations are satisfied.

(b) Satisfaction of Withholding Obligation. To the extent permitted by the terms of an Award Agreement, the Company may, in its sole discretion, satisfy any U.S. federal, state, local and/or foreign tax or social insurance withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; (v) by allowing a Participant to effectuate a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board; or (vi) by such other method as may be set forth in the Award Agreement.

(c) No Obligation to Notify or Minimize Taxes; No Liability to Claims. Except as required by Applicable Law the Company has no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Award. Furthermore, the Company has no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of an Award or a possible period in which the Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of an Award to the holder of such Award and will not be liable to any holder of an Award for any adverse tax consequences to such holder in connection with an Award. As a condition to accepting an Award under the Plan, each Participant (i) agrees to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from such Award or other Company compensation and (ii) acknowledges that such Participant was advised to consult with his or her own personal tax, financial and other legal advisors regarding the tax consequences of the Award and has either done so or knowingly and voluntarily declined to do so. Additionally, each Participant acknowledges any Option or SAR granted under the Plan is exempt from Section 409A only if the exercise or strike price is at least equal to the “fair market value” of the Common Stock on the date of grant as determined by the Internal Revenue Service and there is no other impermissible deferral of compensation associated with the Award. Additionally, as a condition to accepting an Option or SAR granted under the Plan, each Participant agrees not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates in the event that the Internal Revenue Service asserts that such exercise price or strike price is less than the “fair market value” of the Common Stock on the date of grant as subsequently determined by the Internal Revenue Service.

(d) Withholding Indemnification. As a condition to accepting an Award under the Plan, in the event that the amount of the Company’s and/or its Affiliate’s withholding obligation in connection with such Award was greater than the amount actually withheld by the Company and/or its Affiliates, each Participant agrees to indemnify and hold the Company and/or its Affiliates harmless from any failure by the Company and/or its Affiliates to withhold the proper amount.

9. MISCELLANEOUS.

(a) Source of Shares. The stock issuable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

(b) Use of Proceeds from Sales of Common Stock. Proceeds from the sale of shares of Common Stock pursuant to Awards will constitute general funds of the Company.

(c) Corporate Action Constituting Grant of Awards. Corporate action constituting a grant by the Company of an Award to any Participant will be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Award is communicated to, or actually received or accepted by, the Participant. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action approving the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

(d) Stockholder Rights. No Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until (i) such Participant has satisfied all requirements for exercise of the Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Award is reflected in the records of the Company.

(e) No Employment or Other Service Rights. Nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto will confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or affect the right of the Company or an Affiliate to terminate at will and without regard to any future vesting opportunity that a Participant may have with respect to any Award (i) the employment of an

Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state or foreign jurisdiction in which the Company or the Affiliate is incorporated, as the case may be. Further, nothing in the Plan, any Award Agreement or any other instrument executed thereunder or in connection with any Award will constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or service or confer any right or benefit under the Award or the Plan unless such right or benefit has specifically accrued under the terms of the Award Agreement and/or Plan.

(f) Change in Time Commitment. In the event a Participant’s regular level of time commitment in the performance of his or her services for the Company and any Affiliates is reduced (for example, and without limitation, if the Participant is an Employee of the Company and the Employee has a change in status from a full-time Employee to a part-time Employee or takes an extended leave of absence) after the date of grant of any Award to the Participant, the Board may determine, to the extent permitted by Applicable Law, to (i) make a corresponding reduction in the number of shares or cash amount subject to any portion of such Award that is scheduled to vest or become payable after the date of such change in time commitment, and (ii) in lieu of or in combination with such a reduction, extend the vesting or payment schedule applicable to such Award. In the event of any such reduction, the Participant will have no right with respect to any portion of the Award that is so reduced or extended.

(g) Execution of Additional Documents. As a condition to accepting an Award under the Plan, the Participant agrees to execute any additional documents or instruments necessary or desirable, as determined in the Plan Administrator’s sole discretion, to carry out the purposes or intent of the Award, or facilitate compliance with securities and/or other regulatory requirements, in each case at the Plan Administrator’s request.

(h) Electronic Delivery and Participation. Any reference herein or in an Award Agreement to a “written” agreement or document will include any agreement or document delivered electronically, filed publicly at www.sec.gov (or any successor website thereto) or posted on the Company’s intranet (or other shared electronic medium controlled by the Company to which the Participant has access). By accepting any Award the Participant consents to receive documents by electronic delivery and to participate in the Plan through any on-line electronic system established and maintained by the Plan Administrator or another third party selected by the Plan Administrator. The form of delivery of any Common Stock (e.g., a stock certificate or electronic entry evidencing such shares) shall be determined by the Company.

(i) Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other Applicable Law and any clawback policy that the Company otherwise adopts, to the extent applicable and permissible under Applicable Law. In addition, the Board may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of Common Stock or other cash or property upon the occurrence of Cause. No recovery of compensation under such a clawback policy will be an event giving rise to a Participant’s right to voluntarily terminate employment upon a “resignation for good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(j) Securities Law Compliance. A Participant will not be issued any shares in respect of an Award unless either (i) the shares are registered under the Securities Act; or (ii) the Company has determined that such issuance would be exempt from the registration requirements of the Securities Act. Each Award also must comply with other Applicable Law governing the Award, and a Participant will not receive such shares if the Company determines that such receipt would not be in material compliance with Applicable Law.

(k) Transfer or Assignment of Awards; Issued Shares. Except as expressly provided in the Plan or the form of Award Agreement, Awards granted under the Plan may not be transferred or assigned by the Participant. After the vested shares subject to an Award have been issued, or in the case of Restricted Stock and similar awards, after the issued shares have vested, the holder of such shares is free to assign, hypothecate, donate, encumber or otherwise dispose of any interest in such shares provided that any such actions are in compliance with the provisions herein, the terms of the Trading Policy and Applicable Law.

(l) Effect on Other Employee Benefit Plans. The value of any Award granted under the Plan, as determined upon grant, vesting or settlement, shall not be included as compensation, earnings, salaries, or other similar terms used when calculating any Participant’s benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

(m) Deferrals. To the extent permitted by Applicable Law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may also establish programs and procedures for deferral elections to be made by Participants. Deferrals will be made in accordance with the requirements of Section 409A.

(n) Section 409A. Unless otherwise expressly provided for in an Award Agreement, the Plan and Award Agreements will be interpreted to the greatest extent possible in a manner that makes the Plan and the Awards granted hereunder exempt from Section 409A, and, to the extent not so exempt, in compliance with the requirements of Section 409A. If the Board determines that any Award granted hereunder is not exempt from and is therefore subject to Section 409A, the Award Agreement evidencing such Award will incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code, and to the extent an Award Agreement is silent on terms necessary for compliance, such terms are hereby incorporated by reference into the Award Agreement. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the shares of Common Stock are publicly traded, and if a Participant holding an Award that constitutes “deferred compensation” under Section 409A is a “specified employee” for purposes of Section 409A, no distribution or payment of any amount that is due because of a “separation from service” (as defined in Section 409A without regard to alternative definitions thereunder) will be issued or paid before the date that is six months and one day following the date of such Participant’s “separation from service” or, if earlier, the date of the Participant’s death, unless such distribution or payment can be made in a manner that complies with Section 409A, and any amounts so deferred will be paid in a lump sum on the day after such six month period elapses, with the balance paid thereafter on the original schedule.

(o) CHOICE OF LAW. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to conflict of law principles that would result in any application of any law other than the law of the State of Delaware.

10. COVENANTS OF THE COMPANY.

(a) Compliance with Law. The Company will seek to obtain from each regulatory commission or agency, as may be deemed to be necessary, having jurisdiction over the Plan such authority as may be required to grant Awards and to issue and sell shares of Common Stock upon exercise or vesting of the Awards; provided, however, that this undertaking will not require the Company to register under the Securities Act the Plan, any Award or any Common Stock issued or issuable pursuant to any such Award. If, after reasonable efforts and at a reasonable cost, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary or advisable for the lawful issuance and sale of Common Stock under the Plan, the Company will be relieved from any liability for failure to issue and sell Common Stock upon exercise or vesting of such Awards unless and until such authority is obtained. A Participant is not eligible for the grant of an Award or the subsequent issuance of Common Stock pursuant to the Award if such grant or issuance would be in violation of any Applicable Law.

11. ADDITIONAL RULES FOR AWARDS SUBJECT TO SECTION 409A.

(a) Application. Unless the provisions of this Section of the Plan are expressly superseded by the provisions in the form of Award Agreement, the provisions of this Section shall apply and shall supersede anything to the contrary set forth in the Award Agreement for a Non-Exempt Award.

(b) Non-Exempt Awards Subject to Non-Exempt Severance Arrangements. To the extent a Non-Exempt Award is subject to Section 409A due to application of a Non-Exempt Severance Arrangement, the following provisions of this subsection (b) apply.

(i) If the Non-Exempt Award vests in the ordinary course during the Participant’s Continuous Service in accordance with the vesting schedule set forth in the Award Agreement, and does not accelerate vesting under the terms of a Non-Exempt Severance Arrangement, in no event will the shares be issued in respect of such Non-Exempt Award any later than the later of: (i) December 31st of the calendar year that includes the applicable vesting date, or (ii) the 60th day that follows the applicable vesting date.

(ii) If vesting of the Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with the Participant’s Separation from Service, and such vesting acceleration provisions were in effect as of the date of grant of the Non-Exempt Award and, therefore, are part of the terms of such Non-Exempt Award as of the date of grant, then the shares will be earlier issued in settlement of such Non-Exempt Award upon the Participant’s Separation from Service in accordance with the terms of the Non-Exempt Severance Arrangement, but in no event later than the 60th day that follows the date of the Participant’s Separation from Service. However, if at the time the shares would otherwise be issued the Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of such Participant’s Separation from Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iii) If vesting of a Non-Exempt Award accelerates under the terms of a Non-Exempt Severance Arrangement in connection with a Participant’s Separation from Service, and such vesting acceleration provisions were not in effect as of the date of grant of the Non-Exempt Award and, therefore, are not a part of the terms of such Non-Exempt Award on the date of grant, then such acceleration of vesting of the Non-Exempt Award shall not accelerate the issuance date of the shares, but the shares shall instead be issued on the same schedule as set forth in the Grant Notice as if they had vested in the ordinary course during the Participant’s Continuous Service, notwithstanding the vesting acceleration of the Non-Exempt Award. Such issuance schedule is intended to satisfy the requirements of payment on a specified date or pursuant to a fixed schedule, as provided under Treasury Regulations Section 1.409A-3(a)(4).

(c) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Employees and Consultants. The provisions of this subsection (c) shall apply and shall supersede anything to the contrary set forth in the Plan with respect to the permitted treatment of any Non-Exempt Award in connection with a Corporate Transaction if the Participant was either an Employee or Consultant upon the applicable date of grant of the Non-Exempt Award.

(i) Vested Non-Exempt Awards. The following provisions shall apply to any Vested Non-Exempt Award in connection with a Corporate Transaction:

(1) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Vested Non-Exempt Award. Upon the Section 409A Change in Control the settlement of the Vested Non-Exempt Award will automatically be accelerated and the shares will be immediately issued in respect of the Vested Non-Exempt Award. Alternatively, the Company may instead provide that the Participant will receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control.

(2) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute each Vested Non-Exempt Award. The shares to be issued in respect of the Vested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of the Fair Market Value of the shares made on the date of the Corporate Transaction.

(ii) Unvested Non-Exempt Awards. The following provisions shall apply to any Unvested Non-Exempt Award unless otherwise determined by the Board pursuant to subsection (e) of this Section.

(1) In the event of a Corporate Transaction, the Acquiring Entity shall assume, continue or substitute any Unvested Non-Exempt Award. Unless otherwise determined by the Board, any Unvested Non-Exempt Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of any Unvested Non-Exempt Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value of the shares made on the date of the Corporate Transaction.

(2) If the Acquiring Entity will not assume, substitute or continue any Unvested Non-Exempt Award in connection with a Corporate Transaction, then such Award shall automatically terminate and be forfeited upon the Corporate Transaction with no consideration payable to any Participant in respect of such forfeited Unvested Non-Exempt Award. Notwithstanding the foregoing, to the extent permitted and in compliance with the requirements of Section 409A, the Board may in its discretion determine to elect to accelerate the vesting and settlement of the Unvested Non-Exempt Award upon the Corporate Transaction, or instead substitute a cash payment equal to the Fair Market Value of such shares that would otherwise be issued to the Participant, as further provided in subsection (e)(ii) below. In the absence of such discretionary election by the Board, any Unvested Non-Exempt Award shall be forfeited without payment of any consideration to the affected Participants if the Acquiring Entity will not assume, substitute or continue the Unvested Non-Exempt Awards in connection with the Corporate Transaction.

(3) The foregoing treatment shall apply with respect to all Unvested Non-Exempt Awards upon any Corporate Transaction, and regardless of whether or not such Corporate Transaction is also a Section 409A Change in Control.

(d) Treatment of Non-Exempt Awards Upon a Corporate Transaction for Non-Employee Directors. The following provisions of this subsection (d) shall apply and shall supersede anything to the contrary that may be set forth in the Plan with respect to the permitted treatment of a Non-Exempt Director Award in connection with a Corporate Transaction.

(i) If the Corporate Transaction is also a Section 409A Change in Control then the Acquiring Entity may not assume, continue or substitute the Non-Exempt Director Award. Upon the Section 409A Change in Control the vesting and settlement of any Non-Exempt Director Award will automatically be accelerated and the shares will be immediately issued to the Participant in respect of the Non-Exempt Director Award. Alternatively, the Company may provide that the Participant will instead receive a cash settlement equal to the Fair Market Value of the shares that would otherwise be issued to the Participant upon the Section 409A Change in Control pursuant to the preceding provision.

(ii) If the Corporate Transaction is not also a Section 409A Change in Control, then the Acquiring Entity must either assume, continue or substitute the Non-Exempt Director Award. Unless otherwise determined by the Board, the Non-Exempt Director Award will remain subject to the same vesting and forfeiture restrictions that were applicable to the Award prior to the Corporate Transaction. The shares to be issued in respect of the Non-Exempt Director Award shall be issued to the Participant by the Acquiring Entity on the same schedule that the shares would have been issued to the Participant if the Corporate Transaction had not occurred. In the Acquiring Entity’s discretion, in lieu of an issuance of shares, the Acquiring Entity may instead substitute a cash payment on each applicable issuance date, equal to the Fair Market Value of the shares that would otherwise be issued to the Participant on such issuance dates, with the determination of Fair Market Value made on the date of the Corporate Transaction.

(e) If the RSU Award is a Non-Exempt Award, then the provisions in this Section 11(e) shall apply and supersede anything to the contrary that may be set forth in the Plan or the Award Agreement with respect to the permitted treatment of such Non-Exempt Award:

(i) Any exercise by the Board of discretion to accelerate the vesting of a Non-Exempt Award shall not result in any acceleration of the scheduled issuance dates for the shares in respect of the Non-Exempt Award unless earlier issuance of the shares upon the applicable vesting dates would be in compliance with the requirements of Section 409A.

(ii) The Company explicitly reserves the right to earlier settle any Non-Exempt Award to the extent permitted and in compliance with the requirements of Section 409A, including pursuant to any of the exemptions available in Treasury Regulations Section 1.409A-3(j)(4)(ix).

(iii) To the extent the terms of any Non-Exempt Award provide that it will be settled upon a Change in Control or Corporate Transaction, to the extent it is required for compliance with the requirements of Section 409A, the Change in Control or Corporate Transaction event triggering settlement must also constitute a Section 409A Change in Control. To the extent the terms of a Non-Exempt Award provides that it will be settled upon a termination of employment or termination of Continuous Service, to the extent it is required for compliance with the requirements of Section 409A, the termination event triggering settlement must also constitute a Separation From Service. However, if at the time the shares would otherwise be issued to a Participant in connection with a “separation from service” such Participant is subject to the distribution limitations contained in Section 409A applicable to “specified employees,” as defined in Section 409A(a)(2)(B)(i) of the Code, such shares shall not be issued before the date that is six months following the date of the Participant’s Separation From Service, or, if earlier, the date of the Participant’s death that occurs within such six month period.

(iv) The provisions in this subsection (e) for delivery of the shares in respect of the settlement of an RSU Award that is a Non-Exempt Award are intended to comply with the requirements of Section 409A so that the delivery of the shares to the Participant in respect of such Non-Exempt Award will not trigger the additional tax imposed under Section 409A, and any ambiguities herein will be so interpreted.

12. SEVERABILITY.

If all or any part of the Plan or any Award Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of the Plan or such Award Agreement not declared to be unlawful or invalid. Any Section of the Plan or any Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

13. TERMINATION OF THE PLAN.

The Board may suspend or terminate the Plan at any time. No Incentive Stock Options may be granted after the tenth anniversary of the earlier of: (i) the Adoption Date, or (ii) the date the Plan is approved by the Company’s stockholders. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

14. DEFINITIONS.

As used in the Plan, the following definitions apply to the capitalized terms indicated below:

(a) “Acquiring Entity” means the surviving or acquiring corporation (or its parent company) in connection with a Corporate Transaction.

(b) “Adoption Date” means the date the Plan is first approved by the Board or Compensation Committee.

(c) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(d) “Applicable Law” means any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (including under the authority of any applicable self-regulating organization such as the Nasdaq Stock Market, New York Stock Exchange, or the Financial Industry Regulatory Authority).

(e) “Award” means any right to receive Common Stock, cash or other property granted under the Plan (including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, an RSU Award, a SAR, a Performance Award or any Other Award).

(f) “Award Agreement” means a written or electronic agreement between the Company and a Participant evidencing the terms and conditions of an Award. The Award Agreement generally consists of the Grant Notice and the agreement containing the written summary of the general terms and conditions applicable to the Award and which is provided, including through electronic means, to a Participant along with the Grant Notice.

(g) “Board” means the Board of Directors of the Company (or its designee). Any decision or determination made by the Board shall be a decision or determination that is made in the sole discretion of the Board (or its designee), and such decision or determination shall be final and binding on all Participants.

(h) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Award after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, reverse stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(i) “Cause” has the meaning ascribed to such term in any written agreement between a Participant and the Company defining such term and, in the absence of such agreement, such term means, with respect to a

Participant, the occurrence of any of the following events: (i) the Participant’s dishonest statements or acts with respect to the Company or any Affiliate of the Company, or any current or prospective customers, suppliers, vendors or other third parties with which such entity does business; (ii) the Participant’s commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) the Participant’s failure to perform the Participant’s assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, after written notice given to the Participant by the Company; (iv) the Participant’s gross negligence, willful misconduct or insubordination with respect to the Company or any Affiliate of the Company; or (v) the Participant’s material violation of any provision of any agreement(s) between the Participant and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause will be made by the Board with respect to Participants who are executive officers of the Company and by the Company’s Chief Executive Officer with respect to Participants who are not executive officers of the Company. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant will have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(j) “Change in Control” or “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the Acquiring Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the Acquiring Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(iv) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Change in Control, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(k) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(l) “Committee” means the Compensation Committee and any other committee of one or more Directors to whom authority has been delegated by the Board or Compensation Committee in accordance with the Plan.

(m) “Common Stock” means the common stock, par value $0.0001 per share, of the Company.

(n) “Company” means Avertix Medical, Inc., a Delaware corporation.

(o) “Compensation Committee” means the Compensation Committee of the Board.

(p) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

(q) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Director or Consultant or a change in the Entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, will not terminate a Participant’s Continuous Service; provided, however, that if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, such Participant’s Continuous Service will be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or to a Director will not constitute an interruption of Continuous Service. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service will be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence will be treated as Continuous Service for purposes of vesting in an Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law. In addition, to the extent required for exemption from or compliance with Section 409A, the determination of whether there has been a termination of Continuous Service will be made, and such term will be construed, in a manner that is consistent with the definition of “separation from service” as defined under Treasury Regulation Section 1.409A-1(h) (without regard to any alternative definition thereunder).

(r) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

Notwithstanding the foregoing or any other provision of this Plan, (A) the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company, (B) the definition of Corporate Transaction (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Awards subject to such agreement; provided, however, that if no definition of Corporate Transaction or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply, and (C) with respect to any nonqualified deferred compensation that becomes payable on account of the Corporate Transaction, the transaction or event described in clause (i), (ii), (iii), or (iv) also constitutes a Section 409A Change in Control if required in order for the payment not to violate Section 409A of the Code.

(s) “Director” means a member of the Board.

(t) “determine” or “determined” means as determined by the Board or the Committee (or its designee) in its sole discretion.

(u) “Disability” means, with respect to a Participant, such Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) of the Code, and will be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(v) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement, provided that this Plan is approved by the Company’s stockholders prior to such date.

(w) “Effective Time” has the meaning set forth in the Merger Agreement.

(x) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(y) “Employer” means the Company or the Affiliate of the Company that employs the Participant.

(z) “Entity” means a corporation, partnership, limited liability company or other entity.

(aa) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(bb) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” will not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities.

(cc) “Fair Market Value” means, as of any date, unless otherwise determined by the Board, the value of the Common Stock (as determined on a per share or aggregate basis, as applicable) determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value will be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) If there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, or if otherwise determined by the Board, the Fair Market Value will be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(dd) “Fully Diluted Common Stock” means the number of shares of Common Stock, determined as of the applicable time of measurement, equal to the sum of (i) the total number of shares of Common Stock issued and outstanding and (ii) the total number of shares of Common Stock subject to securities that are convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(ee) “Governmental Body” means any: (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any Tax authority) or other body exercising similar powers or authority; or (iv) self-regulatory organization (including the Nasdaq Stock Market, New York Stock Exchange, and the Financial Industry Regulatory Authority).

(ff) “Grant Notice” means the notice provided to a Participant that he or she has been granted an Award under the Plan and which includes the name of the Participant, the type of Award, the date of grant of the Award, number of shares of Common Stock subject to the Award or potential cash payment right, (if any), the vesting schedule for the Award (if any) and other key terms applicable to the Award.

(gg) “Incentive Stock Option” means an option granted pursuant to Section 4 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(hh) “Materially Impair” means any amendment to the terms of the Award that materially adversely affects the Participant’s rights under the Award. A Participant’s rights under an Award will not be deemed to have been Materially Impaired by any such amendment if the Board, in its sole discretion, determines that the amendment, taken as a whole, does not materially impair the Participant’s rights. For example, the following types of amendments to the terms of an Award do not Materially Impair the Participant’s rights under the Award: (i) imposition of reasonable restrictions on the minimum number of shares subject to an Option or SAR that may be exercised, (ii) to maintain the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iii) to change the terms of an Incentive Stock Option in a manner that disqualifies, impairs or otherwise affects the qualified status of the Award as an Incentive Stock Option under Section 422 of the Code, (iv) to clarify the manner of exemption from, or to bring the Award into compliance with or qualify it for an exemption from, Section 409A,or (v) to comply with other Applicable Laws.

(ii) “Merger Agreement” means that certain Business Combination Agreement and Plan of Reorganization, dated as of May 2, 2023, by and among BioPlus Acquisition Corp., a Cayman Islands exempted company (“BioPlus”), Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of BioPlus, Avertix Medical, Inc., a Delaware corporation, and, solely with respect to certain provisions thereto, BioPlus Sponsor LLC.

(jj) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(kk) “Non-Exempt Award” means any Award that is subject to, and not exempt from, Section 409A, including as the result of (i) a deferral of the issuance of the shares subject to the Award which is elected by the Participant or imposed by the Company, or (ii) the terms of any Non-Exempt Severance Agreement.

(ll) “Non-Exempt Director Award” means a Non-Exempt Award granted to a Participant who was a Director but not an Employee on the applicable grant date.

(mm) “Non-Exempt Severance Arrangement” means a severance arrangement or other agreement between the Participant and the Company that provides for acceleration of vesting of an Award and issuance of the shares in respect of such Award upon the Participant’s termination of employment or separation from service (as such term is defined in Section 409A(a)(2)(A)(i) of the Code (and without regard to any alternative definition thereunder) (“Separation from Service”) and such severance benefit does not satisfy the requirements for an exemption from application of Section 409A provided under Treasury Regulations Section 1.409A-1(b)(4), 1.409A-1(b)(9) or otherwise.

(nn) “Nonstatutory Stock Option” means any option granted pursuant to Section 4 of the Plan that does not qualify as an Incentive Stock Option.

(oo) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(pp) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(qq) “Option Agreement” means a written or electronic agreement between the Company and the Optionholder evidencing the terms and conditions of the Option grant. The Option Agreement includes the Grant

Notice for the Option and the agreement containing the written summary of the general terms and conditions applicable to the Option and which is provided, including through electronic means, to a Participant along with the Grant Notice. Each Option Agreement will be subject to the terms and conditions of the Plan.

(rr) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ss) “Other Award” means an award valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value at the time of grant) that is not an Incentive Stock Option, Nonstatutory Stock Option, SAR, Restricted Stock Award, RSU Award or Performance Award.

(tt) “Other Award Agreement” means a written or electronic agreement between the Company and a holder of an Other Award evidencing the terms and conditions of an Other Award grant. Each Other Award Agreement will be subject to the terms and conditions of the Plan.

(uu) “Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity will be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(vv) “Participant” means an Employee, Director or Consultant to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

(ww) “Performance Award” means an Award that may vest or may be exercised or a cash award that may vest or become earned and paid contingent upon the attainment during a Performance Period of certain Performance Goals and which is granted under the terms and conditions of Section 5(b) pursuant to such terms as are approved by the Board. In addition, to the extent permitted by Applicable Law and set forth in the applicable Award Agreement, the Board may determine that cash or other property may be used in payment of Performance Awards. Performance Awards that are settled in cash or other property are not required to be valued in whole or in part by reference to, or otherwise based on, the Common Stock.

(xx) “Performance Criteria” means the one or more criteria that the Board will select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that will be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: earnings (including earnings per share and net earnings); earnings before interest, taxes and depreciation; earnings before interest, taxes, depreciation and amortization; total stockholder return; return on equity or average stockholder’s equity; return on assets, investment, or capital employed; stock price; margin (including gross margin); income (before or after taxes); operating income; operating income after taxes; pre-tax profit; operating cash flow; sales or revenue targets; increases in revenue or product revenue; expenses and cost reduction goals; improvement in or attainment of working capital levels; economic value added (or an equivalent metric); market share; cash flow; cash flow per share; share price performance; debt reduction; customer satisfaction; stockholders’ equity; capital expenditures; debt levels; operating profit or net operating profit; workforce diversity; growth of net income or operating income; billings; financing; regulatory milestones; stockholder liquidity; corporate governance and compliance; intellectual property; personnel matters; progress of internal research; progress of partnered programs; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; investor relations, analysts and communication; implementation or completion of projects or processes; employee retention; number of users, including unique users; strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property); establishing relationships with respect to the marketing, distribution and sale of the Company’s products; supply chain achievements; co-development, co-marketing, profit sharing, joint venture or other similar arrangements; individual performance goals; corporate development and planning goals; and other measures of performance selected by the Board or Committee whether or not listed herein.

(yy) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board will appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; (5) to exclude the effects of items that are “unusual” in nature or occur “infrequently” as determined under generally accepted accounting principles; (6) to exclude the dilutive effects of acquisitions or joint ventures; (7) to assume that any business divested by the Company achieved performance objectives at targeted levels during the balance of a Performance Period following such divestiture; (8) to exclude the effect of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common stockholders other than regular cash dividends; (9) to exclude the effects of stock based compensation and the award of bonuses under the Company’s bonus plans; (10) to exclude costs incurred in connection with potential acquisitions or divestitures that are required to be expensed under generally accepted accounting principles; and (11) to exclude the goodwill and intangible asset impairment charges that are required to be recorded under generally accepted accounting principles. In addition, the Board may establish or provide for other adjustment items in the Award Agreement at the time the Award is granted or in such other document setting forth the Performance Goals at the time the Performance Goals are established. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Award Agreement or the written terms of a Performance Cash Award.

(zz) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to vesting or exercise of an Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(aaa) “Plan” means this Avertix Medical, Inc. 2023 Equity Incentive Plan, as amended from time to time.

(bbb) “Plan Administrator” means the person, persons, and/or third-party administrator designated by the Company to administer the day to day operations of the Plan and the Company’s other equity incentive programs.

(ccc) “Post-Termination Exercise Period” means the period following termination of a Participant’s Continuous Service within which an Option or SAR is exercisable, as specified in Section 4(h).

(ddd) “Restricted Stock Award” or “RSA” means an Award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(eee) “Restricted Stock Award Agreement” means a written or electronic agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. The Restricted Stock Award Agreement includes the Grant Notice for the Restricted Stock Award and the agreement containing the written summary of the general terms and conditions applicable to the Restricted Stock Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each Restricted Stock Award Agreement will be subject to the terms and conditions of the Plan.

(fff) “RSU Award” or “RSU” means an Award of restricted stock units representing the right to receive an issuance of shares of Common Stock which is granted pursuant to the terms and conditions of Section 5(a).

(ggg) “RSU Award Agreement” means a written or electronic agreement between the Company and a holder of an RSU Award evidencing the terms and conditions of an RSU Award. The RSU Award Agreement includes the Grant Notice for the RSU Award and the agreement containing the written summary of the general terms and conditions applicable to the RSU Award and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each RSU Award Agreement will be subject to the terms and conditions of the Plan.

(hhh) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(iii) “Rule 405” means Rule 405 promulgated under the Securities Act.

(jjj) “Section 409A” means Section 409A of the Code and the regulations and other guidance thereunder.

(kkk) “Section 409A Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as provided in Section 409A(a)(2)(A)(v) of the Code and Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(lll) “Securities Act” means the Securities Act of 1933, as amended.

(mmm) “Share Reserve” means the number of shares available for issuance under the Plan as set forth in Section 2(a).

(nnn) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 4.

(ooo) “SAR Agreement” means a written or electronic agreement between the Company and a holder of a SAR evidencing the terms and conditions of a SAR grant. The SAR Agreement includes the Grant Notice for the SAR and the agreement containing the written summary of the general terms and conditions applicable to the SAR and which is provided, including by electronic means, to a Participant along with the Grant Notice. Each SAR Agreement will be subject to the terms and conditions of the Plan.

(ppp) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation will have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.

(qqq) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any Affiliate.

(rrr) “Trading Policy” means the Company’s policy permitting certain individuals to sell Company shares only during certain “window” periods and/or otherwise restricts the ability of certain individuals to transfer or encumber Company shares, as in effect from time to time.

(sss) “Unvested Non-Exempt Award” means the portion of any Non-Exempt Award that had not vested in accordance with its terms upon or prior to the date of any Corporate Transaction.

(ttt) “Vested Non-Exempt Award” means the portion of any Non-Exempt Award that had vested in accordance with its terms upon or prior to the date of a Corporate Transaction.

Annex F

AVERTIX MEDICAL, INC.

2023 EMPLOYEE STOCK PURCHASE PLAN

ADOPTED BY THE BOARD OF DIRECTORS: [DATE]

APPROVED BY THE STOCKHOLDERS: [DATE]

1. GENERAL; PURPOSE.

(a) The Plan provides a means by which Eligible Employees of the Company and certain Designated Companies may be given an opportunity to purchase shares of Common Stock. The Plan permits the Company to grant a series of Purchase Rights to Eligible Employees under an Employee Stock Purchase Plan. In addition, the Plan permits the Company to grant a series of Purchase Rights to Eligible Employees that do not meet the requirements of an Employee Stock Purchase Plan.

(b) The Plan includes two components: a 423 Component and a Non-423 Component. The Company intends (but makes no undertaking or representation to maintain) the 423 Component to qualify as an Employee Stock Purchase Plan. The provisions of the 423 Component, accordingly, will be construed in a manner that is consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes grants of Purchase Rights under the Non-423 Component that do not meet the requirements of an Employee Stock Purchase Plan. Except as otherwise provided in the Plan or determined by the Board, the Non-423 Component will operate and be administered in the same manner as the 423 Component. In addition, the Company may make separate Offerings which vary in terms (provided that such terms are not inconsistent with the provisions of the Plan or the requirements of an Employee Stock Purchase Plan to the extent the Offering is made under the 423 Component), and the Company will designate which Designated Company is participating in each separate Offering.

(c) The Company, by means of the Plan, seeks to retain the services of Eligible Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

2. ADMINISTRATION.

(a) The Board will administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) The Board will have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine how and when Purchase Rights will be granted and the provisions of each Offering (which need not be identical).

(ii) To designate from time to time (A) which Related Corporations of the Company will be eligible to participate in the Plan as Designated 423 Companies, (B) which Related Corporations or Affiliates will be eligible to participate in the Plan as Designated Non-423 Companies, (C) which Affiliates or Related Corporations may be excluded from participation in the Plan, and (D) which Designated Companies will participate in each separate Offering (to the extent that the Company makes separate Offerings).

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it deems necessary or expedient to make the Plan fully effective.

(iv) To settle all controversies regarding the Plan and Purchase Rights granted under the Plan.

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(v) To suspend or terminate the Plan at any time as provided in Section 12.

(vi) To amend the Plan at any time as provided in Section 12.

(vii) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan with respect to the 423 Component.

(viii) To adopt such rules, procedures and sub-plans as are necessary or appropriate to permit or facilitate participation in the Plan by Employees who are foreign nationals or employed or located outside the United States. Without limiting the generality of, and consistent with, the foregoing, the Board specifically is authorized to adopt rules, procedures, and sub-plans regarding, without limitation, eligibility to participate in the Plan, the definition of eligible “earnings,” handling and making of Contributions, establishment of bank or trust accounts to hold Contributions, payment of interest, conversion of local currency, obligations to pay payroll tax, determination of beneficiary designation requirements, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements, and which, if applicable to a Designated Non-423 Company, do not have to comply with the requirements of Section 423 of the Code.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee will have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan and any applicable Offering Document to the Board will thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. Further, to the extent not prohibited by Applicable Law, the Board or Committee may, from time to time, delegate some or all of its authority under the Plan to one or more officers of the Company or other persons or groups of persons as it deems necessary, appropriate or advisable under conditions or limitations that it may set at or after the time of the delegation. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated. Whether or not the Board has delegated administration of the Plan to a Committee, the Board will have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

(d) All determinations, interpretations and constructions made by the Board in good faith will not be subject to review by any person and will be final, binding and conclusive on all persons.

3. SHARES OF COMMON STOCK SUBJECT TO THE PLAN.

(a) Subject to the provisions of Section 11(a) relating to Capitalization Adjustments, the maximum number of shares of Common Stock that may be issued under the Plan will not exceed [________] shares of Common Stock (equal to one percent (1%) of the Fully Diluted Common Stock determined as of immediately after the Effective Time), plus the number of shares of Common Stock that are automatically added on January 1st of each year for a period of up to ten years commencing on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to one percent (1%) of the total number of shares of the Fully Diluted Common Stock determined as of the day prior to such increase. Notwithstanding the foregoing, the Board may act prior to the first day of any calendar year to provide that there will be no January 1st increase in the share reserve for such calendar year or that the increase in the share reserve for such calendar year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to the preceding sentence. For the avoidance of doubt, up to the maximum number of shares of Common Stock reserved under this Section 3(a) may be used to satisfy purchases of Common Stock under the 423 Component and any remaining portion of such maximum number of shares may be used to satisfy purchases of Common Stock under the Non-423 Component.

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(b) If any Purchase Right granted under the Plan terminates without having been exercised in full, the shares of Common Stock not purchased under such Purchase Right will again become available for issuance under the Plan.

(c) The stock purchasable under the Plan will be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4. GRANT OF PURCHASE RIGHTS; OFFERING.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to Eligible Employees under an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering will be in such form and will contain such terms and conditions as the Board will deem appropriate, and with respect to the 423 Component, will comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights will have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering will include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering will be effective, which period will not exceed 27 months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in forms delivered to the Company or a third party designated by the Company (each, a “Company Designee”): (i) each form will apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) will be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) will be exercised.

(c) The Board will have the discretion to structure an Offering so that if the Fair Market Value of a share of Common Stock on the first Trading Day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of a share of Common Stock on the Offering Date for that Offering, then (i) that Offering will terminate immediately as of that first Trading Day, and (ii) the Participants in such terminated Offering will be automatically enrolled in a new Offering beginning on the first Trading Day of such new Purchase Period.

5. ELIGIBILITY.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate in accordance with Section 2(b), to Employees of a Related Corporation or an Affiliate. Except as provided in Section 5(b) or as required by Applicable Law, an Employee will not be eligible to be granted Purchase Rights unless, on the Offering Date, the Employee has been in the employ of the Company, the Related Corporation or the Affiliate, as the case may be, for such continuous period preceding such Offering Date as the Board may (unless prohibited by Applicable Law) require, but in no event will the required period of continuous employment be equal to or greater than two years. In addition, the Board may provide that no Employee will be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company, the Related Corporation, or the Affiliate is more than 20 hours per week and more than five months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code with respect to the 423 Component. The Board may also exclude from participation in the Plan or any Offering Employees who are “highly compensated employees” (within the meaning of Section 423(b)(4)(D) of the Code) of the Company or a Related Corporation or a subset of such highly compensated employees.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee will, on a date or dates specified in the Offering which coincides with the day on which such

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person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right will thereafter be deemed to be a part of that Offering. Such Purchase Right will have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted will be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right will begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she will not receive any Purchase Right under that Offering.

(c) No Employee will be eligible for the grant of any Purchase Rights under the 423 Component if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code will apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options will be treated as stock owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the 423 Component only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which, when aggregated, exceeds $25,000 of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, will be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any Designated Company, if they are otherwise Eligible Employees, will be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may (unless prohibited by Applicable Law) provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code will not be eligible to participate.

(f) Notwithstanding anything in this Section 5 to the contrary, in the case of an Offering under the Non-423 Component, an Eligible Employee (or group of Eligible Employees) may be excluded from participation in the Plan or an Offering if the Board has determined, in its sole discretion, that participation of such Eligible Employee(s) is not advisable or practical for any reason.

6. PURCHASE RIGHTS; PURCHASE PRICE.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, will be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date will be no later than the end of the Offering.

(b) The Board will establish one or more Purchase Dates during an Offering on which Purchase Rights granted for that Offering will be exercised and shares of Common Stock will be purchased in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify (i) a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering,

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(ii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering and/or (iii) a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata (based on each Participant’s accumulated Contributions) allocation of the shares of Common Stock (rounded down to the nearest whole share) available will be made in as nearly a uniform manner as will be practicable and equitable.

(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights will be specified by the Board prior to commencement of an Offering and will not be less than the lesser of:

(i) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the Offering Date; or

(ii) an amount equal to 85% of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7. PARTICIPATION; WITHDRAWAL; TERMINATION.

(a) An Eligible Employee may elect to participate in an Offering and authorize payroll deductions as the means of making Contributions by completing and delivering to the Company or a Company Designee, within the time specified in the Offering, an enrollment form provided by the Company or Company Designee. The enrollment form will specify the amount of Contributions not to exceed the maximum amount specified by the Board. Each Participant’s Contributions will be credited to a bookkeeping account for such Participant under the Plan and will be deposited with the general funds of the Company except where Applicable Law requires that Contributions be deposited with a third party. If permitted in the Offering, a Participant may begin such Contributions with the first payroll occurring on or after the Offering Date (or, in the case of a payroll date that occurs after the end of the prior Offering but before the Offering Date of the next new Offering, Contributions from such payroll will be included in the new Offering). If permitted in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions. If required under Applicable Law or if specifically provided in the Offering and to the extent permitted by Section 423 of the Code with respect to the 423 Component, in addition to or instead of making Contributions by payroll deductions, a Participant may make Contributions through payment by cash, check or wire transfer prior to a Purchase Date.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company or a Company Designee a withdrawal form provided by the Company. The Company may impose a deadline before a Purchase Date for withdrawing. Upon such withdrawal, such Participant’s Purchase Right in that Offering will immediately terminate and the Company will distribute as soon as practicable to such Participant all of his or her accumulated but unused Contributions and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from that Offering will have no effect upon his or her eligibility to participate in any other Offerings under the Plan, but such Participant will be required to deliver a new enrollment form to participate in subsequent Offerings.

(c) Unless otherwise required by Applicable Law, Purchase Rights granted pursuant to any Offering under the Plan will terminate immediately if the Participant either (i) is no longer an Employee for any reason or for no reason (subject to any post-employment participation period required by Applicable Law) or (ii) is otherwise no longer eligible to participate. The Company will distribute as soon as practicable to such individual all of his or her accumulated but unused Contributions.

(d) Unless otherwise determined by the Board, a Participant whose employment transfers or whose employment terminates with an immediate rehire (with no break in service) by or between the Company and a Designated Company or between Designated Companies will not be treated as having terminated employment

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for purposes of participating in the Plan or an Offering; however, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Purchase Right will be qualified under the 423 Component only to the extent such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Purchase Right will remain non-qualified under the Non-423 Component. The Board may establish different and additional rules governing transfers between separate Offerings within the 423 Component and between Offerings under the 423 Component and Offerings under the Non-423 Component.

(e) During a Participant’s lifetime, Purchase Rights will be exercisable only by such Participant. Purchase Rights are not transferable by a Participant, except by will, by the laws of descent and distribution, or, if permitted by the Company, by a beneficiary designation as described in Section 10.

(f) Unless otherwise specified in the Offering or as required by Applicable Law, the Company will have no obligation to pay interest on Contributions.

8. EXERCISE OF PURCHASE RIGHTS.

(a) On each Purchase Date, each Participant’s accumulated Contributions will be applied to the purchase of shares of Common Stock, up to the maximum number of shares of Common Stock permitted by the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares will be issued unless specifically provided for in the Offering.

(b) Unless otherwise provided in the Offering, if any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from or is not eligible to participate in such next Offering, in which case such amount will be distributed to such Participant after the final Purchase Date without interest (unless the payment of interest is otherwise required by Applicable Law). If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of an Offering, then such remaining amount will be distributed in full to such Participant after the final Purchase Date of such Offering without interest (unless otherwise required by Applicable Law).

(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable U.S. federal and state, foreign and other securities, exchange control and other laws applicable to the Plan. If on a Purchase Date the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights will be exercised on such Purchase Date, and, subject to Section 423 of the Code with respect to the 423 Component, the Purchase Date will be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in material compliance, except that the Purchase Date will in no event be more than 27 months from the Offering Date. If, on the Purchase Date, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in material compliance with all Applicable Laws, as determined by the Company in its sole discretion, no Purchase Rights will be exercised and all accumulated but unused Contributions will be distributed to the Participants without interest (unless the payment of interest is otherwise required by Applicable Law).

9. COVENANTS OF THE COMPANY.

The Company will seek to obtain from each U.S. federal or state, foreign or other regulatory commission, agency or other Governmental Body having jurisdiction over the Plan such authority as may be required to grant

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Purchase Rights and issue and sell shares of Common Stock thereunder unless the Company determines, in its sole discretion, that doing so is not practical or would cause the Company to incur costs that are unreasonable. If, after commercially reasonable efforts, the Company is unable to obtain the authority that counsel for the Company deems necessary for the grant of Purchase Rights or the lawful issuance and sale of Common Stock under the Plan, and at a commercially reasonable cost, the Company will be relieved from any liability for failure to grant Purchase Rights and/or to issue and sell Common Stock upon exercise of such Purchase Rights.

10. DESIGNATION OF BENEFICIARY.

(a) The Company may, but is not obligated to, permit a Participant to submit a form designating a beneficiary who will receive any shares of Common Stock and/or Contributions from the Participant’s account under the Plan if the Participant dies before such shares and/or Contributions are delivered to the Participant. The Company may, but is not obligated to, permit the Participant to change such designation of beneficiary. Any such designation and/or change must be on a form approved by the Company.

(b) If a Participant dies, and in the absence of a valid beneficiary designation, the Company will deliver any shares of Common Stock and/or Contributions to the executor or administrator of the estate of the Participant. If no executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or Contributions, without interest (unless the payment of interest is otherwise required by Applicable Law) to the Participant’s spouse, dependents or relatives, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11. ADJUSTMENTS UPON CHANGES IN COMMON STOCK; CORPORATE TRANSACTIONS.

(a) In the event of a Capitalization Adjustment, the Board will appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities by which the share reserve is to increase automatically each year pursuant to Section 3(a), (iii) the class(es) and number of securities subject to, and the purchase price applicable to outstanding Offerings and Purchase Rights, and (iv) the class(es) and number of securities that are the subject of the purchase limits under each ongoing Offering. The Board will make these adjustments, and its determination will be final, binding and conclusive.

(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue outstanding Purchase Rights or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for outstanding Purchase Rights, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for such Purchase Rights, then the Participants’ accumulated Contributions will be used to purchase shares of Common Stock (rounded down to the nearest whole share) within ten business days (or such other period specified by the Board) prior to the Corporate Transaction under the outstanding Purchase Rights, and the Purchase Rights will terminate immediately after such purchase.

12. AMENDMENT, TERMINATION OR SUSPENSION OF THE PLAN.

(a) The Board may amend the Plan at any time in any respect the Board deems necessary or advisable. However, except as provided in Section 11(a) relating to Capitalization Adjustments, stockholder approval will be required for any amendment of the Plan for which stockholder approval is required by Applicable Law.

(b) The Board may suspend or terminate the Plan at any time. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

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(c) Any benefits, privileges, entitlements and obligations under any outstanding Purchase Rights granted before an amendment, suspension or termination of the Plan will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to facilitate compliance with any laws, listing requirements, or governmental regulations (including, without limitation, the provisions of Section 423 of the Code and the regulations and other interpretive guidance issued thereunder relating to Employee Stock Purchase Plans) including without limitation any such regulations or other guidance that may be issued or amended after the date the Plan is adopted by the Board, or (iii) as necessary to obtain or maintain favorable tax, listing, or regulatory treatment. To be clear, the Board may amend outstanding Purchase Rights without a Participant’s consent if such amendment is necessary to ensure that the Purchase Right and/or the Plan complies with the requirements of Section 423 of the Code with respect to the 423 Component or with respect to other Applicable Laws. Notwithstanding anything in the Plan or any Offering Document to the contrary, the Board will be entitled to: (i) establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars; (ii) permit Contributions in excess of the amount designated by a Participant in order to adjust for mistakes in the Company’s processing of properly completed Contribution elections; (iii) establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Contributions; (iv) amend any outstanding Purchase Rights or clarify any ambiguities regarding the terms of any Offering to enable the Purchase Rights to qualify under and/or comply with Section 423 of the Code with respect to the 423 Component; and (v) establish other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan. The actions of the Board pursuant to this paragraph will not be considered to alter or impair any Purchase Rights granted under an Offering as they are part of the initial terms of each Offering and the Purchase Rights granted under each Offering.

13. TAX QUALIFICATION; TAX WITHHOLDING.

(a) Although the Company may endeavor to (i) qualify a Purchase Right for special tax treatment under the laws of the United States or jurisdictions outside of the United States or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain special or to avoid unfavorable tax treatment, notwithstanding anything to the contrary in this Plan. The Company will be unconstrained in its corporate activities without regard to the potential negative tax impact on Participants.

(b) Each Participant will make arrangements, satisfactory to the Company and any applicable Related Corporation, to enable the Company or the Related Corporation to fulfill any withholding obligation for Tax-Related Items. Without limitation to the foregoing, in the Company’s sole discretion and subject to Applicable Law, such withholding obligation may be satisfied in whole or in part by (i) withholding from the Participant’s salary or any other cash payment due to the Participant from the Company or a Related Corporation; (ii) withholding from the proceeds of the sale of shares of Common Stock acquired under the Plan, either through a voluntary sale or a mandatory sale arranged by the Company; or (iii) any other method deemed acceptable by the Board. The Company shall not be required to issue any shares of Common Stock under the Plan until such obligations are satisfied.

(c) The 423 Component is exempt from the application of Section 409A of the Code, and any ambiguities herein shall be interpreted to so be exempt from Section 409A of the Code. The Non-423 Component is intended to be exempt from the application of Section 409A of the Code under the short-term deferral exception and any ambiguities shall be construed and interpreted in accordance with such intent. In furtherance of the foregoing and notwithstanding any provision in the Plan to the contrary, if the Committee determines that an option granted under the Plan may be subject to Section 409A of the Code or that any provision in the Plan would cause an option under the Plan to be subject to Section 409A, the Committee may amend the terms of the Plan and/or of an outstanding option granted under the Plan, or take such other action the Committee determines is necessary or appropriate, in each case, without the participant’s consent, to exempt any outstanding option or future option that may be granted under the Plan from or to allow any such options to comply with Section 409A of the Code,

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but only to the extent any such amendments or action by the Committee would not violate Section 409A of the Code. Notwithstanding the foregoing, the Company shall have no liability to a participant or any other party if the option under the Plan that is intended to be exempt from or compliant with Section 409A of the Code is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14. EFFECTIVE DATE OF PLAN.

The Plan will become effective immediately prior to and contingent upon the Effective Date. No Purchase Rights will be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval must be within 12 months before or after the date the Plan is adopted (or if required under Section 12(a) above, materially amended) by the Board.

15. MISCELLANEOUS PROVISIONS.

(a) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights will constitute general funds of the Company.

(b) A Participant will not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

(c) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering will in any way alter the at will nature of a Participant’s employment or amend a Participant’s employment contract, if applicable, or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation or an Affiliate, or on the part of the Company, a Related Corporation or an Affiliate to continue the employment of a Participant.

(d) The provisions of the Plan will be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(e) If any particular provision of the Plan is found to be invalid or otherwise unenforceable, such provision will not affect the other provisions of the Plan, but the Plan will be construed in all respects as if such invalid provision were omitted.

(f) If any provision of the Plan does not comply with Applicable Law, such provision shall be construed in such a manner as to comply with Applicable Law.

16. DEFINITIONS.

As used in the Plan, the following definitions will apply to the capitalized terms indicated below:

(a) “423 Component” means the part of the Plan, which excludes the Non-423 Component, pursuant to which Purchase Rights that satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(b) “Affiliate” means any entity, other than a Related Corporation, whether now or subsequently established, which is at the time of determination, a “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 promulgated under the Securities Act. The Board may determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(c) “Applicable Law” means shall mean the Code and any applicable securities, federal, state, foreign, material local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance,

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code, edict, decree, rule, listing rule, regulation, judicial decision, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the New York Stock Exchange, NASDAQ Stock Market or the Financial Industry Regulatory Authority).

(d) “Board” means the Board of Directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the date the Plan is adopted by the Board without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other similar equity restructuring transaction, as that term is used in Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor thereto). Notwithstanding the foregoing, the conversion of any convertible securities of the Company will not be treated as a Capitalization Adjustment.

(f) “Code” means the U.S. Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(g) “Committee” means a committee of one or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(h) “Common Stock” means the common stock, par value $0.0001 per share, of the Company.

(i) “Company” means Avertix Medical, Inc., a Delaware corporation.

(j) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions and, with respect to the 423 Component, to the extent permitted by Section 423.

(k) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its subsidiaries;

(ii) a sale or other disposition of more than 50% of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(l) “Designated 423 Company” means any Related Corporation selected by the Board as participating in the 423 Component.

(m) “Designated Company” means any Designated Non-423 Corporation or Designated 423 Company, provided, however, that at any given time, a Related Corporation participating in the 423 Component shall not be a Related Corporation participating in the Non-423 Component.

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(n) “Designated Non-423 Company” means any Related Corporation or Affiliate selected by the Board as participating in the Non-423 Component.

(o) “Director” means a member of the Board.

(p) “Effective Date” means the effective date of this Plan, which is the date of the closing of the transactions contemplated by the Merger Agreement.

(q) “Effective Time” shall have the meaning set forth in the Merger Agreement.

(r) “Eligible Employee” means an Employee who meets the requirements set forth in the document(s) governing the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(s) “Employee” means any person, including an Officer or Director, who is “employed” for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation or solely with respect to the Non-423 Component, an Affiliate. However, service solely as a Director, or payment of a fee for such services, will not cause a Director to be considered an “Employee” for purposes of the Plan.

(t) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(u) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

(v) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock will be, unless otherwise determined by the Board, the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in such source as the Board deems reliable. Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value will be the closing sales price on the last preceding date for which such quotation exists.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value will be determined by the Board in good faith in compliance with Applicable Laws and regulations and, to the extent applicable as determined in the sole discretion of the Board, in a manner that complies with Sections 409A of the Code.

(w) “Fully Diluted Common Stock” means the number of shares of Common Stock, determined as of the applicable time of measurement, equal to the sum of (i) the total number of shares of Common Stock issued and outstanding and (ii) the total number of shares of Common Stock subject to securities that are convertible into or exercisable for shares of Common Stock (whether vested or unvested).

(x) “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or regulatory body, or quasi-governmental body of any nature (including any governmental division, department, administrative agency or bureau, commission, authority, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or entity and any court or other tribunal, and for the avoidance of doubt, any tax authority) or other body exercising similar powers or authority; or (d) self-regulatory organization (including the New York Stock Exchange, the NASDAQ Stock Market and the Financial Industry Regulatory Authority).

F-11

(y) “Merger Agreement” means that certain Business Combination Agreement and Plan of Reorganization, dated as of May 2, 2023, by and among BioPlus Acquisition Corp., a Cayman Islands exempted company (“BioPlus”), Guardian Merger Subsidiary Corp., a Delaware corporation and a direct wholly owned subsidiary of BioPlus, Avertix Medical, Inc., a Delaware corporation, and, solely with respect to certain provisions thereto, BioPlus Sponsor LLC.

(z) “Non-423 Component” means the part of the Plan, which excludes the 423 Component, pursuant to which Purchase Rights that are not intended to satisfy the requirements for an Employee Stock Purchase Plan may be granted to Eligible Employees.

(aa) “Offering” means the grant to Eligible Employees of Purchase Rights, with the exercise of those Purchase Rights automatically occurring at the end of one or more Purchase Periods. The terms and conditions of an Offering will generally be set forth in the “Offering Document” approved by the Board for that Offering.

(bb) “Offering Date” means a date selected by the Board for an Offering to commence.

(cc) “Officer” means a person who is an officer of the Company or a Related Corporation within the meaning of Section 16 of the Exchange Act.

(dd) “Participant” means an Eligible Employee who holds an outstanding Purchase Right.

(ee) “Plan” means this Avertix Medical, Inc. 2023 Employee Stock Purchase Plan, as amended from time to time, including both the 423 Component and the Non-423 Component.

(ff) “Purchase Date” means one or more dates during an Offering selected by the Board on which Purchase Rights will be exercised and on which purchases of shares of Common Stock will be carried out in accordance with such Offering.

(gg) “Purchase Period” means a period of time specified within an Offering, generally beginning on the Offering Date or on the first Trading Day following a Purchase Date, and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(hh) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(ii) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(jj) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(kk) “Tax-Related Items” means any income tax, social insurance, payroll tax, fringe benefit tax, payment on account or other tax-related items arising out of or in relation to a Participant’s participation in the Plan, including, but not limited to, the exercise of a Purchase Right and the receipt of shares of Common Stock or the sale or other disposition of shares of Common Stock acquired under the Plan.

(ll) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, including but not limited to the New York Stock Exchange, Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market or any successors thereto, is open for trading.

F-12

Annex G

May 1, 2023

Board of Directors

BioPlus Acquisition Corp.

260 Madison Avenue, Suite 800

New York, NY 10016

Members of the Board of Directors:

LifeSci Capital LLC (“LifeSci”, “we” or “us”) understands that BioPlus Acquisition Corp. (“BIOS” or “you”), Guardian Merger Subsidiary, Inc., a wholly owned subsidiary of BIOS (“Merger Sub”), Avertix Medical, Inc. (f/k/a Angel Medical Systems, Inc., the “Company”), and, solely with respect to certain provisions thereto, BioPlus Sponsor LLC, propose to enter into a Business Combination Agreement and Plan of Reorganization (the “Agreement”), which provides, upon the terms and subject to the conditions of the Agreement and the Delaware General Corporation Law (“DGCL”), the merger of Merger Sub with and into the Company, with Company surviving such merger as a wholly owned subsidiary of BIOS (the “Surviving Company” and such merger, the “Transaction”), and that, in connection with the Transaction, each share of common stock, par value $0.001 per share, of the Company (each, a “Company Share”), other than any Company Share held in the treasury of the Company or by Company stockholders who have demanded appraisal for such Company Share in accordance with Section 262 of the DGCL, shall be cancelled and converted into the right to receive a number of shares of common stock, par value $0.0001 per share, of BIOS equal to $132,000,000, divided by $10.00, divided by the Company Outstanding Shares (the “Aggregate Stock Consideration”). For purposes of the Opinion (as defined below) the contingent right to receive the Earnout Shares is not included in the Aggregate Stock Consideration. The terms and conditions of the Transaction are more fully set forth in the Agreement. Capitalized terms contained herein that are not defined herein have the meanings ascribed to them in the Agreement.

Pursuant to an engagement letter, dated April 11, 2023, by and between BIOS and LifeSci (the “Engagement Letter”), the Board of Directors of BIOS (the “Board”) has requested a written opinion from LifeSci as to whether the Aggregate Stock Consideration payable pursuant to the Agreement is fair, from a financial point of view, to BIOS (the “Opinion”).

In arriving at our Opinion, we have, among other things:

•

Held discussions with certain members of BIOS management (“BIOS Management”) and Company management (“Company Management”) regarding the Transaction, the historical performance and financial projections of the Company, and the future outlook for the Company;

•	Reviewed information provided by BIOS and the Company including, but not limited to:

•	Annual financial statements for the Company for the fiscal years ended December 31, 2021 and 2022;

•	Projected financial statements for the Company for the fiscal years ended December 31, 2023 through 2025;

•	Non-binding letter of intent, dated as of February 10, 2023, by and between BIOS and the Company;

•	Draft Agreement, dated as of May 1, 2023;

•	Presentation by the Company, dated as of March 2023; and

•

Compared the financial and operating performance of the Company with publicly available information concerning certain public companies we deemed generally relevant, including data related to public market trading levels and implied trading multiples;

Board of Directors of BioPlus Acquisition Corp.

May 1, 2023

•

Compared the business and financial information of the Company with the publicly available financial information of certain initial public offering transactions involving companies we deemed generally relevant; and

•

Discounted the Company’s projected future cash flows to present value and applied a terminal value to the terminal year’s revenue using a multiple based on the the multiples generated from similarly situated public medical device companies we deemed generally relevant at an early stage of commercialization.

Our analyses contained herein are confidential and addressed to, and provided exclusively for, use by the Board. Our Opinion may be used (i) by the Board in evaluating the Transaction, (ii) in disclosure materials to stockholders of BIOS, (iii) in filings with the U.S. Securities and Exchange Commission (the “SEC”) (including the filing of the Opinion and the data and analysis presented by LifeSci to the Board), and (iv) in any litigation pertaining to matters relating to the Transaction and covered in the Opinion.

No opinion, counsel, or interpretation was intended or should be inferred with respect to matters that require legal, regulatory, accounting, insurance, tax, or other similar professional advice. Furthermore, the Opinion does not address any aspect of the Board’s recommendation to the stockholders of BIOS with respect to the approval and adoption of the Agreement, the Transaction and the other transactions contemplated thereby.

This Opinion is delivered subject to the conditions, scope of engagement, limitations and understandings set forth in the Opinion and subject to the understanding that the obligations of LifeSci and any of its affiliates in the Transaction are solely corporate obligations, and no officer, director, principal, employee, affiliate, or member of LifeSci or their successors or assigns shall be subjected to any personal liability whatsoever, nor will any such claim be asserted by or on behalf of you or your affiliates against any such person with respect to the Opinion other than LifeSci.

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering the Opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of BIOS or the Company, nor, except as stated herein, have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representations from BIOS Management that they are unaware of any facts that would make the information provided to us to be incomplete or misleading in any material respect for the purposes of the Opinion. BIOS Management has represented: (i) that it directed LifeSci to rely on certain forecasted financial information prepared by Company Management (the “Forecast”); (ii) the Forecast represents Company Management’s good faith estimate of the projected future financial performance of the Surviving Company for the periods stated therein; (iii) after conducting such due diligence as BIOS Management has deemed necessary or appropriate, BIOS Management has no reason to believe that LifeSci should not rely upon the Forecast; (iv) LifeSci had no role whatsoever in the preparation of the Forecast; (v) LifeSci was not asked to provide an outside “reasonableness review” of the Forecast; (vi) and BIOS did not engage LifeSci to audit or otherwise validate any of the Forecast’s underlying inputs and assumptions. We have not assumed responsibility for any independent verification of the information set forth in the Forecast nor have we assumed any obligation to verify such information. Nothing has come to our attention in the course of our engagement by you which would lead us to believe that (x) any information provided to us or assumptions made by us are insufficient or inaccurate in any material respect or (y) it is unreasonable for us to use and rely upon such information or make such assumptions.

Several analytical methodologies have been employed herein, and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. In arriving at the Opinion, LifeSci did not attribute any particular weight to any single analysis or factor, but instead, made certain qualitative and subjective judgments as to the significance and relevance of each analysis and factor relative to

Board of Directors of BioPlus Acquisition Corp.

May 1, 2023

all other analyses and factors performed and considered by us and in the context of the circumstances of the Transaction. Accordingly, LifeSci believes that its analyses must be considered as a whole, because considering any portion of such analyses and factors, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the process underlying, and used by LifeSci as support for, the conclusion set forth in the Opinion.

The conclusions we have reached are based on all the analyses and factors presented herein taken as a whole and also on application of our own experience and judgment. Such conclusions may involve significant elements of subjective judgment or qualitative analysis. We therefore give no opinion as to the value or merit standing alone of any one or more parts of the material that follows.

The Opinion is the formal written opinion LifeSci has expressed as to whether the Aggregate Stock Consideration payable pursuant to the Agreement is fair, from a financial point of view, to BIOS. The Opinion does not constitute a recommendation to proceed with the Transaction. LifeSci was not requested to opine as to, and the Opinion does not address, the (i) underlying business decision of BIOS, its security holders, or any other party to proceed with or effect the proposed Transaction, (ii) financial fairness of any aspect of the Transaction not expressly addressed in the Opinion, (iii) terms of the Transaction (except with respect to financial fairness), including, without limitation, the closing conditions and any of the other provisions thereof, (iv) fairness of any portion or aspect of the Transaction to the holders of any securities, creditors, or other constituencies of BIOS, or any other party, other than those set forth in the Opinion, (v) relative corporate or other merits of the Transaction as compared to any alternative business strategies that might exist for BIOS, or (vi) tax, accounting, or legal consequences of the proposed Transaction to either BIOS, its security holders, or any other party.

LifeSci’s Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the Opinion. LifeSci is under no obligation, to update, revise, reaffirm or withdraw the Opinion, or otherwise comment on or consider events occurring after the date of the Opinion.

LifeSci, a Financial Industry Regulatory Authority member, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, capital restructuring, stock buybacks, and valuations for corporate and other purposes. Neither LifeSci, nor any of its principals, has any ownership or other beneficial interests in BIOS or the Company and has provided no previous investment banking or consulting services to BIOS or the Company. LifeSci was not requested to, and did not (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction, (ii) negotiate or recommend the terms of the Transaction, or (iii) advise the Board with respect to alternatives to the Transaction.

LifeSci has received and is receiving a fee from BIOS relating to its services, a portion of which is contingent on the consummation of the Transaction. Pursuant to the Engagement Letter, BIOS has agreed to indemnify LifeSci for certain specified matters in connection with LifeSci’s rendering of services relating to the Opinion.

As of the date hereof, it is LifeSci’s opinion that the Aggregate Stock Consideration payable pursuant to the Agreement is fair, from a financial point of view, to BIOS.

Respectfully submitted,

/s/ LifeSci Capital LLC

LifeSci Capital LLC

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Governing Documents provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Governing Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statements Schedules

Exhibit	Description	Incorporated by Reference
		Schedule/ Form	File Number	Exhibits	Filing Date

2.1	Business Combination Agreement and Plan of Reorganization, dated May 2, 2023, by and among BioPlus Acquisition Corp., Avertix Medical, Inc. and other parties thereto (included as Annex A to the proxy statement/prospectus).

3.1	Amended and Restated Memorandum and Articles of Association of BioPlus Acquisition Corp.	8-K	001-41116	3.1	December 8, 2021

3.2	Amendment to Amended and Restated Memorandum and Articles of Association of BioPlus Acquisition Corp.	8-K	001-41116	3.1	June 8, 2023

3.3	Form of Certificate of Incorporation of Avertix Medical, Inc., to become effective upon Domestication (included as Annex B to the proxy statement/prospectus).

3.4	Form of Bylaws of Avertix Medical, Inc., to become effective upon Domestication (included as Annex C to the proxy statement/prospectus).

4.1	Specimen Unit Certificate of BioPlus Acquisition Corp.	S-1/A	333-258028	4.1	November 29, 2021

4.2	Specimen Class A Ordinary Share Certificate of BioPlus Acquisition Corp.	S-1/A	333-258028	4.2	November 29, 2021

Exhibit	Description	Incorporated by Reference
		Schedule/ Form	File Number	Exhibits	Filing Date

4.3	Specimen Warrant Certificate of BioPlus Acquisition Corp.	S-1/A	333-258028	4.3	November 29, 2021

4.4	Warrant Agreement, dated December 2, 2021, by and between BioPlus Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	001-41116	4.1	December 8, 2021

5.1*	Legal opinion of Cooley LLP.

8.1	Tax Opinion of Cooley LLP.

10.1	Letter Agreement, dated December 2, 2021, by and among the Company, its officers, directors, and BioPlus Sponsor LLC.	10-K	001-41116	10.1	March 31, 2023

10.2	Form of Amendment No. 1 to the Sponsor Letter Agreement.	8-K	001-41116	10.2	May 3, 2023

10.3	Promissory Note, dated March 18, 2021, issued to BioPlus Sponsor, LLC.	10-K	001-41116	10.2	March 31, 2023

10.4	Investment Management Trust Agreement, dated December 2, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as trustee.	10-K	001-41116	10.3	March 31, 2023

10.5	Registration Rights Agreement, dated December 2, 2021, by and among the Company and certain security holders.	10-K	001-41116	10.4	March 31, 2023

10.6	Form of Amended and Restated Registration Rights Agreement.	8-K	001-41116	10.1	May 3, 2023

10.7	Form of Stockholder Support Agreement, dated May 2, 2023, by and among BioPlus Acquisition Corp., Avertix Medical, Inc. and other parties thereto.	8-K	001-41116	10.3	May 3, 2023

10.8	Sponsor Agreement, dated May 2, 2023, by and among BioPlus Acquisition Corp., Avertix Medical, Inc. and BioPlus Sponsor LLC.	8-K	001-41116	10.4	May 3, 2023

10.9	Securities Subscription Agreement, dated March 18, 2021, between the Registrant and BioPlus Sponsor LLC.	10-K	001-41116	10.5	March 31, 2023

10.10	Unit Subscription Agreement, dated December 2, 2021, by and between the Company and BioPlus Sponsor LLC.	10-K	001-41116	10.6	March 31, 2023

10.11	Form of Unit Subscription Agreement, dated December 2, 2021, by and between the Company and Cantor.	10-K	001-41116	10.7	March 31, 2023

10.12	Form of Indemnity Agreement.	10-K	001-41116	10.8	March 31, 2023

10.13	Administrative Services Agreement, dated December 2, 2021, by and between the Company and First In Line Enterprises, Inc.	10-K	001-41116	10.9	March 31, 2023

Exhibit	Description	Incorporated by Reference
		Schedule/ Form	File Number	Exhibits	Filing Date

10.14	Sponsor Loan Note, dated December 2, 2021, issued by the Company to the Sponsor.	10-K	001-41116	10.10	March 31, 2023

10.15†	Form of New Avertix Medical, Inc. 2023 Equity Incentive Plan (included as Annex E to the proxy statement/prospectus).

10.16†	Form of New Avertix Medical, Inc. 2023 Employee Stock Purchase Plan (included as Annex F to the proxy statement/prospectus).

10.17	Amendment No. 2 to The Lease Agreement by and between Angel Medical Systems, Inc. and Victory Global, LLC, dated February 16, 2023.

10.18	Amendment to Lease by and between Angel Medical Systems, Inc. and Victory Global, LLC, dated May 3, 2019.

10.19	Lease by and between Angel Medical Systems, Inc. and Victory Global, LLC, dated May 8, 2023.

10.20#	Technology Assignment Agreement by and among Angel Medical System, Inc., Cathco, Inc., Robert Fischell, David Fischell, Scott Fischell and Tim Fischell, dated June 10, 2002.

10.21	Amended and Restated Consulting Agreements by and between Angel Medical System, Inc. and David R. Fischell, dated July 20, 2020.

10.22†	Consulting Agreement by and between Angel Medical System, Inc. and Elizdrew LLC, dated March 1, 2023.

10.23^#	Product Distribution Agreement by and between Angel Medical Systems, Inc. and CH Trading Group LLC, dated January 23, 2022.

10.24^#	Amended and Restated Distribution and Supply Agreement by and between Angel Medical Systems, Inc. and Hydrix Medical Pty Ltd., dated March 12, 2020.

10.25	Employment agreement by and between Avertix Medical, Inc. and Peter Elia, dated May 1, 2023.

10.26	Employment agreement by and between Angel Medical Systems, Inc. and Philip L. Tom, dated April 5, 2023.

10.27	Employment agreement by and between Avertix Medical, Inc. and Timothy P. Moran, dated May 1, 2023.

Exhibit	Description	Incorporated by Reference
		Schedule/ Form	File Number	Exhibits	Filing Date

10.28	Employment agreement by and between Angel Medical Systems, Inc. and David Keenan, dated February 16, 2023.

10.29	Promissory Note issued to BioPlus Sponsor LLC.	8-K	001-41116	10.1	June 8, 2023

21.1	List of Subsidiaries.

23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of BioPlus Acquisition Corp.

23.2	Consent of EisnerAmper LLP, independent registered public accounting firm of Avertix Medical, Inc.

23.5*	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page to the initial filing of this registration statement).	S-4	333-271915	24.1	May 15, 2023

99.1*	Form of Proxy Card.

99.2	Consent of Timothy P. Moran.	S-4	333-271915	99.2	May 15, 2023

99.3	Consent of Joseph Berardo, Jr.	S-4	333-271915	99.3	May 15, 2023

99.4	Consent of Steven Fletcher.	S-4	333-271915	99.4	May 15, 2023

99.5	Consent of Ross Haghighat.	S-4	333-271915	99.5	May 15, 2023

99.6	Consent of Thomas P. Mendell.	S-4	333-271915	99.6	May 15, 2023

99.7	Consent of Robin L. Smith.	S-4	333-271915	99.7	May 15, 2023

101.INS	Inline XBRL Instance Document.

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

101.SCH	Inline XBRL Taxonomy Extension Schema Document.

101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107	Filing Fee Table.

†	Indicates management contract or compensatory plan or arrangement.

*	To be filed by amendment.
#

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request; provided, however, that BIOS may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act, as amended, for any schedule or exhibit so furnished.

^

Annexes, schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications,

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Atherton, State of California on the 29th day of June, 2023.

BIOPLUS ACQUISITION CORP.

By:	/s/ Jonathan Rigby
Jonathan Rigby
Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Ross Haghighat	Chief Executive Officer, Chief Financial Officer and Director	June 29, 2023
Ross Haghighat	(Principal Executive Officer and Principal Financial Officer)

/s/ Jonathan Rigby	Chairman of the Board and Chief Business Officer	June 29, 2023
Jonathan Rigby	(Principal Officer)

/s/ *	Vice Chairman of the Board	June 29, 2023
Ronald Eastman

/s/ *	Director	June 29, 2023
Shawn Cross

/s/ *	Director	June 29, 2023
Louis G. Lange, M.D., Ph.D.

/s/ *	Director	June 29, 2023
Stephen Sherwin, M.D.

/s/ *	Director	June 29, 2023
Glen Giovannetti

By:	/s/ Jonathan Rigby
Jonathan Rigby
Attorney-in-fact